EXHIBIT 10.2

INVESTMENT AGREEMENT
among
SANTANDER CONSUMER USA INC.
and
SPONSOR AUTO FINANCE HOLDINGS SERIES LP
and, for purposes of certain sections specified herein,
SANTANDER HOLDINGS USA, INC.
for the purchase and sale
of
shares of capital stock in
SANTANDER CONSUMER USA INC.
Dated as of October 20, 2011

Page

ARTICLE I

Purchase and Sale; Closing

SECTION 1.01.	Purchase and Sale of the Shares 1

SECTION 1.02.	Closing Date 2

SECTION 1.03.	Transactions To Be Effected at the Closing 2

SECTION 1.04.	Pro Forma Capitalization Calculations; Post-Closing Adjustment. 3
ARTICLE II

Representations and Warranties Relating to the Company and the Acquired Shares

SECTION 2.01.	Organization, Standing and Power 5

SECTION 2.02.	Capital Stock of the Company and the Company Subsidiaries 6

SECTION 2.03.	Authority; Execution and Delivery; Enforceability 7

SECTION 2.04.	Issuance of Acquired Shares 8

SECTION 2.05.	No Conflicts; Consents 8

SECTION 2.06.	Private Offering 8

SECTION 2.07.	Financial Statements; Undisclosed Liabilities; Absence of Certain Changes 9

SECTION 2.08.	Taxes 10

SECTION 2.09.	Litigation 12

SECTION 2.10.	Governmental Permits; Compliance with Applicable Laws 12

SECTION 2.11.	Retail Installment Contracts and Other Credit Extensions 13

SECTION 2.12.	Securitizations 14

SECTION 2.13.	Material Contracts 16

SECTION 2.14.	Insurance 17

SECTION 2.15.	Real Property 18

SECTION 2.16.	Intellectual Property 18

SECTION 2.17.	Benefit Plans 18

SECTION 2.18.	Labor 19

SECTION 2.19.	Environmental Laws 19

SECTION 2.20.	Risk Management Instruments 20

SECTION 2.21.	Affiliate Transactions 20

SECTION 2.22.	Sufficiency of Assets 20

SECTION 2.23.	Brokers and Finders 20
ARTICLE III

Representations and Warranties of the Acquirer

SECTION 3.01.	Organization, Standing and Power 21

SECTION 3.02.	Authority; Execution and Delivery; and Enforceability 21

SECTION 3.03.	No Conflicts; Consents 21

SECTION 3.04.	Litigation 22

SECTION 3.05.	Securities Act 22

SECTION 3.06.	Availability of Funds 22

SECTION 3.07.	Brokers and Finders 22

ARTICLE IV

Covenants

SECTION 4.01.	Covenants Relating to Conduct of Business 23

SECTION 4.02.	Access to Information; Confidentiality 24

SECTION 4.03.	Reasonable Efforts 25

SECTION 4.04.	Expenses 26

SECTION 4.05.	Notice of Developments 27

SECTION 4.06.	Further Assurances 27

SECTION 4.07.	Management Equity Plan 27

SECTION 4.08.	Capital Contribution by SHUSA 27

SECTION 4.09.	Public Announcements 27

SECTION 4.10.	Use of Proceeds 28

SECTION 4.11.	D&O Insurance 28

SECTION 4.12.	No Shop 28

SECTION 4.13.	Financing 29
ARTICLE V

Conditions Precedent

SECTION 5.01.	Conditions to Each Party’s Obligation 29

SECTION 5.02.	Conditions to Obligation of the Acquirer 30

SECTION 5.03.	Conditions to Obligation of the Company 32
ARTICLE VI

Termination

SECTION 6.01.	Termination 32

SECTION 6.02.	Effect of Termination 33

SECTION 6.03.	Termination Fee. 34
ARTICLE VII

Indemnification

SECTION 7.01.	Indemnification by the Company 35

SECTION 7.02.	Indemnification by the Acquirer 36

SECTION 7.03.	Notification of Claims 37

SECTION 7.04.	Indemnification Payment 39

SECTION 7.05.	Exclusive Remedies 39

SECTION 7.06.	Tax Treatment of Indemnification Payment 39
ARTICLE VIII

General Provisions

SECTION 8.01.	Survival 39

SECTION 8.02.	No Additional Representations 40

SECTION 8.03.	Amendments and Waivers 40

SECTION 8.04.	Assignment 40

SECTION 8.05.	No Third-Party Beneficiaries 40

SECTION 8.06.	Attorneys’ Fees 40

SECTION 8.07.	Notices 41

SECTION 8.08.	Interpretation; Exhibits and Schedules Definitions 42

SECTION 8.09.	Certain Definitions 42

SECTION 8.10.	Counterparts 48

SECTION 8.11.	Entire Agreement 49

SECTION 8.12.	Severability 49

SECTION 8.13.	SPECIFIC PERFORMANCE; NO RECOURSE 49

SECTION 8.14.	CONSENT TO JURISDICTION 50

SECTION 8.15.	GOVERNING LAW 51

SECTION 8.16.	WAIVER OF JURY TRIAL 51

Exhibits
Exhibit A    Form of Post-Closing Articles of Incorporation of the Company
Exhibit B    Form of Post-Closing Bylaws of the Company
Exhibit C    Form of Preliminary Pro Forma Capitalization Statement
Exhibit D    Form of Banco Santander Financing Documents
Exhibit E    Liquidity Policy
Exhibit F     Form of Amended Employment Agreement
Exhibit G    Form of Comparable Facility
Exhibit H    Form of Dundon Investment Agreement
Exhibit I     Form of Indemnification Agreement
Exhibit J     Terms of Management Equity Plan
Exhibit K     Form of Note Purchase Agreement
Exhibit L     Form of Shareholders Agreement
Exhibit M     Form of State Tax Sharing Agreement
Exhibit N     Form of Trademark License Agreement
Exhibit O     Form of Transfer Side Letter

Schedules

Schedule A    Accounting Principles

Schedule B    Credit Loss Allowance Schedule

Schedule C    Loss Coverage Schedule

INVESTMENT AGREEMENT (this “Agreement”) dated as of October 20, 2011, among SANTANDER CONSUMER USA INC., an Illinois corporation (the “Company”), Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership (the “Acquirer”), and, solely for purposes of Sections 1.02(b), 1.04, 2.08, 4.03, 4.04, 4.08, 4.09 and 4.12 and Article VIII, SANTANDER HOLDINGS USA, INC., a Virginia corporation (“SHUSA”).
WHEREAS, the Company desires to increase its outstanding capital by issuing to the Acquirer, and the Acquirer desires to purchase and acquire from the Company, pursuant to the terms and conditions set forth in this Agreement, shares of common stock, no par value (“Company Common Stock”), of the Company.
WHEREAS, the Company is, concurrently with the execution and delivery of this Agreement, also entering into the Dundon Investment Agreement to issue and sell shares of Company Common Stock to the purchaser thereunder.
WHEREAS, SHUSA has agreed to capitalize the Company with additional common equity at or prior to the Closing Date such that the Company will achieve, as of the Determination Date (as defined in Section 5.02) and after giving effect to the transactions contemplated hereby and by the Dundon Investment Agreement, Pro Forma Capitalization (as defined in Section 5.02) of at least $1,990,000,000.
WHEREAS, in connection with the capital increase contemplated hereby and as referenced herein, it is the intention of the Company and the shareholders of the Company that the shareholders will jointly manage the Company and will share control over it, all of the foregoing subject to the terms and conditions of this Agreement, the Shareholders Agreement and the Company’s articles of incorporation and bylaws.
WHEREAS, concurrently with the execution and delivery of this Agreement, certain Affiliates of Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P. (collectively, the “Guarantors”) are entering into guarantees with the Company (collectively, the “Guarantees”) pursuant to which each of the Guarantors is guaranteeing certain obligations of Acquirer in connection with this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I

Purchase and Sale; Closing
SECTION 1.01. Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in

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Section 1.02), the Company shall issue, sell and deliver to the Acquirer, and the Acquirer shall purchase and acquire from the Company, an aggregate number of shares of Company Common Stock (the “Acquired Shares”) representing 25.0% of the total number of issued and outstanding shares of Company Common Stock as of the Closing Date (as defined in Section 1.02), after giving effect to the issuance and sale of the Acquired Shares and the shares of Company Common Stock to be issued and sold pursuant to the Dundon Investment Agreement, for an aggregate purchase price of $1.0 billion (the “Purchase Price”), payable as set forth below in Section 1.02. The purchase and sale of the Acquired Shares is referred to in this Agreement as the “Acquisition”.
SECTION 1.02. Closing Date. (a) Subject to Section 1.02(b), the closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the thirteenth Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article V (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date as shall be agreed between the Company and the Acquirer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
(b) In the event that SHUSA determines in good faith that it reasonably expects that the conditions set forth in Article V (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) will be satisfied between December 12, 2011 and December 29, 2011, then, on December 9, 2011, SHUSA shall be entitled to request, by written notice to the Acquirer (the “Funding Notice”), that the Acquirer notify each of the counterparties to the Equity Commitment Letters (as defined in Section 3.06) to be prepared to have funds available to permit the Closing to occur on December 30, 2011. Upon receipt of the Funding Notice, the Acquirer shall notify each of the counterparties to the Equity Commitment Letters that such counterparties need to be prepared to have funds available in order to permit a Closing to occur on December 30, 2011, and accordingly that such counterparties should take any necessary steps to call funds from their respective limited partners and other investors. If SHUSA gives the Funding Notice, the Acquirer must have funds available to permit the Closing to occur on December 30, 2011 and subject to satisfaction or waiver of the conditions set forth in Article V (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) the Closing shall occur on December 30, 2011. In the event that SHUSA delivers the Funding Notice and the Closing does not occur on December 30, 2011 (other than by reason of breach by the Acquirer), then SHUSA shall pay the Acquirer interest on the Equity Financing at a rate equal to the Prime Rate plus 1.0% during the period beginning on December 31, 2011 and ending on the earlier of the (i) Closing Date and (ii) the date this Agreement is terminated pursuant to Section 6.01. SHUSA shall pay such interest to the Acquirer on the Closing Date or the date of termination of this Agreement pursuant to Section 6.01, as applicable, by wire transfer in immediately available funds to the account designated by the Acquirer.

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SECTION 1.03. Transactions To Be Effected at the Closing. At the Closing:
(a) the Company shall deliver to the Acquirer: (i) one or more stock certificates representing the Acquired Shares and (ii) the expense reimbursement in accordance with Section 4.04, by wire transfer of immediately available funds to a bank account (which account has been designated in writing by the Acquirer at least one Business Day prior to the Closing Date);
(b) the Acquirer shall deliver to the Company payment, by wire transfer of immediately available funds in an amount equal to the Purchase Price to a bank account (which account has been designated in writing by the Company at least one Business Day prior to the Closing Date); and
(c) the articles of incorporation of the Company and the bylaws of the Company, amended to read in the form of Exhibit A hereto and Exhibit B hereto, respectively, shall become effective.
SECTION 1.04. Pro Forma Capitalization Calculations; Post-Closing Adjustment.
(a) Not less than five Business Days prior to the anticipated Closing Date, the Company will deliver to the Acquirer and SHUSA a statement setting forth in reasonable detail its good faith calculation of the Company’s Tangible Common Equity, as of the Determination Date (determined in accordance with the Accounting Principles and, with respect to any matter not covered by the Accounting Principles, the accounting policies of the Company as used in the preparation of the Financial Statements (as defined in Section 2.07)), the Pro Forma Adjustments and the Pro Forma Capitalization (such statement, the “Preliminary Pro Forma Capitalization Statement”) substantially in the form of Exhibit C hereto. In connection with the delivery of the Preliminary Pro Forma Capitalization Statement, (i) the Company shall provide the Acquirer with a certificate signed on behalf of the Company by an officer of the Company representing that the accounting policies and methodologies used to determine the components of Tangible Common Equity as of the Determination Date, including the estimates of future credit losses under the Company’s Base Case (as defined in Schedule A hereto) and Stress Case (as defined in Schedule A hereto) scenarios used to determine the Credit Loss Allowance (as defined in Schedule A hereto), are consistent with the Accounting Principles and, with respect to any matter not covered by the Accounting Principles, the accounting policies of the Company as used in the preparation of the Financial Statements, and (ii) the Company will provide a schedule to the Acquirer which summarizes the Company’s Credit Loss Allowance as of July 31, 2011 and the Determination Date substantially in the form of Schedule B. Simultaneously with the delivery of the Preliminary Pro Forma Capitalization Statement, the Company shall make available to the Acquirer and SHUSA or their respective Representatives the Company personnel responsible for preparing the Preliminary Pro Forma Capitalization Statement and underlying support for the computations and assumptions underlying such

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computations, and shall make reasonably available to the Acquirer and SHUSA, upon the Acquirer’s or SHUSA’s request, all relevant books and records, any work papers (including those of the Company’s accountants) and supporting documentation, in each case to the extent within the control of the Company, relating to the Preliminary Pro Forma Capitalization Statement.
(b) The Preliminary Pro Forma Capitalization Statement shall be binding and conclusive upon, and deemed accepted by, the Acquirer unless the Acquirer notifies the Company and SHUSA in writing of any objections thereto (any such written dispute or objection, the “Objection”), within 30 days following the Closing Date (such period, the “Review Period”). The Objection shall set forth the Acquirer’s calculation of the Pro Forma Capitalization, including the basis for the Acquirer’s dispute or objections and the specific adjustments (including dollar amounts) that the Acquirer believes in good faith should be made. If no Objection is delivered by the Acquirer to the Company and SHUSA prior to the expiration of the Review Period, then the Pro Forma Capitalization Statement shall be deemed to have been accepted by the parties and shall become final and binding upon the parties. The Company and the Acquirer shall, within 15 days following delivery of an Objection as set forth above, attempt in good faith to resolve their dispute. If at the end of such period the Company and the Acquirer have been unable to resolve such dispute, the dispute shall be referred within five Business Days to the Neutral Auditor. The Company and the Acquirer each agree to promptly sign an engagement letter, in commercially reasonable form, if reasonably required by the Neutral Auditor. The Neutral Auditor shall, acting as an expert in accounting and not as an arbitrator, determine on a basis consistent with the requirements of this Agreement, whether and to what extent the Preliminary Pro Forma Capitalization Statement requires adjustment and, in accordance with such determination, shall select either the Pro Forma Capitalization set forth in the Preliminary Pro Forma Capitalization Statement or the Pro Forma Capitalization set forth in the Objection. The Company and the Acquirer shall request the Neutral Auditor to use its commercially reasonable efforts to (i) render its final written determination within 30 days after such firm’s engagement, and (ii) prepare the applicable Final Pro Forma Capitalization Statement (as defined below). The final written determination of the Neutral Auditor shall be based solely on the written submissions by the Company and the Acquirer, as well as relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation, and shall be made in strict accordance with the terms of this Agreement. The Neutral Auditor shall not be entitled or permitted to (x) take oral testimony or interview any persons or (y) retain or consult with any outside witnesses or experts. In making its final written determination, the Neutral Auditor shall apply the Accounting Principles and, with respect to any matter not covered by the Accounting Principles, the accounting policies and methodologies of the Company as used in the preparation of the Financial Statements. The Neutral Auditor’s final written determination shall be conclusive and binding upon the Company, SHUSA and the Acquirer. The Company and the Acquirer shall make reasonably available to the Neutral Auditor, upon the Neutral Auditor’s request, all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation, in each case to the extent

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within the control of the Company or the Acquirer, as applicable, relating to the Preliminary Pro Forma Capitalization Statement and the Objection (provided, that each party shall contemporaneously provide a copy to the other party of any materials requested by, and provided to, the Neutral Auditor). All fees and disbursements of the Neutral Auditor shall be borne by (i) the Acquirer, in the event that the Neutral Auditor selects the Pro Forma Capitalization set forth in the Preliminary Pro Forma Capitalization Statement or (ii) the Company, in the event that the Neutral Auditor selects the Pro Forma Capitalization set forth in the Objection.
(c) The Preliminary Pro Forma Capitalization Statement shall become final and binding on the Company, SHUSA and the Acquirer upon the earliest of (i) if no Objection has been given, the expiration of the Review Period, (ii) if an Objection has been given, agreement by the Company and the Acquirer that the Preliminary Pro Forma Capitalization Statement, together with any modifications thereto agreed to by the Company and the Acquirer, shall have become final and binding and (iii) the date on which the Neutral Auditor shall issue its decision with respect to any dispute relating to the Preliminary Pro Forma Capitalization Statement. The Preliminary Pro Forma Capitalization Statement without adjustment if no timely Objection is made, or as adjusted pursuant to any agreement between the parties or pursuant to the decision of the Neutral Auditor, when final and binding on both parties, is herein referred to as the “Final Pro Forma Capitalization Statement”.
(d) If an Objection is timely delivered pursuant to Section 1.04(b), then promptly (but not more than five Business Days) following the date upon which the Final Pro Forma Capitalization Statement has been determined pursuant to Section 1.04(c):
(i) if the Company’s Pro Forma Capitalization as set forth in the Final Pro Forma Capitalization Statement exceeds $1,990,000,000, the Company shall pay to SHUSA, by wire transfer in immediately available funds to the account designated by SHUSA, an amount equal to 100% of such difference, as a refund of any capital contributions previously made pursuant to Section 4.08, or
(ii) if the Company’s Pro Forma Capitalization as set forth in the Final Pro Forma Capitalization is less than $1,990,000,000, SHUSA shall pay to the Company, by wire transfer in immediately available funds to the account designated by the Company, an amount equal to 100% of such difference, as an additional capital contribution pursuant to Section 4.08.
ARTICLE II

Representations and Warranties
Relating to the Company and the Acquired Shares
Except as set forth in the Company Disclosure Letter, the Company and, solely for purposes of Section 2.08, SHUSA hereby represent and warrant to the Acquirer as follows:

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SECTION 2.01. Organization, Standing and Power. Each of the Company and its Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement, (iii) the ability of the Company to consummate the Acquisition and the other transactions contemplated hereby or (iv) the ability of the Company and the Company Subsidiaries to finance their operations on terms consistent with past practices in the capital markets through access to the asset-backed securitization markets and third party warehouse capacity. The Company has made available to the Acquirer true and complete copies of the articles of incorporation of the Company as amended to the date of this Agreement (as so amended, the “Company Charter”) and the bylaws of the Company as amended to the date of this Agreement (as so amended, the “Company Bylaws”). The Company has made available to the Acquirer a true, complete and correct list of all of the Company Subsidiaries as of the date of this Agreement. Except for the Company Subsidiaries, the Company does not own beneficially or of record, directly or indirectly, more than 5.0% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The Company owns, directly or indirectly through wholly-owned Company Subsidiaries, all of its interests in each Company Subsidiary free and clear of any and all Liens (as defined in Section 2.05).
SECTION 2.02. Capital Stock of the Company and the Company Subsidiaries. (a) The authorized capital stock of the Company consists of 93,000,000 shares of Company Common Stock and 13,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on October 20, 2011, (i) 92,173,913 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding and (ii) no shares of Company Common Stock were held by the Company in its treasury. Except as set forth in this Section 2.02(a), there are no shares of capital stock of, or other equity securities of, or any securities convertible into or exchangeable or exercisable for shares of capital stock in, or other equity securities in, the Company issued, reserved or authorized for issuance. Section 2.02(a)(ii) of the Company Disclosure Letter sets forth for each Company Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock and other equity interests therein. Except as set forth in Section 2.02(a)(ii) of the Company Disclosure Letter, there are no

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shares of capital stock of, or other equity securities of, any Company Subsidiary issued, reserved for issuance or outstanding.
(b) All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (except such as have been duly waived pursuant to written waivers previously provided to the Acquirer) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), the Company Charter or the Company Bylaws or any Contract (as defined in Section 2.05) to which the Company is a party or otherwise bound. None of the outstanding shares of Company Capital Stock or other securities of the Company or any of the Company Subsidiaries was issued, sold or offered by the Company or any Company Subsidiary in violation of the Securities Act (as defined in Section 2.05) or the securities or blue sky laws of any state or jurisdiction, or any applicable securities laws in the relevant jurisdictions outside of the United States. All the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.
SECTION 2.03. Authority; Execution and Delivery; Enforceability. The Company has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution

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and delivery by the Acquirer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws (as defined in Section 2.05) of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.
SECTION 2.04. Issuance of Acquired Shares. As of the Closing Date, and upon the completion of the actions to be taken at the Closing, the Acquired Shares (i) will be duly authorized by all necessary corporate action on the part of the Company, (ii) will be validly issued, fully paid and nonassessable and (iii) will not be subject to preemptive rights or restrictions on transfer (other than preemptive rights and restrictions on transfer under this Agreement, the Shareholders Agreement, the IBCA, the Company Charter and the Company Bylaws and under applicable state and federal securities laws).
SECTION 2.05. No Conflicts; Consents. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any provision of (A) the Company Charter or the Company Bylaws or (B) (1) any loan or credit agreement, license, contract, lease, sublease, indenture, note, debenture, bond, mortgage or deed of trust or other legally binding agreement, arrangement or understanding (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, or (2) any Federal, national, state, provincial, local or foreign statute, law (including common law), ordinance, rule or regulation of any Governmental Authority (as defined below) (each, a “Law”) or any judgment, order or decree of any Governmental Authority (each, a “Judgment”), in each case, applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than, in the case of such clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature (collectively, “Liens”) or Judgments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Other than in connection or in compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) and the securities or blue sky laws of the various states or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of, any governmental or regulatory (including any stock exchange) authorities, agencies, courts, commissions or other entities, whether Federal, national, state, provincial, local or foreign, or applicable self-regulatory organizations (each, a “Governmental Authority”) is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

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SECTION 2.06. Private Offering. None of the Company, the Company Subsidiaries, their Affiliates and their Representatives have issued, sold or offered any security of the Company to any person under circumstances that would cause the sale of the Acquired Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act. None of the Company, the Company Subsidiaries, their Affiliates and their Representatives will offer the Acquired Shares or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Acquired Shares subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of the Acquirer contained in Section 3.05 are true and correct, the sale and delivery of the Acquired Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.
SECTION 2.07. Financial Statements; Undisclosed Liabilities; Absence of Certain Changes. (a) The Company has provided to the Acquirer (i) the audited consolidated balance sheet of the Company as of December 31, 2010 and the related statements of income, shareholders’ equity and cash flows for the year then ended (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of July 31, 2011 and the related statements of income, shareholders’ equity and cash flows for the seven months then ended (the “Unaudited Financial Statements,” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied (except as described in the notes thereto and, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and on that basis fairly present (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments) the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated. The unaudited consolidated balance sheet of the Company as of July 31, 2011 is referred to as the “Balance Sheet” and July 31, 2011 is referred to as the “Balance Sheet Date”. Since the Balance Sheet Date through the date hereof, there has not been any action taken by the Company or any Company Subsidiary which, if taken following entry by the Company into this Agreement, would have required the consent of the Acquirer pursuant to Section 4.01(a)(i).
(b) The Company and the Company Subsidiaries do not have any liabilities or obligations (whether accrued, absolute, matured or unmatured, contingent, unasserted or otherwise) of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company or in the notes thereto, except (i) as disclosed, reflected or reserved against in the Balance Sheet or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, and (iii) for Taxes (x) accrued after the Determination Date, (y) to the extent covered by the Tax indemnification in Section 6.16 of the Shareholders Agreement or (z) reflected in the Pro Forma Capitalization.

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(c) Since December 31, 2010, the Company has conducted its business only in the ordinary course, and there has not been a Company Material Adverse Effect. For purposes of this Agreement, a “Company Material Adverse Effect” means any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect other than events, changes, effects or developments resulting from (i) actions or omissions of the Company or any Company Subsidiary expressly required or contemplated by the terms of this Agreement, (ii) changes in general economic conditions in the United States or the Company’s or the Company Subsidiaries’ industries or markets in general, including their effect on auto sales and resales, (iii) changes in financial and securities market conditions relevant to the Company, including prevailing interest rates, credit availability and liquidity, (iv) changes in national or international political conditions, including acts of war, sabotage or terrorism, military actions or the escalation thereof, or outbreak of hostilities, (v) any changes after the date hereof in applicable Laws or accounting rules or principles, including changes in GAAP, (vi) the announcement of this Agreement, or (vii) any failure, in and of itself, by the Company to meet any internal or disseminated projections, forecasts or predictions for any period (provided that any underlying causes of such failure shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); except, with respect to clauses (ii), (iii), (iv), and (v), to the extent that any such circumstance, event, change, development or effect has had or would reasonably be expected to have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and the Company Subsidiaries participate.
(d) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive or shared ownership and direct or indirect control of the Company or the Company Subsidiaries (including all means of access thereto and therefrom), except for any non-ownership and non-control that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.
(e) Since December 31, 2010, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.
SECTION 2.08. Taxes. (a) All material Tax Returns of consolidated, unitary or other tax groups of which the Company and the Company Subsidiaries are members have been timely filed and each of the Company and each Company Subsidiary

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has timely filed all material Tax Returns required to be filed by it. All such Tax Returns are true, complete and correct in all material respects with respect to the Company and each Company Subsidiary. All material Taxes relating to the Company and each Company Subsidiary have been timely paid in full, whether or not shown on such Tax Returns.
(b) No material examination or audit of any Tax Return relating to any Taxes of the Company or any of the Company Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of the Company Subsidiaries is currently in progress or, to the knowledge of the Company, threatened or contemplated. No material deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary. No agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the time to collect or assess, any such Taxes against the Company or any Company Subsidiary are pending.
(c) The Tax Returns of the Company and each Company Subsidiary (i) with respect to federal income Taxes have been examined by and settled with the United States Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the year ended December 31, 2007, and (ii) with respect to state income Taxes have been examined by and settled with the appropriate taxing authorities, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the year ended December 31, 2003.
(d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign law) has been entered into by or with respect to the Company or any of the Company Subsidiaries.
(e) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any person (other than any current or former member of the consolidated group of which SHUSA is the common parent for federal income tax purposes and the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(f) The Company and each Company Subsidiary have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws and regulations.
(g) None of Company or any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

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(h) Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, except for (i) the Existing Tax Allocation Agreement, (ii) the State Tax Sharing Agreement and (iii) any such agreements solely among the Company and the Company Subsidiaries.
(i) Neither the Company nor any of the U.S. Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date (other than pursuant to transactions entered into in the ordinary course of business), or (F) election under Section 108(i) of the Code.
(j) There are no material Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than (i) statutory Liens for Taxes not yet due and payable or (ii) Liens for Taxes being contested in good faith by appropriate proceedings for which the Company and the Company Subsidiaries maintain adequate reserves in accordance with GAAP.
(k) Neither the Company nor any of the Company Subsidiaries has ever participated in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4(b)(2) or 301.6111-2(b)(2)).
(l) Neither the Company nor any of the Company Subsidiaries has been, or will as a result of the Acquisition be, required to reduce any Tax attributes, including basis in assets (and including basis in the stock of any of the Company Subsidiaries), by reason of Treasury Regulation Section 1.1502-36(d).
(m) For purposes of this Section 2.08, all representations are made by the Company, except to the extent a representation relates to a Tax Return that is filed by SHUSA or its Subsidiaries (other than the Company and the Company Subsidiaries) and includes the Company or a Company Subsidiary, in which case such representation is made by SHUSA.
SECTION 2.09. Litigation. Section 2.09 of the Company Disclosure Letter sets forth (i) each claim, suit, action, arbitration, complaint, charge, investigation or proceeding (each an “Action”) pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary (A) that has a realistic potential cost to

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the Company in excess of $500,000.00, (B) that seeks to mandate or prohibit any material conduct or business practice by the Company or any Company Subsidiary, or (C) which may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement and (ii) all Judgments outstanding against the Company or any Company Subsidiary in excess of $500,000.00 or which mandate or prohibit any material conduct or business practice by the Company or any Company Subsidiary.
SECTION 2.10. Governmental Permits; Compliance with Applicable Laws. (a) The Company and the Company Subsidiaries have all material permits, licenses, franchises, authorizations, orders and approvals (“Permits”) issued or granted by Governmental Authorities that are required in order to carry on their businesses as presently conducted, including owning, holding or possessing sales finance company/agency licenses, consumer and commercial loan or lender licenses, collection agency licenses and servicer licenses in each jurisdiction where such Permits are required. Section 2.10(a) of the Company Disclosure Letter sets forth as of the date of this Agreement all material state Permits that are required for the Company and the Company Subsidiaries to carry on their businesses as presently conducted in each state of the United States.
(b) Since December 31, 2009, the Company and each Company Subsidiary have filed all material reports, registrations, notices, documents, filings, statements and submissions, together with any required amendments thereto, that they were required to file with any Governmental Authority (the foregoing, collectively, the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith. As of the later of their respective filing dates or the dates on which they were amended, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Authorities, and the information set forth therein was accurate and complete in all material respects.
(c) The Company and the Company Subsidiaries are, and since December 31, 2009 have been, conducting their respective businesses in compliance in all material respects with all applicable Laws, including all state usury, “high cost” or “predatory lending” laws, consumer lending laws, the Truth in Lending Act, the Consumer Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and other applicable federal, state and local Laws regulating lending, servicing loans, selling credit or collecting credit balances (including collateral foreclosure and repossession), and all Laws related to occupational, health and safety and the environment, and their own policies relating to privacy, data security and personal information.
(d) Neither the Company nor any Company Subsidiary (i) is subject to any order, determination, consent order, written agreement or memorandum of understanding imposed on it by any Governmental Authority or (ii) has received any written notice from any Governmental Authority since January 1, 2009, regarding any actual or alleged breach or violation of, or non-compliance with, any Laws or orders,

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determinations, consent orders, written agreements or memorandum of understandings to which the Company or any Company Subsidiary is subject.
(e) This Section 2.10 does not relate to matters with respect to Taxes, which are the subject of Section 2.08.
SECTION 2.11. Retail Installment Contracts and Other Credit Extensions. (a) All outstanding retail installment contracts and other consumer loans (“Loans”) owned by the Company or any Company Subsidiary, (i) (x) to the extent originally solicited and originated by the Company or any Company Subsidiary that was a Company Subsidiary at the time of such solicitation or origination, were solicited and originated in accordance with the Company’s or the Company Subsidiary’s, as applicable, material underwriting standards and with all requirements of applicable Laws, and (y) to the extent originally solicited and originated by a person other than the Company or any Company Subsidiary were, to the Knowledge of the Company, solicited and originated in accordance with the material underwriting standards of such person and with all requirements of applicable Laws, and (ii) (x) to the extent administered and serviced by the Company or any Company Subsidiary, have been administered and, where applicable, serviced by the Company or such Company Subsidiary (during periods in which it was a Company Subsidiary) in accordance with all requirements of applicable Laws and the servicing standards applicable to such Loan, and (y) to the extent administered and serviced by a person other than the Company or any Company Subsidiary have, to the Knowledge of the Company, been administered and, where applicable, serviced in accordance with all requirements of applicable Laws and the servicing standards applicable to such Loan, except, in the cases of clauses (i) and (ii), for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.
(b) Each outstanding Loan owned by the Company or any Company Subsidiary (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (ii) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, except, in the cases of clauses (i) and (ii), for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The notes, installment contracts and other credit or security documents with respect to each such outstanding Loan originated by the Company or any Company Subsidiary were in compliance in all material respects with all material applicable Laws at the time of origination by the Company or applicable Company Subsidiary, as applicable. The notes, installment contracts and other credit or security documents with respect to each such outstanding Loan originated by a person other than the Company or any Company Subsidiary were, to the Knowledge of the Company, in compliance in all material respects with all material applicable Laws at the time of origination by such person.

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(c) The information set forth in the July Tape is true and correct in all material respects.
SECTION 2.12. Securitizations. (a) Each of the Company and the Company Subsidiaries is in compliance in all material respects with the Securitization Instruments. The Company has made available to the Acquirer complete and accurate copies of all of the material Securitization Instruments. Neither the Company nor any of the Company Subsidiaries has received any written notice of a servicer termination event under any Securitization Transaction and to the Company’s Knowledge no event has occurred and is continuing that has or would reasonably be expected to give rise to any such servicer termination event. Each of the Company and the Company Subsidiaries, to the extent that it is a seller, depositor, performance guarantor or issuing entity in any Securitization Transaction, has performed in all material respects all of its respective obligations under the material Securitization Instruments with respect to such Securitization Transaction. Since December 31, 2010, neither the Company nor any of the Company Subsidiaries was required pursuant to the terms of the Securitization Instruments to repurchase any assets transferred in connection with a Securitization Transaction.
(b) Since December 31, 2010, there has been no Action pending against the Company or any Company Subsidiary or, to the Company's Knowledge, threatened in writing against the Company or any Company Subsidiary, in which it is alleged that any private placement memorandum or other offering document issued in any Securitization Transaction which was sponsored by the Company or any Company Subsidiary, or any amendment or supplement thereto, contained, as of the date on which securities were issued in the applicable Securitization Transaction, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No securities were issued or sold by the Company or the Company Subsidiaries in violation of Section 5 of the Securities Act in any Securitization Transaction sponsored by the Company or any Company Subsidiary. None of the Company or the Company Subsidiaries or any Securitization SPV, in each case to the extent that it is an issuing entity in any Securitization Transaction, is required to register as an investment company under the Investment Company Act of 1940, as amended.
(c) Since December 31, 2010, no nationally recognized statistical rating agency has downgraded or withdrawn its rating of any securities that were rated at least BBB or its equivalent by any such rating agency at issuance of any Securitization Transaction or placed any such ratings on a credit watch for possible downgrade, except for any such event that has resulted from a downgrade, withdrawal or credit watch with respect to the credit rating of a third party credit enhancement provider, nor, to the Company’s Knowledge, has any such downgrade, withdrawal or placement on credit watch been threatened. Since December 31, 2010, no nationally recognized statistical rating agency has downgraded or withdrawn its rating of the Company or any of the Company Subsidiaries, as servicer, or placed any such ratings on a credit watch for

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possible downgrade, nor, to the Company’s Knowledge, has any such downgrade, withdrawal or placement on credit watch been threatened.
(d) No default, event of default, servicer default or similar event has occurred under any Securitization Instrument or contract to which a Securitization SPV is a party and no cash trapping trigger event or other event requiring the increase of credit enhancement for any Securitization Transaction has been declared (and, to the Company's Knowledge, no event has occurred or is continuing that would reasonably be expected to give rise to any of the foregoing events).
(e) Neither the Company nor any Company Subsidiary has acted in the capacity of guarantor or credit enhancer in any Securitization Transaction, nor has the Company or any Company Subsidiary provided any type of guarantee in any Securitization Transaction with respect to any payments of principal and/or interest in connection with any issued securities; provided, however, that for the purposes of this Section 2.12(e), the Company and the Company Subsidiaries shall not be deemed a “guarantor" or “credit enhancer" solely by reason of owning or holding any credit residual, subordinate interest, credit reserve account or similar instrument or account related to any Securitization Transaction or by reason of providing market standard indemnities under any Securitization Instrument.
(f) Section 2.12(f) of the Company Disclosure Letter lists all Securitization Transactions outstanding as of the date hereof together with the amount of funding outstanding thereunder as of the dates indicated therein and sets forth all material notices, notifications, filings, consents, authorizations, approvals, and deliveries required under any Securitization Instruments in connection with the consummation of the transactions contemplated hereby (such required notices, notifications, filings, consents, authorizations, approvals, and deliveries, whether or not set forth in the Company Disclosure Letter, the “Securitization Consents”). Assuming all Securitization Consents set forth in Section 2.12(f) of the Company Disclosure Letter are obtained, the consummation of the transactions contemplated hereby will not cause the occurrence of any default, event of default, servicer default or similar event under any Securitization Instrument or any cash trapping trigger event or other event requiring the increase of credit enhancement for any Securitization Transaction. All of the Securitization Instruments (i) are legal, valid and binding obligations of the Company or a Company Subsidiary, as applicable, party thereto and, to the Company’s Knowledge, each of the counterparties thereto and (ii) are in full force and effect and enforceable against the Company and the Company Subsidiaries party thereto and, to the Company’s Knowledge, each of the counterparties thereto, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. To the Company's Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any Securitization Instrument.

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SECTION 2.13. Material Contracts. The Company has provided (by hard copy, electronic data room or otherwise) to the Acquirer or its Representatives true, correct and complete copies of each of the following to which the Company or any Company Subsidiary is a party as of the date of this Agreement (each, a “Material Contract”):
(a) all Contracts relating to Intellectual Property (excluding commercially available off-the-shelf non-exclusive licenses for software with aggregate fees of less than $500,000);
(b) all Securitization Instruments that are material to securitizations of $500,000,000 or more in principal amount;
(c) all Contracts with vendors involving in each case annual payments by the Company or any Company Subsidiary of $500,000 or more;
(d) all Contracts which relate to an acquisition, divestiture, merger or similar transaction and which contain representations, covenants, indemnities or other obligations (including “earn-out” or other contingent obligations) that are still in effect; and
(e) all Contracts with respect to the employment or service of any current or former directors, officers, employees or consultants of the Company or any of the Company Subsidiaries other than (i) with respect to non-executive employees and consultants, Contracts entered into in the ordinary course of business and (ii) any oral Contracts for employment or retention that may be terminated by the Company or the applicable Subsidiary for a payment of less than $250,000.
Each Material Contract and each Specified Contract (A) is legal, valid and binding on the Company and the Company Subsidiaries which are a party to such contract, (B) is in full force and effect and enforceable against the Company and the Company Subsidiaries which are party to such contract and, to the Company’s Knowledge, each of the other parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity and (C) will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects following the consummation of the Acquisition, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity, other than with respect to any Material Contract or Specified Contract that has expired after the date of this Agreement in accordance with its terms. Neither the Company nor any of the Company Subsidiaries, nor to the Knowledge of the Company, any other party thereto is in material violation or default under any Material Contract or any Specified Contract. No benefits under any Material Contract or any Specified Contract will be increased, and no vesting of any benefits under any Material Contract or any Specified Contract will be accelerated, by the

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occurrence of the Acquisition, nor will the value of any of the benefits under any Material Contract or any Specified Contract be calculated on the basis of the Acquisition. The Company and the Company Subsidiaries, and to the Knowledge of the Company, each of the other parties thereto, have performed in all material respects all material obligations required to be performed by them under each Material Contract and each Specified Contract, and to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the Material Contracts or the Specified Contracts. As of the date of this Agreement, there is not any pending, or to the Knowledge of the Company, threatened, amendment, modification, cancellation or termination with respect to the Material Contracts or any Specified Contract.
SECTION 2.14. Insurance. The Company maintains insurance policies with respect to its business in such amounts and against such risks as are, in the Company’s judgment, reasonable for its business as presently conducted. All of the material policies, bonds and other arrangements providing for the foregoing (the “Company Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date). Neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy and there is no material claim for coverage by the Company, or any of the Company Subsidiaries, pending under any of such Company Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights.
SECTION 2.15. Real Property. The Company and the Company Subsidiaries have good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property that is material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Liens which do not materially affect the value of such property or the use made of such property by the Company or the Company Subsidiaries.
SECTION 2.16. Intellectual Property. The Company or the Company Subsidiaries exclusively own or validly license all material proprietary Intellectual Property currently used in the conduct of their businesses. All Intellectual Property applications and registrations owned by the Company and the Company Subsidiaries are subsisting and unexpired and, to the Company’s Knowledge, are valid and enforceable. The conduct of the businesses of the Company and the Company Subsidiaries does not infringe or violate the Intellectual Property of any other Person and, to the Knowledge of the Company, no Person is infringing or violating their material Intellectual Property. The Company and the Company Subsidiaries (i) take all commercially reasonable actions to maintain and protect their Intellectual Property and the security, contents and operation of their material software and systems, and (ii) require all employees of the Company or

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the Company Subsidiaries who have contributed to the creation, invention or improvement of any material Intellectual Property to assign to the Company or the Company Subsidiary in writing all of their rights therein.
SECTION 2.17. Benefit Plans. (a) (i) Each Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Laws; and (ii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws, except, in the case of clauses (i) and (ii) as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.
(b) No Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any member of their Controlled Group has sponsored or contributed to any multiemployer plan at any time during the six year period preceding the date hereof.
(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code) or otherwise)) becoming due to any current or former director, officer, employee, or independent contractor of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (B) materially increase any compensation or benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits, or (E) result in payments under any of the Benefit Plans or otherwise which would not be deductible under Section 280G of the Code.
SECTION 2.18. Labor. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. As of the date hereof, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. As of the date hereof, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary. The Company and the Company Subsidiaries are in compliance with all (1) laws and requirements respecting

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employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, nondiscrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (2) obligations of the Company and any Company Subsidiary, as applicable, under any employment agreement, severance agreement or any similar employment-related agreement or understanding, except in the cases of clauses (1) and (2) where the failure to be in compliance individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.
SECTION 2.19. Environmental Laws. The Company and the Company Subsidiaries (i) are in compliance with Environmental Laws, (ii) have received all permits, licenses or other approvals required under applicable Environmental Laws to conduct their business, (iii) are in compliance with all terms and conditions of any such permit, license or approval, (iv) have not owned or operated any real property contaminated with any Hazardous Substance that would reasonably be expected to result in liability to the Company or any Company Subsidiary pursuant to any Environmental Law and (v) have not received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of or subject to liability under any Environmental Law, except in the case of each of clauses (i) through (v), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 2.20. Risk Management Instruments. All derivative instruments, including swaps, caps, floors and option agreements, entered into by the Company or any of the Company Subsidiaries (each, a “Derivative Instrument”), (a) were entered into (i) other than those entered into in connection with the acquisition by the Company or any Company Subsidiary of any Loans or any Securitization Transaction, only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable Laws, and (iii) with counterparties believed by the Company to be financially responsible at the time; and (b) each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity, other than (in the case of this clause (b)) with respect to any Derivative Instrument that has expired after the date of this Agreement in accordance with its terms. Neither the Company nor the Company Subsidiaries, nor to the Knowledge of the Company any other party thereto, is in breach of any of its material obligations under any Derivative Instrument. Section 2.20 of the Company Disclosure Letter sets forth, as of the date hereof, a list of all Derivative Instruments to which the Company or any Company Subsidiary is a party.

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SECTION 2.21. Affiliate Transactions. As of the date of this Agreement, no Affiliate of the Company or any Company Subsidiary is a party to any material Contract (other than the Existing Shareholders Agreement, the Existing Tax Allocation Agreement, the Existing IT Agreement or any employment or similar Contracts) or transaction (other than transactions pursuant to or contemplated by the Existing Shareholders Agreement, the Existing Tax Allocation Agreement, the Existing IT Agreement or related to such person’s employment by the Company or any Company Subsidiary, in the case of non-executive employees) with the Company or any Company Subsidiary which pertains to the business of the Company or any Company Subsidiary. Except as set forth in Section 2.21 of the Company Disclosure Letter, SHUSA and its Affiliates (other than the Company and the Company Subsidiaries) do not provide any material services to the Company or any Company Subsidiary.
SECTION 2.22. Sufficiency of Assets. Except for the Intellectual Property covered by the Trademark License Agreement and the Existing IT Agreement, the Company and the Company Subsidiaries do not utilize the assets of SHUSA or any of its Affiliates (other than the Company and the Company Subsidiaries) for the conduct of their business as currently conducted.
SECTION 2.23. Brokers and Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its Affiliates that is entitled to any fee or commission from the Company or any Company Subsidiary.
ARTICLE III

Representations and Warranties of the Acquirer
The Acquirer hereby represents and warrants to the Company as follows:
SECTION 3.01. Organization, Standing and Power. The Acquirer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Acquirer to perform its obligations under this Agreement or on the ability of the Acquirer to consummate the Acquisition and the other transactions contemplated hereby (an “Acquirer Material Adverse Effect”).
SECTION 3.02. Authority; Execution and Delivery; and Enforceability. The Acquirer has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by the Acquirer of this Agreement and the consummation by the Acquirer of the

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Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Acquirer and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Acquirer, enforceable against the Acquirer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.
SECTION 3.03. No Conflicts; Consents. The execution and delivery by the Acquirer of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Acquirer or any of its Subsidiaries under any provision of (A) the certificate of limited partnership or limited partnership agreement of the Acquirer or (B) (1) any Contract to which the Acquirer or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any Law or any Judgment, in each case, applicable to the Acquirer or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of such clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquirer Material Adverse Effect. Other than in connection or in compliance with the provisions of the Securities Act and the securities or blue sky laws of the various states or the HSR Act, no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of, any Governmental Authority is necessary for the consummation by the Acquirer of the transactions contemplated by this Agreement.
SECTION 3.04. Litigation. There is no Action pending or, to the Acquirer’s knowledge, threatened against the Acquirer, any of its Subsidiaries or any of its Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have an Acquirer Material Adverse Effect, nor is there any Judgment outstanding against the Acquirer or any of its Subsidiaries or any of its Affiliates that has had or would reasonably be expected to have an Acquirer Material Adverse Effect.
SECTION 3.05. Securities Act. The Acquirer acknowledges that the Acquired Shares have not been registered under the Securities Act or under any state securities laws. The Acquirer (i) is acquiring the Acquired Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention or view to distribute any of the Acquired Shares to any person in violation of the Securities Act, (ii) will not sell or otherwise dispose of any of the Acquired Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such

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knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Shares and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of its making its investment in the Acquired Shares, and (iv) is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).
SECTION 3.06. Availability of Funds. The Acquirer has provided true and correct copies of the executed commitment letters from certain Affiliates of Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P. relating to the commitment of such persons to provide cash equity to the Acquirer in the amount, and subject to the terms and conditions, set forth therein (such executed commitment letters, collectively, the “Equity Commitment Letters” and such equity financing, the “Equity Financing”). The Debt Financing and the Equity Financing required to consummate the Acquisition are referred to in this Agreement collectively as the “Financing”. As of the date of this Agreement, the Acquirer does not have any reason to believe that any of the conditions to the Financing (other than the financing contemplated by the Note Purchase Agreement) will not be satisfied or that such Financing will not be available to the Acquirer on a timely basis to consummate the Acquisition.
SECTION 3.07. Brokers and Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Acquirer or its Affiliates that is entitled to any fee or commission from the Company or any Company Subsidiary.
ARTICLE IV

Covenants
SECTION 4.01. Covenants Relating to Conduct of Business. (a) Except as expressly set forth in Section 4.01 of the Company Disclosure Letter or otherwise expressly permitted by the terms of this Agreement and except as shall be prohibited by this Section 4.01(a), from the date of this Agreement to the Closing, the Company shall, and shall cause the Company Subsidiaries to, (x) conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, and (y) use commercially reasonable efforts to maintain and preserve their businesses in good operating condition suitable in all material respects for their intended purposes and their respective business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with the Company and the Company Subsidiaries. The Company shall not, and shall not permit any Company Subsidiary to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Acquisition not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in Section 4.01 of the Company Disclosure Letter or otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, the Company shall not,

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and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of the Acquirer:
(i) take any action that would, after the Closing, be a (A) Shareholder Reserved Matter (as defined in the form of the Company’s restated articles of incorporation attached hereto as Exhibit A) or (B) Board Reserved Matter (as defined in the form of the Company’s bylaws attached hereto as Exhibit B); provided, however, the Company may declare and pay dividends or make other distributions on the Company Common Stock in such amounts as the Company reasonably determines would not cause the Pro Forma Capitalization, as of the Determination Date, to be less than $1,990,000,000;
(ii) take any action that materially and adversely deviates from the Annual Budget then in effect; or
(iii) authorize, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.
(b) Except as set forth in Section 4.01 of the Company Disclosure Letter or otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without first providing reasonable notice to, and consulting with, the Acquirer:
(i) release any reserves, other than in the ordinary course of business consistent with past practice, the Accounting Principles and the Company’s accounting policies and methodologies as in effect on the Balance Sheet Date;
(ii) except (A) in the ordinary course of business consistent with past practice, (B) as required pursuant to the terms of any Benefit Plan or other written agreement in effect on the date of this Agreement and made available to the Acquirer or its Representatives prior to the date of this Agreement, or (C) as may be required by applicable Law, (1) materially increase the benefits of any present or former director, officer or employee of the Company or any of the Company Subsidiaries, (2) grant any material severance, change in control, retention, or termination pay to any present or former director, officer or employee of the Company or any of the Company Subsidiaries, (3) loan or advance any money or other property to any present or former director, officer or employee or (D) establish, adopt, enter into, amend or terminate any material Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Benefit Plan if it were in existence as of the date of this Agreement; provided however, that the foregoing clauses (A), (B), (C) and (D) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, any plans, agreements, benefits or compensation arrangements (including incentive grants)

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that have a value that is materially consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions; and provided further, that nothing in this paragraph (ii) shall permit the Company or any Company Subsidiary to take any action not permitted by Section 4.01(a)(i) or (ii) above;
(iii) make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(iv) make any material change in its lending, leasing, origination, underwriting, credit management and debt collection, risk and asset-liability management and other operating policies and procedures, except as required by Law; or
(v) authorize, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.
SECTION 4.02. Access to Information; Confidentiality. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the Acquirer and its Representatives reasonable access, during normal business hours during the period prior to the Closing, to all the properties, books, contracts, commitments, personnel and records of the Company and the Company Subsidiaries (including Tax Returns and work papers of the Company’s accountants), and to its Representatives, in each case to the extent within the control of the Company and in a manner not unreasonably disruptive to the operation of the business of the Company and the Company Subsidiaries, and, during such period, the Company shall, and shall cause the Company Subsidiaries to, make available to Acquirer (i) a copy of each material report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or other applicable Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other material information concerning its business, properties and personnel as Acquirer may reasonably request in writing. Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information, documents or other materials if (i) such access or disclosure would jeopardize the attorney-client privilege of the person in possession or control of such information, the Company or any Company Subsidiary or contravene any Law applicable to the person in possession or control of such information, the Company or any Company Subsidiary or (ii) such access or disclosure would violate the terms of a confidentiality agreement with a third party that is in effect as of the date of this

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Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) The Acquirer hereby agrees to keep confidential and to cause its Subsidiaries, Affiliates and Representatives to keep confidential any and all confidential information of the Company and the Company Subsidiaries, including non-public information relating to the Company’s finances and results, trade secrets, know-how, customers, business plans, marketing activities, financial data and other business affairs that was disclosed by the Company, the Company Subsidiaries or their Affiliates or Representatives on or prior to the date of this Agreement pursuant to the terms of the Confidentiality Agreements.
SECTION 4.03. Reasonable Efforts. (a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur; provided, however, that nothing in this Agreement shall obligate the Acquirer to provide any of its, its Affiliates’ or their control persons’ or direct or indirect equityholders’ nonpublic, proprietary, personal or otherwise confidential information which relates to the persons that control the Investors or to limited partners and similar investors in investment funds managed by such Investors.
(b) Each of the Company and the Acquirer shall as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Company and the Acquirer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Company and the Acquirer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall use its reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Notwithstanding any covenants of the parties set forth herein, none of the parties hereto will be required to take any action requiring, or enter into any settlement, undertaking, condition, consent decree, stipulation or other agreement with any Governmental Authority that requires such party or any of its Subsidiaries or Affiliates to (x) hold separate (in trust or otherwise), divest itself or otherwise rearrange the composition of any assets, businesses or interests of such party or any of its Subsidiaries or Affiliates or imposes any limitations on such person’s freedom of action

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with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset now owned or hereafter acquired by any such person (including any securities of the Company and the voting and other rights related to ownership thereof), (y) agree to any other conditions or requirements or to take any other actions that are adverse or burdensome or would reasonably be expected to adversely affect such person, in order to satisfy any objection of any Governmental Authority or any other person or (z) incur any material financial obligation imposed by any Governmental Authority.
(c) Each party shall use its reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the consummation of the Acquisition; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).
SECTION 4.04. Expenses. (a) Subject to, and upon the occurrence of, the Closing, the Company shall pay all reasonable, documented, out-of-pocket fees and expenses of (i) the Acquirer, on the one hand, and (ii) SHUSA and Banco Santander, S.A., on the other hand, including all reasonable, documented, out-of-pocket legal, accounting, financial, investment banking and other fees and expenses payable to third parties and incurred in connection with this Agreement, the Dundon Investment Agreement, the Shareholders Agreement, the Acquisition and the other transactions contemplated hereby and thereby; provided that the Company shall not pay any such fees and expenses of the Acquirer, on the one hand, or SHUSA and Banco Santander, S.A., on the other hand, in an aggregate amount in excess of (x) in the case of SHUSA and Banco Santander, S.A., $1.0 million and (y) in the case of the Acquirer, $2.5 million.
(b) Subject to, and upon the occurrence of, the Closing, SHUSA, on behalf of the Company, shall pay the Acquirer $10.0 million.
(c) If the Closing does not occur (other than by reason of breach of this Agreement by the Acquirer), upon termination of this Agreement SHUSA shall pay all reasonable, documented, out-of-pocket fees and expenses of the Acquirer, including all reasonable, documented, out-of-pocket legal, accounting, financial, investment banking and other fees and expenses payable to third parties and incurred in connection with this Agreement, the Dundon Investment Agreement, the Shareholders Agreement, the Acquisition and the other transactions contemplated hereby and thereby; provided that SHUSA shall not be required to pay any such fees and expenses of the Acquirer in excess of $1.0 million.
SECTION 4.05. Notice of Developments. (a) The Acquirer shall promptly notify the Company of, and furnish the Company any information it may reasonably request with respect to, the occurrence to the Acquirer’s knowledge of any event or condition or the existence to the Acquirer’s knowledge of any fact that would

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cause any of the conditions to the Company’s obligation to consummate the Acquisition not to be fulfilled.
(b) The Company shall promptly notify the Acquirer of, and furnish the Acquirer any information it may reasonably request with respect to, the occurrence to the Company’s Knowledge of any event or condition or the existence to the Company’s Knowledge of any fact that would cause any of the conditions to the Acquirer’s obligation to consummate the Acquisition not to be fulfilled.
SECTION 4.06. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 4.03), as such other party may reasonably deem necessary or desirable to consummate the Acquisition.
SECTION 4.07. Management Equity Plan. On or before the Closing Date, the Company shall establish a Management Equity Plan.
SECTION 4.08. Capital Contribution by SHUSA. To the extent necessary to satisfy the condition to Closing in Section 5.02(c), SHUSA shall contribute an amount of capital in cash to the Company such that, as of the Determination Date, the Pro Forma Capitalization shall equal $1,990,000,000 or greater.
SECTION 4.09. Public Announcements. Upon execution and delivery of this Agreement, the parties shall jointly issue a press release in the form approved by the parties prior to the date hereof. Except for such press release, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party hereto without the prior approval of the other parties, unless otherwise required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party making such public announcement or disclosure shall give prior written notice to the other parties and a reasonable opportunity to comment thereon.
SECTION 4.10. Use of Proceeds. The Company may use the proceeds of the Acquisition (a) to repay existing indebtedness of the Company, including indebtedness owed to Banco Santander, S.A., or its Affiliates, and (b) for general corporate purposes.
SECTION 4.11. D&O Insurance. The Company shall purchase on commercially reasonable terms by the Closing Date or maintain the existing directors’ and officers’ liability insurance in force, and maintain for such periods as the Company’s board of directors shall in good faith determine (provided that such period shall not be less than six years following cessation of service), at its expense, insurance in an amount to be determined in good faith by the board of directors to be appropriate (provided, that such amount shall not be lower than $75.0 million (including Side A coverage) unless

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otherwise agreed by the Acquirer), on behalf of any person who after the Closing is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another person, including any Company Subsidiary, against any expense, liability of loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.
SECTION 4.12. No Shop. From and after the date of this Agreement until the Closing, none of SHUSA, the Company or their respective Representatives shall, and they shall use their reasonable best efforts to cause their Affiliates not to, (i) initiate, solicit or encourage any inquiries, proposals or offers with respect to an Acquisition Proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any person relating to, an Acquisition Proposal, or (iii) enter into, approve or recommend, or propose to enter into, approve or recommend, any Acquisition Proposal or any letter of intent, memorandum of understanding, or other agreement relating to an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving the Company or any of the Company Subsidiaries and (b) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in, any person becoming the beneficial owner, directly or indirectly, more than 10% of any class of equity securities of the Company or any of the Company Subsidiaries, any of the consolidated total assets of the Company, in each case, other than the transactions contemplated by this Agreement. The Company shall notify the Acquirer orally and in writing promptly (but in no event later than two business days) after receipt by the Company or any of its Representatives of any proposal or offer from any person other than the Acquirer regarding an Acquisition Proposal or any request for non-public information by any person other than the Acquirer contemplated by this Agreement in connection with an Acquisition Proposal.
SECTION 4.13. Financing. The Acquirer shall use its reasonable best efforts to satisfy the conditions to funding set forth in the Note Purchase Agreement. The Acquirer shall use its reasonable best efforts to maintain in effect the Equity Commitment Letters and shall not take any action to terminate, cancel, amend or modify the Equity Commitment Letters prior to the earlier of (a) the Closing and (b) termination of this Agreement.
ARTICLE V

Conditions Precedent
SECTION 5.01. Conditions to Each Party’s Obligation. The obligation of the Acquirer to purchase and pay for the Acquired Shares and the obligation of the Company to issue and sell the Acquired Shares to the Acquirer is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

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(a) Governmental Approvals. The waiting period under the HSR Act shall have expired or been terminated. Other than the State License Approvals, all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred. With respect to the State License Approvals, (i) authorizations, consents, orders, approvals and declarations shall have been obtained from, filings shall have been made with and waiting periods shall have expired in, states (in any combination) in which the Company and the Company Subsidiaries originated Loans in an amount, during the period from January 1, 2011 through the date of this Agreement, at least equal to the Required Origination Amount and (ii) in the case of any consents, orders, approvals and declarations that have not been obtained, filings that have not been made and waiting periods that have not expired, either (x) conditional consents, orders, approvals or declarations or waivers shall have been obtained and shall be in effect, which shall be sufficient to permit the Closing to occur and for the Company and the Company Subsidiaries to conduct their respective businesses as currently contemplated during the 45 day period following the Closing, in each case without the Company or any of its Subsidiaries being in violation of any applicable Law relating to State License Approvals, or (y) the Company or any Company Subsidiary shall have entered into one or more Qualifying Agreements.
(b) No Injunctions or Restraints. No order, decree or ruling issued by any Governmental Authority of competent jurisdiction or other Law preventing the consummation of the Acquisition shall be in effect.
(c) Tax Sharing Agreements. The tax allocation agreements or tax sharing agreements with respect to each of the Company and the Company Subsidiaries shall have been terminated as of the Determination Date and, upon such termination, such agreements shall be of no further force or effect as to any of the Company and the Company Subsidiaries on and after the Determination Date and there shall be no further liabilities or obligations imposed on any of the Company and the Company Subsidiaries under any such agreements.
(d) Other Agreements. The Company, the Acquirer and each of the other parties thereto, as applicable, shall have entered into the Shareholders Agreement, the Note Purchase Agreement, the Amended Employment Agreement, the State Tax Sharing Agreement, the Dundon Investment Agreement and the Trademark License Agreement. The Company shall, to the extent requested in writing by any director of the Company, have entered into an Indemnification Agreement with such director.
(e) Concurrent Transactions. (i) All conditions to the issuance and sale of the shares of Company Common Stock pursuant to the Dundon Investment Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived, and none of the terms thereof which will survive the Closing shall have been amended or modified in any material respect without Acquirer’s prior consent and (ii) such shares of

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Company Common Stock shall have been, or substantially contemporaneously with the Closing shall be, issued and sold in accordance with the terms of the Dundon Investment Agreement.
SECTION 5.02. Conditions to Obligation of the Acquirer. The obligation of the Acquirer to purchase and pay for the Acquired Shares is subject to the satisfaction (or waiver by the Acquirer) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date, in each case other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company by the time of the Closing.
(c) Pro Forma Capitalization. The Company shall have, as of the Determination Date, Tangible Common Equity, after giving effect to the Pro Forma Adjustments (the “Pro Forma Capitalization”), of at least $1,990,000,000. The Tangible Common Equity will be determined by reference to the most recent available month-end balance sheet of the Company, and calculated in accordance with the Accounting Principles (but in no event will the Tangible Common Equity be determined by reference to any balance sheet dated after October 31, 2011) (the date of such balance sheet, the “Determination Date”). Solely for purposes of determining whether this condition is satisfied, the Pro Forma Capitalization will be determined by reference to the Preliminary Pro Forma Capitalization Statement.
(d) Banco Santander Financing. Each of the parties thereto shall have, or substantially contemporaneously with the Closing shall, enter into the new committed lines of financing substantially in the forms set forth in Exhibit D and such financing shall be available to the borrower under such facilities.
(e) Waiver of Preemptive Rights. Each of the Company’s shareholders shall have waived any preemptive rights it may have under applicable Law or the Company Charter that would be applicable to the purchase and sale of the Acquired Shares.

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(f) Receipt of Debt Financing. Concurrently with the Closing, the Acquirer shall have received gross proceeds of at least $400.0 million under the Note Purchase Agreement.
(g) Warehouse Financing. (A) If the Closing Date is prior to February 28, 2012, the Company, together with the Company Subsidiaries, shall have Third Party Warehouse Agreements (i) with aggregate commitments of at least $4.25 billion, there shall be no breach or default under such Third Party Warehouse Agreements and the Company shall reasonably expect that it will be able to satisfy all conditions to funding under such agreements, (ii) with terms such that Third Party Warehouse Agreements that have aggregate commitments of at least $1.2 billion shall have a maturity of no earlier than two years following the later of the respective dates of such Third Party Warehouse Agreements and the latest renewal, extension or rollover of such Third Party Warehouse Agreements and (iii) (x) in the case of Third Party Warehouse Agreements entered into after the date of this Agreement, with terms that are not materially less favorable to the Company in the aggregate than the terms of the Comparable Facility and (y) in the case of Third Party Warehouse Agreements the maturities of which are extended after the date of this Agreement, with margins and advance rates that are not materially less favorable to the Company in the aggregate than the comparable terms of the Comparable Facility and the other terms of such extended Third Party Warehouse Agreements are not materially less favorable in the aggregate than the terms of such Third Party Warehouse Agreements prior to such extension; provided that clauses (x) and (y) shall be satisfied with respect to the margins of such Third Party Warehouse Agreements if such margins do not exceed the margins of the Comparable Facility by more than 40 basis points.
(B) If the Closing Date is on or after February 28, 2012, the Company, together with the Company Subsidiaries, shall have the Required Financing, there shall be no breach or default under the Required Financing and the Company shall reasonably expect that it will be able to satisfy all conditions to funding under the Required Financing.
(h) Liquidity Policy. The board of directors of the Company shall have adopted the liquidity policy in the form of Exhibit E hereto.
(i) Certificate. The Acquirer shall have received a certificate of the Company, executed on behalf of the Company by a duly authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in paragraphs (a) through (c) above have been fulfilled.
SECTION 5.03. Conditions to Obligation of the Company. The obligation of the Company to issue and sell the Acquired Shares is subject to the satisfaction (or waiver by the Company) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Acquirer in this Agreement shall be true and correct (without giving effect to any

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qualifications or limitations as to materiality or Acquirer Material Adverse Effect set forth therein), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date, in each case other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquirer Material Adverse Effect.
(b) Performance of Obligations of the Acquirer. The Acquirer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Acquirer by the time of the Closing.
(c) Transfer Side Letter. The Company, the Acquirer and each of the other parties thereto, as applicable, shall have entered into the Transfer Side Letter.
(d) Certificate. The Company shall have received a certificate of the Acquirer, executed on behalf of the Acquirer by a duly authorized officer of the Acquirer, dated as of the Closing Date, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.
ARTICLE VI

Termination
SECTION 6.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(i) by mutual written consent of the Company and the Acquirer;
(ii) by either the Company or the Acquirer in the event of a breach by the other party of any representation or warranty or any breach or default by such other party in the performance by such other party of any covenant or agreement contained in this Agreement, in each case, which breach or default (A) would constitute grounds, either individually or in the aggregate, for the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to Sections 5.02(a) or (b) or 5.03(a) or (b), as applicable and (B) has not been, or by its terms cannot be, cured within 30 days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party;
(iii) by the Company or the Acquirer, if the Closing does not occur on or prior to March 31, 2012;

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(iv) by the Company or the Acquirer in the event that any Governmental Authority (including any court of competent jurisdiction) shall have issued an order, decree or injunction or taken any other official action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or denying approval of any application or notice for approval to consummate such transactions, and such order, decree, injunction or other action shall have become final and non-appealable; or
(v) by the Company in the event that (i) all of the conditions set forth in Sections 5.01 and 5.02 have been satisfied (other than those conditions which by their terms are to be satisfied at the Closing), (ii) the Acquirer fails to consummate the transactions contemplated by this Agreement within two Business Days of the date the Closing should have occurred pursuant to Section 1.02 and (iii) the Company has irrevocably committed to consummate the Acquisition on that date if the Equity Financing is funded by the Acquirer to the extent provided in the Equity Commitment Letters;
provided, however, that the party seeking termination pursuant to clause (ii), (iii), (iv) or (v) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(b) In the event of termination by the Company or the Acquirer pursuant to this Section 6.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.
SECTION 6.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 4.02(b), Section 4.04, Section 4.09, Section 6.01, this Section 6.02 and Section 6.03. Notwithstanding anything to the contrary contained in this Agreement, but subject in all cases to Section 6.03 and Section 8.13(b), none of the Acquirer, the Company or SHUSA shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
SECTION 6.03. Termination Fee.
(a) In the event that this Agreement is terminated by the Company pursuant to Sections 6.01(a)(ii) or 6.01(a)(v), the Acquirer shall pay to the Company a termination fee of $100,000,000 (the “Termination Fee”), it being understood that in no event will the Acquirer be required to pay the Termination Fee on more than one

35

occasion. Any amount due under this Section 6.03 will be paid promptly by wire transfer of same-day funds.
(b) Notwithstanding anything to the contrary set forth in this Agreement, the Company’s right to receive payment of the Termination Fee pursuant to Section 6.03(a) shall constitute the sole and exclusive remedy of the Company, the Company Subsidiaries and their respective Affiliates (including the holders of Company Common Stock) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder at or prior to the Closing, and upon payment of such amount, none of the Acquirer, its Affiliates, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Guarantees, the Equity Commitment Letters or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.
(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 6.03 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Acquirer fails to timely pay any amount due pursuant to this Section 6.03 and, in order to obtain such payment, the Company commences a suit that results in a judgment against the Acquirer for the payment of the Termination Fee, the Acquirer shall pay the Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount at the Prime Rate.
(d) Notwithstanding anything to the contrary herein, in the event that any Action is commenced or instituted by the Company or SHUSA in respect of the Termination Fee, during the pendency of such Action and, if a court of competent jurisdiction has ordered the Acquirer to pay the Termination Fee, within two Business Days of such order, the Acquirer may notify the Company in writing that it will consummate the Closing, in which case the Acquirer shall consummate the Closing within thirteen Business Days of such notice, and the Company shall not be permitted or entitled to enforce such order for such thirteen Business Day period (and, if the Closing is not consummated within such thirteen Business Day period, the Company shall be entitled to continue to pursue such Action); provided, however, that the Acquirer may not exercise such option unless the Closing would occur prior to July 31, 2012; and provided

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further, that upon such Closing all rights of the Company and SHUSA to pursue such proceeding or enforce such order shall irrevocably terminate.
ARTICLE VII

Indemnification
SECTION 7.01. Indemnification by the Company. (a) After the Closing, and subject to Sections 7.01(b), 7.03 and 7.04, the Company shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Acquirer and its Affiliates, and their successors and assigns, officers, directors, partners, members and employees (the “Acquirer Indemnified Parties”) against, and reimburse any of the Acquirer Indemnified Parties for, all Losses that any of the Acquirer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of (1) the inaccuracy or breach of any representation or warranty made by the Company in this Agreement (other than Section 2.08) as of the Closing Date (or, to extent any representation or warranty expressly relates to a specified date, the inaccuracy or breach of such representation or warranty as of such specified date), (2) any breach or failure by the Company to perform the covenant contained in the first sentence of Section 4.01(a), (3) any breach or failure by the Company to perform any of its other covenants or agreements contained in this Agreement and (4) any action, suit, claim, proceeding or investigation by any shareholder of the Company (other than the Acquirer or any Acquirer Indemnified Party) relating to this Agreement. This Section 7.01(a) shall not apply to any Losses relating to Taxes, the indemnification for which is addressed in the Shareholders Agreement.
(b) Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless any of the Acquirer Indemnified Parties against, or reimburse any of the Acquirer Indemnified Parties for, any Losses pursuant to Section 7.01(a)(1) or 7.01(a)(2) (other than Losses arising out of any inaccuracy or breach of the representations and warranties contained in Sections 2.01, 2.02, 2.03 and 2.04) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $25,000.00 (the “De Minimis Amount”) (nor shall any such claim or series of related claims that do not meet the De Minimis Amount be applied to or considered for purposes of calculating the aggregate amount of the Losses by any of the Acquirer Indemnified Parties for which the Company has responsibility under clause (ii) or clause (iii) of this Section 7.01(b)); (ii) until the aggregate amount of the Acquirer Indemnified Parties’ Losses for which the Acquirer Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.01(a)(1) or 7.01(a)(2) (other than Losses arising out of any inaccuracy or breach of the representation and warranty contained in Section 2.11(c)) exceeds $50,000,000.00 (the “Deductible”), after which the Company shall be obligated for all of the Acquirer Indemnified Parties’ Losses (other than Losses arising out of any inaccuracy or breach of the representation and warranty contained in Section 2.11(c)) for which the Acquirer Indemnified Parties are finally

37

determined to be otherwise entitled to indemnification under Section 7.01(a)(1) or 7.01(a)(2) that are in excess of the Deductible; and (iii) in the case of Losses arising out of any inaccuracy or breach of the representation and warranty contained in Section 2.11(c), until the aggregate amount of the Acquirer Indemnified Parties’ Losses arising out of any such inaccuracy or breach for which the Acquirer Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.01(a)(1) exceeds $50,000,000.00 (the “July Tape Threshold”), after which the Company shall be obligated for all of the Acquirer Indemnified Parties’ Losses arising out of any inaccuracy or breach of the representation and warranty contained in Section 2.11(c) for which the Acquirer Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.01(a)(1) without regard to the July Tape Threshold. Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless the Acquirer Indemnified Parties against, or reimburse the Acquirer Indemnified Parties for, any Losses pursuant to Section 7.01(a)(1) in a cumulative aggregate amount exceeding $300,000,000.00 (other than Losses arising out of the inaccuracy or breach of the representations and warranties contained in Sections 2.01, 2.02, 2.03 and 2.04).
(c) For purposes of Section 7.01(a), in determining whether there has been a breach of a representation or warranty, other than the representations and warranties set forth in Sections 2.07(c), 2.09(i)(B) and 2.09(ii), “materiality,” and “Material Adverse Effect” qualifications or limitations shall be disregarded.
(d) If, any fact, event or circumstance constitutes an inaccuracy or breach (after giving effect to Section 7.01(c)) of both (i) the representation or warranty contained in Section 2.11(c) (the “Section 2.11(c) Representation”) and (ii) any representation or warranty other than the Section 2.11(c) Representation (any such representation or warranty, an “Other Representation”), the Acquirer Indemnified Parties may not bring any claim for indemnity under Section 7.01(a)(1) for inaccuracy or breach of the Section 2.11(c) Representation based upon such fact, event or occurrence.
SECTION 7.02. Indemnification by the Acquirer. (a) After the Closing, and subject to Sections 7.02(b), 7.03 and 7.04, the Acquirer shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Company and its Affiliates, and their successors and assigns, officers, directors, partners, members and employees (the “Company Indemnified Parties”) against, and reimburse any of the Company Indemnified Parties for, all Losses that the Company Indemnified Parties may at any time suffer or incur, or become subject to, as a result of (1) the inaccuracy or breach of any representation or warranty made by the Acquirer in this Agreement as of the Closing Date which representation or warranty survives the Closing and (2) any breach or failure by such Acquirer to perform any of its covenants or agreements contained in this Agreement.
(b) Notwithstanding anything to the contrary contained herein, the Acquirer shall not be required to indemnify, defend or hold harmless any of the Company Indemnified Parties against, or reimburse any of the Company Indemnified Parties for,

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any Losses pursuant to Section 7.02(a) (other than Losses arising out of any inaccuracy or breach of the representations and warranties contained in Sections 3.01 or 3.02) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of the De Minimis Amount (nor shall any such claim or series of related claims that do not meet the De Minimis Amount be applied to or considered for purposes of calculating the aggregate amount of the Losses by any of the Company Indemnified Parties for which the Acquirer has responsibility under clause (ii) of this Section 7.02(b)); and (ii) until the aggregate amount of the Company Indemnified Parties’ Losses for which the Company Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.02(a) exceeds the Deductible, after which the Acquirer shall be obligated for all of the Company Indemnified Parties’ Losses for which the Company Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.02(a) that are in excess of such Deductible. Notwithstanding anything to the contrary contained herein, the Acquirer shall not be required to indemnify, defend or hold harmless the Company Indemnified Parties against, or reimburse the Company Indemnified Parties for, any Losses pursuant to Section 7.02(a)(1) in a cumulative aggregate amount exceeding $300,000,000.00 (other than Losses arising out of any inaccuracy or breach of the representations and warranties contained in Sections 3.01 or 3.02).
(c) For purposes of Section 7.02(a), in determining whether there has been a breach of a representation or warranty, “materiality,” and “Material Adverse Effect” qualifications or limitations shall be disregarded.
SECTION 7.03. Notification of Claims. (a) Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought hereunder, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure. The parties agree that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement; provided, that if, prior to such applicable date, a party hereto shall have notified the other parties hereto in accordance with the requirements of this Section 7.03(a) of a claim for indemnification under this Agreement (whether or not formal legal action shall have been commenced based upon or relating to such claim),

39

such claim shall continue to be subject to indemnification in accordance with this Agreement notwithstanding the passing of such applicable date. The parties also agree that notices for claims may be given prior to the Closing.
(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.03(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within 20 Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel reasonably acceptable to the Indemnified Party and at its own expense. The Indemnified Party shall have the right to employ counsel on its own behalf for, and otherwise participate in the defense of, any such Third Party Claim, but the fees and expenses of its counsel will be at its own expense unless (1) the employment of counsel by the Indemnified Party at the Indemnifying Party’s expense has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party reasonably believes there may be a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such Third Party Claim within a reasonable time after receipt of notice of the commencement of such Third Party Claim, in each of which cases the fees and expenses of such Indemnified Party’s counsel shall be at the expense of the Indemnifying Party. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party to assume the defense of such action as contemplated by the immediately preceding sentence. The Indemnified Party shall, and shall cause each of their Affiliates and Representatives to, use reasonable best efforts to cooperate with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any statement, finding or admission of any fault, culpability, failure to act, violation of Law or admission of any wrongdoing by or on behalf of the Indemnified Party, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not agree to any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from any and all liabilities in respect of such Third Party Claim. An Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided that such consent shall not be

40

required if the Indemnifying Party has not fulfilled any material obligations under this Section 7.03(b).
(c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 20 Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Agreement.
SECTION 7.04. Indemnification Payment. In the event a claim or any Action for indemnification hereunder has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand in immediately available funds; provided, however, that any reasonable and documented out-of-pocket expenses incurred by the Indemnified Party as a result of such claim or Action shall be reimbursed promptly by the Indemnifying Party upon receipt of an invoice describing such costs incurred by the Indemnified Party. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Agreement when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable governmental order has been entered into with respect to such claim or Action.
SECTION 7.05. Exclusive Remedies. Each party hereto acknowledges and agrees that following the Closing, the indemnification provisions hereunder shall be the sole and exclusive remedies of the parties hereto for any breach of the representations, warranties or covenants contained in the this Agreement, absent fraud or willful misconduct. No investigation of the Company by the Acquirer, or of the Acquirer by the Company, whether prior to or after the date of this Agreement, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.
SECTION 7.06. Tax Treatment of Indemnification Payment. The parties agree that, for tax purposes, any indemnification payment made pursuant to this Agreement shall be treated as a capital contribution to the Company, if paid to the Company, or as a Purchase Price adjustment, if paid to the Acquirer, unless otherwise required by applicable law.
ARTICLE VIII

General Provisions
SECTION 8.01. Survival. The representations and warranties in this Agreement shall survive the Closing for a period of 18 months following the Closing Date; provided, however, that the representations and warranties (a) set forth in Sections 2.01, 2.02, 2.03, 2.04, 3.01 and 3.02 shall survive indefinitely and (b) set forth in Section 2.08 shall survive until the date that is 60 days following the expiration of the applicable statute of limitations for purposes of Section 6.16 of the Shareholders Agreement. Except

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as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing, shall terminate as of the Closing. After the Closing, a claim for indemnification under Section 7.01 or 7.02 (or any other claim) with respect to any representation or warranty or covenant may not be brought after the expiration of the applicable survival period, except that any representation or warranty or covenant that would otherwise terminate in accordance with the foregoing provisions of this Section 8.01 will continue to survive with respect to any written notice for a claim for indemnification with respect thereto that is given under Article VII on or prior to the expiration of the applicable survival date set forth in this Section 8.01 until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VII.
SECTION 8.02. No Additional Representations. Except for the representations and warranties of the Company and the Acquirer expressly set forth in this Agreement and the Company Disclosure Letter, none of the Company, the Acquirer or any other person makes any other express or implied representation or warranty on behalf of the Company or the Acquirer, as applicable, with respect to the Company, any Company Subsidiary or the Acquirer, as applicable, the accuracy or completeness of any information regarding the Company and the Company Subsidiaries or the transactions contemplated by this Agreement, including any representations or warranties with respect to any information, documents or material made available to the Acquirer in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby. Each of the Company and the Acquirer acknowledges that such party has not relied on any representation or warranty from the Company or the Acquirer, as applicable, or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement and the Company Disclosure Letter.
SECTION 8.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing the Acquirer, on the one hand, or the Company, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform
SECTION 8.04. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 8.04 shall be void.
SECTION 8.05. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
SECTION 8.06. Attorneys’ Fees. In the event that a dispute arises between the parties in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses from the non-prevailing

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party. The payment of such fees and expenses is in addition to any other relief to which such prevailing party may be entitled.
SECTION 8.07. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or other electronic delivery or sent, postage prepaid, by registered, certified or express mail or overnight courier service, as follows:
(a) if to the Acquirer,
Sponsor Auto Finance Holdings Series LP
c/o Warburg Pincus LLC
450 Lexington Ave
New York, NY 10017

Attention: Daniel Zilberman
Facsimile: (212) 716-8626
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th St., Suite 4200
New York, New York 10019

Attention: Tagar Olson
Facsimile: (212) 750-0003
c/o Centerbridge Partners L.P.
375 Park Avenue, 12th Floor
New York, NY 10152-0002
Attention: Matthew Kabaker
Facsimile: (212) 672-6471
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention: Lee Meyerson, Esq.
    Elizabeth Cooper, Esq.
Facsimile: (212) 455-2502; and

(b) if to SHUSA,
Santander Holdings USA, Inc.
75 State Street

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Boston, MA 02109
Attention: Christopher Pfirrman, Esq.
Facsimile: (617) 757-5657
(c) if to the Company,
Santander Consumer USA Inc.

8585 N. Stemmons Frwy.
Suite 1100-North
Dallas, TX 75247

Attention: Eldridge Burns, Esq.
Facsimile: (972) 755-8382

with copies to, in the case of SHUSA and the Company:
Banco Santander, S.A.
Ciudad Grupo Santander
Edificio Pinar pl 0
28660 Boadilla del Monte
Madrid, Spain

Attention: Pablo Castilla Reparaz, Corporate Legal Counsel
Facsimile: +34 91 257 01 15

and

Cravath, Swaine & Moore LLP

Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Attention: Joel F. Herold, Esq.
Facsimile: (212) 474-3700
SECTION 8.08. Interpretation; Exhibits and Schedules Definitions. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms

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used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
SECTION 8.09. Certain Definitions. For all purposes hereof:
“Accounting Principles” means the principles set forth in Schedule A hereto relating to the adjustments to the Pro Forma Capitalization as of the Determination Date.
“Additional Financing” means any increase in the total commitments under the Santander ABS Credit Agreement.
“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
“Amended Employment Agreement” means the Amended and Restated Employment Agreement, to be dated as of the Closing Date, among the Company, Banco Santander, S.A., Thomas G. Dundon and Dundon DFS, LLC, substantially in the form of Exhibit F hereto.
“Annual Budget” means, in any fiscal year of the Company, the Company’s budget for such fiscal year.
“Benefit Plan” means each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by the Transaction Documents under which (A) any current or former director, officer, employee, or independent contractor of the Company or any Subsidiary of the Company (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries currently has any present or future liability.
“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

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“Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to the Acquirer.
“Comparable Facility” means the amended and restated facility substantially in the form attached hereto as Exhibit G.
“Confidentiality Agreements” means each of (a) the letter agreement, dated as of July 8, 2011, between Banco Santander, S.A. and Warburg Pincus LLC, (b) the letter agreement, dated as of July 8, 2011, between Banco Santander, S.A. and Kohlberg Kravis Roberts & Co. L.P. and (c) the letter agreement dated as of July 11, 2011 between the Company and Centerbridge Advisors II, LLC.
“Debt Financing” means the debt financing pursuant to the Note Purchase Agreement.
“Dundon Investment Agreement” means the Investment Agreement, dated as of the date hereof, between the Company and Dundon DFS, LLC, substantially in the form of Exhibit H hereto.
“Environmental Laws” means all federal, state or local laws relating to pollution or protection of human health (to the extent related to exposure to toxic or Hazardous Substances) or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment.
“Existing IT Agreement” means the Services Agreement, dated as of December 17, 2009, between the Company and Sovereign Bank.
“Existing Shareholders Agreement” means the Stockholders Agreement, dated as of September 23, 2006 and amended and restated as of August 24, 2009, among the Company, Banco Santander, S.A., Dundon DFS LLC and Thomas G. Dundon.
“Existing Tax Allocation Agreement” means the Amended and Restated Tax Allocation Agreement, dated as of September 14, 2009, among Sovereign Bancorp, Inc., the Company and certain other persons.
“Hazardous Substance” means any substance that is regulated pursuant to any Environmental Law including any waste, petroleum products, asbestos, as toxic or hazardous and lead.
“including” means including, without limitation.
“Indemnification Agreement” means the Form of Indemnification Agreement, substantially in the form of Exhibit I hereto.

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“Intellectual Property” means all worldwide intellectual property and proprietary rights, including without limitation all: (a) trademarks, service marks, domain names, logos, trade dress, trade names and other source indicators, and all goodwill symbolized thereby, (b) patents, inventions, technology, processes and designs, (c) trade secrets, know-how and confidential or proprietary information, (d) copyrights and works of authorship, software, databases, websites and systems and (e) all applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-inpart, re-examinations, reissues, and divisionals of the foregoing.
“Investors” means Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P. and any Affiliate thereof, and investment funds or partnerships managed by any of the foregoing, but excluding, however, any portfolio company of any of the foregoing and any Person controlled by any such portfolio company (including the Company).
“July Tape” means the Loan “tape” of the Company which sets forth information regarding the Loans owned or held by the Company and the Company Subsidiaries as of July 31, 2011.
“Knowledge” means, with respect to any matter in question, the actual knowledge of, with respect to the Company, those individuals listed in Section 8.09(i) of the Company Disclosure Letter.
“Losses” means any and all losses, damages, reasonable costs, reasonable expenses (including reasonable attorneys’ fees and disbursements), liabilities, settlement payments, awards, judgments, fines, obligations, claims, and deficiencies of any kind, excluding special, consequential, exemplary and punitive damages. In the case of the Acquirer, “Losses” shall include the Acquirer’s Proportionate Percentage of any indemnification payment made by the Company to any Acquirer Indemnified Party.
“Management Equity Plan” means a management equity compensation plan with the terms set forth in Exhibit J hereto.
“Neutral Auditor” means Ernst & Young, or any other internationally recognized independent public accounting firm mutually satisfactory to the Company, the Acquirer and Thomas G. Dundon.
“Note Purchase Agreement” means the Note Purchase Agreement, dated as of the date hereof, between the Acquirer and Caixabank, S.A., in the form of Exhibit K hereto.
“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity.
“Prime Rate” means, for any date of determination, (i) the highest rate of interest (or if a range is given, the highest prime rate) published in The Wall Street

47

Journal on such date as constituting the “prime rate” or “base rate” in such publication’s Table of Money Rates on such date or (ii) if The Wall Street Journal is not published on such date, then in The Wall Street Journal most recently published, such rate to change as and when such designated rate changes.
“Pro Forma Adjustments” means adjustments giving effect to (i) the purchase and sale of the Acquired Shares pursuant to this Agreement, (ii) any capital contribution in cash to the Company by Santander Holdings USA, Inc. or any of its Affiliates on or before the Closing Date, (iii) the purchase and sale of shares of Company Common Stock pursuant to the Dundon Investment Agreement, (iv) the payment of any dividends or other distributions by the Company on the Company Common Stock or any other payments to shareholders of the Company in excess of amounts payable under contracts in effect as of the date of this Agreement, in each case, after October 31, 2011 and prior to the Closing and (v) any expenses, incurred in connection with the transactions contemplated by this Agreement, paid or payable by the Company (whether incurred by the Company or to be reimbursed by the Company to the Acquirer, SHUSA, Banco Santander, S.A. or Dundon DFS, LLC) in excess of $1.0 million, excluding (for the avoidance of doubt) from this clause (v) any expenses related to Section 4.04(b).
“Proportionate Percentage” means, with respect to any person, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Company Common Stock held by such person and the denominator of which is the total number of shares of Company Common Stock outstanding at the time of determination.
“Qualifying Agreement” means any Contract between the Company or any Company Subsidiary and any of their Affiliates that holds an appropriate Permit, is properly exempt from a requirement to hold such a Permit, or otherwise has the authority to conduct the licensable business without holding such a Permit, which Contract is on commercially reasonable terms and (a) is sufficient to allow the Company to continue to carry on its business substantially as presently conducted (including servicing or collecting any Loans included in any Securitization Transactions or pledged pursuant to any warehouse or other financing facility for which the Company or any Company Subsidiary acts as servicer or collector), (b) provides for, among other things, as applicable, (i) the origination or purchasing of Loans by such Affiliate (which Loans, if the Company or applicable Company Subsidiary had all necessary Permits, would otherwise have been originated or purchased by the Company or a Company Subsidiary), (ii) the servicing or collection of any such Loans by such Affiliate (which Loans, if the Company or applicable Company Subsidiary had all necessary Permits, would otherwise have been serviced or collected by the Company or a Company Subsidiary), and (iii) as applicable, (x) the purchase of any such Loans by the Company or any Company Subsidiary from such Affiliate after the Company has obtained any required Permits and/or (y) the transfer of servicing or collection on such Loans from the Affiliate to the Company or any Company Subsidiary after the Company has obtained any required Permits, and (c) requires compliance by the parties thereto with applicable Law, including

48

the Federal Fair Debt Collections Practices Act, and any Securitization Transactions or warehouse or other financing facility for which the Company or any Company Subsidiary acts as servicer or collector.
“Representative” means, with respect to any person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such person.
“Required Financing” means Third Party Warehouse Agreements (taken together with any Additional Financing) (a) with aggregate commitments of at least $4.5 billion, without any breaches or defaults under such agreements and with conditions to funding that the Company reasonably expects that it will be able to satisfy, (b) with terms such that Third Party Warehouse Agreements (taken together with any Additional Financing) that have aggregate commitments of at least $2.0 billion shall have a maturity of no earlier than two years following the later of the respective dates of such Third Party Warehouse Agreements or Additional Financing and the latest renewal, extension or rollover of such Third Party Warehouse Agreements or Additional Financing and (c) (i) in the case of Third Party Warehouse Agreements entered into after the date of this Agreement, with terms that are not materially less favorable to the Company in the aggregate than the terms of the Comparable Facility and (ii) in the case of Third Party Warehouse Agreements in effect as of the date of this Agreement the maturities of which are extended after the date of this Agreement, with margins and advance rates that are not materially less favorable to the Company in the aggregate than the comparable terms of the Comparable Facility and the other terms of such extended Third Party Warehouse Agreements are not materially less favorable in the aggregate than the terms of such Third Party Warehouse Agreements prior to such extension; provided that clauses (i) and (ii) shall be satisfied with respect to the margins of such Third Party Warehouse Agreements if such margins do not exceed the margins of the Comparable Facility by more than 40 basis points.
“Required Origination Amount” means an amount, in dollars, equal to the product of (a) 0.90 and (b) the total dollar amount of all Loans originated by the Company and the Company Subsidiaries during the period from January 1, 2011 through the date of this Agreement.
“Santander ABS Credit Facility” means the Credit Agreement to be entered into by a special purpose subsidiary of the Company, the Company and Banco Santander, S.A. providing for a three-year ABS facility.
“Securitization Instruments” shall mean all Contracts to which the Company or any Company Subsidiary is bound under a Securitization Transaction.
“Securitization SPV” means each Person that is a special purpose vehicle that is both (a) owned by the Company or any of the Company Subsidiaries and (b) utilized in Securitization Transactions involving assets of the Company or any of the Company Subsidiaries.

49

“Securitization Transaction” means any transaction sponsored by the Company or any of the Company Subsidiaries under which any such Person has sold or pledged Loans or receivables in a securitization in which securities backed by, or other interests in, such loan or receivables were sold and any of such securities or other interests remain outstanding.
“Shareholders Agreement” means the Shareholders Agreement, to be dated as of the Closing Date, among the Company, the Acquirer, Santander Holdings USA, Inc., Dundon DFS, LLC, Thomas G. Dundon and Banco Santander, S.A., substantially in the form of Exhibit L hereto.
“Specified Contracts” means each of (a) the Dealer Agreement, dated as of November 10, 2009, by and among Carmax Auto Superstores, Inc., Carmax Auto Superstores West Coast, Inc., Carmax Auto Superstores California, LLC, Carmax Auto Mall, LLC, Carmax of Laurel, LLC and Santander Consumer USA Inc., (ii) the DealerTrack Lender Agreement, dated July 8, 2005, by and between DealerTrack, Inc. and Drive Financial Services, LP. and (iii) the Subvention Agreement, dated as of May 20, 2010, between Santander Consumer USA Inc. and Chrysler Group LLC, as amended by the First Amendment to Subvention Agreement, dated July 15, 2011.
“State License Approvals” means all authorizations, consents, orders, approvals, declarations, filings and expiration of waiting periods related to state business Permits necessary for the consummation of the Acquisition.
“State Tax Sharing Agreement” means a state tax sharing agreement substantially in the form of Exhibit M hereto, with an appropriate effective date and with appropriate adjustments, including to take into account NOLs and other tax attributes of the Company included as a deferred tax asset in the calculation of the Tangible Common Equity, to be agreed upon by the parties.
“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another Subsidiary of such first person.
“Tangible Common Equity” has the meaning assigned to such term in Schedule A.
“Tax” or “Taxes” includes all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, whenever created or imposed, and whether of the United

50

States or elsewhere, and whether imposed by a local, municipal, county, state, foreign, Federal or other government or subdivision or agency thereof, or in connection with any agreement with respect to Taxes, including all interest, penalties, fines, related liabilities, and additions imposed with respect to such amounts.
“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including claims for refund and declarations of estimated Tax.
“Third Party Warehouse Agreement” means a warehouse agreement with a third party financing source (other than the Repurchase Facility, dated September 9, 2011, between UBS and the Company).
“Trademark License Agreement” means the Use of Trademark License Agreement, to be dated as of the date of this Agreement, between the Company, Santander Consumer Finance, S.A. and Banco Santander, S.A., substantially in the form of Exhibit N hereto.
“Transfer Side Letter” means the letter agreement, to be dated as of the Closing Date, among certain Affiliates of Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P., the Company, SHUSA, Dundon DFS LLC, Thomas G. Dundon and Banco Santander, S.A., substantially in the form of Exhibit O hereto.
SECTION 8.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
SECTION 8.11. Entire Agreement. This Agreement, the Shareholders Agreement and the Confidentiality Agreements, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Shareholders Agreement or in the Confidentiality Agreements.
SECTION 8.12. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

51

SECTION 8.13. SPECIFIC PERFORMANCE; NO RECOURSE. (A) THE PARTIES ACKNOWLEDGE AND AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT TO BE PERFORMED BY SHUSA, THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT PRIOR TO THE VALID AND EFFECTIVE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 6.01, THE ACQUIRER SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OR THREATENED BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF COMPETENT JURISDICTION, IN EACH CASE WITHOUT PROOF OF DAMAGES OR OTHERWISE (AND EACH OF SHUSA, THE COMPANY AND THE COMPANY SUBSIDIARIES HEREBY WAIVES ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY), THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THE ACQUIRER IS ENTITLED AT LAW OR IN EQUITY. SHUSA AND THE COMPANY AGREE NOT TO ASSERT THAT A REMEDY OF SPECIFIC ENFORCEMENT IS UNENFORCEABLE, INVALID, CONTRARY TO LAW OR INEQUITABLE FOR ANY REASON, NOR TO ASSERT THAT A REMEDY OF MONETARY DAMAGES WOULD PROVIDE AN ADEQUATE REMEDY. PRIOR TO THE CLOSING, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF SHUSA, THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT OR TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THEIR SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY SUCH BREACH SHALL BE THE TERMINATION FEE SET FORTH IN SECTION 6.03.
(b) THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST THE NAMED PARTIES HERETO. ALL CLAIMS OR CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT MAY BE MADE ONLY AGAINST THE ENTITIES THAT ARE EXPRESSLY IDENTIFIED AS PARTIES HERETO, OR AGAINST THE GUARANTORS UNDER AND TO THE EXTENT SET FORTH IN THE GUARANTEES, AND NO PAST, PRESENT OR FUTURE DIRECTOR, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, MANAGER, PARTNER, SHAREHOLDER, AFFILIATE, AGENT, ATTORNEY OR REPRESENTATIVE OF ANY PARTY HERETO (INCLUDING ANY PERSON NEGOTIATING OR EXECUTING THIS AGREEMENT ON BEHALF OF A PARTY HERETO) SHALL HAVE ANY LIABILITY OR OBLIGATION WITH RESPECT TO THIS AGREEMENT OR WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION, WHETHER IN TORT, CONTRACT OR OTHERWISE, THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR

52

PERFORMANCE OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THIS SECTION 8.13(B) DOES NOT LIMIT ANY LIABILITY OF ANY PERSON UNDER THE CONFIDENTIALITY AGREEMENTS OR ANY AGREEMENT REFERRED TO IN SECTION 5.01(D) TO THE EXTENT PROVIDED THEREIN.
SECTION 8.14. CONSENT TO JURISDICTION. EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF (I)THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 8.14. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (A) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
SECTION 8.15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
SECTION 8.16. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

53

BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Company and the Acquirer have duly executed this Agreement as of the date first written above.
SANTANDER CONSUMER USA INC.,

by	/s/ Jason Kulas Name: Jason Kulas Title: Chief Financial Officer
SPONSOR AUTO FINANCE HOLDINGS SERIES LP,

by	Name: Title:
SOLELY FOR PURPOSES OF SECTIONS 1.02(b), 1.04, 2.08, 4.03, 4.04, 4.08, 4.09 AND 4.12 AND ARTICLE VIII
SANTANDER HOLDINGS USA, INC.

by	/s/ Guillermo Sabater Name: Guillermo Sabater Title: Chief Financial Officer

[Investment Agreement Signature Page]

IN WITNESS WHEREOF, the Company and the Acquirer have duly executed this Agreement as of the date first written above.
SPONSOR AUTO FINANCE HOLDINGS SERIES LP,

By:	Sponsor Auto Finance GP LLC, its general partner

By	/s/ Daniel Zilberman Name: Daniel Zilberman Title: Co-President

by	Name: Title:

[Signature Page to the Investment Agreement]

EXHIBIT A

Form of Post-Closing Articles of Incorporation of the Company

EXHIBIT A

RESTATED ARTICLES OF INCORPORATION
OF
SANTANDER CONSUMER USA INC.
(AN ILLINOIS CORPORATION)
These Restated Articles of Incorporation of Santander Consumer USA Inc. (the “Corporation”) were adopted on [enter Month & Day, Year] in the manner indicated below:
By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by shareholders having not less than the minimum number of votes required by statute and by the articles of incorporation. Shareholders who have not consented in writing have been given notice in accordance with Section 7.10.
The Articles of Incorporation of the Corporation as in effect immediately prior to the filing of these Restated Articles of Incorporation are amended and restated to read in their entirety as follows:
ARTICLE I
The name of the Corporation is Santander Consumer USA Inc. The Corporation was incorporated November 23, 1981 under the name IFA, Incorporated. Subsequent names that the Corporation has adopted pursuant to amendment of its articles of incorporation, and the effective date of any such amendments, are as follows:

Name	Effective Date
IFA Incorporated	July 6, 1988
BoS (USA) Inc.	February 23, 2001
BoS (USA) Drive Inc.	January 9, 2006
Drive Consumer USA Inc.	October 13, 2006
Santander Consumer USA Inc.	March 5, 2007

ARTICLE II
The address of the registered office of the Corporation is 208 S. LaSalle Street, Suite 814, Chicago, Illinois 60604. The name of the registered agent of the Corporation at such address is CT Corporation System.
ARTICLE III
The purpose for which the Corporation is organized is the transaction of any and all lawful acts or activities for which a corporation may be incorporated under the Illinois Business Corporation Act of 1983, as amended (the “IBCA”).

EXHIBIT A

ARTICLE IV
The aggregate number of shares which the Corporation is authorized to issue is [106,000,000] divided into two classes. The designation of each class, the par value of the shares of each class and the number of shares authorized of each class are as follows:

Class	Par Value Per Share	Number of Shares Authorized
Common Stock	No Par Value	[93,000,000]
Preferred Stock	$1	[13,000,000]

The number of shares issued on the date of filing these Restated Articles of Incorporation is [•] shares of Common Stock and no shares of Preferred Stock, and the amount of paid-in capital on such date is $[•].
Shares of Preferred Stock may be issued from time to time in one or more series, each of which series may have such voting powers (if any) and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions as shall be stated and expressed in a resolution or resolutions providing for the issue of such Preferred Stock of each such series adopted by the board of directors of the Corporation and authority to adopt such resolution or resolutions stating and expressing any or all of the foregoing be and is hereby expressly vested in the board of directors of the Corporation.
ARTICLE V
Each of the following matters will require the approval of the holders of the Common Stock of the Corporation (the “Shareholder Reserved Matters”):
(i)    Commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of the Corporation.
(ii)    Any non-pro rata reduction of the share capital of the Corporation, except as required by law.
(iii)    Any amendment to the articles of incorporation or bylaws of the Corporation, which amendment would change (a) the name of the Corporation, (b) the jurisdiction of incorporation of the Corporation, (c) the purpose or purposes for which the Corporation is organized, (d) the size of the board of directors of the Corporation or (e) the shareholder approval requirements for Shareholder Reserved Matters.
(iv)    Any appointment to the board of directors contrary to the provisions regarding appointment of directors set forth in the bylaws of the Corporation.

EXHIBIT A

(v)    Any merger, amalgamation or consolidation of the Corporation with any other entity or the spinoff of a substantial portion of the business of the Corporation.
(vi)    The sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Corporation, whether in a single transaction or a series of related transactions.
(vii)    Any change in the principal line of business of the Corporation.
ARTICLE VI
No holder of shares of any class or series of the Corporation shall, as such holder, have any preemptive or preferential right pursuant to Section 6.50 of the IBCA to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in treasury, or to purchase any obligations convertible into shares of any class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.
ARTICLE VII
No holder of shares of any class or series of the Corporation shall have the right to cumulate such holder’s voting power in the election of the board of directors of the Corporation and the right to cumulate voting described in the IBCA is hereby specifically denied to the holders of shares of any class or series of the Corporation.
ARTICLE VIII
The personal liability of directors of the Corporation to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent allowed by Section 2.10(b)(3) of the IBCA, provided that the liability of a director shall not be eliminated: (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the IBCA or (iv) for any transaction from which the director derived an improper personal benefit. If the IBCA hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the IBCA as so hereafter amended. Any repeal or modification of this article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EXHIBIT A

The undersigned corporation has caused these articles to be signed by a duly authorized officer who affirms, under penalties of perjury, that the facts stated herein are true.
Dated: [enter Month & Day, Year]
SANTANDER CONSUMER USA INC.
By:
Name:
Title:

EXHIBIT B

Form of Post-Closing Bylaws of the Company

EXHIBIT B

SECOND AMENDED AND RESTATED BYLAWS
OF
SANTANDER CONSUMER USA INC.
(AN ILLINOIS CORPORATION)
Effective [•], 2011
ARTICLE I

OFFICES
SECTION 1.01.    Registered Office. The corporation shall continuously maintain in the State of Illinois a registered office and registered agent whose office is identical with such registered office, unless otherwise designated in the articles of incorporation.
SECTION 1.02.    Other Offices. The corporation may also have offices at such other places both within and without the State of Illinois as the board of directors may from time to time determine or the business of the corporation may require.
ARTICLE II

MEETING OF SHAREHOLDERS
SECTION 2.01.    Time and Place of Meetings. Meetings of shareholders shall be held at such time and place, either within or without the State of Illinois, as shall be designated from time to time by the board of directors of the corporation.
SECTION 2.02.    Annual Meeting. An annual meeting of shareholders for the purpose of electing directors and transacting such other proper business as may come before the meeting shall be held on such date, at such time and at such place as may be designated by the board of directors.
SECTION 2.03.    Special Meetings. Unless otherwise required by law or by the articles of incorporation of the corporation, as amended from time to time, special meetings of shareholders may be called by (a) any officer at the request of a majority of the board of directors, (b) the chairman of the board or (c) the chief executive officer.
SECTION 2.04.    Notice of Meetings. (a)  Except as otherwise provided by law, written notice of each meeting of shareholders, whether annual or special, stating the time when and place where it is to be held, shall be served either personally or by mail, not less than 10 nor more than 60 days before the meeting, upon each shareholder of record entitled to vote at such meeting, and to any other shareholder to whom the giving of notice may be required by law. Notice of a special meeting shall also state the purpose or purposes

EXHIBIT B

for which the meeting is called, and shall indicate that it is being issued by, or at the direction of, the person or persons calling the meeting. Prior to the occurrence of an Acquirer Group Termination (as defined in the Shareholders Agreement (as defined below)), if, at any meeting, action is proposed to be taken with respect to the election or reelection of directors, notice of the meeting shall include the identity of each person nominated for election or reelection as a director in accordance with Section 6.1(a) of the Shareholders Agreement, dated as of [•], 2011, among the corporation, Sponsor Auto Finance Holdings Series LP, Santander Holdings USA, Inc. (“SHUSA”), Dundon DFS, LLC, Thomas G. Dundon and Banco Santander, S.A., as such agreement may be amended, modified, restated or supplemented from time to time (the “Shareholders Agreement”), and no other person shall be included in such notice as a nominee for election or reelection as a director. From and after the occurrence of an Acquirer Group Termination, if, at any meeting, action is proposed to be taken with respect to the election or reelection of directors, notice of the meeting shall include the identity of each person nominated for election or reelection as a director in accordance with Section 3.03. If, at any meeting, action is proposed to be taken that would, if taken, entitle shareholders to receive payment for their shares pursuant to law, the notice of such meeting shall include a statement of that purpose and to that effect. If mailed, such notice shall be directed to each such shareholder at his address, as it appears on the records of the shareholders of the corporation, unless he shall have previously filed with the secretary of the corporation a written request that notices intended for him be mailed to the address designated in such request.
(b)    Notice of any meeting need not be given to any person who may become a shareholder of record after the mailing of such notice and prior to the meeting, or to any shareholder who attends such meeting, in person or by proxy, or to any shareholder who, in person or by proxy, submits a signed waiver of notice either before or after such meeting. Notice of any adjourned meeting of shareholders need not be given, unless otherwise required by law.
SECTION 2.05.    Quorum; Adjournment. (a)  Except as otherwise provided herein, or by law, or in the articles of incorporation, at all meetings of shareholders of the corporation, the presence at the commencement of such meetings in person or by proxy of shareholders of record holding a majority of the total number of shares of the corporation then issued and outstanding and entitled to vote, shall be necessary and sufficient to constitute a quorum for the transaction of any business. The withdrawal of any shareholder after the commencement of a meeting shall have no effect on the existence of a quorum, after a quorum has been established at such meeting.
(b)    Despite the absence of a quorum at any annual or special meeting of shareholders, the shareholders, by a majority of the votes cast by the holders of shares entitled to vote thereon, may adjourn the meeting. At any such adjourned meeting at which a quorum is present, any business may be transacted at the meeting as originally called if a quorum had been present.

EXHIBIT B

SECTION 2.06.    Voting. (a)  Except as otherwise provided by law or by the articles of incorporation, any corporate action shall be authorized by a majority of votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.
(b)    Except as otherwise provided by law or by the articles of incorporation, at each meeting of shareholders, each holder of record of stock of the corporation entitled to vote thereat shall be entitled to one vote for each share of stock registered in his name on the books of the corporation.
(c)    Each shareholder entitled to vote or to express consent or dissent without a meeting, may do so by proxy; provided, however, that the instrument authorizing such proxy to act shall have been executed in writing by the shareholder himself, or by his attorney-in-fact thereunto duly authorized in writing. No proxy shall be valid after the expiration of eleven months from the date on the proxy statement. Such instrument shall be exhibited to the secretary prior to or at the commencement of the meeting and shall be filed with the records of the corporation.
ARTICLE III

BOARD OF DIRECTORS
SECTION 3.01.    General Powers of Board. The powers of the corporation shall be exercised, its business and affairs conducted, and its property and interests controlled by and under the direction of the board of directors, except as otherwise provided under the Illinois Business Corporation Act of 1983 (the “IBCA”) or in the articles of incorporation.
SECTION 3.02.    Number of Directors. The number of the directors of the corporation constituting the entire board shall be twelve. The number of directors of the corporation constituting the entire board may be increased or decreased from time to time by amendment to these bylaws.
SECTION 3.03.    Election of Directors; Nominations; Chairman and Vice Chairman. (a)  A plurality of the votes cast by the shareholders entitled to vote shall be required for, and sufficient to, elect a director.
(b)    Nominations of persons for election or reelection to the board of directors at any annual or special meeting of the shareholders may be made only by shareholders of record of the corporation by submitting such names to the secretary of the corporation prior to the mailing of notice with respect to such meeting in accordance with (i) from and after an Acquirer Group Termination, Section 3.03(c), and (ii) prior to an Acquirer Group Termination, Section 6.1(a) of the Shareholders Agreement (and the secretary shall not mail such notice until such names have been received by the secretary). Only persons who are nominated in accordance with the procedures and other requirements set forth in this Section 3.03(b) and, if applicable, Section 3.03(c), shall be eligible to be elected as directors at a meeting of shareholders.

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(c)    For nominations to be properly brought before an annual or special meeting of the shareholders by a shareholder pursuant to Section 3.03(b), the shareholder must give timely notice thereof in proper written form to the secretary of the corporation. To be timely, a shareholder’s notice must be delivered to the secretary at the principal executive offices of the corporation before notice of the applicable shareholder meeting is issued by the corporation to the shareholders pursuant to Section 2.04. In order to be in proper written form, such shareholder’s notice must include the name and address of the shareholder giving the notice, as they appear on the corporation’s books and the identity of each person whom the shareholder proposes to nominate for election or reelection as a director. This Section 3.03(c) shall only apply from and after an Acquirer Group Termination.
(d)    The board of directors shall at all times have a chairman of the board and a vice chairman of the board, each of whom will be directors and each of whom will be appointed by the shareholders from among the directors nominated for election to the board as provided in this Section 3.03. The chairman of the board shall, if present, preside at all meetings of the shareholders and of the board of directors and shall have such other powers and perform such other duties as may from time to time be assigned to the chairman by the IBCA or the board of directors. The vice chairman of the board shall preside at all meetings of the shareholders and of the board of directors at which the chairman of the board is not present and shall have such other powers and perform such other duties as may from time to time be assigned to the vice chairman by the IBCA or the board of directors.
SECTION 3.04.    Resignations. Any director of the corporation may resign at any time by giving notice to the board of directors, the chairman of the board or the secretary of the corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
SECTION 3.05.    Vacancies. Any vacancy occurring in the board of directors and any directorship to be filled by reason of an increase in the number of directors may be filled only by election at an annual meeting or at a special meeting of shareholders called for that purpose. A director elected by the shareholders to fill a vacancy shall hold office for the balance of the term for which he or she was elected. The board of directors shall not have authority to nominate, elect or appoint a director to fill any vacancy on the board of directors or any directorship to be filled by reason of any increase in the number of directors, which such authority shall be held and exercised solely by the shareholders of the corporation.
SECTION 3.06.    Removal. Any director may be removed with or without cause at any time at a special meeting of the shareholders called for that purpose.
SECTION 3.07.    Place of Meeting. The board of directors may hold any of its meetings at the principal office of the corporation or such other place or places in the United States as the board of directors (or the chairman of the board) may from time to time designate. Directors may participate in any regular meeting or special meeting of the board of directors or any committee thereof by means of conference telephone or other

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communications equipment pursuant to which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.
SECTION 3.08.    Regular Meetings. Regular meetings of the board of directors may be held at such intervals (but at least quarterly) and at such place and time as shall from time to time be determined by the board of directors.
SECTION 3.09.    Special Meetings. Special meetings of the board of directors may be called at any time by the board of directors, by the chairman of the board, or by the chief executive officer, to be held on such day and at such time and place as shall be specified by the person or persons calling the meeting.
SECTION 3.10.    Notice of Meetings. Notice of each special meeting or, where required, each regular meeting, of the board of directors shall be given to each director either by being mailed on at least the third day prior to the date of the meeting or being emailed, telegraphed, faxed or given personally or by telephone on at least 24 hours notice prior to the date of the meeting. Such notice shall specify the place, date and hour of the meeting and, if it is for a special meeting, the purpose or purposes for which the meeting is called. At any meeting of the board of directors at which every director shall be present, even though without such notice, any business may be transacted, except where a director attends a meeting for the express purpose of objecting to the transaction of any business at such meeting because proper notice was not given to him or her. Any acts or proceedings taken at a meeting of the board of directors not validly called or constituted may be made valid and fully effective by ratification at a subsequent meeting which shall be legally and validly called or constituted. Notice of any regular meeting of the board of directors need not state the purpose of the meeting and, at any regular meeting duly held, any business may be transacted. A waiver of notice of a special or regular meeting, given by the person or persons entitled to such notice, whether before or after the date of such meeting, shall be deemed the equivalent of such notice, and attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business at such meeting because proper notice was not given to him or her.
SECTION 3.11.    Quorum and Voting. (a)  At all meetings of the board of directors, the presence of a majority of directors then in office shall constitute a quorum for the transaction of business; provided, however, that the presence of a majority of directors then in office, including at least three directors nominated by Sponsor Auto Finance Holdings Series LP and Dundon DFS LLC, collectively, as a group (the “Other Investor Group”) shall constitute a quorum for purposes of voting on any Board Reserved Matter at any meeting of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. Except as otherwise provided by law, the articles of incorporation, or these bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors. Any action authorized

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in writing, by all of the directors entitled to vote thereon and filed with the minutes of the corporation, shall be the act of the board of directors with the same force and effect as if the same had been passed by unanimous vote at a duly called meeting of the board of directors. At all meetings of the board of directors, each director shall have one vote.
(b)    The following matters (the “Board Reserved Matters”) will require the affirmative vote of at least four directors nominated by Santander Holdings USA, Inc. and three directors nominated by the Other Investor Group:
(i)    The entry into, or amendment or termination of, any contract or other agreement in an amount exceeding $30.0 million.
(ii)    The sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the corporation or any subsidiary of the corporation with an aggregate fair market value in excess of $50.0 million (or in the case of sales of loan pools and similar portfolio assets in the ordinary course of business, $200.0 million).
(iii)    The institution or settlement by the corporation or any of its subsidiaries of any litigation or arbitration with an amount in controversy in excess of $10.0 million.
(iv)    The declaration or payment of dividends or other distributions in respect of the capital stock of the corporation (provided that payments by the corporation pursuant to Article III, Article IV or Section 6.12 of the Shareholders Agreement shall not be subject to this clause (iv)).
(v)    Except as required by changes in law or generally accepted accounting principles in the United States (as approved by the corporation’s outside auditors), any change to the material accounting policies of the corporation, and except (a) as required by changes in law or (b) changes which are consistent with changes to the tax policies or positions of Affiliates of Banco Santander, S.A. in the U.S. (which changes are not adopted by such Affiliates of Banco Santander, S.A. for the purpose of adversely affecting the corporation or its shareholders), any change to the material tax policies or positions of the corporation.
(vi)    Any resolution relating to the compensation of members of the board of directors of the corporation in their capacity as directors.
(vii)    The making by the corporation or any of its subsidiaries of any investment in, or the acquisition of, any assets or entity (other than investments in wholly-owned subsidiaries), whether in a single transaction or a series of related transactions, or the entry into any joint ventures, partnerships or similar arrangements, in an aggregate amount in excess of $50.0 million (or in the case of acquisitions of loan pools and similar portfolio assets in the ordinary course of

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business, $200.0 million), or the entry by the corporation or any of its subsidiaries into any new business lines.
(viii)    The incurrence by the corporation or any of its subsidiaries of any indebtedness for borrowed money or the assumption of any obligations (fixed or contingent), whether in a single transaction or a series of related transactions, with a principal amount in excess of $30.0 million.
(ix)    The approval of any annual budget of the corporation prepared in accordance with Section 3.15 herein.
(x)    Any transactions with Affiliates of the corporation; provided, however, that this provision will not apply to the following:
(A)     (i) transactions in effect as of [•], 2011, (ii) transactions entered into after [•], 2011, and on or prior to [•], 2011, and not prohibited by the Investment Agreement, dated as of [•], 2011, among the corporation, SHUSA and Sponsor Auto Finance Holdings Series LP, and (iii) transactions entered into in accordance with and as specifically permitted by the Shareholders Agreement, including the entry into and the performance of any Servicing Arrangement (as defined in the Shareholders Agreement);
(B)     transactions or series of related transactions in the ordinary course of business on arm’s length terms involving aggregate payments or consideration of less than $500,000;
(C)     the servicing of loan portfolios in the ordinary course of business on arm’s length terms and in accordance with the terms of any applicable servicing or comparable agreement;
(D)    transactions with Affiliates involving the provision or receipt of customary intercompany services, in each case in the ordinary course of business and on terms at least as favorable to the corporation and its subsidiaries (i) as would reasonably have been obtained at such time from an unrelated person on an arm’s-length basis, and (ii) as are made available to or received by the corporation’s other Affiliates;
(E)     the payment of reasonable and customary fees and compensation paid to, and indemnities provided on behalf of, officers or directors of the corporation or any of its subsidiaries, subject in each case to clauses (xi) and (xii) of this Section 3.11(b);
(F)     any employment agreement entered into by the corporation or any of its subsidiaries in the ordinary course of business, subject in each case to clauses (xi) and (xii) of this Section 3.11(b);

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(G)     transactions among the corporation and any of its subsidiaries; and
(H)    the prepayment, repayment or redemption of any indebtedness owed to Banco Santander, S.A. or one of its Affiliates with the proceeds of the issuance of shares of stock of the corporation pursuant to the Investment Agreements (as defined in the Shareholders Agreement), the termination of any financing commitments provided by Banco Santander S.A. or one of its Affiliates and the termination of any contracts related thereto, in each case with respect to indebtedness or commitments outstanding on the date of the Shareholders Agreement; provided that immediately after such prepayment, repayment, redemption or termination the corporation has available the financing described in Section 6.14(b) of the Shareholders Agreement.
(xi)    (A) Any issuance of equity or equity linked securities by the corporation other than a Permitted Equity Issuance or (B) any repurchase of such securities other than the purchase, repurchase, retirement, defeasance, redemption or other acquisition for value of equity interests of the corporation held by any future, present or former employee, director, officer or consultant of the corporation or any of its subsidiaries pursuant to and in accordance with the terms of any management equity plan or stock option plan or any other management or employee benefit plan or agreement, in each case previously approved pursuant to clause (xii) of this Section 3.11(b).
(xii)    Hiring or removal of the chief executive officer, the chief financial officer and the chief operating officer; changes in their compensation or in the compensation of any other executive officer; or the adoption, modification or termination of any equity-based incentive plans.
(xiii)    Any amendment or exception to the Liquidity Policy (as defined in the Shareholders Agreement) of the corporation.
(xiv)    Any amendment to the articles of incorporation of the corporation or these bylaws which would change (A) the authorized capital stock of the corporation (except in connection with a Permitted Equity Issuance) including the creation or issuance of any new class or series of capital stock either (i) having separate class or disproportionate voting rights or (ii) ranking senior to the corporation common stock as to dividends or upon liquidation, (B) the rights of any holders of corporation common stock in a manner adverse to such holders or (C) the board approval requirements for Board Reserved Matters.
(xv)    Any consent by the corporation or any of its subsidiaries to the transfer by Banco Santander, S.A. or any of its Affiliates of any portion of their respective commitments under the Santander Financing (as defined in the Shareholders Agreement).

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For purposes of this Section 3.11(b), the term “Affiliates” shall mean with respect to any specified person, any other person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person; and the term “Permitted Equity Issuance” shall mean any issuance of equity or equity linked securities by the corporation (i) in a primary issuance of shares of common stock of the corporation in an initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, representing no more than 15% of the pro forma outstanding shares of common stock of the corporation and reflecting an equity value of the corporation prior to such offering of at least $5.0 billion, or (ii) pursuant to equity-based compensation plans approved pursuant to clause (xii) of this Section 3.11(b).
SECTION 3.12.    Committees. Except as otherwise provided by law, the board of directors may from time to time appoint one or more committees of the board of directors, to consist of one or more directors (provided, however, that except with respect to a Governance Committee created in accordance with Section 6.9 of the Shareholders Agreement which shall be comprised as set forth therein, each such committee shall consist of at least (i) four directors nominated by the Other Investor Group, if the chief executive officer of the corporation is a member of such committee or (ii) three directors nominated by the Other Investor Group, if the chief executive officer of the corporation is not a member of such committee) and may delegate to any such committee any of the authority of the board of directors, however conferred. Each such committee shall serve at the pleasure of the board of directors and shall be subject to the control and direction of the board of directors. Any such committee may act by a majority of its members at a meeting or by a writing or writings signed, or given by electronic transmission, by all of its members. No committee of the board of directors is permitted to approve any Board Reserved Matter.
SECTION 3.13.    Action by Written Consent. Unless otherwise restricted by the articles of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board of directors or of such committee, as the case may be, consent thereto in writing or by electronic submissions and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee in accordance with applicable law.
SECTION 3.14.    Contracts; Conflicts. (a) No contract or other transaction between the corporation and any one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of the corporation’s directors or officers are directors or officers or have financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or committee, and the board or committee in good faith authorizes the contract or submission by the affirmative votes of a majority of the

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disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the vote of the shareholders, or (c) the contract or submission is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee that authorizes the contract or transaction.
(b)    Subject to applicable law, (i) the directors of the corporation (other than any director who is also an officer of the corporation) and any entities with which any of them may be affiliated may engage in or possess any interest in other investments, business ventures or persons of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the corporation and its subsidiaries, and may provide advice and other assistance to any such investment, business venture or person, (ii) the corporation and its shareholders shall have no rights by virtue of such directors’ service as directors of the corporation or their relationship with any entities that may hold securities of the corporation or its subsidiaries, in or to such investments, business ventures or persons or the income or profits derived therefrom, and (iii) the pursuit of any such investment or venture, even if competitive with the business of the corporation and its subsidiaries, shall not be deemed wrongful or improper. Subject to applicable law, the directors of the corporation (other than any director who is also an officer of the corporation) and any entities with which any of them may be affiliated (x) shall not be obligated to present any particular investment or business opportunity to the corporation even if such opportunity is of a character that, if presented to the corporation, could be pursued by the corporation and (y) shall have the right to pursue for their own account (individually or as a partner or a fiduciary) or to recommend to any other person any such investment opportunity. Notwithstanding the foregoing, nothing in this Section 3.14(b) shall be deemed or construed to permit any director to use any confidential, proprietary or nonpublic information obtained in his or her capacity as a director of the corporation for the personal benefit of such director or of any entity with which such director may be affiliated or to the detriment of the corporation, to the extent such use would not have been permitted under applicable law in the absence of this Section 3.14(b).
SECTION 3.15.    Annual Budget. The chief executive officer shall submit a proposed budget for the next fiscal year to the board of directors for their consideration and approval as a Board Reserved Matter no later than two months before the last day of each fiscal year.  The proposed budget submitted by the chief executive officer shall allocate appropriate resources to the development and implementation of procedures and internal controls which are intended to achieve and maintain best-in-class standards in the areas of risk-management, human resources, compliance, fair lending and other areas designated by the Board of Directors from time to time. In the event that the board of directors does not approve the annual budget, the chief executive officer will prepare and submit a revised proposed budget which will reflect the considerations of the board of directors. If such

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revised proposed budget is still not approved by the board of directors as a Board Reserved Matter before the first day of the applicable fiscal year, the directors will continue to discuss the terms of a new annual budget in good faith with an aim at approving an annual budget as soon as practicable and, meanwhile, the most recent annual budget previously approved by the board and then in effect will be the annual budget for such fiscal year.
ARTICLE IV

DUTIES OF THE OFFICERS
SECTION 4.01.    General. The officers of the corporation shall include a secretary, a chief executive officer, a chief financial officer, a chief operating officer and a chief credit officer and other officers as may be from time to time required by the IBCA. The board of directors, in its discretion, may also instruct the chief executive officer to appoint a president, a treasurer, and one or more vice-presidents, assistant secretaries, assistant treasurers and other offices. Any number of offices may be held by the same person (except the offices of president and secretary), unless otherwise prohibited by law or by the articles of incorporation. Vice-presidents may be given distinctive designations such as executive vice-president or senior vice president. The officers of the corporation need not be shareholders of the corporation nor need such officers be directors of the corporation. The chief executive officer shall be elected by the board of directors. The chief executive officer will appoint all other officers and executives of the corporation with the advice of the board of directors, other than the chief financial officer, chief operating officer and chief credit officer, each of whom will be appointed by the board of directors with the advice of the chief executive officer. Neither the chief executive officer nor any other officer of the corporation is permitted to approve any Board Reserved Matter. The corporation shall establish its own human resources, information technology, risk and other key operational policies under the direction of the board of directors.
SECTION 4.02.    Resignation/Removal. Any officer may resign at any time by giving written notice of such resignation to the corporation. Unless otherwise specified in such written notice, such resignation shall take effect when the notice is delivered unless the notice specifies a later effective date, and the acceptance of such resignation shall not be necessary to make it effective. Subject to Section 3.11(b)(xii) herein, any officer appointed by the chief executive officer or elected by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Subject to Section 3.11(b)(xii) herein, any vacancy occurring in any office of the corporation may be filled in the manner set forth in Section 4.01 herein.
SECTION 4.03.    Securities Owned by the Corporation. Powers of attorney, proxies, consents and other instruments relating to securities owned by the corporation may be executed in the name of and on behalf of the corporation by the chief executive officer, the president, if any, any vice-presidents, the secretary, or any other officer authorized to do so by the board of directors, and any such officer may, in the name of and on behalf of the corporation, take all such action as any such officer may deem advisable, subject to any

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necessary approvals including Section 6.6 of the Shareholders Agreement, to vote in person or by proxy at any meeting of security holders of any corporation in which the corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the corporation might have exercised and possessed if present.
SECTION 4.04.    The Chief Executive Officer. The chief executive officer shall have, subject to the board of directors and Sections 4.06 and 4.08 herein, general and active management of the business of the corporation consistent with the annual budget of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect, and shall perform such duties as are conferred upon the chief executive officer by these bylaws or as may from time to time be assigned to the chief executive officer by the board of directors. The chief executive officer may sign, execute and deliver in the name of the corporation all deeds, mortgages, bonds, leases, contracts or other instruments either when specially authorized by the board of directors or when required or deemed necessary or advisable by the chief executive officer in the ordinary conduct of the corporation’s normal business, except in cases where the signing and execution thereof is expressly delegated by these bylaws solely to some other officer(s) or agent(s) of the corporation or is required by law or otherwise to be signed or executed by some other officer or agent. The chief executive officer may cause the seal of the corporation, if any, to be affixed to any instrument requiring the same. In the absence or disability of the chairman of the board and the vice chairman of the board, the chief executive officer shall preside at all meetings of the shareholders and the board of directors. The chief executive officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned by the IBCA or the board of directors.
SECTION 4.05.    The Chief Financial Officer. The chief financial officer shall have such duties as are customarily associated with such office.
SECTION 4.06.    Joint Management Responsibilities of the Chief Executive Officer and the Chief Financial Officer. Except as reserved to the board of directors or the shareholders and subject to the board’s oversight and management responsibilities under applicable law, the chief executive officer and the chief financial officer will be jointly responsible for: (i) the strategic financial policies of the corporation, including with respect to dividends, the annual budget, the incurrence of indebtedness, treasury management, the making of investments and accounting matters, (ii) the preparation of the corporation’s financial statements and other reports to the board of directors which are of an economic or financial nature, (iii) the management and supervision of the corporation’s financial, accounting and tax operations and (iv) the establishment of internal controls over financial reporting. In the case of clause (i), if the chief executive officer does not have the necessary authority to take actions with respect to the strategic financial policies of the corporation, the chief executive officer and chief financial officer will be jointly responsible for making proposals and recommendations to the board of directors with respect to such policies.

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SECTION 4.07.    The Chief Operating Officer. The chief operating officer shall have such duties as are customarily associated with such office.
SECTION 4.08.    Joint Management Responsibilities of the Chief Executive Officer and the Chief Operating Officer. Except as reserved to the board of directors or the shareholders and subject to the board’s oversight and management responsibilities under applicable law, the chief executive officer and the chief operating officer will be jointly responsible for the operating policies of the corporation, including with respect to marketing, human resources and the purchase and sale of assets. If the chief executive officer does not have the necessary authority to take actions with respect to the operating policies of the corporation, the chief executive officer and chief operating officer will be jointly responsible for making proposals and recommendations to the board of directors with respect to such policies.
SECTION 4.09.    The Chief Credit Officer. The chief credit officer shall have such duties as are customarily associated with such office including responsibility for providing support, direction, credit information, and loan policies and procedures to ensure the overall quality of the corporation’s lending portfolio and accountability for the corporation’s adherence to banking policies and procedures.
SECTION 4.10.    The President. The president, if any, shall perform such other duties as are conferred upon the president by these bylaws or as may from time to time be assigned to the president by the chief executive officer or the board of directors. The president may sign, execute and deliver in the name of the corporation all deeds, mortgages, bonds, leases, contracts or other instruments either when specially authorized by the board of directors or when required or deemed necessary or advisable by the president in the ordinary conduct of the corporation’s normal business, except in cases where the signing and execution thereof shall be expressly delegated by these bylaws to some other officer or agent of the corporation or shall be required by law or otherwise to be signed or executed by some other officer or agent. In the absence or disability of the chairman of the board, the vice chairman of the board and the chief executive officer, the president shall preside at all meetings of the shareholders and the board of directors.
SECTION 4.11.    Vice-Presidents. The vice-presidents, if any, shall perform such duties as are conferred upon them by these bylaws or as may from time to time be assigned to them by the board of directors, the chief executive officer or the president, if any.
SECTION 4.12.    The Secretary. The secretary shall attend all meetings of the board of directors and shareholders and shall record and keep the minutes of all such meetings. The secretary shall be the custodian of, and shall make or cause to be made the proper entries in, the minutes of the corporation and such other books and records as the board of directors may direct. The secretary shall be the custodian of the seal of the corporation, if any, and shall have authority to affix the same to any instrument requiring it and shall affix such seal to such contracts, instruments and other documents as the board of directors or any committee thereof may direct. The secretary shall have such other powers

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and shall perform such other duties as may from time to time be assigned to the secretary by the board of directors.
SECTION 4.13.    The Treasurer. The treasurer, if any, shall be the custodian of all funds and securities of the corporation. Whenever so directed by the board of directors, the treasurer shall render a statement of the cash and other accounts of the corporation, and the treasurer shall cause to be entered regularly in the books and records of the corporation, and to be kept for such purpose, full and accurate accounts of the corporation’s receipts and disbursements. The treasurer shall have such other powers and shall perform such other duties as may from time to time be assigned to the treasurer by the board of directors.
SECTION 4.14.    Assistant Secretaries. Assistant secretaries, if any, shall perform such duties and have such powers as from time to time may be assigned to them by the board of directors, the chief executive officer, the president, if any, any vice-president, if any, or the secretary, and in the absence of the secretary or in the event of the secretary’s disability or refusal to act, shall perform the duties of the secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the secretary.
SECTION 4.15.    Assistant Treasurers. Assistant treasurers, if any, shall perform such duties and have such powers as from time to time may be assigned to them by the board of directors, the chief executive officer, the president, if any, any vice-president, if any, or the treasurer, if any, and in the absence of the treasurer or in the event of the treasurer’s disability or refusal to act, shall perform the duties of the treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the treasurer.
SECTION 4.16.    Other Officers. Such other officers as the chief executive officer may appoint, if any, shall perform such duties and have such powers as from time to time may be assigned to them by the chief executive officer or the board of directors. The chief executive officer may delegate to any officer of the corporation the power to choose such other officers and to prescribe their respective duties and powers.
SECTION 4.17.    Power to Delegate. Unless otherwise restricted by the board of directors, the chief executive officer shall have the authority to implement such policies as he or she deems advisable with respect to the delegation of his or her respective signature or voting authority, and is authorized to delegate such authority under policies or other writing; however, none of the authority granted in this sentence will constitute a delegation of, or change in, the limits of authority otherwise imposed on the specified officers or delegates or in any manner be permitted to operate in derogation of such limits of authority.
ARTICLE V

SHARES AND THEIR TRANSFER
SECTION 5.01.    Certificate for Shares. Every owner of one or more shares in the corporation shall be entitled to a certificate, which shall be in such form as prescribed

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by the board of directors, certifying the number and class of shares in the corporation owned by such owner. The certificates for the respective classes of such shares shall be numbered in the order in which they shall be issued and shall be signed by or in the name of the corporation by the officers designated by the laws of Illinois. If such certificate is countersigned by a transfer agent or registrar other than the corporation or an employee of the corporation, the signature of any said officers may be facsimile, engraved, stamped or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A record shall be kept of the name of the person, firm, or corporation owning the shares represented by each such certificate and the number of shares represented thereby, the date thereof, and in case of cancellation, the date of cancellation. Every certificate surrendered to the corporation for exchange or transfer shall be cancelled and no new certificates shall be issued in exchange for any existing certificates until such existing certificates shall have been so cancelled.
SECTION 5.02.    Lost, Destroyed and Mutilated Certificates. If any certificates for shares in the corporation become worn, defaced, or mutilated but are substantially intact and recognizable, the directors and authorized officers, upon production and surrender thereof, shall order the same cancelled and shall issue new certificates in lieu thereof. The holder of any shares in the corporation shall immediately notify the corporation if a certificate therefore shall be lost, destroyed, or mutilated beyond recognition, and the corporation may issue a new certificate in the place of any certificate theretofore issued by it which is alleged to have been lost, destroyed, or mutilated beyond recognition, and the board of directors may, in its discretion, require the owner of the certificate which has been lost, destroyed, or mutilated beyond recognition, or his legal representatives, to give the corporation a bond in such sum as the board of directors may direct to indemnify the corporation against any claims, loss, liability or damage it may suffer on account of the issuance of the new certificate. The board of directors may, however, in its discretion, refuse to issue any new such certificate except pursuant to legal proceedings, under the laws of Illinois in such case made and provided.
SECTION 5.03.    Transfers of Shares; Registered Shareholders. Transfers of shares in the corporation shall be made only on the books of the corporation by the registered holder thereof, his legal guardian, executor, or administrator, or by his attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the corporation or with a transfer agent appointed by the board of directors, and on surrender of the certificate(s) for such shares properly endorsed or accompanied by properly executed stock powers and evidence of the payment of all taxes imposed upon such transfer. The corporation shall be entitled to treat the person in whose name any share, right, option, warrant, security or other obligation is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in, such share, right, option, warrant, security or other obligation on the part of any other person whether

EXHIBIT B

or not the corporation shall have express or other notice thereof, except as otherwise expressly provided by the laws of Illinois.
SECTION 5.04.    Regulations. The board of directors may make such rules and regulations as it may deem expedient, not inconsistent with these bylaws concerning the issue, transfer, and registration of certificates for shares of the corporation. It may appoint one or more transfer agents or one or more registrars, or both, and may require all certificates for shares to bear the signature of either or both.
ARTICLE VI

INDEMNIFICATION
SECTION 6.01.    Right to Indemnification in Actions Other Than Actions By or In the Right of the Corporation. Subject to this Article VI, the corporation shall, to the fullest extent permitted by the IBCA and Illinois law as in effect from time to time, indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.
SECTION 6.02.    Right to Indemnification in Actions By or In the Right of the Corporation. Subject to this Article VI, the corporation shall, to the fullest extent permitted by the IBCA and Illinois law as in effect from time to time, indemnify any Indemnitee who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such Indemnitee is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnitee in connection with the defense or settlement of such action or suit, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or

EXHIBIT B

not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such Indemnitee has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. If the corporation indemnifies or advances expenses to a director or officer under this Section 6.02, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.
SECTION 6.03.    Right to Indemnification for Expenses. To the extent any Indemnitee has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Sections 6.01 and 6.02, or in defense of any claim, issue or matter therein, such Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.
SECTION 6.04.    Determination. Any indemnification under Sections 6.01 and 6.02 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in Section 6.01 and 6.02. Such determination shall be made: (1) by the majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, designated by a majority vote of the directors, (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.
SECTION 6.05.    Prepayment of Expenses. Expenses (including attorney’s fees) incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article VI.
SECTION 6.06.    Nonexclusivity of Rights.  The indemnification and advancement of expenses provided by or granted under this Article VI shall not be deemed exclusive of any other rights to which Indemnitees may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
SECTION 6.07.    Insurance. The corporation may purchase and maintain insurance on behalf of Indemnitees against any liability asserted against such Indemnitee and incurred by such Indemnitee in any such capacity, or arising out of his or her status as

EXHIBIT B

such, whether or not the corporation would have the power to indemnify such Indemnitee against such liability under the provisions of this Article VI.
SECTION 6.08.    Amendment or Repeal. No supplement, modification or amendment of this Article VI shall limit or restrict in any way any right of the Indemnitee under this Article VI with respect to any action taken or omitted by such person prior to such supplement, modification or amendment.
SECTION 6.09.    Indemnitor of First Resort. The corporation acknowledges that the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons or entities (collectively, the “Other Indemnitors”). The corporation hereby agrees that, with respect to service by each Indemnitee as a director of the corporation (or at their request for any third party), (a) it is the indemnitor of first resort (i.e., its obligations to each Indemnitee are primary and any obligation of Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), and (b) it shall be required to advance the full amount of expenses incurred by each Indemnitee and shall be liable for the full amount of all expenses and liabilities, in each case, to the extent legally permitted and as required by the articles of incorporation and these bylaws of the corporation (and any other agreement regarding indemnification between the corporation and any Indemnitee), without regard to any rights an Indemnitee may have against any Other Indemnitor. The corporation further agrees that no advancement or payment by any Other Indemnitor on behalf of any Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the corporation shall affect the foregoing and Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the corporation.
ARTICLE VII

GENERAL
SECTION 7.01.    Dividends. Dividends upon the capital stock of the corporation, subject to the requirements of the laws of Illinois and the provisions of the articles of incorporation and these bylaws, if any, may be declared by the board of directors at any regular or special meeting of the board of directors (or by written consent in lieu thereof in accordance with Section 3.13 hereof), and may be paid in cash, property, or in shares of the corporation’s capital stock.
SECTION 7.02.    Disbursements. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors from time to time designate.
SECTION 7.03.    Fiscal Year. The fiscal year of the corporation shall be fixed by the board of directors from time to time, subject to applicable law.

EXHIBIT B

SECTION 7.04.    Seal. The corporate seal, if any, shall be in such form as shall be approved from time to time by the board of directors.
SECTION 7.05.    Application of These Bylaws. In the event that any provisions of these bylaws is or may be in conflict with any law of the United States, of the State of Illinois, or of any governmental body or power having jurisdiction over this corporation, or over the subject matter to which such provision of these bylaws applies, or may apply, such provision of these bylaws shall be inoperative to the extent only that the operation thereof conflicts with such law, and shall in all other respects be in full force and effect.
SECTION 7.06.    Conflicts with Articles of Incorporation. In the event of a conflict between the provisions of these bylaws and the articles of incorporation, the provisions of the articles of incorporation shall control.
SECTION 7.07.    Invalid Provisions. If any part of these bylaws is held invalid or inoperative for any reason, the remaining parts, so far as possible and reasonable, shall be valid and operative.
ARTICLE VIII

AMENDMENTS
SECTION 8.01.    Amendments by Directors. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind these bylaws; provided that, prior to the occurrence of an Acquirer Group Termination, the board of directors may not repeal, alter, amend or rescind Sections 2.04(a), 3.02, 3.03, 3.05, 3.07, 3.08, 3.10, 3.11, 3.12, 3.14(b) and 3.15, Article VI and this Article VIII.
SECTION 8.02.    Amendments by the Shareholders. Except as otherwise set forth herein, these bylaws may be altered, amended or repealed, in whole or in part, and new bylaws may be adopted by the affirmative vote of the shareholders with at least a majority of the combined voting powers; provided that, prior to the occurrence of an Acquirer Group Termination, any repeal, alteration, amendment or rescission of Sections 2.04(a), 3.02, 3.03, 3.05, 3.07, 3.08, 3.10, 3.11, 3.12, 3.14(b) and 3.15, Article VI and this Article VIII shall require the affirmative vote of a majority of the combined voting power of the then outstanding shares of all classes and series of the corporation then held by SHUSA and a majority of the combined voting power of the then outstanding shares of all classes and series of the corporation then held by the Other Investor Group, in addition to any other requirements of applicable law or the articles of incorporation of the corporation.

EXHIBIT C

Form of Preliminary Pro Forma Capitalization Statement

Exhibit C – Pro-Forma Capitalization Statement

$’000	July 31 2011	Determination Date
Common stockholders’ equity	773,752
Goodwill	(74,056)
Intangibles	(50,157)
Other comprehensive income	36,239
Tangible Common Equity	685,778
Exclusions from Tangible Common Equity[1]	—
Capital from Acquirers’ shares	1,000,000
Capital for Dundon Investment	[145,000]
Expenses of the transaction	[•]
Pro-forma capitalization	1,685,778

Note
1 Exclusions to give effect to amounts as defined per Section 5.02(c)1 of the Investment Agreement

A-1

EXHIBIT D

Form of Banco Santander Financing Documents

D-1

EXHIBIT D
SANTANDER CONSUMER RECEIVABLES [__] LLC,
as the Borrower,
SANTANDER CONSUMER USA INC.,
as the Servicer,
the LENDERS
from time to time parties hereto,
the AGENTS
from time to time parties hereto,
and
BANCO SANTANDER, S.A., ACTING THROUGH ITS NEW YORK BRANCH,
as the Deal Agent

CREDIT AGREEMENT
Dated as of [_______], 2011

Page
ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.01.	Definitions 1

Section 1.02.	Accounting Terms and Determinations 24

Section 1.03.	Computation of Time Periods 24

Section 1.04.	Interpretation 24
ARTICLE II
LOANS

Section 2.01.	Loans 25

Section 2.02.	Funding Mechanics 26

Section 2.03.	Reductions of Commitments 27

Section 2.04.	The Notes 28

Section 2.05.	Optional Principal Repayments 28

Section 2.06.	Payments 28

Section 2.07.	Settlement Procedures 29

Section 2.08.	Mandatory Payments 31

Section 2.09.	Payments, Computations, Etc 31

Section 2.10.	Collections and Allocations; Investment of Funds 32

Section 2.11.	Fees 33

Section 2.12.	Increased Costs; Capital Adequacy; Illegality 34

Section 2.13.	Taxes 35

Section 2.14.	Securitization 36

Section 2.15.	Sharing of Payments, Etc 38

Section 2.16.	Limited Guaranty by Santander Consumer 38
ARTICLE III
SECURITY

Section 3.01.	Collateral 39

Section 3.02.	Release of Collateral; No Legal Title 41

Section 3.03.	Protection of Security Interest 42

Section 3.04.	Assignment of the Purchase Agreements 42

Section 3.05.	Waiver of Certain Laws 43
ARTICLE IV
CONDITIONS OF CLOSING AND LOANS

Section 4.01.	Conditions to Closing. 43

Section 4.02.	Conditions Precedent to All Loans 44

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.01.	Representations and Warranties of the Borrower 44

Section 5.02.	Representations and Warranties of the Borrower Relating to this Agreement, the Receivables and the ABS Assets 46

Section 5.03.	Representations and Warranties of the Servicer 47

Section 5.04.	Breach of Representations and Warranties 48
ARTICLE VI
COVENANTS

Section 6.01.	Affirmative Covenants of the Borrower 49

Section 6.02.	Negative Covenants of the Borrower 51

Section 6.03.	Affirmative Covenants of the Servicer 52

Section 6.04.	Negative Covenants of the Servicer 53
ARTICLE VII
ADMINISTRATION AND SERVICING OF CONTRACTS

Section 7.01.	Designation of Servicing 54

Section 7.02.	Servicing Compensation 54

Section 7.03.	Duties of the Servicer. 54

Section 7.04.	Collection of Payments 58

Section 7.05.	Servicer Advances 58

Section 7.06.	Payment of Certain Expenses by Servicer 59

Section 7.07.	Reports 59

Section 7.08.	Rights After Assumption or Designation of Successor Servicer 60

Section 7.09.	Limitation on Liability of the Servicer and Others 61

Section 7.10.	The Servicer Not to Resign 61

Section 7.11.	Servicer Termination Events 61

Section 7.12.	Appointment of Successor Servicer 61

Section 7.13.	Merger or Consolidation, Assumption of Obligations
or Resignation of the Servicer    63

Section 7.14.	Custody of Receivables Files and ABS Asset Files 64

Section 7.15.	Duties of Servicer as Custodian 64
ARTICLE VIII
TERMINATION EVENTS

Section 8.01.	Termination Events. 66

Section 8.02.	Actions Upon Declaration of the Occurrence of the Termination Date 68

Section 8.03.	Exercise of Remedies 69

Section 8.04.	Waiver of Certain Laws 69

Section 8.05.	Power of Attorney 69

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ARTICLE IX
INDEMNIFICATION

Section 9.01.	Indemnities by the Borrower 70
ARTICLE X
THE DEAL AGENT AND THE AGENTS

Section 10.01.	Authorization and Action. 72

Section 10.02.	Delegation of Duties 72

Section 10.03.	Exculpatory Provisions 73

Section 10.04.	Reliance 73

Section 10.05.	Non-Reliance on Agents and Other Lenders 74

Section 10.06.	Indemnification 75

Section 10.07.	Agents in Their Individual Capacities 75

Section 10.08.	Successor Agents 75
ARTICLE XI
ASSIGNMENTS; PARTICIPATIONS

Section 11.01.	Assignments and Participations 76
ARTICLE XII
MUTUAL COVENANTS REGARDING CONFIDENTIALITY

Section 12.01.	Covenants of the Borrower and the Servicer 78

Section 12.02.	Covenants of the Deal Agent, the Agents and the Lenders 79

Section 12.03.	Non-Confidentiality of Tax Treatment and Tax Structure 81
ARTICLE XIII
MISCELLANEOUS

Section 13.01.	Amendments and Waivers 81

Section 13.02.	Notices, Etc 82

Section 13.03.	No Waiver, Rights and Remedies 82

Section 13.04.	Binding Effect 82

Section 13.05.	Term of this Agreement 82

Section 13.06.	GOVERNING LAW; CONSENT TO JURISDICTION;
WAIVER OF OBJECTION TO VENUE    82

Section 13.07.	WAIVER OF JURY TRIAL 83

Section 13.08.	Costs, Expenses and Taxes 83

Section 13.09.	No Insolvency Proceedings 84

Section 13.10.	Recourse Against Certain Parties 84

Section 13.11.	Patriot Act Compliance 84

Section 13.12.	Execution in Counterparts; Severability; Integration 84

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Schedules

Schedule A	Eligible Receivable Criteria SA-1

Schedule B	Eligible ABS Asset Criteria SB-1

Schedule C	Schedule of Receivables SC-1

Schedule D	Schedule of ABS Assets SD-1

Schedule E	Schedule of Documents SE-1

Schedule F	Location of Receivables Files SF-1
Exhibits

Exhibit A	Form of Funding Request A-1

Exhibit B	Form of Note B-1

Exhibit C	Form of Assignment and Acceptance C-1

Exhibit D	Form of ABS Collateral Conveyance Agreement D-1

Exhibit E	Form of Monthly Report E-1

Exhibit F	Form of Securitization Release F-1

Exhibit G	Form of Receivable Receipt G-1

Exhibit H	Principal Terms H-1

Exhibit I	Amendment Addendum I-1

Exhibit J	Form of Purchase Agreement J-1

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CREDIT AGREEMENT
This Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower (the “Borrower”), Santander Consumer USA Inc., an Illinois corporation (“Santander Consumer”), as servicer (the “Servicer”), Banco Santander, S.A., acting through its New York Branch, as the initial lender hereunder (the “Initial Lender”), any Lenders that from time to time become parties hereto pursuant to an Assignment and Acceptance (as defined herein) (together with the Initial Lender, the “Lenders”), the Agents for the Lender Groups (as defined herein) from time to time parties hereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined herein) (the “Deal Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders make certain loans to the Borrower from time to time; and
WHEREAS, the Lenders have agreed to make such loans to the Borrower upon the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.01.   Definitions. Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:
“ABS Advance Rate” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) the percentage specified in Exhibit H; provided, however, that upon the occurrence and during the continuance of an ABS Overcollateralization Increase Event with respect to an ABS Asset, the ABS Advance Rate for such ABS Asset shall be zero.
“ABS Asset” means any asset backed security (including residual equity interests) or other credit instrument included in the Schedule of ABS Assets delivered by the Borrower to the Deal Agent as part of a Funding Request; provided, however, that once the Deal Agent has released its security interest in an ABS Asset in accordance with the terms of this Agreement, such ABS Asset shall no longer be an ABS Asset hereunder.
“ABS Asset Amount” has the meaning given to such term in Exhibit H.

“ABS Asset File” means, with respect to any ABS Asset, collectively, (i) the final prospectus and prospectus supplement, offering memorandum, private placement memorandum or other similar offering document relating to the issuance, offering or sale of such ABS Asset and (ii) the ABS Transaction Documents with respect to such ABS Asset.
“ABS Asset Indenture” means the indenture pursuant to which an ABS Asset was issued.
“ABS Asset Pool Balance” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), as of any date, with respect to any ABS Asset, the aggregate principal balance of the ABS Asset Receivables or residual equity interests included as collateral for or underlying such ABS Asset and all other asset backed securities issued by the related ABS Trust pursuant to the related ABS Asset Indenture or ABS Asset Trust Agreement.
“ABS Asset Receivable” means the receivables underlying any ABS Asset.
“ABS Asset Trust Agreement” means the trust agreement or other agreement pursuant to which an ABS Asset was issued.
“ABS Collateral Account” means a segregated account established by the Servicer with Banco Santander or any other party as may be specified in a Collateral Consent or an ABS Collateral Conveyance Agreement, for the benefit of the Secured Parties for the purpose of holding the ABS Assets and receiving any ABS Collections with respect thereto.
“ABS Collateral Conveyance Agreement” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) each ABS collateral conveyance agreement executed and delivered by the Borrower in connection with the acquisition of an ABS Asset, in the form of Exhibit D.
“ABS Collections” means (i) any and all amounts received in respect of principal or interest on the ABS Assets from or on behalf of each ABS Trust that are deposited into the ABS Collateral Account in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment, whether received prior to or following the occurrence of any ABS Event of Default and whether received by the Deal Agent, the Servicer, the related Originator or the Borrower and (ii) any other funds received by the Borrower, the related Originator or the Servicer with respect to any ABS Asset.
“ABS Event of Default” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) as to each ABS Asset, an “event of default” or similar term as such terms are defined in the related ABS Asset Indenture or similar agreement.
“ABS Overcollateralization Increase Event” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), with respect to any

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ABS Asset, either (i) the occurrence and continuance of an ABS Event of Default or (ii) the ABS Principal Balance thereof together with the aggregate outstanding principal balance of all other notes issued by the related ABS Trust that were rated on their date of issuance exceeds the ABS Asset Pool Balance as of the most recent date for which such information is available from such ABS Trust.
“ABS Principal Balance” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) on any day with respect to any ABS Asset, the aggregate outstanding principal or notional balance of such ABS Asset.
“ABS Transaction Documents” means, with respect to any ABS Asset, the related ABS Asset Indenture, ABS Asset Trust Agreement and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by such ABS Asset Indenture, ABS Asset Trust Agreement or any of the other foregoing documents, certificates, opinions, agreements or writings.
“ABS Trust” means each trust that issued an ABS Asset.
“Account Collateral” means, with respect to each Account, such Account, together with all cash, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and investments and other property from time to time deposited or credited to such Account and all proceeds thereof.
“Accounts” means the Collection Account and the ABS Collateral Account.
“Acquired Receivable Asset Amount” has the meaning given to such term in Exhibit H.
“Acquired Receivables” means Receivables not originated by Santander Consumer.
“Acquisition Cost” means the net original (i.e., unamortized) cost of purchasing or acquiring an Acquired Receivable, including documented direct acquisition costs and expenses; provided, however, that the inclusion of documented direct acquisition costs and expenses must be approved in writing by the Deal Agent including in a Collateral Consent.
“Addition Date” means each date when Subsequent Receivables or an ABS Asset, as applicable, are added to the Collateral in connection with a Subsequent Loan.
“Additional Amount” has the meaning given to such term in Section 2.13(a).
“Additional Available Amount” means, unless otherwise provided in Exhibit H, on any day, the Facility Amount minus the amounts calculated pursuant to clauses (i)(a) and (i)(b) of the definition of the term “Borrowing Base”.
“Adjusted Eurodollar Rate” means, on any day, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards, if necessary, to the nearest 1/100 of 1%, obtained by dividing (a) the LIBOR Rate on such day by (b) 100% minus the Eurodollar Reserve Percentage.

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“Advisors” means accountants, attorneys, consultants, advisors, credit enhancers, liquidity providers and Persons similar to the foregoing and the respective directors, officers, employees and managers of each of the foregoing.
“Affected Party” has the meaning given to such term in Section 2.12(a).
“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.
“Agent” means the agent for a particular Lender Group and “Agents” means all agents for all Lender Groups.
“Aggregate ABS Principal Balance” means the ABS Principal Balance of all ABS Assets.
“Aggregate Principal Balance” means the Principal Balances of all Receivables.
“Aggregate Unpaids” means, with respect to any date, an amount equal to the sum of (i) the Loans Outstanding, (ii) all accrued but unpaid Interest and (iii) all Upfront Fees, all Unused Facility Fees and other Obligations owed (whether due or accrued) by the Borrower to the Secured Parties under this Agreement and the other Transaction Documents.
“Agreement” has the meaning given to such term in the Preamble.
“Alternative Rate” means a rate per annum equal to the higher of (i) the Prime Rate or (ii) the Federal Funds Rate plus 0.50%.
“Annualized Net Loss” means, for any Collection Period, the product of (i) the positive difference of (a) the aggregate Principal Balance of all Eligible Receivables that became Defaulted Receivables during such Collection Period, over (b) the Liquidation Proceeds received by the Servicer during such Collection Period, multiplied by (ii) 12.
“Annualized Net Loss Ratio” means, for any Collection Period, the fraction, expressed as a percentage, the numerator of which is the Annualized Net Loss for such Collection Period and the denominator of which is the aggregate Principal Balance of all Eligible Receivables (other than Defaulted Receivables) as of the first day of such Collection Period.
“Annual Percentage Rate” or “APR” means, with respect to a Receivable, the rate per annum of finance charges stated in such Receivable as the “annual percentage rate” (within the meaning of the Federal Truth-in-Lending Act). If, after the applicable Funding Date, the rate per annum with respect to a Receivable as of such Funding Date is reduced (i) as a result of an Insolvency Proceeding involving the related Obligor or (ii) pursuant to the Servicemembers Civil Relief Act, “Annual Percentage Rate” or “APR” shall refer to such reduced rate.

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“Applicable Law” means, for any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including usury laws, the Federal Truth in Lending Act, Regulation Z and Regulation B of the Federal Reserve Board, the Securities Act, including Regulation AB, and the Exchange Act), and applicable judgments, decrees, injunctions, writs, orders or line action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.
“Approved Origination Channel” means any specified origination channel so long as each Receivable originated through such channel has been assigned an LFS Score; provided, however, that the Deal Agent shall be provided with requested documentation and opinions regarding a specified third party origination channel before such third party specified origination channel can become an Approved Origination Channel after the Closing Date.
“Assignment and Acceptance” means an assignment and acceptance agreement between a Lender and an Eligible Assignee, in substantially the form of Exhibit C hereto.
“Authorized Officer” means, with respect to any Person other than a natural person, any officer of such Person, including any president, vice president, assistant vice president, treasurer, assistant treasurer, secretary or assistant secretary or any other officer performing functions similar to those performed by such officers.
“Available Amount” means, with respect to any day, the positive amount, if any, by which the Facility Amount exceeds the Loans Outstanding on such day.
“Available Funds” means for any Payment Date and the related Collection Period, the sum of (i) all Receivables Collections received during or in respect of such Collection Period, (ii) all ABS Collections received during or in respect of such Collection Period and (iii) all Servicer Advances made on such Payment Date pursuant to Section 7.05.
“Banco Santander” means Banco Santander, S.A., acting through its New York Branch.
“Banco Santander Change in Control” means the failure of Banco Santander, S.A. to own, directly or indirectly, more than 40% of the outstanding voting equity interests of Santander Consumer.
“Basel II” means the second Basel Accord issued by the Basel Committee on Banking Supervision.
“Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the United States Code).
“Benefit Plan” means (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (ii) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh Plans that are not exempt under Section 4975

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(g) of the Code and (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities.
“Borrower” has the meaning given to such term in the Preamble.
“Borrower Transaction Documents” means all Transaction Documents to which the Borrower is a party or by which it is bound.
“Borrower’s Account” means the account, as notified to the Deal Agent from time to time in writing by the Borrower, into which all Principal Amounts shall be deposited.
“Borrowing Base” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), as of any day, an amount equal to the lesser of (i) the sum of (a) the sum with respect to each Eligible Receivable of the lesser of (x) the product of the Receivables Advance Rate and the Principal Balance thereof and (y) in the case of an Eligible Acquired Receivable, the Acquisition Cost thereof, (b) the product with respect to each Eligible ABS Asset of the applicable ABS Advance Rate and the ABS Principal Balance thereof and (c) the Additional Available Amount and (ii) the Total Commitment.
“Borrowing Base Deficiency” means, as of any day, the excess, if any, of (i) the Loans Outstanding over (ii) the Borrowing Base.
“Breakage Costs” means such amount or amounts as shall compensate any Lender for any loss, cost or expense (but excluding lost profits) incurred by such Lender (as reasonably determined by such Lender) as a result of any prepayment of a Loan (and interest thereon).
“Business Day” means (i) any day other than a Saturday or a Sunday on which commercial banking institutions are not required or authorized to be closed in New York, New York and (ii) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate, such day must also be a LIBOR Business Day.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including, without limitation, limited and general partnership interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Certificate” means the certificate of formation of the Borrower.
“Certificate of Title” means, with respect to a Financed Vehicle, (i) the original certificate of title relating thereto, or copies of correspondence to the applicable Registrar of Titles, and all enclosures thereto, for issuance of the original certificate of title or (ii) if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a certificate of title (including electronic titling), the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles, and all enclosures thereto, for issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such

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Financed Vehicle and the applicable Originator, the Borrower or the Deal Agent, as secured party.
“Change in Control” has the meaning assigned to such term in the Shareholders Agreement.
“Closing Date” means [_________], 2011.
“Code” means the Internal Revenue Code of 1986.
“Collateral” has the meaning given to such term in Section 3.01(a).
“Collateral Consent” has the meaning given to such term in Section 2.01(c).
“Collateral Custodian” means any collateral custodian appointed pursuant to Section 7.14(g).
“Collateral Custodian Fee” means the fee payable to the Collateral Custodian, which fee shall be reasonably acceptable to the Required Lenders.
“Collateralization Date” means the earlier to occur of (i) the date specified by the Deal Agent in the Servicer Termination Notice or otherwise specified by the Deal Agent in writing to the Borrower on or after receipt by the Servicer of a Servicer Termination Notice or (ii) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b) following the occurrence of a Termination Event.
“Collected Yield” means for any Collection Period an amount equal to a fraction, (i) the numerator of which is equal to the sum of all Collections attributable to payments of interest, including interest distributed on ABS Assets, finance charges and fees during such Collection Period and (ii) the denominator of which is the weighted average during such Collection Period of the Aggregate Principal Balance and the Aggregate ABS Principal Balance plus all direct Acquisition Costs included in the Borrowing Base during such Collection Period.
“Collection Account” means a segregated account established by the Servicer with [___], for the benefit of the Secured Parties.
“Collection Period” means, with respect to any Payment Date, the immediately preceding calendar month (or, in the case of the first Payment Date, the period from and including the initial Cutoff Date to and including the last day of the calendar month in which the initial Cutoff Date occurs).
“Collections” means, as applicable and without duplication, Receivables Collections and ABS Collections.
“Commitment” means, (i) with respect to the Initial Lender, the commitment of the Initial Lender to fund Loans in an aggregate amount not to exceed the amount set forth in Exhibit H, as such amount may be modified in accordance with the terms hereof, and (ii) with respect to

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any Lender, the commitment of such Lender to fund Loans in an aggregate amount not to exceed the amount set forth in the Assignment and Acceptance pursuant to which it became a party to this Agreement, as such amount may be modified in accordance with the terms hereof.
“Commitment Termination Date” has the meaning given to such term in Exhibit H.
“Committed Lender” means the Initial Lender and (any Lender that is designated as a Committed Lender in the Assignment and Acceptance pursuant to which it became a party to this Agreement, and any assignee of such Lender to the extent of the portion of such Commitment assumed by such assignee pursuant to its respective Assignment and Acceptance.
“Confidential Information” means (i) information transmitted in written, oral, magnetic, electronic or any other medium, (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes or other records which contain, reflect or are generated from such information; provided, that Confidential Information does not include, with respect to a Person, information that (a) was already known to such Person and such knowledge was not obtained from any other entity who was known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information to such Person, (b) is or has become part of the public domain through no act or omission of such Person, (c) is or was lawfully disclosed to such Person without restriction on disclosure by a third party, (d) is or was developed independently by such Person or (e) is or was lawfully and independently provided to such Person prior to disclosure hereunder, from a third party who is not known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.
“Contract” means any retail installment sale contract, Note and Security Agreement and related Contract Draft or conditional sale contract executed by an Obligor for a Financed Vehicle under which an extension of credit by an Originator is made in the ordinary course of business to such Obligor and which is secured by the related Financed Vehicle which Santander Consumer has previously acquired from such Originator (if other than Santander Consumer) and the Borrower acquires any right, title or interest from Santander Consumer pursuant to the Purchase Agreement or a related Transfer Agreement.
“Contract Draft” means, with respect to a Contract, a check, documentary draft or promissory note (which may be either an original or a copy of the same) furnished pursuant to such Contract to an Obligor for the purpose of financing the related Financed Vehicle and which contains the signature of the Obligor (as a maker, drawer or obligor) under such Contract.
“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.
“Credit and Collection Policy” means, with respect to (i) the initial Servicer, the customary servicing practices of the Servicer, as such customary servicing practices may be

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changed from time to time, or (ii) any Successor Servicer, the customary servicing practices of such Successor Servicer.
“Cutoff Date” means, with respect to Receivables transferred to the Borrower on each Funding Date, such date as shall be identified as the Cutoff Date in the related Funding Request.
“DBRS” means DBRS, Inc.
“Deal Agent” has the meaning given to such term in the Preamble.
“Deal Agent’s Account” means the account, as notified to the Lenders from time to time in writing by the Deal Agent.
“Dealer” means an automobile or Recreational Vehicle dealer that sold a Financed Vehicle to an Obligor and through which the Contract and related Receivable were originated by the Dealer, which Contract and Receivable were assigned by such Dealer to an Originator pursuant to the related Dealer Agreement, were subsequently assigned by such Originator (if other than Santander Consumer) to Santander Consumer and are being assigned by Santander Consumer to the Borrower pursuant to the Purchase Agreement and collaterally assigned to the Deal Agent hereunder.
“Dealer Agreement” means an existing agreement between a Dealer and an Originator regarding the terms and conditions of the acquisition by such Originator from such Dealer of Contracts and the related Receivables.
“Debt to Equity Ratio” means the ratio computed by dividing total liabilities by shareholders’ equity computed in accordance with GAAP.
“Defaulted Receivable” means, with respect to any Collection Period, a Receivable as to which (i) a related monthly payment became four months past due during such Collection Period and the Servicer has not repossessed the related Financed Vehicle, (ii) the Servicer has either repossessed and liquidated the related Financed Vehicle or repossessed and held the related Financed Vehicle in its repossession inventory for more than 90 days, whichever occurs first, or (iii) the Servicer has otherwise, in accordance with its customary servicing practices, determined that such Receivable has or should be written off as uncollectible; provided, however, that this definition may be modified to be consistent with any modifications to its customary servicing practices.
“Derivatives” means any (i) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) similar transaction, contract, instrument, undertaking or security or (iii) transaction, contract, instrument, undertaking or security containing any of the foregoing.

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“Determination Date” has the meaning given to such term in Exhibit H.
“Dollars” or “$” means the lawful currency of the United States.
“Eligible ABS Asset” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) on any date of determination, any ABS Asset (i) for which the related ABS Asset File is in the possession of the Servicer, (ii) which is identified on the Schedule of ABS Assets delivered by the Borrower to the Deal Agent, (iii) that satisfied each of the applicable eligibility criteria set forth on Schedule B hereto as of the Closing Date or the applicable Addition Date and (iv) which satisfies any additional criteria provided for in Exhibit H.
“Eligible Acquired Receivable” means an Acquired Receivable that is an Eligible Receivable.
“Eligible Assignee” means a Person who is (i) an Affiliate of an existing Lender or (ii) acceptable to the Deal Agent and, so long as no Termination Event has occurred and is continuing, Santander Consumer has consented to such assignee.
“Eligible Receivable” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) on any date of determination, any Receivable (i) for which the related Receivable File is in the possession of the Servicer or a Subservicer, (ii) which is identified on the Schedule of Receivables delivered by the Borrower to the Deal Agent and (iii) which satisfied each of the applicable eligibility requirements set forth on Schedule A hereto as of the applicable Cutoff Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.
“Eurodollar Disruption Event” means with respect to a Loan or Lender Advance as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate, (i) a determination by the related Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund or maintain such Loan or Lender Advance, (ii) the inability of such Lender to obtain timely information for purposes of determining the Adjusted Eurodollar Rate, (iii) a determination by such Lender that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Loan or

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Lender Advance or (iv) the inability of such Lender to obtain Dollars in the London interbank market to make, fund or maintain any Loan or Lender Advance.
“Eurodollar Reserve Percentage” means, on any day, the applicable reserve percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements for “Eurocurrency Liabilities” pursuant to Regulation D or any other applicable regulation of the Federal Reserve Board that prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.
“Eurodollars” means deposits in Dollars held in financial institutions outside of the United States.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Facility Amount” means (i) prior to the Termination Date, the Total Commitment on such day and (ii) on and after the Termination Date, Loans Outstanding.
“Facility Termination Date” means the date following the Termination Date on which the Aggregate Unpaids have been indefeasibly paid in full.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal for each day during such period to the weighted average of the federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Deal Agent(or, if such day is not a Business Day, for the preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole opinion of the Deal Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m., New York City time, on such day.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Financed Vehicle” means, with respect to a Receivable, any new or used Recreational Vehicle, automobile, light-duty truck, minivan or sport utility vehicle, together with all accessions thereto, securing the related Obligor’s Indebtedness thereunder.
“Fitch” means Fitch, Inc.
“Formation Documents” means the limited liability company agreement and the certificate of formation of the Borrower.
“Funding Date” means each Business Day on which a Loan is made.
“Funding Request” means a written notice from the Borrower requesting a Loan and including the items required by Section 2.01, substantially in the form of Exhibit A hereto.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

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“Governmental Authority” means, with respect to any Person, any nation or government, any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
“Indebtedness” means, with respect to any Person and any day, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities including trade payables incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, including amounts financed under a Contract, (ii) all obligations of such Person under capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (v) all indebtedness, obligations or liabilities of that Person in respect of Derivatives.
“Indemnified Amounts” has the meaning given to such term in Section 9.01.
“Indemnified Party” has the meaning given to such term in Section 9.01.
“Ineligible ABS Asset” means an ABS Asset that is not an Eligible ABS Asset.
“Ineligible Receivable” means a Receivable that is not an Eligible Receivable.
“Initial Lender” has the meaning given to such term in the Preamble.
“Initial Loan” means the first Loan made on or after the Closing Date.
“Insolvency Event” means with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days or (ii) the commencement by such Person of a voluntary case under any Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due or the taking of such action by such Person in furtherance of any of the foregoing.
“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency,

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reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding” means, with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.
“Instrument” means any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
“Insurance Policy” means, with respect to any Receivable, (i) an insurance policy covering physical damage to or loss of the related Financed Vehicle or (ii) any lender’s single interest, credit life, disability, hospitalization and similar insurance policies with respect to the related Obligor.
“Insurance Proceeds” means any amounts payable or any payments made under any Insurance Policy.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of September 25, 2008, among Wells Fargo Bank, National Association, as the Collateral Custodian under the Existing Warehouse Agreements (as defined therein), the Trust Collateral Agent under certain of the Existing Securitizations (as defined therein) and the Indenture Trustee under the Existing Indentures (as defined therein), Wells Fargo Securities, LLC, as Deal Agent under the Wachovia Warehouse Agreement (as defined therein), Abbey National Treasury Services plc, as Deal Agent under the Abbey Warehouse Agreement (as defined therein), Santander Investment Securities Inc., as Deal Agent under the Santander Warehouse Agreement (as defined therein), and each other party that has executed an accession agreement thereto.
“Interest” means, for any Interest Period and the Loans Outstanding during such Interest Period, interest on the Loans Outstanding computed pursuant to Section 2.06; provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.
“Interest Period” means, with respect to any Payment Date, the period from and including the prior Payment Date to but excluding such current Payment Date (or, in the case of the first Payment Date, from and including the Closing Date to but excluding such Payment Date); provided, however, that any Interest Period that commences before the Facility Termination Date that would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.
“Invested Percentage” means, for a Lender on any day, the percentage equivalent of (i) the sum of (a) the portion of the Loans Outstanding (if any) funded by such Lender on or prior to such day, plus (b) any portion of the Loans Outstanding acquired by such Lender on or prior to

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such day as an assignee from another Lender pursuant to an Assignment and Acceptance, minus (c) any portion of the Loans Outstanding assigned by such Lender to an assignee on or prior to such day pursuant to an Assignment and Acceptance, divided by (ii) the Loans Outstanding on such day.
“Investment” means, with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” has the meaning assigned to such term in the Shareholders Agreement.
“Lender” means a Committed Lender, and “Lenders” means, collectively, all of the foregoing Persons.
“Lender Advance” means, with respect to a Committed Lender, such Person’s Lender Percentage of the Principal Amount of a particular Loan to be made to the Borrower on a Funding Date.
“Lender Group” means (i) a Committed Lender or (ii) a group of Lenders consisting of any Committed Lenders.
“Lender Percentage” means, with respect to a Committed Lender, its Commitment as a percentage of the Total Commitment.
“Lender Register” has the meaning given to such term in Section 11.01(d).
“Lender Termination Date” shall mean, for a Lender who is a Committed Lender, the Commitment Termination Date for such Lender.
“LFS Score” means Santander Consumer’s proprietary Loss Forecasting Score or any other similarly constructed credit score that replaces the Loss Forecasting Score.
“Liability” means any duty, responsibility, obligation or liability.
“LIBOR Business Day” means any day of the year other than a Saturday, Sunday or any day on which banking institutions in New York, New York or London, England generally are required or authorized to be closed.
“LIBOR Rate” means with respect to each day during an Interest Period, the rate per annum for one-month deposits in Dollars appearing on Bloomberg BBAM screen, as of 11:00 a.m., London, England time, two Business Days prior to the beginning of such Interest Period, or if such day is not a LIBOR Business Day, on the immediately preceding LIBOR Business Day; provided that in the event no such rate is shown, the LIBOR Rate shall be determined by reference to such other comparable available service for displaying eurodollar rates as may be

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reasonably selected by the Deal Agent; provided further that in the event no such service is available, the LIBOR Rate shall instead be determined by the Deal Agent at its principal office in New York, New York as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto) at which 30-day deposits in Dollars are being, have been or would be offered or quoted by Banco Santander to major banks in the applicable interbank market for deposits in Dollars held in financial institutions outside of the United States at or about 11:00 a.m., New York City time, on such day.
“Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind.
“Liquidation Proceeds” means, for any Collection Period and any Defaulted Receivable, the amount (which shall not be less than zero) received by the Servicer and deposited into the Master Collection Account and, after the Collateralization Date, subsequently deposited into the Collection Account after a Receivable became a Defaulted Receivable, in connection with the attempted realization of the full amounts due or to become due under such Receivable, whether from the sale or other disposition of the related Financed Vehicle, the proceeds of repossession or any collection effort, the proceeds of recourse or similar payments payable under the related Receivable, receipt of Insurance Proceeds or otherwise, net of any reasonable out-of-pocket expenses (exclusive of overhead) incurred by the Servicer with respect to the collection and enforcement of such Receivable, to the extent not previously reimbursed to the Servicer.
“Loan” has the meaning given to such term in Section 2.01(a).
“Loans Outstanding” means, on any day, the aggregate Principal Amount of Loans made on or prior to such day, reduced from time to time by payments and distributions in respect of principal of the Loan in accordance with the terms hereof.
“Lockbox” means the “Lockbox” described in the Lockbox Agreement, to which the Obligors and obligors with respect to all Recreational Vehicle and automobile loan receivables serviced by the Servicer send payment thereon, to be processed by the Lockbox Processor and deposited into the Master Collection Account, or another such lockbox to which the obligors with respect to Recreational Vehicle or automobile loan receivables serviced by a Subservicer send payment thereon.
“Lockbox Agreement” means the Remittance Processing Services Agreement, dated as of September 21, 2006, between Drive Financial Services LP and the Lockbox Processor, as amended, restated, supplemented or otherwise modified from time to time.
“Lockbox Processor” means Remitco, LLC.
“Long-Term Rating Requirement” means, with respect to any Person, that such Person has a long-term unsecured debt rating of not less than “A” by Standard & Poor’s and not less than “A2” by Moody’s.
“Margin” has the meaning given to such term on Exhibit H.

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“Master Collection Account” has the meaning given to such term in the Intercreditor Agreement.
“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the validity or enforceability of any material provision of this Agreement or any other Transaction Document, (ii) the validity or enforceability of a material portion of (a) the Contracts, (b) the Receivables, (c) the ABS Assets or (d) any other Collateral, (iii) the material rights and remedies of the Deal Agent and the Secured Parties, (iv) the ability of such Person to perform its material obligations under this Agreement or any Transaction Document to which it is a party or (v) the validity, perfection or priority of the Deal Agent’s interest in the Collateral.
“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.
“Monthly Interest Payment Amount” means, with respect to any Payment Date, the aggregate amount of Interest due with respect to the Loans Outstanding for the related Interest Period, less any portion thereof that has been previously paid pursuant to Section 2.05 or 2.14.
“Monthly Principal Payment Amount” means, with respect to any Payment Date, (i) prior to the Collateralization Date, the amount, if any, necessary to reduce the Loans Outstanding such that no Borrowing Base Deficiency exists after giving effect to such payment, (ii) after the Collateralization Date but prior to the Termination Date, the amount (or such lesser amount as then available pursuant to Section 2.07(b)(vi)), if any, necessary to reduce the Loans Outstanding such that no Borrowing Base Deficiency exists after giving effect to such payment and (iii) after the Termination Date, the amount (or such lesser amount as then available pursuant to Section 2.07(b)(vii)) necessary to reduce the Loans Outstanding to zero.
“Monthly Remittance Condition” means (i) no Servicer Termination Event shall have occurred or (ii) after a Banco Santander Change in Control shall have occurred, the Deal Agent shall not have notified the Servicer in writing that it no longer satisfies the Monthly Remittance Condition.
“Monthly Report” means a monthly statement of the Servicer required to be delivered pursuant to Section 7.07 with respect to the immediately preceding Collection Period, in substantially the form of Exhibit E.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Spread” means, for any Collection Period, (i) the Collected Yield for such Collection Period less (ii) the sum of the weighted average Servicing Fee Rates payable to Santander Consumer as Servicer, to Subservicers and to Santander Consumer as Master Servicer, in the case of Receivables serviced by Subservicers. accrued during such Collection Period and the weighted average rate per annum used to calculate Interest pursuant to Section 2.06 during such Collection Period.

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“Note” has the meaning given to such term in Section 2.04(a).
“Note and Security Agreement” means the installment note and security agreement related to a Contract Draft for a Financed Vehicle and acquired by an Originator.
“Obligations” means all loans, advances, debts, liabilities, indemnities and obligations for monetary amounts owing by the Borrower under the Transaction Documents or Santander Consumer under this Agreement to the Secured Parties, the Deal Agent, the Affected Parties, the Indemnified Parties or any of their respective assigns, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of the Loans, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), amounts payable pursuant to Section 2.12, Breakage Costs, fees, including Upfront Fees, Unused Facility Fees and any and all other fees, expenses, costs or other sums (including attorney fees and disbursements) chargeable to the Borrower under the Transaction Documents.
“Obligor” means each Person obligated to make payments pursuant to a Receivable, including any guarantor thereof.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Certificate” means a certificate signed by any officer of the Borrower, the Servicer or any Originator, as the case may be, and delivered to the Deal Agent.
“Opinion of Counsel” means with respect to any Person, a written opinion of counsel, who is reasonably acceptable to the Deal Agent.
“Originator” means (i) Santander Consumer or (ii) any other originator in respect of an Approved Origination Channel, as the context requires.
“Owners” means the Lenders that are owners of record of the Notes or, with respect to any Note held by an Agent hereunder as nominee on behalf of Lenders in the related Lender Group, the Lenders that are beneficial owners of such Note as reflected on the books of such Agent in accordance with this Agreement and the other Transaction Documents.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Date” has the meaning given to such term in Exhibit H.
“Permitted Investments” means any of the following types of investments:
(i)    marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days from the date of acquisition;

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(ii)    bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which meets the Short-Term Rating Requirement;
(iii)    repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;
(iv)    commercial paper rated at least “A-1” by Standard & Poor’s and “Prime-1” by Moody’s;
(v)    money market funds registered under the Investment Company Act having a rating, at the time of such investment, of not less than “Aaa” by Moody’s and “AAA” by Standard & Poor’s;
(vi)    demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company meets the Short-Term Rating Requirement; and
(vii)    any other investments approved in writing by the Deal Agent;
provided, that (a) no such Permitted Investment may be purchased at a premium, (b) the Deal Agent and its Affiliates may be the issuer of any Permitted Investment and (c) so long as Banco Santander is Deal Agent hereunder, each of the Permitted Investments may be purchased by the Deal Agent or through an Affiliate thereof.
“Permitted Liens” means Liens in favor of any Agent or the Deal Agent, as agent for the Secured Parties created pursuant to this Agreement or any other Transaction Document and tax liens, mechanics’ liens and any other liens that attach to a Financed Vehicle by operation of law as a result of any act or omission by the related Obligor.
“Person” means an individual, partnership, corporation, trust (including a business or statutory trust), limited liability company, joint stock company, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
“Prime Rate” means, for any date of determination, (i) the highest rate of interest (or if a range is given, the highest prime rate) published in The Wall Street Journal on such date as constituting the “prime rate” or “base rate” in such publication’s Table of Money Rates on such

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date or (ii) if The Wall Street Journal is not published on such date, then in The Wall Street Journal most recently published, such rate to change as and when such designated rate changes.
“Principal Amount” means with respect to any Loan and any date of determination, the aggregate amount advanced by the Lenders on the related Funding Date in respect of such Loan.
“Principal Balance” means for any Receivable as of any day, the outstanding principal balance of such Receivable; provided, however, that the Principal Balance of any Defaulted Receivable is $0.
“Principal Terms” means those terms, conditions, amounts and percentages set forth on Exhibit H.
“Purchase Agreement” means the Purchase Agreement, dated as of [_________], 2011, between Santander Consumer and the Borrower, and each Transfer Agreement, in the form of Exhibit J.
“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (a) that meets or the parent of which meets, either (1) the Long-Term Rating Requirement or (2) the Short-Term Rating Requirement or (b) is otherwise acceptable to the Deal Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.
“Quarterly Measurement Date” means the date of the most recent quarterly financial statements delivered pursuant to Section 7.07(b).
“Receivable” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) Indebtedness owed to an Originator or the Borrower by an Obligor under a Contract included in the Schedule of Receivables, whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with the sale, refinancing or loan made by such Originator with respect to a Financed Vehicle in connection therewith, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto. Notwithstanding the foregoing, once the Deal Agent has released its security interest in a Receivable and the related Contract in accordance with the terms of this Agreement, such Receivable shall no longer be a Receivable hereunder.
“Receivable Asset Amount” has the meaning given to such term in Exhibit H.
“Receivable File” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), with respect to (i) a Receivable and the related Contract, the original Contract, all original instruments modifying the terms and conditions of the Receivable or the related Contract and the original endorsements or assignments of such Contract and (ii) a Note and Security Agreement, the Contract Draft and an electronic copy of the related Note and Security Agreement.

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“Receivable Receipt” means the receivable receipt substantially in the form attached hereto as Exhibit G executed by the Servicer on behalf of the Deal Agent; provided, however, that so long as Santander Consumer is the Servicer, delivery of the Receivable Receipt may be effected by Servicer’s countersignature, in its capacity as Custodian, of a Funding Request that includes the acknowledgement contained in Exhibit G.
“Receivables Advance Rate” means the percentage specified in Exhibit H.
“Receivables Collections” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) (i) all cash collections or other cash proceeds of any Receivable received by the Servicer, an Originator or the Borrower from or on behalf of any Obligor in payment of any amounts owed in respect of such Receivable, including all Release Price amounts deposited in the Collection Account pursuant to Section 5.04(a), Insurance Proceeds, payments made by Dealers pursuant to Dealer Agreements, interest earnings in the Accounts and all Liquidation Proceeds and (ii) any other funds received by the Borrower, an Originator or the Servicer with respect to any Receivable (exclusive of ancillary fees, which may be retained by the Servicer), Financed Vehicle or any other Collateral (other than the ABS Assets).
“Records” means with respect to any Contract, all documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any related item of Collateral and the related Obligor.
“Recreational Vehicle” means any truck, van, fifth wheel, travel trailer or motor home, in each case, designed to contain living quarters to be used for recreational activities or travel.
“Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
“Regulation AB” means Regulation AB under the Securities Act.
“Release Price” means an amount equal to the Principal Balance of each Receivable or the ABS Principal Balance of each ABS Asset retransferred pursuant to Section 5.04, plus accrued interest on such Receivable (at the related APR) or such ABS Asset (at the related coupon rate).
“Required Data” means ongoing information regarding the Collateral required to be provided by the Borrower or the Servicer to the Deal Agent at the request of the Deal Agent.
“Required Lenders” means at a particular time, Lenders with Commitments in excess of 50.0% of the Total Commitment.
“Required Owners” means at a particular time, Owners holding, directly or beneficially, in excess of 50.0% of the Loans Outstanding.

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“Requirements of Law” means for any Person the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or order or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, State or local (including usury laws, the Federal Truth in Lending Act, and Regulations B, U, T, X and Z of the Federal Reserve Board).
“Responsible Officer” means, when used with respect to any Person, any officer of the such Person, including any president, vice president, assistant vice president, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject.
“Revolving Period” means the period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.
“Rolling Annualized Net Loss Ratio” means, as of the third Payment Date after the Closing Date and each Payment Date thereafter, the average of the Annualized Net Loss Ratios determined with respect to each of the three Collection Periods immediately preceding such Payment Date.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.
“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Santander Consumer” has the meaning given to such term in the Preamble.
“Schedule of ABS Assets” means the schedule of ABS Assets attached hereto as Schedule D, as updated from time to time.
“Schedule of Documents” means the schedule of documents attached hereto as Schedule E.
“Schedule of Receivables” means the schedule of Receivables attached hereto as Schedule C, as updated from time to time.
“Scheduled Payments” means regularly scheduled payments to be made by an Obligor pursuant to the terms of the related Contract.

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“Secured Party” means (i) each Lender and (ii) the Deal Agent acting on behalf of the Lenders.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization” means any (i) financing transaction undertaken by the Borrower or a Special Purpose Affiliate that is secured, directly or indirectly, by all or a portion of the Collateral, (ii) sale, lease or other transfer by the Borrower or a Special Purpose Affiliate of all or a portion of the Collateral or (iii) other asset securitization, secured loan or similar transaction involving all or a portion of the Collateral.
“Securitization Date” means the date upon which a Securitization is consummated.
“Securitization Date Certificate” means a certificate, substantially in the form attached as Annex 1 to Exhibit F hereto, delivered by an Authorized Officer of the Servicer on a Securitization Date indicating that the requirements set forth in this Agreement for a Securitization have been satisfied.
“Securitization Release” means a release executed pursuant to Section 2.14, substantially in the form of Exhibit F hereto.
“Servicer” has the meaning given to such term in the Preamble.
“Servicer Advance” means an advance made by the Servicer pursuant to Section 7.05.
“Servicer File” means, with respect to a Receivable, each of the following documents:
(i)    a copy (but not the original) of the retail installment contract and security agreement and original amendments to the retail installment contract and security agreement;
(ii)    a copy (but not the original) of the Contract Draft and an electronic copy of the related Note and Security Agreement;
(iii)    the original Certificate of Title with a lien notation or an application therefor (to the extent applicable State law permits or requires the Servicer to hold the Certificate of Title); and
(iv)    such other documents as the Servicer customarily retains in its files in order to accomplish its duties under this Agreement.
“Servicer Termination Event” has the meaning given to such term in Section 7.11.
“Servicer Termination Notice” has the meaning given to such term in Section 7.11.
“Servicer Transaction Documents” means all Transaction Documents to which the Servicer is a party or by which it is bound.

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“Servicing Fee” means the fee payable to the Servicer in accordance with Section 2.11(b).
“Servicing Fee Rate” has the meaning set forth on Exhibit H.
“Shareholders Agreement” means the Shareholders Agreement, dated as of [___________], 2011. among Santander Consumer USA Inc., [Sponsor Auto Finance Holdings Series LP], Santander Holdings USA, Inc., Dundon DFS, LLC, Thomas G. Dundon and Banco Santander, S.A.
“Short-Term Rating Requirement” means a short-term unsecured debt rating of not less than A-1 by Standard & Poor’s and not less than P-1 by Moody’s.
“Special Purpose Affiliate” means any special purpose entity that is an Affiliate of the Borrower and was created for the purpose of one or more Securitizations.
“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“State” means any state of the United States or the District of Columbia.
“Subsequent Asset” means each Subsequent Receivable and each ABS Asset that becomes a part of the Collateral on any Addition Date.
“Subsequent Loan” means each Loan made following the Initial Loan.
“Subsequent Receivable” means each Receivable that becomes a part of the Collateral on any Addition Date.
“Subservicer” means a subservicer appointed by the Servicer for the servicing and administration of the Receivables.
“Subsidiary” means, with respect to a Person, any entity with respect to which more than 50% of the outstanding equity or voting securities shall at any time be owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.
“Substitute Receivable” means an Eligible Receivable not previously a part of the Collateral substituted for an Ineligible Receivable pursuant to Section 5.04(a) with a Principal Balance and APR at least equal to that of the Ineligible Receivable being so substituted.
“Successor Servicer” has the meaning given to such term in Section 7.12(b).
“Tangible Net Worth” means, with respect to any Person, the net worth of such Person calculated in accordance with GAAP, after subtracting therefrom the aggregate amount of such Person’s intangible assets, including goodwill, franchises, licenses, patents, trademarks, copyrights and service marks.

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“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any Government Authority.
“Termination Date” means the earlier to occur of (i) the Commitment Termination Date and (ii) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b).
“Termination Event” has the meaning given to such term in Section 8.01(a).
“Total Commitment” means the aggregate Commitments of all of the Lenders.
“Transaction Documents” means this Agreement, each Note, the Purchase Agreement, each ABS Collateral Conveyance Agreement, each Transfer Agreement, the Intercreditor Agreement and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents, certificates, opinions, agreements or writings.
“Transfer Agreement” means a Transfer Agreement in substantially the form attached to the Purchase Agreement as Exhibit A, executed by the Borrower and Santander Consumer in connection with a transfer of Receivables and the related Collateral on any Funding Date.
“Transfer Restriction Termination Date” means the earlier of the closing date of the IPO and [insert first option put date], 2014.
“Transition Expenses” has the meaning given to such term in Section 7.12(e).
“Trigger Period” has the meaning set forth in Exhibit H.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“United States” or “U.S.” means the United States of America.
“Unmatured Termination Event” means any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.
“Unreimbursed Servicer Advances” means, at any time, the amount of all previous Servicer Advances (or portions thereof) as to which the Servicer has not been reimbursed as of such time pursuant to Section 2.07.
“Unsecured Amount” has the meaning set forth on Exhibit H.
“Unused Facility Fee” means, with respect to each Lender Group for any Payment Date and the related Interest Period, the fee payable by the Borrower in an amount equal to the product of (i) the Unused Facility Fee Rate, (ii) the average daily excess during such Interest Period of the such Lender Group’s Commitment over the portion of the Loans Outstanding made

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by the Lenders of such Lender Group, and (iii) a fraction, the numerator of which is equal to the actual number of days comprising such Interest Period and the denominator of which is 360.
“Unused Facility Fee Rate” has the meaning set forth on Exhibit H.
“Upfront Fee” has the meaning set forth in Exhibit H.
Section 1.02.   Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP.
Section 1.03.   Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.04.   Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) references to a Person are also to its successors and permitted assigns; (vii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (viii) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (ix) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (x) the term “proceeds” has the meaning set forth in the applicable UCC.
ARTICLE II
LOANS
Section 2.01.   Loans.
(a)    On the terms and conditions set forth herein, including this Section and Article IV, the Borrower may from time to time on any Business Day during the Revolving Period, request that each Committed Lender make an advance (each, a “Loan”) in the amount of such Committed Lender’s Lender Advance to the Borrower on a Funding Date. The Loan made on the Closing Date shall be the Initial Loan and each Loan made thereafter shall be a Subsequent Loan. Each Loan shall be in an amount at least equal to $5,000,000 or integral multiples of $100,000 in excess thereof.

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(b)    No later than 2:00 p.m., New York City time, two Business Days prior to a proposed Funding Date (including the Closing Date), the Borrower shall notify the Deal Agent of such proposed Funding Date and Loan by delivering to the Deal Agent, in form and substance satisfactory to the Deal Agent:
(i)    a Funding Request, which will include, among other things, the proposed Funding Date, a calculation of the Borrowing Base (calculated as of the related Cutoff Date) and the Principal Amount of the Loan requested;
(ii)    with respect to any Loan in connection with which Eligible Receivables and/or Eligible ABS Assets are being added to the Collateral, the Servicer shall have delivered to the Deal Agent on or prior to the date of such Loan (i) a Transfer Agreement (including the Schedule of Receivables attached thereto) and/or an ABS Collateral Conveyance Agreement in each case dated within ten days prior to the date of such Loan and (ii) to the extent not incorporated into the Funding Request, a duly executed Receivable Receipt from the Custodian with respect to each Eligible Receivable identified as an “Eligible Receivable” in the related Borrowing Base calculation; and
(iii)    if requested by the Deal Agent, an updated Schedule of Receivables and/or Schedule of ABS Assets.
(c)    Notwithstanding any other provision or condition of this Agreement, Borrower may from time to time on any Business Day request in writing that one or more (i) asset backed certificates, asset backed notes or similar credit instruments issued by, or a right to payment from, a trust or other issuer under an indenture, trust agreement or sale and servicing agreement, (ii) bonds, debt instruments or similar financial assets or (iii) acquired assets or receivables that do not in each case otherwise satisfy each of the applicable eligibility criteria for an Eligible Receivable or an Eligible ABS Asset be included as Collateral and/or in the Borrowing Base. Upon approval by the Deal Agent of the terms and conditions under which such assets shall be included as Collateral and/or in the Borrowing Base, which approval shall be given or withheld in the sole discretion of the Deal Agent, the Borrower and the Deal Agent shall execute and deliver a collateral consent setting forth such agreed upon terms and conditions including any amendment to the Principal Terms applicable to such assets (each a “Collateral Consent”).
(d)    Following receipt by the Deal Agent of a Funding Request during the Revolving Period, each Committed Lender shall make its Lender Advance in respect of a Loan requested by the Borrower, in each case subject to the conditions contained herein, in an aggregate amount equal to the Loan so requested.
(e)    In no event shall:
(i)    a Committed Lender be required on any date to fund a Principal Amount that would cause its Invested Percentage of the Loans Outstanding on such date to exceed its Commitment;

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(ii)    any Loan be requested hereunder, nor shall any Lender be obligated to fund its Lender Advance of any Loan, to the extent that, after giving effect to such Loan, a Borrowing Base Deficiency would exist (calculated by the Servicer as of the last day of the Collection Period preceding the most recent Determination Date, or as of the related Cutoff Date in the case of Receivables and/or ABS Assets transferred to the Borrower on such Funding Date or on any prior Funding Date for which the Cutoff Date is subsequent to the last day of such Collection Period);
(iii)    the Principal Amount of any Loan exceed the Available Amount on such day; or
(iv)    more than one Loan be funded on any Business Day.
Section 2.02.   Funding Mechanics.
(a)    If any Funding Request is delivered to the Deal Agent after 2:00 p.m., New York City time, two Business Days prior to the proposed Funding Date, such Funding Request shall be deemed to be received prior to 2:00 p.m., New York City time, on the next succeeding Business Day and the proposed Funding Date of such proposed Loan shall be deemed to be the second Business Day following such deemed receipt. Each Funding Request shall include a representation by the Borrower that (i) the requested Loan will not, on the Funding Date, exceed the Available Amount and (ii) all conditions precedent to the making of such Loan have been satisfied. Any Funding Request shall be irrevocable.
(b)    Each Lender’s Lender Advance of a Loan shall be made available to the Agent for its Lender Group, subject to the fulfillment of the applicable conditions set forth in Article IV, at or prior to 12:00 noon, New York City time, on the applicable Funding Date, by deposit of immediately available funds to an account of such Agent. Such Agent shall promptly notify the Borrower and the Deal Agent in the event that any Lender either fails to make such funds available to such Agent before such time or notifies such Agent that it will not make such funds available to such Agent before such time. Subject to (i) such Agent’s receipt of such funds and (ii) the fulfillment of the applicable conditions set forth in Article IV, as determined by such Agent, such Agent will not later than 12:30 p.m., New York City time, on such Funding Date make such funds available, in the same type of funds received, by wire transfer thereof to the Deal Agent’s Account. Subject to (i) the Deal Agent’s receipt of such funds and (ii) the fulfillment of the applicable conditions set forth in Article IV, as certified to the Deal Agent, the Deal Agent will not later than 1:00 p.m., New York City time, on such Funding Date make such funds available, in the same type of funds received, by wire transfer thereof to the Borrower’s Account. If any Lender makes available to the Deal Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article, and such funds are not made available to the Borrower by the Deal Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Deal Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(c)    The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
Section 2.03.   Reductions of Commitments.
(a)    At any time the Borrower may, upon at least five Business Days’ prior written notice to the Deal Agent, reduce the Facility Amount, which shall be applied, unless otherwise consented to by the Deal Agent and the Agents, pro rata to the Commitments; provided, that no reduction of the Facility Amount shall result in the Loans Outstanding exceeding the Facility Amount. The Deal Agent shall promptly deliver a copy of any notice referred to in the preceding sentence to each applicable Agent and Lender. Each partial reduction shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof. Reductions of the aggregate Commitments pursuant to this Section shall be allocated to the Commitment of each Committed Lender pro rata based on the Lender Percentage represented by such Commitment. Any request for a reduction in the Facility Amount shall be irrevocable.
(b)    On the Lender Termination Date for a Committed Lender, the Commitment of such Lender shall be automatically reduced to zero. On the Termination Date, the Commitments of all Lenders shall be automatically reduced to zero.
Section 2.04.   The Notes.
(a)    The Loans made by the Lenders hereunder shall be evidenced by one or more duly executed promissory notes payable to the order of the Persons specified by the Owners, in an aggregate principal amount equal to the Facility Amount, in substantially the form of Exhibit B hereto (each, a “Note” and collectively, the “Notes”). Each Note shall be dated the Closing Date and shall otherwise be duly completed. The maturity date of each Note shall be the 80th Payment Date following the Termination Date or such other date as to which the Deal Agent, with the consent of each Lender, shall notify the Borrower in writing.
(b)    Each Agent is hereby authorized to enter notations (which may be computer generated) on a schedule attached to the Note with respect to each Lender Advance made by each Lender hereunder, regarding (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Agent to make any such notation on the schedule attached to the Note shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.
(c)    Promptly following the Facility Termination Date, the Deal Agent shall mark each Note “Paid” and return it to the Borrower.

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Section 2.05.   Optional Principal Repayments. The Borrower may, prior to the occurrence of a Termination Event, prepay all or any portion of the Loans Outstanding on any day, on two Business Days’ prior notice to the Deal Agent; provided that (i) the amount prepaid is at least $1,000,000 or integral multiples of $100,000 in excess thereof (unless otherwise agreed to in writing by the Deal Agent); (ii) the Borrower pays to the Deal Agent, for the account of the Secured Parties, on the date of any such prepayment (a) accrued Interest with respect to the portion of the Loans Outstanding to be prepaid through the date of prepayment, as calculated by the Deal Agent, and (b) all other Aggregate Unpaids payable to any Indemnified Party under this Agreement through the date of such prepayment, including any fees or other amounts payable pursuant to Section 9.01; and (iii) the Borrower certifies that following such prepayment, the Borrower will be in compliance with the provisions of this Agreement. Any notice of a prepayment shall be irrevocable. The Deal Agent shall provide prompt notice to the Lenders and the Agents following receipt of any notice of intent to prepay.
Section 2.06.   Payments.
(a)    The Borrower shall pay Interest on the Loans Outstanding during each Interest Period on the related Payment Date in an amount equal to the sum of the product for each day in such Interest Period of (i) the Loans Outstanding on such day, (ii) the Adjusted Eurodollar Rate for such day, (iii) the Margin for such day and (iv) 1/360. After the declaration of the occurrence of the Termination Date pursuant to Section 8.01(b), each Lender’s Invested Percentage of the Loans Outstanding shall bear Interest at the Alternative Rate plus 2.00%.
(b)    Unless otherwise specified, Interest calculated by reference to (i) the LIBOR Rate shall be calculated on the basis of a 360-day year for the actual days elapsed and (ii) the Prime Rate shall be calculated on the basis of a 365- or 366-day year, as applicable, for the actual days elapsed. Periodic fees or other periodic amounts payable hereunder shall be calculated, unless otherwise specified, on the basis of a 360-day year and for the actual days elapsed.
(c)    The principal of and Interest on the Notes shall be paid as provided herein and in the Notes. In the case of Notes held by an Agent as agent for its Lender Group, such Agent shall allocate to the members of its Lender Group each payment in respect of the Notes received by such Agent as provided herein. Payments in respect of Interest (including pursuant to Section 2.05) shall be allocated and applied to Owners of such Note based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower. Payments in respect of principal shall be allocated and applied to Owners of such Note based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower.
(d)    The Deal Agent shall deliver to the Borrower on each Determination Date an invoice, setting forth (i) an estimate of the Interest payable to the Lenders for the next Interest Period and (ii) the amount of any variation between the Interest payable to the Lenders for the preceding Interest Period based on such notices and estimates and accrued but unpaid Interest payable to the Lenders for such Interest Period based on its final determination of the Interest

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payable for such Interest Period. The amount of any shortfall in Interest based on such variation shall be included in the Monthly Interest Payment Amount payable on the Payment Date related to the next Interest Period, and the amount of any overpayment of Interest to the Lenders based on such variation shall be credited against the Monthly Interest Payment Amount otherwise payable for such Interest Period.
(e)    Notwithstanding any other provision of this Agreement or the other Transaction Documents, if at any time the rate of interest payable by any Person under the Transaction Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had Applicable Law not limited the interest rate so payable. In no event shall the total Interest received by a Lender under this Agreement and the other Transaction Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.
Section 2.07.   Settlement Procedures.
(a)    Prior to the Collateralization Date, on each Payment Date, the Servicer shall pay (or shall instruct the Qualified Institution then holding the ABS Collateral Account to pay) to the following Persons, from the ABS Collateral Account to the extent of Available Funds on deposit therein, and the Borrower shall pay, after application of such Available Funds, all remaining amounts set forth below in the following order of priority:
(i)    First, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances;
(ii)    Second, to the Servicer, the accrued and unpaid Servicing Fee;
(iii)    Third, if a Collateral Custodian is appointed and, to the extent not paid for by Santander Consumer, to such Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fee;
(iv)    Fourth, pro rata, to the Deal Agent for the payment, on a pari passu basis to each Lender, in an amount equal to (A) the Monthly Interest Payment Amount for such Payment Date, (B) any unpaid Breakage Costs, (C)any accrued and unpaid Unused Facility Fees and (D) any Upfront Fees payable on such Payment Date;
(v)    Fifth, to any Successor Servicer, any unpaid Transition Expenses payable pursuant to Section 7.12(e);
(vi)    Sixth, to the Deal Agent for the ratable payment to each Lender, the Monthly Principal Payment Amount with respect to such Payment Date; and

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(vii)    Seventh, to the Deal Agent for the ratable payment to the appropriate entities in an amount equal to all other Aggregate Unpaids (other than the Loans Outstanding) then due to the Secured Parties, the Deal Agent, the Affected Parties or the Indemnified Parties for the payment thereof; and
(viii)    Eighth, any remaining amount shall be distributed to the Borrower.
(b)    On or after the Collateralization Date, on each Payment Date, the Servicer shall pay (or shall instruct the Qualified Institution then holding the Collection Account to pay) to the following Persons, from the Collection Account to the extent of Available Funds, the following amounts in the following order of priority:
(i)    First, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances;
(ii)    Second, to the Servicer, the accrued and unpaid Servicing Fee;
(iii)    Third, if a Collateral Custodian is appointed and, to the extent not paid for by Santander Consumer, to the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fee;
(iv)    Fourth, pro rata, to the Deal Agent for the payment, on a pari passu basis to each Lender, in an amount equal to (A) the Monthly Interest Payment Amount for such Payment Date, (B) any unpaid Breakage Costs, (C) any accrued and unpaid Unused Facility Fees and (D) any Upfront Fees payable on such Payment Date;
(v)    Fifth, to any Successor Servicer, any unpaid Transition Expenses payable pursuant to Section 7.12(e);
(vi)    Sixth, to the Deal Agent for the ratable payment to each Lender, the Monthly Principal Payment Amount with respect to such Payment Date;
(vii)    Seventh, to the Deal Agent for the ratable payment to the appropriate entities in an amount equal to all other Aggregate Unpaids (other than the Loans Outstanding) then due to the Secured Parties, the Deal Agent, the Affected Parties or the Indemnified Parties, for the payment thereof; and
(viii)    Eighth, any remaining amount shall be distributed to the Borrower.
Section 2.08.   Mandatory Payments. The Borrower promises to pay to the Deal Agent for the account of each Lender, (i) upon the written request of the Deal Agent, all Breakage Costs, the amount of which shall determined by a Lender, set forth in a written notice delivered to the Borrower and the Deal Agent no later than the fourth Business Day immediately preceding the date on which payment of such Breakage Costs is to be requested, and which shall be conclusive absent manifest error and (ii) all other amounts required to be paid by the Borrower in accordance herewith.

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Section 2.09.   Payments, Computations, Etc.
(a)    Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m., New York City time, on the day when due in Dollars in immediately available funds to the Deal Agent’s Account. Except as otherwise provided in Section 2.06, the Borrower shall, to the extent permitted by law, pay to the Lender interest on all amounts not paid or deposited when due hereunder at 2.00% per annum above the rate applicable to the Loans Outstanding, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate.
(b)    Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, except in the case where the next succeeding Business Day would occur in the succeeding calendar month, in which case such payment shall be due on the preceding Business Day or (ii) is received after 11:00 a.m., New York City time, such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.
(c)    If any Loan requested by the Borrower and approved by a Lender and the Deal Agent pursuant to Section 2.01 is not, for any reason (other than the gross negligence, bad faith or willful misconduct of such Lender) made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any reasonable loss, cost or expense incurred by such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.
(d)    All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.
(e)    To the extent that (i) any Person makes a payment to any party hereto or (ii) any party hereto receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the related party hereto.
Section 2.10.   Collections and Allocations; Investment of Funds.
(a)    On or before the Closing Date or the applicable Funding Date (with respect to Subsequent Receivables), the Borrower or the Servicer shall have instructed all related

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Obligors to make all payments in respect of the related Receivables to the Lockbox. All payments received from Obligors will in all events be deposited into the Master Collection Account within two Business Days of receipt.
(b)    After the Collateralization Date, the Servicer shall transfer, or cause to be transferred, all Receivables Collections on deposit in the form of immediately available funds in the Master Collection Account to the Collection Account (i) so long as the Monthly Remittance Condition is satisfied, no later than 11:00 a.m., New York City time, on the related Payment Date or (ii) if the Monthly Remittance Condition is not satisfied, as soon as possible, but in no event later than the close of business on the second Business Day after such Receivables Collections are deposited into the Master Collection Account. Each of the Servicer and the Borrower shall promptly (but in no event later than two Business Days after the receipt thereof) deposit all Receivables Collections received by it in the Master Collection Account. The Servicer shall make such deposits or payments on the date indicated therein by electronic funds transfer, in immediately available funds.
(c)    On each Funding Date after the Collateralization Date, the Servicer will deposit (in immediately available funds) all Receivables Collections available after the applicable Cutoff Date and through and including the Funding Date in respect of Receivables pledged on such date (i) if the Monthly Remittance Condition is satisfied on such date, into the Master Collection Account or (ii) if the Monthly Remittance Condition is not satisfied on such date, into the Collection Account.
(d)    To the extent there are uninvested amounts on deposit in the Collection Account, such amounts shall be invested in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected by the Servicer. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower.
(e)    On or after the Collateralization Date, the Servicer shall cause to be transferred all ABS Collections on deposit in the ABS Collateral Account into the Collection Account no later than 11:00 a.m., New York City time, on each Payment Date. To the extent there are uninvested amounts on deposit in the ABS Collateral Account, such amounts shall be invested in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected by the Servicer. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower.
Section 2.11.   Fees.
(a)    The Borrower hereby agrees to pay to the Deal Agent on behalf of each Lender, monthly in arrears, the Unused Facility Fee, if any, payable in accordance with Section 2.07. Payments of the Unused Facility Fee shall be allocated and paid to the Committed Lenders pro rata based on their respective Commitments for the applicable Interest Period. Each Committed Lender in a Lender Group shall be entitled to receive the share of the Unused Facility Fee allocated to such Lender Group as may be agreed upon from time to time between such

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Committed Lender and the related Agent. The Upfront Fee will be fully earned on the Closing Date and will be payable as provided in Exhibit H.
(b)    The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.07, which fee shall be equal to the product of (i) the Servicing Fee Rate and (ii) the Aggregate Principal Balance (excluding all Receivables that have been released pursuant to Section 5.04(a)) as of the first day of the related Collection Period and (iii) 1/12th.
(c)    Any backup servicer and the Collateral Custodian, if any, shall be entitled to receive any accrued and unpaid fees due to them, respectively, in accordance with Section 2.07.
(d)    The Borrower shall have paid to the Deal Agent, on or before the Closing Date, any fees set forth in Exhibit H to be paid on the Closing Date.
(e)    The Borrower shall pay to counsel for the Deal Agent and the Lenders on the Closing Date, its estimated reasonable fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of such counsel within ten Business Days after receiving an invoice for such amounts.
Section 2.12.   Increased Costs; Capital Adequacy; Illegality.
(a)    If after the Closing Date either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by a Lender or any of its Affiliates (each, an “Affected Party”) with any guideline or request from any central bank or other governmental agency or authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any portion of a Loan hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Federal Reserve Board, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party, or (C) impose any other condition affecting any portion of a Loan or a Lender’s rights hereunder, the result of which is (1) a fee, expense, internal capital charge or other imputed cost allocable to any Affected Party, (2) any increased cost charged to any Affected Party or (3) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered. In connection with the foregoing, the Borrower and the Servicer agree to cooperate with the Deal Agent to take any action or provide any information (including any Required Data) reasonably requested by the Deal Agent to mitigate any cost, expense or condition described above. In no

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event will the Deal Agent be expected or required to monitor the occurrence of any of the events or contingencies described in this Section.
(b)    If after the Closing Date either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy, including Basel II, that has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.
(c)    In determining any amount provided for in this Section, each Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.
(d)    If a Lender shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (i) of the definition of “Eurodollar Disruption Event” has occurred, the Deal Agent shall in turn so notify the Borrower, whereupon all Loans in respect of which Interest accrues at a rate based upon the LIBOR Rate shall immediately be converted into Loans in respect of which Interest accrues based upon the Alternative Rate.
Section 2.13.   Taxes.
(a)    All payments made by the by the Borrower in respect of any Loan and all other payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by Applicable Law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to each Lender will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to Taxes related to the net income or franchise taxes imposed on a Lender, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which such Lender is organized or is paying Taxes as of the Closing Date. If a Lender pays any Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section, the Borrower shall promptly reimburse such Lender in full.

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(b)    The Borrower will indemnify each Lender for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including any Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Lender making a demand for indemnity payment hereunder shall provide the Borrower with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender stating or otherwise evidencing that it has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten days from the date a Lender makes written demand therefor.
(c)    Within 30 days after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower will furnish to the Deal Agent at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.
(d)    If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall, to the extent that it may then do so under Applicable Law, deliver to the Borrower, with a copy to the Deal Agent, (i) within 15 days after the Closing Date, or, if later, the date on which such Lender becomes a Lender hereunder one (or such other number as may from time to time be prescribed by Applicable Law) duly completed copy of Internal Revenue Service Form W‑8ECI or Form W‑8BEN (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section, one copy (or such other number as may from time to time be prescribed by Applicable Law) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law.
(e)    For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or statement described in Section 2.13(d) (other than if such failure is due to a change in law occurring after the Closing Date), such Lender shall not be entitled to indemnification under Section 2.13(a) or 2.13(b) with respect to any Taxes to the extent such Taxes would not have been imposed had such form, certificate or statement been provided.
(f)    Within 30 days of the written request of the Borrower therefor, each Lender shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) each Lender shall not be required to deliver such certificates, forms or other documents if in its sole discretion it is determined that the deliverance of any such certificate, form or other document would have a material adverse affect on such Lender and (ii) the Borrower shall reimburse such Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.
Section 2.14.   Securitization.

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(a)    On any Business Day, the Borrower shall have the right to prepay all or a portion of the Loans Outstanding and require the Deal Agent to release its security interest and Lien on the related Receivables or ABS Assets in connection with a Securitization, subject to the following terms and conditions:
(i)    The Borrower shall have given the Deal Agent at least ten Business Days’ prior written notice of its intent to effect a Securitization and shall provide the Deal Agent with the information required to produce the related Securitization Release, substantially in the form attached as Annex 2 to Exhibit F hereto.
(ii)    Unless a Securitization is to be effected on a Payment Date in respect of which a Monthly Report is required to be delivered pursuant to Section 7.07 (in which case the relevant calculations with respect to such Securitization shall be reflected on such Monthly Report), the Servicer shall deliver to the Deal Agent a Securitization Date Certificate, together with evidence to the reasonable satisfaction of the Deal Agent that the Borrower shall have sufficient funds on the related Securitization Date to effect such Securitization in accordance with this Agreement.
(iii)    On the related Securitization Date, the following shall be true and correct and the Borrower shall be deemed to have certified that after giving effect to the Securitization and the release to the Borrower of the related Receivables and/or ABS Assets on the related Securitization Date, (A) unless all Aggregate Unpaids will be paid in connection with the Securitization, no Termination Event has occurred or will result from such Securitization and (B) there shall not exist any Borrowing Base Deficiency and, if such Securitization Date occurs during any calendar month prior to the Determination Date for such calendar month, there shall be no reason to believe that a Borrowing Base Deficiency will be determined to exist on such Determination Date.
(iv)    On the related Securitization Date, the Deal Agent shall have received, for the benefit of the Lenders, in immediately available funds, an amount equal to the sum of (A) the portion of the aggregate Loans Outstanding to be prepaid, (B) an amount equal to all unpaid Interest (including Interest not yet accrued) to the extent reasonably determined by the Deal Agent to be attributable to that portion of the Loans Outstanding to be paid in connection with the Securitization, (C) an aggregate amount equal to the sum of all other amounts due and owing to the Deal Agent and the Lenders under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter attributable to that portion of the Loans Outstanding to be paid in connection with the Securitization and (D) all other Aggregate Unpaids with respect thereto. The amount paid pursuant to (1) clause (A) shall be applied on such Securitization Date to the payment of principal on the Loans Outstanding, (2) clause (B) shall be applied as Available Funds pursuant to Section 2.07 on the next Payment Date (or on such Payment Date, if the Securitization Date is on a Payment Date) and (3)

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clauses (C) and (D) shall be paid to the Persons to whom such amounts are to be owed on such Securitization Date; provided, however, that if the amount paid pursuant to clause (A) exceeds the Loans Outstanding on such Securitization Date, then the amount of such excess shall be distributed to the Borrower on such Securitization Date.
(v)    On or prior to the related Securitization Date, the Borrower shall have delivered to the Deal Agent a list specifying all Contracts under which the Receivables not to be released pursuant to such Securitization arose.
(vi)    On or prior to the related Securitization Date, there are no Unreimbursed Servicer Advances associated with the Receivables to be released.
(b)    The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Deal Agent and the Lenders in connection with any Securitization (including expenses incurred in connection with the release of the Lien of the Deal Agent, the Lenders and any other party having such an interest in the Receivables in connection with such Securitization).
(c)    In connection with any Securitization, on the related Securitization Date, subject to satisfaction of the conditions referred to in this Section, the Deal Agent shall, at the expense of the Borrower (i) execute such instruments of release with respect to the portion of the Receivables and/or ABS Assets (and the other related Collateral) to be released to the Borrower, including a Securitization Release, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any portion of the Receivables and/or ABS Assets (and the other related Collateral) to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Servicer to take such actions, as are necessary and appropriate to release the Lien of the Deal Agent on the portion of the Receivables and/or ABS Assets (and the other related Collateral) to be released to the Borrower and deliver to the Borrower such Receivables and/or ABS Assets and related Collateral.
Section 2.15.   Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans Outstanding funded by it any payment in excess of its Invested Percentage in such payment, such Lender shall immediately (a) notify the Deal Agent of such fact, and (b) purchase from the other Lenders such participations made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata (based on the Lender Percentage of each Lender) with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was the direct creditor of the Borrower in the amount of such participation. The Deal Agent will keep

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records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify each Agent following any such purchases or repayments.
Section 2.16.   Limited Guaranty by Santander Consumer. In recognition of the direct and indirect benefits to be received by Santander Consumer from the proceeds of the Lender Advances, Santander Consumer, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Unsecured Amount together with all Interest accrued thereon and all other amounts payable under this Agreement with respect thereto (the “Guaranteed Obligations”). Pursuant to Section 8.01(b), the Unsecured Amount shall become due and payable on the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b) following the occurrence of a Termination Event. If any or all of the Guaranteed Obligations becomes due and payable, Santander Consumer, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to the Deal Agent, for the benefit of the Lenders, together with any and all expenses that may be incurred by the Deal Agent or any Lender in demanding, enforcing, or collecting any of the Guaranteed Obligations; provided, however, that, if the Guaranteed Obligations become due and payable during a Trigger Period, the portion of the Unsecured Amount attributable to the zero value of the Receivable Asset Amount, the Acquired Receivable Asset Amount and the ABS Asset Amount shall not be due and payable by Santander Consumer under this Section 2.16 until the earlier of (i) the Payment Date after the Collection Period during which the Principal Balances of all Receivables and the ABS Principal Balance of all ABS Assets shall have been reduced to zero and (ii) the Payment Date after the Collection Period during which all Receivables and ABS Assets shall have been sold pursuant to Section 8.02(c) after the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b) following the occurrence of a Termination Event. The liability of Santander Consumer under this Section is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guaranteed Obligations. The guaranty by Santander Consumer hereunder is a guaranty of payment and not of collection. The obligations of Santander Consumer hereunder are independent of the obligations of the Borrower or any other Person and a separate action or actions may be brought and prosecuted against Santander Consumer whether or not action is brought against the Borrower or any other Person and whether or not the Borrower or any other Person be joined in any such action or actions.
ARTICLE III
SECURITY
Section 3.01.   Collateral.
(a)    The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law. As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise,

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of the Obligations, the Borrower hereby grants to the Deal Agent, as agent for the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now existing or owned or hereafter arising or acquired by the Borrower (collectively, the “Collateral”):
(i)    the Receivables and the related Contracts, and any accounts or obligations evidenced thereby, any guarantee thereof, all Receivables Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;
(ii)    all of the Borrower’s interest in the Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in the Financed Vehicles and the security interests in the Financed Vehicles securing the Receivables, including all proceeds from any sale or other disposition of the Financed Vehicles;
(iii)    the ABS Assets and any obligations evidenced thereby, any guarantee thereof, all ABS Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to the ABS Assets) to become due or received by any Person in payment of any of the foregoing on or after the date such ABS Assets become part of the Collateral;
(iv)    the Account Collateral;
(v)    the Borrower’s rights to the Master Collection Account;
(vi)    all ABS Asset Files, all Receivable Files, all Servicer Files, the Schedule of ABS Assets and the Schedule of Receivables and all right, title and interest of the Borrower in and to the documents, agreements and instruments included in the ABS Asset Files, the Receivable Files and the Servicer Files, including rights of recourse of the Borrower against the related Originators and/or any Dealer;
(vii)    all of the Borrower’s interest in all Records, documents and writings evidencing or related to the ABS Assets. the Receivables or the Contracts;
(viii)    all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to the Financed Vehicles, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, and all proceeds thereof;

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(ix)    all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the ABS Assets or the Receivables, whether pursuant to the related Contracts or otherwise;
(x)    all of the Borrower’s interest in all rights to payment under all servicer contracts and other contracts and agreements associated with the ABS Assets and the Receivables and all of the Borrower’s interest in all recourse rights against the related Dealers, if any (excluding any rights in any Dealer reserve and rights under the related Dealer Agreements, if any);
(xi)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the ABS Assets, the Receivables and the Financed Vehicles;
(xii)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(xiii)    all of the Borrower’s right, title and interest in and to the Purchase Agreement (including each Transfer Agreement) and remedies thereunder and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the Purchase Agreement;
(xiv)    all of the Borrower’s right, title and interest in and to the ABS Collateral Conveyance Agreements and remedies thereunder and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the ABS Collateral Conveyance Agreements;
(xv)    all other items hereinafter designated as Collateral in a Collateral
Consent; and
(xvi)    all income and proceeds of the foregoing.
(b)    The grant under this Section does not constitute and is not intended to result in a creation or an assumption by the Deal Agent, any Agent or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Deal Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) none of the Deal Agent, any Agent or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Deal Agent, any Agent or

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any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
(c)    Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Person shall be Collateral.
Section 3.02.   Release of Collateral; No Legal Title.
(a)    At the same time as any (i) Contract expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Master Collection Account or (ii) has been prepaid in full and all amounts in respect thereof have been paid by the related Obligor and deposited in the Master Collection Account, the Deal Agent will, to the extent requested by the Servicer, release its interest in such Contract and the related Collateral. In connection with any sale of a Financed Vehicle on or after the occurrence of an event described in clauses (i) or (ii) above or in connection with a Defaulted Receivable, after the deposit by the Servicer of the proceeds of such sale into the Master Collection Account, the Deal Agent will, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Financed Vehicle; provided, that the Deal Agent will make no representation or warranty, express or implied, with respect to any such Financed Vehicle in connection with such sale or transfer and assignment.
(b)    Upon the Facility Termination Date, the Deal Agent, at the Borrower’s expense, upon payment in full of the related Aggregate Unpaids, shall execute and file such partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to effectuate the release of the relevant portion of the Collateral.
(c)    For the avoidance of doubt, (i) the Borrower shall not be permitted to remove any ABS Asset, Contract or related Collateral from the lien of this Agreement, (ii) the Borrower shall not be permitted to sell, transfer or assign any ABS Asset or any Receivable to any party and (iii) the Deal Agent shall not release its interest in any ABS Asset, any Contract or related Collateral except in accordance with the provisions of Section 2.14, this Section 3.02 or Section 5.04 or unless the Borrower shall pay the Release Price with respect to the related ABS Asset or the related Receivable.
(d)    The Deal Agent will not, except as may result from the exercise of its remedies hereunder, have legal title to any part of the Collateral on the Facility Termination Date and will have no further interest in or rights with respect to the Collateral.
Section 3.03.   Protection of Security Interest.
(a)    The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Deal Agent may deem necessary, to perfect,

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protect or more fully evidence the security interest granted to the Deal Agent in the ABS Assets, the Receivables and the other Collateral, or to enable the Deal Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder.
(b)    If the Borrower fails to perform any of its obligations hereunder after five Business Days’ notice from the Deal Agent or any Secured Party, the Deal Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Deal Agent’s or such Secured Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article IX. The Borrower irrevocably authorizes the Deal Agent (i) to file all such financing statements as are necessary or desirable, in the Deal Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement, as a financing statement in such offices as the Deal Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the ABS Assets, the Receivables and the other Collateral.
Section 3.04.   Assignment of the Purchase Agreements. The Borrower hereby represents, warrants, covenants and confirms to the Deal Agent that the Borrower has (i) assigned to the Deal Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement and (ii) assigned or shall assign (in the case of Transfer Agreements and ABS Collateral Conveyance Agreements effective on or after the Closing Date) to the Deal Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in each Transfer Agreement and each ABS Collateral Conveyance Agreement. The Borrower confirms that the Deal Agent shall have the sole right to enforce the Borrower’s rights and remedies under the ABS Collateral Conveyance Agreements, the Transfer Agreements and the Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Deal Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the ABS Collateral Conveyance Agreements, the Transfer Agreements or the Purchase Agreement. The Borrower further confirms and agrees that such assignment to the Deal Agent shall terminate upon the Facility Termination Date; provided, however, that the rights of the Deal Agent and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by Santander Consumer pursuant to the ABS Collateral Conveyance Agreements, the Transfer Agreements or the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement, any Transfer Agreement and any ABS Collateral Conveyance Agreement, shall be continuing and shall survive any termination of such assignment.
Section 3.05.   Waiver of Certain Laws. Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and

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absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Deal Agent or such court may determine.
ARTICLE IV
CONDITIONS OF CLOSING AND LOANS
Section 4.01.   Conditions to Closing. The Closing Date shall not occur until the following conditions have been satisfied:
(a)    Each Transaction Document shall have been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent shall have received such other documents, instruments, agreements and legal opinions as the Deal Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including all those specified in the Schedule of Documents, each in form and substance reasonably satisfactory to the Deal Agent.
(b)    The Borrower shall have paid all fees required to be paid by it hereunder on the Closing Date.
Section 4.02.   Conditions Precedent to All Loans. Each request for a Loan (including the Initial Loan) by the Borrower to a Lender shall be subject to the satisfaction of the following conditions precedent:
(a)    The Borrower shall have delivered to the Deal Agent all of the documents required pursuant to Section 2.01(b), at the times and in the forms required thereby.
(b)    The Borrower shall have caused to be delivered to the Servicer each related Receivable File and/or ABS Asset File to the Servicer.
(c)    On the date of such Loan, the following shall be true and correct and the Borrower shall be deemed to have certified that, after giving effect to the proposed Loan and, if applicable, pledge of Collateral:
(i)    all requirements, conditions and limitations imposed in Section 2.01 in connection with Borrower’s request for, and Lenders’ funding of, a Loan shall have been satisfied and complied with as of such day;
(ii)    the representations and warranties contained in Sections 5.01 and 5.02 are true and correct in all material respects on and as of such day as though made on and as of such day;

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(iii)    no event has occurred and is continuing, or would result from such transaction that constitutes a Termination Event or an Unmatured Termination Event; and
(iv)    on and as of such day, after giving effect to such transaction, the Loans Outstanding will not exceed the Borrowing Base (calculated as of the previous Determination Date, or the later of, with respect to (i) ABS Assets added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Addition Date or (ii) the Receivables added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Cutoff Date).
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.01.   Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Closing Date and each Addition Date as follows:
(a)    Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted.
(b)    Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the purchase, sale and pledge of the ABS Assets, the Receivables and the other Collateral), except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver the Borrower Transaction Documents, (B) carry out the terms of the Borrower Transaction Documents and (C) grant the security interest in the Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of the Borrower Transaction Documents and the grant of the security interest in the Collateral on the terms and conditions herein and therein provided.
(d)    No Violation. The consummation of the transactions contemplated by the Borrower Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Formation Documents or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other

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than this Agreement or (iii) violate any Applicable Law, in each case (other than with respect to the Formation Documents), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(e)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of the Borrower Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Borrower Transaction Document or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.
(f)    All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Borrower of the Borrower Transaction Documents have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
(g)    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the proceeds from the Loans and the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Loans will be used to carry or purchase, any “Margin Stock” within the meaning of Regulation U or to extend “Purchase Credit” within the meaning of Regulation U.
(h)    Security Interest. This Agreement constitutes a grant of a security interest in all Collateral to the Deal Agent which upon the filing of financing statements in the applicable jurisdictions shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Deal Agent, as agent for the Secured Parties, in the Collateral have been (or prior to the Initial Loan will be) made.
(i)    Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act.
(j)    OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
Section 5.02.   Representations and Warranties of the Borrower Relating to this Agreement, the Receivables and the ABS Assets. The Borrower hereby represents and warrants as of the Closing Date and each Addition Date as follows:

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(a)    Binding Obligation. Each Borrower Transaction Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(b)    Eligibility of Collateral.
(i)    As of the Closing Date, (A) Schedule C and Schedule D and the information contained in the Funding Request delivered pursuant to Section 2.01 is an accurate and complete listing in all material respects of the Receivables and the ABS Assets constituting a portion of the Collateral as of the date of the Initial Loan and the information contained therein with respect to the identity of such Receivables and such ABS Assets and the amounts owing thereunder is true and correct in all material respects as of the related Cutoff Date or Closing Date, as applicable, (B) each such Receivable was an Eligible Receivable as of the related Cutoff Date, (C) each such ABS Asset is an Eligible ABS Asset on the Closing Date and (D) each such Receivable and each such ABS Asset is free and clear of any Lien (other than Permitted Liens).
(ii)    On each Addition Date, the Borrower shall be deemed to represent and warrant that (A) Schedule C and/or Schedule D and the information contained in the Funding Request delivered pursuant to Section 2.01 is an accurate and complete listing in all material respects of the Receivables and the ABS Assets (including the Subsequent Assets being transferred on such Addition Date) constituting a portion of the Collateral as of the date of the Subsequent Loan and the information contained therein with respect to the identity of such Receivables and such ABS Assets and the amounts owing thereunder is true and correct in all material respects as of the related Cutoff Date or Addition Date, as applicable, (B) each such Subsequent Receivable referenced on the related Funding Request delivered pursuant to Section 2.01(b) was an Eligible Receivable as of the related Cutoff Date, (C) each such ABS Asset referenced on the related Funding Request delivered pursuant to Section 2.01(b) is an Eligible ABS Asset on the Addition Date and (D) each such Subsequent Receivable and each such ABS Asset is free and clear of any Lien of any Person (other than Permitted Liens).
Section 5.03.   Representations and Warranties of the Servicer. The Servicer represents and warrants as of the Closing Date and each Addition Date as follows:
(a)    Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Illinois, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

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(b)    Due Qualification. The Servicer is duly qualified to do business and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Receivables and the ABS Assets, requires such qualification, licenses or approvals, except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver the Servicer Transaction Documents and (B) carry out the terms of the Servicer Transaction Documents and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of the Servicer Transaction Documents.
(d)    Binding Obligation. Each Servicer Transaction Document constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(e)    No Violation. The consummation of the transactions contemplated by the Servicer Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such certificate of incorporation, bylaws or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law, in each case (other than with respect to the Servicer’s certificate of incorporation or bylaws), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(f)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of any Servicer Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Servicer Transaction Documents or (iii) challenging the enforceability of a material portion of the Receivables.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of the Servicer Transaction Documents have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
Section 5.04.   Breach of Representations and Warranties.

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(a)    Retransfer of an Ineligible Receivable. If a Receivable was an Ineligible Receivable as of the applicable Cutoff Date, no later than the earlier of (i) knowledge by the Borrower of such Receivable being an Ineligible Receivable and (ii) receipt by the Borrower from the Deal Agent or the Servicer of written notice thereof (which notice the Servicer shall be required to give promptly upon knowledge thereof), the Borrower shall either (A) accept the release of each such Ineligible Receivable, and the Deal Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in such Ineligible Receivable or (B) subject to confirmation of such Substitute Receivable being an Eligible Receivable, substitute for such Ineligible Receivable a Substitute Receivable. In any of the foregoing instances, the Borrower shall accept the release of each such Ineligible Receivable from the Deal Agent. On and after the date of release, the Ineligible Receivable so released shall not be included in the Collateral and, as applicable, the Substitute Receivable shall be included in the Collateral. In consideration of a release not involving any substitution, the Borrower shall, on the date of release of such Ineligible Receivable, pay the Release Price for such Ineligible Receivable to the Deal Agent. On or after the Collateralization Date, the Borrower shall make such payment by depositing the Release Price into the Collection Account in immediately available funds. Upon release to the Borrower of such Ineligible Receivable, the Deal Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Deal Agent in, to and under such Ineligible Receivable and all future monies due or to become due with respect thereto, all proceeds of such Ineligible Receivable and Liquidation Proceeds and Insurance Proceeds relating thereto, all rights to security for any such Ineligible Receivable, and all proceeds and products of the foregoing. The Deal Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such Ineligible Receivable pursuant to this subsection.
(b)    Retransfer of an Ineligible ABS Asset. If an ABS Asset was an Ineligible ABS Asset as of the Closing Date or the applicable Addition Date, as the case may be, no later than the earlier of (i) knowledge by the Borrower of such ABS Asset being an Ineligible ABS Asset and (ii) receipt by the Borrower from the Deal Agent or the Servicer of written notice thereof (which notice the Servicer shall be required to give promptly upon knowledge thereof), the Borrower shall accept the release of such Ineligible ABS Asset, and the Deal Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in such Ineligible ABS Asset. The Borrower shall accept the release of such Ineligible ABS Asset from the Deal Agent. On and after the date of release, the Ineligible ABS Asset so released shall not be included in the Collateral. In consideration of the release, the Borrower shall, on the date of release of such Ineligible ABS Asset, pay the Release Price for such Ineligible ABS Asset to the Deal Agent. On or after the Collateralization Date, the Borrower shall make such payment by depositing the Release Price into the Collection Account in immediately available funds. Upon release to the Borrower of such Ineligible ABS Asset, the Deal Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Deal Agent in, to and under such

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Ineligible ABS Asset and all future monies due or to become due with respect thereto, all proceeds of such Ineligible ABS Asset, all rights to security for any such Ineligible ABS Asset and all proceeds and products of the foregoing. The Deal Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such Ineligible ABS Asset pursuant to this subsection.
ARTICLE VI
COVENANTS
Section 6.01.   Affirmative Covenants of the Borrower. From the date hereof until the Facility Termination Date:
(a)    Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws with respect to the ABS Assets and the Receivables and related Financed Vehicles.
(b)    Preservation of Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the State of Delaware, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.
(c)    Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables and payments with respect to the ABS Assets.
(d)    Assets. With respect to the ABS Assets and the Receivables, the Borrower will: (i) acquire the ABS Assets or the Receivables pursuant to and in accordance with the terms of the applicable ABS Collateral Conveyance Agreements, the applicable Collateral Consents or the applicable Transfer Agreements and the Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of the ABS Assets and the Receivables, including (A) causing the certificates or other legal instruments, if any, evidencing the ABS Assets to be registered in the name of the Borrower or the Deal Agent, (B) filing and maintaining, effective financing statements (Form UCC-1) listing Santander Consumer, as debtor in all necessary or appropriate filing offices (and will cause Santander Consumer to obtain similar financing statements from each Originator from which it acquired the Receivables, as applicable), and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (C) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (iii) take all additional action that the Deal Agent may reasonably request, including the filing of financing statements listing the Deal Agent as secured party to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

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(e)    Delivery of Collections. The Borrower will deliver to the Servicer for further remittance to the Master Collection Account promptly (but in no event later than two Business Days after receipt) all Receivables Collections received by the Borrower. The Borrower will deliver to the Deal Agent for further remittance to the ABS Collateral Account promptly (but in no event later than two Business Days after receipt) all ABS Collections received by the Borrower in respect of the ABS Assets.
(f)    Termination Events. The Borrower will provide the Deal Agent with prompt written notice of the occurrence of a Termination Event or an Unmatured Termination Event of which it is aware, including the details of such event and the action that the Borrower proposes to take with respect thereto.
(g)    Reporting. The Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP.
(h)    ABS Statements. The Borrower will furnish to the Deal Agent from and after the Funding Date on which the Borrower acquires an ABS Asset until the earlier of (A) the date on which such ABS Asset is no longer outstanding, (B) such ABS Asset is released hereunder or (C) the Facility Termination Date, copies of each ABS Statement it receives with respect to such ABS Asset no later than the second Business Day following the Borrower’s receipt thereof.
(i)    Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Deal Agent and any Secured Party in connection with this Agreement will be true, complete and correct.
(j)    Other. The Borrower will furnish to the Deal Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or Santander Consumer as the Deal Agent may from time to time reasonably request in order to protect the interests of the Deal Agent or the Secured Parties under or as contemplated by this Agreement.
Section 6.02.   Negative Covenants of the Borrower. From the date hereof until the Facility Termination Date:
(a)    Other Business. The Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to the Transaction Documents or (iii) form any Subsidiary or make any Investments in any other Person other than pursuant to the Transaction Documents.
(b)    Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any portion of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The

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Borrower will promptly notify the Deal Agent of the existence of any Lien on any portion of the Collateral and the Borrower shall defend the right, title and interest of the Deal Agent in, to and under such Collateral, against all claims of third parties; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Borrower from creating or suffering to exist Permitted Liens upon any portion of the Collateral.
(c)    Mergers, Acquisitions, Sales, Etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except as provided in the Transaction Documents, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the Collateral or any interest therein.
(d)    Change of Name or Location of Receivable Files or ABS Assets. The Borrower shall not (i) change its name or state of organization or move the location of the offices where it keeps the Records from the location referred to in Section 13.02 or (ii) move, or consent to the Servicer or other custodian moving, the Receivable Files or ABS Asset Files from the locations set forth on Schedule F, unless in each case the Borrower shall have given at least 30 days’ prior written notice thereof to the Deal Agent and taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Deal Agent in the Collateral.
(e)    True Sale. The Borrower will not account for or treat (whether in the Borrower’s financial statements or otherwise) the transactions contemplated by the Purchase Agreement, the Transfer Agreements or the ABS Collateral Conveyance Agreements in any manner other than as the sale, or absolute assignment, of the Receivables, the ABS Assets and related assets by Santander Consumer to the Borrower.
(f)    Formation Documents; Purchase Agreement. Without the prior written consent of the Deal Agent, the Borrower will not amend, modify, waive or terminate any provision of its Formation Documents, any ABS Collateral Conveyance Agreement, any Transfer Agreement or the Purchase Agreement.
(g)    Special Purpose Entity. The Borrower will comply in all material respects with the limitations on its activities contained in Section [9(j)] of its limited liability company agreement.
Section 6.03.   Affirmative Covenants of the Servicer. From the date hereof until the Facility Termination Date:
(a)    Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws with respect to the ABS Assets, the Contracts, the Receivables, the related Financed Vehicles and the Receivable Files or any part thereof.
(b)    Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its

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formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.
(c)    Obligations and Compliance with Receivables. The Servicer will fulfill and comply in all material respects with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the Receivables and will do nothing to impair the rights of the Deal Agent in, to and under the Collateral.
(d)    Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables, including the Servicer Files, in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary for the collection of the Receivables, including the Servicer Files.
(e)    Preservation of Security Interest. The Servicer will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect the security interest of the Deal Agent in, to and under the Collateral.
(f)    Termination Events. The Servicer will furnish to the Deal Agent prompt written notice of the occurrence of a Termination Event or an Unmatured Termination Event of which it is aware, including the details of such event and the action that the Servicer proposes to take with respect thereto.
(g)    Reports Accurate. All Monthly Reports, information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Servicer to the Deal Agent or any Secured Party in connection with this Agreement will be accurate, true and correct.
(h)    Other. The Servicer will furnish to the Deal Agent, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Deal Agent may from time to time reasonably request in order to protect the interests of the Deal Agent or the Lenders under or as contemplated by this Agreement.
(i)    Certificate of Title. Within 15 days following the end of each calendar quarter, the Servicer shall deliver to the Deal Agent a list of all Receivables for which it does not have in its possession the Certificate of Title relating to such Receivable.
(j)    Limit on Unsecured Amount. After the occurrence of a Banco Santander Change in Control, the Borrower shall not increase the Unsecured Amount if the Tangible Net Worth of Santander Consumer is less than $1,500,000,000.

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Section 6.04.   Negative Covenants of the Servicer. From the date hereof until the Facility Termination Date:
(a)    Lockbox; Master Collection Account. The Servicer shall not create or participate in the creation of, or permit to exist, any Liens with respect to the Lockbox, except pursuant to the Intercreditor Agreement. The Servicer shall not enter into any “control agreement” (as defined in the relevant UCC) with respect to the Lockbox or the Master Collection Account other than pursuant to the Intercreditor Agreement.
(b)    Change of Location of Servicer Files or Receivable Files. The Servicer shall not (i) move the location of the offices where it keeps records concerning the Receivables (including the Servicer Files) from the location referred to in Section 13.02 or (ii) move the Receivable Files from the locations set forth on Schedule F, unless the Servicer has given at least 30 days’ prior written notice to the Deal Agent.
(c)    Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to (i) the Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Lockbox or Master Collection Account without prior written notice of such change to the Deal Agent and (ii) any ABS Trust regarding payments to be made with respect to the related ABS Assets without prior written notice of such change to the Deal Agent.
(d)    No Liens. The Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on the Collateral or any interest therein. The Servicer shall defend the right, title and interest of the Deal Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.
(e)    Other Indebtedness. After a Banco Santander Change in Control shall have occurred, Santander Consumer and its Subsidiaries shall not without the prior written consent of the Deal Agent incur any Indebtedness at any time that the Unsecured Amount is greater than zero except:
(i)    Indebtedness of Santander Consumer to any of its Subsidiaries or Indebtedness of any Subsidiary of Santander Consumer to Santander Consumer or any other Subsidiary of Santander Consumer;
(ii)    Indebtedness of Subsidiaries of Santander Consumer under securitizations, warehouse agreements or other financing agreements and/or related Derivatives if (A) such Indebtedness is non-recourse to Santander Consumer and (B) such Subsidiaries are structured as bankruptcy remote special purpose entities;
(iii)    Indebtedness in favor of Banco Santander, S.A. or its Affiliates; and

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(iv)    Additional Indebtedness at any one time outstanding not to exceed $50 million in the aggregate;
(f)    Additional Covenants. The Servicer shall (i) not impair the rights of the Secured Parties in the Collateral and (ii) deliver or cause to be delivered to the Borrower no later than one Business Day preceding each Funding Date the current Schedule of Receivables and the current Schedule of ABS Assets.
ARTICLE VII
ADMINISTRATION AND SERVICING OF CONTRACTS
Section 7.01.   Designation of Servicing. The Deal Agent and the Borrower, at the direction of and on behalf of the Deal Agent, hereby appoint Santander Consumer as Servicer to manage, collect and administer each of the Receivables and the other Collateral, and to enforce its respective rights and interests in and under the Collateral and Santander Consumer hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof.
Section 7.02.   Servicing Compensation. As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to Section 2.07.
Section 7.03.   Duties of the Servicer.
(a)    Standard of Care. The Servicer shall manage, service, administer and make collections on the Receivables in accordance with the Credit and Collection Policy with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to comparable motor vehicle or recreational vehicle related retail receivables that it services for itself or others.
(b)    Records Held by the Servicer. The Servicer shall hold for the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Servicer is appointed, the outgoing Servicer shall promptly deliver to the Successor Servicer and the Successor Servicer shall hold for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral.
(c)    Collection Practices.
(i)     The Servicer shall be responsible for collection of payments called for under the terms and provisions of the Contracts related to the Receivables, as and when the same shall become due. The Servicer, consistent with the Credit and Collection Policy, shall service, manage, administer and make collections on the Receivables on behalf of the Borrower and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection therewith which are consistent with this Agreement. The Servicer may in its

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discretion grant extensions, rebates or adjustments on a Contract and amend or modify any Contract as permitted by the Credit and Collection Policy. The Servicer may in its discretion waive any late payment charge or any other fees, not including interest on the Principal Balance, that may be collected in the ordinary course of servicing a Receivable. The Servicer shall also enforce all rights of the Borrower under the Purchase Agreement, each ABS Collateral Conveyance Agreement and each Transfer Agreement including the right to require Santander Consumer to repurchase ABS Assets or Receivables for breaches of representations and warranties made by Santander Consumer.
(ii)    If the full amount of a Scheduled Payment due under a Receivable is not received on or prior to its due date, the Servicer will contact the Obligor in accordance with the Credit and Collection Policy. The Servicer shall continue its efforts to obtain payment from an Obligor whose payment has not been made in accordance with the Credit and Collection Policy until the Financed Vehicle with respect to such Receivable is repossessed and sold or the Servicer has determined that all amounts collectable on the Receivable have been collected. The Servicer shall use its best efforts, consistent with the Credit and Collection Policy, to collect funds on a Defaulted Receivable.
(iii)    In the event a Receivable becomes or is reasonably anticipated to become a Defaulted Receivable, the Servicer, itself or through the use of independent contractors or agents shall, consistent with the Credit and Collection Policy, repossess or otherwise convert the ownership of the Financed Vehicle securing any such Receivable as to which the Servicer shall have determined eventual payment in full is unlikely. All costs and expenses incurred by the Servicer in connection with the repossession of the Financed Vehicles securing such Receivables shall be reimbursed to the Servicer (other than overhead), to the extent not previously recouped by the Servicer from Liquidation Proceeds on the Payment Date immediately succeeding the Collection Period in which the Servicer delivered to the Deal Agent an itemized statement of such costs and expenses. Notwithstanding the foregoing and consistent with the terms of this Agreement, the Servicer shall not be obligated to repossess or take any action with respect to a Defaulted Receivable if, in its reasonable judgment consistent with the Credit and Collection Policy, the Liquidation Proceeds would not be increased.
(d)    Credit and Collection; Recourse; Sales of Financed Vehicles. The Servicer, itself or through the use of independent contractors or agents (including Subservicers), shall follow practices consistent with the Credit and Collection Policy, in its servicing of automobile receivables, which may include reasonable efforts to realize rights of recourse against any Dealer, selling a Financed Vehicle, or requesting a Subservicer to sell a Financed Vehicle, at public or private sale; provided, however, that the Servicer, itself or through the use of independent contractor or agents (including Subservicers), shall, in accordance with the Credit and Collection Policy, maximize the sales proceeds for each repossessed Financed Vehicle. The

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foregoing shall be subject to the provision that, in any case in which a Financed Vehicle shall have suffered damage, the Servicer shall not expend funds for the repair or the repossession of such Financed Vehicle unless the Servicer shall determine in its discretion that such repair or repossession would increase the Liquidation Proceeds in an amount greater than the cost of repairs.
(e)    Subservicers. The Servicer may delegate in the ordinary course of business any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that the Servicer shall at all times remain responsible for the performance of such duties and obligations.
(f)    Insurance. The Servicer shall:
(i)    on behalf of the Borrower, administer and enforce all rights and responsibilities of the Borrower, as owner of the Receivables, provided for in the Insurance Policies relating to the Receivables;
(ii)    in accordance with its customary servicing procedures require that each Obligor shall have obtained physical damage insurance covering the Financed Vehicle as of the date of execution of the Contract;
(iii)    in accordance with its customary servicing procedures, monitor physical damage insurance coverage;
(iv)    administer the filings of claims under the Insurance Policies by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the Insurance Policies; and use reasonable efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims.
(v)    utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers; and
(vi)    upon receipt of notice that an Obligor’s physical damage insurance covering a Financed Vehicle related to a Receivable has lapsed or is otherwise not in force, send written notice to such Obligor stating that each Obligor is required to maintain physical damage insurance covering a Financed Vehicle throughout the term of the related Receivable;
provided, however, that (x) the Servicer shall not be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the Insurance Policies in connection with filing such claims, perform any obligations of the named insured under such Insurance Policies and (y) the Servicer shall not be responsible to the Borrower, the Deal Agent or the Secured Parties for any (A) act or omission to act done in order to comply with the requirements or satisfy any provisions of the Insurance Policies or (B) act,

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absent willful misconduct or negligence, or omission to act done in compliance with this Section 7.03(f). In the case of any inconsistency between this Agreement and the terms of any Insurance Policy, the Servicer shall comply with the latter.
(g)    Obligation to Restore. In the event of any physical loss or damage to a Financed Vehicle related to a Receivable from any cause, whether through accidental means or otherwise, the Servicer shall have no obligation to cause the affected Financed Vehicle to be restored or repaired. However, the Servicer shall comply in all material respects with the provisions of any insurance policy or policies directly or indirectly related to any physical loss or damage to a Financed Vehicle.
(h)    Security Interests. Upon its discovery of the relocation of a Financed Vehicle related to a Receivable, the Servicer shall take or cause to be taken such steps as are reasonably necessary, to maintain perfection of the security interest created by such Receivable in the related Financed Vehicle.
(i)    Realization on Financed Vehicles. The Servicer shall enforce the provisions of the Receivables in accordance with the applicable provisions of this Agreement, the Credit and Collection Policy and Applicable Law.
(j)    Recordkeeping. The Servicer shall:
(i)    maintain legible copies (in electronic or hard-copy form, in the discretion of the Servicer) or originals of all documents in the Servicer File with respect to each Receivable and the Financed Vehicle related thereto and each ABS Asset; and
(ii)    keep books and records, satisfactory to the Deal Agent, pertaining to each Receivable and shall make periodic reports in accordance with this Agreement; such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by Applicable Law, all documents, whether developed or originated by the Servicer or not, reasonably required to document or to properly administer any Receivable or any ABS Asset shall remain at all times the property of the Borrower and shall be held by the Servicer; the Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them except as subject to the conditions stated in this Agreement; and the Servicer shall bear the entire cost of restoration in the event any Servicer File shall become damaged, lost or destroyed while in the Servicer’s possession or control.
(k)    Inspection. The Servicer shall permit the Deal Agent and each Lender, upon reasonable prior notice and during the Servicer’s regular business hours, to periodically, at the discretion of the Deal Agent, review the Servicer’s collection and administration of the Receivables in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and ,at its own expense, may conduct an audit of

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the Receivables and Receivable Files in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time.
Section 7.04.   Collection of Payments.
(a)    Payments to the Lockbox. On or before the Closing Date with respect to the Existing Receivables, and on or before the relevant Addition Date with respect to the Subsequent Receivables, the Servicer shall have instructed all related Obligors to make all payments in respect of the related Receivables directly to the Lockbox.
(b)    Establishment of the Collection Account. The Servicer shall cause to be established, on or before the Collateralization Date, and thereafter maintain in the name of the Deal Agent, as agent for the Secured Parties, with a Qualified Institution, the Collection Account over which, on or after the Collateralization Date, the Deal Agent shall have sole dominion and control and from which neither Santander Consumer nor the Borrower shall have any right of withdrawal.
(c)    Adjustments. If the Servicer makes (i) a deposit into the Collection Account in respect of a collection of a Receivable and such collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) a mistake with respect to the amount of any collection and deposits an amount that is less than or more than the actual amount of such collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.
(d)    Net Deposits. If, on or after the Collateralization Date, the Monthly Remittance Condition is satisfied, the Servicer shall be permitted to deposit into the Collection Account only the net amount distributable to Persons other than the Servicer and its Affiliates on each Payment Date. The Servicer shall, however, account as if all of the deposits and distributions described herein were made individually.
Section 7.05.   Servicer Advances. For each Collection Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Receivable during such Collection Period was not received prior to the last day of such Collection Period, the Servicer may make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof); in addition, if on any Payment Date there are not sufficient funds available to pay accrued Interest, the Servicer may make an advance in the amount necessary to pay such Interest (each, a “Servicer Advance”). Notwithstanding the preceding sentence, (i) the Servicer may not make a Servicer Advance with respect to any Receivable unless the Servicer determines (such determination to be conclusive and binding) in good faith that such Servicer Advance will ultimately be recoverable from future collections on, or the liquidation of, the Collateral and (ii) the Servicer may not make a Servicer Advance in respect of any Receivable that is a Defaulted Receivable. On and after the Collateralization Date, the Servicer will deposit any Servicer Advances into the Collection Account on or prior to 9:00 a.m., New York City time, on the related Payment Date, in immediately available funds.

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Section 7.06.   Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including the fees and disbursements of independent certified public accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, fees and expenses of Subservicers and agents of the Servicer and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.
Section 7.07.   Reports.
(a)    Monthly Reports. On each Determination Date, the Servicer will provide to the Borrower and the Deal Agent a Monthly Report which includes such additional information as the Deal Agent reasonably requests.
(b)    Financial Statements. Santander Consumer will deliver to the Deal Agent and each Lender within 60 days of the end of each of its fiscal quarters, commencing [_____, 2011], unaudited financial statements as of the end of each such fiscal quarter prepared in accordance with GAAP. Santander Consumer will deliver to each Lender and the Deal Agent, within 120 days of the end of each of its fiscal years, commencing December 31, 2011, audited financial statements as of the end of each such fiscal year prepared in accordance with GAAP.
(c)    Due Diligence. Once during each calendar year (commencing on the Closing Date), at such times during normal business hours as are reasonably convenient to the Borrower or the Servicer, as the case may be, at the sole cost and expense of the Servicer and upon reasonable request of the Deal Agent and prior written notice to the Borrower or the Servicer, as the case may be, the Borrower or the Servicer, as the case may be, shall permit such Person or Persons as the Deal Agent may designate to conduct, on behalf of all of them, audits or to visit and inspect any of the properties of the Borrower or the Servicer (including any Subservicer) where the Receivable Files are located, as the case may be, to examine the Receivable Files, internal controls and procedures maintained by the Borrower or Servicer, as the case may be, and take copies and extracts therefrom, and to discuss the affairs of the Borrower and the Servicer (including any Subservicer) with their respective officers and employees (which employees, except after the occurrence and during the continuation of a Termination Event, Unmatured Termination Event or Servicer Termination Event, shall be designated by the Borrower or the Servicer, as the case may be) and, upon written notice to the Borrower or the Servicer, as the case may be, independent accountants; provided, further, that after the occurrence and during the continuation of a Termination Event, the Deal Agent, each Agent or their respective representatives shall be permitted to take the foregoing actions without being subject to any limitation on the number of audits, visits or inspections that may be conducted during a calendar year and such audits, visits or inspections shall be at the sole cost and expense of the Servicer; provided, that the Deal Agent, each Agent and its representatives shall make reasonable efforts to coordinate, and provide five (5) days’ prior written notice of, such audits,

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visits and inspections. The Deal Agent will provide each Agent with the results of each audit or inspection performed by it pursuant to this subsection, including any report prepared in connection therewith.
The Borrower or the Servicer, as the case may be, hereby authorizes such officers, employees and independent accountants (and the Servicer shall cause each Subservicer to authorize such officers, employees and independent accountants) to discuss with the Deal Agent and its representatives, the affairs of the Borrower or the Servicer, as the case may be. The Servicer shall reimburse the Deal Agent for all reasonable fees, costs and expenses incurred by or on behalf of the Deal Agent and the Secured Parties in connection with the foregoing actions promptly upon receipt of a written invoice therefor. Any audit provided for herein shall be conducted in accordance with the rules of the Borrower and Servicer respecting safety and security on its premises and without materially disrupting operations.
Nothing in this Section shall affect the obligation of the Servicer to observe any Applicable Law prohibiting the disclosure of information regarding the Obligors, and the failure of the Servicer to provide access to information as a result of such obligation shall not constitute a breach of this subsection.
Section 7.08.   Rights After Assumption or Designation of Successor Servicer. At any time following the designation of a Successor Servicer (other than Santander Consumer) pursuant to Section 7.12 after the occurrence of a Servicer Termination Event:
(a)    The Servicer, on behalf of the Borrower, shall, at the Deal Agent’s request, (i) assemble all of the records relating to the Collateral, including all Receivable Files and ABS Asset Files, and shall make the same available to the Deal Agent at a place selected by the Deal Agent, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Deal Agent and shall, promptly upon receipt but no later than one Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Deal Agent.
(b)    The Borrower hereby authorizes the Deal Agent to take any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Deal Agent, to collect all amounts due under the Collateral, including endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Receivables and the ABS Assets.
Section 7.09.   Limitation on Liability of the Servicer and Others. Except as provided herein, neither the Servicer nor any of its directors or officers or employees or agents shall be under any liability to the Deal Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that, except as otherwise provided herein, this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct hereunder.

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Section 7.10.   The Servicer Not to Resign. The Servicer shall resign only with the prior written consent of the Deal Agent and the Required Lenders or if the Servicer provides an Opinion of Counsel to the Deal Agent to the effect that such Servicer is no longer permitted by law to act as Servicer hereunder. No termination or resignation of the Servicer hereunder shall be effective until a Successor Servicer, acceptable to the Deal Agent has accepted its appointment as Successor Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Credit and Collection Policy.
Section 7.11.   Servicer Termination Events. The occurrence and continuance of any one of the following events shall constitute a “Servicer Termination Event” hereunder:
(a)    any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement, which failure shall remain unremedied for five Business Days;
(b)    any failure by the Servicer duly to observe or perform in any material respect any other covenant or agreement of the Servicer set forth in this Agreement or in any other Servicer Transaction Documents which failure has a Material Adverse Effect and remains unremedied for 45 days after the Servicer shall have knowledge or notice of such failure;
(c)    any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which breach has a Material Adverse Effect and remains unremedied for 45 days after written notice thereof to the Servicer; or
(d)    an Insolvency Event shall occur with respect to the Servicer.
Upon the occurrence of any of the foregoing, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied within any applicable cure period or waived in writing by the Deal Agent (at the direction of the Required Lenders), the Deal Agent, by written notice to the Servicer (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.
Section 7.12.   Appointment of Successor Servicer.
(a)    On and after the receipt by the Servicer of a Servicer Termination Notice, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Deal Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Deal Agent, until a date mutually agreed upon by the Servicer and the Deal Agent.
(b)    In the event that the Servicer is terminated as provided herein, the Deal Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Deal Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Deal Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net

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worth of not less than $50,000,000 and whose regular business includes the servicing of recreational vehicle receivables and subprime automobile receivables as the Successor Servicer hereunder.
(c)    Upon the termination and removal of the Servicer, the predecessor Servicer shall cooperate with the Successor Servicer in effecting the termination of the rights and responsibilities of the predecessor Servicer under this Agreement, including the transfer to the Successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for deposit, or shall thereafter be received, with respect to the Receivables, and the related accounts and records maintained by the Servicer. In the case that the Successor Servicer shall not agree to perform any duties or obligations of the Servicer hereunder, such duties or obligations may be performed or delegated by the Deal Agent.
(d)    The Deal Agent shall have the same rights of removal and termination for cause with respect to the Successor Servicer as with respect to Santander Consumer as the Servicer.
(e)    All reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the transferring of Receivables to the Successor Servicer, converting the Servicer’s data to the Successor Servicer’s computer system and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable transition expenses not exceeding $150,000 (the “Transition Expenses”). In no event shall the Successor Servicer be responsible for any Transition Expenses. If the predecessor Servicer fails to pay the Transition Expenses, the Transition Expenses shall be payable pursuant to Section 2.07.
(f)    Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, that any Successor Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party to this Agreement and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including Santander Consumer.
(g)    All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the

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Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Receivables.
(h)    The Deal Agent may, solely for purposes of establishing the fee to be paid to the Successor Servicer after a notice of removal of the Servicer pursuant to this Article, solicit written bids (such bids to include a proposed servicer fee and servicing transfer costs) from not less than three entities experienced in the servicing of recreational vehicle and subprime automobile receivables similar to the Receivables and that are not Affiliates of the Servicer or the Borrower and are reasonably acceptable to the Deal Agent. Any such written solicitation shall prominently indicate that bids should specify any applicable subservicing fees required to be paid from the Servicing Fee and that any fees and transfer costs in excess of the Servicing Fee shall be paid by the Borrower from amounts received pursuant to Section 2.07. The Borrower may also solicit additional bids from other such entities. The Successor Servicer shall act as Servicer hereunder and shall, subject to the availability of sufficient funds in the Collection Account pursuant to Section 2.07 (up to the Servicing Fee), receive as compensation therefor a fee equal to the fee proposed in the bid so solicited which provides for the lowest combinations of servicing fee and transition costs, as reasonably determined by the Deal Agent and may revise the percentage used to calculate the Servicing Fee.
(i)    The Servicer, if other than Santander Consumer, shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to Indebtedness of an Obligor which is not a Receivable.
Section 7.13.   Merger or Consolidation, Assumption of Obligations or Resignation of the Servicer. Any Person (a) into which the Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Servicer may be a party, (c) which may succeed to the properties and assets of the Servicer substantially as a whole or (d) which may succeed to the duties and obligations of the Servicer under this Agreement following the resignation of the Servicer, which Person executes an agreement of assumption reasonably acceptable to the Deal Agent to perform every obligation of the Servicer hereunder, shall be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that:
(i)    prior written notice of such consolidation, merger, succession or resignation shall be delivered by the Servicer to the Deal Agent;
(ii)    no Servicer Termination Event or Termination Event would occur as result of such consolidation, merger, succession or resignation; and
(iii)    the Servicer shall have delivered to the Borrower and the Deal Agent an Officer’s Certificate stating that such consolidation, merger, succession or resignation and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement and the other Transaction Documents to which it is a party relating to such transaction have been complied with.

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Section 7.14.   Custody of Receivables Files and ABS Asset Files.
(a)    To assure uniform quality in servicing the Receivables and to reduce administrative costs, the Secured Parties hereby revocably appoint the Servicer as its agent, and the Servicer hereby accepts such appointment, to act as custodian, on behalf of the Secured Parties, of the ABS Asset Files, the Receivables and the related Receivable Files.
(b)    The Servicer, as custodian, may delegate in the ordinary course of business any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that the Servicer, as custodian, shall at all times remain responsible for the performance of such duties and obligations.
Section 7.15.   Duties of Servicer as Custodian.
(a)    Safekeeping. The Servicer, in its capacity as custodian, shall hold the Receivable Files for the benefit of the Secured Parties and maintain such accurate and complete accounts, records and computer systems pertaining to each Receivable File as shall enable the Servicer and the Borrower to comply with this Agreement. In performing its duties as custodian, the Servicer shall act with reasonable care, using that degree of skill and attention that it exercises with respect to the files of comparable recreational vehicle receivables and motor vehicle installment sales contracts and installment loans that the Servicer services for itself or others. The Servicer shall conduct, or cause to be conducted, in accordance with its customary practices and procedures, periodic examinations of the files of all receivables owned or serviced by it which shall include the Receivable Files held by it under this Agreement, and of the related accounts, records and computer systems, in such a manner as shall enable the Deal Agent or its representatives to verify the accuracy of the Servicer’s record keeping. The Servicer shall promptly report to the Deal Agent any failure on its part to hold the Receivable Files and to maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review of the Receivable Files by the Secured Parties, and none of the Secured Parties shall be liable or responsible for any action or failure to act by the Servicer in its capacity as custodian hereunder.
(b)    Maintenance of and Access to Records. The Servicer shall maintain each Receivable File at one of the locations specified in Schedule F or at such other location as shall be specified to the Deal Agent by 30 days’ prior written notice. The Servicer may temporarily move individual Receivable Files or any portion thereof without notice as necessary to conduct collection and other servicing activities in accordance with its customary practices and procedures. The Servicer shall make available to the Secured Parties or their duly authorized representatives, attorneys or auditors a list of locations of the Receivable Files, the Receivable Files and the related accounts, records and computer systems maintained by the Servicer at such times during normal business hours as any Secured Party shall reasonably request.
(c)    Release of Documents. As soon as practicable after receiving written instructions from the Deal Agent, the Servicer shall release any document in the Receivable Files to the Deal Agent or its agent or designee, as the case may be, at such place or places as the Deal

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Agent may reasonably designate. The Servicer shall not be responsible for any loss occasioned by the failure of the Deal Agent to return any document or any delay in so doing.
(d)    Title to Assets. The Servicer shall not at any time have, or in any way attempt to assert, any interest in any ABS Asset or Receivable held by it as custodian hereunder or in the related ABS Asset File or Receivable File, other than for collecting or enforcing such ABS Asset or such Receivable for the benefit of the Deal Agent on behalf of the Secured Parties. The entire equitable interest in each ABS Asset and each Receivable and the related ABS Asset File or Receivable File shall at all times be vested in the Deal Agent on behalf of the Secured Parties.
(e)    Instructions; Authority to Act. The Servicer shall be deemed to have received proper instructions with respect to the Receivable Files upon its receipt of written instructions signed by a Responsible Officer of the Deal Agent.
(f)    Indemnification by Custodian. The Servicer, in its capacity as custodian of the Receivable Files, shall indemnify and hold harmless the Deal Agent, the Secured Parties and each of their respective officers, directors, employees and agents from and against any and all loss, liability or expense that may be imposed on, incurred or asserted against the Deal Agent, the Secured Parties and each of their respective officers, directors, employees and agents as the result of any improper act or omission in any way relating to the maintenance and custody of the Receivable Files by the Servicer, as custodian; provided, however, that the Servicer shall not be liable for any portion of any such loss, liability or expense resulting from the willful misfeasance, bad faith or negligence of the Deal Agent or any Secured Party.
(g)    Effective Period and Termination. The Servicer’s appointment as custodian shall become effective as of the Cutoff Date and shall continue in full force and effect until terminated pursuant to this Section. If the Servicer shall resign as Servicer under Section 7.10, or a Collateralization Date has occurred, the appointment of the Servicer as custodian hereunder may be terminated by the Deal Agent. Notwithstanding the foregoing, if Santander Consumer is no longer the Servicer, the Servicer’s appointment as custodian shall automatically terminate if at any time the Servicer fails to satisfy the Monthly Remittance Condition. As soon as practicable after any such resignation or termination of such appointment, the Deal Agent shall appoint a Collateral Custodian and the Servicer shall, at its sole cost and expense, deliver, or cause to be delivered, the Receivable Files and the related accounts and records maintained by the Servicer to such Collateral Custodian, or its agent or designee, as the case may be, at such place as the Deal Agent may reasonably designate to be held upon the terms and conditions that the Servicer shall be required to hold the Receivable Files.
ARTICLE VIII
TERMINATION EVENTS
Section 8.01.   Termination Events.
(a)    Each of the following events shall constitute a “Termination Event”:

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(i)    (A) the Loans Outstanding minus the Unsecured Amount on any Payment Date exceeds, for a period of 30 days, the sum of (1) the Aggregate Principal Balance and (2) the Aggregate ABS Principal Balance or (B) on any day, the Loans Outstanding exceed the Total Commitment;
(ii)    a Servicer Termination Event shall have occurred;
(iii)    failure by the Borrower to make any payment of interest on the Notes when due, which failure continues for five Business Days or any failure of the Borrower to repay the principal of the Notes on the maturity date thereof;
(iv)    failure on the part of the Borrower or the Servicer to make any payment, transfer or deposit required by the terms of any Transaction Document on the day such payment or deposit is required to be made, which failure continues for five Business Days;
(v)    failure on the part of the Borrower or Santander Consumer to observe or perform any of its covenants or agreements set forth in any Transaction Document (which failure is not otherwise provided for or addressed in this Section) and such failure has a Material Adverse Effect and continues unremedied for 45 days after written notice thereof to the Borrower or Santander Consumer;
(vi)    any representation or warranty made or deemed to be made by the Borrower or Santander Consumer under or in connection with this Agreement or any of the other Transaction Documents or any Monthly Report or any information required to be given by the Borrower or Santander Consumer to the Deal Agent pursuant to any Transaction Document, shall prove to have been false or incorrect when made, deemed made or delivered, which breach has a Material Adverse Effect, and such failure continues unremedied for 45 days after written notice thereof to the Borrower or Santander Consumer;
(vii)    the occurrence of an Insolvency Event in respect of Santander Consumer or the Borrower;
(viii)    the Borrower shall become an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Transaction Documents shall require the Borrower to register as an “investment company” within the meaning of the Investment Company Act;
(ix)    the Deal Agent shall fail for any reason to have a first priority perfected security interest in any material portion of the Collateral, which failure continues for five Business Days;
(x)    any Change in Control shall occur;

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(xi)    (A) any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, Santander Consumer or the Servicer, (B) the Borrower, Santander Consumer or the Servicer shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (C) any security interest securing any obligation under any Transaction Document shall, in whole or in a material part, cease to be a perfected first priority security interest;
(xii)    a final nonappealable judgment shall be entered against the Borrower by a court of competent jurisdiction assessing monetary damages in excess of $1,000,000 and such judgment shall not have been discharged or stayed within 60 days; or
(xiii)    the occurrence of any event which has or is reasonably likely to have a material adverse effect on (A) the validity or enforceability of any material provision of this Agreement or any other Transaction Document, (B) the validity or enforceability of a material portion of (1) the Contracts, (2) the Receivables, (3) the ABS Assets or (4) any other Collateral, (C) the material rights and remedies of the Deal Agent and the Secured Parties, (D) the validity, perfection or priority of the Deal Agent’s interest in the Collateral or (E) the ability of Santander Consumer to engage in collection activities.
(b)    Upon the occurrence of any Termination Event the Deal Agent shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and, upon such declaration, all Loans and all other amounts owing by the Borrower and Santander Consumer under this Agreement shall be accelerated and become immediately due and payable; provided, that in the event that a Termination Event described in Section 8.01(a)(vii) in respect of the Borrower has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
(c)    Upon the declaration of the occurrence of the Termination Date in accordance with Section 8.01(b), the following shall immediately occur without further action: (i) if not previously declared, the Collateralization Date shall automatically occur, (ii) the Revolving Period shall terminate and no further Loans will be made, and (iii) all available Collections after item (vi) of Section 2.07(b) will be used to reduce the Loans Outstanding.
Section 8.02.   Actions Upon Declaration of the Occurrence of the Termination Date. Upon the declaration of the occurrence of the Termination Date in accordance with Section 8.01(b), the Deal Agent may, or at the direction of the Required Lenders, shall, exercise in respect of the Collateral, in addition to any and all other rights and remedies otherwise available to it, including rights available hereunder and all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and,

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in addition, upon direction of the Required Lenders, may, or at the direction of the Required Lenders, shall take the following remedial actions:
(a)    The Deal Agent may cause all ABS Assets to be registered in the name of the Deal Agent.
(b)    The Deal Agent may take any action permitted under the Transaction Documents, including exercising any rights available to it under the Intercreditor Agreement.
(c)    Consistent with the rights and remedies of a secured party under the UCC (and except as otherwise required by the UCC), the Deal Agent may, without notice except as specified below, solicit and accept bids for and sell the Collateral or any part of the Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at the Deal Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Deal Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Deal Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Deal Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower or any Person claiming the Collateral sold through the Borrower and its successors or assigns.
(d)    Upon the completion of any sale under Section 8.02(c), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale. Nevertheless, if so requested by the Deal Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and release as may be designated in any such request.
(e)    At any sale under Section 8.02(c), Santander Consumer, the Deal Agent or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any Secured Party purchasing property at a sale under Section 8.02(c) may set off the purchase price of such property against amounts owing to such Secured Party in full payment of such purchase price.
(f)    The Deal Agent may exercise at the Borrower’s sole expense any and all rights and remedies of the Borrower under or in connection with the Collateral.

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Section 8.03.   Exercise of Remedies. No failure or delay on the part of the Deal Agent to exercise any right, power or privilege under this Agreement and no course of dealing between the Secured Parties, any Agent or the Deal Agent, on the one hand, and the Borrower, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Deal Agent or the Secured Parties would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.
Section 8.04.   Waiver of Certain Laws. The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Deal Agent or such court may determine.
Section 8.05.   Power of Attorney. The Borrower hereby irrevocably appoints the Deal Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Article, including: (i) to re-register any ABS Asset in the name of the Deal Agent on behalf of the Secured Parties, (ii) to give any necessary receipts or acquittance for amounts collected or received hereunder, (iii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iv) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (v) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Deal Agent or a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Deal Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

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ARTICLE IX
INDEMNIFICATION
Section 9.01.   Indemnities by the Borrower. Without limiting any other rights which the Deal Agent, each Agent, each Lender or its assignee or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Deal Agent, each Agent, each Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:
(i)    any Receivable represented by the Borrower to be an Eligible Receivable which is not at the applicable time an Eligible Receivable or any ABS Asset represented by the Borrower to be an Eligible ABS Asset which is not at the applicable time an Eligible ABS Asset;
(ii)    reliance on any representation or warranty made or deemed made by the Borrower or the Servicer or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)    the failure by the Borrower or the Servicer to comply with any term, provision or covenant contained in this Agreement or any other Transaction Document or a failure by the Borrower to comply with any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Transaction Document, or with any Applicable Law with respect to any ABS Asset, Contract or Receivable, the related Financed Vehicle or the nonconformity of any ABS Asset or Contract with any such Applicable Law;
(iv)    the failure to vest and maintain vested in the Deal Agent a valid and enforceable security interest in any or all of the Collateral or a valid and enforceable first priority perfected security interest in any or all of the Collateral;
(v)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Transaction Documents;

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(vi)    any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable comprising a portion of the Collateral which is, or is purported to be, an Eligible Receivable (including a defense based on the Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(vii)    any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Contract or the related Financed Vehicle;
(viii)    the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;
(ix)    any repayment by the Deal Agent, any Agent or a Secured Party of any amount previously distributed in reduction of the Loans Outstanding or payment of Interest or any other amount due hereunder which amount such entity believes in good faith is required to be repaid;
(x)    any litigation, proceeding or investigation before any Governmental Authority (A) in respect of the ABS Assets or any Contract or Receivable included as part of the Collateral or the related Financed Vehicle included as part of the Collateral, (B) relating to the use of the proceeds of any Loan or (C) related to this Agreement (1) that is not commenced by the Indemnified Party or (2) if so commenced, in which such Indemnified Party is not the prevailing party; provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause resulting from such Indemnified Party’s gross negligence or willful misconduct;
(xi)    the use of the proceeds of any Loan;
(xii)    the failure of the Borrower to remit to the Servicer or the Deal Agent, Collections remitted to the Borrower in accordance with the terms hereof or the commingling by the Borrower of any Collections with other funds; or
(xiii)    any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by the Deal Agent or any Lender or Agent as a result of funding all or any portion of the Loans or the acceptance of payments or of Collateral due under the Transaction Documents.
Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against any Indemnified Amounts to the extent such Indemnified Amounts are or result from taxes asserted with respect to taxes on, or measured by, the net income of the applicable Indemnified Party.

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Any amounts subject to the indemnification provisions of this Section shall be paid by the Borrower solely pursuant to the provisions of Section 2.07 in the order and priority set forth therein.
ARTICLE X
THE DEAL AGENT AND THE AGENTS
Section 10.01.   Authorization and Action.
(a)    Each Lender and each Secured Party hereby designates and appoints Banco Santander (and Banco Santander accepts such designation and appointment) as Deal Agent hereunder, and authorizes the Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Deal Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Deal Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Deal Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.
(b)    Each Lender hereby irrevocably designates and appoints the related Agent as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.
(c)    Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Deal Agent nor any Agent (the Deal Agent and each Agent being referred to in this Article as an “Agent”, except as otherwise indicated by the context) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Agent.
(d)    The Deal Agent shall promptly distribute to each Agent (if such Agent is not otherwise required to receive such item), who shall promptly distribute to each related Lender all notices, requests for consent and other information received by the Deal Agent under this Agreement.
Section 10.02.   Delegation of Duties. Each Agent may execute any of its duties under any of the Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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Section 10.03.   Exculpatory Provisions. Neither any Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of any Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer or Santander Consumer contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article IV. No Agent shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. No Agent shall be deemed to have knowledge of any Termination Event or Servicer Termination Event unless one of its Responsible Officers has received written notice thereof from the Borrower, the Servicer or a Secured Party.
Section 10.04.   Reliance.
(a)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, e-mail, cablegram, telegram, telecopy, telex or teletype message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to such Agent), independent accountants and other experts selected by such Agent.
(b)    Each Agent shall be fully justified in failing or refusing to take any action under any of the Transaction Documents unless it shall first receive such advice or concurrence of the Required Lenders and Required Owners as it deems appropriate or it shall first be indemnified to its satisfaction by, in the case of (i) the Deal Agent, the Lenders or by the Committed Lenders or (ii) an Agent, the Lenders or by the Committed Lenders in its Lender Group, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
(c)    The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of the Required Lenders and the Required Owners (or their Agents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.
(d)    Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of (i) Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group and (ii) Committed Lenders in its

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Lender Group having Commitments aggregating greater than 50% of the aggregate Commitments of all Committed Lenders in such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders in such Lender Group.
(e)    No Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Termination Event unless it has received written notice from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event. In the event that the Deal Agent receives such a notice, it shall promptly give notice thereof to each Agent, and in the event any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Deal Agent shall take such action with respect to such event as shall be reasonably directed by the Required Lenders and Required Owners, and each Agent shall take such action with respect to such event as shall be reasonably directed by (i) Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group and (ii) Committed Lenders in its Lender Group having Commitments aggregating greater than 50% of the aggregate Commitments of all Committed Lenders in such Lender Group; provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.
Section 10.05.   Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower, Santander Consumer, the Servicer and the Originators shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, Santander Consumer and the Originators and the Receivables and made its own decision to fund Loans and purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, Santander Consumer and the Originators and the Receivables. Except for notices, reports and other documents received by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, Santander Consumer and the Originators or the Receivables which may come into the

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possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 10.06.   Indemnification. (i) The Committed Lenders agree to indemnify the Deal Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Deal Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages) and (ii) the Committed Lenders in each Lender Group agree to indemnify the Agent for such Lender Group in its capacity as such (without limiting the obligation (if any) of the Borrower and the Servicer to reimburse such Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages), in each case from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Loans Outstanding) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the obligations under this Agreement, including the Loans Outstanding, the termination of this Agreement, and any resignation or removal of the applicable Agent.
Section 10.07.   Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Transaction Document as though it were not an Agent hereunder. Any such Person, in its capacity as Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as an Agent other than as expressly provided in this Agreement. Any Person which is an Agent may act as an Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require any Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
Section 10.08.   Successor Agents. The Deal Agent may resign as Deal Agent upon ten days’ prior written notice to the Lenders, each Agent and the Borrower with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Deal Agent pursuant to this Section. If the Deal Agent shall resign as Deal Agent under this Agreement, then the Required Lenders and Required Owners shall appoint a successor Deal Agent. Any Agent may resign as Agent upon ten days’ prior written notice to the Lenders in its Lender Group, the Deal Agent and each other Agent and the Borrower with such resignation

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becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section. If an Agent shall resign as Agent under this Agreement, then Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group shall appoint from among the Committed Lenders in such Lender Group a successor agent for such Lender Group. Any successor Deal Agent or agent shall succeed to the rights, powers and duties of resigning Agent, and the term “Deal Agent” or “Agent,” as applicable, shall mean such successor Deal Agent or agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the retiring Agent’s resignation as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
ARTICLE XI
ASSIGNMENTS; PARTICIPATIONS
Section 11.01.   Assignments and Participations.
(a)    Each Lender agrees that the Notes or interest therein acquired by such Lender pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and that such Lender will not offer to sell or otherwise dispose of the Notes or the interest therein so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable State securities laws. Each Lender hereby confirms and agrees that, in connection with any syndication, offering, transfer or sale by it of any interest in the Notes, such Lender has not engaged and will not engage in a general solicitation or general advertising.
(b)    Except as provided in Section 11.01(f), no Lender may sell, assign or otherwise transfer any portion of its rights or obligations hereunder (other than to one of its Subsidiaries provided that any such Subsidiary shall not be entitled to receive any payments under Section 2.13) prior to the Transfer Restriction Termination Date. Subject to the foregoing sentence, each Lender may upon at least 30 days’ notice to the Deal Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $15,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Deal Agent, for its acceptance and recording in the Lender Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Deal Agent, (v) the parties to each such assignment shall have agreed to reimburse the Deal Agent for all reasonable fees, costs

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and expenses (including the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent) incurred by the Deal Agent in connection with such assignment, (vi) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Article XII and (vii) there shall be no increased costs, expenses or taxes incurred by the Deal Agent or the Lenders upon assignment or participation. Upon such execution, delivery and acceptance by the Deal Agent and the recording by the Deal Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Deal Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(c)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Deal Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (v) such assignee appoints and authorizes the Deal Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    The Deal Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names, addresses and Commitment of each Lender and the Principal Amount of each Loan made by each Lender from time to time (the “Lender Register”). The entries in the Lender Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement. The Lender Register shall be available

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for inspection by any Agent or Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Subject to the provisions of Section 11.01(a), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Deal Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, and the Deal Agent shall then record the information contained therein in the Lender Register.
(f)    Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and each Loan owned by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Deal Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and the applicable Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 11.01.
(g)    Subject to the provisions of Article XII, each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information, including Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.
(h)    Any Lender may at any time pledge, grant or assign a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement or any other Transaction Document to secure obligations of such Lender, including any pledge, grant or assignment of its Loan to secure obligations to a Federal Reserve Bank, without notice to or consent of the Deal Agent, Servicer or any other party, and neither Section 11.01(a) nor 11.01(b) shall apply to any such pledge, grant or assignment of a security interest; provided that no such pledge, grant or assignment of a security interest shall release a Lender from any of its obligations hereunder or under any other Transaction Document, as the case may be, or substitute any such pledgee, grantee or assignee for such Lender as a party hereto or to the other Transaction Documents, as the case may be.
ARTICLE XII
MUTUAL COVENANTS REGARDING CONFIDENTIALITY
Section 12.01.   Covenants of the Borrower and the Servicer. Each of the Borrower and the Servicer, severally and with respect to itself only, covenants and agrees to hold

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in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of a Lender under this Agreement), except as the Deal Agent or any such Lender may have consented to in writing prior to any proposed disclosure and except it may disclose such information (i) to its officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower or the Servicer, (iii) to Banco Santander, S.A. or its Affiliates or (iv) to the extent it should be (a) required by Applicable Law (including filing a copy of this Agreement and the other Transaction Documents (other than Exhibit H and excluding from any such copy the identity of each Lender)) as exhibits to filings required to be made with the Securities and Exchange Commission, or in connection with any legal or regulatory proceeding or (b) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iv)(a), the Borrower and the Servicer, as applicable, will use all reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Agent or Lender of its intention to make any such disclosure prior to making such disclosure.
Section 12.02.   Covenants of the Deal Agent, the Agents and the Lenders.
(a)    Each of the Deal Agent, each Agent and each Lender covenants and agrees that it will not disclose any of the Confidential Information now or hereafter received or obtained by it without the Borrower’s prior written consent; provided, however, that it may disclose any such Confidential Information to those of its employees or Affiliates directly involved in the transactions contemplated by the Transaction Documents.
(b)    Each of the Deal Agent, each Agent and each Lender may also disclose any such Confidential Information to its Advisors who need to know such information for the purpose of assisting it in connection with the transactions contemplated by the Transaction Documents. Each of the Deal Agent, each Agent and each Lender agrees to be responsible for any breach of this Agreement by its Affiliates and Advisors, and it agrees that its Affiliates and Advisors will be advised by it of the confidential nature of such information and that it shall cause its Affiliates to be bound by this Agreement.
(c)    None of the Deal Agent, any Agent, any Lender nor any of their respective Affiliates, employees, agents or Advisors, without the prior written consent of the Borrower, will disclose to any person the fact that Confidential Information has been provided to it or them, that discussions or negotiations have taken place with respect to the transactions contemplated by the Transaction Documents, or the existence, terms, conditions or other facts of the transactions contemplated by the Transaction Documents, including the status thereof.
(d)    Each of the Deal Agent, each Agent and each Lender acknowledges and agrees that any Confidential Information provided to it, in whatever form, is the sole property of the Borrower and Santander Consumer. Neither such Person nor its Affiliates or Advisors shall use any of the Confidential Information now or hereafter received or obtained from or through the Borrower, Santander Consumer or any of their respective Affiliates for any purpose other than for purposes of engaging in, or as otherwise contemplated by, the transactions contemplated by the Transaction Documents. The Agent and each Lender agree that if the Borrower and/or

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Santander Consumer should request that it destroy or return the Confidential Information, it shall return or destroy such Confidential Information as so directed; provided that it shall be permitted to retain only that portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, that is necessary for purposes of documenting any due diligence review performed by it in connection with the Transaction.
(e)    Each of the Deal Agent, each Agent and each Lender acknowledges that all Confidential Information is considered to be proprietary and of competitive value, and in many instances trade secrets. Each of the Deal Agent, each Agent and each Lender agrees that because of the unique nature of the Confidential Information any breach of this Agreement would cause the Borrower, Santander Consumer and their respective Affiliates irreparable harm and money damages and other remedies available at law in the event of a breach would not be adequate to compensate the Borrower, Santander Consumer and their Affiliates for any such breach. Accordingly, each of the Deal Agent, each Agent and each Lender acknowledges and agrees that the Borrower, Santander Consumer and their respective Affiliates shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, as a remedy for any such breach. Such relief shall be in addition to, and not in lieu of, all other remedies available to the Borrower, Santander Consumer and their respective Affiliates whether at law or in equity.
(f)    If the Deal Agent, any Agent, a Lender or any of their respective Affiliates or Advisors are legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any of the Confidential Information (including the fact that discussions or negotiations took place with respect to the transactions contemplated by the Transaction Documents), the related entity shall promptly notify the Borrower and Santander Consumer in writing (unless it has been advised by an Opinion of Counsel that such notification is prohibited by law or regulation) of such requirement so that the Borrower and/or Santander Consumer, at their sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof. The Deal Agent, each Agent and each Lender agrees to use its reasonable efforts, upon the written request of the Borrower or Santander Consumer, to obtain or assist the Borrower or the Servicer in obtaining any such protective order. Failing the reasonably timely entry of a protective order or the reasonably timely receipt of a waiver hereunder, it may disclose, without liability hereunder, that portion (and only that portion) of the Confidential Information that it have been advised by an Opinion of Counsel that it is legally compelled to disclose; provided that it agrees to use reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information by the person or persons to whom it was disclosed.
Notwithstanding the foregoing, it is understood that the Deal Agent, each Agent and each Lender or its Affiliates may be required to disclose (and may so disclose, without liability hereunder, provided that it complies with the following sentence) the Confidential Information or portions thereof at the request of a bank examiner or other regulatory authority or in connection with an examination of it or its Affiliates by a bank examiner or other regulatory authority, including in connection with the regulator compliance policy of Deal Agent, any Agent or any Lender. Under such circumstances, the related entity agrees to provide notice to the Seller and

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Santander Consumer as soon as practicable in connection with (and, if possible, before) releasing the Confidential Information to the bank examiner or other regulatory authority pursuant to such request or examination.
(g)    It is understood and agreed that no failure or delay by the Servicer, the Borrower, the Deal Agent, each Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
Section 12.03.   Non-Confidentiality of Tax Treatment and Tax Structure. Notwithstanding anything to the contrary contained herein or in any document related to the transactions contemplated hereby, in connection with Treasury Regulations Section 1.6011-4T, Section 301.6111-1T and Section 301.6112-1T of the Code, the parties hereby agree that, from the commencement of discussions with respect to the transactions described herein, each party hereto (and each of its employees, representatives, Advisors, Affiliates or agents) is permitted to disclose to any and all persons of any kind (other than limitations imposed by State or federal securities laws), the structure and tax aspects of the transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to each such party related to such structure and tax aspects. In this regard, each party hereto acknowledges and agrees that this disclosure of the structure or tax aspects of the transactions is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding) except as is reasonably necessary to comply with state and federal securities laws. Furthermore, each party hereto acknowledges and agrees that it does not know or have reason to know that it use or disclosure of information relating to the structure or tax aspects of the transactions is limited in any other manner (such as where the transactions are claimed to be proprietary of exclusive) for the benefit of any other Person (other than as it may be limited by State or federal securities laws).
ARTICLE XIII
MISCELLANEOUS
Section 13.01.   Amendments and Waivers. Except as otherwise provided in this Section, no amendment, waiver, or other modification of any provision of this Agreement or any schedule or exhibit hereto shall be effective without the written consent of the parties hereto and the Required Lenders; provided, however, that no such amendment, waiver or other modification shall affect the amount, timing or priority of any payment owed to any Lender hereunder without the written consent of such Lender; and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Deal Agent in addition to the Required Lenders, affect the rights or duties of the Deal Agent under this Agreement or any other Transaction Document. The terms and conditions set forth in any Collateral Consent or ABS Collateral Conveyance Agreement shall be deemed an amendment to this Agreement to the extent set forth therein. Prior to or concurrent with any amendment, waiver or other modification of any provision of this

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Agreement, the Borrower shall deliver to each of the parties to the Agreement an updated Amendment Addendum in the form of Exhibit I hereto.
In addition, notwithstanding the foregoing, no amendment, waiver or other modification of this Agreement shall be effective without the written consent of Lenders representing 100% of the Invested Percentage that:

(i)    changes any provision of this Section 13.01 or the definition of “Required Lenders” or “Required Owners” or any other provision specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(ii)    change any Principal Terms or any defined term utilized in the definitions of such terms; or
(iii)    amend or change, or waive compliance with, the definition of “Borrowing Base,” “Borrowing Base Deficiency” or any defined term utilized in the definitions of such terms.
Section 13.02.   Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including e-mail communication and communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by (i) mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) e-mail or (iii) facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article II shall not be effective until received with respect to any notice sent by mail or e-mail.
Section 13.03.   No Waiver, Rights and Remedies. No failure on the part of the Deal Agent, any Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.
Section 13.04.   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Secured Parties and their respective successors and permitted assigns.
Section 13.05.   Term of this Agreement. This Agreement shall remain in full force and effect until the Facility Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article V and the indemnification and payment provisions of Article

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IX, the confidentiality provisions of Article XII, the provisions of Section 13.10 and any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination of this Agreement.
Section 13.06.   GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
Section 13.07.   WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
Section 13.08.   Costs, Expenses and Taxes.
(a)    In addition to the rights of indemnification granted to the Deal Agent, each Agent, the Secured Parties and its or their respective Affiliates and officers, directors, employees and agents thereof under Article IX, the Borrower agrees to pay on demand all reasonable costs and expenses of the Deal Agent, each Agent and the Secured Parties incurred in connection with the administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent, each Agent and the Secured Parties with respect thereto and with respect to advising the Deal Agent, each Agent and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Deal Agent, each Agent and/or the Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.
(b)    The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution,

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delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to a Lender in connection with this Agreement or the funding or maintenance of Loans hereunder.
Section 13.09.   No Insolvency Proceedings.
(a)    (Notwithstanding any prior termination of this Agreement, no Lender shall, prior to the date which is one year and one day after the final payment of all Aggregate Unpaids, petition or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Borrower under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Borrower.
Section 13.10.   Recourse Against Certain Parties.
(a)    No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Deal Agent, each Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any such Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Deal Agent, the Agents and any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section shall survive the termination of this Agreement.
Section 13.11.   Patriot Act Compliance. The Deal Agent hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it, and each other Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Deal Agent and each Lender

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to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Deal Agent and each Lender.
Section 13.12.   Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby.

86

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER: SANTANDER CONSUMER RECEIVABLES [__] LLC
By: Name: Title:

Address for Notices:

Santander Consumer Receivables [__] LLC
8585 North Stemmons Freeway
Suite 1100 N
Dallas, Texas 75247
Attention: Andrew Kang
Facsimile No.: (214) 292-2709
Telephone No.: (214) 237-3792
E-mail: akang@santanderconsumerusa.com

SANTANDER CONSUMER, AS SERVICER AND IN ITS INDIVIDUAL CAPACITY: SANTANDER CONSUMER USA INC.

By: Name: Title:

Address for Notices:

Santander Consumer USA Inc.
8585 North Stemmons Freeway
Suite 1100 N
Dallas, Texas 75247
Attention: Andrew Kang
Facsimile No.: (214) 292-2709
Telephone No.: (214) 237-3792
E-mail: akang@santanderconsumerusa.com

87
051200-1044-00364-Active.12587578.5        10/08/2011 8:09 AM

THE DEAL AGENT: BANCO SANTANDER, S.A, ACTING THROUGH ITS NEW YORK BRANCH

By: Name: Title:
By: Name: Title:
Address for Notices:

TYPE OF LENDER: Committed Lender	BANCO SANTANDER, S.A., ACTING THROUGH ITS NEW YORK BRANCH

By: Name: Title:
By: Name: Title:

Commitment: the amount specified in Exhibit H

Address for Notices:

Banco Santander, S.A, acting through its New York Branch 45 East 53rd Street New York, New York 10022

88

THE AGENT: For [_____]	[_____]

By: Name: Title:
By: Name: Title:

89

SCHEDULE A
ELIGIBLE RECEIVABLE CRITERIA
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, an “Eligible Receivable” means a Receivable as to which the following conditions are satisfied:
(a)    Characteristics of Receivables. As of the Cutoff Date (or such other date as may be specifically set forth below):
(i)    each Receivable has been fully and properly executed or electronically authenticated by the Obligor thereto;
(ii)    if such Receivable is related to a motor vehicle or Recreational Vehicle, such Receivable has either (A) been originated by a Dealer in the ordinary course of such Dealer’s business to finance the retail sale by a Dealer of the related Financed Vehicle and has been purchased by the applicable Originator in the ordinary course of its business or (B) been originated or acquired directly by Santander Consumer, as Originator, in accordance with its customary practices;
(iii)    if such Receivable is related to a motor vehicle or Recreational Vehicle, such Receivable is secured by a first priority validly perfected security interest in the Financed Vehicle in favor of an Originator, as secured party, or all necessary actions have been commenced that would result in a first priority security interest in the Financed Vehicle in favor of such Originator, as secured party, which security interest is assignable and has been so assigned by Santander Consumer to the Borrower;
(iv)    such Receivable contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the Collateral of the benefits of the security if applicable;
(v)    such Receivable provides for interest at the APR specified in the Schedule of Receivables;
(vi)    such Receivable was originated in the United States and denominated in Dollars;
(vii)    such Receivable had, in the case of a Receivable secured by an automobile, light-duty truck or van, an original term to maturity of not more than 75 months or, in the case of a Receivable secured by a Recreational Vehicle, an original term to maturity of not more than 300 months, and each Receivable has a remaining term to maturity, as of the Cutoff Date, of not less than 1 month;
(viii)    such Receivable was not a Defaulted Receivable as of the related Cutoff Date;

SA -1

(ix)    such Receivable was not noted in the records of the Originator or the Servicer as being the subject of any pending bankruptcy or insolvency proceeding;
(x)    such Receivable is not secured by a vehicle that is in repossession;
(xi)    such Receivable was originated by Santander Consumer or through an Approved Channel;
(xii)    such Receivable was selected using selection procedures that were not known or intended by Santander Consumer to be adverse to the interests of the Lenders.
(b)    Schedule of Receivables. The information with respect to a Receivable transferred on the Closing Date set forth in the Schedule of Receivables was true and correct in all material respects as of the Cutoff Date.
(c)    Compliance with Law. The Receivable complied in all material respects at the time it was originated or made, and the transfer, as applicable, of that Receivable to the Borrower complied at the time of transfer, in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder, including, to the extent applicable, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Fair Debt Collection Practices Act, the Fair Credit Billing Act, the Magnuson-Moss Warranty Act, Federal Reserve Board Regulations B and Z, the Servicemembers Civil Relief Act, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and any other consumer credit, equal opportunity and disclosure laws applicable to that Receivable.
(d)    Binding Obligation. The Receivable constitutes the legal, valid and binding payment obligation in writing of the Obligor or Payor, respectively, enforceable by the holder thereof in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation or other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally and (ii) as such Receivable may be modified by the application after the Cutoff Date of the Servicemembers Civil Relief Act, as amended, to the extent applicable to the related Obligor or Payor, respectively.
(e)    Receivable in Force. As of the Cutoff Date, the Receivable had not been satisfied, subordinated or rescinded nor had the related Financed Vehicle been released from the lien of such Receivable in whole or in part.
(f)    Insurance. The Receivable requires that the Obligor thereunder obtain comprehensive and collision insurance covering the related Financed Vehicle.
(g)    No Government Obligor. The Obligor on the Receivable is not the United States or any State or any local government, or any agency, department, political subdivision or instrumentality of the United States or any State or any local government.

SA -2

(h)    Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, assignment, setting over, conveyance or pledge of such Receivable would be unlawful, void, or voidable. Santander Consumer has not entered into any agreement with any Obligor that prohibits, restricts or conditions the assignment of the related Receivable.
(i)    Good Title. It is the intention of the Borrower that the sale, transfer, assignment and conveyance herein contemplated constitute an absolute sale, transfer, assignment and conveyance of the Receivables and that the Receivables not be part of Santander Consumer’s estate in the event of the filing of a bankruptcy petition by or against Santander Consumer under any bankruptcy law. As of the related Funding Date, no Receivable has been sold, transferred, assigned, conveyed or pledged to any Person other than pursuant to the Transaction Documents. As of the related Funding Date and immediately prior to the sale and transfer herein contemplated, Santander Consumer had good and marketable title to and was the sole owner of each Receivable free and clear of all Liens (except any Lien which will be released prior to assignment of such Receivable hereunder), and, immediately upon the sale and transfer thereof, the Borrower will have good and marketable title to each Receivable, free and clear of all Liens (other than Permitted Liens).
(j)    Filings. All filings (including UCC filings) necessary in any jurisdiction to give the Borrower a first priority, validly perfected ownership interest in the Receivables (other than any related security with respect thereto, to the extent that an ownership interest therein cannot be perfected by the filing of a financing statement), and to give the Deal Agent a first priority perfected security interest therein, will be made within ten days of the Closing Date.
(k)    Priority. The Receivable is not pledged, assigned, sold, subject to a security interest, or otherwise conveyed other than pursuant to the Transaction Documents. Santander Consumer has not authorized the filing of and there are no financing statements against any Originator or Santander Consumer that include a description of collateral covering any Receivable other than any financing statement relating to security interests granted under the Transaction Documents or that have been or, prior to the assignment of such Receivable hereunder, will be terminated, amended or released. The Agreement creates a valid and continuing security interest in the Receivable (other than all related security with respect thereto) in favor of the Borrower which security interest is prior to all other Liens (other than Permitted Liens) and is enforceable as such against all other creditors of and purchasers and assignees from the Seller.
(l)    Characterization of Assets. Each Receivable constitutes either “tangible chattel paper,” an “account,” or a “general intangible,” each as defined in the UCC.
(m)    One Original. There is only one executed original copy of the Contract (in each case within the meaning of the UCC) related to each Receivable.
(n)    No Defenses. As of the Cutoff Date, Santander Consumer had no knowledge either of any facts which would give rise to any right of rescission, offset, claim, counterclaim or defense, or of the same being asserted or threatened, with respect to any Receivable.

SA -3

SA -4

SCHEDULE B
ELIGIBLE ABS ASSET
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, an “Eligible ABS Asset” means an ABS Asset as to which the following conditions are satisfied as of the Closing Date or the Addition Date, as applicable:
(a)    it has been duly and validly authorized, is duly and validly issued and outstanding, and is a valid, binding and enforceable obligation of the related ABS Trust, entitled to the benefits of the related ABS Indenture or other agreement pursuant to which it was issued;
(b)    if the ABS Asset Receivables for such ABS Asset are related to motor vehicles or Recreational Vehicles, it is secured by a first priority perfected security interest in either (i) receivables arising out of or in connection with the sale, refinancing or loan with respect to new or used Recreational Vehicles, automobiles, light-duty trucks, minivans or sport utility vehicles, together with all accessions thereto and all related property of the related ABS Trust or (ii) certificates representing the residual equity interest in an entity, which entity is an Affiliate of Santander Consumer, that issues asset backed securities secured by the assets described in clause (i) above;
(c)    it is in certificated or book-entry form and (i) if it is in certificated form, has been delivered to the Lender or its nominee, indorsed to the Lender or in blank by an effective indorsement or registered in the name of the Lender or its designee or (ii) if it is in book-entry form, is held in the ABS Collateral Account;
(d)    it is one of the following types of collateral: (i) any of the types of collateral covered by Article 8 of the applicable UCC or (ii) an Instrument, Chattel Paper, Account, Security Entitlement or General Intangible, in each case under the applicable UCC;
(e)    immediately prior to the sale thereof to the Borrower, the Seller had good and marketable title thereof, free and clear of any Liens (other than Permitted Liens);
(f)    it was transferred to the Borrower pursuant to an ABS Collateral Conveyance Agreement, and the Borrower has acquired good title to, and is the sole owner of, such ABS Asset free and clear of any Liens, other than Permitted Liens;
(g)    all payments with respect to it will be made directly to the ABS Collateral Account; and
(h)    as of the Closing Date or the applicable Addition Date, no “Event of Default” or “Servicer Default” under, and as defined in, the Related ABS Transaction Documents exists.

SB-1

SCHEDULE C
SCHEDULE OF RECEIVABLES
(Original delivered to the Deal Agent)

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09/04/2011 4:56 PM

SCHEDULE D
SCHEDULE OF ABS ASSETS
(Original delivered to the Deal Agent)

SD-1

SCHEDULE E
SCHEDULE OF DOCUMENTS
1.    Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).
2.    Purchase Agreement, dated as of [_____, 2011], between Santander Consumer and the Borrower.
3.    Transfer Agreement, dated as of [_____, 2011], between Santander Consumer and the Borrower.
4.    [ABS Asset Collateral Conveyance Agreements, [_____, 2011], between Santander Consumer and the Borrower].
5.    Intercreditor Agreement.
6.    Accession Agreement, dated as of [_____, 2011], among the Borrower, Santander Consumer and the Deal Agent.
7.    Note of the Borrower, dated [_____, 2011], in favor of [_____], as Deal Agent for the benefit of the parties identified on Schedule 2 thereof.
8.    [Account Control Agreement for ABS Collateral Account].
9.    Opinion of Cowles & Thompson, P.C., dated [_____, 2011], as to certain corporate and security interest matters.

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SCHEDULE F

LOCATION OF RECEIVABLE FILES
Wells Fargo Bank, National Associ~~a~~tion
ABS Custody Vault
MAC N9401-011
1055 10th Avenue SE
Minneapolis, MN 55414
Santander Consumer USA Inc.
8585 N Stemmons Freeway, Suite 1100N
Dallas, TX 75247

Santander Consumer USA Inc.
5201 Rufe Snow Dr.
North Richland Hills, TX 76180
Iron Mountain
745 Atlantic Avenue
Boston, MA 02111
Vintek Inc.
1735 Market Street
9th Floor, Suite #900
Philadelphia, PA 19103
RecordMax LLC
2051 W. I-65 Service Road North
Mobile, AL 36618
Deutsche Bank National Trust Company
1761 E. Andrew Place
Santa Ana, CA 92705

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09/04/2011 4:56 PM

EXHIBIT A
FORM OF FUNDING REQUEST
____________, 201_
__________, 201_
_____________
_____________
_____________
_____________
Re:    Santander Consumer Receivables [__] LLC – Credit Agreement

Ladies and Gentlemen:
The undersigned is a Responsible Officer of Santander Consumer Receivables [__] LLC (the “Borrower”) and is authorized to execute and deliver this Funding Request on behalf of the Borrower pursuant to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement.
The Borrower hereby requests that a Loan be made under the Credit Agreement on __________, ____ in the amount of $__________ by deposit of such amount into the following account:
[Account Information, including wiring instructions]
The Cutoff Date for the Receivables being funded is __________, 201_.
In connection with the foregoing, the undersigned hereby certifies, on behalf of the Borrower, as follows:
(1)    As of the date hereof, the Borrowing Base (calculated as of the Cutoff Date) is $__________. After giving effect to the requested Loan, no Borrowing Base Deficiency will exist. Attached to this Funding Request is a true, complete and correct calculation of such Borrowing Base and all components thereof.

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09/04/2011 4:56 PM

(2)    All of the conditions applicable to the requested Loan as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan, including:

(a)
each of the representations and warranties contained in Sections 5.01 and 5.02 of the Credit Agreement are true and correct in all material respects on and as of the date hereof, before and after giving effect to the Loan and to the application of the proceeds therefrom as though made on and as of the date hereof; and

(b)	no event has occurred, or would result from such Loan or from the application of the proceeds therefrom, which constitutes a Termination Event or an Unmatured Termination Event;
(3)    The requested Loan will not, on the Funding Date, exceed the Available Amount.
(4)    Attached hereto is a true, correct and complete copy of a Transfer Agreement (including the Schedule of Receivables attached thereto), reflecting all Receivables which will become part of the Collateral on the Funding Date, each Receivable reflected thereon being an Eligible Receivable.
(5)    Attached hereto is a true, correct and complete copy of ABS Asset Conveyance Agreement(s) reflecting all ABS Assets which will become part of the Collateral on the Funding Date, each ABS Asset reflected thereon being an Eligible ABS Asset.

SANTANDER CONSUMER RECEIVABLES [__] LLC
By:
    Name:
    Title:

A-2

EXHIBIT B
FORM OF NOTE
[_____, 2011]
FOR VALUE RECEIVED, the undersigned, SANTANDER CONSUMER RECEIVABLES [__] LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of [_____], as Deal Agent for the benefit of the parties identified on Schedule 2 hereof, at its office set forth in the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein), on the date set forth in Section 2.04 of the Credit Agreement, in lawful money of the United States of America and in immediately available funds, the principal amount of [_____] ($[_____]), or, if less, such Lender’s Invested Percentage of the Loans Outstanding under the Credit Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of such Lender’s Invested Percentage of the Loans from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
The Lenders are authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records, the date and the amount such Lender’s Invested Percentage of each Loan made under the Credit Agreement, each continuation thereof, the funding period for such Loan and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure of the Lenders to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement in respect of the Loans or such Lenders’ Invested Percentage thereof.
This Note is one of the Notes referred to in the Credit Agreement, and is entitled to the benefits thereof. Capitalized terms used herein and defined herein have the meanings given them in the Credit Agreement. This Note is subject to periodic pay-downs, and optional and mandatory prepayment as provided in the Credit Agreement.
Upon the occurrence of a Termination Event, the Deal Agent, on behalf of the Secured Parties, shall have all of the remedies specified in the Credit Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW

B-1

YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
SANTANDER CONSUMER RECEIVABLES [__] LLC,
as Borrower
By:
    Name:
    Title:

B-2

Schedule 1 to
Note

Invested Percentage of Loans	Interest on Loans	Payments on Loans	Notation by Date

3
09/04/2011 4:56 PM

Schedule 2 to
Note

Lender Name	Lender Address	Invested Percentage

B-4

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE
Dated __________, 201_
Reference is made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
__________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:
1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Credit Agreement, including such interest in the Commitment of the Assignor and the Purchaser Group Advances made by the Assignor. After giving effect to such sale and assignment, the Commitment and the amount of Purchaser Group Advances made by the Assignee will be as set forth in Section 2 of Schedule 1.
2.    The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien.
3.    The Assignor and the Assignee confirm to and agree with each other and the other parties to Credit Agreement that: (i) other than as provided herein, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (ii) the Assignee confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) the Assignee will, independently and without reliance upon the Deal Agent, the Assignor or any other Lender party to the Credit Agreement and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) the Assignor and the Assignee confirm that the

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Assignee is an Eligible Assignee; (v) the Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) the Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including the confidentiality provisions of Article Twelve; and (vii) this Assignment and Acceptance meets all other requirements for such an Assignment and Acceptance set forth in Article Eleven of the Credit Agreement.
4.    Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Deal Agent for acceptance. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Deal Agent, unless a later date is specified in Section 3 of Schedule 1.
5.    The Assignor and the Assignee agree to reimburse the Deal Agent for all reasonable fees, costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Deal Agent) incurred by the Deal Agent in connection with this Assignment and Acceptance.
6.    Upon such acceptance by the Deal Agent, the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, provided, however, that the Assignor shall, to the extent such rights have been assigned by it under this Assignment and Acceptance, relinquish its assigned rights and be released from its assigned obligations under the Credit Agreement (and, in the case of an Assignment and Acceptance coving all or the remaining portion of an assigning Assignor’s rights and obligations under the Credit Agreement, Assignor shall cease to be a party thereto).
7.    Upon such acceptance by the Deal Agent, from and after the Assignment Date, the Deal Agent shall make, or cause to be made, all payments under the Credit Agreement in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.
8.    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

C-2

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Acceptance and Assignment as of the __ day of ________, 201__.
_________________, as Assignor
By:
    Name:
    Title:
_________________, as Assignee
By:
    Name:
    Title:

Acknowledged by:
[_____], as Deal Agent

By:
    Name:
    Title:

By:
    Name:
    Title:

C-3

Schedule 1
to
Assignment and Acceptance
Dated _________, 201_

Section 1.
Percentage Interest:	________%
Section 2.
Assignee’s Commitment:	$_____________
Aggregate Purchaser Group Advances Owing to the Assignee:	$_____________
Section 3.
Assignment Date: _____________, 201_

C-4

EXHIBIT D
FORM OF ABS COLLATERAL CONVEYANCE AGREEMENT

D-1

ABS COLLATERAL CONVEYANCE AGREEMENT
This ABS Collateral Conveyance Agreement (this “Agreement”), dated as of__________, __, 20__, is between Santander Consumer USA Inc., an Illinois corporation (“Santander Consumer”), as seller (in such capacity, the “Seller”), and Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as purchaser (in such capacity, the “Purchaser”).
[WHEREAS, the Seller intends to transfer and convey to the Purchaser all of its right, title and interest in, to and under (i) $[_________] aggregate principal amount of the Class __ Notes (the “Notes”) that were issued by [__________], a [Delaware statutory trust] (the “Issuer”), pursuant to the Indenture, dated as of__________, __, 20__, between the Issuer and [__________], as indenture trustee, and (ii) certain other rights and interests relating thereto and described herein; and]
[WHEREAS, the Seller intends to transfer and convey to the Purchaser all of its right, title and interest in, to and under (i) the Certificate (the “Residual”) representing a [____]% beneficial interest in [__________], a [Delaware statutory trust] (the “Issuer”), issued pursuant to the terms of the [Amended and Restated] Trust Agreement, dated as of__________, __, 20__, between [__________], as depositor (the “Depositor”), and [__________], as owner trustee, and (ii) certain other rights and interests relating thereto and described herein; and]
WHEREAS, the Seller and the Purchaser wish to set forth the terms pursuant to which the ABS Asset and certain related rights and interests will be sold and transferred by the Seller to the Purchaser.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE ONE

DEFINITIONS AND DEFINITIONAL PROVISIONS
Section 1.01.  Definitions and Definitional Provisions.
(a)    Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).

D-2

(b)    All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) references to any Article, Section, Schedule or Exhibit are references to Articles, Sections, Schedules and Exhibits in or to this Agreement and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) words in the singular include the plural and words in the plural include the singular; (vii) the term “including” and all variations thereof means “including without limitation”; (viii) except as otherwise expressly provided herein, references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (ix) references to a Person are also to its successors and permitted assigns; (x) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (xi) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (xii) the term “proceeds” has the meaning set forth in the applicable UCC.
ARTICLE TWO

CONVEYANCE OF ABS ASSET
Section 2.01.  Sale and Transfer of Note Interest.
(a)    Subject to satisfaction of the conditions set forth in Section 2.03, on the date hereof (the “Closing Date”), the Seller shall sell, transfer, assign and otherwise convey to the Purchaser, and the Purchaser shall purchase from the Seller, without recourse (subject to the Seller’s obligations hereunder), all of the right, title and interest of the Seller in, to and under, whether now owned or existing or hereafter acquired or arising, the following (collectively, the “ABS Asset”):
(i)    the [Notes] [Residual];
(ii)    any obligations evidenced thereby, any guarantee thereof, all collections on the [Notes] [Residual]and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to the [Notes] [Residual]) to become due or received by any Person in payment of any of the foregoing on or after the Closing Date; and
(iii)    all present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing, and all payments on or under and all

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proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all accounts, accounts receivable, general intangibles, chattel paper, documents, money, investment property, deposit accounts, letters of credit, letter of credit rights, insurance proceeds, condemnation awards, notes, drafts, acceptances, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.
Section 2.02.  ABS Asset Price. On the Closing Date, in exchange for the ABS Asset, the Purchaser shall pay the Seller the sum of $__________ (the “ABS Asset Purchase Price”) in immediately available funds.
Section 2.03.  Conditions to Purchase and Sale.
(a)    The obligation of the Purchaser to purchase the ABS Asset from the Seller on the Closing Date is subject to the satisfaction of the following conditions: (i) the representations and warranties of the Seller contained herein shall be true and correct on the Closing Date; and (ii) the Seller shall have performed all obligations to be performed by it hereunder on or before the Closing Date.
(b)    The obligation of the Seller to sell the ABS Asset to the Purchaser on the Closing Date is subject to the satisfaction of the following conditions: (i) the representations and warranties of the Purchaser contained herein shall be true and correct on the Closing Date; (ii) the Purchaser shall have performed all obligations to be performed by it hereunder on or before the Closing Date; and (iii) the Purchaser shall have paid to the Seller the ABS Asset Purchase Price.
Section 2.04.  Security Interest Matters. The parties hereto intend that the conveyance of the ABS Asset be a sale and not a loan. In the event that the conveyance hereunder is for any reason not considered a sale, including in the event of an insolvency proceeding with respect to the Seller or any of the Seller’s properties, the Seller hereby grants to the Purchaser a first priority security interest in all of the Seller’s right, title and interest in, to and under the ABS Asset. The parties intend that this Agreement constitute a security agreement under applicable law. Such grant is made to secure the payment of all amounts payable hereunder, including the ABS Asset Purchase Price. If such conveyance is for any reason considered to be a loan and not a sale, the Seller consents to the Purchaser transferring such security interest in favor of the Deal Agent on behalf of the Secured Parties and transferring the obligation secured thereby to the Deal Agent on behalf of the Secured Parties.
ARTICLE THREE

REPRESENTATIONS AND WARRANTIES
Section 3.01.  Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as of the date hereof that:

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(a)    Organization and Good Standing. The Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware.
(b)    Power and Authority. The Purchaser has the power and authority to execute and deliver and perform its obligations under this Agreement, including the purchase of the ABS Asset, and the execution, delivery and performance of this Agreement has been duly authorized by the Purchaser.
(c)    Enforceability. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors generally, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.
Section 3.02.  Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as of the date hereof, that:
(a)    Organization and Good Standing. The Seller has been duly organized and is validly existing as a corporation under the laws of the State of Illinois.
(b)    Power and Authority. The Seller has the power and authority to execute and deliver and perform its obligations under this Agreement, including the sale of the ABS Asset, and the execution, delivery and performance of this Agreement has been duly authorized by the Seller.
(c)    Enforceability. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors generally, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.
(d)    Eligibility of the Notes. The ABS Asset is an Eligible ABS Asset.
ARTICLE FOUR

MISCELLANEOUS PROVISIONS
Section 4.01.  Amendment. This Agreement may be amended from time to time for any purpose by a written amendment duly executed and delivered by the Seller and by the Purchaser.

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Section 4.02.  GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY LAW ALL OTHER CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
Section 4.03.  Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or sent by telecopier, overnight courier or mailed by registered mail, return receipt requested at such other address as designated by the Seller and the Purchaser on the signature page hereto or such other address as shall be designated by such party in a written notice to the other party.
Section 4.04.  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions and terms of this Agreement.
Section 4.05.  Further Assurances. The Seller and the Purchaser agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party hereto to more fully to effect the purposes of this Agreement.
Section 4.06.  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Seller or the Purchaser, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.
Section 4.07.  Counterparts. This Agreement may be executed in two counterparts (and by different parties on separate counterparts), each of which shall be an original, but both of which together shall constitute one and the same instrument.
Section 4.08.  Headings. The Article and Section headings and the Table of Contents herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 4.09.  Representations, Warranties and Agreements to Survive. The respective agreements, representations, warranties and other statements by the Seller and by the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and will

D-6

survive the closing hereunder of the transactions contemplated hereby and shall inure to the benefit of the other party.
Section 4.10.    Nonpetition Covenant. For purposes of this Section 4.10, “Bankruptcy Remote Party” means the Issuer or the Depositor. Each party hereto agrees that, prior to the date which is one year and one day after payment in full of all obligations of each Bankruptcy Remote Party in respect of all securities issued by any Bankruptcy Remote Party (i) such party hereto shall not authorize any Bankruptcy Remote Party to commence a voluntary winding-up or other voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to such Bankruptcy Remote Party or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of an administrator, a trustee, receiver, liquidator, custodian or other similar official with respect to such Bankruptcy Remote Party or any substantial part of its property or to consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against such Bankruptcy Remote Party, or to make a general assignment for the benefit of its creditors generally, any party hereto or any other creditor of such Bankruptcy Remote Party, and (ii) none of the parties hereto shall commence or join with any other Person in commencing any proceeding against such Bankruptcy Remote Party under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction. This Section shall survive the termination of this Agreement.
[rest of page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, thereunto duly authorized, as of the day and year first above written.
SANTANDER CONSUMER USA INC., as Seller
By:
Name:
Title:
SANTANDER CONSUMER RECEIVABLES [__] LLC,
as Purchaser
By:
Name:
Title:

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EXHIBIT E
FORM OF MONTHLY REPORT

E-1

EXHIBIT F
FORM OF SECURITIZATION RELEASE
Reference is hereby made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms not defined herein shall have the meaning given such terms in the Credit Agreement.
The Borrower and the Servicer hereby represent and warrant that each condition in the Credit Agreement and each other Transaction Document, to the consummation of the Securitization to which this Securitization Release relates, has been satisfied, including but not limited to delivery of (i) the executed Securitization Date Certificate, in substantially the form attached hereto as Annex 1 and (i) the executed notice, in substantially the form attached hereto as Annex 2.
Upon receipt of $___________ in accordance with Section 2.14 in immediately available funds, the Deal Agent hereby releases all of its right, title and interest, including its Lien, in and to the following:
(a)    the Receivables to be transferred by the Borrower in the related Securitization and described in Schedule I hereto (the “Securitized Assets” and such Schedule, the “Schedule of Securitized Assets”), together with the related Contracts, whether now existing or hereafter acquired, and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections related thereto, and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Securitized Assets) to become due or received by any Person in payment of any of the foregoing on or after the related Securitization Date;
(b)    all of the Borrower’s interest in the Financed Vehicles relating to the Securitized Assets (including repossessed vehicles) or in any document or writing evidencing any security interest in any such Financed Vehicle and each security interest in each such Financed Vehicle, whether now existing or hereafter acquired, including all proceeds from any sale or other disposition of such Financed Vehicles;
(c)    all Receivable Files, Servicer Files and the Schedule of Securitized Assets, relating to the Securitized Assets, whether now existing or hereafter acquired, and all right, title and interest of the Borrower in and to the documents, agreements and

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09/04/2011 4:56 PM

instruments included in the such Receivable Files and Servicer Files, including rights of recourse of the Borrower against the related Originator and/or any Dealer;
(d)    all of the Borrower’s interest in all Records, documents and writings evidencing or related to the Securitized Assets or the related Contracts;
(e)    all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to a Financed Vehicle related to a Securitized Asset, including any monies collected from whatever source in connection with any default of an Obligor with respect to such Financed Vehicle and any proceeds from claims or refunds of premiums on any such Insurance Policy, whether now existing or hereafter acquired, and all proceeds thereof;
(f)    all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Securitized Assets, whether pursuant to the related Contracts or otherwise;
(g)    all of the Borrower’s interest in all rights to payment under all service contracts and other contracts and agreements associated with the Securitized Assets and all of the Borrower’s interest in all recourse rights against the related dealer (excluding any rights in any dealer reserve and rights under the related Dealer Agreement);
(h)    Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Securitized Assets, whether now existing or hereafter acquired, and the related Financed Vehicles, whether now existing or hereafter acquired;
(i)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(j)    all of the Borrower’s right, title and interest in and to the Purchase Agreement (including each Transfer Agreement), relating to the Securitized Assets and remedies thereunder and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the Purchase Agreement and relating to such Securitized Assets; and
(k)    all income and proceeds of the foregoing.

F-2

Executed as of __________, 201_.
SANTANDER CONSUMER RECEIVABLES [__] LLC, as Borrower
By:
    Name:
    Title:
SANTANDER CONSUMER USA INC., as Servicer
By:
    Name:
    Title:
[_____], as Deal Agent
By:
    Name:
    Title:
By:
    Name:
    Title:

F-3

ANNEX 1
SANTANDER CONSUMER USA INC.
SECURITIZATION DATE CERTIFICATE
PURSUANT TO SECTION 2.14(a)
OF THE CREDIT AGREEMENT
Santander Consumer USA Inc., as servicer (the “Servicer”), delivers this certificate pursuant to Section 2.14(a) of the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein), and hereby certifies, as of the date hereof, the following:
(a)    the Borrower has sufficient funds on the related Securitization Date to effect the Securitization in accordance with the Credit Agreement (taking into account, to the extent necessary, the proceeds of sales of the Collateral in the Securitization);
(b)    after giving effect of the Securitization, the conditions to the Securitization set forth in Section 2.14(a) of the Credit Agreement shall have been satisfied.
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

IN WITNESS WHEREOF, the Servicer has caused this certificate to be executed on its behalf this ___ day of _________, 201_.
SANTANDER CONSUMER USA INC., as Servicer
By:
    Name:
    Title:

F-4

ANNEX 2
FORM OF NOTICE
SANTANDER CONSUMER RECEIVABLES [__] LLC
8585 North Stemmons Freeway
Suite 1100N
Dallas, TX 75247
______________, 201__
_____________
_____________
_____________
_____________

Re:    Santander Consumer Receivables [__] LLC – Credit Agreement
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms not defined herein shall have the meaning given such terms in the Credit Agreement.
Pursuant to Section 2.14(a)(i) of the Credit Agreement, the Borrower gives notice of its intent to effect a Securitization on or about __________, 201_ (which date is no fewer than 10 Business Days after the date of delivery of this notice to the Deal Agent).
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
Very truly yours,

SANTANDER CONSUMER RECEIVABLES [__] LLC

F-5

By:
    Name:
    Title:

F-6

Schedule I
Securitization Release
Schedule of Securitized Assets

F-7

EXHIBIT G

FORM OF RECEIVABLE RECEIPT

__________, 201_
_____________
_____________
_____________
_____________
Re:    Santander Consumer Receivables [__] LLC – Credit Agreement
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).
The undersigned, on behalf of the Servicer, in its capacity as custodian under the Credit Agreement, hereby acknowledges (i) delivery of the executed original counterpart of the Contracts set forth on Schedule 1 hereto, evidencing the related Receivables and (ii) that the executed original counterparts of the Contracts set forth on Schedule 1 hereto have not been mutilated or damaged in any material respect.
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
SANTANDER CONSUMER USA, INC.,
as Servicer
By:
    Name:
    Title:

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Schedule 1
to Receivable Receipt

G-2

EXHIBIT H
PRINCIPAL TERMS

H

EXHIBIT H [ABS Credit Facility]
PRINCIPAL TERMS
Effective Date: [    , 2011]
Fees:

Margin:	Except as may otherwise be provided for in an ABS Collateral Conveyance Agreement, for any day, the sum of:

(i)    the sum of the product with respect to each Triple A Asset of (a) the Triple A Percentage for such Triple A Asset for such day and (b) the Triple A Margin with respect to such Triple A Asset on such day; and
(ii)    the sum of the product with respect to each Single A Asset of (a) the Single A Percentage for such Single A Asset for such day and (b) the Single A Margin with respect to such Single A Asset on such day.

Unused Facility Fee Rate:	0.00% per annum.

Upfront Fee:	0.10% of the Facility Amount payable in 12 equal monthly installments commencing on the Payment Date following the Closing Date.
Definitions and other terms and conditions:

ABS Advance Rate:	Except as may otherwise be provided for in an ABS Collateral Conveyance Agreement,
(i)    with respect to a Triple A Asset or a Single A Asset, the Prevailing Advance Rate with respect to such ABS Asset; and
(ii)    with respect to any ABS Asset other than a Triple A Asset or a Single A Asset, zero percent.

ABS Asset Amount:	For any day, the sum of the Triple A Asset Amount with respect to each Triple A Asset and the Single A Asset Amount with respect to each Single A Asset for such day.

Commitment:	$1,000,000,000.

H-1

Commitment Termination

Date:
[Insert third anniversary of closing], subject to extension pursuant to the following provisions. No more than 90 days and no less than 45 days before (i) [insert month and day of closing] of each year, commencing [insert first anniversary of closing] and (ii) the date an IPO is consummated (each a “Renewal Date”), the Borrower may request (an “Extension Request”) that the Lenders extend the Commitment Termination Date to a date that is three years from such Renewal Date (the “Extended Commitment Termination Date”). The Lenders may deny any Extension Request made after the earliest of (a) the consummation of an IPO, (b) the occurrence of the “IPO Put Option Closing Date” (as such term is defined in the Shareholders Agreement) or (c) [insert second put option date]. If an Extension Request is denied by the Lenders then the Commitment Termination Date shall not be extended. If the Lenders agree to an Extension Request or an Extension Request is made prior to the earliest of (a) the consummation of an IPO, (b) the exercise by the “New Acquirer” of the “IPO Put Option” (as such terms are defined in the Shareholders Agreement) or (c) [insert second put option date], then the Extended Commitment Termination Date shall become the Commitment Termination Date.

Determination Date:	The [17th] day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day, commencing [+++++, 2011.]
Investment Grade ABS
Asset:                An ABS Asset that:
(i)    as of the applicable Addition Date, was rated higher than (a) “AA+” by S&P, (b) “AA+” by DBRS, (c) “Aa1” by Moody’s or (d) “AA+” by Fitch on its date of issuance and at least one of such ratings was not, as of the applicable Addition Date, reduced, withdrawn or qualified from the rating given thereto on its date of issuance; and
(ii)    does not have a legal final scheduled payment date later than the maturity date of the Notes.

Payment Date:	The [20th] day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day, commencing [+++++, 2011].

Prevailing Advance Rate:	With respect to any Triple A Asset or Single A Asset, an advance rate, determined as of the applicable Addition Date, which is

H-2

consistent with prevailing market advance rates for facilities similar to the facility contemplated by this Agreement secured by ABS Assets rated higher than “AA+” by S&P, “AA+” by DBRS, “Aal” by Moody’s or “AA+” by Fitch on date of issuance, as reasonably agreed to by the Borrower and the Lenders in writing; provided, however, that such advance rate shall be set at a level so that no negative Net Spread is reasonably expected to exist on any Payment Date.

Prevailing Spread:
With respect to any Triple A Asset or Single A Asset, a spread, determined as of the applicable Addition Date, which is consistent with prevailing market spreads for facilities similar to the facility contemplated by this Agreement secured by ABS Assets rated higher than “AA+” by S&P, “AA+” by DBRS, “Aal” by Moody’s or “AA+” by Fitch on its date of issuance, as reasonably agreed to by the Borrower and the Lenders in writing.

Receivables Advance Rate:	Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, zero percent.
So long as the Receivables Advance Rate is zero percent:
(i)    the Additional Available Amount shall be zero;
(ii)    the Guaranteed Obligations as defined in Section 2.16 shall be zero;
(iii)    the Collection Period shall be, with respect to any Payment Date, the period from the 16th day of the calendar month preceding such Payment Date through the 15th day of the current month; and
(iv)    the terms, conditions and provisions of the Agreement related to Additional Available Amount or Receivables shall be disregarded, including without limitation:

(a)	Section 2.14;

(b)	Section 2.16;

(c)	Section 3.02(a);

(d)	Section 5.03(f)(iii);

(e)	Sections 6.03(d), (i) and (j);

(f)	Sections 6.04(a), (b) and (e);

(g)	Sections 7.03(a), (c)(ii), (c)(iii), (d), (f), (g) through (i) and (k);

H-3

(h)	Sections 7.04(a) through (c);

(i)	Section 7.05;

(j)	Section 7.07(c)

(k)	Sections 7.15(c), (e) and (f);

(l)	Sections 8.01(a)(xiii)(B)(1), (B)(2) and (E);

(m)	Sections 9.01(vi) and (vii);

(n)	Schedule A;

(o)	Schedule C;

(p)	Schedule F;

(q)	the Purchase Agreement, Transfer Agreement, Intercreditor Agreement and Accession Agreement referred to in Exhibit E;

(r)	Exhibit F;

(s)	Exhibit G; and

(t)	Exhibit J.

Servicing Fee Rate:	Except as may otherwise be provided for in an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing, $0.00 per month.

Single A Asset:	For any day, an Investment Grade ABS Asset that is not a Triple A Asset and is rated equal to or higher than (i) “A” by S&P, (ii) “A” by DBRS, (iii) “A2” by Moody’s or (iv) “A” by Fitch.

Single A Asset Amount:	For any day with respect to any Single A Asset, an amount equal to the product of the ABS Advance Rate with respect to such Single A Asset and the ABS Principal Balance thereof on such day.

Single A Margin:
Except as may otherwise be provided for in an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing, with respect to any Single A Asset for any day, the Triple A Margin with respect to such Single A Asset plus 1.00% per annum.

Single A Percentage:
For any day with respect to any Single A Asset, the percentage equivalent of a fraction, the numerator of which is the Single A Asset Amount with respect to such Single A Asset for such day and the denominator of which is the ABS Asset Amount for such day.

Triple A Asset:	For any day, an Investment Grade ABS Asset that is rated higher than (i) “AA+” by S&P, (ii) “AA+” by DBRS, (ii) “Aal” by Moody’s or (iv) “AA+” by Fitch.

H-4

Triple A Asset Amount:	For any day with respect to any Triple A Asset, an amount equal to the product of the ABS Advance Rate with respect to such Triple A Asset and the ABS Principal Balance thereof on such day.

Triple A Margin:
Except as may otherwise be provided for in an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing, with respect to any Triple A Asset for any day, the Prevailing Spread with respect to such Triple A Asset.

Triple A Percentage:
For any day with respect to any Triple A Asset, the percentage equivalent of a fraction, the numerator of which is the Triple A Asset Amount with respect to such Triple A Asset for such day and the denominator of which is the ABS Asset Amount for such day.

Unsecured Amount:    $0.00.

H-5

EXHIBIT I

AMENDMENT ADDENDUM
Below is a summary of amendments and waivers executed since execution of the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).

No.	Effective Date of Amendment or Waiver	Sections of Agreement Amended or Waived	Terms of Amendments or Waivers	Parties Signing Amendments or Waivers

I

EXHIBIT J

FORM OF PURCHASE AGREEMENT

J

EXHIBIT J
FORM OF PURCHASE AGREEMENT
This Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [__________], 2011, is between Santander Consumer USA Inc., an Illinois corporation (the “Seller”), and Santander Consumer Receivables [__] LLC, a Delaware limited liability company (the “Purchaser”).
RECITALS
WHEREAS, in the regular course of its business, the Seller purchases and originates Receivables (as defined below); and
WHEREAS, the Seller and the Purchaser wish to set forth the terms pursuant to which Receivables are to be sold, transferred, assigned and conveyed from time to time by the Seller to the Purchaser.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE ONE

CERTAIN DEFINITIONS
Section 1.01. Definitions. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement defined below. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:
“Agreement” means this Agreement, including each Transfer Agreement executed in connection herewith.
“Credit Agreement” means the Credit Agreement, dated as of [________], 2011, among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.
“Property” shall have the meaning specified in Section 2.01.

“Purchase Price” means, with respect to any Receivables being Transferred on a Transfer Date, an amount equal to the aggregate Principal Balance of such Receivables as of the applicable Cutoff Date, adjusted as of such Transfer Date to reflect such factors, if any, as the Seller and the Purchaser mutually agree and represent will result in the fair market value of such Receivables.
“Purchaser” has the meaning given to such term in the Preamble.
“Receivable” means Indebtedness owed to an Originator by an Obligor under a Contract included in the Schedule of Receivables, whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with the sale, refinancing or loan made by such Originator with respect to a Financed Vehicle in connection therewith, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto.
“Schedule of Receivables” means each schedule of Receivables attached to a Transfer Agreement.
“Seller” has the meaning given to such term in the Preamble.
“Transfer” means a sale, transfer, assignment and conveyance of Receivables by the Seller to the Purchaser.
“Transfer Agreement” means a transfer agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing a Transfer of Receivables by the Seller to the Purchaser.
“Transfer Date” means the date upon which a Transfer occurs.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
Section 1.02. Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) references to a Person are also to its successors and permitted assigns; (vii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (viii) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (ix) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (x) the term “proceeds” has the meaning set forth in the applicable UCC.

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ARTICLE TWO

TRANSFER OF RECEIVABLES
Section 2.01. Transfers. Pursuant to the terms and conditions of this Agreement, including the conditions precedent set forth in Section 4.01, from time to time, upon the delivery of a Transfer Agreement, the Seller may Transfer to the Purchaser, and the Purchaser may acquire from the Seller, without recourse (subject to the obligations herein), a 100% interest in and to all right, title and interest of the Seller in, to and under the following, whether now owned or hereafter acquired or arising:
(i)    the Receivables listed on the Schedule of Receivables attached to such Transfer Agreement and the related Contracts, and any accounts or obligations evidenced thereby, any guarantee thereof, all Receivables Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;
(ii)    all of the Seller’s interest in the related Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and the security interests in the Financed Vehicle securing each such Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;
(iii)    all related Receivable Files, Servicer Files and such Schedule of Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Seller in and to the documents, agreements and instruments included in the Receivable Files and Servicer Files, including rights of recourse of the Seller against the related Originator and/or any Dealer;
(iv)    all of the Seller’s interest in all related Records, documents and writings evidencing or related to such Receivables or the related Contracts;
(v)    all of the Seller’s interest in all rights to payment under all Insurance Policies with respect to a related Financed Vehicle, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, and all proceeds thereof;
(vi)    all of the Seller’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivables, whether pursuant to the related Contracts or otherwise;
(vii)    all of the Seller’s interest in all rights to payment under all servicer contracts and other contracts and agreements associated with such Receivables and all of

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the Seller’s interest in all recourse rights against the related Dealers, if any (excluding any rights in any Dealer reserve and rights under the related Dealer Agreements, if any);
(viii)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Seller in and to such Receivables and Financed Vehicles;
(ix)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(x)    all other related security; and
(xi)    all income and proceeds of the foregoing.
(all of the foregoing collectively, the “Property”).

Section 2.02. Purchase Price and Contribution of Capital. For and in consideration for the Transfer of the Receivables and the related Property being Transferred by the Seller on a particular Transfer Date, the Purchaser shall pay the related Purchase Price to the Seller. The Purchase Price shall be payable in cash to the extent of the Principal Amount of the related Loan received by the Purchaser from the Lenders under the Credit Agreement with respect to the Receivables. To the extent the Purchase Price is greater than the Principal Amount of such Loan, the difference shall be treated as a cash contribution of capital by the Seller to the Purchaser and a payment of cash by the Purchaser to the Seller of the difference. On the Transfer Date, the Purchaser shall remit to the Seller the Purchase Price in immediately available funds by wire transfer to an account designated by the Seller.
Section 2.03. Transfers Treated as Sales. The Seller agrees to treat each Transfer for all purposes as a sale. In the event that, notwithstanding the intent of the Seller, the transfer and assignment contemplated hereby is held not to be a sale, the Seller hereby (i) grants to the Purchaser a security interest in the Property described in each Transfer Agreement, (ii) agrees that this Agreement shall constitute a security agreement under Applicable Law and (iii) represents and warrants as to itself only that each remittance of any collections with respect to the Receivables or any other proceeds to the Purchaser, or its assignee, thereof under this Agreement, will have been (A) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Purchaser and (B) made in the ordinary course of business or affairs of the Seller and the Purchaser.
ARTICLE THREE

REPRESENTATIONS AND WARRANTIES
Section 3.01. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller, as of the date of this Agreement and as of each Transfer Date that:

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(a)    Organization and Good Standing. The Purchaser has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted.
(b)    Due Qualification. The Purchaser is duly qualified to do business and is in good standing as a limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Purchaser (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and (B) carry out the terms of this Agreement and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement.
(d)    No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Formation Documents or any Contractual Obligation of the Purchaser, (ii) result in the creation or imposition of any Lien upon any of the Purchaser’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement or (iii) violate any Applicable Law, in each case (other than with respect to the Formation Documents), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(e)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Purchaser, threatened against the Purchaser, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.
(f)    All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Purchaser of this Agreement have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
(g)    Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

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The representations and warranties set forth in this Section shall survive each Transfer. Upon discovery by the Purchaser of a breach of any of the foregoing representations and warranties, the Purchaser shall give prompt written notice to the Seller and the Deal Agent.
Section 3.02. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser, as of the date hereof and each Transfer Date that:
(a)    Organization and Good Standing. The Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Illinois, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
(b)    Due Qualification. The Seller is duly qualified to do business and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Receivables, requires such qualification, licenses or approvals, except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Seller (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and (B) carry out the terms of this Agreement and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement.
(d)    Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s certificate of incorporation, bylaws or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien upon any of the Seller’s properties pursuant to the terms of any such certificate of incorporation, bylaws or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law, in each case (other than with respect to the Seller’s certificate of incorporation and bylaws), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(f)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation

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of any of the transactions contemplated by this Agreement or (iii) challenging the enforceability of a material portion of the Receivables.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
The representations and warranties set forth in this Section shall survive each Transfer. Upon discovery by the Seller of a breach of any of the foregoing representations and warranties, the Seller shall give prompt written notice to the Purchaser and to the Deal Agent.
Section 3.03. Representations and Warranties of the Seller Regarding the Receivables. The Seller represents and warrants to the Purchaser that each Receivable, as of the related Cutoff Date, satisfied each of the eligibility criteria set forth on Schedule A to the Credit Agreement.
ARTICLE FOUR

CONDITIONS PRECEDENT
Section 4.01. Conditions Precedent to Transfers.
(a)    Initial Transfer Date. On or prior to the initial Transfer Date, the following conditions shall have been satisfied:
(i)    Perfection of Security Interests. The Seller shall have recorded and filed financing statements with respect to the Receivables meeting the requirements of applicable State law in such manner and in such jurisdictions as are necessary to perfect a first priority security interest of the Purchaser in the Receivables and the other Property conveyed hereunder as collateral and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Purchaser and the Deal Agent. The financing statements shall show the Deal Agent as assignee of the security interest.
(ii)    Documents to be Delivered. Each of the following documents shall have been delivered to the Purchaser:
(A)    copies of resolutions of the Seller approving the execution, delivery and performance of this Agreement and the transactions contemplated hereunder, certified by an officer of the Seller;
(B)    copies of the certificate of incorporation and bylaws of the Seller, together with all amendments, revisions and supplements thereto, certified by the Secretary of State of the State of Illinois as of a recent date, to the effect that the Seller has been duly organized, is duly authorized to transact business and is validly existing as a corporation in good standing; and

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(C)    UCC search reports from the appropriate offices as to the Seller.
(b)    Each Transfer Date. Each of the following conditions shall be satisfied on or prior to each Transfer Date, including the initial Transfer Date:
(i)    Representations and Warranties True.
(A)    The representations and warranties of the Seller hereunder shall be true and correct in all material respects on such Transfer Date.
(B)    The representations and warranties of the Purchaser hereunder shall be true and correct in all material respects on such Transfer Date.
(ii)    Accounting Records Marked. The Seller shall have clearly and unambiguously marked its general ledger and all accounting records and documents and all computer tapes and records to show that the Receivables being Transferred on such Transfer Date have been acquired by the Purchaser pursuant to this Agreement.
(iii)    Payment of the Purchase Price. In consideration of the sale of the Receivables from the Seller to the Purchaser, on such Transfer Date the Purchaser shall have paid to the Seller the applicable Purchase Price with respect to the Receivables and related Property being transferred on such Transfer Date.
(iv)    Documents to be Delivered. Each of the following shall have been delivered to the Purchaser:
(A)    the Seller shall have executed and delivered a Transfer Agreement for the applicable Receivables and related Property;
(B)    the Seller shall have delivered the applicable Receivable Files with all the required documents therein to the Servicer or to the Collateral Custodian, if a Collateral Custodian has been appointed, and the Servicer Files to the Servicer; and
(C)    the Seller shall have delivered any financing statements or other documents necessary to maintain the perfected security interest of the Purchaser in all of the Receivables and the related Property being Transferred on such Transfer Date, as set forth in Section 4.01(a)(i).
ARTICLE FIVE

COVENANTS OF SELLER
Section 5.01. Protection of Right, Title and Interest. From and after each Transfer Date, the Seller agrees with respect to itself and the related Receivables as follows:
(a)    Financing Statements.

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(i)    In addition to the financing statements described in Section 4.01, the Seller shall file such additional financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as may be required by Applicable Law fully to preserve, maintain and protect the interest of the Purchaser in the Receivables and the other Property conveyed hereunder as collateral and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to the Purchaser and the Deal Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.
(ii)    The Seller shall not change its jurisdiction of organization, name, identity, or structure in any manner that would, could or might make any financing statement or continuation statement filed by the Seller in accordance with Section 4.01 or paragraph (a)(i) above seriously misleading within the meaning of Section 9-507 of the UCC, unless it shall have given the Purchaser and the Deal Agent at least five days’ prior written notice thereof and shall have promptly filed appropriate amendments to all previously filed financing statements or continuation statements.
(iii)    The Seller shall give the Purchaser and the Deal Agent at least 30 days’ prior written notice of any change of its jurisdiction of organization if, as a result of such change, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall promptly file any such amendment. The Seller shall at all times maintain each office from which it shall service the Receivables and its principal business office, within the United States.
(b)    Maintenance of Records, Accounts and Systems.
(i)    The Seller shall maintain its computer systems so that, from and after the initial Transfer Date, the Seller’s master computer records (including any back-up archives) that refer to a Receivable and the related Receivable File shall indicate clearly (including by means of tagging) the interest of the Purchaser in such Receivable and the related Receivable File and that such Receivable and the related Receivable File is owned by the Purchaser. Indication of the Purchaser’s ownership of a Receivable shall be deleted from or modified on the Seller’s computer systems when, and only when, the Receivable shall have been paid in full or repurchased.
(ii)    If at any time the Seller shall propose to sell, grant a security interest in, or otherwise transfer any interest in, asset backed securities or automotive receivables to any prospective purchaser, lender or other transferee, the Seller shall give to such prospective purchaser, lender or other transferee computer tapes, records or print-outs (including any restored from back-up archives) that, if they shall refer in any manner whatsoever to any Receivable or the related Receivable File, shall indicate clearly (including by means of tagging) that such Receivable and the related Receivable File has been sold and is owned by the Purchaser.

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(iii)    The Seller shall permit the Purchaser and its agents at any time during normal business hours to inspect, audit and make copies of and abstracts from the Seller’s records regarding any Receivable.
(iv)    Upon request, the Seller shall furnish to the Purchaser and the Deal Agent, within 20 Business Days, a list of all Receivables (by contract number and name of Obligor) then owned by the Purchaser.
Section 5.02. Collections. In the event the Seller receives any Collections related to a Receivable Transferred hereunder, it shall promptly upon receipt, but in no event later than one Business Day from receipt, transfer such payments or proceeds to the Servicer in accordance with the Credit Agreement.
Section 5.03. Security Interests. Except for the conveyances hereunder and pursuant to the Credit Agreement, the Seller covenants that it will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any Receivable, whether now existing or hereafter created, or any interest therein; the Seller will immediately notify the Purchaser of the existence of any Lien (other than Permitted Liens) on any Receivable and, in the event that the interests of the Purchaser in such Receivable are materially and adversely affected by such Lien, such Receivable shall be repurchased from the Purchaser by the Seller in the manner and with the effect specified in Article Six, and the Seller shall defend the right, title and interest of the Purchaser and its assigns in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller.
Section 5.04. Costs and Expenses. The Seller agrees to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of the Purchaser’s right, title and interest in and to the Receivables.
Section 5.05. Taxes. The Seller hereby agrees that, upon receipt of written demand from the Purchaser or the Deal Agent, to the effect that the Purchaser or the Deal Agent has received actual notice of any Taxes arising out of the transfer, assignment or conveyance of the Receivables by the Seller, that the Seller shall pay and otherwise indemnify and hold the Purchaser and the Secured Parties harmless, on an after-tax basis, from and against any and all such Taxes (it being understood that the Purchaser and the Secured Parties shall have no obligation to pay such Taxes).
Section 5.06. No Impairment. The Seller covenants that it shall take no action, nor omit to take any action, which would impair the rights of the Purchaser, the Seller or the Secured Parties in the Receivables.
Section 5.07. Indemnification.
(a)    The Seller shall defend, indemnify and hold harmless the Purchaser and the Secured Parties and their respective assigns and their attorneys, accountants, employees, officers and directors from and against any and all:

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(i)    costs, expenses, losses, damages, claims and liabilities, of every kind and character, resulting from or relating to or arising out of the use, ownership or operation by the Seller or any Affiliate thereof of a Financed Vehicle related to a Receivable;
(ii)    costs, expenses, losses, damages, claims and liabilities, of every kind and character, resulting from or relating to or arising out of the negligence, willful misconduct or bad faith of the Seller in the performance of its duties under this Agreement;
(iii)    the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement;
(iv)    any legal action, including any counterclaim, that has either been settled by the litigants (which settlement, if the Seller is not a party thereto shall be with the consent of the Seller) or has proceeded to judgment by a court of competent jurisdiction, in either case to the extent it is based upon alleged facts that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement;
(v)    any actions or omissions of the Seller or any employee or agent of the Seller occurring prior to the Transfer Date with respect to a related Receivable or the related Financed Vehicle; and
(vi)    any failure of a Receivable to be originated in compliance with all Requirements of Law.
(b)    The Seller shall defend, indemnify and hold harmless the Purchaser and its assigns and their attorneys, accountants, employees, officers and directors, from and against any and all Taxes that may at any time be asserted against the Purchaser, resulting from or relating to or arising out of the transactions contemplated herein, including, any sales, gross receipts, general corporation, tangible personal property, privilege, or license taxes and costs and expenses in defending against the same.
The foregoing indemnity obligations shall be in addition to any obligation that the Seller may otherwise have.
ARTICLE SIX

REPURCHASE OF RECEIVABLES
Section 6.01. Repurchase of Receivables. The Seller hereby covenants and agrees with the Purchaser that if there is:

(a)	a breach of a representation and warranty made by the Seller set forth in Section 3.03; or

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(b)	a failure by the Seller to deliver to the Servicer or the Collateral Custodian, if a Collateral Custodian has been appointed, any document required to be included in the Receivables File.
unless such failure has been waived, in writing, by the Deal Agent, the party discovering such breach or failure to deliver shall promptly give written notice to each of the other parties to this Agreement and the Deal Agent. The Seller shall, upon written demand by the Purchaser or the Deal Agent, repurchase such Receivable and the related Property for an amount equal to the Release Price of the Receivable within three Business Days after written notice of such breach, failure to deliver or non-payment. The Release Price shall be remitted to the Servicer to be applied in accordance with the provisions of the Credit Agreement.
Section 6.02. The Seller’s Assignment of Repurchased Receivables. With respect to all Receivables repurchased by the Seller pursuant to this Agreement, the Purchaser shall assign, without recourse, representation or warranty, to the Seller all of the Purchaser’s right, title and interest in and to such Receivables and the related Property.
ARTICLE SEVEN

OTHER PROVISIONS
Section 7.01. Amendment; Termination. This Agreement may be amended from time to time with the prior notice to the Lenders, the prior written consent of the Deal Agent and a written amendment duly executed and delivered by the Seller and the Purchaser. This Agreement may be terminated by either party hereto at any time by giving 30 days’ prior written notice to the other party, to the Lenders and to the Deal Agent.
Section 7.02. Waivers. No failure or delay on the part of the Purchaser or the Deal Agent in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
Section 7.03. Notices. All notices and communications pursuant hereto to any party shall be in writing (including e-mail communication and communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address indicated below, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by (i) mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) e-mail or (iii) facsimile copy, when verbal communication of receipt is obtained.

If to the Seller:	Santander Consumer USA Inc. 8585 North Stemmons Freeway Suite, 1100-N Dallas, Texas 75247

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Attention: Andrew Kang
E-mail: akang@santanderconsumerusa.com
Telephone: (214) 292-2709
Facsimile: (214) 237-3792

If to the Purchaser:
Santander Consumer Receivables [__] LLC
8585 North Stemmons Freeway
Suite, 1100-N
Dallas, Texas 75247
Attention: Andrew Kang
E-mail: akang@santanderconsumerusa.com
Telephone: (214) 292-2709
Facsimile: (214) 237-3792

If to the Deal Agent:	Banco Santander, S.A., acting through its New York Branch
45 East 53rd Street
New York, New York 10022
Attention: Luis Araneda
E-mail: laraneda@santander.us
Telephone: (212) 407-7852
Facsimile: (212) 407-4580

Section 7.04. Costs and Expenses. The Seller will pay all expenses incidental to the performance of its obligations under this Agreement and the Seller agrees to pay all reasonable out-of-pocket costs and expenses of the Purchaser, excluding fees and expenses of counsel, in connection with the perfection as against third parties of the Purchaser’s right, title and interest in and to the Receivables and the enforcement of any obligation of the Seller hereunder.
Section 7.05. Survival. The respective agreements, representations, warranties and other statements by the Seller and the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive each Transfer of Receivables pursuant to this Agreement and the subsequent pledge thereof to the Deal Agent under the Credit Agreement.
Section 7.06. Confidential Information. The Purchaser agrees that it will neither use nor disclose to any Person the names and addresses of the Obligors, except in connection with the enforcement of the Purchaser’s rights hereunder, under the Receivables, under the Credit Agreement or as required by law.
Section 7.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING EACH TRANSFER AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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Section 7.08. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.
Section 7.09. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and except as provided in Section 7.10 no other Person will have any right or obligation hereunder. In the case of the Seller, the successor or permitted assign may be any Person succeeding to the business of the Seller (or to substantially all of the Seller’s business insofar as it relates to the purchase or refinancing of retail installment sales contracts). No party to this Agreement shall assign its rights or obligations under this Agreement (other than as contemplated in the Credit Agreement) without the prior written consent of the Deal Agent. The Seller hereby consents to the assignment by the Purchaser to the Deal Agent of the Purchaser’s rights under this Agreement pursuant to the Credit Agreement.
Section 7.10. Third Party Beneficiaries. The Deal Agent and the Secured Parties are express third party beneficiaries of this Agreement.
Section 7.11. Non-Petition Covenant. Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date which is one year and one day after the Facility Termination Date, petition, cooperate with or encourage any other Person in petitioning or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Purchaser under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Purchaser or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Purchaser.
[rest of page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the date set forth above.

SANTANDER CONSUMER USA INC.
By:
Name:
Title:
SANTANDER CONSUMER RECEIVABLES [__] LLC
By:
Name:
Title:

Signature Page
Purchase Agreement

EXHIBIT A
FORM OF TRANSFER AGREEMENT
For value received, in accordance with the Purchase Agreement dated as of [__________], 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”), among Santander Consumer USA Inc. (the “Seller”) and Santander Consumer Receivables [__] LLC (the “Purchaser”), the Seller does hereby sell, assign, transfer and otherwise convey unto the Purchaser, without recourse (subject to the obligations in the Purchase Agreement), all right, title and interest of the Seller in and to:
(i)    the Receivables listed on the Schedule of Receivables attached hereto and the related Contracts, and any accounts or obligations evidenced thereby, any guarantee thereof, all Receivables Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;
(ii)    all of the Seller’s interest in the related Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and the security interests in the Financed Vehicle securing each such Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;
(iii)    all related Receivable Files, Servicer Files and such Schedule of Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Seller in and to the documents, agreements and instruments included in the Receivable Files and Servicer Files, including rights of recourse of the Seller against the related Originator and/or any Dealer;
(iv)    all of the Seller’s interest in all related Records, documents and writings evidencing or related to such Receivables or the related Contracts;
(v)    all of the Seller’s interest in all rights to payment under all Insurance Policies with respect to a related Financed Vehicle, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, and all proceeds thereof;
(vi)    all of the Seller’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivables, whether pursuant to the related Contracts or otherwise;

A-1

(vii)    all of the Seller’s interest in all rights to payment under all servicer contracts and other contracts and agreements associated with such Receivables and all of the Seller’s interest in all recourse rights against the related Dealers, if any (excluding any rights in any Dealer reserve and rights under the related Dealer Agreements, if any);
(viii)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Seller in and to such Receivables and Financed Vehicles;
(ix)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(x)    all other related security; and
(xi)    all income and proceeds of the foregoing.
(all of the foregoing collectively, the “Property”).

This Transfer Agreement is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Purchase Agreement and is to be governed by the Purchase Agreement. All of such representations, warranties and agreements are hereby incorporated herein and are in full force and effect as though specifically set forth herein.
THIS TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Purchase Agreement.
Executed to be effective the ___ day of __________, 201_.
SANTANDER CONSUMER USA INC.
By:
Name:
Title:

A-2

Accepted and Acknowledged:
SANTANDER CONSUMER RECEIVABLES [__] LLC
By:
Name:
Title:

A-3

SCHEDULE OF RECEIVABLES
[Provided by electronic file]

SA-1

SANTANDER CONSUMER RECEIVABLES [__] LLC,
as the Borrower,
SANTANDER CONSUMER USA INC.,
as the Servicer,
the LENDERS
from time to time parties hereto,
the AGENTS
from time to time parties hereto,
and
BANCO SANTANDER, S.A., ACTING THROUGH ITS NEW YORK BRANCH,
as the Deal Agent

CREDIT AGREEMENT
Dated as of [_______], 2011

Page
ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.01.	Definitions 1

Section 1.02.	Accounting Terms and Determinations 24

Section 1.03.	Computation of Time Periods 24

Section 1.04.	Interpretation 24
ARTICLE II
LOANS

Section 2.01.	Loans 25

Section 2.02.	Funding Mechanics 26

Section 2.03.	Reductions of Commitments 27

Section 2.04.	The Notes 28

Section 2.05.	Optional Principal Repayments 28

Section 2.06.	Payments 28

Section 2.07.	Settlement Procedures 29

Section 2.08.	Mandatory Payments 31

Section 2.09.	Payments, Computations, Etc 31

Section 2.10.	Collections and Allocations; Investment of Funds 32

Section 2.11.	Fees 33

Section 2.12.	Increased Costs; Capital Adequacy; Illegality 34

Section 2.13.	Taxes 35

Section 2.14.	Securitization 36

Section 2.15.	Sharing of Payments, Etc 38

Section 2.16.	Limited Guaranty by Santander Consumer 38
ARTICLE III
SECURITY

Section 3.01.	Collateral 39

Section 3.02.	Release of Collateral; No Legal Title 41

Section 3.03.	Protection of Security Interest 42

Section 3.04.	Assignment of the Purchase Agreements 42

Section 3.05.	Waiver of Certain Laws 43
ARTICLE IV
CONDITIONS OF CLOSING AND LOANS

Section 4.01.	Conditions to Closing. 43

Section 4.02.	Conditions Precedent to All Loans 44

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.01.	Representations and Warranties of the Borrower 44

Section 5.02.	Representations and Warranties of the Borrower Relating to this Agreement, the Receivables and the ABS Assets 46

Section 5.03.	Representations and Warranties of the Servicer 47

Section 5.04.	Breach of Representations and Warranties 48
ARTICLE VI
COVENANTS

Section 6.01.	Affirmative Covenants of the Borrower 49

Section 6.02.	Negative Covenants of the Borrower 51

Section 6.03.	Affirmative Covenants of the Servicer 52

Section 6.04.	Negative Covenants of the Servicer 53
ARTICLE VII
ADMINISTRATION AND SERVICING OF CONTRACTS

Section 7.01.	Designation of Servicing 54

Section 7.02.	Servicing Compensation 54

Section 7.03.	Duties of the Servicer. 54

Section 7.04.	Collection of Payments 58

Section 7.05.	Servicer Advances 58

Section 7.06.	Payment of Certain Expenses by Servicer 59

Section 7.07.	Reports 59

Section 7.08.	Rights After Assumption or Designation of Successor Servicer 60

Section 7.09.	Limitation on Liability of the Servicer and Others 61

Section 7.10.	The Servicer Not to Resign 61

Section 7.11.	Servicer Termination Events 61

Section 7.12.	Appointment of Successor Servicer 61

Section 7.13.	Merger or Consolidation, Assumption of Obligations
or Resignation of the Servicer    63

Section 7.14.	Custody of Receivables Files and ABS Asset Files 64

Section 7.15.	Duties of Servicer as Custodian 64
ARTICLE VIII
TERMINATION EVENTS

Section 8.01.	Termination Events. 66

Section 8.02.	Actions Upon Declaration of the Occurrence of the Termination Date 68

Section 8.03.	Exercise of Remedies 69

Section 8.04.	Waiver of Certain Laws 69

Section 8.05.	Power of Attorney 69

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ARTICLE IX
INDEMNIFICATION

Section 9.01.	Indemnities by the Borrower 70
ARTICLE X
THE DEAL AGENT AND THE AGENTS

Section 10.01.	Authorization and Action. 72

Section 10.02.	Delegation of Duties 72

Section 10.03.	Exculpatory Provisions 73

Section 10.04.	Reliance 73

Section 10.05.	Non-Reliance on Agents and Other Lenders 74

Section 10.06.	Indemnification 75

Section 10.07.	Agents in Their Individual Capacities 75

Section 10.08.	Successor Agents 75
ARTICLE XI
ASSIGNMENTS; PARTICIPATIONS

Section 11.01.	Assignments and Participations 76
ARTICLE XII
MUTUAL COVENANTS REGARDING CONFIDENTIALITY

Section 12.01.	Covenants of the Borrower and the Servicer 78

Section 12.02.	Covenants of the Deal Agent, the Agents and the Lenders 79

Section 12.03.	Non-Confidentiality of Tax Treatment and Tax Structure 81
ARTICLE XIII
MISCELLANEOUS

Section 13.01.	Amendments and Waivers 81

Section 13.02.	Notices, Etc 82

Section 13.03.	No Waiver, Rights and Remedies 82

Section 13.04.	Binding Effect 82

Section 13.05.	Term of this Agreement 82

Section 13.06.	GOVERNING LAW; CONSENT TO JURISDICTION;
WAIVER OF OBJECTION TO VENUE    82

Section 13.07.	WAIVER OF JURY TRIAL 83

Section 13.08.	Costs, Expenses and Taxes 83

Section 13.09.	No Insolvency Proceedings 84

Section 13.10.	Recourse Against Certain Parties 84

Section 13.11.	Patriot Act Compliance 84

Section 13.12.	Execution in Counterparts; Severability; Integration 84

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Schedules

Schedule A	Eligible Receivable Criteria SA-1

Schedule B	Eligible ABS Asset Criteria SB-1

Schedule C	Schedule of Receivables SC-1

Schedule D	Schedule of ABS Assets SD-1

Schedule E	Schedule of Documents SE-1

Schedule F	Location of Receivables Files SF-1
Exhibits

Exhibit A	Form of Funding Request A-1

Exhibit B	Form of Note B-1

Exhibit C	Form of Assignment and Acceptance C-1

Exhibit D	Form of ABS Collateral Conveyance Agreement D-1

Exhibit E	Form of Monthly Report E-1

Exhibit F	Form of Securitization Release F-1

Exhibit G	Form of Receivable Receipt G-1

Exhibit H	Principal Terms H-1

Exhibit I	Amendment Addendum I-1

Exhibit J	Form of Purchase Agreement J-1

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CREDIT AGREEMENT
This Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower (the “Borrower”), Santander Consumer USA Inc., an Illinois corporation (“Santander Consumer”), as servicer (the “Servicer”), Banco Santander, S.A., acting through its New York Branch, as the initial lender hereunder (the “Initial Lender”), any Lenders that from time to time become parties hereto pursuant to an Assignment and Acceptance (as defined herein) (together with the Initial Lender, the “Lenders”), the Agents for the Lender Groups (as defined herein) from time to time parties hereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined herein) (the “Deal Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders make certain loans to the Borrower from time to time; and
WHEREAS, the Lenders have agreed to make such loans to the Borrower upon the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.01.   Definitions. Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:
“ABS Advance Rate” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) the percentage specified in Exhibit H; provided, however, that upon the occurrence and during the continuance of an ABS Overcollateralization Increase Event with respect to an ABS Asset, the ABS Advance Rate for such ABS Asset shall be zero.
“ABS Asset” means any asset backed security (including residual equity interests) or other credit instrument included in the Schedule of ABS Assets delivered by the Borrower to the Deal Agent as part of a Funding Request; provided, however, that once the Deal Agent has released its security interest in an ABS Asset in accordance with the terms of this Agreement, such ABS Asset shall no longer be an ABS Asset hereunder.
“ABS Asset Amount” has the meaning given to such term in Exhibit H.

“ABS Asset File” means, with respect to any ABS Asset, collectively, (i) the final prospectus and prospectus supplement, offering memorandum, private placement memorandum or other similar offering document relating to the issuance, offering or sale of such ABS Asset and (ii) the ABS Transaction Documents with respect to such ABS Asset.
“ABS Asset Indenture” means the indenture pursuant to which an ABS Asset was issued.
“ABS Asset Pool Balance” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), as of any date, with respect to any ABS Asset, the aggregate principal balance of the ABS Asset Receivables or residual equity interests included as collateral for or underlying such ABS Asset and all other asset backed securities issued by the related ABS Trust pursuant to the related ABS Asset Indenture or ABS Asset Trust Agreement.
“ABS Asset Receivable” means the receivables underlying any ABS Asset.
“ABS Asset Trust Agreement” means the trust agreement or other agreement pursuant to which an ABS Asset was issued.
“ABS Collateral Account” means a segregated account established by the Servicer with Banco Santander or any other party as may be specified in a Collateral Consent or an ABS Collateral Conveyance Agreement, for the benefit of the Secured Parties for the purpose of holding the ABS Assets and receiving any ABS Collections with respect thereto.
“ABS Collateral Conveyance Agreement” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) each ABS collateral conveyance agreement executed and delivered by the Borrower in connection with the acquisition of an ABS Asset, in the form of Exhibit D.
“ABS Collections” means (i) any and all amounts received in respect of principal or interest on the ABS Assets from or on behalf of each ABS Trust that are deposited into the ABS Collateral Account in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment, whether received prior to or following the occurrence of any ABS Event of Default and whether received by the Deal Agent, the Servicer, the related Originator or the Borrower and (ii) any other funds received by the Borrower, the related Originator or the Servicer with respect to any ABS Asset.
“ABS Event of Default” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) as to each ABS Asset, an “event of default” or similar term as such terms are defined in the related ABS Asset Indenture or similar agreement.
“ABS Overcollateralization Increase Event” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), with respect to any

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ABS Asset, either (i) the occurrence and continuance of an ABS Event of Default or (ii) the ABS Principal Balance thereof together with the aggregate outstanding principal balance of all other notes issued by the related ABS Trust that were rated on their date of issuance exceeds the ABS Asset Pool Balance as of the most recent date for which such information is available from such ABS Trust.
“ABS Principal Balance” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) on any day with respect to any ABS Asset, the aggregate outstanding principal or notional balance of such ABS Asset.
“ABS Transaction Documents” means, with respect to any ABS Asset, the related ABS Asset Indenture, ABS Asset Trust Agreement and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by such ABS Asset Indenture, ABS Asset Trust Agreement or any of the other foregoing documents, certificates, opinions, agreements or writings.
“ABS Trust” means each trust that issued an ABS Asset.
“Account Collateral” means, with respect to each Account, such Account, together with all cash, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and investments and other property from time to time deposited or credited to such Account and all proceeds thereof.
“Accounts” means the Collection Account and the ABS Collateral Account.
“Acquired Receivable Asset Amount” has the meaning given to such term in Exhibit H.
“Acquired Receivables” means Receivables not originated by Santander Consumer.
“Acquisition Cost” means the net original (i.e., unamortized) cost of purchasing or acquiring an Acquired Receivable, including documented direct acquisition costs and expenses; provided, however, that the inclusion of documented direct acquisition costs and expenses must be approved in writing by the Deal Agent including in a Collateral Consent.
“Addition Date” means each date when Subsequent Receivables or an ABS Asset, as applicable, are added to the Collateral in connection with a Subsequent Loan.
“Additional Amount” has the meaning given to such term in Section 2.13(a).
“Additional Available Amount” means, unless otherwise provided in Exhibit H, on any day, the Facility Amount minus the amounts calculated pursuant to clauses (i)(a) and (i)(b) of the definition of the term “Borrowing Base”.
“Adjusted Eurodollar Rate” means, on any day, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards, if necessary, to the nearest 1/100 of 1%, obtained by dividing (a) the LIBOR Rate on such day by (b) 100% minus the Eurodollar Reserve Percentage.

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“Advisors” means accountants, attorneys, consultants, advisors, credit enhancers, liquidity providers and Persons similar to the foregoing and the respective directors, officers, employees and managers of each of the foregoing.
“Affected Party” has the meaning given to such term in Section 2.12(a).
“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.
“Agent” means the agent for a particular Lender Group and “Agents” means all agents for all Lender Groups.
“Aggregate ABS Principal Balance” means the ABS Principal Balance of all ABS Assets.
“Aggregate Principal Balance” means the Principal Balances of all Receivables.
“Aggregate Unpaids” means, with respect to any date, an amount equal to the sum of (i) the Loans Outstanding, (ii) all accrued but unpaid Interest and (iii) all Upfront Fees, all Unused Facility Fees and other Obligations owed (whether due or accrued) by the Borrower to the Secured Parties under this Agreement and the other Transaction Documents.
“Agreement” has the meaning given to such term in the Preamble.
“Alternative Rate” means a rate per annum equal to the higher of (i) the Prime Rate or (ii) the Federal Funds Rate plus 0.50%.
“Annualized Net Loss” means, for any Collection Period, the product of (i) the positive difference of (a) the aggregate Principal Balance of all Eligible Receivables that became Defaulted Receivables during such Collection Period, over (b) the Liquidation Proceeds received by the Servicer during such Collection Period, multiplied by (ii) 12.
“Annualized Net Loss Ratio” means, for any Collection Period, the fraction, expressed as a percentage, the numerator of which is the Annualized Net Loss for such Collection Period and the denominator of which is the aggregate Principal Balance of all Eligible Receivables (other than Defaulted Receivables) as of the first day of such Collection Period.
“Annual Percentage Rate” or “APR” means, with respect to a Receivable, the rate per annum of finance charges stated in such Receivable as the “annual percentage rate” (within the meaning of the Federal Truth-in-Lending Act). If, after the applicable Funding Date, the rate per annum with respect to a Receivable as of such Funding Date is reduced (i) as a result of an Insolvency Proceeding involving the related Obligor or (ii) pursuant to the Servicemembers Civil Relief Act, “Annual Percentage Rate” or “APR” shall refer to such reduced rate.

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“Applicable Law” means, for any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including usury laws, the Federal Truth in Lending Act, Regulation Z and Regulation B of the Federal Reserve Board, the Securities Act, including Regulation AB, and the Exchange Act), and applicable judgments, decrees, injunctions, writs, orders or line action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.
“Approved Origination Channel” means any specified origination channel so long as each Receivable originated through such channel has been assigned an LFS Score; provided, however, that the Deal Agent shall be provided with requested documentation and opinions regarding a specified third party origination channel before such third party specified origination channel can become an Approved Origination Channel after the Closing Date.
“Assignment and Acceptance” means an assignment and acceptance agreement between a Lender and an Eligible Assignee, in substantially the form of Exhibit C hereto.
“Authorized Officer” means, with respect to any Person other than a natural person, any officer of such Person, including any president, vice president, assistant vice president, treasurer, assistant treasurer, secretary or assistant secretary or any other officer performing functions similar to those performed by such officers.
“Available Amount” means, with respect to any day, the positive amount, if any, by which the Facility Amount exceeds the Loans Outstanding on such day.
“Available Funds” means for any Payment Date and the related Collection Period, the sum of (i) all Receivables Collections received during or in respect of such Collection Period, (ii) all ABS Collections received during or in respect of such Collection Period and (iii) all Servicer Advances made on such Payment Date pursuant to Section 7.05.
“Banco Santander” means Banco Santander, S.A., acting through its New York Branch.
“Banco Santander Change in Control” means the failure of Banco Santander, S.A. to own, directly or indirectly, more than 40% of the outstanding voting equity interests of Santander Consumer.
“Basel II” means the second Basel Accord issued by the Basel Committee on Banking Supervision.
“Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the United States Code).
“Benefit Plan” means (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (ii) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh Plans that are not exempt under Section 4975

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(g) of the Code and (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities.
“Borrower” has the meaning given to such term in the Preamble.
“Borrower Transaction Documents” means all Transaction Documents to which the Borrower is a party or by which it is bound.
“Borrower’s Account” means the account, as notified to the Deal Agent from time to time in writing by the Borrower, into which all Principal Amounts shall be deposited.
“Borrowing Base” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), as of any day, an amount equal to the lesser of (i) the sum of (a) the sum with respect to each Eligible Receivable of the lesser of (x) the product of the Receivables Advance Rate and the Principal Balance thereof and (y) in the case of an Eligible Acquired Receivable, the Acquisition Cost thereof, (b) the product with respect to each Eligible ABS Asset of the applicable ABS Advance Rate and the ABS Principal Balance thereof and (c) the Additional Available Amount and (ii) the Total Commitment.
“Borrowing Base Deficiency” means, as of any day, the excess, if any, of (i) the Loans Outstanding over (ii) the Borrowing Base.
“Breakage Costs” means such amount or amounts as shall compensate any Lender for any loss, cost or expense (but excluding lost profits) incurred by such Lender (as reasonably determined by such Lender) as a result of any prepayment of a Loan (and interest thereon).
“Business Day” means (i) any day other than a Saturday or a Sunday on which commercial banking institutions are not required or authorized to be closed in New York, New York and (ii) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate, such day must also be a LIBOR Business Day.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including, without limitation, limited and general partnership interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Certificate” means the certificate of formation of the Borrower.
“Certificate of Title” means, with respect to a Financed Vehicle, (i) the original certificate of title relating thereto, or copies of correspondence to the applicable Registrar of Titles, and all enclosures thereto, for issuance of the original certificate of title or (ii) if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a certificate of title (including electronic titling), the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles, and all enclosures thereto, for issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such

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Financed Vehicle and the applicable Originator, the Borrower or the Deal Agent, as secured party.
“Change in Control” has the meaning assigned to such term in the Shareholders Agreement.
“Closing Date” means [_________], 2011.
“Code” means the Internal Revenue Code of 1986.
“Collateral” has the meaning given to such term in Section 3.01(a).
“Collateral Consent” has the meaning given to such term in Section 2.01(c).
“Collateral Custodian” means any collateral custodian appointed pursuant to Section 7.14(g).
“Collateral Custodian Fee” means the fee payable to the Collateral Custodian, which fee shall be reasonably acceptable to the Required Lenders.
“Collateralization Date” means the earlier to occur of (i) the date specified by the Deal Agent in the Servicer Termination Notice or otherwise specified by the Deal Agent in writing to the Borrower on or after receipt by the Servicer of a Servicer Termination Notice or (ii) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b) following the occurrence of a Termination Event.
“Collected Yield” means for any Collection Period an amount equal to a fraction, (i) the numerator of which is equal to the sum of all Collections attributable to payments of interest, including interest distributed on ABS Assets, finance charges and fees during such Collection Period and (ii) the denominator of which is the weighted average during such Collection Period of the Aggregate Principal Balance and the Aggregate ABS Principal Balance plus all direct Acquisition Costs included in the Borrowing Base during such Collection Period.
“Collection Account” means a segregated account established by the Servicer with [___], for the benefit of the Secured Parties.
“Collection Period” means, with respect to any Payment Date, the immediately preceding calendar month (or, in the case of the first Payment Date, the period from and including the initial Cutoff Date to and including the last day of the calendar month in which the initial Cutoff Date occurs).
“Collections” means, as applicable and without duplication, Receivables Collections and ABS Collections.
“Commitment” means, (i) with respect to the Initial Lender, the commitment of the Initial Lender to fund Loans in an aggregate amount not to exceed the amount set forth in Exhibit H, as such amount may be modified in accordance with the terms hereof, and (ii) with respect to

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any Lender, the commitment of such Lender to fund Loans in an aggregate amount not to exceed the amount set forth in the Assignment and Acceptance pursuant to which it became a party to this Agreement, as such amount may be modified in accordance with the terms hereof.
“Commitment Termination Date” has the meaning given to such term in Exhibit H.
“Committed Lender” means the Initial Lender and (any Lender that is designated as a Committed Lender in the Assignment and Acceptance pursuant to which it became a party to this Agreement, and any assignee of such Lender to the extent of the portion of such Commitment assumed by such assignee pursuant to its respective Assignment and Acceptance.
“Confidential Information” means (i) information transmitted in written, oral, magnetic, electronic or any other medium, (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes or other records which contain, reflect or are generated from such information; provided, that Confidential Information does not include, with respect to a Person, information that (a) was already known to such Person and such knowledge was not obtained from any other entity who was known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information to such Person, (b) is or has become part of the public domain through no act or omission of such Person, (c) is or was lawfully disclosed to such Person without restriction on disclosure by a third party, (d) is or was developed independently by such Person or (e) is or was lawfully and independently provided to such Person prior to disclosure hereunder, from a third party who is not known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.
“Contract” means any retail installment sale contract, Note and Security Agreement and related Contract Draft or conditional sale contract executed by an Obligor for a Financed Vehicle under which an extension of credit by an Originator is made in the ordinary course of business to such Obligor and which is secured by the related Financed Vehicle which Santander Consumer has previously acquired from such Originator (if other than Santander Consumer) and the Borrower acquires any right, title or interest from Santander Consumer pursuant to the Purchase Agreement or a related Transfer Agreement.
“Contract Draft” means, with respect to a Contract, a check, documentary draft or promissory note (which may be either an original or a copy of the same) furnished pursuant to such Contract to an Obligor for the purpose of financing the related Financed Vehicle and which contains the signature of the Obligor (as a maker, drawer or obligor) under such Contract.
“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.
“Credit and Collection Policy” means, with respect to (i) the initial Servicer, the customary servicing practices of the Servicer, as such customary servicing practices may be

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changed from time to time, or (ii) any Successor Servicer, the customary servicing practices of such Successor Servicer.
“Cutoff Date” means, with respect to Receivables transferred to the Borrower on each Funding Date, such date as shall be identified as the Cutoff Date in the related Funding Request.
“DBRS” means DBRS, Inc.
“Deal Agent” has the meaning given to such term in the Preamble.
“Deal Agent’s Account” means the account, as notified to the Lenders from time to time in writing by the Deal Agent.
“Dealer” means an automobile or Recreational Vehicle dealer that sold a Financed Vehicle to an Obligor and through which the Contract and related Receivable were originated by the Dealer, which Contract and Receivable were assigned by such Dealer to an Originator pursuant to the related Dealer Agreement, were subsequently assigned by such Originator (if other than Santander Consumer) to Santander Consumer and are being assigned by Santander Consumer to the Borrower pursuant to the Purchase Agreement and collaterally assigned to the Deal Agent hereunder.
“Dealer Agreement” means an existing agreement between a Dealer and an Originator regarding the terms and conditions of the acquisition by such Originator from such Dealer of Contracts and the related Receivables.
“Debt to Equity Ratio” means the ratio computed by dividing total liabilities by shareholders’ equity computed in accordance with GAAP.
“Defaulted Receivable” means, with respect to any Collection Period, a Receivable as to which (i) a related monthly payment became four months past due during such Collection Period and the Servicer has not repossessed the related Financed Vehicle, (ii) the Servicer has either repossessed and liquidated the related Financed Vehicle or repossessed and held the related Financed Vehicle in its repossession inventory for more than 90 days, whichever occurs first, or (iii) the Servicer has otherwise, in accordance with its customary servicing practices, determined that such Receivable has or should be written off as uncollectible; provided, however, that this definition may be modified to be consistent with any modifications to its customary servicing practices.
“Derivatives” means any (i) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) similar transaction, contract, instrument, undertaking or security or (iii) transaction, contract, instrument, undertaking or security containing any of the foregoing.

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“Determination Date” has the meaning given to such term in Exhibit H.
“Dollars” or “$” means the lawful currency of the United States.
“Eligible ABS Asset” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) on any date of determination, any ABS Asset (i) for which the related ABS Asset File is in the possession of the Servicer, (ii) which is identified on the Schedule of ABS Assets delivered by the Borrower to the Deal Agent, (iii) that satisfied each of the applicable eligibility criteria set forth on Schedule B hereto as of the Closing Date or the applicable Addition Date and (iv) which satisfies any additional criteria provided for in Exhibit H.
“Eligible Acquired Receivable” means an Acquired Receivable that is an Eligible Receivable.
“Eligible Assignee” means a Person who is (i) an Affiliate of an existing Lender or (ii) acceptable to the Deal Agent and, so long as no Termination Event has occurred and is continuing, Santander Consumer has consented to such assignee.
“Eligible Receivable” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) on any date of determination, any Receivable (i) for which the related Receivable File is in the possession of the Servicer or a Subservicer, (ii) which is identified on the Schedule of Receivables delivered by the Borrower to the Deal Agent and (iii) which satisfied each of the applicable eligibility requirements set forth on Schedule A hereto as of the applicable Cutoff Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.
“Eurodollar Disruption Event” means with respect to a Loan or Lender Advance as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate, (i) a determination by the related Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund or maintain such Loan or Lender Advance, (ii) the inability of such Lender to obtain timely information for purposes of determining the Adjusted Eurodollar Rate, (iii) a determination by such Lender that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Loan or

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Lender Advance or (iv) the inability of such Lender to obtain Dollars in the London interbank market to make, fund or maintain any Loan or Lender Advance.
“Eurodollar Reserve Percentage” means, on any day, the applicable reserve percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements for “Eurocurrency Liabilities” pursuant to Regulation D or any other applicable regulation of the Federal Reserve Board that prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.
“Eurodollars” means deposits in Dollars held in financial institutions outside of the United States.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Facility Amount” means (i) prior to the Termination Date, the Total Commitment on such day and (ii) on and after the Termination Date, Loans Outstanding.
“Facility Termination Date” means the date following the Termination Date on which the Aggregate Unpaids have been indefeasibly paid in full.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal for each day during such period to the weighted average of the federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Deal Agent(or, if such day is not a Business Day, for the preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole opinion of the Deal Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m., New York City time, on such day.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Financed Vehicle” means, with respect to a Receivable, any new or used Recreational Vehicle, automobile, light-duty truck, minivan or sport utility vehicle, together with all accessions thereto, securing the related Obligor’s Indebtedness thereunder.
“Fitch” means Fitch, Inc.
“Formation Documents” means the limited liability company agreement and the certificate of formation of the Borrower.
“Funding Date” means each Business Day on which a Loan is made.
“Funding Request” means a written notice from the Borrower requesting a Loan and including the items required by Section 2.01, substantially in the form of Exhibit A hereto.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

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“Governmental Authority” means, with respect to any Person, any nation or government, any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
“Indebtedness” means, with respect to any Person and any day, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities including trade payables incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, including amounts financed under a Contract, (ii) all obligations of such Person under capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (v) all indebtedness, obligations or liabilities of that Person in respect of Derivatives.
“Indemnified Amounts” has the meaning given to such term in Section 9.01.
“Indemnified Party” has the meaning given to such term in Section 9.01.
“Ineligible ABS Asset” means an ABS Asset that is not an Eligible ABS Asset.
“Ineligible Receivable” means a Receivable that is not an Eligible Receivable.
“Initial Lender” has the meaning given to such term in the Preamble.
“Initial Loan” means the first Loan made on or after the Closing Date.
“Insolvency Event” means with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days or (ii) the commencement by such Person of a voluntary case under any Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due or the taking of such action by such Person in furtherance of any of the foregoing.
“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency,

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reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding” means, with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.
“Instrument” means any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
“Insurance Policy” means, with respect to any Receivable, (i) an insurance policy covering physical damage to or loss of the related Financed Vehicle or (ii) any lender’s single interest, credit life, disability, hospitalization and similar insurance policies with respect to the related Obligor.
“Insurance Proceeds” means any amounts payable or any payments made under any Insurance Policy.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of September 25, 2008, among Wells Fargo Bank, National Association, as the Collateral Custodian under the Existing Warehouse Agreements (as defined therein), the Trust Collateral Agent under certain of the Existing Securitizations (as defined therein) and the Indenture Trustee under the Existing Indentures (as defined therein), Wells Fargo Securities, LLC, as Deal Agent under the Wachovia Warehouse Agreement (as defined therein), Abbey National Treasury Services plc, as Deal Agent under the Abbey Warehouse Agreement (as defined therein), Santander Investment Securities Inc., as Deal Agent under the Santander Warehouse Agreement (as defined therein), and each other party that has executed an accession agreement thereto.
“Interest” means, for any Interest Period and the Loans Outstanding during such Interest Period, interest on the Loans Outstanding computed pursuant to Section 2.06; provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.
“Interest Period” means, with respect to any Payment Date, the period from and including the prior Payment Date to but excluding such current Payment Date (or, in the case of the first Payment Date, from and including the Closing Date to but excluding such Payment Date); provided, however, that any Interest Period that commences before the Facility Termination Date that would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.
“Invested Percentage” means, for a Lender on any day, the percentage equivalent of (i) the sum of (a) the portion of the Loans Outstanding (if any) funded by such Lender on or prior to such day, plus (b) any portion of the Loans Outstanding acquired by such Lender on or prior to

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such day as an assignee from another Lender pursuant to an Assignment and Acceptance, minus (c) any portion of the Loans Outstanding assigned by such Lender to an assignee on or prior to such day pursuant to an Assignment and Acceptance, divided by (ii) the Loans Outstanding on such day.
“Investment” means, with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” has the meaning assigned to such term in the Shareholders Agreement.
“Lender” means a Committed Lender, and “Lenders” means, collectively, all of the foregoing Persons.
“Lender Advance” means, with respect to a Committed Lender, such Person’s Lender Percentage of the Principal Amount of a particular Loan to be made to the Borrower on a Funding Date.
“Lender Group” means (i) a Committed Lender or (ii) a group of Lenders consisting of any Committed Lenders.
“Lender Percentage” means, with respect to a Committed Lender, its Commitment as a percentage of the Total Commitment.
“Lender Register” has the meaning given to such term in Section 11.01(d).
“Lender Termination Date” shall mean, for a Lender who is a Committed Lender, the Commitment Termination Date for such Lender.
“LFS Score” means Santander Consumer’s proprietary Loss Forecasting Score or any other similarly constructed credit score that replaces the Loss Forecasting Score.
“Liability” means any duty, responsibility, obligation or liability.
“LIBOR Business Day” means any day of the year other than a Saturday, Sunday or any day on which banking institutions in New York, New York or London, England generally are required or authorized to be closed.
“LIBOR Rate” means with respect to each day during an Interest Period, the rate per annum for one-month deposits in Dollars appearing on Bloomberg BBAM screen, as of 11:00 a.m., London, England time, two Business Days prior to the beginning of such Interest Period, or if such day is not a LIBOR Business Day, on the immediately preceding LIBOR Business Day; provided that in the event no such rate is shown, the LIBOR Rate shall be determined by reference to such other comparable available service for displaying eurodollar rates as may be

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reasonably selected by the Deal Agent; provided further that in the event no such service is available, the LIBOR Rate shall instead be determined by the Deal Agent at its principal office in New York, New York as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto) at which 30-day deposits in Dollars are being, have been or would be offered or quoted by Banco Santander to major banks in the applicable interbank market for deposits in Dollars held in financial institutions outside of the United States at or about 11:00 a.m., New York City time, on such day.
“Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind.
“Liquidation Proceeds” means, for any Collection Period and any Defaulted Receivable, the amount (which shall not be less than zero) received by the Servicer and deposited into the Master Collection Account and, after the Collateralization Date, subsequently deposited into the Collection Account after a Receivable became a Defaulted Receivable, in connection with the attempted realization of the full amounts due or to become due under such Receivable, whether from the sale or other disposition of the related Financed Vehicle, the proceeds of repossession or any collection effort, the proceeds of recourse or similar payments payable under the related Receivable, receipt of Insurance Proceeds or otherwise, net of any reasonable out-of-pocket expenses (exclusive of overhead) incurred by the Servicer with respect to the collection and enforcement of such Receivable, to the extent not previously reimbursed to the Servicer.
“Loan” has the meaning given to such term in Section 2.01(a).
“Loans Outstanding” means, on any day, the aggregate Principal Amount of Loans made on or prior to such day, reduced from time to time by payments and distributions in respect of principal of the Loan in accordance with the terms hereof.
“Lockbox” means the “Lockbox” described in the Lockbox Agreement, to which the Obligors and obligors with respect to all Recreational Vehicle and automobile loan receivables serviced by the Servicer send payment thereon, to be processed by the Lockbox Processor and deposited into the Master Collection Account, or another such lockbox to which the obligors with respect to Recreational Vehicle or automobile loan receivables serviced by a Subservicer send payment thereon.
“Lockbox Agreement” means the Remittance Processing Services Agreement, dated as of September 21, 2006, between Drive Financial Services LP and the Lockbox Processor, as amended, restated, supplemented or otherwise modified from time to time.
“Lockbox Processor” means Remitco, LLC.
“Long-Term Rating Requirement” means, with respect to any Person, that such Person has a long-term unsecured debt rating of not less than “A” by Standard & Poor’s and not less than “A2” by Moody’s.
“Margin” has the meaning given to such term on Exhibit H.

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“Master Collection Account” has the meaning given to such term in the Intercreditor Agreement.
“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the validity or enforceability of any material provision of this Agreement or any other Transaction Document, (ii) the validity or enforceability of a material portion of (a) the Contracts, (b) the Receivables, (c) the ABS Assets or (d) any other Collateral, (iii) the material rights and remedies of the Deal Agent and the Secured Parties, (iv) the ability of such Person to perform its material obligations under this Agreement or any Transaction Document to which it is a party or (v) the validity, perfection or priority of the Deal Agent’s interest in the Collateral.
“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.
“Monthly Interest Payment Amount” means, with respect to any Payment Date, the aggregate amount of Interest due with respect to the Loans Outstanding for the related Interest Period, less any portion thereof that has been previously paid pursuant to Section 2.05 or 2.14.
“Monthly Principal Payment Amount” means, with respect to any Payment Date, (i) prior to the Collateralization Date, the amount, if any, necessary to reduce the Loans Outstanding such that no Borrowing Base Deficiency exists after giving effect to such payment, (ii) after the Collateralization Date but prior to the Termination Date, the amount (or such lesser amount as then available pursuant to Section 2.07(b)(vi)), if any, necessary to reduce the Loans Outstanding such that no Borrowing Base Deficiency exists after giving effect to such payment and (iii) after the Termination Date, the amount (or such lesser amount as then available pursuant to Section 2.07(b)(vii)) necessary to reduce the Loans Outstanding to zero.
“Monthly Remittance Condition” means (i) no Servicer Termination Event shall have occurred or (ii) after a Banco Santander Change in Control shall have occurred, the Deal Agent shall not have notified the Servicer in writing that it no longer satisfies the Monthly Remittance Condition.
“Monthly Report” means a monthly statement of the Servicer required to be delivered pursuant to Section 7.07 with respect to the immediately preceding Collection Period, in substantially the form of Exhibit E.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Spread” means, for any Collection Period, (i) the Collected Yield for such Collection Period less (ii) the sum of the weighted average Servicing Fee Rates payable to Santander Consumer as Servicer, to Subservicers and to Santander Consumer as Master Servicer, in the case of Receivables serviced by Subservicers. accrued during such Collection Period and the weighted average rate per annum used to calculate Interest pursuant to Section 2.06 during such Collection Period.

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“Note” has the meaning given to such term in Section 2.04(a).
“Note and Security Agreement” means the installment note and security agreement related to a Contract Draft for a Financed Vehicle and acquired by an Originator.
“Obligations” means all loans, advances, debts, liabilities, indemnities and obligations for monetary amounts owing by the Borrower under the Transaction Documents or Santander Consumer under this Agreement to the Secured Parties, the Deal Agent, the Affected Parties, the Indemnified Parties or any of their respective assigns, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of the Loans, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), amounts payable pursuant to Section 2.12, Breakage Costs, fees, including Upfront Fees, Unused Facility Fees and any and all other fees, expenses, costs or other sums (including attorney fees and disbursements) chargeable to the Borrower under the Transaction Documents.
“Obligor” means each Person obligated to make payments pursuant to a Receivable, including any guarantor thereof.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Certificate” means a certificate signed by any officer of the Borrower, the Servicer or any Originator, as the case may be, and delivered to the Deal Agent.
“Opinion of Counsel” means with respect to any Person, a written opinion of counsel, who is reasonably acceptable to the Deal Agent.
“Originator” means (i) Santander Consumer or (ii) any other originator in respect of an Approved Origination Channel, as the context requires.
“Owners” means the Lenders that are owners of record of the Notes or, with respect to any Note held by an Agent hereunder as nominee on behalf of Lenders in the related Lender Group, the Lenders that are beneficial owners of such Note as reflected on the books of such Agent in accordance with this Agreement and the other Transaction Documents.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Date” has the meaning given to such term in Exhibit H.
“Permitted Investments” means any of the following types of investments:
(i)    marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days from the date of acquisition;

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(ii)    bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which meets the Short-Term Rating Requirement;
(iii)    repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;
(iv)    commercial paper rated at least “A-1” by Standard & Poor’s and “Prime-1” by Moody’s;
(v)    money market funds registered under the Investment Company Act having a rating, at the time of such investment, of not less than “Aaa” by Moody’s and “AAA” by Standard & Poor’s;
(vi)    demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company meets the Short-Term Rating Requirement; and
(vii)    any other investments approved in writing by the Deal Agent;
provided, that (a) no such Permitted Investment may be purchased at a premium, (b) the Deal Agent and its Affiliates may be the issuer of any Permitted Investment and (c) so long as Banco Santander is Deal Agent hereunder, each of the Permitted Investments may be purchased by the Deal Agent or through an Affiliate thereof.
“Permitted Liens” means Liens in favor of any Agent or the Deal Agent, as agent for the Secured Parties created pursuant to this Agreement or any other Transaction Document and tax liens, mechanics’ liens and any other liens that attach to a Financed Vehicle by operation of law as a result of any act or omission by the related Obligor.
“Person” means an individual, partnership, corporation, trust (including a business or statutory trust), limited liability company, joint stock company, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
“Prime Rate” means, for any date of determination, (i) the highest rate of interest (or if a range is given, the highest prime rate) published in The Wall Street Journal on such date as constituting the “prime rate” or “base rate” in such publication’s Table of Money Rates on such

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date or (ii) if The Wall Street Journal is not published on such date, then in The Wall Street Journal most recently published, such rate to change as and when such designated rate changes.
“Principal Amount” means with respect to any Loan and any date of determination, the aggregate amount advanced by the Lenders on the related Funding Date in respect of such Loan.
“Principal Balance” means for any Receivable as of any day, the outstanding principal balance of such Receivable; provided, however, that the Principal Balance of any Defaulted Receivable is $0.
“Principal Terms” means those terms, conditions, amounts and percentages set forth on Exhibit H.
“Purchase Agreement” means the Purchase Agreement, dated as of [_________], 2011, between Santander Consumer and the Borrower, and each Transfer Agreement, in the form of Exhibit J.
“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (a) that meets or the parent of which meets, either (1) the Long-Term Rating Requirement or (2) the Short-Term Rating Requirement or (b) is otherwise acceptable to the Deal Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.
“Quarterly Measurement Date” means the date of the most recent quarterly financial statements delivered pursuant to Section 7.07(b).
“Receivable” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) Indebtedness owed to an Originator or the Borrower by an Obligor under a Contract included in the Schedule of Receivables, whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with the sale, refinancing or loan made by such Originator with respect to a Financed Vehicle in connection therewith, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto. Notwithstanding the foregoing, once the Deal Agent has released its security interest in a Receivable and the related Contract in accordance with the terms of this Agreement, such Receivable shall no longer be a Receivable hereunder.
“Receivable Asset Amount” has the meaning given to such term in Exhibit H.
“Receivable File” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), with respect to (i) a Receivable and the related Contract, the original Contract, all original instruments modifying the terms and conditions of the Receivable or the related Contract and the original endorsements or assignments of such Contract and (ii) a Note and Security Agreement, the Contract Draft and an electronic copy of the related Note and Security Agreement.

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“Receivable Receipt” means the receivable receipt substantially in the form attached hereto as Exhibit G executed by the Servicer on behalf of the Deal Agent; provided, however, that so long as Santander Consumer is the Servicer, delivery of the Receivable Receipt may be effected by Servicer’s countersignature, in its capacity as Custodian, of a Funding Request that includes the acknowledgement contained in Exhibit G.
“Receivables Advance Rate” means the percentage specified in Exhibit H.
“Receivables Collections” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) (i) all cash collections or other cash proceeds of any Receivable received by the Servicer, an Originator or the Borrower from or on behalf of any Obligor in payment of any amounts owed in respect of such Receivable, including all Release Price amounts deposited in the Collection Account pursuant to Section 5.04(a), Insurance Proceeds, payments made by Dealers pursuant to Dealer Agreements, interest earnings in the Accounts and all Liquidation Proceeds and (ii) any other funds received by the Borrower, an Originator or the Servicer with respect to any Receivable (exclusive of ancillary fees, which may be retained by the Servicer), Financed Vehicle or any other Collateral (other than the ABS Assets).
“Records” means with respect to any Contract, all documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any related item of Collateral and the related Obligor.
“Recreational Vehicle” means any truck, van, fifth wheel, travel trailer or motor home, in each case, designed to contain living quarters to be used for recreational activities or travel.
“Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
“Regulation AB” means Regulation AB under the Securities Act.
“Release Price” means an amount equal to the Principal Balance of each Receivable or the ABS Principal Balance of each ABS Asset retransferred pursuant to Section 5.04, plus accrued interest on such Receivable (at the related APR) or such ABS Asset (at the related coupon rate).
“Required Data” means ongoing information regarding the Collateral required to be provided by the Borrower or the Servicer to the Deal Agent at the request of the Deal Agent.
“Required Lenders” means at a particular time, Lenders with Commitments in excess of 50.0% of the Total Commitment.
“Required Owners” means at a particular time, Owners holding, directly or beneficially, in excess of 50.0% of the Loans Outstanding.

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“Requirements of Law” means for any Person the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or order or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, State or local (including usury laws, the Federal Truth in Lending Act, and Regulations B, U, T, X and Z of the Federal Reserve Board).
“Responsible Officer” means, when used with respect to any Person, any officer of the such Person, including any president, vice president, assistant vice president, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject.
“Revolving Period” means the period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.
“Rolling Annualized Net Loss Ratio” means, as of the third Payment Date after the Closing Date and each Payment Date thereafter, the average of the Annualized Net Loss Ratios determined with respect to each of the three Collection Periods immediately preceding such Payment Date.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.
“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Santander Consumer” has the meaning given to such term in the Preamble.
“Schedule of ABS Assets” means the schedule of ABS Assets attached hereto as Schedule D, as updated from time to time.
“Schedule of Documents” means the schedule of documents attached hereto as Schedule E.
“Schedule of Receivables” means the schedule of Receivables attached hereto as Schedule C, as updated from time to time.
“Scheduled Payments” means regularly scheduled payments to be made by an Obligor pursuant to the terms of the related Contract.

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“Secured Party” means (i) each Lender and (ii) the Deal Agent acting on behalf of the Lenders.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization” means any (i) financing transaction undertaken by the Borrower or a Special Purpose Affiliate that is secured, directly or indirectly, by all or a portion of the Collateral, (ii) sale, lease or other transfer by the Borrower or a Special Purpose Affiliate of all or a portion of the Collateral or (iii) other asset securitization, secured loan or similar transaction involving all or a portion of the Collateral.
“Securitization Date” means the date upon which a Securitization is consummated.
“Securitization Date Certificate” means a certificate, substantially in the form attached as Annex 1 to Exhibit F hereto, delivered by an Authorized Officer of the Servicer on a Securitization Date indicating that the requirements set forth in this Agreement for a Securitization have been satisfied.
“Securitization Release” means a release executed pursuant to Section 2.14, substantially in the form of Exhibit F hereto.
“Servicer” has the meaning given to such term in the Preamble.
“Servicer Advance” means an advance made by the Servicer pursuant to Section 7.05.
“Servicer File” means, with respect to a Receivable, each of the following documents:
(i)    a copy (but not the original) of the retail installment contract and security agreement and original amendments to the retail installment contract and security agreement;
(ii)    a copy (but not the original) of the Contract Draft and an electronic copy of the related Note and Security Agreement;
(iii)    the original Certificate of Title with a lien notation or an application therefor (to the extent applicable State law permits or requires the Servicer to hold the Certificate of Title); and
(iv)    such other documents as the Servicer customarily retains in its files in order to accomplish its duties under this Agreement.
“Servicer Termination Event” has the meaning given to such term in Section 7.11.
“Servicer Termination Notice” has the meaning given to such term in Section 7.11.
“Servicer Transaction Documents” means all Transaction Documents to which the Servicer is a party or by which it is bound.

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“Servicing Fee” means the fee payable to the Servicer in accordance with Section 2.11(b).
“Servicing Fee Rate” has the meaning set forth on Exhibit H.
“Shareholders Agreement” means the Shareholders Agreement, dated as of [___________], 2011. among Santander Consumer USA Inc., [Sponsor Auto Finance Holdings Series LP], Santander Holdings USA, Inc., Dundon DFS, LLC, Thomas G. Dundon and Banco Santander, S.A.
“Short-Term Rating Requirement” means a short-term unsecured debt rating of not less than A-1 by Standard & Poor’s and not less than P-1 by Moody’s.
“Special Purpose Affiliate” means any special purpose entity that is an Affiliate of the Borrower and was created for the purpose of one or more Securitizations.
“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“State” means any state of the United States or the District of Columbia.
“Subsequent Asset” means each Subsequent Receivable and each ABS Asset that becomes a part of the Collateral on any Addition Date.
“Subsequent Loan” means each Loan made following the Initial Loan.
“Subsequent Receivable” means each Receivable that becomes a part of the Collateral on any Addition Date.
“Subservicer” means a subservicer appointed by the Servicer for the servicing and administration of the Receivables.
“Subsidiary” means, with respect to a Person, any entity with respect to which more than 50% of the outstanding equity or voting securities shall at any time be owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.
“Substitute Receivable” means an Eligible Receivable not previously a part of the Collateral substituted for an Ineligible Receivable pursuant to Section 5.04(a) with a Principal Balance and APR at least equal to that of the Ineligible Receivable being so substituted.
“Successor Servicer” has the meaning given to such term in Section 7.12(b).
“Tangible Net Worth” means, with respect to any Person, the net worth of such Person calculated in accordance with GAAP, after subtracting therefrom the aggregate amount of such Person’s intangible assets, including goodwill, franchises, licenses, patents, trademarks, copyrights and service marks.

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“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any Government Authority.
“Termination Date” means the earlier to occur of (i) the Commitment Termination Date and (ii) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b).
“Termination Event” has the meaning given to such term in Section 8.01(a).
“Total Commitment” means the aggregate Commitments of all of the Lenders.
“Transaction Documents” means this Agreement, each Note, the Purchase Agreement, each ABS Collateral Conveyance Agreement, each Transfer Agreement, the Intercreditor Agreement and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents, certificates, opinions, agreements or writings.
“Transfer Agreement” means a Transfer Agreement in substantially the form attached to the Purchase Agreement as Exhibit A, executed by the Borrower and Santander Consumer in connection with a transfer of Receivables and the related Collateral on any Funding Date.
“Transfer Restriction Termination Date” means the earlier of the closing date of the IPO and [insert first option put date], 2014.
“Transition Expenses” has the meaning given to such term in Section 7.12(e).
“Trigger Period” has the meaning set forth in Exhibit H.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“United States” or “U.S.” means the United States of America.
“Unmatured Termination Event” means any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.
“Unreimbursed Servicer Advances” means, at any time, the amount of all previous Servicer Advances (or portions thereof) as to which the Servicer has not been reimbursed as of such time pursuant to Section 2.07.
“Unsecured Amount” has the meaning set forth on Exhibit H.
“Unused Facility Fee” means, with respect to each Lender Group for any Payment Date and the related Interest Period, the fee payable by the Borrower in an amount equal to the product of (i) the Unused Facility Fee Rate, (ii) the average daily excess during such Interest Period of the such Lender Group’s Commitment over the portion of the Loans Outstanding made

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by the Lenders of such Lender Group, and (iii) a fraction, the numerator of which is equal to the actual number of days comprising such Interest Period and the denominator of which is 360.
“Unused Facility Fee Rate” has the meaning set forth on Exhibit H.
“Upfront Fee” has the meaning set forth in Exhibit H.
Section 1.02.   Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP.
Section 1.03.   Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.04.   Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) references to a Person are also to its successors and permitted assigns; (vii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (viii) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (ix) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (x) the term “proceeds” has the meaning set forth in the applicable UCC.
ARTICLE II
LOANS
Section 2.01.   Loans.
(a)    On the terms and conditions set forth herein, including this Section and Article IV, the Borrower may from time to time on any Business Day during the Revolving Period, request that each Committed Lender make an advance (each, a “Loan”) in the amount of such Committed Lender’s Lender Advance to the Borrower on a Funding Date. The Loan made on the Closing Date shall be the Initial Loan and each Loan made thereafter shall be a Subsequent Loan. Each Loan shall be in an amount at least equal to $5,000,000 or integral multiples of $100,000 in excess thereof.

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(b)    No later than 2:00 p.m., New York City time, two Business Days prior to a proposed Funding Date (including the Closing Date), the Borrower shall notify the Deal Agent of such proposed Funding Date and Loan by delivering to the Deal Agent, in form and substance satisfactory to the Deal Agent:
(i)    a Funding Request, which will include, among other things, the proposed Funding Date, a calculation of the Borrowing Base (calculated as of the related Cutoff Date) and the Principal Amount of the Loan requested;
(ii)    with respect to any Loan in connection with which Eligible Receivables and/or Eligible ABS Assets are being added to the Collateral, the Servicer shall have delivered to the Deal Agent on or prior to the date of such Loan (i) a Transfer Agreement (including the Schedule of Receivables attached thereto) and/or an ABS Collateral Conveyance Agreement in each case dated within ten days prior to the date of such Loan and (ii) to the extent not incorporated into the Funding Request, a duly executed Receivable Receipt from the Custodian with respect to each Eligible Receivable identified as an “Eligible Receivable” in the related Borrowing Base calculation; and
(iii)    if requested by the Deal Agent, an updated Schedule of Receivables and/or Schedule of ABS Assets.
(c)    Notwithstanding any other provision or condition of this Agreement, Borrower may from time to time on any Business Day request in writing that one or more (i) asset backed certificates, asset backed notes or similar credit instruments issued by, or a right to payment from, a trust or other issuer under an indenture, trust agreement or sale and servicing agreement, (ii) bonds, debt instruments or similar financial assets or (iii) acquired assets or receivables that do not in each case otherwise satisfy each of the applicable eligibility criteria for an Eligible Receivable or an Eligible ABS Asset be included as Collateral and/or in the Borrowing Base. Upon approval by the Deal Agent of the terms and conditions under which such assets shall be included as Collateral and/or in the Borrowing Base, which approval shall be given or withheld in the sole discretion of the Deal Agent, the Borrower and the Deal Agent shall execute and deliver a collateral consent setting forth such agreed upon terms and conditions including any amendment to the Principal Terms applicable to such assets (each a “Collateral Consent”).
(d)    Following receipt by the Deal Agent of a Funding Request during the Revolving Period, each Committed Lender shall make its Lender Advance in respect of a Loan requested by the Borrower, in each case subject to the conditions contained herein, in an aggregate amount equal to the Loan so requested.
(e)    In no event shall:
(i)    a Committed Lender be required on any date to fund a Principal Amount that would cause its Invested Percentage of the Loans Outstanding on such date to exceed its Commitment;

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(ii)    any Loan be requested hereunder, nor shall any Lender be obligated to fund its Lender Advance of any Loan, to the extent that, after giving effect to such Loan, a Borrowing Base Deficiency would exist (calculated by the Servicer as of the last day of the Collection Period preceding the most recent Determination Date, or as of the related Cutoff Date in the case of Receivables and/or ABS Assets transferred to the Borrower on such Funding Date or on any prior Funding Date for which the Cutoff Date is subsequent to the last day of such Collection Period);
(iii)    the Principal Amount of any Loan exceed the Available Amount on such day; or
(iv)    more than one Loan be funded on any Business Day.
Section 2.02.   Funding Mechanics.
(a)    If any Funding Request is delivered to the Deal Agent after 2:00 p.m., New York City time, two Business Days prior to the proposed Funding Date, such Funding Request shall be deemed to be received prior to 2:00 p.m., New York City time, on the next succeeding Business Day and the proposed Funding Date of such proposed Loan shall be deemed to be the second Business Day following such deemed receipt. Each Funding Request shall include a representation by the Borrower that (i) the requested Loan will not, on the Funding Date, exceed the Available Amount and (ii) all conditions precedent to the making of such Loan have been satisfied. Any Funding Request shall be irrevocable.
(b)    Each Lender’s Lender Advance of a Loan shall be made available to the Agent for its Lender Group, subject to the fulfillment of the applicable conditions set forth in Article IV, at or prior to 12:00 noon, New York City time, on the applicable Funding Date, by deposit of immediately available funds to an account of such Agent. Such Agent shall promptly notify the Borrower and the Deal Agent in the event that any Lender either fails to make such funds available to such Agent before such time or notifies such Agent that it will not make such funds available to such Agent before such time. Subject to (i) such Agent’s receipt of such funds and (ii) the fulfillment of the applicable conditions set forth in Article IV, as determined by such Agent, such Agent will not later than 12:30 p.m., New York City time, on such Funding Date make such funds available, in the same type of funds received, by wire transfer thereof to the Deal Agent’s Account. Subject to (i) the Deal Agent’s receipt of such funds and (ii) the fulfillment of the applicable conditions set forth in Article IV, as certified to the Deal Agent, the Deal Agent will not later than 1:00 p.m., New York City time, on such Funding Date make such funds available, in the same type of funds received, by wire transfer thereof to the Borrower’s Account. If any Lender makes available to the Deal Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article, and such funds are not made available to the Borrower by the Deal Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Deal Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(c)    The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
Section 2.03.   Reductions of Commitments.
(a)    At any time the Borrower may, upon at least five Business Days’ prior written notice to the Deal Agent, reduce the Facility Amount, which shall be applied, unless otherwise consented to by the Deal Agent and the Agents, pro rata to the Commitments; provided, that no reduction of the Facility Amount shall result in the Loans Outstanding exceeding the Facility Amount. The Deal Agent shall promptly deliver a copy of any notice referred to in the preceding sentence to each applicable Agent and Lender. Each partial reduction shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof. Reductions of the aggregate Commitments pursuant to this Section shall be allocated to the Commitment of each Committed Lender pro rata based on the Lender Percentage represented by such Commitment. Any request for a reduction in the Facility Amount shall be irrevocable.
(b)    On the Lender Termination Date for a Committed Lender, the Commitment of such Lender shall be automatically reduced to zero. On the Termination Date, the Commitments of all Lenders shall be automatically reduced to zero.
Section 2.04.   The Notes.
(a)    The Loans made by the Lenders hereunder shall be evidenced by one or more duly executed promissory notes payable to the order of the Persons specified by the Owners, in an aggregate principal amount equal to the Facility Amount, in substantially the form of Exhibit B hereto (each, a “Note” and collectively, the “Notes”). Each Note shall be dated the Closing Date and shall otherwise be duly completed. The maturity date of each Note shall be the 80th Payment Date following the Termination Date or such other date as to which the Deal Agent, with the consent of each Lender, shall notify the Borrower in writing.
(b)    Each Agent is hereby authorized to enter notations (which may be computer generated) on a schedule attached to the Note with respect to each Lender Advance made by each Lender hereunder, regarding (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Agent to make any such notation on the schedule attached to the Note shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.
(c)    Promptly following the Facility Termination Date, the Deal Agent shall mark each Note “Paid” and return it to the Borrower.

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Section 2.05.   Optional Principal Repayments. The Borrower may, prior to the occurrence of a Termination Event, prepay all or any portion of the Loans Outstanding on any day, on two Business Days’ prior notice to the Deal Agent; provided that (i) the amount prepaid is at least $1,000,000 or integral multiples of $100,000 in excess thereof (unless otherwise agreed to in writing by the Deal Agent); (ii) the Borrower pays to the Deal Agent, for the account of the Secured Parties, on the date of any such prepayment (a) accrued Interest with respect to the portion of the Loans Outstanding to be prepaid through the date of prepayment, as calculated by the Deal Agent, and (b) all other Aggregate Unpaids payable to any Indemnified Party under this Agreement through the date of such prepayment, including any fees or other amounts payable pursuant to Section 9.01; and (iii) the Borrower certifies that following such prepayment, the Borrower will be in compliance with the provisions of this Agreement. Any notice of a prepayment shall be irrevocable. The Deal Agent shall provide prompt notice to the Lenders and the Agents following receipt of any notice of intent to prepay.
Section 2.06.   Payments.
(a)    The Borrower shall pay Interest on the Loans Outstanding during each Interest Period on the related Payment Date in an amount equal to the sum of the product for each day in such Interest Period of (i) the Loans Outstanding on such day, (ii) the Adjusted Eurodollar Rate for such day, (iii) the Margin for such day and (iv) 1/360. After the declaration of the occurrence of the Termination Date pursuant to Section 8.01(b), each Lender’s Invested Percentage of the Loans Outstanding shall bear Interest at the Alternative Rate plus 2.00%.
(b)    Unless otherwise specified, Interest calculated by reference to (i) the LIBOR Rate shall be calculated on the basis of a 360-day year for the actual days elapsed and (ii) the Prime Rate shall be calculated on the basis of a 365- or 366-day year, as applicable, for the actual days elapsed. Periodic fees or other periodic amounts payable hereunder shall be calculated, unless otherwise specified, on the basis of a 360-day year and for the actual days elapsed.
(c)    The principal of and Interest on the Notes shall be paid as provided herein and in the Notes. In the case of Notes held by an Agent as agent for its Lender Group, such Agent shall allocate to the members of its Lender Group each payment in respect of the Notes received by such Agent as provided herein. Payments in respect of Interest (including pursuant to Section 2.05) shall be allocated and applied to Owners of such Note based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower. Payments in respect of principal shall be allocated and applied to Owners of such Note based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower.
(d)    The Deal Agent shall deliver to the Borrower on each Determination Date an invoice, setting forth (i) an estimate of the Interest payable to the Lenders for the next Interest Period and (ii) the amount of any variation between the Interest payable to the Lenders for the preceding Interest Period based on such notices and estimates and accrued but unpaid Interest payable to the Lenders for such Interest Period based on its final determination of the Interest

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payable for such Interest Period. The amount of any shortfall in Interest based on such variation shall be included in the Monthly Interest Payment Amount payable on the Payment Date related to the next Interest Period, and the amount of any overpayment of Interest to the Lenders based on such variation shall be credited against the Monthly Interest Payment Amount otherwise payable for such Interest Period.
(e)    Notwithstanding any other provision of this Agreement or the other Transaction Documents, if at any time the rate of interest payable by any Person under the Transaction Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had Applicable Law not limited the interest rate so payable. In no event shall the total Interest received by a Lender under this Agreement and the other Transaction Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.
Section 2.07.   Settlement Procedures.
(a)    Prior to the Collateralization Date, on each Payment Date, the Servicer shall pay (or shall instruct the Qualified Institution then holding the ABS Collateral Account to pay) to the following Persons, from the ABS Collateral Account to the extent of Available Funds on deposit therein, and the Borrower shall pay, after application of such Available Funds, all remaining amounts set forth below in the following order of priority:
(i)    First, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances;
(ii)    Second, to the Servicer, the accrued and unpaid Servicing Fee;
(iii)    Third, if a Collateral Custodian is appointed and, to the extent not paid for by Santander Consumer, to such Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fee;
(iv)    Fourth, pro rata, to the Deal Agent for the payment, on a pari passu basis to each Lender, in an amount equal to (A) the Monthly Interest Payment Amount for such Payment Date, (B) any unpaid Breakage Costs, (C)any accrued and unpaid Unused Facility Fees and (D) any Upfront Fees payable on such Payment Date;
(v)    Fifth, to any Successor Servicer, any unpaid Transition Expenses payable pursuant to Section 7.12(e);
(vi)    Sixth, to the Deal Agent for the ratable payment to each Lender, the Monthly Principal Payment Amount with respect to such Payment Date; and

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(vii)    Seventh, to the Deal Agent for the ratable payment to the appropriate entities in an amount equal to all other Aggregate Unpaids (other than the Loans Outstanding) then due to the Secured Parties, the Deal Agent, the Affected Parties or the Indemnified Parties for the payment thereof; and
(viii)    Eighth, any remaining amount shall be distributed to the Borrower.
(b)    On or after the Collateralization Date, on each Payment Date, the Servicer shall pay (or shall instruct the Qualified Institution then holding the Collection Account to pay) to the following Persons, from the Collection Account to the extent of Available Funds, the following amounts in the following order of priority:
(i)    First, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances;
(ii)    Second, to the Servicer, the accrued and unpaid Servicing Fee;
(iii)    Third, if a Collateral Custodian is appointed and, to the extent not paid for by Santander Consumer, to the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fee;
(iv)    Fourth, pro rata, to the Deal Agent for the payment, on a pari passu basis to each Lender, in an amount equal to (A) the Monthly Interest Payment Amount for such Payment Date, (B) any unpaid Breakage Costs, (C) any accrued and unpaid Unused Facility Fees and (D) any Upfront Fees payable on such Payment Date;
(v)    Fifth, to any Successor Servicer, any unpaid Transition Expenses payable pursuant to Section 7.12(e);
(vi)    Sixth, to the Deal Agent for the ratable payment to each Lender, the Monthly Principal Payment Amount with respect to such Payment Date;
(vii)    Seventh, to the Deal Agent for the ratable payment to the appropriate entities in an amount equal to all other Aggregate Unpaids (other than the Loans Outstanding) then due to the Secured Parties, the Deal Agent, the Affected Parties or the Indemnified Parties, for the payment thereof; and
(viii)    Eighth, any remaining amount shall be distributed to the Borrower.
Section 2.08.   Mandatory Payments. The Borrower promises to pay to the Deal Agent for the account of each Lender, (i) upon the written request of the Deal Agent, all Breakage Costs, the amount of which shall determined by a Lender, set forth in a written notice delivered to the Borrower and the Deal Agent no later than the fourth Business Day immediately preceding the date on which payment of such Breakage Costs is to be requested, and which shall be conclusive absent manifest error and (ii) all other amounts required to be paid by the Borrower in accordance herewith.

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Section 2.09.   Payments, Computations, Etc.
(a)    Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m., New York City time, on the day when due in Dollars in immediately available funds to the Deal Agent’s Account. Except as otherwise provided in Section 2.06, the Borrower shall, to the extent permitted by law, pay to the Lender interest on all amounts not paid or deposited when due hereunder at 2.00% per annum above the rate applicable to the Loans Outstanding, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate.
(b)    Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, except in the case where the next succeeding Business Day would occur in the succeeding calendar month, in which case such payment shall be due on the preceding Business Day or (ii) is received after 11:00 a.m., New York City time, such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.
(c)    If any Loan requested by the Borrower and approved by a Lender and the Deal Agent pursuant to Section 2.01 is not, for any reason (other than the gross negligence, bad faith or willful misconduct of such Lender) made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any reasonable loss, cost or expense incurred by such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.
(d)    All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.
(e)    To the extent that (i) any Person makes a payment to any party hereto or (ii) any party hereto receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the related party hereto.
Section 2.10.   Collections and Allocations; Investment of Funds.
(a)    On or before the Closing Date or the applicable Funding Date (with respect to Subsequent Receivables), the Borrower or the Servicer shall have instructed all related

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Obligors to make all payments in respect of the related Receivables to the Lockbox. All payments received from Obligors will in all events be deposited into the Master Collection Account within two Business Days of receipt.
(b)    After the Collateralization Date, the Servicer shall transfer, or cause to be transferred, all Receivables Collections on deposit in the form of immediately available funds in the Master Collection Account to the Collection Account (i) so long as the Monthly Remittance Condition is satisfied, no later than 11:00 a.m., New York City time, on the related Payment Date or (ii) if the Monthly Remittance Condition is not satisfied, as soon as possible, but in no event later than the close of business on the second Business Day after such Receivables Collections are deposited into the Master Collection Account. Each of the Servicer and the Borrower shall promptly (but in no event later than two Business Days after the receipt thereof) deposit all Receivables Collections received by it in the Master Collection Account. The Servicer shall make such deposits or payments on the date indicated therein by electronic funds transfer, in immediately available funds.
(c)    On each Funding Date after the Collateralization Date, the Servicer will deposit (in immediately available funds) all Receivables Collections available after the applicable Cutoff Date and through and including the Funding Date in respect of Receivables pledged on such date (i) if the Monthly Remittance Condition is satisfied on such date, into the Master Collection Account or (ii) if the Monthly Remittance Condition is not satisfied on such date, into the Collection Account.
(d)    To the extent there are uninvested amounts on deposit in the Collection Account, such amounts shall be invested in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected by the Servicer. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower.
(e)    On or after the Collateralization Date, the Servicer shall cause to be transferred all ABS Collections on deposit in the ABS Collateral Account into the Collection Account no later than 11:00 a.m., New York City time, on each Payment Date. To the extent there are uninvested amounts on deposit in the ABS Collateral Account, such amounts shall be invested in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected by the Servicer. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower.
Section 2.11.   Fees.
(a)    The Borrower hereby agrees to pay to the Deal Agent on behalf of each Lender, monthly in arrears, the Unused Facility Fee, if any, payable in accordance with Section 2.07. Payments of the Unused Facility Fee shall be allocated and paid to the Committed Lenders pro rata based on their respective Commitments for the applicable Interest Period. Each Committed Lender in a Lender Group shall be entitled to receive the share of the Unused Facility Fee allocated to such Lender Group as may be agreed upon from time to time between such

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Committed Lender and the related Agent. The Upfront Fee will be fully earned on the Closing Date and will be payable as provided in Exhibit H.
(b)    The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.07, which fee shall be equal to the product of (i) the Servicing Fee Rate and (ii) the Aggregate Principal Balance (excluding all Receivables that have been released pursuant to Section 5.04(a)) as of the first day of the related Collection Period and (iii) 1/12th.
(c)    Any backup servicer and the Collateral Custodian, if any, shall be entitled to receive any accrued and unpaid fees due to them, respectively, in accordance with Section 2.07.
(d)    The Borrower shall have paid to the Deal Agent, on or before the Closing Date, any fees set forth in Exhibit H to be paid on the Closing Date.
(e)    The Borrower shall pay to counsel for the Deal Agent and the Lenders on the Closing Date, its estimated reasonable fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of such counsel within ten Business Days after receiving an invoice for such amounts.
Section 2.12.   Increased Costs; Capital Adequacy; Illegality.
(a)    If after the Closing Date either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by a Lender or any of its Affiliates (each, an “Affected Party”) with any guideline or request from any central bank or other governmental agency or authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any portion of a Loan hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Federal Reserve Board, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party, or (C) impose any other condition affecting any portion of a Loan or a Lender’s rights hereunder, the result of which is (1) a fee, expense, internal capital charge or other imputed cost allocable to any Affected Party, (2) any increased cost charged to any Affected Party or (3) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered. In connection with the foregoing, the Borrower and the Servicer agree to cooperate with the Deal Agent to take any action or provide any information (including any Required Data) reasonably requested by the Deal Agent to mitigate any cost, expense or condition described above. In no

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event will the Deal Agent be expected or required to monitor the occurrence of any of the events or contingencies described in this Section.
(b)    If after the Closing Date either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy, including Basel II, that has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.
(c)    In determining any amount provided for in this Section, each Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.
(d)    If a Lender shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (i) of the definition of “Eurodollar Disruption Event” has occurred, the Deal Agent shall in turn so notify the Borrower, whereupon all Loans in respect of which Interest accrues at a rate based upon the LIBOR Rate shall immediately be converted into Loans in respect of which Interest accrues based upon the Alternative Rate.
Section 2.13.   Taxes.
(a)    All payments made by the by the Borrower in respect of any Loan and all other payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by Applicable Law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to each Lender will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to Taxes related to the net income or franchise taxes imposed on a Lender, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which such Lender is organized or is paying Taxes as of the Closing Date. If a Lender pays any Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section, the Borrower shall promptly reimburse such Lender in full.

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(b)    The Borrower will indemnify each Lender for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including any Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Lender making a demand for indemnity payment hereunder shall provide the Borrower with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender stating or otherwise evidencing that it has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten days from the date a Lender makes written demand therefor.
(c)    Within 30 days after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower will furnish to the Deal Agent at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.
(d)    If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall, to the extent that it may then do so under Applicable Law, deliver to the Borrower, with a copy to the Deal Agent, (i) within 15 days after the Closing Date, or, if later, the date on which such Lender becomes a Lender hereunder one (or such other number as may from time to time be prescribed by Applicable Law) duly completed copy of Internal Revenue Service Form W‑8ECI or Form W‑8BEN (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section, one copy (or such other number as may from time to time be prescribed by Applicable Law) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law.
(e)    For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or statement described in Section 2.13(d) (other than if such failure is due to a change in law occurring after the Closing Date), such Lender shall not be entitled to indemnification under Section 2.13(a) or 2.13(b) with respect to any Taxes to the extent such Taxes would not have been imposed had such form, certificate or statement been provided.
(f)    Within 30 days of the written request of the Borrower therefor, each Lender shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) each Lender shall not be required to deliver such certificates, forms or other documents if in its sole discretion it is determined that the deliverance of any such certificate, form or other document would have a material adverse affect on such Lender and (ii) the Borrower shall reimburse such Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.
Section 2.14.   Securitization.

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(a)    On any Business Day, the Borrower shall have the right to prepay all or a portion of the Loans Outstanding and require the Deal Agent to release its security interest and Lien on the related Receivables or ABS Assets in connection with a Securitization, subject to the following terms and conditions:
(i)    The Borrower shall have given the Deal Agent at least ten Business Days’ prior written notice of its intent to effect a Securitization and shall provide the Deal Agent with the information required to produce the related Securitization Release, substantially in the form attached as Annex 2 to Exhibit F hereto.
(ii)    Unless a Securitization is to be effected on a Payment Date in respect of which a Monthly Report is required to be delivered pursuant to Section 7.07 (in which case the relevant calculations with respect to such Securitization shall be reflected on such Monthly Report), the Servicer shall deliver to the Deal Agent a Securitization Date Certificate, together with evidence to the reasonable satisfaction of the Deal Agent that the Borrower shall have sufficient funds on the related Securitization Date to effect such Securitization in accordance with this Agreement.
(iii)    On the related Securitization Date, the following shall be true and correct and the Borrower shall be deemed to have certified that after giving effect to the Securitization and the release to the Borrower of the related Receivables and/or ABS Assets on the related Securitization Date, (A) unless all Aggregate Unpaids will be paid in connection with the Securitization, no Termination Event has occurred or will result from such Securitization and (B) there shall not exist any Borrowing Base Deficiency and, if such Securitization Date occurs during any calendar month prior to the Determination Date for such calendar month, there shall be no reason to believe that a Borrowing Base Deficiency will be determined to exist on such Determination Date.
(iv)    On the related Securitization Date, the Deal Agent shall have received, for the benefit of the Lenders, in immediately available funds, an amount equal to the sum of (A) the portion of the aggregate Loans Outstanding to be prepaid, (B) an amount equal to all unpaid Interest (including Interest not yet accrued) to the extent reasonably determined by the Deal Agent to be attributable to that portion of the Loans Outstanding to be paid in connection with the Securitization, (C) an aggregate amount equal to the sum of all other amounts due and owing to the Deal Agent and the Lenders under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter attributable to that portion of the Loans Outstanding to be paid in connection with the Securitization and (D) all other Aggregate Unpaids with respect thereto. The amount paid pursuant to (1) clause (A) shall be applied on such Securitization Date to the payment of principal on the Loans Outstanding, (2) clause (B) shall be applied as Available Funds pursuant to Section 2.07 on the next Payment Date (or on such Payment Date, if the Securitization Date is on a Payment Date) and (3)

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clauses (C) and (D) shall be paid to the Persons to whom such amounts are to be owed on such Securitization Date; provided, however, that if the amount paid pursuant to clause (A) exceeds the Loans Outstanding on such Securitization Date, then the amount of such excess shall be distributed to the Borrower on such Securitization Date.
(v)    On or prior to the related Securitization Date, the Borrower shall have delivered to the Deal Agent a list specifying all Contracts under which the Receivables not to be released pursuant to such Securitization arose.
(vi)    On or prior to the related Securitization Date, there are no Unreimbursed Servicer Advances associated with the Receivables to be released.
(b)    The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Deal Agent and the Lenders in connection with any Securitization (including expenses incurred in connection with the release of the Lien of the Deal Agent, the Lenders and any other party having such an interest in the Receivables in connection with such Securitization).
(c)    In connection with any Securitization, on the related Securitization Date, subject to satisfaction of the conditions referred to in this Section, the Deal Agent shall, at the expense of the Borrower (i) execute such instruments of release with respect to the portion of the Receivables and/or ABS Assets (and the other related Collateral) to be released to the Borrower, including a Securitization Release, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any portion of the Receivables and/or ABS Assets (and the other related Collateral) to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Servicer to take such actions, as are necessary and appropriate to release the Lien of the Deal Agent on the portion of the Receivables and/or ABS Assets (and the other related Collateral) to be released to the Borrower and deliver to the Borrower such Receivables and/or ABS Assets and related Collateral.
Section 2.15.   Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans Outstanding funded by it any payment in excess of its Invested Percentage in such payment, such Lender shall immediately (a) notify the Deal Agent of such fact, and (b) purchase from the other Lenders such participations made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata (based on the Lender Percentage of each Lender) with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was the direct creditor of the Borrower in the amount of such participation. The Deal Agent will keep

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records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify each Agent following any such purchases or repayments.
Section 2.16.   Limited Guaranty by Santander Consumer. In recognition of the direct and indirect benefits to be received by Santander Consumer from the proceeds of the Lender Advances, Santander Consumer, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Unsecured Amount together with all Interest accrued thereon and all other amounts payable under this Agreement with respect thereto (the “Guaranteed Obligations”). Pursuant to Section 8.01(b), the Unsecured Amount shall become due and payable on the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b) following the occurrence of a Termination Event. If any or all of the Guaranteed Obligations becomes due and payable, Santander Consumer, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to the Deal Agent, for the benefit of the Lenders, together with any and all expenses that may be incurred by the Deal Agent or any Lender in demanding, enforcing, or collecting any of the Guaranteed Obligations; provided, however, that, if the Guaranteed Obligations become due and payable during a Trigger Period, the portion of the Unsecured Amount attributable to the zero value of the Receivable Asset Amount, the Acquired Receivable Asset Amount and the ABS Asset Amount shall not be due and payable by Santander Consumer under this Section 2.16 until the earlier of (i) the Payment Date after the Collection Period during which the Principal Balances of all Receivables and the ABS Principal Balance of all ABS Assets shall have been reduced to zero and (ii) the Payment Date after the Collection Period during which all Receivables and ABS Assets shall have been sold pursuant to Section 8.02(c) after the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b) following the occurrence of a Termination Event. The liability of Santander Consumer under this Section is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guaranteed Obligations. The guaranty by Santander Consumer hereunder is a guaranty of payment and not of collection. The obligations of Santander Consumer hereunder are independent of the obligations of the Borrower or any other Person and a separate action or actions may be brought and prosecuted against Santander Consumer whether or not action is brought against the Borrower or any other Person and whether or not the Borrower or any other Person be joined in any such action or actions.
ARTICLE III
SECURITY
Section 3.01.   Collateral.
(a)    The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law. As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise,

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of the Obligations, the Borrower hereby grants to the Deal Agent, as agent for the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now existing or owned or hereafter arising or acquired by the Borrower (collectively, the “Collateral”):
(i)    the Receivables and the related Contracts, and any accounts or obligations evidenced thereby, any guarantee thereof, all Receivables Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;
(ii)    all of the Borrower’s interest in the Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in the Financed Vehicles and the security interests in the Financed Vehicles securing the Receivables, including all proceeds from any sale or other disposition of the Financed Vehicles;
(iii)    the ABS Assets and any obligations evidenced thereby, any guarantee thereof, all ABS Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to the ABS Assets) to become due or received by any Person in payment of any of the foregoing on or after the date such ABS Assets become part of the Collateral;
(iv)    the Account Collateral;
(v)    the Borrower’s rights to the Master Collection Account;
(vi)    all ABS Asset Files, all Receivable Files, all Servicer Files, the Schedule of ABS Assets and the Schedule of Receivables and all right, title and interest of the Borrower in and to the documents, agreements and instruments included in the ABS Asset Files, the Receivable Files and the Servicer Files, including rights of recourse of the Borrower against the related Originators and/or any Dealer;
(vii)    all of the Borrower’s interest in all Records, documents and writings evidencing or related to the ABS Assets. the Receivables or the Contracts;
(viii)    all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to the Financed Vehicles, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, and all proceeds thereof;

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(ix)    all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the ABS Assets or the Receivables, whether pursuant to the related Contracts or otherwise;
(x)    all of the Borrower’s interest in all rights to payment under all servicer contracts and other contracts and agreements associated with the ABS Assets and the Receivables and all of the Borrower’s interest in all recourse rights against the related Dealers, if any (excluding any rights in any Dealer reserve and rights under the related Dealer Agreements, if any);
(xi)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the ABS Assets, the Receivables and the Financed Vehicles;
(xii)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(xiii)    all of the Borrower’s right, title and interest in and to the Purchase Agreement (including each Transfer Agreement) and remedies thereunder and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the Purchase Agreement;
(xiv)    all of the Borrower’s right, title and interest in and to the ABS Collateral Conveyance Agreements and remedies thereunder and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the ABS Collateral Conveyance Agreements;
(xv)    all other items hereinafter designated as Collateral in a Collateral
Consent; and
(xvi)    all income and proceeds of the foregoing.
(b)    The grant under this Section does not constitute and is not intended to result in a creation or an assumption by the Deal Agent, any Agent or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Deal Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) none of the Deal Agent, any Agent or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Deal Agent, any Agent or

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any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
(c)    Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Person shall be Collateral.
Section 3.02.   Release of Collateral; No Legal Title.
(a)    At the same time as any (i) Contract expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Master Collection Account or (ii) has been prepaid in full and all amounts in respect thereof have been paid by the related Obligor and deposited in the Master Collection Account, the Deal Agent will, to the extent requested by the Servicer, release its interest in such Contract and the related Collateral. In connection with any sale of a Financed Vehicle on or after the occurrence of an event described in clauses (i) or (ii) above or in connection with a Defaulted Receivable, after the deposit by the Servicer of the proceeds of such sale into the Master Collection Account, the Deal Agent will, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Financed Vehicle; provided, that the Deal Agent will make no representation or warranty, express or implied, with respect to any such Financed Vehicle in connection with such sale or transfer and assignment.
(b)    Upon the Facility Termination Date, the Deal Agent, at the Borrower’s expense, upon payment in full of the related Aggregate Unpaids, shall execute and file such partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to effectuate the release of the relevant portion of the Collateral.
(c)    For the avoidance of doubt, (i) the Borrower shall not be permitted to remove any ABS Asset, Contract or related Collateral from the lien of this Agreement, (ii) the Borrower shall not be permitted to sell, transfer or assign any ABS Asset or any Receivable to any party and (iii) the Deal Agent shall not release its interest in any ABS Asset, any Contract or related Collateral except in accordance with the provisions of Section 2.14, this Section 3.02 or Section 5.04 or unless the Borrower shall pay the Release Price with respect to the related ABS Asset or the related Receivable.
(d)    The Deal Agent will not, except as may result from the exercise of its remedies hereunder, have legal title to any part of the Collateral on the Facility Termination Date and will have no further interest in or rights with respect to the Collateral.
Section 3.03.   Protection of Security Interest.
(a)    The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Deal Agent may deem necessary, to perfect,

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protect or more fully evidence the security interest granted to the Deal Agent in the ABS Assets, the Receivables and the other Collateral, or to enable the Deal Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder.
(b)    If the Borrower fails to perform any of its obligations hereunder after five Business Days’ notice from the Deal Agent or any Secured Party, the Deal Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Deal Agent’s or such Secured Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article IX. The Borrower irrevocably authorizes the Deal Agent (i) to file all such financing statements as are necessary or desirable, in the Deal Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement, as a financing statement in such offices as the Deal Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the ABS Assets, the Receivables and the other Collateral.
Section 3.04.   Assignment of the Purchase Agreements. The Borrower hereby represents, warrants, covenants and confirms to the Deal Agent that the Borrower has (i) assigned to the Deal Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement and (ii) assigned or shall assign (in the case of Transfer Agreements and ABS Collateral Conveyance Agreements effective on or after the Closing Date) to the Deal Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in each Transfer Agreement and each ABS Collateral Conveyance Agreement. The Borrower confirms that the Deal Agent shall have the sole right to enforce the Borrower’s rights and remedies under the ABS Collateral Conveyance Agreements, the Transfer Agreements and the Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Deal Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the ABS Collateral Conveyance Agreements, the Transfer Agreements or the Purchase Agreement. The Borrower further confirms and agrees that such assignment to the Deal Agent shall terminate upon the Facility Termination Date; provided, however, that the rights of the Deal Agent and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by Santander Consumer pursuant to the ABS Collateral Conveyance Agreements, the Transfer Agreements or the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement, any Transfer Agreement and any ABS Collateral Conveyance Agreement, shall be continuing and shall survive any termination of such assignment.
Section 3.05.   Waiver of Certain Laws. Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and

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absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Deal Agent or such court may determine.
ARTICLE IV
CONDITIONS OF CLOSING AND LOANS
Section 4.01.   Conditions to Closing. The Closing Date shall not occur until the following conditions have been satisfied:
(a)    Each Transaction Document shall have been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent shall have received such other documents, instruments, agreements and legal opinions as the Deal Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including all those specified in the Schedule of Documents, each in form and substance reasonably satisfactory to the Deal Agent.
(b)    The Borrower shall have paid all fees required to be paid by it hereunder on the Closing Date.
Section 4.02.   Conditions Precedent to All Loans. Each request for a Loan (including the Initial Loan) by the Borrower to a Lender shall be subject to the satisfaction of the following conditions precedent:
(a)    The Borrower shall have delivered to the Deal Agent all of the documents required pursuant to Section 2.01(b), at the times and in the forms required thereby.
(b)    The Borrower shall have caused to be delivered to the Servicer each related Receivable File and/or ABS Asset File to the Servicer.
(c)    On the date of such Loan, the following shall be true and correct and the Borrower shall be deemed to have certified that, after giving effect to the proposed Loan and, if applicable, pledge of Collateral:
(i)    all requirements, conditions and limitations imposed in Section 2.01 in connection with Borrower’s request for, and Lenders’ funding of, a Loan shall have been satisfied and complied with as of such day;
(ii)    the representations and warranties contained in Sections 5.01 and 5.02 are true and correct in all material respects on and as of such day as though made on and as of such day;

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(iii)    no event has occurred and is continuing, or would result from such transaction that constitutes a Termination Event or an Unmatured Termination Event; and
(iv)    on and as of such day, after giving effect to such transaction, the Loans Outstanding will not exceed the Borrowing Base (calculated as of the previous Determination Date, or the later of, with respect to (i) ABS Assets added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Addition Date or (ii) the Receivables added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Cutoff Date).
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.01.   Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Closing Date and each Addition Date as follows:
(a)    Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted.
(b)    Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the purchase, sale and pledge of the ABS Assets, the Receivables and the other Collateral), except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver the Borrower Transaction Documents, (B) carry out the terms of the Borrower Transaction Documents and (C) grant the security interest in the Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of the Borrower Transaction Documents and the grant of the security interest in the Collateral on the terms and conditions herein and therein provided.
(d)    No Violation. The consummation of the transactions contemplated by the Borrower Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Formation Documents or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other

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than this Agreement or (iii) violate any Applicable Law, in each case (other than with respect to the Formation Documents), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(e)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of the Borrower Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Borrower Transaction Document or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.
(f)    All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Borrower of the Borrower Transaction Documents have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
(g)    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the proceeds from the Loans and the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Loans will be used to carry or purchase, any “Margin Stock” within the meaning of Regulation U or to extend “Purchase Credit” within the meaning of Regulation U.
(h)    Security Interest. This Agreement constitutes a grant of a security interest in all Collateral to the Deal Agent which upon the filing of financing statements in the applicable jurisdictions shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Deal Agent, as agent for the Secured Parties, in the Collateral have been (or prior to the Initial Loan will be) made.
(i)    Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act.
(j)    OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
Section 5.02.   Representations and Warranties of the Borrower Relating to this Agreement, the Receivables and the ABS Assets. The Borrower hereby represents and warrants as of the Closing Date and each Addition Date as follows:

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(a)    Binding Obligation. Each Borrower Transaction Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(b)    Eligibility of Collateral.
(i)    As of the Closing Date, (A) Schedule C and Schedule D and the information contained in the Funding Request delivered pursuant to Section 2.01 is an accurate and complete listing in all material respects of the Receivables and the ABS Assets constituting a portion of the Collateral as of the date of the Initial Loan and the information contained therein with respect to the identity of such Receivables and such ABS Assets and the amounts owing thereunder is true and correct in all material respects as of the related Cutoff Date or Closing Date, as applicable, (B) each such Receivable was an Eligible Receivable as of the related Cutoff Date, (C) each such ABS Asset is an Eligible ABS Asset on the Closing Date and (D) each such Receivable and each such ABS Asset is free and clear of any Lien (other than Permitted Liens).
(ii)    On each Addition Date, the Borrower shall be deemed to represent and warrant that (A) Schedule C and/or Schedule D and the information contained in the Funding Request delivered pursuant to Section 2.01 is an accurate and complete listing in all material respects of the Receivables and the ABS Assets (including the Subsequent Assets being transferred on such Addition Date) constituting a portion of the Collateral as of the date of the Subsequent Loan and the information contained therein with respect to the identity of such Receivables and such ABS Assets and the amounts owing thereunder is true and correct in all material respects as of the related Cutoff Date or Addition Date, as applicable, (B) each such Subsequent Receivable referenced on the related Funding Request delivered pursuant to Section 2.01(b) was an Eligible Receivable as of the related Cutoff Date, (C) each such ABS Asset referenced on the related Funding Request delivered pursuant to Section 2.01(b) is an Eligible ABS Asset on the Addition Date and (D) each such Subsequent Receivable and each such ABS Asset is free and clear of any Lien of any Person (other than Permitted Liens).
Section 5.03.   Representations and Warranties of the Servicer. The Servicer represents and warrants as of the Closing Date and each Addition Date as follows:
(a)    Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Illinois, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

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(b)    Due Qualification. The Servicer is duly qualified to do business and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Receivables and the ABS Assets, requires such qualification, licenses or approvals, except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver the Servicer Transaction Documents and (B) carry out the terms of the Servicer Transaction Documents and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of the Servicer Transaction Documents.
(d)    Binding Obligation. Each Servicer Transaction Document constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(e)    No Violation. The consummation of the transactions contemplated by the Servicer Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such certificate of incorporation, bylaws or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law, in each case (other than with respect to the Servicer’s certificate of incorporation or bylaws), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(f)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of any Servicer Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Servicer Transaction Documents or (iii) challenging the enforceability of a material portion of the Receivables.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of the Servicer Transaction Documents have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
Section 5.04.   Breach of Representations and Warranties.

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(a)    Retransfer of an Ineligible Receivable. If a Receivable was an Ineligible Receivable as of the applicable Cutoff Date, no later than the earlier of (i) knowledge by the Borrower of such Receivable being an Ineligible Receivable and (ii) receipt by the Borrower from the Deal Agent or the Servicer of written notice thereof (which notice the Servicer shall be required to give promptly upon knowledge thereof), the Borrower shall either (A) accept the release of each such Ineligible Receivable, and the Deal Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in such Ineligible Receivable or (B) subject to confirmation of such Substitute Receivable being an Eligible Receivable, substitute for such Ineligible Receivable a Substitute Receivable. In any of the foregoing instances, the Borrower shall accept the release of each such Ineligible Receivable from the Deal Agent. On and after the date of release, the Ineligible Receivable so released shall not be included in the Collateral and, as applicable, the Substitute Receivable shall be included in the Collateral. In consideration of a release not involving any substitution, the Borrower shall, on the date of release of such Ineligible Receivable, pay the Release Price for such Ineligible Receivable to the Deal Agent. On or after the Collateralization Date, the Borrower shall make such payment by depositing the Release Price into the Collection Account in immediately available funds. Upon release to the Borrower of such Ineligible Receivable, the Deal Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Deal Agent in, to and under such Ineligible Receivable and all future monies due or to become due with respect thereto, all proceeds of such Ineligible Receivable and Liquidation Proceeds and Insurance Proceeds relating thereto, all rights to security for any such Ineligible Receivable, and all proceeds and products of the foregoing. The Deal Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such Ineligible Receivable pursuant to this subsection.
(b)    Retransfer of an Ineligible ABS Asset. If an ABS Asset was an Ineligible ABS Asset as of the Closing Date or the applicable Addition Date, as the case may be, no later than the earlier of (i) knowledge by the Borrower of such ABS Asset being an Ineligible ABS Asset and (ii) receipt by the Borrower from the Deal Agent or the Servicer of written notice thereof (which notice the Servicer shall be required to give promptly upon knowledge thereof), the Borrower shall accept the release of such Ineligible ABS Asset, and the Deal Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in such Ineligible ABS Asset. The Borrower shall accept the release of such Ineligible ABS Asset from the Deal Agent. On and after the date of release, the Ineligible ABS Asset so released shall not be included in the Collateral. In consideration of the release, the Borrower shall, on the date of release of such Ineligible ABS Asset, pay the Release Price for such Ineligible ABS Asset to the Deal Agent. On or after the Collateralization Date, the Borrower shall make such payment by depositing the Release Price into the Collection Account in immediately available funds. Upon release to the Borrower of such Ineligible ABS Asset, the Deal Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Deal Agent in, to and under such

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Ineligible ABS Asset and all future monies due or to become due with respect thereto, all proceeds of such Ineligible ABS Asset, all rights to security for any such Ineligible ABS Asset and all proceeds and products of the foregoing. The Deal Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such Ineligible ABS Asset pursuant to this subsection.
ARTICLE VI
COVENANTS
Section 6.01.   Affirmative Covenants of the Borrower. From the date hereof until the Facility Termination Date:
(a)    Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws with respect to the ABS Assets and the Receivables and related Financed Vehicles.
(b)    Preservation of Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the State of Delaware, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.
(c)    Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables and payments with respect to the ABS Assets.
(d)    Assets. With respect to the ABS Assets and the Receivables, the Borrower will: (i) acquire the ABS Assets or the Receivables pursuant to and in accordance with the terms of the applicable ABS Collateral Conveyance Agreements, the applicable Collateral Consents or the applicable Transfer Agreements and the Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of the ABS Assets and the Receivables, including (A) causing the certificates or other legal instruments, if any, evidencing the ABS Assets to be registered in the name of the Borrower or the Deal Agent, (B) filing and maintaining, effective financing statements (Form UCC-1) listing Santander Consumer, as debtor in all necessary or appropriate filing offices (and will cause Santander Consumer to obtain similar financing statements from each Originator from which it acquired the Receivables, as applicable), and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (C) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (iii) take all additional action that the Deal Agent may reasonably request, including the filing of financing statements listing the Deal Agent as secured party to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

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(e)    Delivery of Collections. The Borrower will deliver to the Servicer for further remittance to the Master Collection Account promptly (but in no event later than two Business Days after receipt) all Receivables Collections received by the Borrower. The Borrower will deliver to the Deal Agent for further remittance to the ABS Collateral Account promptly (but in no event later than two Business Days after receipt) all ABS Collections received by the Borrower in respect of the ABS Assets.
(f)    Termination Events. The Borrower will provide the Deal Agent with prompt written notice of the occurrence of a Termination Event or an Unmatured Termination Event of which it is aware, including the details of such event and the action that the Borrower proposes to take with respect thereto.
(g)    Reporting. The Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP.
(h)    ABS Statements. The Borrower will furnish to the Deal Agent from and after the Funding Date on which the Borrower acquires an ABS Asset until the earlier of (A) the date on which such ABS Asset is no longer outstanding, (B) such ABS Asset is released hereunder or (C) the Facility Termination Date, copies of each ABS Statement it receives with respect to such ABS Asset no later than the second Business Day following the Borrower’s receipt thereof.
(i)    Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Deal Agent and any Secured Party in connection with this Agreement will be true, complete and correct.
(j)    Other. The Borrower will furnish to the Deal Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or Santander Consumer as the Deal Agent may from time to time reasonably request in order to protect the interests of the Deal Agent or the Secured Parties under or as contemplated by this Agreement.
Section 6.02.   Negative Covenants of the Borrower. From the date hereof until the Facility Termination Date:
(a)    Other Business. The Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to the Transaction Documents or (iii) form any Subsidiary or make any Investments in any other Person other than pursuant to the Transaction Documents.
(b)    Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any portion of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The

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Borrower will promptly notify the Deal Agent of the existence of any Lien on any portion of the Collateral and the Borrower shall defend the right, title and interest of the Deal Agent in, to and under such Collateral, against all claims of third parties; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Borrower from creating or suffering to exist Permitted Liens upon any portion of the Collateral.
(c)    Mergers, Acquisitions, Sales, Etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except as provided in the Transaction Documents, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the Collateral or any interest therein.
(d)    Change of Name or Location of Receivable Files or ABS Assets. The Borrower shall not (i) change its name or state of organization or move the location of the offices where it keeps the Records from the location referred to in Section 13.02 or (ii) move, or consent to the Servicer or other custodian moving, the Receivable Files or ABS Asset Files from the locations set forth on Schedule F, unless in each case the Borrower shall have given at least 30 days’ prior written notice thereof to the Deal Agent and taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Deal Agent in the Collateral.
(e)    True Sale. The Borrower will not account for or treat (whether in the Borrower’s financial statements or otherwise) the transactions contemplated by the Purchase Agreement, the Transfer Agreements or the ABS Collateral Conveyance Agreements in any manner other than as the sale, or absolute assignment, of the Receivables, the ABS Assets and related assets by Santander Consumer to the Borrower.
(f)    Formation Documents; Purchase Agreement. Without the prior written consent of the Deal Agent, the Borrower will not amend, modify, waive or terminate any provision of its Formation Documents, any ABS Collateral Conveyance Agreement, any Transfer Agreement or the Purchase Agreement.
(g)    Special Purpose Entity. The Borrower will comply in all material respects with the limitations on its activities contained in Section [9(j)] of its limited liability company agreement.
Section 6.03.   Affirmative Covenants of the Servicer. From the date hereof until the Facility Termination Date:
(a)    Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws with respect to the ABS Assets, the Contracts, the Receivables, the related Financed Vehicles and the Receivable Files or any part thereof.
(b)    Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its

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formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.
(c)    Obligations and Compliance with Receivables. The Servicer will fulfill and comply in all material respects with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the Receivables and will do nothing to impair the rights of the Deal Agent in, to and under the Collateral.
(d)    Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables, including the Servicer Files, in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary for the collection of the Receivables, including the Servicer Files.
(e)    Preservation of Security Interest. The Servicer will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect the security interest of the Deal Agent in, to and under the Collateral.
(f)    Termination Events. The Servicer will furnish to the Deal Agent prompt written notice of the occurrence of a Termination Event or an Unmatured Termination Event of which it is aware, including the details of such event and the action that the Servicer proposes to take with respect thereto.
(g)    Reports Accurate. All Monthly Reports, information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Servicer to the Deal Agent or any Secured Party in connection with this Agreement will be accurate, true and correct.
(h)    Other. The Servicer will furnish to the Deal Agent, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Deal Agent may from time to time reasonably request in order to protect the interests of the Deal Agent or the Lenders under or as contemplated by this Agreement.
(i)    Certificate of Title. Within 15 days following the end of each calendar quarter, the Servicer shall deliver to the Deal Agent a list of all Receivables for which it does not have in its possession the Certificate of Title relating to such Receivable.
(j)    Limit on Unsecured Amount. After the occurrence of a Banco Santander Change in Control, the Borrower shall not increase the Unsecured Amount if the Tangible Net Worth of Santander Consumer is less than $1,500,000,000.

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Section 6.04.   Negative Covenants of the Servicer. From the date hereof until the Facility Termination Date:
(a)    Lockbox; Master Collection Account. The Servicer shall not create or participate in the creation of, or permit to exist, any Liens with respect to the Lockbox, except pursuant to the Intercreditor Agreement. The Servicer shall not enter into any “control agreement” (as defined in the relevant UCC) with respect to the Lockbox or the Master Collection Account other than pursuant to the Intercreditor Agreement.
(b)    Change of Location of Servicer Files or Receivable Files. The Servicer shall not (i) move the location of the offices where it keeps records concerning the Receivables (including the Servicer Files) from the location referred to in Section 13.02 or (ii) move the Receivable Files from the locations set forth on Schedule F, unless the Servicer has given at least 30 days’ prior written notice to the Deal Agent.
(c)    Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to (i) the Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Lockbox or Master Collection Account without prior written notice of such change to the Deal Agent and (ii) any ABS Trust regarding payments to be made with respect to the related ABS Assets without prior written notice of such change to the Deal Agent.
(d)    No Liens. The Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on the Collateral or any interest therein. The Servicer shall defend the right, title and interest of the Deal Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.
(e)    Other Indebtedness. After a Banco Santander Change in Control shall have occurred, Santander Consumer and its Subsidiaries shall not without the prior written consent of the Deal Agent incur any Indebtedness at any time that the Unsecured Amount is greater than zero except:
(i)    Indebtedness of Santander Consumer to any of its Subsidiaries or Indebtedness of any Subsidiary of Santander Consumer to Santander Consumer or any other Subsidiary of Santander Consumer;
(ii)    Indebtedness of Subsidiaries of Santander Consumer under securitizations, warehouse agreements or other financing agreements and/or related Derivatives if (A) such Indebtedness is non-recourse to Santander Consumer and (B) such Subsidiaries are structured as bankruptcy remote special purpose entities;
(iii)    Indebtedness in favor of Banco Santander, S.A. or its Affiliates; and

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(iv)    Additional Indebtedness at any one time outstanding not to exceed $50 million in the aggregate;
(f)    Additional Covenants. The Servicer shall (i) not impair the rights of the Secured Parties in the Collateral and (ii) deliver or cause to be delivered to the Borrower no later than one Business Day preceding each Funding Date the current Schedule of Receivables and the current Schedule of ABS Assets.
ARTICLE VII
ADMINISTRATION AND SERVICING OF CONTRACTS
Section 7.01.   Designation of Servicing. The Deal Agent and the Borrower, at the direction of and on behalf of the Deal Agent, hereby appoint Santander Consumer as Servicer to manage, collect and administer each of the Receivables and the other Collateral, and to enforce its respective rights and interests in and under the Collateral and Santander Consumer hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof.
Section 7.02.   Servicing Compensation. As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to Section 2.07.
Section 7.03.   Duties of the Servicer.
(a)    Standard of Care. The Servicer shall manage, service, administer and make collections on the Receivables in accordance with the Credit and Collection Policy with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to comparable motor vehicle or recreational vehicle related retail receivables that it services for itself or others.
(b)    Records Held by the Servicer. The Servicer shall hold for the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Servicer is appointed, the outgoing Servicer shall promptly deliver to the Successor Servicer and the Successor Servicer shall hold for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral.
(c)    Collection Practices.
(i)     The Servicer shall be responsible for collection of payments called for under the terms and provisions of the Contracts related to the Receivables, as and when the same shall become due. The Servicer, consistent with the Credit and Collection Policy, shall service, manage, administer and make collections on the Receivables on behalf of the Borrower and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection therewith which are consistent with this Agreement. The Servicer may in its

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discretion grant extensions, rebates or adjustments on a Contract and amend or modify any Contract as permitted by the Credit and Collection Policy. The Servicer may in its discretion waive any late payment charge or any other fees, not including interest on the Principal Balance, that may be collected in the ordinary course of servicing a Receivable. The Servicer shall also enforce all rights of the Borrower under the Purchase Agreement, each ABS Collateral Conveyance Agreement and each Transfer Agreement including the right to require Santander Consumer to repurchase ABS Assets or Receivables for breaches of representations and warranties made by Santander Consumer.
(ii)    If the full amount of a Scheduled Payment due under a Receivable is not received on or prior to its due date, the Servicer will contact the Obligor in accordance with the Credit and Collection Policy. The Servicer shall continue its efforts to obtain payment from an Obligor whose payment has not been made in accordance with the Credit and Collection Policy until the Financed Vehicle with respect to such Receivable is repossessed and sold or the Servicer has determined that all amounts collectable on the Receivable have been collected. The Servicer shall use its best efforts, consistent with the Credit and Collection Policy, to collect funds on a Defaulted Receivable.
(iii)    In the event a Receivable becomes or is reasonably anticipated to become a Defaulted Receivable, the Servicer, itself or through the use of independent contractors or agents shall, consistent with the Credit and Collection Policy, repossess or otherwise convert the ownership of the Financed Vehicle securing any such Receivable as to which the Servicer shall have determined eventual payment in full is unlikely. All costs and expenses incurred by the Servicer in connection with the repossession of the Financed Vehicles securing such Receivables shall be reimbursed to the Servicer (other than overhead), to the extent not previously recouped by the Servicer from Liquidation Proceeds on the Payment Date immediately succeeding the Collection Period in which the Servicer delivered to the Deal Agent an itemized statement of such costs and expenses. Notwithstanding the foregoing and consistent with the terms of this Agreement, the Servicer shall not be obligated to repossess or take any action with respect to a Defaulted Receivable if, in its reasonable judgment consistent with the Credit and Collection Policy, the Liquidation Proceeds would not be increased.
(d)    Credit and Collection; Recourse; Sales of Financed Vehicles. The Servicer, itself or through the use of independent contractors or agents (including Subservicers), shall follow practices consistent with the Credit and Collection Policy, in its servicing of automobile receivables, which may include reasonable efforts to realize rights of recourse against any Dealer, selling a Financed Vehicle, or requesting a Subservicer to sell a Financed Vehicle, at public or private sale; provided, however, that the Servicer, itself or through the use of independent contractor or agents (including Subservicers), shall, in accordance with the Credit and Collection Policy, maximize the sales proceeds for each repossessed Financed Vehicle. The

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foregoing shall be subject to the provision that, in any case in which a Financed Vehicle shall have suffered damage, the Servicer shall not expend funds for the repair or the repossession of such Financed Vehicle unless the Servicer shall determine in its discretion that such repair or repossession would increase the Liquidation Proceeds in an amount greater than the cost of repairs.
(e)    Subservicers. The Servicer may delegate in the ordinary course of business any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that the Servicer shall at all times remain responsible for the performance of such duties and obligations.
(f)    Insurance. The Servicer shall:
(i)    on behalf of the Borrower, administer and enforce all rights and responsibilities of the Borrower, as owner of the Receivables, provided for in the Insurance Policies relating to the Receivables;
(ii)    in accordance with its customary servicing procedures require that each Obligor shall have obtained physical damage insurance covering the Financed Vehicle as of the date of execution of the Contract;
(iii)    in accordance with its customary servicing procedures, monitor physical damage insurance coverage;
(iv)    administer the filings of claims under the Insurance Policies by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the Insurance Policies; and use reasonable efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims.
(v)    utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers; and
(vi)    upon receipt of notice that an Obligor’s physical damage insurance covering a Financed Vehicle related to a Receivable has lapsed or is otherwise not in force, send written notice to such Obligor stating that each Obligor is required to maintain physical damage insurance covering a Financed Vehicle throughout the term of the related Receivable;
provided, however, that (x) the Servicer shall not be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the Insurance Policies in connection with filing such claims, perform any obligations of the named insured under such Insurance Policies and (y) the Servicer shall not be responsible to the Borrower, the Deal Agent or the Secured Parties for any (A) act or omission to act done in order to comply with the requirements or satisfy any provisions of the Insurance Policies or (B) act,

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absent willful misconduct or negligence, or omission to act done in compliance with this Section 7.03(f). In the case of any inconsistency between this Agreement and the terms of any Insurance Policy, the Servicer shall comply with the latter.
(g)    Obligation to Restore. In the event of any physical loss or damage to a Financed Vehicle related to a Receivable from any cause, whether through accidental means or otherwise, the Servicer shall have no obligation to cause the affected Financed Vehicle to be restored or repaired. However, the Servicer shall comply in all material respects with the provisions of any insurance policy or policies directly or indirectly related to any physical loss or damage to a Financed Vehicle.
(h)    Security Interests. Upon its discovery of the relocation of a Financed Vehicle related to a Receivable, the Servicer shall take or cause to be taken such steps as are reasonably necessary, to maintain perfection of the security interest created by such Receivable in the related Financed Vehicle.
(i)    Realization on Financed Vehicles. The Servicer shall enforce the provisions of the Receivables in accordance with the applicable provisions of this Agreement, the Credit and Collection Policy and Applicable Law.
(j)    Recordkeeping. The Servicer shall:
(i)    maintain legible copies (in electronic or hard-copy form, in the discretion of the Servicer) or originals of all documents in the Servicer File with respect to each Receivable and the Financed Vehicle related thereto and each ABS Asset; and
(ii)    keep books and records, satisfactory to the Deal Agent, pertaining to each Receivable and shall make periodic reports in accordance with this Agreement; such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by Applicable Law, all documents, whether developed or originated by the Servicer or not, reasonably required to document or to properly administer any Receivable or any ABS Asset shall remain at all times the property of the Borrower and shall be held by the Servicer; the Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them except as subject to the conditions stated in this Agreement; and the Servicer shall bear the entire cost of restoration in the event any Servicer File shall become damaged, lost or destroyed while in the Servicer’s possession or control.
(k)    Inspection. The Servicer shall permit the Deal Agent and each Lender, upon reasonable prior notice and during the Servicer’s regular business hours, to periodically, at the discretion of the Deal Agent, review the Servicer’s collection and administration of the Receivables in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and ,at its own expense, may conduct an audit of

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the Receivables and Receivable Files in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time.
Section 7.04.   Collection of Payments.
(a)    Payments to the Lockbox. On or before the Closing Date with respect to the Existing Receivables, and on or before the relevant Addition Date with respect to the Subsequent Receivables, the Servicer shall have instructed all related Obligors to make all payments in respect of the related Receivables directly to the Lockbox.
(b)    Establishment of the Collection Account. The Servicer shall cause to be established, on or before the Collateralization Date, and thereafter maintain in the name of the Deal Agent, as agent for the Secured Parties, with a Qualified Institution, the Collection Account over which, on or after the Collateralization Date, the Deal Agent shall have sole dominion and control and from which neither Santander Consumer nor the Borrower shall have any right of withdrawal.
(c)    Adjustments. If the Servicer makes (i) a deposit into the Collection Account in respect of a collection of a Receivable and such collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) a mistake with respect to the amount of any collection and deposits an amount that is less than or more than the actual amount of such collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.
(d)    Net Deposits. If, on or after the Collateralization Date, the Monthly Remittance Condition is satisfied, the Servicer shall be permitted to deposit into the Collection Account only the net amount distributable to Persons other than the Servicer and its Affiliates on each Payment Date. The Servicer shall, however, account as if all of the deposits and distributions described herein were made individually.
Section 7.05.   Servicer Advances. For each Collection Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Receivable during such Collection Period was not received prior to the last day of such Collection Period, the Servicer may make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof); in addition, if on any Payment Date there are not sufficient funds available to pay accrued Interest, the Servicer may make an advance in the amount necessary to pay such Interest (each, a “Servicer Advance”). Notwithstanding the preceding sentence, (i) the Servicer may not make a Servicer Advance with respect to any Receivable unless the Servicer determines (such determination to be conclusive and binding) in good faith that such Servicer Advance will ultimately be recoverable from future collections on, or the liquidation of, the Collateral and (ii) the Servicer may not make a Servicer Advance in respect of any Receivable that is a Defaulted Receivable. On and after the Collateralization Date, the Servicer will deposit any Servicer Advances into the Collection Account on or prior to 9:00 a.m., New York City time, on the related Payment Date, in immediately available funds.

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Section 7.06.   Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including the fees and disbursements of independent certified public accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, fees and expenses of Subservicers and agents of the Servicer and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.
Section 7.07.   Reports.
(a)    Monthly Reports. On each Determination Date, the Servicer will provide to the Borrower and the Deal Agent a Monthly Report which includes such additional information as the Deal Agent reasonably requests.
(b)    Financial Statements. Santander Consumer will deliver to the Deal Agent and each Lender within 60 days of the end of each of its fiscal quarters, commencing [_____, 2011], unaudited financial statements as of the end of each such fiscal quarter prepared in accordance with GAAP. Santander Consumer will deliver to each Lender and the Deal Agent, within 120 days of the end of each of its fiscal years, commencing December 31, 2011, audited financial statements as of the end of each such fiscal year prepared in accordance with GAAP.
(c)    Due Diligence. Once during each calendar year (commencing on the Closing Date), at such times during normal business hours as are reasonably convenient to the Borrower or the Servicer, as the case may be, at the sole cost and expense of the Servicer and upon reasonable request of the Deal Agent and prior written notice to the Borrower or the Servicer, as the case may be, the Borrower or the Servicer, as the case may be, shall permit such Person or Persons as the Deal Agent may designate to conduct, on behalf of all of them, audits or to visit and inspect any of the properties of the Borrower or the Servicer (including any Subservicer) where the Receivable Files are located, as the case may be, to examine the Receivable Files, internal controls and procedures maintained by the Borrower or Servicer, as the case may be, and take copies and extracts therefrom, and to discuss the affairs of the Borrower and the Servicer (including any Subservicer) with their respective officers and employees (which employees, except after the occurrence and during the continuation of a Termination Event, Unmatured Termination Event or Servicer Termination Event, shall be designated by the Borrower or the Servicer, as the case may be) and, upon written notice to the Borrower or the Servicer, as the case may be, independent accountants; provided, further, that after the occurrence and during the continuation of a Termination Event, the Deal Agent, each Agent or their respective representatives shall be permitted to take the foregoing actions without being subject to any limitation on the number of audits, visits or inspections that may be conducted during a calendar year and such audits, visits or inspections shall be at the sole cost and expense of the Servicer; provided, that the Deal Agent, each Agent and its representatives shall make reasonable efforts to coordinate, and provide five (5) days’ prior written notice of, such audits,

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visits and inspections. The Deal Agent will provide each Agent with the results of each audit or inspection performed by it pursuant to this subsection, including any report prepared in connection therewith.
The Borrower or the Servicer, as the case may be, hereby authorizes such officers, employees and independent accountants (and the Servicer shall cause each Subservicer to authorize such officers, employees and independent accountants) to discuss with the Deal Agent and its representatives, the affairs of the Borrower or the Servicer, as the case may be. The Servicer shall reimburse the Deal Agent for all reasonable fees, costs and expenses incurred by or on behalf of the Deal Agent and the Secured Parties in connection with the foregoing actions promptly upon receipt of a written invoice therefor. Any audit provided for herein shall be conducted in accordance with the rules of the Borrower and Servicer respecting safety and security on its premises and without materially disrupting operations.
Nothing in this Section shall affect the obligation of the Servicer to observe any Applicable Law prohibiting the disclosure of information regarding the Obligors, and the failure of the Servicer to provide access to information as a result of such obligation shall not constitute a breach of this subsection.
Section 7.08.   Rights After Assumption or Designation of Successor Servicer. At any time following the designation of a Successor Servicer (other than Santander Consumer) pursuant to Section 7.12 after the occurrence of a Servicer Termination Event:
(a)    The Servicer, on behalf of the Borrower, shall, at the Deal Agent’s request, (i) assemble all of the records relating to the Collateral, including all Receivable Files and ABS Asset Files, and shall make the same available to the Deal Agent at a place selected by the Deal Agent, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Deal Agent and shall, promptly upon receipt but no later than one Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Deal Agent.
(b)    The Borrower hereby authorizes the Deal Agent to take any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Deal Agent, to collect all amounts due under the Collateral, including endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Receivables and the ABS Assets.
Section 7.09.   Limitation on Liability of the Servicer and Others. Except as provided herein, neither the Servicer nor any of its directors or officers or employees or agents shall be under any liability to the Deal Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that, except as otherwise provided herein, this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct hereunder.

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Section 7.10.   The Servicer Not to Resign. The Servicer shall resign only with the prior written consent of the Deal Agent and the Required Lenders or if the Servicer provides an Opinion of Counsel to the Deal Agent to the effect that such Servicer is no longer permitted by law to act as Servicer hereunder. No termination or resignation of the Servicer hereunder shall be effective until a Successor Servicer, acceptable to the Deal Agent has accepted its appointment as Successor Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Credit and Collection Policy.
Section 7.11.   Servicer Termination Events. The occurrence and continuance of any one of the following events shall constitute a “Servicer Termination Event” hereunder:
(a)    any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement, which failure shall remain unremedied for five Business Days;
(b)    any failure by the Servicer duly to observe or perform in any material respect any other covenant or agreement of the Servicer set forth in this Agreement or in any other Servicer Transaction Documents which failure has a Material Adverse Effect and remains unremedied for 45 days after the Servicer shall have knowledge or notice of such failure;
(c)    any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which breach has a Material Adverse Effect and remains unremedied for 45 days after written notice thereof to the Servicer; or
(d)    an Insolvency Event shall occur with respect to the Servicer.
Upon the occurrence of any of the foregoing, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied within any applicable cure period or waived in writing by the Deal Agent (at the direction of the Required Lenders), the Deal Agent, by written notice to the Servicer (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.
Section 7.12.   Appointment of Successor Servicer.
(a)    On and after the receipt by the Servicer of a Servicer Termination Notice, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Deal Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Deal Agent, until a date mutually agreed upon by the Servicer and the Deal Agent.
(b)    In the event that the Servicer is terminated as provided herein, the Deal Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Deal Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Deal Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net

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worth of not less than $50,000,000 and whose regular business includes the servicing of recreational vehicle receivables and subprime automobile receivables as the Successor Servicer hereunder.
(c)    Upon the termination and removal of the Servicer, the predecessor Servicer shall cooperate with the Successor Servicer in effecting the termination of the rights and responsibilities of the predecessor Servicer under this Agreement, including the transfer to the Successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for deposit, or shall thereafter be received, with respect to the Receivables, and the related accounts and records maintained by the Servicer. In the case that the Successor Servicer shall not agree to perform any duties or obligations of the Servicer hereunder, such duties or obligations may be performed or delegated by the Deal Agent.
(d)    The Deal Agent shall have the same rights of removal and termination for cause with respect to the Successor Servicer as with respect to Santander Consumer as the Servicer.
(e)    All reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the transferring of Receivables to the Successor Servicer, converting the Servicer’s data to the Successor Servicer’s computer system and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable transition expenses not exceeding $150,000 (the “Transition Expenses”). In no event shall the Successor Servicer be responsible for any Transition Expenses. If the predecessor Servicer fails to pay the Transition Expenses, the Transition Expenses shall be payable pursuant to Section 2.07.
(f)    Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, that any Successor Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party to this Agreement and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including Santander Consumer.
(g)    All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the

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Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Receivables.
(h)    The Deal Agent may, solely for purposes of establishing the fee to be paid to the Successor Servicer after a notice of removal of the Servicer pursuant to this Article, solicit written bids (such bids to include a proposed servicer fee and servicing transfer costs) from not less than three entities experienced in the servicing of recreational vehicle and subprime automobile receivables similar to the Receivables and that are not Affiliates of the Servicer or the Borrower and are reasonably acceptable to the Deal Agent. Any such written solicitation shall prominently indicate that bids should specify any applicable subservicing fees required to be paid from the Servicing Fee and that any fees and transfer costs in excess of the Servicing Fee shall be paid by the Borrower from amounts received pursuant to Section 2.07. The Borrower may also solicit additional bids from other such entities. The Successor Servicer shall act as Servicer hereunder and shall, subject to the availability of sufficient funds in the Collection Account pursuant to Section 2.07 (up to the Servicing Fee), receive as compensation therefor a fee equal to the fee proposed in the bid so solicited which provides for the lowest combinations of servicing fee and transition costs, as reasonably determined by the Deal Agent and may revise the percentage used to calculate the Servicing Fee.
(i)    The Servicer, if other than Santander Consumer, shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to Indebtedness of an Obligor which is not a Receivable.
Section 7.13.   Merger or Consolidation, Assumption of Obligations or Resignation of the Servicer. Any Person (a) into which the Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Servicer may be a party, (c) which may succeed to the properties and assets of the Servicer substantially as a whole or (d) which may succeed to the duties and obligations of the Servicer under this Agreement following the resignation of the Servicer, which Person executes an agreement of assumption reasonably acceptable to the Deal Agent to perform every obligation of the Servicer hereunder, shall be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that:
(i)    prior written notice of such consolidation, merger, succession or resignation shall be delivered by the Servicer to the Deal Agent;
(ii)    no Servicer Termination Event or Termination Event would occur as result of such consolidation, merger, succession or resignation; and
(iii)    the Servicer shall have delivered to the Borrower and the Deal Agent an Officer’s Certificate stating that such consolidation, merger, succession or resignation and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement and the other Transaction Documents to which it is a party relating to such transaction have been complied with.

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Section 7.14.   Custody of Receivables Files and ABS Asset Files.
(a)    To assure uniform quality in servicing the Receivables and to reduce administrative costs, the Secured Parties hereby revocably appoint the Servicer as its agent, and the Servicer hereby accepts such appointment, to act as custodian, on behalf of the Secured Parties, of the ABS Asset Files, the Receivables and the related Receivable Files.
(b)    The Servicer, as custodian, may delegate in the ordinary course of business any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that the Servicer, as custodian, shall at all times remain responsible for the performance of such duties and obligations.
Section 7.15.   Duties of Servicer as Custodian.
(a)    Safekeeping. The Servicer, in its capacity as custodian, shall hold the Receivable Files for the benefit of the Secured Parties and maintain such accurate and complete accounts, records and computer systems pertaining to each Receivable File as shall enable the Servicer and the Borrower to comply with this Agreement. In performing its duties as custodian, the Servicer shall act with reasonable care, using that degree of skill and attention that it exercises with respect to the files of comparable recreational vehicle receivables and motor vehicle installment sales contracts and installment loans that the Servicer services for itself or others. The Servicer shall conduct, or cause to be conducted, in accordance with its customary practices and procedures, periodic examinations of the files of all receivables owned or serviced by it which shall include the Receivable Files held by it under this Agreement, and of the related accounts, records and computer systems, in such a manner as shall enable the Deal Agent or its representatives to verify the accuracy of the Servicer’s record keeping. The Servicer shall promptly report to the Deal Agent any failure on its part to hold the Receivable Files and to maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review of the Receivable Files by the Secured Parties, and none of the Secured Parties shall be liable or responsible for any action or failure to act by the Servicer in its capacity as custodian hereunder.
(b)    Maintenance of and Access to Records. The Servicer shall maintain each Receivable File at one of the locations specified in Schedule F or at such other location as shall be specified to the Deal Agent by 30 days’ prior written notice. The Servicer may temporarily move individual Receivable Files or any portion thereof without notice as necessary to conduct collection and other servicing activities in accordance with its customary practices and procedures. The Servicer shall make available to the Secured Parties or their duly authorized representatives, attorneys or auditors a list of locations of the Receivable Files, the Receivable Files and the related accounts, records and computer systems maintained by the Servicer at such times during normal business hours as any Secured Party shall reasonably request.
(c)    Release of Documents. As soon as practicable after receiving written instructions from the Deal Agent, the Servicer shall release any document in the Receivable Files to the Deal Agent or its agent or designee, as the case may be, at such place or places as the Deal

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Agent may reasonably designate. The Servicer shall not be responsible for any loss occasioned by the failure of the Deal Agent to return any document or any delay in so doing.
(d)    Title to Assets. The Servicer shall not at any time have, or in any way attempt to assert, any interest in any ABS Asset or Receivable held by it as custodian hereunder or in the related ABS Asset File or Receivable File, other than for collecting or enforcing such ABS Asset or such Receivable for the benefit of the Deal Agent on behalf of the Secured Parties. The entire equitable interest in each ABS Asset and each Receivable and the related ABS Asset File or Receivable File shall at all times be vested in the Deal Agent on behalf of the Secured Parties.
(e)    Instructions; Authority to Act. The Servicer shall be deemed to have received proper instructions with respect to the Receivable Files upon its receipt of written instructions signed by a Responsible Officer of the Deal Agent.
(f)    Indemnification by Custodian. The Servicer, in its capacity as custodian of the Receivable Files, shall indemnify and hold harmless the Deal Agent, the Secured Parties and each of their respective officers, directors, employees and agents from and against any and all loss, liability or expense that may be imposed on, incurred or asserted against the Deal Agent, the Secured Parties and each of their respective officers, directors, employees and agents as the result of any improper act or omission in any way relating to the maintenance and custody of the Receivable Files by the Servicer, as custodian; provided, however, that the Servicer shall not be liable for any portion of any such loss, liability or expense resulting from the willful misfeasance, bad faith or negligence of the Deal Agent or any Secured Party.
(g)    Effective Period and Termination. The Servicer’s appointment as custodian shall become effective as of the Cutoff Date and shall continue in full force and effect until terminated pursuant to this Section. If the Servicer shall resign as Servicer under Section 7.10, or a Collateralization Date has occurred, the appointment of the Servicer as custodian hereunder may be terminated by the Deal Agent. Notwithstanding the foregoing, if Santander Consumer is no longer the Servicer, the Servicer’s appointment as custodian shall automatically terminate if at any time the Servicer fails to satisfy the Monthly Remittance Condition. As soon as practicable after any such resignation or termination of such appointment, the Deal Agent shall appoint a Collateral Custodian and the Servicer shall, at its sole cost and expense, deliver, or cause to be delivered, the Receivable Files and the related accounts and records maintained by the Servicer to such Collateral Custodian, or its agent or designee, as the case may be, at such place as the Deal Agent may reasonably designate to be held upon the terms and conditions that the Servicer shall be required to hold the Receivable Files.
ARTICLE VIII
TERMINATION EVENTS
Section 8.01.   Termination Events.
(a)    Each of the following events shall constitute a “Termination Event”:

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(i)    (A) the Loans Outstanding minus the Unsecured Amount on any Payment Date exceeds, for a period of 30 days, the sum of (1) the Aggregate Principal Balance and (2) the Aggregate ABS Principal Balance or (B) on any day, the Loans Outstanding exceed the Total Commitment;
(ii)    a Servicer Termination Event shall have occurred;
(iii)    failure by the Borrower to make any payment of interest on the Notes when due, which failure continues for five Business Days or any failure of the Borrower to repay the principal of the Notes on the maturity date thereof;
(iv)    failure on the part of the Borrower or the Servicer to make any payment, transfer or deposit required by the terms of any Transaction Document on the day such payment or deposit is required to be made, which failure continues for five Business Days;
(v)    failure on the part of the Borrower or Santander Consumer to observe or perform any of its covenants or agreements set forth in any Transaction Document (which failure is not otherwise provided for or addressed in this Section) and such failure has a Material Adverse Effect and continues unremedied for 45 days after written notice thereof to the Borrower or Santander Consumer;
(vi)    any representation or warranty made or deemed to be made by the Borrower or Santander Consumer under or in connection with this Agreement or any of the other Transaction Documents or any Monthly Report or any information required to be given by the Borrower or Santander Consumer to the Deal Agent pursuant to any Transaction Document, shall prove to have been false or incorrect when made, deemed made or delivered, which breach has a Material Adverse Effect, and such failure continues unremedied for 45 days after written notice thereof to the Borrower or Santander Consumer;
(vii)    the occurrence of an Insolvency Event in respect of Santander Consumer or the Borrower;
(viii)    the Borrower shall become an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Transaction Documents shall require the Borrower to register as an “investment company” within the meaning of the Investment Company Act;
(ix)    the Deal Agent shall fail for any reason to have a first priority perfected security interest in any material portion of the Collateral, which failure continues for five Business Days;
(x)    any Change in Control shall occur;

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(xi)    (A) any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, Santander Consumer or the Servicer, (B) the Borrower, Santander Consumer or the Servicer shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (C) any security interest securing any obligation under any Transaction Document shall, in whole or in a material part, cease to be a perfected first priority security interest;
(xii)    a final nonappealable judgment shall be entered against the Borrower by a court of competent jurisdiction assessing monetary damages in excess of $1,000,000 and such judgment shall not have been discharged or stayed within 60 days; or
(xiii)    the occurrence of any event which has or is reasonably likely to have a material adverse effect on (A) the validity or enforceability of any material provision of this Agreement or any other Transaction Document, (B) the validity or enforceability of a material portion of (1) the Contracts, (2) the Receivables, (3) the ABS Assets or (4) any other Collateral, (C) the material rights and remedies of the Deal Agent and the Secured Parties, (D) the validity, perfection or priority of the Deal Agent’s interest in the Collateral or (E) the ability of Santander Consumer to engage in collection activities.
(b)    Upon the occurrence of any Termination Event the Deal Agent shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and, upon such declaration, all Loans and all other amounts owing by the Borrower and Santander Consumer under this Agreement shall be accelerated and become immediately due and payable; provided, that in the event that a Termination Event described in Section 8.01(a)(vii) in respect of the Borrower has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
(c)    Upon the declaration of the occurrence of the Termination Date in accordance with Section 8.01(b), the following shall immediately occur without further action: (i) if not previously declared, the Collateralization Date shall automatically occur, (ii) the Revolving Period shall terminate and no further Loans will be made, and (iii) all available Collections after item (vi) of Section 2.07(b) will be used to reduce the Loans Outstanding.
Section 8.02.   Actions Upon Declaration of the Occurrence of the Termination Date. Upon the declaration of the occurrence of the Termination Date in accordance with Section 8.01(b), the Deal Agent may, or at the direction of the Required Lenders, shall, exercise in respect of the Collateral, in addition to any and all other rights and remedies otherwise available to it, including rights available hereunder and all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and,

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in addition, upon direction of the Required Lenders, may, or at the direction of the Required Lenders, shall take the following remedial actions:
(a)    The Deal Agent may cause all ABS Assets to be registered in the name of the Deal Agent.
(b)    The Deal Agent may take any action permitted under the Transaction Documents, including exercising any rights available to it under the Intercreditor Agreement.
(c)    Consistent with the rights and remedies of a secured party under the UCC (and except as otherwise required by the UCC), the Deal Agent may, without notice except as specified below, solicit and accept bids for and sell the Collateral or any part of the Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at the Deal Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Deal Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Deal Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Deal Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower or any Person claiming the Collateral sold through the Borrower and its successors or assigns.
(d)    Upon the completion of any sale under Section 8.02(c), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale. Nevertheless, if so requested by the Deal Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and release as may be designated in any such request.
(e)    At any sale under Section 8.02(c), Santander Consumer, the Deal Agent or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any Secured Party purchasing property at a sale under Section 8.02(c) may set off the purchase price of such property against amounts owing to such Secured Party in full payment of such purchase price.
(f)    The Deal Agent may exercise at the Borrower’s sole expense any and all rights and remedies of the Borrower under or in connection with the Collateral.

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Section 8.03.   Exercise of Remedies. No failure or delay on the part of the Deal Agent to exercise any right, power or privilege under this Agreement and no course of dealing between the Secured Parties, any Agent or the Deal Agent, on the one hand, and the Borrower, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Deal Agent or the Secured Parties would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.
Section 8.04.   Waiver of Certain Laws. The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Deal Agent or such court may determine.
Section 8.05.   Power of Attorney. The Borrower hereby irrevocably appoints the Deal Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Article, including: (i) to re-register any ABS Asset in the name of the Deal Agent on behalf of the Secured Parties, (ii) to give any necessary receipts or acquittance for amounts collected or received hereunder, (iii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iv) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (v) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Deal Agent or a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Deal Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

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ARTICLE IX
INDEMNIFICATION
Section 9.01.   Indemnities by the Borrower. Without limiting any other rights which the Deal Agent, each Agent, each Lender or its assignee or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Deal Agent, each Agent, each Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:
(i)    any Receivable represented by the Borrower to be an Eligible Receivable which is not at the applicable time an Eligible Receivable or any ABS Asset represented by the Borrower to be an Eligible ABS Asset which is not at the applicable time an Eligible ABS Asset;
(ii)    reliance on any representation or warranty made or deemed made by the Borrower or the Servicer or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)    the failure by the Borrower or the Servicer to comply with any term, provision or covenant contained in this Agreement or any other Transaction Document or a failure by the Borrower to comply with any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Transaction Document, or with any Applicable Law with respect to any ABS Asset, Contract or Receivable, the related Financed Vehicle or the nonconformity of any ABS Asset or Contract with any such Applicable Law;
(iv)    the failure to vest and maintain vested in the Deal Agent a valid and enforceable security interest in any or all of the Collateral or a valid and enforceable first priority perfected security interest in any or all of the Collateral;
(v)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Transaction Documents;

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(vi)    any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable comprising a portion of the Collateral which is, or is purported to be, an Eligible Receivable (including a defense based on the Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(vii)    any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Contract or the related Financed Vehicle;
(viii)    the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;
(ix)    any repayment by the Deal Agent, any Agent or a Secured Party of any amount previously distributed in reduction of the Loans Outstanding or payment of Interest or any other amount due hereunder which amount such entity believes in good faith is required to be repaid;
(x)    any litigation, proceeding or investigation before any Governmental Authority (A) in respect of the ABS Assets or any Contract or Receivable included as part of the Collateral or the related Financed Vehicle included as part of the Collateral, (B) relating to the use of the proceeds of any Loan or (C) related to this Agreement (1) that is not commenced by the Indemnified Party or (2) if so commenced, in which such Indemnified Party is not the prevailing party; provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause resulting from such Indemnified Party’s gross negligence or willful misconduct;
(xi)    the use of the proceeds of any Loan;
(xii)    the failure of the Borrower to remit to the Servicer or the Deal Agent, Collections remitted to the Borrower in accordance with the terms hereof or the commingling by the Borrower of any Collections with other funds; or
(xiii)    any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by the Deal Agent or any Lender or Agent as a result of funding all or any portion of the Loans or the acceptance of payments or of Collateral due under the Transaction Documents.
Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against any Indemnified Amounts to the extent such Indemnified Amounts are or result from taxes asserted with respect to taxes on, or measured by, the net income of the applicable Indemnified Party.

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Any amounts subject to the indemnification provisions of this Section shall be paid by the Borrower solely pursuant to the provisions of Section 2.07 in the order and priority set forth therein.
ARTICLE X
THE DEAL AGENT AND THE AGENTS
Section 10.01.   Authorization and Action.
(a)    Each Lender and each Secured Party hereby designates and appoints Banco Santander (and Banco Santander accepts such designation and appointment) as Deal Agent hereunder, and authorizes the Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Deal Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Deal Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Deal Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.
(b)    Each Lender hereby irrevocably designates and appoints the related Agent as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.
(c)    Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Deal Agent nor any Agent (the Deal Agent and each Agent being referred to in this Article as an “Agent”, except as otherwise indicated by the context) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Agent.
(d)    The Deal Agent shall promptly distribute to each Agent (if such Agent is not otherwise required to receive such item), who shall promptly distribute to each related Lender all notices, requests for consent and other information received by the Deal Agent under this Agreement.
Section 10.02.   Delegation of Duties. Each Agent may execute any of its duties under any of the Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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Section 10.03.   Exculpatory Provisions. Neither any Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of any Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer or Santander Consumer contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article IV. No Agent shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. No Agent shall be deemed to have knowledge of any Termination Event or Servicer Termination Event unless one of its Responsible Officers has received written notice thereof from the Borrower, the Servicer or a Secured Party.
Section 10.04.   Reliance.
(a)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, e-mail, cablegram, telegram, telecopy, telex or teletype message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to such Agent), independent accountants and other experts selected by such Agent.
(b)    Each Agent shall be fully justified in failing or refusing to take any action under any of the Transaction Documents unless it shall first receive such advice or concurrence of the Required Lenders and Required Owners as it deems appropriate or it shall first be indemnified to its satisfaction by, in the case of (i) the Deal Agent, the Lenders or by the Committed Lenders or (ii) an Agent, the Lenders or by the Committed Lenders in its Lender Group, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
(c)    The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of the Required Lenders and the Required Owners (or their Agents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.
(d)    Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of (i) Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group and (ii) Committed Lenders in its

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Lender Group having Commitments aggregating greater than 50% of the aggregate Commitments of all Committed Lenders in such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders in such Lender Group.
(e)    No Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Termination Event unless it has received written notice from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event. In the event that the Deal Agent receives such a notice, it shall promptly give notice thereof to each Agent, and in the event any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Deal Agent shall take such action with respect to such event as shall be reasonably directed by the Required Lenders and Required Owners, and each Agent shall take such action with respect to such event as shall be reasonably directed by (i) Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group and (ii) Committed Lenders in its Lender Group having Commitments aggregating greater than 50% of the aggregate Commitments of all Committed Lenders in such Lender Group; provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.
Section 10.05.   Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower, Santander Consumer, the Servicer and the Originators shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, Santander Consumer and the Originators and the Receivables and made its own decision to fund Loans and purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, Santander Consumer and the Originators and the Receivables. Except for notices, reports and other documents received by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, Santander Consumer and the Originators or the Receivables which may come into the

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possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 10.06.   Indemnification. (i) The Committed Lenders agree to indemnify the Deal Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Deal Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages) and (ii) the Committed Lenders in each Lender Group agree to indemnify the Agent for such Lender Group in its capacity as such (without limiting the obligation (if any) of the Borrower and the Servicer to reimburse such Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages), in each case from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Loans Outstanding) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the obligations under this Agreement, including the Loans Outstanding, the termination of this Agreement, and any resignation or removal of the applicable Agent.
Section 10.07.   Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Transaction Document as though it were not an Agent hereunder. Any such Person, in its capacity as Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as an Agent other than as expressly provided in this Agreement. Any Person which is an Agent may act as an Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require any Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
Section 10.08.   Successor Agents. The Deal Agent may resign as Deal Agent upon ten days’ prior written notice to the Lenders, each Agent and the Borrower with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Deal Agent pursuant to this Section. If the Deal Agent shall resign as Deal Agent under this Agreement, then the Required Lenders and Required Owners shall appoint a successor Deal Agent. Any Agent may resign as Agent upon ten days’ prior written notice to the Lenders in its Lender Group, the Deal Agent and each other Agent and the Borrower with such resignation

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becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section. If an Agent shall resign as Agent under this Agreement, then Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group shall appoint from among the Committed Lenders in such Lender Group a successor agent for such Lender Group. Any successor Deal Agent or agent shall succeed to the rights, powers and duties of resigning Agent, and the term “Deal Agent” or “Agent,” as applicable, shall mean such successor Deal Agent or agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the retiring Agent’s resignation as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
ARTICLE XI
ASSIGNMENTS; PARTICIPATIONS
Section 11.01.   Assignments and Participations.
(a)    Each Lender agrees that the Notes or interest therein acquired by such Lender pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and that such Lender will not offer to sell or otherwise dispose of the Notes or the interest therein so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable State securities laws. Each Lender hereby confirms and agrees that, in connection with any syndication, offering, transfer or sale by it of any interest in the Notes, such Lender has not engaged and will not engage in a general solicitation or general advertising.
(b)    Except as provided in Section 11.01(f), no Lender may sell, assign or otherwise transfer any portion of its rights or obligations hereunder (other than to one of its Subsidiaries provided that any such Subsidiary shall not be entitled to receive any payments under Section 2.13) prior to the Transfer Restriction Termination Date. Subject to the foregoing sentence, each Lender may upon at least 30 days’ notice to the Deal Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $15,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Deal Agent, for its acceptance and recording in the Lender Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Deal Agent, (v) the parties to each such assignment shall have agreed to reimburse the Deal Agent for all reasonable fees, costs

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and expenses (including the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent) incurred by the Deal Agent in connection with such assignment, (vi) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Article XII and (vii) there shall be no increased costs, expenses or taxes incurred by the Deal Agent or the Lenders upon assignment or participation. Upon such execution, delivery and acceptance by the Deal Agent and the recording by the Deal Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Deal Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(c)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Deal Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (v) such assignee appoints and authorizes the Deal Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    The Deal Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names, addresses and Commitment of each Lender and the Principal Amount of each Loan made by each Lender from time to time (the “Lender Register”). The entries in the Lender Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement. The Lender Register shall be available

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for inspection by any Agent or Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Subject to the provisions of Section 11.01(a), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Deal Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, and the Deal Agent shall then record the information contained therein in the Lender Register.
(f)    Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and each Loan owned by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Deal Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and the applicable Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 11.01.
(g)    Subject to the provisions of Article XII, each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information, including Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.
(h)    Any Lender may at any time pledge, grant or assign a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement or any other Transaction Document to secure obligations of such Lender, including any pledge, grant or assignment of its Loan to secure obligations to a Federal Reserve Bank, without notice to or consent of the Deal Agent, Servicer or any other party, and neither Section 11.01(a) nor 11.01(b) shall apply to any such pledge, grant or assignment of a security interest; provided that no such pledge, grant or assignment of a security interest shall release a Lender from any of its obligations hereunder or under any other Transaction Document, as the case may be, or substitute any such pledgee, grantee or assignee for such Lender as a party hereto or to the other Transaction Documents, as the case may be.
ARTICLE XII
MUTUAL COVENANTS REGARDING CONFIDENTIALITY
Section 12.01.   Covenants of the Borrower and the Servicer. Each of the Borrower and the Servicer, severally and with respect to itself only, covenants and agrees to hold

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in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of a Lender under this Agreement), except as the Deal Agent or any such Lender may have consented to in writing prior to any proposed disclosure and except it may disclose such information (i) to its officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower or the Servicer, (iii) to Banco Santander, S.A. or its Affiliates or (iv) to the extent it should be (a) required by Applicable Law (including filing a copy of this Agreement and the other Transaction Documents (other than Exhibit H and excluding from any such copy the identity of each Lender)) as exhibits to filings required to be made with the Securities and Exchange Commission, or in connection with any legal or regulatory proceeding or (b) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iv)(a), the Borrower and the Servicer, as applicable, will use all reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Agent or Lender of its intention to make any such disclosure prior to making such disclosure.
Section 12.02.   Covenants of the Deal Agent, the Agents and the Lenders.
(a)    Each of the Deal Agent, each Agent and each Lender covenants and agrees that it will not disclose any of the Confidential Information now or hereafter received or obtained by it without the Borrower’s prior written consent; provided, however, that it may disclose any such Confidential Information to those of its employees or Affiliates directly involved in the transactions contemplated by the Transaction Documents.
(b)    Each of the Deal Agent, each Agent and each Lender may also disclose any such Confidential Information to its Advisors who need to know such information for the purpose of assisting it in connection with the transactions contemplated by the Transaction Documents. Each of the Deal Agent, each Agent and each Lender agrees to be responsible for any breach of this Agreement by its Affiliates and Advisors, and it agrees that its Affiliates and Advisors will be advised by it of the confidential nature of such information and that it shall cause its Affiliates to be bound by this Agreement.
(c)    None of the Deal Agent, any Agent, any Lender nor any of their respective Affiliates, employees, agents or Advisors, without the prior written consent of the Borrower, will disclose to any person the fact that Confidential Information has been provided to it or them, that discussions or negotiations have taken place with respect to the transactions contemplated by the Transaction Documents, or the existence, terms, conditions or other facts of the transactions contemplated by the Transaction Documents, including the status thereof.
(d)    Each of the Deal Agent, each Agent and each Lender acknowledges and agrees that any Confidential Information provided to it, in whatever form, is the sole property of the Borrower and Santander Consumer. Neither such Person nor its Affiliates or Advisors shall use any of the Confidential Information now or hereafter received or obtained from or through the Borrower, Santander Consumer or any of their respective Affiliates for any purpose other than for purposes of engaging in, or as otherwise contemplated by, the transactions contemplated by the Transaction Documents. The Agent and each Lender agree that if the Borrower and/or

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Santander Consumer should request that it destroy or return the Confidential Information, it shall return or destroy such Confidential Information as so directed; provided that it shall be permitted to retain only that portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, that is necessary for purposes of documenting any due diligence review performed by it in connection with the Transaction.
(e)    Each of the Deal Agent, each Agent and each Lender acknowledges that all Confidential Information is considered to be proprietary and of competitive value, and in many instances trade secrets. Each of the Deal Agent, each Agent and each Lender agrees that because of the unique nature of the Confidential Information any breach of this Agreement would cause the Borrower, Santander Consumer and their respective Affiliates irreparable harm and money damages and other remedies available at law in the event of a breach would not be adequate to compensate the Borrower, Santander Consumer and their Affiliates for any such breach. Accordingly, each of the Deal Agent, each Agent and each Lender acknowledges and agrees that the Borrower, Santander Consumer and their respective Affiliates shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, as a remedy for any such breach. Such relief shall be in addition to, and not in lieu of, all other remedies available to the Borrower, Santander Consumer and their respective Affiliates whether at law or in equity.
(f)    If the Deal Agent, any Agent, a Lender or any of their respective Affiliates or Advisors are legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any of the Confidential Information (including the fact that discussions or negotiations took place with respect to the transactions contemplated by the Transaction Documents), the related entity shall promptly notify the Borrower and Santander Consumer in writing (unless it has been advised by an Opinion of Counsel that such notification is prohibited by law or regulation) of such requirement so that the Borrower and/or Santander Consumer, at their sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof. The Deal Agent, each Agent and each Lender agrees to use its reasonable efforts, upon the written request of the Borrower or Santander Consumer, to obtain or assist the Borrower or the Servicer in obtaining any such protective order. Failing the reasonably timely entry of a protective order or the reasonably timely receipt of a waiver hereunder, it may disclose, without liability hereunder, that portion (and only that portion) of the Confidential Information that it have been advised by an Opinion of Counsel that it is legally compelled to disclose; provided that it agrees to use reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information by the person or persons to whom it was disclosed.
Notwithstanding the foregoing, it is understood that the Deal Agent, each Agent and each Lender or its Affiliates may be required to disclose (and may so disclose, without liability hereunder, provided that it complies with the following sentence) the Confidential Information or portions thereof at the request of a bank examiner or other regulatory authority or in connection with an examination of it or its Affiliates by a bank examiner or other regulatory authority, including in connection with the regulator compliance policy of Deal Agent, any Agent or any Lender. Under such circumstances, the related entity agrees to provide notice to the Seller and

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Santander Consumer as soon as practicable in connection with (and, if possible, before) releasing the Confidential Information to the bank examiner or other regulatory authority pursuant to such request or examination.
(g)    It is understood and agreed that no failure or delay by the Servicer, the Borrower, the Deal Agent, each Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
Section 12.03.   Non-Confidentiality of Tax Treatment and Tax Structure. Notwithstanding anything to the contrary contained herein or in any document related to the transactions contemplated hereby, in connection with Treasury Regulations Section 1.6011-4T, Section 301.6111-1T and Section 301.6112-1T of the Code, the parties hereby agree that, from the commencement of discussions with respect to the transactions described herein, each party hereto (and each of its employees, representatives, Advisors, Affiliates or agents) is permitted to disclose to any and all persons of any kind (other than limitations imposed by State or federal securities laws), the structure and tax aspects of the transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to each such party related to such structure and tax aspects. In this regard, each party hereto acknowledges and agrees that this disclosure of the structure or tax aspects of the transactions is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding) except as is reasonably necessary to comply with state and federal securities laws. Furthermore, each party hereto acknowledges and agrees that it does not know or have reason to know that it use or disclosure of information relating to the structure or tax aspects of the transactions is limited in any other manner (such as where the transactions are claimed to be proprietary of exclusive) for the benefit of any other Person (other than as it may be limited by State or federal securities laws).
ARTICLE XIII
MISCELLANEOUS
Section 13.01.   Amendments and Waivers. Except as otherwise provided in this Section, no amendment, waiver, or other modification of any provision of this Agreement or any schedule or exhibit hereto shall be effective without the written consent of the parties hereto and the Required Lenders; provided, however, that no such amendment, waiver or other modification shall affect the amount, timing or priority of any payment owed to any Lender hereunder without the written consent of such Lender; and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Deal Agent in addition to the Required Lenders, affect the rights or duties of the Deal Agent under this Agreement or any other Transaction Document. The terms and conditions set forth in any Collateral Consent or ABS Collateral Conveyance Agreement shall be deemed an amendment to this Agreement to the extent set forth therein. Prior to or concurrent with any amendment, waiver or other modification of any provision of this

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Agreement, the Borrower shall deliver to each of the parties to the Agreement an updated Amendment Addendum in the form of Exhibit I hereto.
In addition, notwithstanding the foregoing, no amendment, waiver or other modification of this Agreement shall be effective without the written consent of Lenders representing 100% of the Invested Percentage that:

(i)    changes any provision of this Section 13.01 or the definition of “Required Lenders” or “Required Owners” or any other provision specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(ii)    change any Principal Terms or any defined term utilized in the definitions of such terms; or
(iii)    amend or change, or waive compliance with, the definition of “Borrowing Base,” “Borrowing Base Deficiency” or any defined term utilized in the definitions of such terms.
Section 13.02.   Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including e-mail communication and communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by (i) mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) e-mail or (iii) facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article II shall not be effective until received with respect to any notice sent by mail or e-mail.
Section 13.03.   No Waiver, Rights and Remedies. No failure on the part of the Deal Agent, any Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.
Section 13.04.   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Secured Parties and their respective successors and permitted assigns.
Section 13.05.   Term of this Agreement. This Agreement shall remain in full force and effect until the Facility Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article V and the indemnification and payment provisions of Article

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IX, the confidentiality provisions of Article XII, the provisions of Section 13.10 and any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination of this Agreement.
Section 13.06.   GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
Section 13.07.   WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
Section 13.08.   Costs, Expenses and Taxes.
(a)    In addition to the rights of indemnification granted to the Deal Agent, each Agent, the Secured Parties and its or their respective Affiliates and officers, directors, employees and agents thereof under Article IX, the Borrower agrees to pay on demand all reasonable costs and expenses of the Deal Agent, each Agent and the Secured Parties incurred in connection with the administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent, each Agent and the Secured Parties with respect thereto and with respect to advising the Deal Agent, each Agent and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Deal Agent, each Agent and/or the Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.
(b)    The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution,

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delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to a Lender in connection with this Agreement or the funding or maintenance of Loans hereunder.
Section 13.09.   No Insolvency Proceedings.
(a)    (Notwithstanding any prior termination of this Agreement, no Lender shall, prior to the date which is one year and one day after the final payment of all Aggregate Unpaids, petition or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Borrower under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Borrower.
Section 13.10.   Recourse Against Certain Parties.
(a)    No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Deal Agent, each Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any such Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Deal Agent, the Agents and any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section shall survive the termination of this Agreement.
Section 13.11.   Patriot Act Compliance. The Deal Agent hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it, and each other Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Deal Agent and each Lender

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to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Deal Agent and each Lender.
Section 13.12.   Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER: SANTANDER CONSUMER RECEIVABLES [__] LLC
By: Name: Title:

Address for Notices:

Santander Consumer Receivables [__] LLC
8585 North Stemmons Freeway
Suite 1100 N
Dallas, Texas 75247
Attention: Andrew Kang
Facsimile No.: (214) 292-2709
Telephone No.: (214) 237-3792
E-mail: akang@santanderconsumerusa.com

SANTANDER CONSUMER, AS SERVICER AND IN ITS INDIVIDUAL CAPACITY: SANTANDER CONSUMER USA INC.

By: Name: Title:

Address for Notices:

Santander Consumer USA Inc.
8585 North Stemmons Freeway
Suite 1100 N
Dallas, Texas 75247
Attention: Andrew Kang
Facsimile No.: (214) 292-2709
Telephone No.: (214) 237-3792
E-mail: akang@santanderconsumerusa.com

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051200-1044-00364-Active.12587578.5        10/08/2011 8:09 AM

THE DEAL AGENT: BANCO SANTANDER, S.A, ACTING THROUGH ITS NEW YORK BRANCH

By: Name: Title:
By: Name: Title:
Address for Notices:

TYPE OF LENDER: Committed Lender	BANCO SANTANDER, S.A., ACTING THROUGH ITS NEW YORK BRANCH

By: Name: Title:
By: Name: Title:

Commitment: the amount specified in Exhibit H

Address for Notices:

Banco Santander, S.A, acting through its New York Branch 45 East 53rd Street New York, New York 10022

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THE AGENT: For [_____]	[_____]

By: Name: Title:
By: Name: Title:

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SCHEDULE A
ELIGIBLE RECEIVABLE CRITERIA
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, an “Eligible Receivable” means a Receivable as to which the following conditions are satisfied:
(a)    Characteristics of Receivables. As of the Cutoff Date (or such other date as may be specifically set forth below):
(i)    each Receivable has been fully and properly executed or electronically authenticated by the Obligor thereto;
(ii)    if such Receivable is related to a motor vehicle or Recreational Vehicle, such Receivable has either (A) been originated by a Dealer in the ordinary course of such Dealer’s business to finance the retail sale by a Dealer of the related Financed Vehicle and has been purchased by the applicable Originator in the ordinary course of its business or (B) been originated or acquired directly by Santander Consumer, as Originator, in accordance with its customary practices;
(iii)    if such Receivable is related to a motor vehicle or Recreational Vehicle, such Receivable is secured by a first priority validly perfected security interest in the Financed Vehicle in favor of an Originator, as secured party, or all necessary actions have been commenced that would result in a first priority security interest in the Financed Vehicle in favor of such Originator, as secured party, which security interest is assignable and has been so assigned by Santander Consumer to the Borrower;
(iv)    such Receivable contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the Collateral of the benefits of the security if applicable;
(v)    such Receivable provides for interest at the APR specified in the Schedule of Receivables;
(vi)    such Receivable was originated in the United States and denominated in Dollars;
(vii)    such Receivable had, in the case of a Receivable secured by an automobile, light-duty truck or van, an original term to maturity of not more than 75 months or, in the case of a Receivable secured by a Recreational Vehicle, an original term to maturity of not more than 300 months, and each Receivable has a remaining term to maturity, as of the Cutoff Date, of not less than 1 month;
(viii)    such Receivable was not a Defaulted Receivable as of the related Cutoff Date;

SA-1

(ix)    such Receivable was not noted in the records of the Originator or the Servicer as being the subject of any pending bankruptcy or insolvency proceeding;
(x)    such Receivable is not secured by a vehicle that is in repossession;
(xi)    such Receivable was originated by Santander Consumer or through an Approved Channel;
(xii)    such Receivable was selected using selection procedures that were not known or intended by Santander Consumer to be adverse to the interests of the Lenders.
(b)    Schedule of Receivables. The information with respect to a Receivable transferred on the Closing Date set forth in the Schedule of Receivables was true and correct in all material respects as of the Cutoff Date.
(c)    Compliance with Law. The Receivable complied in all material respects at the time it was originated or made, and the transfer, as applicable, of that Receivable to the Borrower complied at the time of transfer, in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder, including, to the extent applicable, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Fair Debt Collection Practices Act, the Fair Credit Billing Act, the Magnuson-Moss Warranty Act, Federal Reserve Board Regulations B and Z, the Servicemembers Civil Relief Act, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and any other consumer credit, equal opportunity and disclosure laws applicable to that Receivable.
(d)    Binding Obligation. The Receivable constitutes the legal, valid and binding payment obligation in writing of the Obligor or Payor, respectively, enforceable by the holder thereof in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation or other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally and (ii) as such Receivable may be modified by the application after the Cutoff Date of the Servicemembers Civil Relief Act, as amended, to the extent applicable to the related Obligor or Payor, respectively.
(e)    Receivable in Force. As of the Cutoff Date, the Receivable had not been satisfied, subordinated or rescinded nor had the related Financed Vehicle been released from the lien of such Receivable in whole or in part.
(f)    Insurance. The Receivable requires that the Obligor thereunder obtain comprehensive and collision insurance covering the related Financed Vehicle.
(g)    No Government Obligor. The Obligor on the Receivable is not the United States or any State or any local government, or any agency, department, political subdivision or instrumentality of the United States or any State or any local government.

SA-2

(h)    Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, assignment, setting over, conveyance or pledge of such Receivable would be unlawful, void, or voidable. Santander Consumer has not entered into any agreement with any Obligor that prohibits, restricts or conditions the assignment of the related Receivable.
(i)    Good Title. It is the intention of the Borrower that the sale, transfer, assignment and conveyance herein contemplated constitute an absolute sale, transfer, assignment and conveyance of the Receivables and that the Receivables not be part of Santander Consumer’s estate in the event of the filing of a bankruptcy petition by or against Santander Consumer under any bankruptcy law. As of the related Funding Date, no Receivable has been sold, transferred, assigned, conveyed or pledged to any Person other than pursuant to the Transaction Documents. As of the related Funding Date and immediately prior to the sale and transfer herein contemplated, Santander Consumer had good and marketable title to and was the sole owner of each Receivable free and clear of all Liens (except any Lien which will be released prior to assignment of such Receivable hereunder), and, immediately upon the sale and transfer thereof, the Borrower will have good and marketable title to each Receivable, free and clear of all Liens (other than Permitted Liens).
(j)    Filings. All filings (including UCC filings) necessary in any jurisdiction to give the Borrower a first priority, validly perfected ownership interest in the Receivables (other than any related security with respect thereto, to the extent that an ownership interest therein cannot be perfected by the filing of a financing statement), and to give the Deal Agent a first priority perfected security interest therein, will be made within ten days of the Closing Date.
(k)    Priority. The Receivable is not pledged, assigned, sold, subject to a security interest, or otherwise conveyed other than pursuant to the Transaction Documents. Santander Consumer has not authorized the filing of and there are no financing statements against any Originator or Santander Consumer that include a description of collateral covering any Receivable other than any financing statement relating to security interests granted under the Transaction Documents or that have been or, prior to the assignment of such Receivable hereunder, will be terminated, amended or released. The Agreement creates a valid and continuing security interest in the Receivable (other than all related security with respect thereto) in favor of the Borrower which security interest is prior to all other Liens (other than Permitted Liens) and is enforceable as such against all other creditors of and purchasers and assignees from the Seller.
(l)    Characterization of Assets. Each Receivable constitutes either “tangible chattel paper,” an “account,” or a “general intangible,” each as defined in the UCC.
(m)    One Original. There is only one executed original copy of the Contract (in each case within the meaning of the UCC) related to each Receivable.
(n)    No Defenses. As of the Cutoff Date, Santander Consumer had no knowledge either of any facts which would give rise to any right of rescission, offset, claim, counterclaim or defense, or of the same being asserted or threatened, with respect to any Receivable.

SA-3

SA-4

SCHEDULE B
ELIGIBLE ABS ASSET
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, an “Eligible ABS Asset” means an ABS Asset as to which the following conditions are satisfied as of the Closing Date or the Addition Date, as applicable:
(a)    it has been duly and validly authorized, is duly and validly issued and outstanding, and is a valid, binding and enforceable obligation of the related ABS Trust, entitled to the benefits of the related ABS Indenture or other agreement pursuant to which it was issued;
(b)    if the ABS Asset Receivables for such ABS Asset are related to motor vehicles or Recreational Vehicles, it is secured by a first priority perfected security interest in either (i) receivables arising out of or in connection with the sale, refinancing or loan with respect to new or used Recreational Vehicles, automobiles, light-duty trucks, minivans or sport utility vehicles, together with all accessions thereto and all related property of the related ABS Trust or (ii) certificates representing the residual equity interest in an entity, which entity is an Affiliate of Santander Consumer, that issues asset backed securities secured by the assets described in clause (i) above;
(c)    it is in certificated or book-entry form and (i) if it is in certificated form, has been delivered to the Lender or its nominee, indorsed to the Lender or in blank by an effective indorsement or registered in the name of the Lender or its designee or (ii) if it is in book-entry form, is held in the ABS Collateral Account;
(d)    it is one of the following types of collateral: (i) any of the types of collateral covered by Article 8 of the applicable UCC or (ii) an Instrument, Chattel Paper, Account, Security Entitlement or General Intangible, in each case under the applicable UCC;
(e)    immediately prior to the sale thereof to the Borrower, the Seller had good and marketable title thereof, free and clear of any Liens (other than Permitted Liens);
(f)    it was transferred to the Borrower pursuant to an ABS Collateral Conveyance Agreement, and the Borrower has acquired good title to, and is the sole owner of, such ABS Asset free and clear of any Liens, other than Permitted Liens;
(g)    all payments with respect to it will be made directly to the ABS Collateral Account; and
(h)    as of the Closing Date or the applicable Addition Date, no “Event of Default” or “Servicer Default” under, and as defined in, the Related ABS Transaction Documents exists.

SB-1

SCHEDULE C
SCHEDULE OF RECEIVABLES
(Original delivered to the Deal Agent)

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SCHEDULE D
SCHEDULE OF ABS ASSETS
(Original delivered to the Deal Agent)

SD-1

SCHEDULE E
SCHEDULE OF DOCUMENTS
1.    Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).
2.    Purchase Agreement, dated as of [_____, 2011], between Santander Consumer and the Borrower.
3.    Transfer Agreement, dated as of [_____, 2011], between Santander Consumer and the Borrower.
4.    [ABS Asset Collateral Conveyance Agreements, [_____, 2011], between Santander Consumer and the Borrower].
5.    Intercreditor Agreement.
6.    Accession Agreement, dated as of [_____, 2011], among the Borrower, Santander Consumer and the Deal Agent.
7.    Note of the Borrower, dated [_____, 2011], in favor of [_____], as Deal Agent for the benefit of the parties identified on Schedule 2 thereof.
8.    [Account Control Agreement for ABS Collateral Account].
9.    Opinion of Cowles & Thompson, P.C., dated [_____, 2011], as to certain corporate and security interest matters.

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SCHEDULE F

LOCATION OF RECEIVABLE FILES
Wells Fargo Bank, National Associ~~a~~tion
ABS Custody Vault
MAC N9401-011
1055 10th Avenue SE
Minneapolis, MN 55414
Santander Consumer USA Inc.
8585 N Stemmons Freeway, Suite 1100N
Dallas, TX 75247

Santander Consumer USA Inc.
5201 Rufe Snow Dr.
North Richland Hills, TX 76180
Iron Mountain
745 Atlantic Avenue
Boston, MA 02111
Vintek Inc.
1735 Market Street
9th Floor, Suite #900
Philadelphia, PA 19103
RecordMax LLC
2051 W. I-65 Service Road North
Mobile, AL 36618
Deutsche Bank National Trust Company
1761 E. Andrew Place
Santa Ana, CA 92705

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EXHIBIT A
FORM OF FUNDING REQUEST
____________, 201_
__________, 201_
_____________
_____________
_____________
_____________
Re:    Santander Consumer Receivables [__] LLC – Credit Agreement

Ladies and Gentlemen:
The undersigned is a Responsible Officer of Santander Consumer Receivables [__] LLC (the “Borrower”) and is authorized to execute and deliver this Funding Request on behalf of the Borrower pursuant to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement.
The Borrower hereby requests that a Loan be made under the Credit Agreement on __________, ____ in the amount of $__________ by deposit of such amount into the following account:
[Account Information, including wiring instructions]
The Cutoff Date for the Receivables being funded is __________, 201_.
In connection with the foregoing, the undersigned hereby certifies, on behalf of the Borrower, as follows:
(1)    As of the date hereof, the Borrowing Base (calculated as of the Cutoff Date) is $__________. After giving effect to the requested Loan, no Borrowing Base Deficiency will exist. Attached to this Funding Request is a true, complete and correct calculation of such Borrowing Base and all components thereof.

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(2)    All of the conditions applicable to the requested Loan as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan, including:

(a)
each of the representations and warranties contained in Sections 5.01 and 5.02 of the Credit Agreement are true and correct in all material respects on and as of the date hereof, before and after giving effect to the Loan and to the application of the proceeds therefrom as though made on and as of the date hereof; and

(b)	no event has occurred, or would result from such Loan or from the application of the proceeds therefrom, which constitutes a Termination Event or an Unmatured Termination Event;
(3)    The requested Loan will not, on the Funding Date, exceed the Available Amount.
(4)    Attached hereto is a true, correct and complete copy of a Transfer Agreement (including the Schedule of Receivables attached thereto), reflecting all Receivables which will become part of the Collateral on the Funding Date, each Receivable reflected thereon being an Eligible Receivable.
(5)    Attached hereto is a true, correct and complete copy of ABS Asset Conveyance Agreement(s) reflecting all ABS Assets which will become part of the Collateral on the Funding Date, each ABS Asset reflected thereon being an Eligible ABS Asset.

SANTANDER CONSUMER RECEIVABLES [__] LLC
By:
    Name:
    Title:

A-2

EXHIBIT B
FORM OF NOTE
[_____, 2011]
FOR VALUE RECEIVED, the undersigned, SANTANDER CONSUMER RECEIVABLES [__] LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of [_____], as Deal Agent for the benefit of the parties identified on Schedule 2 hereof, at its office set forth in the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein), on the date set forth in Section 2.04 of the Credit Agreement, in lawful money of the United States of America and in immediately available funds, the principal amount of [_____] ($[_____]), or, if less, such Lender’s Invested Percentage of the Loans Outstanding under the Credit Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of such Lender’s Invested Percentage of the Loans from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
The Lenders are authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records, the date and the amount such Lender’s Invested Percentage of each Loan made under the Credit Agreement, each continuation thereof, the funding period for such Loan and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure of the Lenders to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement in respect of the Loans or such Lenders’ Invested Percentage thereof.
This Note is one of the Notes referred to in the Credit Agreement, and is entitled to the benefits thereof. Capitalized terms used herein and defined herein have the meanings given them in the Credit Agreement. This Note is subject to periodic pay-downs, and optional and mandatory prepayment as provided in the Credit Agreement.
Upon the occurrence of a Termination Event, the Deal Agent, on behalf of the Secured Parties, shall have all of the remedies specified in the Credit Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW

B-1

YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
SANTANDER CONSUMER RECEIVABLES [__] LLC,
as Borrower
By:
    Name:
    Title:

B-2

Schedule 1 to
Note

Invested Percentage of Loans	Interest on Loans	Payments on Loans	Notation by Date

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Schedule 2 to
Note

Lender Name	Lender Address	Invested Percentage

B-4

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE
Dated __________, 201_
Reference is made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
__________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:
1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Credit Agreement, including such interest in the Commitment of the Assignor and the Purchaser Group Advances made by the Assignor. After giving effect to such sale and assignment, the Commitment and the amount of Purchaser Group Advances made by the Assignee will be as set forth in Section 2 of Schedule 1.
2.    The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien.
3.    The Assignor and the Assignee confirm to and agree with each other and the other parties to Credit Agreement that: (i) other than as provided herein, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (ii) the Assignee confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) the Assignee will, independently and without reliance upon the Deal Agent, the Assignor or any other Lender party to the Credit Agreement and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) the Assignor and the Assignee confirm that the

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Assignee is an Eligible Assignee; (v) the Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) the Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including the confidentiality provisions of Article Twelve; and (vii) this Assignment and Acceptance meets all other requirements for such an Assignment and Acceptance set forth in Article Eleven of the Credit Agreement.
4.    Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Deal Agent for acceptance. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Deal Agent, unless a later date is specified in Section 3 of Schedule 1.
5.    The Assignor and the Assignee agree to reimburse the Deal Agent for all reasonable fees, costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Deal Agent) incurred by the Deal Agent in connection with this Assignment and Acceptance.
6.    Upon such acceptance by the Deal Agent, the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, provided, however, that the Assignor shall, to the extent such rights have been assigned by it under this Assignment and Acceptance, relinquish its assigned rights and be released from its assigned obligations under the Credit Agreement (and, in the case of an Assignment and Acceptance coving all or the remaining portion of an assigning Assignor’s rights and obligations under the Credit Agreement, Assignor shall cease to be a party thereto).
7.    Upon such acceptance by the Deal Agent, from and after the Assignment Date, the Deal Agent shall make, or cause to be made, all payments under the Credit Agreement in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.
8.    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

C-2

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Acceptance and Assignment as of the __ day of ________, 201__.
_________________, as Assignor
By:
    Name:
    Title:
_________________, as Assignee
By:
    Name:
    Title:

Acknowledged by:
[_____], as Deal Agent

By:
    Name:
    Title:

By:
    Name:
    Title:

C-3

Schedule 1
to
Assignment and Acceptance
Dated _________, 201_

Section 1.
Percentage Interest:	________%
Section 2.
Assignee’s Commitment:	$_____________
Aggregate Purchaser Group Advances Owing to the Assignee:	$_____________
Section 3.
Assignment Date: _____________, 201_
C-4

EXHIBIT D
FORM OF ABS COLLATERAL CONVEYANCE AGREEMENT

D-1

ABS COLLATERAL CONVEYANCE AGREEMENT
This ABS Collateral Conveyance Agreement (this “Agreement”), dated as of__________, __, 20__, is between Santander Consumer USA Inc., an Illinois corporation (“Santander Consumer”), as seller (in such capacity, the “Seller”), and Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as purchaser (in such capacity, the “Purchaser”).
[WHEREAS, the Seller intends to transfer and convey to the Purchaser all of its right, title and interest in, to and under (i) $[_________] aggregate principal amount of the Class __ Notes (the “Notes”) that were issued by [__________], a [Delaware statutory trust] (the “Issuer”), pursuant to the Indenture, dated as of__________, __, 20__, between the Issuer and [__________], as indenture trustee, and (ii) certain other rights and interests relating thereto and described herein; and]
[WHEREAS, the Seller intends to transfer and convey to the Purchaser all of its right, title and interest in, to and under (i) the Certificate (the “Residual”) representing a [____]% beneficial interest in [__________], a [Delaware statutory trust] (the “Issuer”), issued pursuant to the terms of the [Amended and Restated] Trust Agreement, dated as of__________, __, 20__, between [__________], as depositor (the “Depositor”), and [__________], as owner trustee, and (ii) certain other rights and interests relating thereto and described herein; and]
WHEREAS, the Seller and the Purchaser wish to set forth the terms pursuant to which the ABS Asset and certain related rights and interests will be sold and transferred by the Seller to the Purchaser.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE ONE

DEFINITIONS AND DEFINITIONAL PROVISIONS
Section 1.01.  Definitions and Definitional Provisions.
(a)    Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).

D-2

(b)    All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) references to any Article, Section, Schedule or Exhibit are references to Articles, Sections, Schedules and Exhibits in or to this Agreement and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) words in the singular include the plural and words in the plural include the singular; (vii) the term “including” and all variations thereof means “including without limitation”; (viii) except as otherwise expressly provided herein, references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (ix) references to a Person are also to its successors and permitted assigns; (x) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (xi) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (xii) the term “proceeds” has the meaning set forth in the applicable UCC.
ARTICLE TWO

CONVEYANCE OF ABS ASSET
Section 2.01.  Sale and Transfer of Note Interest.
(a)    Subject to satisfaction of the conditions set forth in Section 2.03, on the date hereof (the “Closing Date”), the Seller shall sell, transfer, assign and otherwise convey to the Purchaser, and the Purchaser shall purchase from the Seller, without recourse (subject to the Seller’s obligations hereunder), all of the right, title and interest of the Seller in, to and under, whether now owned or existing or hereafter acquired or arising, the following (collectively, the “ABS Asset”):
(i)    the [Notes] [Residual];
(ii)    any obligations evidenced thereby, any guarantee thereof, all collections on the [Notes] [Residual]and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to the [Notes] [Residual]) to become due or received by any Person in payment of any of the foregoing on or after the Closing Date; and
(iii)    all present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing, and all payments on or under and all

D-3

proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all accounts, accounts receivable, general intangibles, chattel paper, documents, money, investment property, deposit accounts, letters of credit, letter of credit rights, insurance proceeds, condemnation awards, notes, drafts, acceptances, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.
Section 2.02.  ABS Asset Price. On the Closing Date, in exchange for the ABS Asset, the Purchaser shall pay the Seller the sum of $__________ (the “ABS Asset Purchase Price”) in immediately available funds.
Section 2.03.  Conditions to Purchase and Sale.
(a)    The obligation of the Purchaser to purchase the ABS Asset from the Seller on the Closing Date is subject to the satisfaction of the following conditions: (i) the representations and warranties of the Seller contained herein shall be true and correct on the Closing Date; and (ii) the Seller shall have performed all obligations to be performed by it hereunder on or before the Closing Date.
(b)    The obligation of the Seller to sell the ABS Asset to the Purchaser on the Closing Date is subject to the satisfaction of the following conditions: (i) the representations and warranties of the Purchaser contained herein shall be true and correct on the Closing Date; (ii) the Purchaser shall have performed all obligations to be performed by it hereunder on or before the Closing Date; and (iii) the Purchaser shall have paid to the Seller the ABS Asset Purchase Price.
Section 2.04.  Security Interest Matters. The parties hereto intend that the conveyance of the ABS Asset be a sale and not a loan. In the event that the conveyance hereunder is for any reason not considered a sale, including in the event of an insolvency proceeding with respect to the Seller or any of the Seller’s properties, the Seller hereby grants to the Purchaser a first priority security interest in all of the Seller’s right, title and interest in, to and under the ABS Asset. The parties intend that this Agreement constitute a security agreement under applicable law. Such grant is made to secure the payment of all amounts payable hereunder, including the ABS Asset Purchase Price. If such conveyance is for any reason considered to be a loan and not a sale, the Seller consents to the Purchaser transferring such security interest in favor of the Deal Agent on behalf of the Secured Parties and transferring the obligation secured thereby to the Deal Agent on behalf of the Secured Parties.
ARTICLE THREE

REPRESENTATIONS AND WARRANTIES
Section 3.01.  Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as of the date hereof that:

D-4

(a)    Organization and Good Standing. The Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware.
(b)    Power and Authority. The Purchaser has the power and authority to execute and deliver and perform its obligations under this Agreement, including the purchase of the ABS Asset, and the execution, delivery and performance of this Agreement has been duly authorized by the Purchaser.
(c)    Enforceability. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors generally, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.
Section 3.02.  Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as of the date hereof, that:
(a)    Organization and Good Standing. The Seller has been duly organized and is validly existing as a corporation under the laws of the State of Illinois.
(b)    Power and Authority. The Seller has the power and authority to execute and deliver and perform its obligations under this Agreement, including the sale of the ABS Asset, and the execution, delivery and performance of this Agreement has been duly authorized by the Seller.
(c)    Enforceability. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors generally, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.
(d)    Eligibility of the Notes. The ABS Asset is an Eligible ABS Asset.
ARTICLE FOUR

MISCELLANEOUS PROVISIONS
Section 4.01.  Amendment. This Agreement may be amended from time to time for any purpose by a written amendment duly executed and delivered by the Seller and by the Purchaser.

D-5

Section 4.02.  GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY LAW ALL OTHER CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
Section 4.03.  Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or sent by telecopier, overnight courier or mailed by registered mail, return receipt requested at such other address as designated by the Seller and the Purchaser on the signature page hereto or such other address as shall be designated by such party in a written notice to the other party.
Section 4.04.  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions and terms of this Agreement.
Section 4.05.  Further Assurances. The Seller and the Purchaser agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party hereto to more fully to effect the purposes of this Agreement.
Section 4.06.  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Seller or the Purchaser, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.
Section 4.07.  Counterparts. This Agreement may be executed in two counterparts (and by different parties on separate counterparts), each of which shall be an original, but both of which together shall constitute one and the same instrument.
Section 4.08.  Headings. The Article and Section headings and the Table of Contents herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 4.09.  Representations, Warranties and Agreements to Survive. The respective agreements, representations, warranties and other statements by the Seller and by the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and will

D-6

survive the closing hereunder of the transactions contemplated hereby and shall inure to the benefit of the other party.
Section 4.10.    Nonpetition Covenant. For purposes of this Section 4.10, “Bankruptcy Remote Party” means the Issuer or the Depositor. Each party hereto agrees that, prior to the date which is one year and one day after payment in full of all obligations of each Bankruptcy Remote Party in respect of all securities issued by any Bankruptcy Remote Party (i) such party hereto shall not authorize any Bankruptcy Remote Party to commence a voluntary winding-up or other voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to such Bankruptcy Remote Party or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of an administrator, a trustee, receiver, liquidator, custodian or other similar official with respect to such Bankruptcy Remote Party or any substantial part of its property or to consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against such Bankruptcy Remote Party, or to make a general assignment for the benefit of its creditors generally, any party hereto or any other creditor of such Bankruptcy Remote Party, and (ii) none of the parties hereto shall commence or join with any other Person in commencing any proceeding against such Bankruptcy Remote Party under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction. This Section shall survive the termination of this Agreement.
[rest of page left intentionally blank]

D-7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, thereunto duly authorized, as of the day and year first above written.
SANTANDER CONSUMER USA INC., as Seller
By:
Name:
Title:
SANTANDER CONSUMER RECEIVABLES [__] LLC,
as Purchaser
By:
Name:
Title:

8
09/04/2011 4:56 PM

EXHIBIT E
FORM OF MONTHLY REPORT

E-1

EXHIBIT F
FORM OF SECURITIZATION RELEASE
Reference is hereby made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms not defined herein shall have the meaning given such terms in the Credit Agreement.
The Borrower and the Servicer hereby represent and warrant that each condition in the Credit Agreement and each other Transaction Document, to the consummation of the Securitization to which this Securitization Release relates, has been satisfied, including but not limited to delivery of (i) the executed Securitization Date Certificate, in substantially the form attached hereto as Annex 1 and (i) the executed notice, in substantially the form attached hereto as Annex 2.
Upon receipt of $___________ in accordance with Section 2.14 in immediately available funds, the Deal Agent hereby releases all of its right, title and interest, including its Lien, in and to the following:
(a)    the Receivables to be transferred by the Borrower in the related Securitization and described in Schedule I hereto (the “Securitized Assets” and such Schedule, the “Schedule of Securitized Assets”), together with the related Contracts, whether now existing or hereafter acquired, and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections related thereto, and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Securitized Assets) to become due or received by any Person in payment of any of the foregoing on or after the related Securitization Date;
(b)    all of the Borrower’s interest in the Financed Vehicles relating to the Securitized Assets (including repossessed vehicles) or in any document or writing evidencing any security interest in any such Financed Vehicle and each security interest in each such Financed Vehicle, whether now existing or hereafter acquired, including all proceeds from any sale or other disposition of such Financed Vehicles;
(c)    all Receivable Files, Servicer Files and the Schedule of Securitized Assets, relating to the Securitized Assets, whether now existing or hereafter acquired, and all right, title and interest of the Borrower in and to the documents, agreements and

1
09/04/2011 4:56 PM

instruments included in the such Receivable Files and Servicer Files, including rights of recourse of the Borrower against the related Originator and/or any Dealer;
(d)    all of the Borrower’s interest in all Records, documents and writings evidencing or related to the Securitized Assets or the related Contracts;
(e)    all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to a Financed Vehicle related to a Securitized Asset, including any monies collected from whatever source in connection with any default of an Obligor with respect to such Financed Vehicle and any proceeds from claims or refunds of premiums on any such Insurance Policy, whether now existing or hereafter acquired, and all proceeds thereof;
(f)    all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Securitized Assets, whether pursuant to the related Contracts or otherwise;
(g)    all of the Borrower’s interest in all rights to payment under all service contracts and other contracts and agreements associated with the Securitized Assets and all of the Borrower’s interest in all recourse rights against the related dealer (excluding any rights in any dealer reserve and rights under the related Dealer Agreement);
(h)    Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Securitized Assets, whether now existing or hereafter acquired, and the related Financed Vehicles, whether now existing or hereafter acquired;
(i)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(j)    all of the Borrower’s right, title and interest in and to the Purchase Agreement (including each Transfer Agreement), relating to the Securitized Assets and remedies thereunder and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the Purchase Agreement and relating to such Securitized Assets; and
(k)    all income and proceeds of the foregoing.

F-2

Executed as of __________, 201_.
SANTANDER CONSUMER RECEIVABLES [__] LLC, as Borrower
By:
    Name:
    Title:
SANTANDER CONSUMER USA INC., as Servicer
By:
    Name:
    Title:
[_____], as Deal Agent
By:
    Name:
    Title:
By:
    Name:
    Title:

F-3

ANNEX 1
SANTANDER CONSUMER USA INC.
SECURITIZATION DATE CERTIFICATE
PURSUANT TO SECTION 2.14(a)
OF THE CREDIT AGREEMENT
Santander Consumer USA Inc., as servicer (the “Servicer”), delivers this certificate pursuant to Section 2.14(a) of the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein), and hereby certifies, as of the date hereof, the following:
(a)    the Borrower has sufficient funds on the related Securitization Date to effect the Securitization in accordance with the Credit Agreement (taking into account, to the extent necessary, the proceeds of sales of the Collateral in the Securitization);
(b)    after giving effect of the Securitization, the conditions to the Securitization set forth in Section 2.14(a) of the Credit Agreement shall have been satisfied.
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

IN WITNESS WHEREOF, the Servicer has caused this certificate to be executed on its behalf this ___ day of _________, 201_.
SANTANDER CONSUMER USA INC., as Servicer
By:
    Name:
    Title:

F-4

ANNEX 2
FORM OF NOTICE
SANTANDER CONSUMER RECEIVABLES [__] LLC
8585 North Stemmons Freeway
Suite 1100N
Dallas, TX 75247
______________, 201__
_____________
_____________
_____________
_____________

Re:    Santander Consumer Receivables [__] LLC – Credit Agreement
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms not defined herein shall have the meaning given such terms in the Credit Agreement.
Pursuant to Section 2.14(a)(i) of the Credit Agreement, the Borrower gives notice of its intent to effect a Securitization on or about __________, 201_ (which date is no fewer than 10 Business Days after the date of delivery of this notice to the Deal Agent).
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
Very truly yours,

SANTANDER CONSUMER RECEIVABLES [__] LLC

F-5

By:
    Name:
    Title:

F-6

Schedule I
Securitization Release
Schedule of Securitized Assets

F-7

EXHIBIT G

FORM OF RECEIVABLE RECEIPT

__________, 201_
_____________
_____________
_____________
_____________
Re:    Santander Consumer Receivables [__] LLC – Credit Agreement
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).
The undersigned, on behalf of the Servicer, in its capacity as custodian under the Credit Agreement, hereby acknowledges (i) delivery of the executed original counterpart of the Contracts set forth on Schedule 1 hereto, evidencing the related Receivables and (ii) that the executed original counterparts of the Contracts set forth on Schedule 1 hereto have not been mutilated or damaged in any material respect.
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
SANTANDER CONSUMER USA, INC.,
as Servicer
By:
    Name:
    Title:

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Schedule 1
to Receivable Receipt

G-2

EXHIBIT H
PRINCIPAL TERMS

H

EXHIBIT H [3 year commitment]
PRINCIPAL TERMS
Effective Date: [    , 2011]
Fees

Margin:	Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, for any day, the sum of:
(i)    the product of (a) the Above-Investment Grade ABS Percentage for such day and (b) the Single A Margin on such day;
(ii)    the product of (a) the Investment Grade ABS Percentage for such day and (b) the Triple B Margin on such day;
(iii)    the product of (a) the Below-Investment Grade ABS Percentage for such day and (b) the Double B Margin on such day;
(iv)    the product of (a) the Non-Investment Grade ABS Percentage for such day and (b) the Single B Margin on such day;
(v)    the product of (a) the Retained Subordinate ABS Percentage for such day and (b) the Retained Subordinate ABS Margin on such day;
(vi)    the product of (a) the Acquired Receivable Percentage for such day and (b) the Acquired Receivable Margin on such day;
(vii)    the product of (a) the Receivable Single A Percentage for such day and (b) the Single A Margin on such day;
(viii)    the product of (a) the Receivable Triple B Percentage for such day and (b) the Triple B Margin on such day;

(ix)    the product of (a) the Receivable Double B Percentage for such day and (b) the Double B Margin on such day; and
(x) the product of (a) the Unsecured Percentage for such day and (b) the Unsecured Margin on such day.
Unused Facility Fee Rate:    0.10% per annum.

Upfront Fee:	0.10% of the Facility Amount payable in 12 equal monthly installments commencing on the Payment Date following the Closing Date.
Definitions and other terms and conditions:

Above-Investment Grade

ABS Asset:	For any day, an ABS Asset that is rated higher than (i) “BBB+” by S&P, (ii) “BBB+” by DBRS, (iii) “Baa1” by Moody’s or (iv) “BBB+” by Fitch.
Above-Investment Grade

ABS Asset Amount:
For any day, an amount equal to the sum of the product with
respect to each Above-Investment Grade ABS Asset of the ABS Advance Rate and the ABS Principal Balance thereof on such day; provided, however, that, the Above-Investment Grade ABS Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Above-Investment Grade

ABS Percentage:
For any day, the percentage equivalent of a fraction, the
numerator of which is the Above-Investment Grade ABS Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

ABS Advance Rate:	Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, 100%.

ABS Asset Amount:
For any day, the sum of the Above-Investment Grade ABS Asset Amount, the Investment Grade ABS Asset Amount, the Below-Investment Grade ABS Asset Amount, the Non-Investment Grade ABS Asset Amount and the Retained Subordinate ABS Amount for such day.

Acquired Receivable Asset

Amount:
For any day, the sum with respect to each Acquired Receivable of the lesser of (x) the Acquisition Cost thereof and (y) the product of the Receivables Advance Rate and the Principal Balance thereof on such day; provided, however, that, the Acquired Receivable Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Acquired Receivable

Margin:
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:

(i) a Tier 1 Leverage Ratio Period, 0.80% per annum;
(ii) a Tier 2 Leverage Ratio Period, 0.95% per annum;
(iii) a Tier 3 Leverage Ratio Period, 1.20% per annum; or
(iv) a Tier 4 Leverage Ratio Period, 1.70% per annum.
Acquired Receivable

Percentage:
For any day, the percentage equivalent of a fraction, the
numerator of which is the Acquired Receivable Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Actual Receivable Advance

Rate:
For any day, the percentage equivalent of a fraction, the
numerator of which is the Receivable Asset Amount and the denominator of which is the aggregate Principal Balance of the Originated Receivables on such day.

Aggregate Asset Amount:	For any day, the sum of the ABS Asset Amount, the Acquired Receivable Asset Amount, the Receivable Asset Amount and the Unsecured Amount for such day.
Below-Investment Grade

ABS Asset:	For any day, an ABS Asset that is not an Investment Grade Rated ABS Asset and is rated (i) “BB+,” “BB” or “BB-” by S&P, (ii)

“BB+,” “BB” or “BB-” by DBRS, (iii) “Ba1,” “Ba2” or “Ba3” by Moody’s or (iv) “BB+,” “BB” or “BB-” by Fitch.
Below-Investment Grade

ABS Asset Amount:
For any day, an amount equal to the sum of the product with
respect to each Below-Investment Grade ABS Asset of the ABS Advance Rate and the ABS Principal Balance thereof on such day; provided, however, that, the Below-Investment Grade ABS Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Below-Investment Grade

ABS Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Below-Investment Grade ABS Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Commitment:    $1,750,000,000.
Commitment Termination

Date:
[Insert third anniversary of closing], subject to extension pursuant to the following provisions. No more than 90 days and no less than 45 days before (i) [insert month and day of closing] of each year, commencing [insert first anniversary of closing] and (ii) the date an IPO is consummated (each a “Renewal Date”), the Borrower may request (an “Extension Request”) that the Lenders extend the Commitment Termination Date to a date that is three years from such Renewal Date (the “Extended Commitment Termination Date”). The Lenders may deny any Extension Request made after the earliest of (a) the consummation of an IPO, (b) the occurrence of the “IPO Put Option Closing Date” (as such term is defined in the Shareholders Agreement) or (c) [insert second put option date]. If an Extension Request is denied by the Lenders then the Commitment Termination Date shall not be extended. If the Lenders agree to an Extension Request or an Extension Request is made prior to the earliest of (a) the consummation of an IPO, (b) the exercise by the “New Acquirer” of the “IPO Put Option” (as such terms are defined in the Shareholders Agreement) or (c) [insert second put option date], then the Extended Commitment Termination Date shall become the Commitment Termination Date; provided that the Borrower has not revoked the Extension Request prior to the Commitment Termination Date in accordance with the Repricing Principles.

Prior to any Renewal Date the Single A Margin, the Triple B Margin, the

Double B Margin, the Single B Margin, the Retained Subordinated ABS Margin, the Acquired Receivable Margin, the Single A Margin, the Triple B Margin, the Double B Margin and the Unsecured Margin (the “Applicable Margins”) shall be revised in accordance with the Repricing Principles and this Exhibit H shall be amended to reflect such revisions.
Determination Date: The [++] day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day, commencing [+++++, 2011].
Double B Margin:    Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:
(i) a Tier 1 Leverage Ratio Period, 1.15% per annum;
(ii) a Tier 2 Leverage Ratio Period, 2.15% per annum;
(iii) a Tier 3 Leverage Ratio Period, 3.40% per annum; or
(iv) a Tier 4 Leverage Ratio Period, 3.90% per annum.
Investment Grade ABS

Asset:
For any day, an ABS Asset that is not an Above-Investment Grade ABS Asset and is rated (i) “BBB+,” “BBB” or “BBB-” by S&P, (ii) “BBB+,” “BBB” or “BBB-” by DBRS, (iii) “Baa1,” “Baa2” or “Baa3” by Moody’s or (iv) “BBB+,” “BBB” or “BBB-” by Fitch.

Investment Grade ABS

Asset Amount:
For any day, an amount equal to the sum of the product with
respect to each Investment Grade ABS Asset of the ABS Advance Rate and the ABS Principal Balance thereof on such day; provided, however, that, the Investment Grade ABS Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Investment Grade ABS

Percentage:
For any day, the percentage equivalent of a fraction, the
numerator of which is the Investment Grade ABS Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Non-Investment Grade ABS

Asset:
For any day, an ABS Asset that is not a Below-Investment Grade Rated ABS Asset and is rated (i) “B+,” “B” or “B-” b y S&P, (ii) “B+,” “B” or “B-” b y DBRS, (iii) “B1,” “B2” or “B3” b y Moody’s or (iv) “B+,” “B” or “B-” b y Fitch.

Non-Investment Grade ABS

Asset Amount:
For any day, an amount equal to the sum of the product with
respect to each Non-Investment Grade ABS Asset of the ABS Advance Rate and the ABS Principal Balance thereof on such day; provided, however, that, the Non-Investment Grade ABS Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Non-Investment Grade ABS

Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Non-Investment Grade ABS Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Payment Date:	The [25th]day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day, commencing [+++++, 2011].

Quarterly Period:	Each period from and including a Quarterly Measurement Date (or, in the case of the initial Quarterly Period, the Closing Date) to but excluding the next succeeding Quarterly Measurement Date.
Receivable Asset Amount:    For any day, an amount equal to the lesser of (i) the excess, if any, of (a) Loans Outstanding on such day over (b) the sum of (1) the ABS Asset Amount and (2) the Acquired Receivable Asset Amount on such day and (ii) the sum with respect to each Originated Receivable of the product of the Receivables Advance Rate and the Principal Balance thereof on such day; provided, however, that, the Receivable Asset Amount on any day during a Trigger Period shall be deemed to be zero.
Receivable Double B Asset

Amount:	Except as may otherwise be provided for in a Collateral Consent,

for any day, an amount equal to the product of (a) the excess, if any, of (x) the Actual Receivable Advance Rate for such day over (y) 90% and (b) the aggregate Principal Balance of the Originated Receivables on such day; provided, however, that, the Receivable Double B Asset Amount on any day during a Trigger Period shall be deemed to be zero.
Receivable Double B

Percentage:
For any day, the percentage equivalent of a fraction, the
numerator of which is the Receivable Double B Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Receivable Single A Asset

Amount:
Except as may otherwise be provided for in a Collateral Consent, for any day, an amount equal to the product of (a) the lesser of (x) the Actual Receivable Advance Rate for such day and (b) 80% and (b) the aggregate Principal Balance of the Originated Receivables on such day; provided, however, that, the Receivable Single A Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Receivable Single A

Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Receivable Single A Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Receivable Triple B Asset

Amount:
Except as may otherwise be provided for in a Collateral Consent, for any day, an amount equal to the product of (a) the lesser of (x) the excess, if any, of (1) the Actual Receivable Advance Rate for such day over (2) 80% and (y) 10% and (b) the aggregate Principal Balance of the Originated Receivables on such day; provided, however, that, the Receivable Triple B Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Receivable Triple B

Percentage:
For any day, the percentage equivalent of a fraction, the
numerator of which is the Receivable Triple B Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Receivables Advance Rate:	Except as may otherwise be provided for in a Collateral Consent, 93%.

Repricing Principles:	The procedures pursuant to which the Applicable Margins will be reset on a Renewal Date as set forth on Annex 2 hereto.
Retained Subordinate ABS

Advance Rate:	Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conve yance Agreement, 95%.
Retained Subordinate ABS

Asset:
For any day, an ABS Asset that is not an Above-Investment
Grade ABS Asset, Investment Grade ABS Asset, Below-Investment Grade ABS Asset or Non-Investment Grade ABS Asset and that satisfies each of the applicable eligibility criteria set forth in Annex 1 hereto.

Retained Subordinate ABS

Asset Amount:
For any day, an amount equal to the lesser of (a) the sum of the product with respect to each Retained Subordinate ABS Asset of the Retained Subordinate ABS Advance Rate and the ABS Principal Balance thereof on such day and (b) the Retained Subordinate ABS Cap; provided, however, that, the Retained Subordinate ABS Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Retained Subordinate ABS
Cap:    $750,000,000.
Retained Subordinate ABS

Margin:
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested b y the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:

(i)    a Tier 1 Leverage Ratio Period, 1.55% per annum;
(ii)    a Tier 2 Leverage Ratio Period, 2.55% per annum;
(iii)    a Tier 3 Leverage Ratio Period, 3.80% per annum; or
(iv)    a Tier 4 Leverage Ratio Period, 4.30% per annum.
Retained Subordinate ABS

Percentage:
For any day, the percentage equivalent of a fraction, the
numerator of which is the Retained Subordinate ABS Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Single A Margin:
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested b y the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:

(i)    a Tier 1 Leverage Ratio Period, 0.60% per annum;
(ii)    a Tier 2 Leverage Ratio Period, 0.75% per annum;
(iii)    a Tier 3 Leverage Ratio Period, 1.00% per annum; or
(iv)    a Tier 4 Leverage Ratio Period, 1.50% per annum.

Single B Margin:
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested b y the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:

(i)    a Tier 1 Leverage Ratio Period, 1.35% per annum;
(ii)    a Tier 2 Leverage Ratio Period, 2.35% per annum;
(iii)    a Tier 3 Leverage Ratio Period, 3.60% per annum; or
(iv)    a Tier 4 Leverage Ratio Period, 4.10% per annum.
Tier 1 Leverage Ratio

Period:
[The initial Quarterly Period and] each Quarterly Period
[thereafter] commencing on a Quarterly Measurement Date as of which the Debt to Equity Ratio of Santander Consumer was less than or equal to 10.99 to 1.

Tier 2 Leverage Ratio

Period:
[The initial Quarterly Period and] each Quarterly Period
[thereafter] commencing on a Quarterly Measurement Date as of which (i) the Debt to Equity Ratio of Santander Consumer was greater than 10.99 to 1 and less than or equal to 15 to 1 or (ii) the Debt to Equity Ratio of Santander Consumer was greater than 15 to 1 but such Quarterly Period does not qualify as a Tier 3 Leverage Ratio Period or a Tier 4 Leverage Ratio Period.

Tier 3 Leverage Ratio

Period:
[The initial Quarterly Period and] each Quarterly Period
[thereafter] commencing on a Quarterly Measurement Date as of which the Debt to Equity Ratio of Santander Consumer was greater than 15 to 1 and the Debt to Equity Ratio of Santander Consumer was greater than 15 to 1 as of the two Quarterly Measurement Dates preceding such Quarterly Measurement Date and such Quarterly Period does not qualify as a Tier 4 Leverage Ratio Period.

Tier 4 Leverage Ratio

Period:
[The initial Quarterly Period and] each Quarterly Period
[thereafter] commencing on a Quarterly Measurement Date as of which the Debt to Equity Ratio of Santander Consumer was greater than 20 to 1 and the Debt to Equity Ratio of Santander Consumer was greater than 20 to 1 as of the two Quarterly Measurement Dates preceding such Quarterly Measurement Date.

Trigger Period:
Each period commencing on a Payment Date on which either the Net Spread for the three (3) consecutive Collection Periods preceding such Payment Date was less than 2.5% and/or the Rolling Annualized Net Loss Ratio as of such Payment Date is greater than 20% and ending on but excluding the first Payment Date thereafter on which the Net Spread for the three (3) consecutive Collection Periods preceding such Payment Date was 2.5% or more and the Rolling Annualized Net Loss Ratio as of such Payment Date is 20% or less.

Triple B Margin:
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested b y the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:

(i)    a Tier 1 Leverage Ratio Period, 0.90% per annum;
(ii)    a Tier 2 Leverage Ratio Period, 1.90% per annum;
(iii)    a Tier 3 Leverage Ratio Period, 3.15% per annum; or
(iv)    a Tier 4 Leverage Ratio Period, 3.65% per annum.

Servicing Fee Rate:	4.00% per annum.

Unsecured Amount:
For any day, an amount equal to the excess, if any, of Loans Outstanding on such day over the sum of the ABS Asset Amount, the Acquired Receivable Asset Amount and the Receivable Asset Amount on such day.

Unsecured Margin:	Except as may be modified pursuant to the Repricing Principles, for any day during:
(i) a Tier 1 Leverage Ratio Period, 1.75% per annum;
(ii) a Tier 2 Leverage Ratio Period, 2.75% per annum;
(iii) a Tier 3 Leverage Ratio Period, 4.00% per annum; or
(iv) a Tier 4 Leverage Ratio Period, 4.50% per annum.

Unsecured Percentage:	For any day, the percentage equivalent of a fraction, the numerator of which is the Unsecured Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Fee Reimbursement:
With the written consent of the Deal Agent, the Borrower or the Servicer, as directed by the Borrower, will be entitled to reimbursement by a Lender of a portion of the Margin, Upfront Fee, Unused Facility Fee and other fees previously paid b y the Borrower to the Lender pursuant to this Agreement upon the closing of a term asset-backed securities issuance that serves as a “take-out” of any of the Receivables or similar assets (“Take-Out”), in order to incentivize periodic and timely Take-Outs by the Borrower and its Affiliates; provided, however, that (a) such reimbursement does not result, on a pro forma basis, in a reduction in net annualized yield spread on the Loans Outstanding inclusive of all fees, during the twelve (12) Collection Periods preceding the date of reimbursement, of more than 0.50% as calculated by the Deal Agent, (b) such reimbursement amount is specified and apportioned among Margin, Upfront Fee, Unused Facility Fee and other fees pursuant to a “Reimbursement Notice” executed by the Deal Agent and the Lender, and (c) reimbursement shall be via wire transfer to the account instructed by Borrower.

ANNEX 1 TO EXHIBIT H
RETAINED SUBORDINATE ABS ASSET CRITERIA
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, a “Retained Subordinate ABS Asset” means an ABS Asset which satisfies each of the following conditions:

(a)
it is subordinate only to ABS Assets rated no less than (i) “B” b y S&P, (ii) “B” by DBRS, (iii) “B2” b y Moody’s or (iv) “BBB” by Fitch and has been rated by at least two of S&P, DBRS, Moody’s and Fitch;

(b)	the ABS Asset Receivables have an LFS Score;

(c)	the weighted average FICO® score of the ABS Asset Receivables in the initial ABS Asset Pool Balance was equal to or greater than 560 as of the applicable cutoff date;

(d)	the weighted average original term to maturity of the ABS Receivables in the initial ABS Asset Pool Balance was less than or equal to 72 months as of the applicable cutoff date;

(e)	the classes of ABS Assets senior in priority of payment to such ABS Asset are fixed rate or are floating rate with an interest rate hedge;

(f)	the classes of ABS Assets senior in priority of payment to such ABS Asset are publicly registered or sold pursuant to Rule 144A of the Securities Act;

(g)	since the date of issuance of such ABS Asset, no breach of an ABS Asset Pool Balance cumulative net loss trigger requiring a step-up in overcollateralization has occurred and is continuing; and

(h)
since the date of issuance of such ABS Asset, none of the ratings of the classes of ABS Assets senior in priority of payment to such ABS Asset have been reduced, withdrawn or qualified from the rating given thereto on its date of issuance.

ANNEX 2 TO EXHIBIT H
REPRICING PRINCIPLES
1.    As soon as practicable after receipt of an Extension Request, the Lenders shall submit to the Borrower recommended Applicable Margins to apply from and after the Renewal Date (the “Recommended Margins”). The Lenders and the Borrower shall negotiate such Recommended Margins in good faith based on the Borrower’s assessment of then-prevailing market conditions and the reasonableness of the margin recommendation computations and indices. If the Borrower and the Lenders mutually agree on the margins to apply from and after the Renewal Date then such agreed margins shall become the Applicable Margins from and after the Renewal Date.
2.    If Borrower and the Lenders do not mutually agree on the margins to apply from and after the Renewal Date, then the Borrower shall designate the Applicable Margins from and after the Renewal Date based on either (i) the Market Comparable-Based Margins or (ii) the Market Index-Based Margins; provided that if (a) the Lenders determine in good faith and provide satisfactory evidence and documentation to the Borrowers demonstrating that due to market disruption or the lack of available or sufficient depth of valid market prices or indices for analogous credit exposures, based on their reasonable judgment, that the proposed Applicable Margins do not represent a reasonable basis for the Lenders’ compensation or (b) after using their best efforts to reach an agreement the Lenders and the Borrower do not mutually agree upon the Market Comparable-Based Margins or the Market Index-Based Margins, as applicable (the events in clauses (a) or (b) being a “Market Disruption”), then the Applicable Margins shall equal the Disruption Spreads from the Renewal Date until such time that either (x) the Borrower determines in good faith and provides satisfactory evidence and documentation to the Lenders demonstrating that there is no longer a market disruption or lack of available or sufficient depth of valid market prices or indices for analogous credit exposures or (y) the Borrower and the Lenders mutually agree to determine the Applicable Margins in accordance with paragraph 3 below (a “Market Disruption Termination”).
3.    Upon the occurrence of a Market Disruption Termination the Borrower may resubmit recommended margins, which the Lenders and the Borrower shall negotiate in good faith based on the Borrower’s assessment of then-prevailing market conditions and reasonableness of the margin recommendation computations and indices, and if the Borrower and the Lender mutually agree on such recommended margins then such agreed margins shall become the Applicable Margins from and after the date such agreement is reached. If Borrower and the Lenders do not mutually agree on the Applicable Margins then the Borrower may designate the Applicable Margins from and after such date of designation to be based on either (i) the Market Comparable-Based Margins or (ii) the Market Index-Based Margins, provided no Market Disruption is then ongoing.
4.    If at any time after the Borrower delivers an Extension Request but prior to the Renewal Date the Borrower does not agree with the final determination of the Applicable Margins to apply from and after the Renewal Date, then the Borrower may revoke the Extension Request.

5.    For purposes of this Annex 2 the following terms shall have the following meanings:
“Market Comparable-Based Margins” shall mean the margins determined by the CFO of the Servicer in good faith, under the advisement of the Lenders, utilizing the following methodology:

a)
For secured tranches under the low leverage tier (the “Base Secured Margin”), margins applicable to similar secured warehouses closed over the preceding 12 months period for other companies or for affiliates of the Servicer, with third party lenders, shall be referenced. Comparables will be selected in good faith to reflect to the fullest extent possible, similar assets, advance rates and structure, and originator/servicer credit quality. Information shall be gathered in good faith and without unreasonable exclusions b y the Servicer’s CFO from other lenders, warehouse sponsors and by reviewing public filings with the SEC of warehouse sponsors or affiliates.

b)
In order to derive secured tranche margins for higher leverage tiers, add to the Base Secured Margin the then typical loan and bond market spread differentials as evidenced on average over the preceding 12 months, for stepping down similar ratings categories as the leverage tiers from lower leverage tiers to higher leverage tiers. For example, spread differentials evidenced, on average, over the preceding 12 month period in the U.S. bond markets between A to BBB, BBB to BB, etc. Moody’s/S&P ratings categories would be applied when assessing differentials in going from tier 1 to tier 2, tier 2 to tier 3, etc. margins.

c)
For unsecured tranches, margins will generally be derived by averaging for the preceding 12 month period unsecured revolver and term loan and unsecured corporate bond credit spreads for similar credit quality issuers, b y applicable maturity range. Issuer credit quality will be compared by applicable Moody’s and S&P ratings. Market spread data shall be obtained from Loan Pricing Corp. (“LPC”) data base, and the Deal Logic data bases, should the LPC data base not be available for any reason. Comparables will be limited to US/Canadian non-bank financial institutions and will not include insurance companies, asset managers, REITs, or SPVs. Outliers distorting the average (such as troubled debt restructurings and LBOs resulting in materially wider than average spreads and government guaranteed issues resulting in materially lower than average spreads) shall be eliminated on a good faith best judgmental basis b y the Servicer’s CFO. In addition, the lowest spread for a similarly rated and termed tranche will be eliminated and the average of the next three lowest spreads will be averaged to determine the comparable spread.

“Market Index-Based Margins” means the average margin for the preceding 12 months as determined b y the CFO of the Servicer in good faith based on appropriate broad-

based credit market indices that represent similar levels of credit risk to the various credit tranches and leverage tiers during the period prior to the Renewal Date.
“Disruption Spreads” means the following spreads per annum:
3 year facility pricing tiers

Leverage tier	Acquired A/R	A	BBB	BB	B	Residual Unsecured
1	136	102	153	196	230	264	300
2	142	112	284	321	351	381	400
3	183	152	479	517	548	578	600
4	267	235	573	612	643	675	700

5 year facility pricing tiers

Leverage tier	Acquired A/R	A	BBB	BB	B	Residual Unsecured
1	187	153	255	298	332	366	400
2	187	157	373	410	440	470	500
3	228	198	571	609	639	670	700
4	314	282	667	706	737	769	800

EXHIBIT I

AMENDMENT ADDENDUM
Below is a summary of amendments and waivers executed since execution of the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).

No.	Effective Date of Amendment or Waiver	Sections of Agreement Amended or Waived	Terms of Amendments or Waivers	Parties Signing Amendments or Waivers

I

EXHIBIT J

FORM OF PURCHASE AGREEMENT

J

EXHIBIT J
FORM OF PURCHASE AGREEMENT
This Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [__________], 2011, is between Santander Consumer USA Inc., an Illinois corporation (the “Seller”), and Santander Consumer Receivables [__] LLC, a Delaware limited liability company (the “Purchaser”).
RECITALS
WHEREAS, in the regular course of its business, the Seller purchases and originates Receivables (as defined below); and
WHEREAS, the Seller and the Purchaser wish to set forth the terms pursuant to which Receivables are to be sold, transferred, assigned and conveyed from time to time by the Seller to the Purchaser.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE ONE

CERTAIN DEFINITIONS
Section 1.01. Definitions. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement defined below. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:
“Agreement” means this Agreement, including each Transfer Agreement executed in connection herewith.
“Credit Agreement” means the Credit Agreement, dated as of [________], 2011, among Santander Consumer Receivables LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.
“Property” shall have the meaning specified in Section 2.01.

“Purchase Price” means, with respect to any Receivables being Transferred on a Transfer Date, an amount equal to the aggregate Principal Balance of such Receivables as of the applicable Cutoff Date, adjusted as of such Transfer Date to reflect such factors, if any, as the Seller and the Purchaser mutually agree and represent will result in the fair market value of such Receivables.
“Purchaser” has the meaning given to such term in the Preamble.
“Receivable” means Indebtedness owed to an Originator by an Obligor under a Contract included in the Schedule of Receivables, whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with the sale, refinancing or loan made by such Originator with respect to a Financed Vehicle in connection therewith, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto.
“Schedule of Receivables” means each schedule of Receivables attached to a Transfer Agreement.
“Seller” has the meaning given to such term in the Preamble.
“Transfer” means a sale, transfer, assignment and conveyance of Receivables by the Seller to the Purchaser.
“Transfer Agreement” means a transfer agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing a Transfer of Receivables by the Seller to the Purchaser.
“Transfer Date” means the date upon which a Transfer occurs.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
Section 1.02. Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) references to a Person are also to its successors and permitted assigns; (vii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (viii) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (ix) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (x) the term “proceeds” has the meaning set forth in the applicable UCC.

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ARTICLE TWO

TRANSFER OF RECEIVABLES
Section 2.01. Transfers. Pursuant to the terms and conditions of this Agreement, including the conditions precedent set forth in Section 4.01, from time to time, upon the delivery of a Transfer Agreement, the Seller may Transfer to the Purchaser, and the Purchaser may acquire from the Seller, without recourse (subject to the obligations herein), a 100% interest in and to all right, title and interest of the Seller in, to and under the following, whether now owned or hereafter acquired or arising:
(i)    the Receivables listed on the Schedule of Receivables attached to such Transfer Agreement and the related Contracts, and any accounts or obligations evidenced thereby, any guarantee thereof, all Receivables Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;
(ii)    all of the Seller’s interest in the related Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and the security interests in the Financed Vehicle securing each such Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;
(iii)    all related Receivable Files, Servicer Files and such Schedule of Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Seller in and to the documents, agreements and instruments included in the Receivable Files and Servicer Files, including rights of recourse of the Seller against the related Originator and/or any Dealer;
(iv)    all of the Seller’s interest in all related Records, documents and writings evidencing or related to such Receivables or the related Contracts;
(v)    all of the Seller’s interest in all rights to payment under all Insurance Policies with respect to a related Financed Vehicle, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, and all proceeds thereof;
(vi)    all of the Seller’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivables, whether pursuant to the related Contracts or otherwise;
(vii)    all of the Seller’s interest in all rights to payment under all servicer contracts and other contracts and agreements associated with such Receivables and all of

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the Seller’s interest in all recourse rights against the related Dealers, if any (excluding any rights in any Dealer reserve and rights under the related Dealer Agreements, if any);
(viii)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Seller in and to such Receivables and Financed Vehicles;
(ix)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(x)    all other related security; and
(xi)    all income and proceeds of the foregoing.
(all of the foregoing collectively, the “Property”).

Section 2.02. Purchase Price and Contribution of Capital. For and in consideration for the Transfer of the Receivables and the related Property being Transferred by the Seller on a particular Transfer Date, the Purchaser shall pay the related Purchase Price to the Seller. The Purchase Price shall be payable in cash to the extent of the Principal Amount of the related Loan received by the Purchaser from the Lenders under the Credit Agreement with respect to the Receivables. To the extent the Purchase Price is greater than the Principal Amount of such Loan, the difference shall be treated as a cash contribution of capital by the Seller to the Purchaser and a payment of cash by the Purchaser to the Seller of the difference. On the Transfer Date, the Purchaser shall remit to the Seller the Purchase Price in immediately available funds by wire transfer to an account designated by the Seller.
Section 2.03. Transfers Treated as Sales. The Seller agrees to treat each Transfer for all purposes as a sale. In the event that, notwithstanding the intent of the Seller, the transfer and assignment contemplated hereby is held not to be a sale, the Seller hereby (i) grants to the Purchaser a security interest in the Property described in each Transfer Agreement, (ii) agrees that this Agreement shall constitute a security agreement under Applicable Law and (iii) represents and warrants as to itself only that each remittance of any collections with respect to the Receivables or any other proceeds to the Purchaser, or its assignee, thereof under this Agreement, will have been (A) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Purchaser and (B) made in the ordinary course of business or affairs of the Seller and the Purchaser.
ARTICLE THREE

REPRESENTATIONS AND WARRANTIES
Section 3.01. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller, as of the date of this Agreement and as of each Transfer Date that:

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(a)    Organization and Good Standing. The Purchaser has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted.
(b)    Due Qualification. The Purchaser is duly qualified to do business and is in good standing as a limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Purchaser (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and (B) carry out the terms of this Agreement and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement.
(d)    No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Formation Documents or any Contractual Obligation of the Purchaser, (ii) result in the creation or imposition of any Lien upon any of the Purchaser’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement or (iii) violate any Applicable Law, in each case (other than with respect to the Formation Documents), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(e)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Purchaser, threatened against the Purchaser, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.
(f)    All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Purchaser of this Agreement have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
(g)    Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

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The representations and warranties set forth in this Section shall survive each Transfer. Upon discovery by the Purchaser of a breach of any of the foregoing representations and warranties, the Purchaser shall give prompt written notice to the Seller and the Deal Agent.
Section 3.02. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser, as of the date hereof and each Transfer Date that:
(a)    Organization and Good Standing. The Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Illinois, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
(b)    Due Qualification. The Seller is duly qualified to do business and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Receivables, requires such qualification, licenses or approvals, except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Seller (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and (B) carry out the terms of this Agreement and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement.
(d)    Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s certificate of incorporation, bylaws or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien upon any of the Seller’s properties pursuant to the terms of any such certificate of incorporation, bylaws or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law, in each case (other than with respect to the Seller’s certificate of incorporation and bylaws), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(f)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation

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of any of the transactions contemplated by this Agreement or (iii) challenging the enforceability of a material portion of the Receivables.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
The representations and warranties set forth in this Section shall survive each Transfer. Upon discovery by the Seller of a breach of any of the foregoing representations and warranties, the Seller shall give prompt written notice to the Purchaser and to the Deal Agent.
Section 3.03. Representations and Warranties of the Seller Regarding the Receivables. The Seller represents and warrants to the Purchaser that each Receivable, as of the related Cutoff Date, satisfied each of the eligibility criteria set forth on Schedule A to the Credit Agreement.
ARTICLE FOUR

CONDITIONS PRECEDENT
Section 4.01. Conditions Precedent to Transfers.
(a)    Initial Transfer Date. On or prior to the initial Transfer Date, the following conditions shall have been satisfied:
(i)    Perfection of Security Interests. The Seller shall have recorded and filed financing statements with respect to the Receivables meeting the requirements of applicable State law in such manner and in such jurisdictions as are necessary to perfect a first priority security interest of the Purchaser in the Receivables and the other Property conveyed hereunder as collateral and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Purchaser and the Deal Agent. The financing statements shall show the Deal Agent as assignee of the security interest.
(ii)    Documents to be Delivered. Each of the following documents shall have been delivered to the Purchaser:
(A)    copies of resolutions of the Seller approving the execution, delivery and performance of this Agreement and the transactions contemplated hereunder, certified by an officer of the Seller;
(B)    copies of the certificate of incorporation and bylaws of the Seller, together with all amendments, revisions and supplements thereto, certified by the Secretary of State of the State of Illinois as of a recent date, to the effect that the Seller has been duly organized, is duly authorized to transact business and is validly existing as a corporation in good standing; and

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(C)    UCC search reports from the appropriate offices as to the Seller.
(b)    Each Transfer Date. Each of the following conditions shall be satisfied on or prior to each Transfer Date, including the initial Transfer Date:
(i)    Representations and Warranties True.
(A)    The representations and warranties of the Seller hereunder shall be true and correct in all material respects on such Transfer Date.
(B)    The representations and warranties of the Purchaser hereunder shall be true and correct in all material respects on such Transfer Date.
(ii)    Accounting Records Marked. The Seller shall have clearly and unambiguously marked its general ledger and all accounting records and documents and all computer tapes and records to show that the Receivables being Transferred on such Transfer Date have been acquired by the Purchaser pursuant to this Agreement.
(iii)    Payment of the Purchase Price. In consideration of the sale of the Receivables from the Seller to the Purchaser, on such Transfer Date the Purchaser shall have paid to the Seller the applicable Purchase Price with respect to the Receivables and related Property being transferred on such Transfer Date.
(iv)    Documents to be Delivered. Each of the following shall have been delivered to the Purchaser:
(A)    the Seller shall have executed and delivered a Transfer Agreement for the applicable Receivables and related Property;
(B)    the Seller shall have delivered the applicable Receivable Files with all the required documents therein to the Servicer or to the Collateral Custodian, if a Collateral Custodian has been appointed, and the Servicer Files to the Servicer; and
(C)    the Seller shall have delivered any financing statements or other documents necessary to maintain the perfected security interest of the Purchaser in all of the Receivables and the related Property being Transferred on such Transfer Date, as set forth in Section 4.01(a)(i).
ARTICLE FIVE

COVENANTS OF SELLER
Section 5.01. Protection of Right, Title and Interest. From and after each Transfer Date, the Seller agrees with respect to itself and the related Receivables as follows:
(a)    Financing Statements.

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(i)    In addition to the financing statements described in Section 4.01, the Seller shall file such additional financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as may be required by Applicable Law fully to preserve, maintain and protect the interest of the Purchaser in the Receivables and the other Property conveyed hereunder as collateral and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to the Purchaser and the Deal Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.
(ii)    The Seller shall not change its jurisdiction of organization, name, identity, or structure in any manner that would, could or might make any financing statement or continuation statement filed by the Seller in accordance with Section 4.01 or paragraph (a)(i) above seriously misleading within the meaning of Section 9-507 of the UCC, unless it shall have given the Purchaser and the Deal Agent at least five days’ prior written notice thereof and shall have promptly filed appropriate amendments to all previously filed financing statements or continuation statements.
(iii)    The Seller shall give the Purchaser and the Deal Agent at least 30 days’ prior written notice of any change of its jurisdiction of organization if, as a result of such change, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall promptly file any such amendment. The Seller shall at all times maintain each office from which it shall service the Receivables and its principal business office, within the United States.
(b)    Maintenance of Records, Accounts and Systems.
(i)    The Seller shall maintain its computer systems so that, from and after the initial Transfer Date, the Seller’s master computer records (including any back-up archives) that refer to a Receivable and the related Receivable File shall indicate clearly (including by means of tagging) the interest of the Purchaser in such Receivable and the related Receivable File and that such Receivable and the related Receivable File is owned by the Purchaser. Indication of the Purchaser’s ownership of a Receivable shall be deleted from or modified on the Seller’s computer systems when, and only when, the Receivable shall have been paid in full or repurchased.
(ii)    If at any time the Seller shall propose to sell, grant a security interest in, or otherwise transfer any interest in, asset backed securities or automotive receivables to any prospective purchaser, lender or other transferee, the Seller shall give to such prospective purchaser, lender or other transferee computer tapes, records or print-outs (including any restored from back-up archives) that, if they shall refer in any manner whatsoever to any Receivable or the related Receivable File, shall indicate clearly (including by means of tagging) that such Receivable and the related Receivable File has been sold and is owned by the Purchaser.

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(iii)    The Seller shall permit the Purchaser and its agents at any time during normal business hours to inspect, audit and make copies of and abstracts from the Seller’s records regarding any Receivable.
(iv)    Upon request, the Seller shall furnish to the Purchaser and the Deal Agent, within 20 Business Days, a list of all Receivables (by contract number and name of Obligor) then owned by the Purchaser.
Section 5.02. Collections. In the event the Seller receives any Collections related to a Receivable Transferred hereunder, it shall promptly upon receipt, but in no event later than one Business Day from receipt, transfer such payments or proceeds to the Servicer in accordance with the Credit Agreement.
Section 5.03. Security Interests. Except for the conveyances hereunder and pursuant to the Credit Agreement, the Seller covenants that it will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any Receivable, whether now existing or hereafter created, or any interest therein; the Seller will immediately notify the Purchaser of the existence of any Lien (other than Permitted Liens) on any Receivable and, in the event that the interests of the Purchaser in such Receivable are materially and adversely affected by such Lien, such Receivable shall be repurchased from the Purchaser by the Seller in the manner and with the effect specified in Article Six, and the Seller shall defend the right, title and interest of the Purchaser and its assigns in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller.
Section 5.04. Costs and Expenses. The Seller agrees to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of the Purchaser’s right, title and interest in and to the Receivables.
Section 5.05. Taxes. The Seller hereby agrees that, upon receipt of written demand from the Purchaser or the Deal Agent, to the effect that the Purchaser or the Deal Agent has received actual notice of any Taxes arising out of the transfer, assignment or conveyance of the Receivables by the Seller, that the Seller shall pay and otherwise indemnify and hold the Purchaser and the Secured Parties harmless, on an after-tax basis, from and against any and all such Taxes (it being understood that the Purchaser and the Secured Parties shall have no obligation to pay such Taxes).
Section 5.06. No Impairment. The Seller covenants that it shall take no action, nor omit to take any action, which would impair the rights of the Purchaser, the Seller or the Secured Parties in the Receivables.
Section 5.07. Indemnification.
(a)    The Seller shall defend, indemnify and hold harmless the Purchaser and the Secured Parties and their respective assigns and their attorneys, accountants, employees, officers and directors from and against any and all:

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(i)    costs, expenses, losses, damages, claims and liabilities, of every kind and character, resulting from or relating to or arising out of the use, ownership or operation by the Seller or any Affiliate thereof of a Financed Vehicle related to a Receivable;
(ii)    costs, expenses, losses, damages, claims and liabilities, of every kind and character, resulting from or relating to or arising out of the negligence, willful misconduct or bad faith of the Seller in the performance of its duties under this Agreement;
(iii)    the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement;
(iv)    any legal action, including any counterclaim, that has either been settled by the litigants (which settlement, if the Seller is not a party thereto shall be with the consent of the Seller) or has proceeded to judgment by a court of competent jurisdiction, in either case to the extent it is based upon alleged facts that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement;
(v)    any actions or omissions of the Seller or any employee or agent of the Seller occurring prior to the Transfer Date with respect to a related Receivable or the related Financed Vehicle; and
(vi)    any failure of a Receivable to be originated in compliance with all Requirements of Law.
(b)    The Seller shall defend, indemnify and hold harmless the Purchaser and its assigns and their attorneys, accountants, employees, officers and directors, from and against any and all Taxes that may at any time be asserted against the Purchaser, resulting from or relating to or arising out of the transactions contemplated herein, including, any sales, gross receipts, general corporation, tangible personal property, privilege, or license taxes and costs and expenses in defending against the same.
The foregoing indemnity obligations shall be in addition to any obligation that the Seller may otherwise have.
ARTICLE SIX

REPURCHASE OF RECEIVABLES
Section 6.01. Repurchase of Receivables. The Seller hereby covenants and agrees with the Purchaser that if there is:

(a)	a breach of a representation and warranty made by the Seller set forth in Section 3.03; or

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(b)	a failure by the Seller to deliver to the Servicer or the Collateral Custodian, if a Collateral Custodian has been appointed, any document required to be included in the Receivables File.
unless such failure has been waived, in writing, by the Deal Agent, the party discovering such breach or failure to deliver shall promptly give written notice to each of the other parties to this Agreement and the Deal Agent. The Seller shall, upon written demand by the Purchaser or the Deal Agent, repurchase such Receivable and the related Property for an amount equal to the Release Price of the Receivable within three Business Days after written notice of such breach, failure to deliver or non-payment. The Release Price shall be remitted to the Servicer to be applied in accordance with the provisions of the Credit Agreement.
Section 6.02. The Seller’s Assignment of Repurchased Receivables. With respect to all Receivables repurchased by the Seller pursuant to this Agreement, the Purchaser shall assign, without recourse, representation or warranty, to the Seller all of the Purchaser’s right, title and interest in and to such Receivables and the related Property.
ARTICLE SEVEN

OTHER PROVISIONS
Section 7.01. Amendment; Termination. This Agreement may be amended from time to time with the prior notice to the Lenders, the prior written consent of the Deal Agent and a written amendment duly executed and delivered by the Seller and the Purchaser. This Agreement may be terminated by either party hereto at any time by giving 30 days’ prior written notice to the other party, to the Lenders and to the Deal Agent.
Section 7.02. Waivers. No failure or delay on the part of the Purchaser or the Deal Agent in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
Section 7.03. Notices. All notices and communications pursuant hereto to any party shall be in writing (including e-mail communication and communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address indicated below, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by (i) mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) e-mail or (iii) facsimile copy, when verbal communication of receipt is obtained.

If to the Seller:	Santander Consumer USA Inc. 8585 North Stemmons Freeway Suite, 1100-N Dallas, Texas 75247

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Attention: Andrew Kang
E-mail: akang@santanderconsumerusa.com
Telephone: (214) 292-2709
Facsimile: (214) 237-3792

If to the Purchaser:
Santander Consumer Receivables [__] LLC
8585 North Stemmons Freeway
Suite, 1100-N
Dallas, Texas 75247
Attention: Andrew Kang
E-mail: akang@santanderconsumerusa.com
Telephone: (214) 292-2709
Facsimile: (214) 237-3792

If to the Deal Agent:	Banco Santander, S.A., acting through its New York Branch
45 East 53rd Street
New York, New York 10022
Attention: Luis Araneda
E-mail: laraneda@santander.us
Telephone: (212) 407-7852
Facsimile: (212) 407-4580

Section 7.04. Costs and Expenses. The Seller will pay all expenses incidental to the performance of its obligations under this Agreement and the Seller agrees to pay all reasonable out-of-pocket costs and expenses of the Purchaser, excluding fees and expenses of counsel, in connection with the perfection as against third parties of the Purchaser’s right, title and interest in and to the Receivables and the enforcement of any obligation of the Seller hereunder.
Section 7.05. Survival. The respective agreements, representations, warranties and other statements by the Seller and the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive each Transfer of Receivables pursuant to this Agreement and the subsequent pledge thereof to the Deal Agent under the Credit Agreement.
Section 7.06. Confidential Information. The Purchaser agrees that it will neither use nor disclose to any Person the names and addresses of the Obligors, except in connection with the enforcement of the Purchaser’s rights hereunder, under the Receivables, under the Credit Agreement or as required by law.
Section 7.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING EACH TRANSFER AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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Section 7.08. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.
Section 7.09. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and except as provided in Section 7.10 no other Person will have any right or obligation hereunder. In the case of the Seller, the successor or permitted assign may be any Person succeeding to the business of the Seller (or to substantially all of the Seller’s business insofar as it relates to the purchase or refinancing of retail installment sales contracts). No party to this Agreement shall assign its rights or obligations under this Agreement (other than as contemplated in the Credit Agreement) without the prior written consent of the Deal Agent. The Seller hereby consents to the assignment by the Purchaser to the Deal Agent of the Purchaser’s rights under this Agreement pursuant to the Credit Agreement.
Section 7.10. Third Party Beneficiaries. The Deal Agent and the Secured Parties are express third party beneficiaries of this Agreement.
Section 7.11. Non-Petition Covenant. Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date which is one year and one day after the Facility Termination Date, petition, cooperate with or encourage any other Person in petitioning or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Purchaser under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Purchaser or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Purchaser.
[rest of page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the date set forth above.

SANTANDER CONSUMER USA INC.
By:
Name:
Title:
SANTANDER CONSUMER RECEIVABLES [__] LLC
By:
Name:
Title:

Signature Page
Purchase Agreement

EXHIBIT A
FORM OF TRANSFER AGREEMENT
For value received, in accordance with the Purchase Agreement dated as of [__________], 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”), among Santander Consumer USA Inc. (the “Seller”) and Santander Consumer Receivables [__] LLC (the “Purchaser”), the Seller does hereby sell, assign, transfer and otherwise convey unto the Purchaser, without recourse (subject to the obligations in the Purchase Agreement), all right, title and interest of the Seller in and to:
(i)    the Receivables listed on the Schedule of Receivables attached hereto and the related Contracts, and any accounts or obligations evidenced thereby, any guarantee thereof, all Receivables Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;
(ii)    all of the Seller’s interest in the related Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and the security interests in the Financed Vehicle securing each such Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;
(iii)    all related Receivable Files, Servicer Files and such Schedule of Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Seller in and to the documents, agreements and instruments included in the Receivable Files and Servicer Files, including rights of recourse of the Seller against the related Originator and/or any Dealer;
(iv)    all of the Seller’s interest in all related Records, documents and writings evidencing or related to such Receivables or the related Contracts;
(v)    all of the Seller’s interest in all rights to payment under all Insurance Policies with respect to a related Financed Vehicle, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, and all proceeds thereof;
(vi)    all of the Seller’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivables, whether pursuant to the related Contracts or otherwise;

A-1

(vii)    all of the Seller’s interest in all rights to payment under all servicer contracts and other contracts and agreements associated with such Receivables and all of the Seller’s interest in all recourse rights against the related Dealers, if any (excluding any rights in any Dealer reserve and rights under the related Dealer Agreements, if any);
(viii)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Seller in and to such Receivables and Financed Vehicles;
(ix)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(x)    all other related security; and
(xi)    all income and proceeds of the foregoing.
(all of the foregoing collectively, the “Property”).

This Transfer Agreement is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Purchase Agreement and is to be governed by the Purchase Agreement. All of such representations, warranties and agreements are hereby incorporated herein and are in full force and effect as though specifically set forth herein.
THIS TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Purchase Agreement.
Executed to be effective the ___ day of __________, 201_.
SANTANDER CONSUMER USA INC.
By:
Name:
Title:

A-2

Accepted and Acknowledged:
SANTANDER CONSUMER RECEIVABLES [__] LLC
By:
Name:
Title:

A-3

SCHEDULE OF RECEIVABLES
[Provided by electronic file]

SA-1

SANTANDER CONSUMER RECEIVABLES [__] LLC,
as the Borrower,
SANTANDER CONSUMER USA INC.,
as the Servicer,
the LENDERS
from time to time parties hereto,
the AGENTS
from time to time parties hereto,
and
BANCO SANTANDER, S.A., ACTING THROUGH ITS NEW YORK BRANCH,
as the Deal Agent

CREDIT AGREEMENT
Dated as of [_______], 2011

Page
ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.01.	Definitions 1

Section 1.02.	Accounting Terms and Determinations 24

Section 1.03.	Computation of Time Periods 24

Section 1.04.	Interpretation 24
ARTICLE II
LOANS

Section 2.01.	Loans 25

Section 2.02.	Funding Mechanics 26

Section 2.03.	Reductions of Commitments 27

Section 2.04.	The Notes 28

Section 2.05.	Optional Principal Repayments 28

Section 2.06.	Payments 28

Section 2.07.	Settlement Procedures 29

Section 2.08.	Mandatory Payments 31

Section 2.09.	Payments, Computations, Etc 31

Section 2.10.	Collections and Allocations; Investment of Funds 32

Section 2.11.	Fees 33

Section 2.12.	Increased Costs; Capital Adequacy; Illegality 34

Section 2.13.	Taxes 35

Section 2.14.	Securitization 36

Section 2.15.	Sharing of Payments, Etc 38

Section 2.16.	Limited Guaranty by Santander Consumer 38
ARTICLE III
SECURITY

Section 3.01.	Collateral 39

Section 3.02.	Release of Collateral; No Legal Title 41

Section 3.03.	Protection of Security Interest 42

Section 3.04.	Assignment of the Purchase Agreements 42

Section 3.05.	Waiver of Certain Laws 43
ARTICLE IV
CONDITIONS OF CLOSING AND LOANS

Section 4.01.	Conditions to Closing. 43

Section 4.02.	Conditions Precedent to All Loans 44

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.01.	Representations and Warranties of the Borrower 44

Section 5.02.	Representations and Warranties of the Borrower Relating to this Agreement, the Receivables and the ABS Assets 46

Section 5.03.	Representations and Warranties of the Servicer 47

Section 5.04.	Breach of Representations and Warranties 48
ARTICLE VI
COVENANTS

Section 6.01.	Affirmative Covenants of the Borrower 49

Section 6.02.	Negative Covenants of the Borrower 51

Section 6.03.	Affirmative Covenants of the Servicer 52

Section 6.04.	Negative Covenants of the Servicer 53
ARTICLE VII
ADMINISTRATION AND SERVICING OF CONTRACTS

Section 7.01.	Designation of Servicing 54

Section 7.02.	Servicing Compensation 54

Section 7.03.	Duties of the Servicer. 54

Section 7.04.	Collection of Payments 58

Section 7.05.	Servicer Advances 58

Section 7.06.	Payment of Certain Expenses by Servicer 59

Section 7.07.	Reports 59

Section 7.08.	Rights After Assumption or Designation of Successor Servicer 60

Section 7.09.	Limitation on Liability of the Servicer and Others 61

Section 7.10.	The Servicer Not to Resign 61

Section 7.11.	Servicer Termination Events 61

Section 7.12.	Appointment of Successor Servicer 61

Section 7.13.	Merger or Consolidation, Assumption of Obligations
or Resignation of the Servicer    63

Section 7.14.	Custody of Receivables Files and ABS Asset Files 64

Section 7.15.	Duties of Servicer as Custodian 64
ARTICLE VIII
TERMINATION EVENTS

Section 8.01.	Termination Events. 66

Section 8.02.	Actions Upon Declaration of the Occurrence of the Termination Date 68

Section 8.03.	Exercise of Remedies 69

Section 8.04.	Waiver of Certain Laws 69

Section 8.05.	Power of Attorney 69

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ARTICLE IX
INDEMNIFICATION

Section 9.01.	Indemnities by the Borrower 70
ARTICLE X
THE DEAL AGENT AND THE AGENTS

Section 10.01.	Authorization and Action. 72

Section 10.02.	Delegation of Duties 72

Section 10.03.	Exculpatory Provisions 73

Section 10.04.	Reliance 73

Section 10.05.	Non-Reliance on Agents and Other Lenders 74

Section 10.06.	Indemnification 75

Section 10.07.	Agents in Their Individual Capacities 75

Section 10.08.	Successor Agents 75
ARTICLE XI
ASSIGNMENTS; PARTICIPATIONS

Section 11.01.	Assignments and Participations 76
ARTICLE XII
MUTUAL COVENANTS REGARDING CONFIDENTIALITY

Section 12.01.	Covenants of the Borrower and the Servicer 78

Section 12.02.	Covenants of the Deal Agent, the Agents and the Lenders 79

Section 12.03.	Non-Confidentiality of Tax Treatment and Tax Structure 81
ARTICLE XIII
MISCELLANEOUS

Section 13.01.	Amendments and Waivers 81

Section 13.02.	Notices, Etc 82

Section 13.03.	No Waiver, Rights and Remedies 82

Section 13.04.	Binding Effect 82

Section 13.05.	Term of this Agreement 82

Section 13.06.	GOVERNING LAW; CONSENT TO JURISDICTION;
WAIVER OF OBJECTION TO VENUE    82

Section 13.07.	WAIVER OF JURY TRIAL 83

Section 13.08.	Costs, Expenses and Taxes 83

Section 13.09.	No Insolvency Proceedings 84

Section 13.10.	Recourse Against Certain Parties 84

Section 13.11.	Patriot Act Compliance 84

Section 13.12.	Execution in Counterparts; Severability; Integration 84

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Schedules

Schedule A	Eligible Receivable Criteria SA-1

Schedule B	Eligible ABS Asset Criteria SB-1

Schedule C	Schedule of Receivables SC-1

Schedule D	Schedule of ABS Assets SD-1

Schedule E	Schedule of Documents SE-1

Schedule F	Location of Receivables Files SF-1
Exhibits

Exhibit A	Form of Funding Request A-1

Exhibit B	Form of Note B-1

Exhibit C	Form of Assignment and Acceptance C-1

Exhibit D	Form of ABS Collateral Conveyance Agreement D-1

Exhibit E	Form of Monthly Report E-1

Exhibit F	Form of Securitization Release F-1

Exhibit G	Form of Receivable Receipt G-1

Exhibit H	Principal Terms H-1

Exhibit I	Amendment Addendum I-1

Exhibit J	Form of Purchase Agreement J-1

4

CREDIT AGREEMENT
This Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower (the “Borrower”), Santander Consumer USA Inc., an Illinois corporation (“Santander Consumer”), as servicer (the “Servicer”), Banco Santander, S.A., acting through its New York Branch, as the initial lender hereunder (the “Initial Lender”), any Lenders that from time to time become parties hereto pursuant to an Assignment and Acceptance (as defined herein) (together with the Initial Lender, the “Lenders”), the Agents for the Lender Groups (as defined herein) from time to time parties hereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined herein) (the “Deal Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders make certain loans to the Borrower from time to time; and
WHEREAS, the Lenders have agreed to make such loans to the Borrower upon the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.01.   Definitions. Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:
“ABS Advance Rate” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) the percentage specified in Exhibit H; provided, however, that upon the occurrence and during the continuance of an ABS Overcollateralization Increase Event with respect to an ABS Asset, the ABS Advance Rate for such ABS Asset shall be zero.
“ABS Asset” means any asset backed security (including residual equity interests) or other credit instrument included in the Schedule of ABS Assets delivered by the Borrower to the Deal Agent as part of a Funding Request; provided, however, that once the Deal Agent has released its security interest in an ABS Asset in accordance with the terms of this Agreement, such ABS Asset shall no longer be an ABS Asset hereunder.
“ABS Asset Amount” has the meaning given to such term in Exhibit H.

“ABS Asset File” means, with respect to any ABS Asset, collectively, (i) the final prospectus and prospectus supplement, offering memorandum, private placement memorandum or other similar offering document relating to the issuance, offering or sale of such ABS Asset and (ii) the ABS Transaction Documents with respect to such ABS Asset.
“ABS Asset Indenture” means the indenture pursuant to which an ABS Asset was issued.
“ABS Asset Pool Balance” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), as of any date, with respect to any ABS Asset, the aggregate principal balance of the ABS Asset Receivables or residual equity interests included as collateral for or underlying such ABS Asset and all other asset backed securities issued by the related ABS Trust pursuant to the related ABS Asset Indenture or ABS Asset Trust Agreement.
“ABS Asset Receivable” means the receivables underlying any ABS Asset.
“ABS Asset Trust Agreement” means the trust agreement or other agreement pursuant to which an ABS Asset was issued.
“ABS Collateral Account” means a segregated account established by the Servicer with Banco Santander or any other party as may be specified in a Collateral Consent or an ABS Collateral Conveyance Agreement, for the benefit of the Secured Parties for the purpose of holding the ABS Assets and receiving any ABS Collections with respect thereto.
“ABS Collateral Conveyance Agreement” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) each ABS collateral conveyance agreement executed and delivered by the Borrower in connection with the acquisition of an ABS Asset, in the form of Exhibit D.
“ABS Collections” means (i) any and all amounts received in respect of principal or interest on the ABS Assets from or on behalf of each ABS Trust that are deposited into the ABS Collateral Account in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment, whether received prior to or following the occurrence of any ABS Event of Default and whether received by the Deal Agent, the Servicer, the related Originator or the Borrower and (ii) any other funds received by the Borrower, the related Originator or the Servicer with respect to any ABS Asset.
“ABS Event of Default” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) as to each ABS Asset, an “event of default” or similar term as such terms are defined in the related ABS Asset Indenture or similar agreement.
“ABS Overcollateralization Increase Event” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), with respect to any

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ABS Asset, either (i) the occurrence and continuance of an ABS Event of Default or (ii) the ABS Principal Balance thereof together with the aggregate outstanding principal balance of all other notes issued by the related ABS Trust that were rated on their date of issuance exceeds the ABS Asset Pool Balance as of the most recent date for which such information is available from such ABS Trust.
“ABS Principal Balance” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) on any day with respect to any ABS Asset, the aggregate outstanding principal or notional balance of such ABS Asset.
“ABS Transaction Documents” means, with respect to any ABS Asset, the related ABS Asset Indenture, ABS Asset Trust Agreement and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by such ABS Asset Indenture, ABS Asset Trust Agreement or any of the other foregoing documents, certificates, opinions, agreements or writings.
“ABS Trust” means each trust that issued an ABS Asset.
“Account Collateral” means, with respect to each Account, such Account, together with all cash, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and investments and other property from time to time deposited or credited to such Account and all proceeds thereof.
“Accounts” means the Collection Account and the ABS Collateral Account.
“Acquired Receivable Asset Amount” has the meaning given to such term in Exhibit H.
“Acquired Receivables” means Receivables not originated by Santander Consumer.
“Acquisition Cost” means the net original (i.e., unamortized) cost of purchasing or acquiring an Acquired Receivable, including documented direct acquisition costs and expenses; provided, however, that the inclusion of documented direct acquisition costs and expenses must be approved in writing by the Deal Agent including in a Collateral Consent.
“Addition Date” means each date when Subsequent Receivables or an ABS Asset, as applicable, are added to the Collateral in connection with a Subsequent Loan.
“Additional Amount” has the meaning given to such term in Section 2.13(a).
“Additional Available Amount” means, unless otherwise provided in Exhibit H, on any day, the Facility Amount minus the amounts calculated pursuant to clauses (i)(a) and (i)(b) of the definition of the term “Borrowing Base”.
“Adjusted Eurodollar Rate” means, on any day, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards, if necessary, to the nearest 1/100 of 1%, obtained by dividing (a) the LIBOR Rate on such day by (b) 100% minus the Eurodollar Reserve Percentage.

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“Advisors” means accountants, attorneys, consultants, advisors, credit enhancers, liquidity providers and Persons similar to the foregoing and the respective directors, officers, employees and managers of each of the foregoing.
“Affected Party” has the meaning given to such term in Section 2.12(a).
“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.
“Agent” means the agent for a particular Lender Group and “Agents” means all agents for all Lender Groups.
“Aggregate ABS Principal Balance” means the ABS Principal Balance of all ABS Assets.
“Aggregate Principal Balance” means the Principal Balances of all Receivables.
“Aggregate Unpaids” means, with respect to any date, an amount equal to the sum of (i) the Loans Outstanding, (ii) all accrued but unpaid Interest and (iii) all Upfront Fees, all Unused Facility Fees and other Obligations owed (whether due or accrued) by the Borrower to the Secured Parties under this Agreement and the other Transaction Documents.
“Agreement” has the meaning given to such term in the Preamble.
“Alternative Rate” means a rate per annum equal to the higher of (i) the Prime Rate or (ii) the Federal Funds Rate plus 0.50%.
“Annualized Net Loss” means, for any Collection Period, the product of (i) the positive difference of (a) the aggregate Principal Balance of all Eligible Receivables that became Defaulted Receivables during such Collection Period, over (b) the Liquidation Proceeds received by the Servicer during such Collection Period, multiplied by (ii) 12.
“Annualized Net Loss Ratio” means, for any Collection Period, the fraction, expressed as a percentage, the numerator of which is the Annualized Net Loss for such Collection Period and the denominator of which is the aggregate Principal Balance of all Eligible Receivables (other than Defaulted Receivables) as of the first day of such Collection Period.
“Annual Percentage Rate” or “APR” means, with respect to a Receivable, the rate per annum of finance charges stated in such Receivable as the “annual percentage rate” (within the meaning of the Federal Truth-in-Lending Act). If, after the applicable Funding Date, the rate per annum with respect to a Receivable as of such Funding Date is reduced (i) as a result of an Insolvency Proceeding involving the related Obligor or (ii) pursuant to the Servicemembers Civil Relief Act, “Annual Percentage Rate” or “APR” shall refer to such reduced rate.

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“Applicable Law” means, for any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including usury laws, the Federal Truth in Lending Act, Regulation Z and Regulation B of the Federal Reserve Board, the Securities Act, including Regulation AB, and the Exchange Act), and applicable judgments, decrees, injunctions, writs, orders or line action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.
“Approved Origination Channel” means any specified origination channel so long as each Receivable originated through such channel has been assigned an LFS Score; provided, however, that the Deal Agent shall be provided with requested documentation and opinions regarding a specified third party origination channel before such third party specified origination channel can become an Approved Origination Channel after the Closing Date.
“Assignment and Acceptance” means an assignment and acceptance agreement between a Lender and an Eligible Assignee, in substantially the form of Exhibit C hereto.
“Authorized Officer” means, with respect to any Person other than a natural person, any officer of such Person, including any president, vice president, assistant vice president, treasurer, assistant treasurer, secretary or assistant secretary or any other officer performing functions similar to those performed by such officers.
“Available Amount” means, with respect to any day, the positive amount, if any, by which the Facility Amount exceeds the Loans Outstanding on such day.
“Available Funds” means for any Payment Date and the related Collection Period, the sum of (i) all Receivables Collections received during or in respect of such Collection Period, (ii) all ABS Collections received during or in respect of such Collection Period and (iii) all Servicer Advances made on such Payment Date pursuant to Section 7.05.
“Banco Santander” means Banco Santander, S.A., acting through its New York Branch.
“Banco Santander Change in Control” means the failure of Banco Santander, S.A. to own, directly or indirectly, more than 40% of the outstanding voting equity interests of Santander Consumer.
“Basel II” means the second Basel Accord issued by the Basel Committee on Banking Supervision.
“Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the United States Code).
“Benefit Plan” means (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (ii) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh Plans that are not exempt under Section 4975

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(g) of the Code and (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities.
“Borrower” has the meaning given to such term in the Preamble.
“Borrower Transaction Documents” means all Transaction Documents to which the Borrower is a party or by which it is bound.
“Borrower’s Account” means the account, as notified to the Deal Agent from time to time in writing by the Borrower, into which all Principal Amounts shall be deposited.
“Borrowing Base” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), as of any day, an amount equal to the lesser of (i) the sum of (a) the sum with respect to each Eligible Receivable of the lesser of (x) the product of the Receivables Advance Rate and the Principal Balance thereof and (y) in the case of an Eligible Acquired Receivable, the Acquisition Cost thereof, (b) the product with respect to each Eligible ABS Asset of the applicable ABS Advance Rate and the ABS Principal Balance thereof and (c) the Additional Available Amount and (ii) the Total Commitment.
“Borrowing Base Deficiency” means, as of any day, the excess, if any, of (i) the Loans Outstanding over (ii) the Borrowing Base.
“Breakage Costs” means such amount or amounts as shall compensate any Lender for any loss, cost or expense (but excluding lost profits) incurred by such Lender (as reasonably determined by such Lender) as a result of any prepayment of a Loan (and interest thereon).
“Business Day” means (i) any day other than a Saturday or a Sunday on which commercial banking institutions are not required or authorized to be closed in New York, New York and (ii) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate, such day must also be a LIBOR Business Day.
“Capital Stock” means any and all shares, interests, participations or other equivalent (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including, without limitation, limited and general partnership interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Certificate” means the certificate of formation of the Borrower.
“Certificate of Title” means, with respect to a Financed Vehicle, (i) the original certificate of title relating thereto, or copies of correspondence to the applicable Registrar of Titles, and all enclosures thereto, for issuance of the original certificate of title or (ii) if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a certificate of title (including electronic titling), the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles, and all enclosures thereto, for issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such

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Financed Vehicle and the applicable Originator, the Borrower or the Deal Agent, as secured party.
“Change in Control” has the meaning assigned to such term in the Shareholders Agreement.
“Closing Date” means [_________], 2011.
“Code” means the Internal Revenue Code of 1986.
“Collateral” has the meaning given to such term in Section 3.01(a).
“Collateral Consent” has the meaning given to such term in Section 2.01(c).
“Collateral Custodian” means any collateral custodian appointed pursuant to Section 7.14(g).
“Collateral Custodian Fee” means the fee payable to the Collateral Custodian, which fee shall be reasonably acceptable to the Required Lenders.
“Collateralization Date” means the earlier to occur of (i) the date specified by the Deal Agent in the Servicer Termination Notice or otherwise specified by the Deal Agent in writing to the Borrower on or after receipt by the Servicer of a Servicer Termination Notice or (ii) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b) following the occurrence of a Termination Event.
“Collected Yield” means for any Collection Period an amount equal to a fraction, (i) the numerator of which is equal to the sum of all Collections attributable to payments of interest, including interest distributed on ABS Assets, finance charges and fees during such Collection Period and (ii) the denominator of which is the weighted average during such Collection Period of the Aggregate Principal Balance and the Aggregate ABS Principal Balance plus all direct Acquisition Costs included in the Borrowing Base during such Collection Period.
“Collection Account” means a segregated account established by the Servicer with [___], for the benefit of the Secured Parties.
“Collection Period” means, with respect to any Payment Date, the immediately preceding calendar month (or, in the case of the first Payment Date, the period from and including the initial Cutoff Date to and including the last day of the calendar month in which the initial Cutoff Date occurs).
“Collections” means, as applicable and without duplication, Receivables Collections and ABS Collections.
“Commitment” means, (i) with respect to the Initial Lender, the commitment of the Initial Lender to fund Loans in an aggregate amount not to exceed the amount set forth in Exhibit H, as such amount may be modified in accordance with the terms hereof, and (ii) with respect to

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any Lender, the commitment of such Lender to fund Loans in an aggregate amount not to exceed the amount set forth in the Assignment and Acceptance pursuant to which it became a party to this Agreement, as such amount may be modified in accordance with the terms hereof.
“Commitment Termination Date” has the meaning given to such term in Exhibit H.
“Committed Lender” means the Initial Lender and (any Lender that is designated as a Committed Lender in the Assignment and Acceptance pursuant to which it became a party to this Agreement, and any assignee of such Lender to the extent of the portion of such Commitment assumed by such assignee pursuant to its respective Assignment and Acceptance.
“Confidential Information” means (i) information transmitted in written, oral, magnetic, electronic or any other medium, (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes or other records which contain, reflect or are generated from such information; provided, that Confidential Information does not include, with respect to a Person, information that (a) was already known to such Person and such knowledge was not obtained from any other entity who was known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information to such Person, (b) is or has become part of the public domain through no act or omission of such Person, (c) is or was lawfully disclosed to such Person without restriction on disclosure by a third party, (d) is or was developed independently by such Person or (e) is or was lawfully and independently provided to such Person prior to disclosure hereunder, from a third party who is not known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.
“Contract” means any retail installment sale contract, Note and Security Agreement and related Contract Draft or conditional sale contract executed by an Obligor for a Financed Vehicle under which an extension of credit by an Originator is made in the ordinary course of business to such Obligor and which is secured by the related Financed Vehicle which Santander Consumer has previously acquired from such Originator (if other than Santander Consumer) and the Borrower acquires any right, title or interest from Santander Consumer pursuant to the Purchase Agreement or a related Transfer Agreement.
“Contract Draft” means, with respect to a Contract, a check, documentary draft or promissory note (which may be either an original or a copy of the same) furnished pursuant to such Contract to an Obligor for the purpose of financing the related Financed Vehicle and which contains the signature of the Obligor (as a maker, drawer or obligor) under such Contract.
“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.
“Credit and Collection Policy” means, with respect to (i) the initial Servicer, the customary servicing practices of the Servicer, as such customary servicing practices may be

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changed from time to time, or (ii) any Successor Servicer, the customary servicing practices of such Successor Servicer.
“Cutoff Date” means, with respect to Receivables transferred to the Borrower on each Funding Date, such date as shall be identified as the Cutoff Date in the related Funding Request.
“DBRS” means DBRS, Inc.
“Deal Agent” has the meaning given to such term in the Preamble.
“Deal Agent’s Account” means the account, as notified to the Lenders from time to time in writing by the Deal Agent.
“Dealer” means an automobile or Recreational Vehicle dealer that sold a Financed Vehicle to an Obligor and through which the Contract and related Receivable were originated by the Dealer, which Contract and Receivable were assigned by such Dealer to an Originator pursuant to the related Dealer Agreement, were subsequently assigned by such Originator (if other than Santander Consumer) to Santander Consumer and are being assigned by Santander Consumer to the Borrower pursuant to the Purchase Agreement and collaterally assigned to the Deal Agent hereunder.
“Dealer Agreement” means an existing agreement between a Dealer and an Originator regarding the terms and conditions of the acquisition by such Originator from such Dealer of Contracts and the related Receivables.
“Debt to Equity Ratio” means the ratio computed by dividing total liabilities by shareholders’ equity computed in accordance with GAAP.
“Defaulted Receivable” means, with respect to any Collection Period, a Receivable as to which (i) a related monthly payment became four months past due during such Collection Period and the Servicer has not repossessed the related Financed Vehicle, (ii) the Servicer has either repossessed and liquidated the related Financed Vehicle or repossessed and held the related Financed Vehicle in its repossession inventory for more than 90 days, whichever occurs first, or (iii) the Servicer has otherwise, in accordance with its customary servicing practices, determined that such Receivable has or should be written off as uncollectible; provided, however, that this definition may be modified to be consistent with any modifications to its customary servicing practices.
“Derivatives” means any (i) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) similar transaction, contract, instrument, undertaking or security or (iii) transaction, contract, instrument, undertaking or security containing any of the foregoing.

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“Determination Date” has the meaning given to such term in Exhibit H.
“Dollars” or “$” means the lawful currency of the United States.
“Eligible ABS Asset” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) on any date of determination, any ABS Asset (i) for which the related ABS Asset File is in the possession of the Servicer, (ii) which is identified on the Schedule of ABS Assets delivered by the Borrower to the Deal Agent, (iii) that satisfied each of the applicable eligibility criteria set forth on Schedule B hereto as of the Closing Date or the applicable Addition Date and (iv) which satisfies any additional criteria provided for in Exhibit H.
“Eligible Acquired Receivable” means an Acquired Receivable that is an Eligible Receivable.
“Eligible Assignee” means a Person who is (i) an Affiliate of an existing Lender or (ii) acceptable to the Deal Agent and, so long as no Termination Event has occurred and is continuing, Santander Consumer has consented to such assignee.
“Eligible Receivable” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) on any date of determination, any Receivable (i) for which the related Receivable File is in the possession of the Servicer or a Subservicer, (ii) which is identified on the Schedule of Receivables delivered by the Borrower to the Deal Agent and (iii) which satisfied each of the applicable eligibility requirements set forth on Schedule A hereto as of the applicable Cutoff Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.
“Eurodollar Disruption Event” means with respect to a Loan or Lender Advance as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate, (i) a determination by the related Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund or maintain such Loan or Lender Advance, (ii) the inability of such Lender to obtain timely information for purposes of determining the Adjusted Eurodollar Rate, (iii) a determination by such Lender that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Loan or

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Lender Advance or (iv) the inability of such Lender to obtain Dollars in the London interbank market to make, fund or maintain any Loan or Lender Advance.
“Eurodollar Reserve Percentage” means, on any day, the applicable reserve percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements for “Eurocurrency Liabilities” pursuant to Regulation D or any other applicable regulation of the Federal Reserve Board that prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.
“Eurodollars” means deposits in Dollars held in financial institutions outside of the United States.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Facility Amount” means (i) prior to the Termination Date, the Total Commitment on such day and (ii) on and after the Termination Date, Loans Outstanding.
“Facility Termination Date” means the date following the Termination Date on which the Aggregate Unpaids have been indefeasibly paid in full.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal for each day during such period to the weighted average of the federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Deal Agent(or, if such day is not a Business Day, for the preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole opinion of the Deal Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m., New York City time, on such day.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Financed Vehicle” means, with respect to a Receivable, any new or used Recreational Vehicle, automobile, light-duty truck, minivan or sport utility vehicle, together with all accession thereto, securing the related Obligor’s Indebtedness thereunder.
“Fitch” means Fitch, Inc.
“Formation Documents” means the limited liability company agreement and the certificate of formation of the Borrower.
“Funding Date” means each Business Day on which a Loan is made.
“Funding Request” means a written notice from the Borrower requesting a Loan and including the items required by Section 2.01, substantially in the form of Exhibit A hereto.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

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“Governmental Authority” means, with respect to any Person, any nation or government, any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
“Indebtedness” means, with respect to any Person and any day, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities including trade payables incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, including amounts financed under a Contract, (ii) all obligations of such Person under capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (v) all indebtedness, obligations or liabilities of that Person in respect of Derivatives.
“Indemnified Amounts” has the meaning given to such term in Section 9.01.
“Indemnified Party” has the meaning given to such term in Section 9.01.
“Ineligible ABS Asset” means an ABS Asset that is not an Eligible ABS Asset.
“Ineligible Receivable” means a Receivable that is not an Eligible Receivable.
“Initial Lender” has the meaning given to such term in the Preamble.
“Initial Loan” means the first Loan made on or after the Closing Date.
“Insolvency Event” means with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days or (ii) the commencement by such Person of a voluntary case under any Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due or the taking of such action by such Person in furtherance of any of the foregoing.
“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency,

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reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding” means, with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.
“Instrument” means any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
“Insurance Policy” means, with respect to any Receivable, (i) an insurance policy covering physical damage to or loss of the related Financed Vehicle or (ii) any lender’s single interest, credit life, disability, hospitalization and similar insurance policies with respect to the related Obligor.
“Insurance Proceeds” means any amounts payable or any payments made under any Insurance Policy.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of September 25, 2008, among Wells Fargo Bank, National Association, as the Collateral Custodian under the Existing Warehouse Agreements (as defined therein), the Trust Collateral Agent under certain of the Existing Securitizations (as defined therein) and the Indenture Trustee under the Existing Indentures (as defined therein), Wells Fargo Securities, LLC, as Deal Agent under the Wachovia Warehouse Agreement (as defined therein), Abbey National Treasury Services plc, as Deal Agent under the Abbey Warehouse Agreement (as defined therein), Santander Investment Securities Inc., as Deal Agent under the Santander Warehouse Agreement (as defined therein), and each other party that has executed an accession agreement thereto.
“Interest” means, for any Interest Period and the Loans Outstanding during such Interest Period, interest on the Loans Outstanding computed pursuant to Section 2.06; provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.
“Interest Period” means, with respect to any Payment Date, the period from and including the prior Payment Date to but excluding such current Payment Date (or, in the case of the first Payment Date, from and including the Closing Date to but excluding such Payment Date); provided, however, that any Interest Period that commences before the Facility Termination Date that would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.
“Invested Percentage” means, for a Lender on any day, the percentage equivalent of (i) the sum of (a) the portion of the Loans Outstanding (if any) funded by such Lender on or prior to such day, plus (b) any portion of the Loans Outstanding acquired by such Lender on or prior to

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such day as an assignee from another Lender pursuant to an Assignment and Acceptance, minus (c) any portion of the Loans Outstanding assigned by such Lender to an assignee on or prior to such day pursuant to an Assignment and Acceptance, divided by (ii) the Loans Outstanding on such day.
“Investment” means, with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” has the meaning assigned to such term in the Shareholders Agreement.
“Lender” means a Committed Lender, and “Lenders” means, collectively, all of the foregoing Persons.
“Lender Advance” means, with respect to a Committed Lender, such Person’s Lender Percentage of the Principal Amount of a particular Loan to be made to the Borrower on a Funding Date.
“Lender Group” means (i) a Committed Lender or (ii) a group of Lenders consisting of any Committed Lenders.
“Lender Percentage” means, with respect to a Committed Lender, its Commitment as a percentage of the Total Commitment.
“Lender Register” has the meaning given to such term in Section 11.01(d).
“Lender Termination Date” shall mean, for a Lender who is a Committed Lender, the Commitment Termination Date for such Lender.
“LFS Score” means Santander Consumer’s proprietary Loss Forecasting Score or any other similarly constructed credit score that replaces the Loss Forecasting Score.
“Liability” means any duty, responsibility, obligation or liability.
“LIBOR Business Day” means any day of the year other than a Saturday, Sunday or any day on which banking institutions in New York, New York or London, England generally are required or authorized to be closed.
“LIBOR Rate” means with respect to each day during an Interest Period, the rate per annum for one-month deposits in Dollars appearing on Bloomberg BBAM screen, as of 11:00 a.m., London, England time, two Business Days prior to the beginning of such Interest Period, or if such day is not a LIBOR Business Day, on the immediately preceding LIBOR Business Day; provided that in the event no such rate is shown, the LIBOR Rate shall be determined by reference to such other comparable available service for displaying eurodollar rates as may be

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reasonably selected by the Deal Agent; provided further that in the event no such service is available, the LIBOR Rate shall instead be determined by the Deal Agent at its principal office in New York, New York as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto) at which 30-day deposits in Dollars are being, have been or would be offered or quoted by Banco Santander to major banks in the applicable interbank market for deposits in Dollars held in financial institutions outside of the United States at or about 11:00 a.m., New York City time, on such day.
“Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind.
“Liquidation Proceeds” means, for any Collection Period and any Defaulted Receivable, the amount (which shall not be less than zero) received by the Servicer and deposited into the Master Collection Account and, after the Collateralization Date, subsequently deposited into the Collection Account after a Receivable became a Defaulted Receivable, in connection with the attempted realization of the full amounts due or to become due under such Receivable, whether from the sale or other disposition of the related Financed Vehicle, the proceeds of repossession or any collection effort, the proceeds of recourse or similar payments payable under the related Receivable, receipt of Insurance Proceeds or otherwise, net of any reasonable out-of-pocket expenses (exclusive of overhead) incurred by the Servicer with respect to the collection and enforcement of such Receivable, to the extent not previously reimbursed to the Servicer.
“Loan” has the meaning given to such term in Section 2.01(a).
“Loans Outstanding” means, on any day, the aggregate Principal Amount of Loans made on or prior to such day, reduced from time to time by payments and distributions in respect of principal of the Loan in accordance with the terms hereof.
“Lockbox” means the “Lockbox” described in the Lockbox Agreement, to which the Obligors and obligors with respect to all Recreational Vehicle and automobile loan receivables serviced by the Servicer send payment thereon, to be processed by the Lockbox Processor and deposited into the Master Collection Account, or another such lockbox to which the obligors with respect to Recreational Vehicle or automobile loan receivables serviced by a Subservicer send payment thereon.
“Lockbox Agreement” means the Remittance Processing Services Agreement, dated as of September 21, 2006, between Drive Financial Services LP and the Lockbox Processor, as amended, restated, supplemented or otherwise modified from time to time.
“Lockbox Processor” means Remitco, LLC.
“Long-Term Rating Requirement” means, with respect to any Person, that such Person has a long-term unsecured debt rating of not less than “A” by Standard & Poor’s and not less than “A2” by Moody’s.
“Margin” has the meaning given to such term on Exhibit H.

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“Master Collection Account” has the meaning given to such term in the Intercreditor Agreement.
“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the validity or enforceability of any material provision of this Agreement or any other Transaction Document, (ii) the validity or enforceability of a material portion of (a) the Contracts, (b) the Receivables, (c) the ABS Assets or (d) any other Collateral, (iii) the material rights and remedies of the Deal Agent and the Secured Parties, (iv) the ability of such Person to perform its material obligations under this Agreement or any Transaction Document to which it is a party or (v) the validity, perfection or priority of the Deal Agent’s interest in the Collateral.
“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.
“Monthly Interest Payment Amount” means, with respect to any Payment Date, the aggregate amount of Interest due with respect to the Loans Outstanding for the related Interest Period, less any portion thereof that has been previously paid pursuant to Section 2.05 or 2.14.
“Monthly Principal Payment Amount” means, with respect to any Payment Date, (i) prior to the Collateralization Date, the amount, if any, necessary to reduce the Loans Outstanding such that no Borrowing Base Deficiency exists after giving effect to such payment, (ii) after the Collateralization Date but prior to the Termination Date, the amount (or such lesser amount as then available pursuant to Section 2.07(b)(vi)), if any, necessary to reduce the Loans Outstanding such that no Borrowing Base Deficiency exists after giving effect to such payment and (iii) after the Termination Date, the amount (or such lesser amount as then available pursuant to Section 2.07(b)(vii)) necessary to reduce the Loans Outstanding to zero.
“Monthly Remittance Condition” means (i) no Servicer Termination Event shall have occurred or (ii) after a Banco Santander Change in Control shall have occurred, the Deal Agent shall not have notified the Servicer in writing that it no longer satisfies the Monthly Remittance Condition.
“Monthly Report” means a monthly statement of the Servicer required to be delivered pursuant to Section 7.07 with respect to the immediately preceding Collection Period, in substantially the form of Exhibit E.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Spread” means, for any Collection Period, (i) the Collected Yield for such Collection Period less (ii) the sum of the weighted average Servicing Fee Rates payable to Santander Consumer as Servicer, to Subservicers and to Santander Consumer as Master Servicer, in the case of Receivables serviced by Subservicers. accrued during such Collection Period and the weighted average rate per annum used to calculate Interest pursuant to Section 2.06 during such Collection Period.

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“Note” has the meaning given to such term in Section 2.04(a).
“Note and Security Agreement” means the installment note and security agreement related to a Contract Draft for a Financed Vehicle and acquired by an Originator.
“Obligations” means all loans, advances, debts, liabilities, indemnities and obligations for monetary amounts owing by the Borrower under the Transaction Documents or Santander Consumer under this Agreement to the Secured Parties, the Deal Agent, the Affected Parties, the Indemnified Parties or any of their respective assigns, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of the Loans, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), amounts payable pursuant to Section 2.12, Breakage Costs, fees, including Upfront Fees, Unused Facility Fees and any and all other fees, expenses, costs or other sums (including attorney fees and disbursements) chargeable to the Borrower under the Transaction Documents.
“Obligor” means each Person obligated to make payments pursuant to a Receivable, including any guarantor thereof.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Asset Control.
“Officer’s Certificate” means a certificate signed by any officer of the Borrower, the Servicer or any Originator, as the case may be, and delivered to the Deal Agent.
“Opinion of Counsel” means with respect to any Person, a written opinion of counsel, who is reasonably acceptable to the Deal Agent.
“Originator” means (i) Santander Consumer or (ii) any other originator in respect of an Approved Origination Channel, as the context requires.
“Owners” means the Lenders that are owners of record of the Notes or, with respect to any Note held by an Agent hereunder as nominee on behalf of Lenders in the related Lender Group, the Lenders that are beneficial owners of such Note as reflected on the books of such Agent in accordance with this Agreement and the other Transaction Documents.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Date” has the meaning given to such term in Exhibit H.
“Permitted Investments” means any of the following types of investments:
(i)    marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days from the date of acquisition;

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(ii)    bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which meets the Short-Term Rating Requirement;
(iii)    repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;
(iv)    commercial paper rated at least “A-1” by Standard & Poor’s and “Prime-1” by Moody’s;
(v)    money market funds registered under the Investment Company Act having a rating, at the time of such investment, of not less than “Aaa” by Moody’s and “AAA” by Standard & Poor’s;
(vi)    demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company meets the Short-Term Rating Requirement; and
(vii)    any other investments approved in writing by the Deal Agent;
provided, that (a) no such Permitted Investment may be purchased at a premium, (b) the Deal Agent and its Affiliates may be the issuer of any Permitted Investment and (c) so long as Banco Santander is Deal Agent hereunder, each of the Permitted Investments may be purchased by the Deal Agent or through an Affiliate thereof.
“Permitted Liens” means Liens in favor of any Agent or the Deal Agent, as agent for the Secured Parties created pursuant to this Agreement or any other Transaction Document and tax liens, mechanics’ liens and any other liens that attach to a Financed Vehicle by operation of law as a result of any act or omission by the related Obligor.
“Person” means an individual, partnership, corporation, trust (including a business or statutory trust), limited liability company, joint stock company, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
“Prime Rate” means, for any date of determination, (i) the highest rate of interest (or if a range is given, the highest prime rate) published in The Wall Street Journal on such date as constituting the “prime rate” or “base rate” in such publication’s Table of Money Rates on such

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date or (ii) if The Wall Street Journal is not published on such date, then in The Wall Street Journal most recently published, such rate to change as and when such designated rate changes.
“Principal Amount” means with respect to any Loan and any date of determination, the aggregate amount advanced by the Lenders on the related Funding Date in respect of such Loan.
“Principal Balance” means for any Receivable as of any day, the outstanding principal balance of such Receivable; provided, however, that the Principal Balance of any Defaulted Receivable is $0.
“Principal Terms” means those terms, conditions, amounts and percentages set forth on Exhibit H.
“Purchase Agreement” means the Purchase Agreement, dated as of [_________], 2011, between Santander Consumer and the Borrower, and each Transfer Agreement, in the form of Exhibit J.
“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (a) that meets or the parent of which meets, either (1) the Long-Term Rating Requirement or (2) the Short-Term Rating Requirement or (b) is otherwise acceptable to the Deal Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.
“Quarterly Measurement Date” means the date of the most recent quarterly financial statements delivered pursuant to Section 7.07(b).
“Receivable” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) Indebtedness owed to an Originator or the Borrower by an Obligor under a Contract included in the Schedule of Receivables, whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with the sale, refinancing or loan made by such Originator with respect to a Financed Vehicle in connection therewith, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto. Notwithstanding the foregoing, once the Deal Agent has released its security interest in a Receivable and the related Contract in accordance with the terms of this Agreement, such Receivable shall no longer be a Receivable hereunder.
“Receivable Asset Amount” has the meaning given to such term in Exhibit H.
“Receivable File” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement), with respect to (i) a Receivable and the related Contract, the original Contract, all original instruments modifying the terms and conditions of the Receivable or the related Contract and the original endorsements or assignments of such Contract and (ii) a Note and Security Agreement, the Contract Draft and an electronic copy of the related Note and Security Agreement.

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“Receivable Receipt” means the receivable receipt substantially in the form attached hereto as Exhibit G executed by the Servicer on behalf of the Deal Agent; provided, however, that so long as Santander Consumer is the Servicer, delivery of the Receivable Receipt may be effected by Servicer’s countersignature, in its capacity as Custodian, of a Funding Request that includes the acknowledgement contained in Exhibit G.
“Receivables Advance Rate” means the percentage specified in Exhibit H.
“Receivables Collections” means (except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement) (i) all cash collections or other cash proceeds of any Receivable received by the Servicer, an Originator or the Borrower from or on behalf of any Obligor in payment of any amounts owed in respect of such Receivable, including all Release Price amounts deposited in the Collection Account pursuant to Section 5.04(a), Insurance Proceeds, payments made by Dealers pursuant to Dealer Agreements, interest earnings in the Accounts and all Liquidation Proceeds and (ii) any other funds received by the Borrower, an Originator or the Servicer with respect to any Receivable (exclusive of ancillary fees, which may be retained by the Servicer), Financed Vehicle or any other Collateral (other than the ABS Assets).
“Records” means with respect to any Contract, all documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any related item of Collateral and the related Obligor.
“Recreational Vehicle” means any truck, van, fifth wheel, travel trailer or motor home, in each case, designed to contain living quarters to be used for recreational activities or travel.
“Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
“Regulation AB” means Regulation AB under the Securities Act.
“Release Price” means an amount equal to the Principal Balance of each Receivable or the ABS Principal Balance of each ABS Asset retransferred pursuant to Section 5.04, plus accrued interest on such Receivable (at the related APR) or such ABS Asset (at the related coupon rate).
“Required Data” means ongoing information regarding the Collateral required to be provided by the Borrower or the Servicer to the Deal Agent at the request of the Deal Agent.
“Required Lenders” means at a particular time, Lenders with Commitments in excess of 50.0% of the Total Commitment.
“Required Owners” means at a particular time, Owners holding, directly or beneficially, in excess of 50.0% of the Loans Outstanding.

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“Requirements of Law” means for any Person the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or order or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, State or local (including usury laws, the Federal Truth in Lending Act, and Regulations B, U, T, X and Z of the Federal Reserve Board).
“Responsible Officer” means, when used with respect to any Person, any officer of the such Person, including any president, vice president, assistant vice president, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject.
“Revolving Period” means the period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.
“Rolling Annualized Net Loss Ratio” means, as of the third Payment Date after the Closing Date and each Payment Date thereafter, the average of the Annualized Net Loss Ratio determined with respect to each of the three Collection Periods immediately preceding such Payment Date.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.
“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Santander Consumer” has the meaning given to such term in the Preamble.
“Schedule of ABS Assets” means the schedule of ABS Assets attached hereto as Schedule D, as updated from time to time.
“Schedule of Documents” means the schedule of documents attached hereto as Schedule E.
“Schedule of Receivables” means the schedule of Receivables attached hereto as Schedule C, as updated from time to time.
“Scheduled Payments” means regularly scheduled payments to be made by an Obligor pursuant to the terms of the related Contract.

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“Secured Party” means (i) each Lender and (ii) the Deal Agent acting on behalf of the Lenders.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization” means any (i) financing transaction undertaken by the Borrower or a Special Purpose Affiliate that is secured, directly or indirectly, by all or a portion of the Collateral, (ii) sale, lease or other transfer by the Borrower or a Special Purpose Affiliate of all or a portion of the Collateral or (iii) other asset securitization, secured loan or similar transaction involving all or a portion of the Collateral.
“Securitization Date” means the date upon which a Securitization is consummated.
“Securitization Date Certificate” means a certificate, substantially in the form attached as Annex 1 to Exhibit F hereto, delivered by an Authorized Officer of the Servicer on a Securitization Date indicating that the requirements set forth in this Agreement for a Securitization have been satisfied.
“Securitization Release” means a release executed pursuant to Section 2.14, substantially in the form of Exhibit F hereto.
“Servicer” has the meaning given to such term in the Preamble.
“Servicer Advance” means an advance made by the Servicer pursuant to Section 7.05.
“Servicer File” means, with respect to a Receivable, each of the following documents:
(i)    a copy (but not the original) of the retail installment contract and security agreement and original amendments to the retail installment contract and security agreement;
(ii)    a copy (but not the original) of the Contract Draft and an electronic copy of the related Note and Security Agreement;
(iii)    the original Certificate of Title with a lien notation or an application therefor (to the extent applicable State law permits or requires the Servicer to hold the Certificate of Title); and
(iv)    such other documents as the Servicer customarily retains in its files in order to accomplish its duties under this Agreement.
“Servicer Termination Event” has the meaning given to such term in Section 7.11.
“Servicer Termination Notice” has the meaning given to such term in Section 7.11.
“Servicer Transaction Documents” means all Transaction Documents to which the Servicer is a party or by which it is bound.

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“Servicing Fee” means the fee payable to the Servicer in accordance with Section 2.11(b).
“Servicing Fee Rate” has the meaning set forth on Exhibit H.
“Shareholders Agreement” means the Shareholders Agreement, dated as of [___________], 2011 among Santander Consumer USA Inc., [Sponsor Auto Finance Holdings Series LP], Santander Holdings USA, Inc., Dundon DFS, LLC, Thomas G. Dundon and Banco Santander, S.A.
“Short-Term Rating Requirement” means a short-term unsecured debt rating of not less than A-1 by Standard & Poor’s and not less than P-1 by Moody’s.
“Special Purpose Affiliate” means any special purpose entity that is an Affiliate of the Borrower and was created for the purpose of one or more Securitizations.
“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“State” means any state of the United States or the District of Columbia.
“Subsequent Asset” means each Subsequent Receivable and each ABS Asset that becomes a part of the Collateral on any Addition Date.
“Subsequent Loan” means each Loan made following the Initial Loan.
“Subsequent Receivable” means each Receivable that becomes a part of the Collateral on any Addition Date.
“Subservicer” means a subservicer appointed by the Servicer for the servicing and administration of the Receivables.
“Subsidiary” means, with respect to a Person, any entity with respect to which more than 50% of the outstanding equity or voting securities shall at any time be owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.
“Substitute Receivable” means an Eligible Receivable not previously a part of the Collateral substituted for an Ineligible Receivable pursuant to Section 5.04(a) with a Principal Balance and APR at least equal to that of the Ineligible Receivable being so substituted.
“Successor Servicer” has the meaning given to such term in Section 7.12(b).
“Tangible Net Worth” means, with respect to any Person, the net worth of such Person calculated in accordance with GAAP, after subtracting therefrom the aggregate amount of such Person’s intangible assets, including goodwill, franchises, licenses, patents, trademarks, copyrights and service marks.

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“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any Government Authority.
“Termination Date” means the earlier to occur of (i) the Commitment Termination Date and (ii) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b).
“Termination Event” has the meaning given to such term in Section 8.01(a).
“Total Commitment” means the aggregate Commitments of all of the Lenders.
“Transaction Documents” means this Agreement, each Note, the Purchase Agreement, each ABS Collateral Conveyance Agreement, each Transfer Agreement, the Intercreditor Agreement and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents, certificates, opinions, agreements or writings.
“Transfer Agreement” means a Transfer Agreement in substantially the form attached to the Purchase Agreement as Exhibit A, executed by the Borrower and Santander Consumer in connection with a transfer of Receivables and the related Collateral on any Funding Date.
“Transfer Restriction Termination Date” means the earlier of the closing date of the IPO and [insert first option put date], 2014.
“Transition Expenses” has the meaning given to such term in Section 7.12(e).
“Trigger Period” has the meaning set forth in Exhibit H.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“United States” or “U.S.” means the United States of America.
“Unmatured Termination Event” means any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.
“Unreimbursed Servicer Advances” means, at any time, the amount of all previous Servicer Advances (or portions thereof) as to which the Servicer has not been reimbursed as of such time pursuant to Section 2.07.
“Unsecured Amount” has the meaning set forth on Exhibit H.
“Unused Facility Fee” means, with respect to each Lender Group for any Payment Date and the related Interest Period, the fee payable by the Borrower in an amount equal to the product of (i) the Unused Facility Fee Rate, (ii) the average daily excess during such Interest Period of the such Lender Group’s Commitment over the portion of the Loans Outstanding made

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by the Lenders of such Lender Group, and (iii) a fraction, the numerator of which is equal to the actual number of days comprising such Interest Period and the denominator of which is 360.
“Unused Facility Fee Rate” has the meaning set forth on Exhibit H.
“Upfront Fee” has the meaning set forth in Exhibit H.
Section 1.02.   Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP.
Section 1.03.   Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.04.   Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) references to a Person are also to its successors and permitted assigns; (vii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (viii) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (ix) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (x) the term “proceeds” has the meaning set forth in the applicable UCC.
ARTICLE II
LOANS
Section 2.01.   Loans.
(a)    On the terms and conditions set forth herein, including this Section and Article IV, the Borrower may from time to time on any Business Day during the Revolving Period, request that each Committed Lender make an advance (each, a “Loan”) in the amount of such Committed Lender’s Lender Advance to the Borrower on a Funding Date. The Loan made on the Closing Date shall be the Initial Loan and each Loan made thereafter shall be a Subsequent Loan. Each Loan shall be in an amount at least equal to $5,000,000 or integral multiples of $100,000 in excess thereof.

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(b)    No later than 2:00 p.m., New York City time, two Business Days prior to a proposed Funding Date (including the Closing Date), the Borrower shall notify the Deal Agent of such proposed Funding Date and Loan by delivering to the Deal Agent, in form and substance satisfactory to the Deal Agent:
(i)    a Funding Request, which will include, among other things, the proposed Funding Date, a calculation of the Borrowing Base (calculated as of the related Cutoff Date) and the Principal Amount of the Loan requested;
(ii)    with respect to any Loan in connection with which Eligible Receivables and/or Eligible ABS Assets are being added to the Collateral, the Servicer shall have delivered to the Deal Agent on or prior to the date of such Loan (i) a Transfer Agreement (including the Schedule of Receivables attached thereto) and/or an ABS Collateral Conveyance Agreement in each case dated within ten days prior to the date of such Loan and (ii) to the extent not incorporated into the Funding Request, a duly executed Receivable Receipt from the Custodian with respect to each Eligible Receivable identified as an “Eligible Receivable” in the related Borrowing Base calculation; and
(iii)    if requested by the Deal Agent, an updated Schedule of Receivables and/or Schedule of ABS Assets.
(c)    Notwithstanding any other provision or condition of this Agreement, Borrower may from time to time on any Business Day request in writing that one or more (i) asset backed certificates, asset backed notes or similar credit instruments issued by, or a right to payment from, a trust or other issuer under an indenture, trust agreement or sale and servicing agreement, (ii) bonds, debt instruments or similar financial assets or (iii) acquired assets or receivables that do not in each case otherwise satisfy each of the applicable eligibility criteria for an Eligible Receivable or an Eligible ABS Asset be included as Collateral and/or in the Borrowing Base. Upon approval by the Deal Agent of the terms and conditions under which such assets shall be included as Collateral and/or in the Borrowing Base, which approval shall be given or withheld in the sole discretion of the Deal Agent, the Borrower and the Deal Agent shall execute and deliver a collateral consent setting forth such agreed upon terms and conditions including any amendment to the Principal Terms applicable to such assets (each a “Collateral Consent”).
(d)    Following receipt by the Deal Agent of a Funding Request during the Revolving Period, each Committed Lender shall make its Lender Advance in respect of a Loan requested by the Borrower, in each case subject to the conditions contained herein, in an aggregate amount equal to the Loan so requested.
(e)    In no event shall:
(i)    a Committed Lender be required on any date to fund a Principal Amount that would cause its Invested Percentage of the Loans Outstanding on such date to exceed its Commitment;

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(ii)    any Loan be requested hereunder, nor shall any Lender be obligated to fund its Lender Advance of any Loan, to the extent that, after giving effect to such Loan, a Borrowing Base Deficiency would exist (calculated by the Servicer as of the last day of the Collection Period preceding the most recent Determination Date, or as of the related Cutoff Date in the case of Receivables and/or ABS Assets transferred to the Borrower on such Funding Date or on any prior Funding Date for which the Cutoff Date is subsequent to the last day of such Collection Period);
(iii)    the Principal Amount of any Loan exceed the Available Amount on such day; or
(iv)    more than one Loan be funded on any Business Day.
Section 2.02.   Funding Mechanics.
(a)    If any Funding Request is delivered to the Deal Agent after 2:00 p.m., New York City time, two Business Days prior to the proposed Funding Date, such Funding Request shall be deemed to be received prior to 2:00 p.m., New York City time, on the next succeeding Business Day and the proposed Funding Date of such proposed Loan shall be deemed to be the second Business Day following such deemed receipt. Each Funding Request shall include a representation by the Borrower that (i) the requested Loan will not, on the Funding Date, exceed the Available Amount and (ii) all conditions precedent to the making of such Loan have been satisfied. Any Funding Request shall be irrevocable.
(b)    Each Lender’s Lender Advance of a Loan shall be made available to the Agent for its Lender Group, subject to the fulfillment of the applicable conditions set forth in Article IV, at or prior to 12:00 noon, New York City time, on the applicable Funding Date, by deposit of immediately available funds to an account of such Agent. Such Agent shall promptly notify the Borrower and the Deal Agent in the event that any Lender either fails to make such funds available to such Agent before such time or notifies such Agent that it will not make such funds available to such Agent before such time. Subject to (i) such Agent’s receipt of such funds and (ii) the fulfillment of the applicable conditions set forth in Article IV, as determined by such Agent, such Agent will not later than 12:30 p.m., New York City time, on such Funding Date make such funds available, in the same type of funds received, by wire transfer thereof to the Deal Agent’s Account. Subject to (i) the Deal Agent’s receipt of such funds and (ii) the fulfillment of the applicable conditions set forth in Article IV, as certified to the Deal Agent, the Deal Agent will not later than 1:00 p.m., New York City time, on such Funding Date make such funds available, in the same type of funds received, by wire transfer thereof to the Borrower’s Account. If any Lender makes available to the Deal Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article, and such funds are not made available to the Borrower by the Deal Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Deal Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(c)    The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
Section 2.03.   Reductions of Commitments.
(a)    At any time the Borrower may, upon at least five Business Days’ prior written notice to the Deal Agent, reduce the Facility Amount, which shall be applied, unless otherwise consented to by the Deal Agent and the Agents, pro rata to the Commitments; provided, that no reduction of the Facility Amount shall result in the Loans Outstanding exceeding the Facility Amount. The Deal Agent shall promptly deliver a copy of any notice referred to in the preceding sentence to each applicable Agent and Lender. Each partial reduction shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof. Reductions of the aggregate Commitments pursuant to this Section shall be allocated to the Commitment of each Committed Lender pro rata based on the Lender Percentage represented by such Commitment. Any request for a reduction in the Facility Amount shall be irrevocable.
(b)    On the Lender Termination Date for a Committed Lender, the Commitment of such Lender shall be automatically reduced to zero. On the Termination Date, the Commitments of all Lenders shall be automatically reduced to zero.
Section 2.04.   The Notes.
(a)    The Loans made by the Lenders hereunder shall be evidenced by one or more duly executed promissory notes payable to the order of the Persons specified by the Owners, in an aggregate principal amount equal to the Facility Amount, in substantially the form of Exhibit B hereto (each, a “Note” and collectively, the “Notes”). Each Note shall be dated the Closing Date and shall otherwise be duly completed. The maturity date of each Note shall be the 80th Payment Date following the Termination Date or such other date as to which the Deal Agent, with the consent of each Lender, shall notify the Borrower in writing.
(b)    Each Agent is hereby authorized to enter notations (which may be computer generated) on a schedule attached to the Note with respect to each Lender Advance made by each Lender hereunder, regarding (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Agent to make any such notation on the schedule attached to the Note shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.
(c)    Promptly following the Facility Termination Date, the Deal Agent shall mark each Note “Paid” and return it to the Borrower.

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Section 2.05.   Optional Principal Repayments. The Borrower may, prior to the occurrence of a Termination Event, prepay all or any portion of the Loans Outstanding on any day, on two Business Days’ prior notice to the Deal Agent; provided that (i) the amount prepaid is at least $1,000,000 or integral multiples of $100,000 in excess thereof (unless otherwise agreed to in writing by the Deal Agent); (ii) the Borrower pays to the Deal Agent, for the account of the Secured Parties, on the date of any such prepayment (a) accrued Interest with respect to the portion of the Loans Outstanding to be prepaid through the date of prepayment, as calculated by the Deal Agent, and (b) all other Aggregate Unpaids payable to any Indemnified Party under this Agreement through the date of such prepayment, including any fees or other amounts payable pursuant to Section 9.01; and (iii) the Borrower certifies that following such prepayment, the Borrower will be in compliance with the provisions of this Agreement. Any notice of a prepayment shall be irrevocable. The Deal Agent shall provide prompt notice to the Lenders and the Agents following receipt of any notice of intent to prepay.
Section 2.06.   Payments.
(a)    The Borrower shall pay Interest on the Loans Outstanding during each Interest Period on the related Payment Date in an amount equal to the sum of the product for each day in such Interest Period of (i) the Loans Outstanding on such day, (ii) the Adjusted Eurodollar Rate for such day, (iii) the Margin for such day and (iv) 1/360. After the declaration of the occurrence of the Termination Date pursuant to Section 8.01(b), each Lender’s Invested Percentage of the Loans Outstanding shall bear Interest at the Alternative Rate plus 2.00%.
(b)    Unless otherwise specified, Interest calculated by reference to (i) the LIBOR Rate shall be calculated on the basis of a 360-day year for the actual days elapsed and (ii) the Prime Rate shall be calculated on the basis of a 365- or 366-day year, as applicable, for the actual days elapsed. Periodic fees or other periodic amounts payable hereunder shall be calculated, unless otherwise specified, on the basis of a 360-day year and for the actual days elapsed.
(c)    The principal of and Interest on the Notes shall be paid as provided herein and in the Notes. In the case of Notes held by an Agent as agent for its Lender Group, such Agent shall allocate to the members of its Lender Group each payment in respect of the Notes received by such Agent as provided herein. Payments in respect of Interest (including pursuant to Section 2.05) shall be allocated and applied to Owners of such Note based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower. Payments in respect of principal shall be allocated and applied to Owners of such Note based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower.
(d)    The Deal Agent shall deliver to the Borrower on each Determination Date an invoice, setting forth (i) an estimate of the Interest payable to the Lenders for the next Interest Period and (ii) the amount of any variation between the Interest payable to the Lenders for the preceding Interest Period based on such notices and estimates and accrued but unpaid Interest payable to the Lenders for such Interest Period based on its final determination of the Interest

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payable for such Interest Period. The amount of any shortfall in Interest based on such variation shall be included in the Monthly Interest Payment Amount payable on the Payment Date related to the next Interest Period, and the amount of any overpayment of Interest to the Lenders based on such variation shall be credited against the Monthly Interest Payment Amount otherwise payable for such Interest Period.
(e)    Notwithstanding any other provision of this Agreement or the other Transaction Documents, if at any time the rate of interest payable by any Person under the Transaction Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had Applicable Law not limited the interest rate so payable. In no event shall the total Interest received by a Lender under this Agreement and the other Transaction Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.
Section 2.07.   Settlement Procedures.
(a)    Prior to the Collateralization Date, on each Payment Date, the Servicer shall pay (or shall instruct the Qualified Institution then holding the ABS Collateral Account to pay) to the following Persons, from the ABS Collateral Account to the extent of Available Funds on deposit therein, and the Borrower shall pay, after application of such Available Funds, all remaining amounts set forth below in the following order of priority:
(i)    First, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances;
(ii)    Second, to the Servicer, the accrued and unpaid Servicing Fee;
(iii)    Third, if a Collateral Custodian is appointed and, to the extent not paid for by Santander Consumer, to such Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fee;
(iv)    Fourth, pro rata, to the Deal Agent for the payment, on a pari passu basis to each Lender, in an amount equal to (A) the Monthly Interest Payment Amount for such Payment Date, (B) any unpaid Breakage Costs, (C)any accrued and unpaid Unused Facility Fees and (D) any Upfront Fees payable on such Payment Date;
(v)    Fifth, to any Successor Servicer, any unpaid Transition Expense payable pursuant to Section 7.12(e);
(vi)    Sixth, to the Deal Agent for the ratable payment to each Lender, the Monthly Principal Payment Amount with respect to such Payment Date; and

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(vii)    Seventh, to the Deal Agent for the ratable payment to the appropriate entities in an amount equal to all other Aggregate Unpaids (other than the Loans Outstanding) then due to the Secured Parties, the Deal Agent, the Affected Parties or the Indemnified Parties for the payment thereof; and
(viii)    Eighth, any remaining amount shall be distributed to the Borrower.
(b)    On or after the Collateralization Date, on each Payment Date, the Servicer shall pay (or shall instruct the Qualified Institution then holding the Collection Account to pay) to the following Persons, from the Collection Account to the extent of Available Funds, the following amounts in the following order of priority:
(i)    First, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances;
(ii)    Second, to the Servicer, the accrued and unpaid Servicing Fee;
(iii)    Third, if a Collateral Custodian is appointed and, to the extent not paid for by Santander Consumer, to the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fee;
(iv)    Fourth, pro rata, to the Deal Agent for the payment, on a pari passu basis to each Lender, in an amount equal to (A) the Monthly Interest Payment Amount for such Payment Date, (B) any unpaid Breakage Costs, (C) any accrued and unpaid Unused Facility Fees and (D) any Upfront Fees payable on such Payment Date;
(v)    Fifth, to any Successor Servicer, any unpaid Transition Expense payable pursuant to Section 7.12(e);
(vi)    Sixth, to the Deal Agent for the ratable payment to each Lender, the Monthly Principal Payment Amount with respect to such Payment Date;
(vii)    Seventh, to the Deal Agent for the ratable payment to the appropriate entities in an amount equal to all other Aggregate Unpaids (other than the Loans Outstanding) then due to the Secured Parties, the Deal Agent, the Affected Parties or the Indemnified Parties, for the payment thereof; and
(viii)    Eighth, any remaining amount shall be distributed to the Borrower.
Section 2.08.   Mandatory Payments. The Borrower promises to pay to the Deal Agent for the account of each Lender, (i) upon the written request of the Deal Agent, all Breakage Costs, the amount of which shall determined by a Lender, set forth in a written notice delivered to the Borrower and the Deal Agent no later than the fourth Business Day immediately preceding the date on which payment of such Breakage Costs is to be requested, and which shall be conclusive absent manifest error and (ii) all other amounts required to be paid by the Borrower in accordance herewith.

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Section 2.09.   Payments, Computations, Etc.
(a)    Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m., New York City time, on the day when due in Dollars in immediately available funds to the Deal Agent’s Account. Except as otherwise provided in Section 2.06, the Borrower shall, to the extent permitted by law, pay to the Lender interest on all amounts not paid or deposited when due hereunder at 2.00% per annum above the rate applicable to the Loans Outstanding, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate.
(b)    Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, except in the case where the next succeeding Business Day would occur in the succeeding calendar month, in which case such payment shall be due on the preceding Business Day or (ii) is received after 11:00 a.m., New York City time, such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.
(c)    If any Loan requested by the Borrower and approved by a Lender and the Deal Agent pursuant to Section 2.01 is not, for any reason (other than the gross negligence, bad faith or willful misconduct of such Lender) made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any reasonable loss, cost or expense incurred by such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.
(d)    All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.
(e)    To the extent that (i) any Person makes a payment to any party hereto or (ii) any party hereto receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the related party hereto.
Section 2.10.   Collections and Allocations; Investment of Funds.
(a)    On or before the Closing Date or the applicable Funding Date (with respect to Subsequent Receivables), the Borrower or the Servicer shall have instructed all related

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Obligors to make all payments in respect of the related Receivables to the Lockbox. All payments received from Obligors will in all events be deposited into the Master Collection Account within two Business Days of receipt.
(b)    After the Collateralization Date, the Servicer shall transfer, or cause to be transferred, all Receivables Collections on deposit in the form of immediately available funds in the Master Collection Account to the Collection Account (i) so long as the Monthly Remittance Condition is satisfied, no later than 11:00 a.m., New York City time, on the related Payment Date or (ii) if the Monthly Remittance Condition is not satisfied, as soon as possible, but in no event later than the close of business on the second Business Day after such Receivables Collections are deposited into the Master Collection Account. Each of the Servicer and the Borrower shall promptly (but in no event later than two Business Days after the receipt thereof) deposit all Receivables Collections received by it in the Master Collection Account. The Servicer shall make such deposits or payments on the date indicated therein by electronic funds transfer, in immediately available funds.
(c)    On each Funding Date after the Collateralization Date, the Servicer will deposit (in immediately available funds) all Receivables Collections available after the applicable Cutoff Date and through and including the Funding Date in respect of Receivables pledged on such date (i) if the Monthly Remittance Condition is satisfied on such date, into the Master Collection Account or (ii) if the Monthly Remittance Condition is not satisfied on such date, into the Collection Account.
(d)    To the extent there are uninvested amounts on deposit in the Collection Account, such amounts shall be invested in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected by the Servicer. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower.
(e)    On or after the Collateralization Date, the Servicer shall cause to be transferred all ABS Collections on deposit in the ABS Collateral Account into the Collection Account no later than 11:00 a.m., New York City time, on each Payment Date. To the extent there are uninvested amounts on deposit in the ABS Collateral Account, such amounts shall be invested in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected by the Servicer. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower.
Section 2.11.   Fees.
(a)    The Borrower hereby agrees to pay to the Deal Agent on behalf of each Lender, monthly in arrears, the Unused Facility Fee, if any, payable in accordance with Section 2.07. Payments of the Unused Facility Fee shall be allocated and paid to the Committed Lenders pro rata based on their respective Commitments for the applicable Interest Period. Each Committed Lender in a Lender Group shall be entitled to receive the share of the Unused Facility Fee allocated to such Lender Group as may be agreed upon from time to time between such

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Committed Lender and the related Agent. The Upfront Fee will be fully earned on the Closing Date and will be payable as provided in Exhibit H.
(b)    The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.07, which fee shall be equal to the product of (i) the Servicing Fee Rate and (ii) the Aggregate Principal Balance (excluding all Receivables that have been released pursuant to Section 5.04(a)) as of the first day of the related Collection Period and (iii) 1/12th.
(c)    Any backup servicer and the Collateral Custodian, if any, shall be entitled to receive any accrued and unpaid fees due to them, respectively, in accordance with Section 2.07.
(d)    The Borrower shall have paid to the Deal Agent, on or before the Closing Date, any fees set forth in Exhibit H to be paid on the Closing Date.
(e)    The Borrower shall pay to counsel for the Deal Agent and the Lenders on the Closing Date, its estimated reasonable fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of such counsel within ten Business Days after receiving an invoice for such amounts.
Section 2.12.   Increased Costs; Capital Adequacy; Illegality.
(a)    If after the Closing Date either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by a Lender or any of its Affiliates (each, an “Affected Party”) with any guideline or request from any central bank or other governmental agency or authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any portion of a Loan hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Federal Reserve Board, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party, or (C) impose any other condition affecting any portion of a Loan or a Lender’s rights hereunder, the result of which is (1) a fee, expense, internal capital charge or other imputed cost allocable to any Affected Party, (2) any increased cost charged to any Affected Party or (3) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered. In connection with the foregoing, the Borrower and the Servicer agree to cooperate with the Deal Agent to take any action or provide any information (including any Required Data) reasonably requested by the Deal Agent to mitigate any cost, expense or condition described above. In no

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event will the Deal Agent be expected or required to monitor the occurrence of any of the events or contingencies described in this Section.
(b)    If after the Closing Date either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy, including Basel II, that has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.
(c)    In determining any amount provided for in this Section, each Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.
(d)    If a Lender shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (i) of the definition of “Eurodollar Disruption Event” has occurred, the Deal Agent shall in turn so notify the Borrower, whereupon all Loans in respect of which Interest accrues at a rate based upon the LIBOR Rate shall immediately be converted into Loans in respect of which Interest accrues based upon the Alternative Rate.
Section 2.13.   Taxes.
(a)    All payments made by the by the Borrower in respect of any Loan and all other payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by Applicable Law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to each Lender will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to Taxes related to the net income or franchise taxes imposed on a Lender, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which such Lender is organized or is paying Taxes as of the Closing Date. If a Lender pays any Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section, the Borrower shall promptly reimburse such Lender in full.

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(b)    The Borrower will indemnify each Lender for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including any Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Lender making a demand for indemnity payment hereunder shall provide the Borrower with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender stating or otherwise evidencing that it has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten days from the date a Lender makes written demand therefor.
(c)    Within 30 days after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower will furnish to the Deal Agent at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.
(d)    If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall, to the extent that it may then do so under Applicable Law, deliver to the Borrower, with a copy to the Deal Agent, (i) within 15 days after the Closing Date, or, if later, the date on which such Lender becomes a Lender hereunder one (or such other number as may from time to time be prescribed by Applicable Law) duly completed copy of Internal Revenue Service Form W‑8ECI or Form W‑8BEN (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section, one copy (or such other number as may from time to time be prescribed by Applicable Law) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law.
(e)    For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or statement described in Section 2.13(d) (other than if such failure is due to a change in law occurring after the Closing Date), such Lender shall not be entitled to indemnification under Section 2.13(a) or 2.13(b) with respect to any Taxes to the extent such Taxes would not have been imposed had such form, certificate or statement been provided.
(f)    Within 30 days of the written request of the Borrower therefor, each Lender shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) each Lender shall not be required to deliver such certificates, forms or other documents if in its sole discretion it is determined that the deliverance of any such certificate, form or other document would have a material adverse affect on such Lender and (ii) the Borrower shall reimburse such Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.
Section 2.14.   Securitization.

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(a)    On any Business Day, the Borrower shall have the right to prepay all or a portion of the Loans Outstanding and require the Deal Agent to release its security interest and Lien on the related Receivables or ABS Assets in connection with a Securitization, subject to the following terms and conditions:
(i)    The Borrower shall have given the Deal Agent at least ten Business Days’ prior written notice of its intent to effect a Securitization and shall provide the Deal Agent with the information required to produce the related Securitization Release, substantially in the form attached as Annex 2 to Exhibit F hereto.
(ii)    Unless a Securitization is to be effected on a Payment Date in respect of which a Monthly Report is required to be delivered pursuant to Section 7.07 (in which case the relevant calculations with respect to such Securitization shall be reflected on such Monthly Report), the Servicer shall deliver to the Deal Agent a Securitization Date Certificate, together with evidence to the reasonable satisfaction of the Deal Agent that the Borrower shall have sufficient funds on the related Securitization Date to effect such Securitization in accordance with this Agreement.
(iii)    On the related Securitization Date, the following shall be true and correct and the Borrower shall be deemed to have certified that after giving effect to the Securitization and the release to the Borrower of the related Receivables and/or ABS Assets on the related Securitization Date, (A) unless all Aggregate Unpaids will be paid in connection with the Securitization, no Termination Event has occurred or will result from such Securitization and (B) there shall not exist any Borrowing Base Deficiency and, if such Securitization Date occurs during any calendar month prior to the Determination Date for such calendar month, there shall be no reason to believe that a Borrowing Base Deficiency will be determined to exist on such Determination Date.
(iv)    On the related Securitization Date, the Deal Agent shall have received, for the benefit of the Lenders, in immediately available funds, an amount equal to the sum of (A) the portion of the aggregate Loans Outstanding to be prepaid, (B) an amount equal to all unpaid Interest (including Interest not yet accrued) to the extent reasonably determined by the Deal Agent to be attributable to that portion of the Loans Outstanding to be paid in connection with the Securitization, (C) an aggregate amount equal to the sum of all other amounts due and owing to the Deal Agent and the Lenders under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter attributable to that portion of the Loans Outstanding to be paid in connection with the Securitization and (D) all other Aggregate Unpaids with respect thereto. The amount paid pursuant to (1) clause (A) shall be applied on such Securitization Date to the payment of principal on the Loans Outstanding, (2) clause (B) shall be applied as Available Funds pursuant to Section 2.07 on the next Payment Date (or on such Payment Date, if the Securitization Date is on a Payment Date) and (3)

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clauses (C) and (D) shall be paid to the Persons to whom such amounts are to be owed on such Securitization Date; provided, however, that if the amount paid pursuant to clause (A) exceeds the Loans Outstanding on such Securitization Date, then the amount of such excess shall be distributed to the Borrower on such Securitization Date.
(v)    On or prior to the related Securitization Date, the Borrower shall have delivered to the Deal Agent a list specifying all Contracts under which the Receivables not to be released pursuant to such Securitization arose.
(vi)    On or prior to the related Securitization Date, there are no Unreimbursed Servicer Advances associated with the Receivables to be released.
(b)    The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Deal Agent and the Lenders in connection with any Securitization (including expenses incurred in connection with the release of the Lien of the Deal Agent, the Lenders and any other party having such an interest in the Receivables in connection with such Securitization).
(c)    In connection with any Securitization, on the related Securitization Date, subject to satisfaction of the conditions referred to in this Section, the Deal Agent shall, at the expense of the Borrower (i) execute such instruments of release with respect to the portion of the Receivables and/or ABS Assets (and the other related Collateral) to be released to the Borrower, including a Securitization Release, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any portion of the Receivables and/or ABS Assets (and the other related Collateral) to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Servicer to take such actions, as are necessary and appropriate to release the Lien of the Deal Agent on the portion of the Receivables and/or ABS Assets (and the other related Collateral) to be released to the Borrower and deliver to the Borrower such Receivables and/or ABS Assets and related Collateral.
Section 2.15.   Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans Outstanding funded by it any payment in excess of its Invested Percentage in such payment, such Lender shall immediately (a) notify the Deal Agent of such fact, and (b) purchase from the other Lenders such participations made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata (based on the Lender Percentage of each Lender) with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was the direct creditor of the Borrower in the amount of such participation. The Deal Agent will keep

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records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify each Agent following any such purchases or repayments.
Section 2.16.   Limited Guaranty by Santander Consumer. In recognition of the direct and indirect benefits to be received by Santander Consumer from the proceeds of the Lender Advances, Santander Consumer, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Unsecured Amount together with all Interest accrued thereon and all other amounts payable under this Agreement with respect thereto (the “Guaranteed Obligations”). Pursuant to Section 8.01(b), the Unsecured Amount shall become due and payable on the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b) following the occurrence of a Termination Event. If any or all of the Guaranteed Obligations becomes due and payable, Santander Consumer, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to the Deal Agent, for the benefit of the Lenders, together with any and all expenses that may be incurred by the Deal Agent or any Lender in demanding, enforcing, or collecting any of the Guaranteed Obligations; provided, however, that, if the Guaranteed Obligations become due and payable during a Trigger Period, the portion of the Unsecured Amount attributable to the zero value of the Receivable Asset Amount, the Acquired Receivable Asset Amount and the ABS Asset Amount shall not be due and payable by Santander Consumer under this Section 2.16 until the earlier of (i) the Payment Date after the Collection Period during which the Principal Balances of all Receivables and the ABS Principal Balance of all ABS Assets shall have been reduced to zero and (ii) the Payment Date after the Collection Period during which all Receivables and ABS Assets shall have been sold pursuant to Section 8.02(c) after the declaration or automatic occurrence of the Termination Date pursuant to Section 8.01(b) following the occurrence of a Termination Event. The liability of Santander Consumer under this Section is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guaranteed Obligations. The guaranty by Santander Consumer hereunder is a guaranty of payment and not of collection. The obligations of Santander Consumer hereunder are independent of the obligations of the Borrower or any other Person and a separate action or actions may be brought and prosecuted against Santander Consumer whether or not action is brought against the Borrower or any other Person and whether or not the Borrower or any other Person be joined in any such action or actions.
ARTICLE III
SECURITY
Section 3.01.   Collateral.
(a)    The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law. As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise,

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of the Obligations, the Borrower hereby grants to the Deal Agent, as agent for the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now existing or owned or hereafter arising or acquired by the Borrower (collectively, the “Collateral”):
(i)    the Receivables and the related Contracts, and any accounts or obligations evidenced thereby, any guarantee thereof, all Receivables Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;
(ii)    all of the Borrower’s interest in the Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in the Financed Vehicles and the security interests in the Financed Vehicles securing the Receivables, including all proceeds from any sale or other disposition of the Financed Vehicles;
(iii)    the ABS Assets and any obligations evidenced thereby, any guarantee thereof, all ABS Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to the ABS Assets) to become due or received by any Person in payment of any of the foregoing on or after the date such ABS Assets become part of the Collateral;
(iv)    the Account Collateral;
(v)    the Borrower’s rights to the Master Collection Account;
(vi)    all ABS Asset Files, all Receivable Files, all Servicer Files, the Schedule of ABS Assets and the Schedule of Receivables and all right, title and interest of the Borrower in and to the documents, agreements and instruments included in the ABS Asset Files, the Receivable Files and the Servicer Files, including rights of recourse of the Borrower against the related Originators and/or any Dealer;
(vii)    all of the Borrower’s interest in all Records, documents and writings evidencing or related to the ABS Assets. the Receivables or the Contracts;
(viii)    all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to the Financed Vehicles, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, and all proceeds thereof;

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(ix)    all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the ABS Assets or the Receivables, whether pursuant to the related Contracts or otherwise;
(x)    all of the Borrower’s interest in all rights to payment under all servicer contracts and other contracts and agreements associated with the ABS Assets and the Receivables and all of the Borrower’s interest in all recourse rights against the related Dealers, if any (excluding any rights in any Dealer reserve and rights under the related Dealer Agreements, if any);
(xi)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the ABS Assets, the Receivables and the Financed Vehicles;
(xii)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(xiii)    all of the Borrower’s right, title and interest in and to the Purchase Agreement (including each Transfer Agreement) and remedies thereunder and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the Purchase Agreement;
(xiv)    all of the Borrower’s right, title and interest in and to the ABS Collateral Conveyance Agreements and remedies thereunder and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the ABS Collateral Conveyance Agreements;
(xv)    all other items hereinafter designated as Collateral in a Collateral Consent; and
(xvi)    all income and proceeds of the foregoing.
(b)    The grant under this Section does not constitute and is not intended to result in a creation or an assumption by the Deal Agent, any Agent or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Deal Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) none of the Deal Agent, any Agent or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Deal Agent, any Agent or

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any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
(c)    Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Person shall be Collateral.
Section 3.02.   Release of Collateral; No Legal Title.
(a)    At the same time as any (i) Contract expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Master Collection Account or (ii) has been prepaid in full and all amounts in respect thereof have been paid by the related Obligor and deposited in the Master Collection Account, the Deal Agent will, to the extent requested by the Servicer, release its interest in such Contract and the related Collateral. In connection with any sale of a Financed Vehicle on or after the occurrence of an event described in clauses (i) or (ii) above or in connection with a Defaulted Receivable, after the deposit by the Servicer of the proceeds of such sale into the Master Collection Account, the Deal Agent will, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Financed Vehicle; provided, that the Deal Agent will make no representation or warranty, express or implied, with respect to any such Financed Vehicle in connection with such sale or transfer and assignment.
(b)    Upon the Facility Termination Date, the Deal Agent, at the Borrower’s expense, upon payment in full of the related Aggregate Unpaids, shall execute and file such partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to effectuate the release of the relevant portion of the Collateral.
(c)    For the avoidance of doubt, (i) the Borrower shall not be permitted to remove any ABS Asset, Contract or related Collateral from the lien of this Agreement, (ii) the Borrower shall not be permitted to sell, transfer or assign any ABS Asset or any Receivable to any party and (iii) the Deal Agent shall not release its interest in any ABS Asset, any Contract or related Collateral except in accordance with the provisions of Section 2.14, this Section 3.02 or Section 5.04 or unless the Borrower shall pay the Release Price with respect to the related ABS Asset or the related Receivable.
(d)    The Deal Agent will not, except as may result from the exercise of its remedies hereunder, have legal title to any part of the Collateral on the Facility Termination Date and will have no further interest in or rights with respect to the Collateral.
Section 3.03.   Protection of Security Interest.
(a)    The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Deal Agent may deem necessary, to perfect,

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protect or more fully evidence the security interest granted to the Deal Agent in the ABS Assets, the Receivables and the other Collateral, or to enable the Deal Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder.
(b)    If the Borrower fails to perform any of its obligations hereunder after five Business Days’ notice from the Deal Agent or any Secured Party, the Deal Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Deal Agent’s or such Secured Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article IX. The Borrower irrevocably authorizes the Deal Agent (i) to file all such financing statements as are necessary or desirable, in the Deal Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement, as a financing statement in such offices as the Deal Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the ABS Assets, the Receivables and the other Collateral.
Section 3.04.   Assignment of the Purchase Agreements. The Borrower hereby represents, warrants, covenants and confirms to the Deal Agent that the Borrower has (i) assigned to the Deal Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement and (ii) assigned or shall assign (in the case of Transfer Agreements and ABS Collateral Conveyance Agreements effective on or after the Closing Date) to the Deal Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in each Transfer Agreement and each ABS Collateral Conveyance Agreement. The Borrower confirms that the Deal Agent shall have the sole right to enforce the Borrower’s rights and remedies under the ABS Collateral Conveyance Agreements, the Transfer Agreements and the Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Deal Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the ABS Collateral Conveyance Agreements, the Transfer Agreements or the Purchase Agreement. The Borrower further confirms and agrees that such assignment to the Deal Agent shall terminate upon the Facility Termination Date; provided, however, that the rights of the Deal Agent and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by Santander Consumer pursuant to the ABS Collateral Conveyance Agreements, the Transfer Agreements or the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement, any Transfer Agreement and any ABS Collateral Conveyance Agreement, shall be continuing and shall survive any termination of such assignment.
Section 3.05.   Waiver of Certain Laws. Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and

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absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Deal Agent or such court may determine.
ARTICLE IV
CONDITIONS OF CLOSING AND LOANS
Section 4.01.   Conditions to Closing. The Closing Date shall not occur until the following conditions have been satisfied:
(a)    Each Transaction Document shall have been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent shall have received such other documents, instruments, agreements and legal opinions as the Deal Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including all those specified in the Schedule of Documents, each in form and substance reasonably satisfactory to the Deal Agent.
(b)    The Borrower shall have paid all fees required to be paid by it hereunder on the Closing Date.
Section 4.02.   Conditions Precedent to All Loans. Each request for a Loan (including the Initial Loan) by the Borrower to a Lender shall be subject to the satisfaction of the following conditions precedent:
(a)    The Borrower shall have delivered to the Deal Agent all of the documents required pursuant to Section 2.01(b), at the times and in the forms required thereby.
(b)    The Borrower shall have caused to be delivered to the Servicer each related Receivable File and/or ABS Asset File to the Servicer.
(c)    On the date of such Loan, the following shall be true and correct and the Borrower shall be deemed to have certified that, after giving effect to the proposed Loan and, if applicable, pledge of Collateral:
(i)    all requirements, conditions and limitations imposed in Section 2.01 in connection with Borrower’s request for, and Lenders’ funding of, a Loan shall have been satisfied and complied with as of such day;
(ii)    the representations and warranties contained in Sections 5.01 and 5.02 are true and correct in all material respects on and as of such day as though made on and as of such day;

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(iii)    no event has occurred and is continuing, or would result from such transaction that constitutes a Termination Event or an Unmatured Termination Event; and
(iv)    on and as of such day, after giving effect to such transaction, the Loans Outstanding will not exceed the Borrowing Base (calculated as of the previous Determination Date, or the later of, with respect to (i) ABS Assets added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Addition Date or (ii) the Receivables added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Cutoff Date).
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.01.   Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Closing Date and each Addition Date as follows:
(a)    Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted.
(b)    Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the purchase, sale and pledge of the ABS Assets, the Receivables and the other Collateral), except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver the Borrower Transaction Documents, (B) carry out the terms of the Borrower Transaction Documents and (C) grant the security interest in the Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of the Borrower Transaction Documents and the grant of the security interest in the Collateral on the terms and conditions herein and therein provided.
(d)    No Violation. The consummation of the transactions contemplated by the Borrower Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Formation Documents or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other

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than this Agreement or (iii) violate any Applicable Law, in each case (other than with respect to the Formation Documents), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(e)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of the Borrower Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Borrower Transaction Document or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.
(f)    All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Borrower of the Borrower Transaction Documents have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
(g)    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the proceeds from the Loans and the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Loans will be used to carry or purchase, any “Margin Stock” within the meaning of Regulation U or to extend “Purchase Credit” within the meaning of Regulation U.
(h)    Security Interest. This Agreement constitutes a grant of a security interest in all Collateral to the Deal Agent which upon the filing of financing statements in the applicable jurisdictions shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Deal Agent, as agent for the Secured Parties, in the Collateral have been (or prior to the Initial Loan will be) made.
(i)    Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act.
(j)    OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
Section 5.02.   Representations and Warranties of the Borrower Relating to this Agreement, the Receivables and the ABS Assets. The Borrower hereby represents and warrants as of the Closing Date and each Addition Date as follows:

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(a)    Binding Obligation. Each Borrower Transaction Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(b)    Eligibility of Collateral.
(i)    As of the Closing Date, (A) Schedule C and Schedule D and the information contained in the Funding Request delivered pursuant to Section 2.01 is an accurate and complete listing in all material respects of the Receivables and the ABS Assets constituting a portion of the Collateral as of the date of the Initial Loan and the information contained therein with respect to the identity of such Receivables and such ABS Assets and the amounts owing thereunder is true and correct in all material respects as of the related Cutoff Date or Closing Date, as applicable, (B) each such Receivable was an Eligible Receivable as of the related Cutoff Date, (C) each such ABS Asset is an Eligible ABS Asset on the Closing Date and (D) each such Receivable and each such ABS Asset is free and clear of any Lien (other than Permitted Liens).
(ii)    On each Addition Date, the Borrower shall be deemed to represent and warrant that (A) Schedule C and/or Schedule D and the information contained in the Funding Request delivered pursuant to Section 2.01 is an accurate and complete listing in all material respects of the Receivables and the ABS Assets (including the Subsequent Assets being transferred on such Addition Date) constituting a portion of the Collateral as of the date of the Subsequent Loan and the information contained therein with respect to the identity of such Receivables and such ABS Assets and the amounts owing thereunder is true and correct in all material respects as of the related Cutoff Date or Addition Date, as applicable, (B) each such Subsequent Receivable referenced on the related Funding Request delivered pursuant to Section 2.01(b) was an Eligible Receivable as of the related Cutoff Date, (C) each such ABS Asset referenced on the related Funding Request delivered pursuant to Section 2.01(b) is an Eligible ABS Asset on the Addition Date and (D) each such Subsequent Receivable and each such ABS Asset is free and clear of any Lien of any Person (other than Permitted Liens).
Section 5.03.   Representations and Warranties of the Servicer. The Servicer represents and warrants as of the Closing Date and each Addition Date as follows:
(a)    Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Illinois, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

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(b)    Due Qualification. The Servicer is duly qualified to do business and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Receivables and the ABS Assets, requires such qualification, licenses or approvals, except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver the Servicer Transaction Documents and (B) carry out the terms of the Servicer Transaction Documents and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of the Servicer Transaction Documents.
(d)    Binding Obligation. Each Servicer Transaction Document constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(e)    No Violation. The consummation of the transactions contemplated by the Servicer Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such certificate of incorporation, bylaws or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law, in each case (other than with respect to the Servicer’s certificate of incorporation or bylaws), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(f)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of any Servicer Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Servicer Transaction Documents or (iii) challenging the enforceability of a material portion of the Receivables.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of the Servicer Transaction Documents have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
Section 5.04.   Breach of Representations and Warranties.

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(a)    Retransfer of an Ineligible Receivable. If a Receivable was an Ineligible Receivable as of the applicable Cutoff Date, no later than the earlier of (i) knowledge by the Borrower of such Receivable being an Ineligible Receivable and (ii) receipt by the Borrower from the Deal Agent or the Servicer of written notice thereof (which notice the Servicer shall be required to give promptly upon knowledge thereof), the Borrower shall either (A) accept the release of each such Ineligible Receivable, and the Deal Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in such Ineligible Receivable or (B) subject to confirmation of such Substitute Receivable being an Eligible Receivable, substitute for such Ineligible Receivable a Substitute Receivable. In any of the foregoing instances, the Borrower shall accept the release of each such Ineligible Receivable from the Deal Agent. On and after the date of release, the Ineligible Receivable so released shall not be included in the Collateral and, as applicable, the Substitute Receivable shall be included in the Collateral. In consideration of a release not involving any substitution, the Borrower shall, on the date of release of such Ineligible Receivable, pay the Release Price for such Ineligible Receivable to the Deal Agent. On or after the Collateralization Date, the Borrower shall make such payment by depositing the Release Price into the Collection Account in immediately available funds. Upon release to the Borrower of such Ineligible Receivable, the Deal Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Deal Agent in, to and under such Ineligible Receivable and all future monies due or to become due with respect thereto, all proceeds of such Ineligible Receivable and Liquidation Proceeds and Insurance Proceeds relating thereto, all rights to security for any such Ineligible Receivable, and all proceeds and products of the foregoing. The Deal Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such Ineligible Receivable pursuant to this subsection.
(b)    Retransfer of an Ineligible ABS Asset. If an ABS Asset was an Ineligible ABS Asset as of the Closing Date or the applicable Addition Date, as the case may be, no later than the earlier of (i) knowledge by the Borrower of such ABS Asset being an Ineligible ABS Asset and (ii) receipt by the Borrower from the Deal Agent or the Servicer of written notice thereof (which notice the Servicer shall be required to give promptly upon knowledge thereof), the Borrower shall accept the release of such Ineligible ABS Asset, and the Deal Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in such Ineligible ABS Asset. The Borrower shall accept the release of such Ineligible ABS Asset from the Deal Agent. On and after the date of release, the Ineligible ABS Asset so released shall not be included in the Collateral. In consideration of the release, the Borrower shall, on the date of release of such Ineligible ABS Asset, pay the Release Price for such Ineligible ABS Asset to the Deal Agent. On or after the Collateralization Date, the Borrower shall make such payment by depositing the Release Price into the Collection Account in immediately available funds. Upon release to the Borrower of such Ineligible ABS Asset, the Deal Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Deal Agent in, to and under such

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Ineligible ABS Asset and all future monies due or to become due with respect thereto, all proceeds of such Ineligible ABS Asset, all rights to security for any such Ineligible ABS Asset and all proceeds and products of the foregoing. The Deal Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such Ineligible ABS Asset pursuant to this subsection.
ARTICLE VI
COVENANTS
Section 6.01.   Affirmative Covenants of the Borrower. From the date hereof until the Facility Termination Date:
(a)    Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws with respect to the ABS Assets and the Receivables and related Financed Vehicles.
(b)    Preservation of Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the State of Delaware, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.
(c)    Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables and payments with respect to the ABS Assets.
(d)    Assets. With respect to the ABS Assets and the Receivables, the Borrower will: (i) acquire the ABS Assets or the Receivables pursuant to and in accordance with the terms of the applicable ABS Collateral Conveyance Agreements, the applicable Collateral Consents or the applicable Transfer Agreements and the Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of the ABS Assets and the Receivables, including (A) causing the certificates or other legal instruments, if any, evidencing the ABS Assets to be registered in the name of the Borrower or the Deal Agent, (B) filing and maintaining, effective financing statements (Form UCC-1) listing Santander Consumer, as debtor in all necessary or appropriate filing offices (and will cause Santander Consumer to obtain similar financing statements from each Originator from which it acquired the Receivables, as applicable), and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (C) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (iii) take all additional action that the Deal Agent may reasonably request, including the filing of financing statements listing the Deal Agent as secured party to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

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(e)    Delivery of Collections. The Borrower will deliver to the Servicer for further remittance to the Master Collection Account promptly (but in no event later than two Business Days after receipt) all Receivables Collections received by the Borrower. The Borrower will deliver to the Deal Agent for further remittance to the ABS Collateral Account promptly (but in no event later than two Business Days after receipt) all ABS Collections received by the Borrower in respect of the ABS Assets.
(f)    Termination Events. The Borrower will provide the Deal Agent with prompt written notice of the occurrence of a Termination Event or an Unmatured Termination Event of which it is aware, including the details of such event and the action that the Borrower proposes to take with respect thereto.
(g)    Reporting. The Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP.
(h)    ABS Statements. The Borrower will furnish to the Deal Agent from and after the Funding Date on which the Borrower acquires an ABS Asset until the earlier of (A) the date on which such ABS Asset is no longer outstanding, (B) such ABS Asset is released hereunder or (C) the Facility Termination Date, copies of each ABS Statement it receives with respect to such ABS Asset no later than the second Business Day following the Borrower’s receipt thereof.
(i)    Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Deal Agent and any Secured Party in connection with this Agreement will be true, complete and correct.
(j)    Other. The Borrower will furnish to the Deal Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or Santander Consumer as the Deal Agent may from time to time reasonably request in order to protect the interests of the Deal Agent or the Secured Parties under or as contemplated by this Agreement.
Section 6.02.   Negative Covenants of the Borrower. From the date hereof until the Facility Termination Date:
(a)    Other Business. The Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to the Transaction Documents or (iii) form any Subsidiary or make any Investments in any other Person other than pursuant to the Transaction Documents.
(b)    Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any portion of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The

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Borrower will promptly notify the Deal Agent of the existence of any Lien on any portion of the Collateral and the Borrower shall defend the right, title and interest of the Deal Agent in, to and under such Collateral, against all claims of third parties; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Borrower from creating or suffering to exist Permitted Liens upon any portion of the Collateral.
(c)    Mergers, Acquisitions, Sales, Etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except as provided in the Transaction Documents, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the Collateral or any interest therein.
(d)    Change of Name or Location of Receivable Files or ABS Assets. The Borrower shall not (i) change its name or state of organization or move the location of the offices where it keeps the Records from the location referred to in Section 13.02 or (ii) move, or consent to the Servicer or other custodian moving, the Receivable Files or ABS Asset Files from the locations set forth on Schedule F, unless in each case the Borrower shall have given at least 30 days’ prior written notice thereof to the Deal Agent and taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Deal Agent in the Collateral.
(e)    True Sale. The Borrower will not account for or treat (whether in the Borrower’s financial statements or otherwise) the transactions contemplated by the Purchase Agreement, the Transfer Agreements or the ABS Collateral Conveyance Agreements in any manner other than as the sale, or absolute assignment, of the Receivables, the ABS Assets and related assets by Santander Consumer to the Borrower.
(f)    Formation Documents; Purchase Agreement. Without the prior written consent of the Deal Agent, the Borrower will not amend, modify, waive or terminate any provision of its Formation Documents, any ABS Collateral Conveyance Agreement, any Transfer Agreement or the Purchase Agreement.
(g)    Special Purpose Entity. The Borrower will comply in all material respects with the limitations on its activities contained in Section [9(j)] of its limited liability company agreement.
Section 6.03.   Affirmative Covenants of the Servicer. From the date hereof until the Facility Termination Date:
(a)    Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws with respect to the ABS Assets, the Contracts, the Receivables, the related Financed Vehicles and the Receivable Files or any part thereof.
(b)    Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its

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formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.
(c)    Obligations and Compliance with Receivables. The Servicer will fulfill and comply in all material respects with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the Receivables and will do nothing to impair the rights of the Deal Agent in, to and under the Collateral.
(d)    Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables, including the Servicer Files, in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary for the collection of the Receivables, including the Servicer Files.
(e)    Preservation of Security Interest. The Servicer will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect the security interest of the Deal Agent in, to and under the Collateral.
(f)    Termination Events. The Servicer will furnish to the Deal Agent prompt written notice of the occurrence of a Termination Event or an Unmatured Termination Event of which it is aware, including the details of such event and the action that the Servicer proposes to take with respect thereto.
(g)    Reports Accurate. All Monthly Reports, information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Servicer to the Deal Agent or any Secured Party in connection with this Agreement will be accurate, true and correct.
(h)    Other. The Servicer will furnish to the Deal Agent, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Deal Agent may from time to time reasonably request in order to protect the interests of the Deal Agent or the Lenders under or as contemplated by this Agreement.
(i)    Certificate of Title. Within 15 days following the end of each calendar quarter, the Servicer shall deliver to the Deal Agent a list of all Receivables for which it does not have in its possession the Certificate of Title relating to such Receivable.
(j)    Limit on Unsecured Amount. After the occurrence of a Banco Santander Change in Control, the Borrower shall not increase the Unsecured Amount if the Tangible Net Worth of Santander Consumer is less than $1,500,000,000.

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Section 6.04.   Negative Covenants of the Servicer. From the date hereof until the Facility Termination Date:
(a)    Lockbox; Master Collection Account. The Servicer shall not create or participate in the creation of, or permit to exist, any Liens with respect to the Lockbox, except pursuant to the Intercreditor Agreement. The Servicer shall not enter into any “control agreement” (as defined in the relevant UCC) with respect to the Lockbox or the Master Collection Account other than pursuant to the Intercreditor Agreement.
(b)    Change of Location of Servicer Files or Receivable Files. The Servicer shall not (i) move the location of the offices where it keeps records concerning the Receivables (including the Servicer Files) from the location referred to in Section 13.02 or (ii) move the Receivable Files from the locations set forth on Schedule F, unless the Servicer has given at least 30 days’ prior written notice to the Deal Agent.
(c)    Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to (i) the Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Lockbox or Master Collection Account without prior written notice of such change to the Deal Agent and (ii) any ABS Trust regarding payments to be made with respect to the related ABS Assets without prior written notice of such change to the Deal Agent.
(d)    No Liens. The Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on the Collateral or any interest therein. The Servicer shall defend the right, title and interest of the Deal Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.
(e)    Other Indebtedness. After a Banco Santander Change in Control shall have occurred, Santander Consumer and its Subsidiaries shall not without the prior written consent of the Deal Agent incur any Indebtedness at any time that the Unsecured Amount is greater than zero except:
(i)    Indebtedness of Santander Consumer to any of its Subsidiaries or Indebtedness of any Subsidiary of Santander Consumer to Santander Consumer or any other Subsidiary of Santander Consumer;
(ii)    Indebtedness of Subsidiaries of Santander Consumer under securitizations, warehouse agreements or other financing agreements and/or related Derivatives if (A) such Indebtedness is non-recourse to Santander Consumer and (B) such Subsidiaries are structured as bankruptcy remote special purpose entities;
(iii)    Indebtedness in favor of Banco Santander, S.A. or its Affiliates; and

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(iv)    Additional Indebtedness at any one time outstanding not to exceed $50 million in the aggregate;
(f)    Additional Covenants. The Servicer shall (i) not impair the rights of the Secured Parties in the Collateral and (ii) deliver or cause to be delivered to the Borrower no later than one Business Day preceding each Funding Date the current Schedule of Receivables and the current Schedule of ABS Assets.
ARTICLE VII
ADMINISTRATION AND SERVICING OF CONTRACTS
Section 7.01.   Designation of Servicing. The Deal Agent and the Borrower, at the direction of and on behalf of the Deal Agent, hereby appoint Santander Consumer as Servicer to manage, collect and administer each of the Receivables and the other Collateral, and to enforce its respective rights and interests in and under the Collateral and Santander Consumer hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof.
Section 7.02.   Servicing Compensation. As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to Section 2.07.
Section 7.03.   Duties of the Servicer.
(a)    Standard of Care. The Servicer shall manage, service, administer and make collections on the Receivables in accordance with the Credit and Collection Policy with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to comparable motor vehicle or recreational vehicle related retail receivables that it services for itself or others.
(b)    Records Held by the Servicer. The Servicer shall hold for the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Servicer is appointed, the outgoing Servicer shall promptly deliver to the Successor Servicer and the Successor Servicer shall hold for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral.
(c)    Collection Practices.
(i)     The Servicer shall be responsible for collection of payments called for under the terms and provisions of the Contracts related to the Receivables, as and when the same shall become due. The Servicer, consistent with the Credit and Collection Policy, shall service, manage, administer and make collections on the Receivables on behalf of the Borrower and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection therewith which are consistent with this Agreement. The Servicer may in its

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discretion grant extensions, rebates or adjustments on a Contract and amend or modify any Contract as permitted by the Credit and Collection Policy. The Servicer may in its discretion waive any late payment charge or any other fees, not including interest on the Principal Balance, that may be collected in the ordinary course of servicing a Receivable. The Servicer shall also enforce all rights of the Borrower under the Purchase Agreement, each ABS Collateral Conveyance Agreement and each Transfer Agreement including the right to require Santander Consumer to repurchase ABS Assets or Receivables for breaches of representations and warranties made by Santander Consumer.
(ii)    If the full amount of a Scheduled Payment due under a Receivable is not received on or prior to its due date, the Servicer will contact the Obligor in accordance with the Credit and Collection Policy. The Servicer shall continue its efforts to obtain payment from an Obligor whose payment has not been made in accordance with the Credit and Collection Policy until the Financed Vehicle with respect to such Receivable is repossessed and sold or the Servicer has determined that all amounts collectable on the Receivable have been collected. The Servicer shall use its best efforts, consistent with the Credit and Collection Policy, to collect funds on a Defaulted Receivable.
(iii)    In the event a Receivable becomes or is reasonably anticipated to become a Defaulted Receivable, the Servicer, itself or through the use of independent contractors or agents shall, consistent with the Credit and Collection Policy, repossess or otherwise convert the ownership of the Financed Vehicle securing any such Receivable as to which the Servicer shall have determined eventual payment in full is unlikely. All costs and expenses incurred by the Servicer in connection with the repossession of the Financed Vehicles securing such Receivables shall be reimbursed to the Servicer (other than overhead), to the extent not previously recouped by the Servicer from Liquidation Proceeds on the Payment Date immediately succeeding the Collection Period in which the Servicer delivered to the Deal Agent an itemized statement of such costs and expenses. Notwithstanding the foregoing and consistent with the terms of this Agreement, the Servicer shall not be obligated to repossess or take any action with respect to a Defaulted Receivable if, in its reasonable judgment consistent with the Credit and Collection Policy, the Liquidation Proceeds would not be increased.
(d)    Credit and Collection; Recourse; Sales of Financed Vehicles. The Servicer, itself or through the use of independent contractors or agents (including Subservicers), shall follow practices consistent with the Credit and Collection Policy, in its servicing of automobile receivables, which may include reasonable efforts to realize rights of recourse against any Dealer, selling a Financed Vehicle, or requesting a Subservicer to sell a Financed Vehicle, at public or private sale; provided, however, that the Servicer, itself or through the use of independent contractor or agents (including Subservicers), shall, in accordance with the Credit and Collection Policy, maximize the sales proceeds for each repossessed Financed Vehicle. The

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foregoing shall be subject to the provision that, in any case in which a Financed Vehicle shall have suffered damage, the Servicer shall not expend funds for the repair or the repossession of such Financed Vehicle unless the Servicer shall determine in its discretion that such repair or repossession would increase the Liquidation Proceeds in an amount greater than the cost of repairs.
(e)    Subservicers. The Servicer may delegate in the ordinary course of business any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that the Servicer shall at all times remain responsible for the performance of such duties and obligations.
(f)    Insurance. The Servicer shall:
(i)    on behalf of the Borrower, administer and enforce all rights and responsibilities of the Borrower, as owner of the Receivables, provided for in the Insurance Policies relating to the Receivables;
(ii)    in accordance with its customary servicing procedures require that each Obligor shall have obtained physical damage insurance covering the Financed Vehicle as of the date of execution of the Contract;
(iii)    in accordance with its customary servicing procedures, monitor physical damage insurance coverage;
(iv)    administer the filings of claims under the Insurance Policies by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the Insurance Policies; and use reasonable efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims;
(v)    utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers; and
(vi)    upon receipt of notice that an Obligor’s physical damage insurance covering a Financed Vehicle related to a Receivable has lapsed or is otherwise not in force, send written notice to such Obligor stating that each Obligor is required to maintain physical damage insurance covering a Financed Vehicle throughout the term of the related Receivable;
provided, however, that (x) the Servicer shall not be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the Insurance Policies in connection with filing such claims, perform any obligations of the named insured under such Insurance Policies and (y) the Servicer shall not be responsible to the Borrower, the Deal Agent or the Secured Parties for any (A) act or omission to act done in order to comply with the requirements or satisfy any provisions of the Insurance Policies or (B) act,

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absent willful misconduct or negligence, or omission to act done in compliance with this Section 7.03(f). In the case of any inconsistency between this Agreement and the terms of any Insurance Policy, the Servicer shall comply with the latter.
(g)    Obligation to Restore. In the event of any physical loss or damage to a Financed Vehicle related to a Receivable from any cause, whether through accidental means or otherwise, the Servicer shall have no obligation to cause the affected Financed Vehicle to be restored or repaired. However, the Servicer shall comply in all material respects with the provisions of any insurance policy or policies directly or indirectly related to any physical loss or damage to a Financed Vehicle.
(h)    Security Interests. Upon its discovery of the relocation of a Financed Vehicle related to a Receivable, the Servicer shall take or cause to be taken such steps as are reasonably necessary, to maintain perfection of the security interest created by such Receivable in the related Financed Vehicle.
(i)    Realization on Financed Vehicles. The Servicer shall enforce the provisions of the Receivables in accordance with the applicable provisions of this Agreement, the Credit and Collection Policy and Applicable Law.
(j)    Recordkeeping. The Servicer shall:
(i)    maintain legible copies (in electronic or hard-copy form, in the discretion of the Servicer) or originals of all documents in the Servicer File with respect to each Receivable and the Financed Vehicle related thereto and each ABS Asset; and
(ii)    keep books and records, satisfactory to the Deal Agent, pertaining to each Receivable and shall make periodic reports in accordance with this Agreement; such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by Applicable Law, all documents, whether developed or originated by the Servicer or not, reasonably required to document or to properly administer any Receivable or any ABS Asset shall remain at all times the property of the Borrower and shall be held by the Servicer; the Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them except as subject to the conditions stated in this Agreement; and the Servicer shall bear the entire cost of restoration in the event any Servicer File shall become damaged, lost or destroyed while in the Servicer’s possession or control.
(k)    Inspection. The Servicer shall permit the Deal Agent and each Lender, upon reasonable prior notice and during the Servicer’s regular business hours, to periodically, at the discretion of the Deal Agent, review the Servicer’s collection and administration of the Receivables in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and ,at its own expense, may conduct an audit of

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the Receivables and Receivable Files in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time.
Section 7.04.   Collection of Payments.
(a)    Payments to the Lockbox. On or before the Closing Date with respect to the Existing Receivables, and on or before the relevant Addition Date with respect to the Subsequent Receivables, the Servicer shall have instructed all related Obligors to make all payments in respect of the related Receivables directly to the Lockbox.
(b)    Establishment of the Collection Account. The Servicer shall cause to be established, on or before the Collateralization Date, and thereafter maintain in the name of the Deal Agent, as agent for the Secured Parties, with a Qualified Institution, the Collection Account over which, on or after the Collateralization Date, the Deal Agent shall have sole dominion and control and from which neither Santander Consumer nor the Borrower shall have any right of withdrawal.
(c)    Adjustments. If the Servicer makes (i) a deposit into the Collection Account in respect of a collection of a Receivable and such collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) a mistake with respect to the amount of any collection and deposits an amount that is less than or more than the actual amount of such collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.
(d)    Net Deposits. If, on or after the Collateralization Date, the Monthly Remittance Condition is satisfied, the Servicer shall be permitted to deposit into the Collection Account only the net amount distributable to Persons other than the Servicer and its Affiliates on each Payment Date. The Servicer shall, however, account as if all of the deposits and distributions described herein were made individually.
Section 7.05.   Servicer Advances. For each Collection Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Receivable during such Collection Period was not received prior to the last day of such Collection Period, the Servicer may make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof); in addition, if on any Payment Date there are not sufficient funds available to pay accrued Interest, the Servicer may make an advance in the amount necessary to pay such Interest (each, a “Servicer Advance”). Notwithstanding the preceding sentence, (i) the Servicer may not make a Servicer Advance with respect to any Receivable unless the Servicer determines (such determination to be conclusive and binding) in good faith that such Servicer Advance will ultimately be recoverable from future collections on, or the liquidation of, the Collateral and (ii) the Servicer may not make a Servicer Advance in respect of any Receivable that is a Defaulted Receivable. On and after the Collateralization Date, the Servicer will deposit any Servicer Advances into the Collection Account on or prior to 9:00 a.m., New York City time, on the related Payment Date, in immediately available funds.

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Section 7.06.   Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including the fees and disbursements of independent certified public accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, fees and expenses of Subservicers and agents of the Servicer and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.
Section 7.07.   Reports.
(a)    Monthly Reports. On each Determination Date, the Servicer will provide to the Borrower and the Deal Agent a Monthly Report which includes such additional information as the Deal Agent reasonably requests.
(b)    Financial Statements. Santander Consumer will deliver to the Deal Agent and each Lender within 60 days of the end of each of its fiscal quarters, commencing [_____, 2011], unaudited financial statements as of the end of each such fiscal quarter prepared in accordance with GAAP. Santander Consumer will deliver to each Lender and the Deal Agent, within 120 days of the end of each of its fiscal years, commencing December 31, 2011, audited financial statements as of the end of each such fiscal year prepared in accordance with GAAP.
(c)    Due Diligence. Once during each calendar year (commencing on the Closing Date), at such times during normal business hours as are reasonably convenient to the Borrower or the Servicer, as the case may be, at the sole cost and expense of the Servicer and upon reasonable request of the Deal Agent and prior written notice to the Borrower or the Servicer, as the case may be, the Borrower or the Servicer, as the case may be, shall permit such Person or Persons as the Deal Agent may designate to conduct, on behalf of all of them, audits or to visit and inspect any of the properties of the Borrower or the Servicer (including any Subservicer) where the Receivable Files are located, as the case may be, to examine the Receivable Files, internal controls and procedures maintained by the Borrower or Servicer, as the case may be, and take copies and extracts therefrom, and to discuss the affairs of the Borrower and the Servicer (including any Subservicer) with their respective officers and employees (which employees, except after the occurrence and during the continuation of a Termination Event, Unmatured Termination Event or Servicer Termination Event, shall be designated by the Borrower or the Servicer, as the case may be) and, upon written notice to the Borrower or the Servicer, as the case may be, independent accountants; provided, further, that after the occurrence and during the continuation of a Termination Event, the Deal Agent, each Agent or their respective representatives shall be permitted to take the foregoing actions without being subject to any limitation on the number of audits, visits or inspections that may be conducted during a calendar year and such audits, visits or inspections shall be at the sole cost and expense of the Servicer; provided, that the Deal Agent, each Agent and its representatives shall make reasonable efforts to coordinate, and provide five (5) days’ prior written notice of, such audits,

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visits and inspections. The Deal Agent will provide each Agent with the results of each audit or inspection performed by it pursuant to this subsection, including any report prepared in connection therewith.
The Borrower or the Servicer, as the case may be, hereby authorizes such officers, employees and independent accountants (and the Servicer shall cause each Subservicer to authorize such officers, employees and independent accountants) to discuss with the Deal Agent and its representatives, the affairs of the Borrower or the Servicer, as the case may be. The Servicer shall reimburse the Deal Agent for all reasonable fees, costs and expenses incurred by or on behalf of the Deal Agent and the Secured Parties in connection with the foregoing actions promptly upon receipt of a written invoice therefor. Any audit provided for herein shall be conducted in accordance with the rules of the Borrower and Servicer respecting safety and security on its premises and without materially disrupting operations.
Nothing in this Section shall affect the obligation of the Servicer to observe any Applicable Law prohibiting the disclosure of information regarding the Obligors, and the failure of the Servicer to provide access to information as a result of such obligation shall not constitute a breach of this subsection.
Section 7.08.   Rights After Assumption or Designation of Successor Servicer. At any time following the designation of a Successor Servicer (other than Santander Consumer) pursuant to Section 7.12 after the occurrence of a Servicer Termination Event:
(a)    The Servicer, on behalf of the Borrower, shall, at the Deal Agent’s request, (i) assemble all of the records relating to the Collateral, including all Receivable Files and ABS Asset Files, and shall make the same available to the Deal Agent at a place selected by the Deal Agent, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Deal Agent and shall, promptly upon receipt but no later than one Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Deal Agent.
(b)    The Borrower hereby authorizes the Deal Agent to take any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Deal Agent, to collect all amounts due under the Collateral, including endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Receivables and the ABS Assets.
Section 7.09.   Limitation on Liability of the Servicer and Others. Except as provided herein, neither the Servicer nor any of its directors or officers or employees or agents shall be under any liability to the Deal Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that, except as otherwise provided herein, this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct hereunder.

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Section 7.10.   The Servicer Not to Resign. The Servicer shall resign only with the prior written consent of the Deal Agent and the Required Lenders or if the Servicer provides an Opinion of Counsel to the Deal Agent to the effect that such Servicer is no longer permitted by law to act as Servicer hereunder. No termination or resignation of the Servicer hereunder shall be effective until a Successor Servicer, acceptable to the Deal Agent has accepted its appointment as Successor Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Credit and Collection Policy.
Section 7.11.   Servicer Termination Events. The occurrence and continuance of any one of the following events shall constitute a “Servicer Termination Event” hereunder:
(a)    any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement, which failure shall remain unremedied for five Business Days;
(b)    any failure by the Servicer duly to observe or perform in any material respect any other covenant or agreement of the Servicer set forth in this Agreement or in any other Servicer Transaction Documents which failure has a Material Adverse Effect and remains unremedied for 45 days after the Servicer shall have knowledge or notice of such failure;
(c)    any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which breach has a Material Adverse Effect and remains unremedied for 45 days after written notice thereof to the Servicer; or
(d)    an Insolvency Event shall occur with respect to the Servicer.
Upon the occurrence of any of the foregoing, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied within any applicable cure period or waived in writing by the Deal Agent (at the direction of the Required Lenders), the Deal Agent, by written notice to the Servicer (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.
Section 7.12.   Appointment of Successor Servicer.
(a)    On and after the receipt by the Servicer of a Servicer Termination Notice, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Deal Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Deal Agent, until a date mutually agreed upon by the Servicer and the Deal Agent.
(b)    In the event that the Servicer is terminated as provided herein, the Deal Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Deal Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Deal Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net

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worth of not less than $50,000,000 and whose regular business includes the servicing of recreational vehicle receivables and subprime automobile receivables as the Successor Servicer hereunder.
(c)    Upon the termination and removal of the Servicer, the predecessor Servicer shall cooperate with the Successor Servicer in effecting the termination of the rights and responsibilities of the predecessor Servicer under this Agreement, including the transfer to the Successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for deposit, or shall thereafter be received, with respect to the Receivables, and the related accounts and records maintained by the Servicer. In the case that the Successor Servicer shall not agree to perform any duties or obligations of the Servicer hereunder, such duties or obligations may be performed or delegated by the Deal Agent.
(d)    The Deal Agent shall have the same rights of removal and termination for cause with respect to the Successor Servicer as with respect to Santander Consumer as the Servicer.
(e)    All reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the transferring of Receivables to the Successor Servicer, converting the Servicer’s data to the Successor Servicer’s computer system and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable transition expenses not exceeding $150,000 (the “Transition Expenses”). In no event shall the Successor Servicer be responsible for any Transition Expenses. If the predecessor Servicer fails to pay the Transition Expenses, the Transition Expenses shall be payable pursuant to Section 2.07.
(f)    Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, that any Successor Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party to this Agreement and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including Santander Consumer.
(g)    All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the

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Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Receivables.
(h)    The Deal Agent may, solely for purposes of establishing the fee to be paid to the Successor Servicer after a notice of removal of the Servicer pursuant to this Article, solicit written bids (such bids to include a proposed servicer fee and servicing transfer costs) from not less than three entities experienced in the servicing of recreational vehicle and subprime automobile receivables similar to the Receivables and that are not Affiliates of the Servicer or the Borrower and are reasonably acceptable to the Deal Agent. Any such written solicitation shall prominently indicate that bids should specify any applicable subservicing fees required to be paid from the Servicing Fee and that any fees and transfer costs in excess of the Servicing Fee shall be paid by the Borrower from amounts received pursuant to Section 2.07. The Borrower may also solicit additional bids from other such entities. The Successor Servicer shall act as Servicer hereunder and shall, subject to the availability of sufficient funds in the Collection Account pursuant to Section 2.07 (up to the Servicing Fee), receive as compensation therefor a fee equal to the fee proposed in the bid so solicited which provides for the lowest combinations of servicing fee and transition costs, as reasonably determined by the Deal Agent and may revise the percentage used to calculate the Servicing Fee.
(i)    The Servicer, if other than Santander Consumer, shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to Indebtedness of an Obligor which is not a Receivable.
Section 7.13.   Merger or Consolidation, Assumption of Obligations or Resignation of the Servicer. Any Person (a) into which the Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Servicer may be a party, (c) which may succeed to the properties and assets of the Servicer substantially as a whole or (d) which may succeed to the duties and obligations of the Servicer under this Agreement following the resignation of the Servicer, which Person executes an agreement of assumption reasonably acceptable to the Deal Agent to perform every obligation of the Servicer hereunder, shall be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that:
(i)    prior written notice of such consolidation, merger, succession or resignation shall be delivered by the Servicer to the Deal Agent;
(ii)    no Servicer Termination Event or Termination Event would occur as result of such consolidation, merger, succession or resignation; and
(iii)    the Servicer shall have delivered to the Borrower and the Deal Agent an Officer’s Certificate stating that such consolidation, merger, succession or resignation and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement and the other Transaction Documents to which it is a party relating to such transaction have been complied with.

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Section 7.14.   Custody of Receivables Files and ABS Asset Files.
(a)    To assure uniform quality in servicing the Receivables and to reduce administrative costs, the Secured Parties hereby revocably appoint the Servicer as its agent, and the Servicer hereby accepts such appointment, to act as custodian, on behalf of the Secured Parties, of the ABS Asset Files, the Receivables and the related Receivable Files.
(b)    The Servicer, as custodian, may delegate in the ordinary course of business any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that the Servicer, as custodian, shall at all times remain responsible for the performance of such duties and obligations.
Section 7.15.   Duties of Servicer as Custodian.
(a)    Safekeeping. The Servicer, in its capacity as custodian, shall hold the Receivable Files for the benefit of the Secured Parties and maintain such accurate and complete accounts, records and computer systems pertaining to each Receivable File as shall enable the Servicer and the Borrower to comply with this Agreement. In performing its duties as custodian, the Servicer shall act with reasonable care, using that degree of skill and attention that it exercises with respect to the files of comparable recreational vehicle receivables and motor vehicle installment sales contracts and installment loans that the Servicer services for itself or others. The Servicer shall conduct, or cause to be conducted, in accordance with its customary practices and procedures, periodic examinations of the files of all receivables owned or serviced by it which shall include the Receivable Files held by it under this Agreement, and of the related accounts, records and computer systems, in such a manner as shall enable the Deal Agent or its representatives to verify the accuracy of the Servicer’s record keeping. The Servicer shall promptly report to the Deal Agent any failure on its part to hold the Receivable Files and to maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review of the Receivable Files by the Secured Parties, and none of the Secured Parties shall be liable or responsible for any action or failure to act by the Servicer in its capacity as custodian hereunder.
(b)    Maintenance of and Access to Records. The Servicer shall maintain each Receivable File at one of the locations specified in Schedule F or at such other location as shall be specified to the Deal Agent by 30 days’ prior written notice. The Servicer may temporarily move individual Receivable Files or any portion thereof without notice as necessary to conduct collection and other servicing activities in accordance with its customary practices and procedures. The Servicer shall make available to the Secured Parties or their duly authorized representatives, attorneys or auditors a list of locations of the Receivable Files, the Receivable Files and the related accounts, records and computer systems maintained by the Servicer at such times during normal business hours as any Secured Party shall reasonably request.
(c)    Release of Documents. As soon as practicable after receiving written instructions from the Deal Agent, the Servicer shall release any document in the Receivable Files to the Deal Agent or its agent or designee, as the case may be, at such place or places as the Deal

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Agent may reasonably designate. The Servicer shall not be responsible for any loss occasioned by the failure of the Deal Agent to return any document or any delay in so doing.
(d)    Title to Assets. The Servicer shall not at any time have, or in any way attempt to assert, any interest in any ABS Asset or Receivable held by it as custodian hereunder or in the related ABS Asset File or Receivable File, other than for collecting or enforcing such ABS Asset or such Receivable for the benefit of the Deal Agent on behalf of the Secured Parties. The entire equitable interest in each ABS Asset and each Receivable and the related ABS Asset File or Receivable File shall at all times be vested in the Deal Agent on behalf of the Secured Parties.
(e)    Instructions; Authority to Act. The Servicer shall be deemed to have received proper instructions with respect to the Receivable Files upon its receipt of written instructions signed by a Responsible Officer of the Deal Agent.
(f)    Indemnification by Custodian. The Servicer, in its capacity as custodian of the Receivable Files, shall indemnify and hold harmless the Deal Agent, the Secured Parties and each of their respective officers, directors, employees and agents from and against any and all loss, liability or expense that may be imposed on, incurred or asserted against the Deal Agent, the Secured Parties and each of their respective officers, directors, employees and agents as the result of any improper act or omission in any way relating to the maintenance and custody of the Receivable Files by the Servicer, as custodian; provided, however, that the Servicer shall not be liable for any portion of any such loss, liability or expense resulting from the willful misfeasance, bad faith or negligence of the Deal Agent or any Secured Party.
(g)    Effective Period and Termination. The Servicer’s appointment as custodian shall become effective as of the Cutoff Date and shall continue in full force and effect until terminated pursuant to this Section. If the Servicer shall resign as Servicer under Section 7.10, or a Collateralization Date has occurred, the appointment of the Servicer as custodian hereunder may be terminated by the Deal Agent. Notwithstanding the foregoing, if Santander Consumer is no longer the Servicer, the Servicer’s appointment as custodian shall automatically terminate if at any time the Servicer fails to satisfy the Monthly Remittance Condition. As soon as practicable after any such resignation or termination of such appointment, the Deal Agent shall appoint a Collateral Custodian and the Servicer shall, at its sole cost and expense, deliver, or cause to be delivered, the Receivable Files and the related accounts and records maintained by the Servicer to such Collateral Custodian, or its agent or designee, as the case may be, at such place as the Deal Agent may reasonably designate to be held upon the terms and conditions that the Servicer shall be required to hold the Receivable Files.
ARTICLE VIII
TERMINATION EVENTS
Section 8.01.   Termination Events.
(a)    Each of the following events shall constitute a “Termination Event”:

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(i)    (A) the Loans Outstanding minus the Unsecured Amount on any Payment Date exceeds, for a period of 30 days, the sum of (1) the Aggregate Principal Balance and (2) the Aggregate ABS Principal Balance or (B) on any day, the Loans Outstanding exceed the Total Commitment;
(ii)    a Servicer Termination Event shall have occurred;
(iii)    failure by the Borrower to make any payment of interest on the Notes when due, which failure continues for five Business Days or any failure of the Borrower to repay the principal of the Notes on the maturity date thereof;
(iv)    failure on the part of the Borrower or the Servicer to make any payment, transfer or deposit required by the terms of any Transaction Document on the day such payment or deposit is required to be made, which failure continues for five Business Days;
(v)    failure on the part of the Borrower or Santander Consumer to observe or perform any of its covenants or agreements set forth in any Transaction Document (which failure is not otherwise provided for or addressed in this Section) and such failure has a Material Adverse Effect and continues unremedied for 45 days after written notice thereof to the Borrower or Santander Consumer;
(vi)    any representation or warranty made or deemed to be made by the Borrower or Santander Consumer under or in connection with this Agreement or any of the other Transaction Documents or any Monthly Report or any information required to be given by the Borrower or Santander Consumer to the Deal Agent pursuant to any Transaction Document, shall prove to have been false or incorrect when made, deemed made or delivered, which breach has a Material Adverse Effect, and such failure continues unremedied for 45 days after written notice thereof to the Borrower or Santander Consumer;
(vii)    the occurrence of an Insolvency Event in respect of Santander Consumer or the Borrower;
(viii)    the Borrower shall become an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Transaction Documents shall require the Borrower to register as an “investment company” within the meaning of the Investment Company Act;
(ix)    the Deal Agent shall fail for any reason to have a first priority perfected security interest in any material portion of the Collateral, which failure continues for five Business Days;
(x)    any Change in Control shall occur;

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(xi)    (A) any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, Santander Consumer or the Servicer, (B) the Borrower, Santander Consumer or the Servicer shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (C) any security interest securing any obligation under any Transaction Document shall, in whole or in a material part, cease to be a perfected first priority security interest;
(xii)    a final nonappealable judgment shall be entered against the Borrower by a court of competent jurisdiction assessing monetary damages in excess of $1,000,000 and such judgment shall not have been discharged or stayed within 60 days; or
(xiii)    the occurrence of any event which has or is reasonably likely to have a material adverse effect on (A) the validity or enforceability of any material provision of this Agreement or any other Transaction Document, (B) the validity or enforceability of a material portion of (1) the Contracts, (2) the Receivables, (3) the ABS Assets or (4) any other Collateral, (C) the material rights and remedies of the Deal Agent and the Secured Parties, (D) the validity, perfection or priority of the Deal Agent’s interest in the Collateral or (E) the ability of Santander Consumer to engage in collection activities.
(b)    Upon the occurrence of any Termination Event the Deal Agent shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and, upon such declaration, all Loans and all other amounts owing by the Borrower and Santander Consumer under this Agreement shall be accelerated and become immediately due and payable; provided, that in the event that a Termination Event described in Section 8.01(a)(vii) in respect of the Borrower has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
(c)    Upon the declaration of the occurrence of the Termination Date in accordance with Section 8.01(b), the following shall immediately occur without further action: (i) if not previously declared, the Collateralization Date shall automatically occur, (ii) the Revolving Period shall terminate and no further Loans will be made, and (iii) all available Collections after item (vi) of Section 2.07(b) will be used to reduce the Loans Outstanding.
Section 8.02.   Actions Upon Declaration of the Occurrence of the Termination Date. Upon the declaration of the occurrence of the Termination Date in accordance with Section 8.01(b), the Deal Agent may, or at the direction of the Required Lenders, shall, exercise in respect of the Collateral, in addition to any and all other rights and remedies otherwise available to it, including rights available hereunder and all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and,

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in addition, upon direction of the Required Lenders, may, or at the direction of the Required Lenders, shall take the following remedial actions:
(a)    The Deal Agent may cause all ABS Assets to be registered in the name of the Deal Agent.
(b)    The Deal Agent may take any action permitted under the Transaction Documents, including exercising any rights available to it under the Intercreditor Agreement.
(c)    Consistent with the rights and remedies of a secured party under the UCC (and except as otherwise required by the UCC), the Deal Agent may, without notice except as specified below, solicit and accept bids for and sell the Collateral or any part of the Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at the Deal Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Deal Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Deal Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Deal Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower or any Person claiming the Collateral sold through the Borrower and its successors or assigns.
(d)    Upon the completion of any sale under Section 8.02(c), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale. Nevertheless, if so requested by the Deal Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and release as may be designated in any such request.
(e)    At any sale under Section 8.02(c), Santander Consumer, the Deal Agent or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any Secured Party purchasing property at a sale under Section 8.02(c) may set off the purchase price of such property against amounts owing to such Secured Party in full payment of such purchase price.
(f)    The Deal Agent may exercise at the Borrower’s sole expense any and all rights and remedies of the Borrower under or in connection with the Collateral.

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Section 8.03.   Exercise of Remedies. No failure or delay on the part of the Deal Agent to exercise any right, power or privilege under this Agreement and no course of dealing between the Secured Parties, any Agent or the Deal Agent, on the one hand, and the Borrower, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Deal Agent or the Secured Parties would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.
Section 8.04.   Waiver of Certain Laws. The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Deal Agent or such court may determine.
Section 8.05.   Power of Attorney. The Borrower hereby irrevocably appoints the Deal Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Article, including: (i) to re-register any ABS Asset in the name of the Deal Agent on behalf of the Secured Parties, (ii) to give any necessary receipts or acquittance for amounts collected or received hereunder, (iii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iv) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (v) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Deal Agent or a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Deal Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

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ARTICLE IX
INDEMNIFICATION
Section 9.01.   Indemnities by the Borrower. Without limiting any other rights which the Deal Agent, each Agent, each Lender or its assignee or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Deal Agent, each Agent, each Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:
(i)    any Receivable represented by the Borrower to be an Eligible Receivable which is not at the applicable time an Eligible Receivable or any ABS Asset represented by the Borrower to be an Eligible ABS Asset which is not at the applicable time an Eligible ABS Asset;
(ii)    reliance on any representation or warranty made or deemed made by the Borrower or the Servicer or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)    the failure by the Borrower or the Servicer to comply with any term, provision or covenant contained in this Agreement or any other Transaction Document or a failure by the Borrower to comply with any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Transaction Document, or with any Applicable Law with respect to any ABS Asset, Contract or Receivable, the related Financed Vehicle or the nonconformity of any ABS Asset or Contract with any such Applicable Law;
(iv)    the failure to vest and maintain vested in the Deal Agent a valid and enforceable security interest in any or all of the Collateral or a valid and enforceable first priority perfected security interest in any or all of the Collateral;
(v)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Transaction Documents;

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(vi)    any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable comprising a portion of the Collateral which is, or is purported to be, an Eligible Receivable (including a defense based on the Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(vii)    any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Contract or the related Financed Vehicle;
(viii)    the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;
(ix)    any repayment by the Deal Agent, any Agent or a Secured Party of any amount previously distributed in reduction of the Loans Outstanding or payment of Interest or any other amount due hereunder which amount such entity believes in good faith is required to be repaid;
(x)    any litigation, proceeding or investigation before any Governmental Authority (A) in respect of the ABS Assets or any Contract or Receivable included as part of the Collateral or the related Financed Vehicle included as part of the Collateral, (B) relating to the use of the proceeds of any Loan or (C) related to this Agreement (1) that is not commenced by the Indemnified Party or (2) if so commenced, in which such Indemnified Party is not the prevailing party; provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause resulting from such Indemnified Party’s gross negligence or willful misconduct;
(xi)    the use of the proceeds of any Loan;
(xii)    the failure of the Borrower to remit to the Servicer or the Deal Agent, Collections remitted to the Borrower in accordance with the terms hereof or the commingling by the Borrower of any Collections with other funds; or
(xiii)    any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by the Deal Agent or any Lender or Agent as a result of funding all or any portion of the Loans or the acceptance of payments or of Collateral due under the Transaction Documents.
Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against any Indemnified Amounts to the extent such Indemnified Amounts are or result from taxes asserted with respect to taxes on, or measured by, the net income of the applicable Indemnified Party.

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Any amounts subject to the indemnification provisions of this Section shall be paid by the Borrower solely pursuant to the provisions of Section 2.07 in the order and priority set forth therein.
ARTICLE X
THE DEAL AGENT AND THE AGENTS
Section 10.01.   Authorization and Action.
(a)    Each Lender and each Secured Party hereby designates and appoints Banco Santander (and Banco Santander accepts such designation and appointment) as Deal Agent hereunder, and authorizes the Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Deal Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Deal Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Deal Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.
(b)    Each Lender hereby irrevocably designates and appoints the related Agent as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.
(c)    Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Deal Agent nor any Agent (the Deal Agent and each Agent being referred to in this Article as an “Agent”, except as otherwise indicated by the context) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Agent.
(d)    The Deal Agent shall promptly distribute to each Agent (if such Agent is not otherwise required to receive such item), who shall promptly distribute to each related Lender all notices, requests for consent and other information received by the Deal Agent under this Agreement.
Section 10.02.   Delegation of Duties. Each Agent may execute any of its duties under any of the Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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Section 10.03.   Exculpatory Provisions. Neither any Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of any Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer or Santander Consumer contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article IV. No Agent shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. No Agent shall be deemed to have knowledge of any Termination Event or Servicer Termination Event unless one of its Responsible Officers has received written notice thereof from the Borrower, the Servicer or a Secured Party.
Section 10.04.   Reliance.
(a)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, e-mail, cablegram, telegram, telecopy, telex or teletype message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to such Agent), independent accountants and other experts selected by such Agent.
(b)    Each Agent shall be fully justified in failing or refusing to take any action under any of the Transaction Documents unless it shall first receive such advice or concurrence of the Required Lenders and Required Owners as it deems appropriate or it shall first be indemnified to its satisfaction by, in the case of (i) the Deal Agent, the Lenders or by the Committed Lenders or (ii) an Agent, the Lenders or by the Committed Lenders in its Lender Group, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
(c)    The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of the Required Lenders and the Required Owners (or their Agents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.
(d)    Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of (i) Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group and (ii) Committed Lenders in its

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Lender Group having Commitments aggregating greater than 50% of the aggregate Commitments of all Committed Lenders in such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders in such Lender Group.
(e)    No Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Termination Event unless it has received written notice from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event. In the event that the Deal Agent receives such a notice, it shall promptly give notice thereof to each Agent, and in the event any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Deal Agent shall take such action with respect to such event as shall be reasonably directed by the Required Lenders and Required Owners, and each Agent shall take such action with respect to such event as shall be reasonably directed by (i) Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group and (ii) Committed Lenders in its Lender Group having Commitments aggregating greater than 50% of the aggregate Commitments of all Committed Lenders in such Lender Group; provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.
Section 10.05.   Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower, Santander Consumer, the Servicer and the Originators shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, Santander Consumer and the Originators and the Receivables and made its own decision to fund Loans and purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, Santander Consumer and the Originators and the Receivables. Except for notices, reports and other documents received by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, Santander Consumer and the Originators or the Receivables which may come into the

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possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 10.06.   Indemnification. (i) The Committed Lenders agree to indemnify the Deal Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Deal Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages) and (ii) the Committed Lenders in each Lender Group agree to indemnify the Agent for such Lender Group in its capacity as such (without limiting the obligation (if any) of the Borrower and the Servicer to reimburse such Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages), in each case from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Loans Outstanding) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the obligations under this Agreement, including the Loans Outstanding, the termination of this Agreement, and any resignation or removal of the applicable Agent.
Section 10.07.   Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Transaction Document as though it were not an Agent hereunder. Any such Person, in its capacity as Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as an Agent other than as expressly provided in this Agreement. Any Person which is an Agent may act as an Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require any Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
Section 10.08.   Successor Agents. The Deal Agent may resign as Deal Agent upon ten days’ prior written notice to the Lenders, each Agent and the Borrower with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Deal Agent pursuant to this Section. If the Deal Agent shall resign as Deal Agent under this Agreement, then the Required Lenders and Required Owners shall appoint a successor Deal Agent. Any Agent may resign as Agent upon ten days’ prior written notice to the Lenders in its Lender Group, the Deal Agent and each other Agent and the Borrower with such resignation

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becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section. If an Agent shall resign as Agent under this Agreement, then Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group shall appoint from among the Committed Lenders in such Lender Group a successor agent for such Lender Group. Any successor Deal Agent or agent shall succeed to the rights, powers and duties of resigning Agent, and the term “Deal Agent” or “Agent,” as applicable, shall mean such successor Deal Agent or agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the retiring Agent’s resignation as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
ARTICLE XI
ASSIGNMENTS; PARTICIPATIONS
Section 11.01.   Assignments and Participations.
(a)    Each Lender agrees that the Notes or interest therein acquired by such Lender pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and that such Lender will not offer to sell or otherwise dispose of the Notes or the interest therein so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable State securities laws. Each Lender hereby confirms and agrees that, in connection with any syndication, offering, transfer or sale by it of any interest in the Notes, such Lender has not engaged and will not engage in a general solicitation or general advertising.
(b)    Except as provided in Section 11.01(f), no Lender may sell, assign or otherwise transfer any portion of its rights or obligations hereunder (other than to one of its Subsidiaries provided that any such Subsidiary shall not be entitled to receive any payments under Section 2.13) prior to the Transfer Restriction Termination Date. Subject to the foregoing sentence, each Lender may upon at least 30 days’ notice to the Deal Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $15,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Deal Agent, for its acceptance and recording in the Lender Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Deal Agent, (v) the parties to each such assignment shall have agreed to reimburse the Deal Agent for all reasonable fees, costs

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and expenses (including the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent) incurred by the Deal Agent in connection with such assignment, (vi) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Article XII and (vii) there shall be no increased costs, expenses or taxes incurred by the Deal Agent or the Lenders upon assignment or participation. Upon such execution, delivery and acceptance by the Deal Agent and the recording by the Deal Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Deal Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(c)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Deal Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (v) such assignee appoints and authorizes the Deal Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    The Deal Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names, addresses and Commitment of each Lender and the Principal Amount of each Loan made by each Lender from time to time (the “Lender Register”). The entries in the Lender Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement. The Lender Register shall be available

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for inspection by any Agent or Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Subject to the provisions of Section 11.01(a), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Deal Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, and the Deal Agent shall then record the information contained therein in the Lender Register.
(f)    Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and each Loan owned by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Deal Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and the applicable Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 11.01.
(g)    Subject to the provisions of Article XII, each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information, including Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.
(h)    Any Lender may at any time pledge, grant or assign a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement or any other Transaction Document to secure obligations of such Lender, including any pledge, grant or assignment of its Loan to secure obligations to a Federal Reserve Bank, without notice to or consent of the Deal Agent, Servicer or any other party, and neither Section 11.01(a) nor 11.01(b) shall apply to any such pledge, grant or assignment of a security interest; provided that no such pledge, grant or assignment of a security interest shall release a Lender from any of its obligations hereunder or under any other Transaction Document, as the case may be, or substitute any such pledgee, grantee or assignee for such Lender as a party hereto or to the other Transaction Documents, as the case may be.
ARTICLE XII
MUTUAL COVENANTS REGARDING CONFIDENTIALITY
Section 12.01.   Covenants of the Borrower and the Servicer. Each of the Borrower and the Servicer, severally and with respect to itself only, covenants and agrees to hold

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in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of a Lender under this Agreement), except as the Deal Agent or any such Lender may have consented to in writing prior to any proposed disclosure and except it may disclose such information (i) to its officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower or the Servicer, (iii) to Banco Santander, S.A. or its Affiliates or (iv) to the extent it should be (a) required by Applicable Law (including filing a copy of this Agreement and the other Transaction Documents (other than Exhibit H and excluding from any such copy the identity of each Lender)) as exhibits to filings required to be made with the Securities and Exchange Commission, or in connection with any legal or regulatory proceeding or (b) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iv)(a), the Borrower and the Servicer, as applicable, will use all reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Agent or Lender of its intention to make any such disclosure prior to making such disclosure.
Section 12.02.   Covenants of the Deal Agent, the Agents and the Lenders.
(a)    Each of the Deal Agent, each Agent and each Lender covenants and agrees that it will not disclose any of the Confidential Information now or hereafter received or obtained by it without the Borrower’s prior written consent; provided, however, that it may disclose any such Confidential Information to those of its employees or Affiliates directly involved in the transactions contemplated by the Transaction Documents.
(b)    Each of the Deal Agent, each Agent and each Lender may also disclose any such Confidential Information to its Advisors who need to know such information for the purpose of assisting it in connection with the transactions contemplated by the Transaction Documents. Each of the Deal Agent, each Agent and each Lender agrees to be responsible for any breach of this Agreement by its Affiliates and Advisors, and it agrees that its Affiliates and Advisors will be advised by it of the confidential nature of such information and that it shall cause its Affiliates to be bound by this Agreement.
(c)    None of the Deal Agent, any Agent, any Lender nor any of their respective Affiliates, employees, agents or Advisors, without the prior written consent of the Borrower, will disclose to any person the fact that Confidential Information has been provided to it or them, that discussions or negotiations have taken place with respect to the transactions contemplated by the Transaction Documents, or the existence, terms, conditions or other facts of the transactions contemplated by the Transaction Documents, including the status thereof.
(d)    Each of the Deal Agent, each Agent and each Lender acknowledges and agrees that any Confidential Information provided to it, in whatever form, is the sole property of the Borrower and Santander Consumer. Neither such Person nor its Affiliates or Advisors shall use any of the Confidential Information now or hereafter received or obtained from or through the Borrower, Santander Consumer or any of their respective Affiliates for any purpose other than for purposes of engaging in, or as otherwise contemplated by, the transactions contemplated by the Transaction Documents. The Agent and each Lender agree that if the Borrower and/or

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Santander Consumer should request that it destroy or return the Confidential Information, it shall return or destroy such Confidential Information as so directed; provided that it shall be permitted to retain only that portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, that is necessary for purposes of documenting any due diligence review performed by it in connection with the Transaction.
(e)    Each of the Deal Agent, each Agent and each Lender acknowledges that all Confidential Information is considered to be proprietary and of competitive value, and in many instances trade secrets. Each of the Deal Agent, each Agent and each Lender agrees that because of the unique nature of the Confidential Information any breach of this Agreement would cause the Borrower, Santander Consumer and their respective Affiliates irreparable harm and money damages and other remedies available at law in the event of a breach would not be adequate to compensate the Borrower, Santander Consumer and their Affiliates for any such breach. Accordingly, each of the Deal Agent, each Agent and each Lender acknowledges and agrees that the Borrower, Santander Consumer and their respective Affiliates shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, as a remedy for any such breach. Such relief shall be in addition to, and not in lieu of, all other remedies available to the Borrower, Santander Consumer and their respective Affiliates whether at law or in equity.
(f)    If the Deal Agent, any Agent, a Lender or any of their respective Affiliates or Advisors are legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any of the Confidential Information (including the fact that discussions or negotiations took place with respect to the transactions contemplated by the Transaction Documents), the related entity shall promptly notify the Borrower and Santander Consumer in writing (unless it has been advised by an Opinion of Counsel that such notification is prohibited by law or regulation) of such requirement so that the Borrower and/or Santander Consumer, at their sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof. The Deal Agent, each Agent and each Lender agrees to use its reasonable efforts, upon the written request of the Borrower or Santander Consumer, to obtain or assist the Borrower or the Servicer in obtaining any such protective order. Failing the reasonably timely entry of a protective order or the reasonably timely receipt of a waiver hereunder, it may disclose, without liability hereunder, that portion (and only that portion) of the Confidential Information that it have been advised by an Opinion of Counsel that it is legally compelled to disclose; provided that it agrees to use reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information by the person or persons to whom it was disclosed.
Notwithstanding the foregoing, it is understood that the Deal Agent, each Agent and each Lender or its Affiliates may be required to disclose (and may so disclose, without liability hereunder, provided that it complies with the following sentence) the Confidential Information or portions thereof at the request of a bank examiner or other regulatory authority or in connection with an examination of it or its Affiliates by a bank examiner or other regulatory authority, including in connection with the regulator compliance policy of Deal Agent, any Agent or any Lender. Under such circumstances, the related entity agrees to provide notice to the Seller and

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Santander Consumer as soon as practicable in connection with (and, if possible, before) releasing the Confidential Information to the bank examiner or other regulatory authority pursuant to such request or examination.
(g)    It is understood and agreed that no failure or delay by the Servicer, the Borrower, the Deal Agent, each Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
Section 12.03.   Non-Confidentiality of Tax Treatment and Tax Structure. Notwithstanding anything to the contrary contained herein or in any document related to the transactions contemplated hereby, in connection with Treasury Regulations Section 1.6011-4T, Section 301.6111-1T and Section 301.6112-1T of the Code, the parties hereby agree that, from the commencement of discussions with respect to the transactions described herein, each party hereto (and each of its employees, representatives, Advisors, Affiliates or agents) is permitted to disclose to any and all persons of any kind (other than limitations imposed by State or federal securities laws), the structure and tax aspects of the transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to each such party related to such structure and tax aspects. In this regard, each party hereto acknowledges and agrees that this disclosure of the structure or tax aspects of the transactions is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding) except as is reasonably necessary to comply with state and federal securities laws. Furthermore, each party hereto acknowledges and agrees that it does not know or have reason to know that it use or disclosure of information relating to the structure or tax aspects of the transactions is limited in any other manner (such as where the transactions are claimed to be proprietary of exclusive) for the benefit of any other Person (other than as it may be limited by State or federal securities laws).
ARTICLE XIII
MISCELLANEOUS
Section 13.01.   Amendments and Waivers. Except as otherwise provided in this Section, no amendment, waiver, or other modification of any provision of this Agreement or any schedule or exhibit hereto shall be effective without the written consent of the parties hereto and the Required Lenders; provided, however, that no such amendment, waiver or other modification shall affect the amount, timing or priority of any payment owed to any Lender hereunder without the written consent of such Lender; and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Deal Agent in addition to the Required Lenders, affect the rights or duties of the Deal Agent under this Agreement or any other Transaction Document. The terms and conditions set forth in any Collateral Consent or ABS Collateral Conveyance Agreement shall be deemed an amendment to this Agreement to the extent set forth therein. Prior to or concurrent with any amendment, waiver or other modification of any provision of this

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Agreement, the Borrower shall deliver to each of the parties to the Agreement an updated Amendment Addendum in the form of Exhibit I hereto.
In addition, notwithstanding the foregoing, no amendment, waiver or other modification of this Agreement shall be effective without the written consent of Lenders representing 100% of the Invested Percentage that:

(i)    changes any provision of this Section 13.01 or the definition of “Required Lenders” or “Required Owners” or any other provision specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(ii)    change any Principal Terms or any defined term utilized in the definitions of such terms; or
(iii)    amend or change, or waive compliance with, the definition of “Borrowing Base,” “Borrowing Base Deficiency” or any defined term utilized in the definitions of such terms.
Section 13.02.   Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including e-mail communication and communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by (i) mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) e-mail or (iii) facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article II shall not be effective until received with respect to any notice sent by mail or e-mail.
Section 13.03.   No Waiver, Rights and Remedies. No failure on the part of the Deal Agent, any Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.
Section 13.04.   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Secured Parties and their respective successors and permitted assigns.
Section 13.05.   Term of this Agreement. This Agreement shall remain in full force and effect until the Facility Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article V and the indemnification and payment provisions of Article

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IX, the confidentiality provisions of Article XII, the provisions of Section 13.10 and any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination of this Agreement.
Section 13.06.   GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
Section 13.07.   WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
Section 13.08.   Costs, Expenses and Taxes.
(a)    In addition to the rights of indemnification granted to the Deal Agent, each Agent, the Secured Parties and its or their respective Affiliates and officers, directors, employees and agents thereof under Article IX, the Borrower agrees to pay on demand all reasonable costs and expenses of the Deal Agent, each Agent and the Secured Parties incurred in connection with the administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent, each Agent and the Secured Parties with respect thereto and with respect to advising the Deal Agent, each Agent and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Deal Agent, each Agent and/or the Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.
(b)    The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution,

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delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to a Lender in connection with this Agreement or the funding or maintenance of Loans hereunder.
Section 13.09.   No Insolvency Proceedings.
(a)    (Notwithstanding any prior termination of this Agreement, no Lender shall, prior to the date which is one year and one day after the final payment of all Aggregate Unpaids, petition or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Borrower under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Borrower.
Section 13.10.   Recourse Against Certain Parties.
(a)    No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Deal Agent, each Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any such Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Deal Agent, the Agents and any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section shall survive the termination of this Agreement.
Section 13.11.   Patriot Act Compliance. The Deal Agent hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it, and each other Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Deal Agent and each Lender

85

to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Deal Agent and each Lender.
Section 13.12.   Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby.

86

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER: SANTANDER CONSUMER RECEIVABLES [__] LLC
By: Name: Title:

Address for Notices:

Santander Consumer Receivables [__] LLC
8585 North Stemmons Freeway
Suite 1100 N
Dallas, Texas 75247
Attention: Andrew Kang
Facsimile No.: (214) 292-2709
Telephone No.: (214) 237-3792
E-mail: akang@santanderconsumerusa.com

SANTANDER CONSUMER, AS SERVICER AND IN ITS INDIVIDUAL CAPACITY: SANTANDER CONSUMER USA INC.

By: Name: Title:

Address for Notices:

Santander Consumer USA Inc.
8585 North Stemmons Freeway
Suite 1100 N
Dallas, Texas 75247
Attention: Andrew Kang
Facsimile No.: (214) 292-2709
Telephone No.: (214) 237-3792
E-mail: akang@santanderconsumerusa.com

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051200-1044-00364-Active.12587578.5        10/08/2011 8:09 AM

THE DEAL AGENT: BANCO SANTANDER, S.A, ACTING THROUGH ITS NEW YORK BRANCH

By: Name: Title:
By: Name: Title:
Address for Notices:

TYPE OF LENDER: Committed Lender	BANCO SANTANDER, S.A., ACTING THROUGH ITS NEW YORK BRANCH

By: Name: Title:
By: Name: Title:

Commitment: the amount specified in Exhibit H

Address for Notices:

Banco Santander, S.A, acting through its New York Branch 45 East 53rd Street New York, New York 10022

88

THE AGENT: For [_____]	[_____]

By: Name: Title:
By: Name: Title:

89

SCHEDULE A
ELIGIBLE RECEIVABLE CRITERIA
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, an “Eligible Receivable” means a Receivable as to which the following conditions are satisfied:
(a)    Characteristics of Receivables. As of the Cutoff Date (or such other date as may be specifically set forth below):
(i)    each Receivable has been fully and properly executed or electronically authenticated by the Obligor thereto;
(ii)    if such Receivable is related to a motor vehicle or Recreational Vehicle, such Receivable has either (A) been originated by a Dealer in the ordinary course of such Dealer’s business to finance the retail sale by a Dealer of the related Financed Vehicle and has been purchased by the applicable Originator in the ordinary course of its business or (B) been originated or acquired directly by Santander Consumer, as Originator, in accordance with its customary practices;
(iii)    if such Receivable is related to a motor vehicle or Recreational Vehicle, such Receivable is secured by a first priority validly perfected security interest in the Financed Vehicle in favor of an Originator, as secured party, or all necessary actions have been commenced that would result in a first priority security interest in the Financed Vehicle in favor of such Originator, as secured party, which security interest is assignable and has been so assigned by Santander Consumer to the Borrower;
(iv)    such Receivable contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the Collateral of the benefits of the security if applicable;
(v)    such Receivable provides for interest at the APR specified in the Schedule of Receivables;
(vi)    such Receivable was originated in the United States and denominated in Dollars;
(vii)    such Receivable had, in the case of a Receivable secured by an automobile, light-duty truck or van, an original term to maturity of not more than 75 months or, in the case of a Receivable secured by a Recreational Vehicle, an original term to maturity of not more than 300 months, and each Receivable has a remaining term to maturity, as of the Cutoff Date, of not less than 1 month;
(viii)    such Receivable was not a Defaulted Receivable as of the related Cutoff Date;

SA-1

(ix)    such Receivable was not noted in the records of the Originator or the Servicer as being the subject of any pending bankruptcy or insolvency proceeding;
(x)    such Receivable is not secured by a vehicle that is in repossession;
(xi)    such Receivable was originated by Santander Consumer or through an Approved Channel;
(xii)    such Receivable was selected using selection procedures that were not known or intended by Santander Consumer to be adverse to the interests of the Lenders.
(b)    Schedule of Receivables. The information with respect to a Receivable transferred on the Closing Date set forth in the Schedule of Receivables was true and correct in all material respects as of the Cutoff Date.
(c)    Compliance with Law. The Receivable complied in all material respects at the time it was originated or made, and the transfer, as applicable, of that Receivable to the Borrower complied at the time of transfer, in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder, including, to the extent applicable, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Fair Debt Collection Practices Act, the Fair Credit Billing Act, the Magnuson-Moss Warranty Act, Federal Reserve Board Regulations B and Z, the Servicemembers Civil Relief Act, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and any other consumer credit, equal opportunity and disclosure laws applicable to that Receivable.
(d)    Binding Obligation. The Receivable constitutes the legal, valid and binding payment obligation in writing of the Obligor or Payor, respectively, enforceable by the holder thereof in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation or other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally and (ii) as such Receivable may be modified by the application after the Cutoff Date of the Servicemembers Civil Relief Act, as amended, to the extent applicable to the related Obligor or Payor, respectively.
(e)    Receivable in Force. As of the Cutoff Date, the Receivable had not been satisfied, subordinated or rescinded nor had the related Financed Vehicle been released from the lien of such Receivable in whole or in part.
(f)    Insurance. The Receivable requires that the Obligor thereunder obtain comprehensive and collision insurance covering the related Financed Vehicle.
(g)    No Government Obligor. The Obligor on the Receivable is not the United States or any State or any local government, or any agency, department, political subdivision or instrumentality of the United States or any State or any local government.

SA-2

(h)    Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, assignment, setting over, conveyance or pledge of such Receivable would be unlawful, void, or voidable. Santander Consumer has not entered into any agreement with any Obligor that prohibits, restricts or conditions the assignment of the related Receivable.
(i)    Good Title. It is the intention of the Borrower that the sale, transfer, assignment and conveyance herein contemplated constitute an absolute sale, transfer, assignment and conveyance of the Receivables and that the Receivables not be part of Santander Consumer’s estate in the event of the filing of a bankruptcy petition by or against Santander Consumer under any bankruptcy law. As of the related Funding Date, no Receivable has been sold, transferred, assigned, conveyed or pledged to any Person other than pursuant to the Transaction Documents. As of the related Funding Date and immediately prior to the sale and transfer herein contemplated, Santander Consumer had good and marketable title to and was the sole owner of each Receivable free and clear of all Liens (except any Lien which will be released prior to assignment of such Receivable hereunder), and, immediately upon the sale and transfer thereof, the Borrower will have good and marketable title to each Receivable, free and clear of all Liens (other than Permitted Liens).
(j)    Filings. All filings (including UCC filings) necessary in any jurisdiction to give the Borrower a first priority, validly perfected ownership interest in the Receivables (other than any related security with respect thereto, to the extent that an ownership interest therein cannot be perfected by the filing of a financing statement), and to give the Deal Agent a first priority perfected security interest therein, will be made within ten days of the Closing Date.
(k)    Priority. The Receivable is not pledged, assigned, sold, subject to a security interest, or otherwise conveyed other than pursuant to the Transaction Documents. Santander Consumer has not authorized the filing of and there are no financing statements against any Originator or Santander Consumer that include a description of collateral covering any Receivable other than any financing statement relating to security interests granted under the Transaction Documents or that have been or, prior to the assignment of such Receivable hereunder, will be terminated, amended or released. The Agreement creates a valid and continuing security interest in the Receivable (other than all related security with respect thereto) in favor of the Borrower which security interest is prior to all other Liens (other than Permitted Liens) and is enforceable as such against all other creditors of and purchasers and assignees from the Seller.
(l)    Characterization of Assets. Each Receivable constitutes either “tangible chattel paper,” an “account,” or a “general intangible,” each as defined in the UCC.
(m)    One Original. There is only one executed original copy of the Contract (in each case within the meaning of the UCC) related to each Receivable.
(n)    No Defenses. As of the Cutoff Date, Santander Consumer had no knowledge either of any facts which would give rise to any right of rescission, offset, claim, counterclaim or defense, or of the same being asserted or threatened, with respect to any Receivable.

SA-3

SA-4

SCHEDULE B
ELIGIBLE ABS ASSET
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, an “Eligible ABS Asset” means an ABS Asset as to which the following conditions are satisfied as of the Closing Date or the Addition Date, as applicable:
(a)    it has been duly and validly authorized, is duly and validly issued and outstanding, and is a valid, binding and enforceable obligation of the related ABS Trust, entitled to the benefits of the related ABS Indenture or other agreement pursuant to which it was issued;
(b)    if the ABS Asset Receivables for such ABS Asset are related to motor vehicles or Recreational Vehicles, it is secured by a first priority perfected security interest in either (i) receivables arising out of or in connection with the sale, refinancing or loan with respect to new or used Recreational Vehicles, automobiles, light-duty trucks, minivans or sport utility vehicles, together with all accessions thereto and all related property of the related ABS Trust or (ii) certificates representing the residual equity interest in an entity, which entity is an Affiliate of Santander Consumer, that issues asset backed securities secured by the assets described in clause (i) above;
(c)    it is in certificated or book-entry form and (i) if it is in certificated form, has been delivered to the Lender or its nominee, indorsed to the Lender or in blank by an effective indorsement or registered in the name of the Lender or its designee or (ii) if it is in book-entry form, is held in the ABS Collateral Account;
(d)    it is one of the following types of collateral: (i) any of the types of collateral covered by Article 8 of the applicable UCC or (ii) an Instrument, Chattel Paper, Account, Security Entitlement or General Intangible, in each case under the applicable UCC;
(e)    immediately prior to the sale thereof to the Borrower, the Seller had good and marketable title thereof, free and clear of any Liens (other than Permitted Liens);
(f)    it was transferred to the Borrower pursuant to an ABS Collateral Conveyance Agreement, and the Borrower has acquired good title to, and is the sole owner of, such ABS Asset free and clear of any Liens, other than Permitted Liens;
(g)    all payments with respect to it will be made directly to the ABS Collateral Account; and
(h)    as of the Closing Date or the applicable Addition Date, no “Event of Default” or “Servicer Default” under, and as defined in, the Related ABS Transaction Documents exists.

SCHEDULE C
SCHEDULE OF RECEIVABLES
(Original delivered to the Deal Agent)

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09/04/2011 4:56 PM

SCHEDULE D
SCHEDULE OF ABS ASSETS
(Original delivered to the Deal Agent)

SD-1

SCHEDULE E
SCHEDULE OF DOCUMENTS
1.    Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).
2.    Purchase Agreement, dated as of [_____, 2011], between Santander Consumer and the Borrower.
3.    Transfer Agreement, dated as of [_____, 2011], between Santander Consumer and the Borrower.
4.    [ABS Asset Collateral Conveyance Agreements, [_____, 2011], between Santander Consumer and the Borrower].
5.    Intercreditor Agreement.
6.    Accession Agreement, dated as of [_____, 2011], among the Borrower, Santander Consumer and the Deal Agent.
7.    Note of the Borrower, dated [_____, 2011], in favor of [_____], as Deal Agent for the benefit of the parties identified on Schedule 2 thereof.
8.    [Account Control Agreement for ABS Collateral Account].
9.    Opinion of Cowles & Thompson, P.C., dated [_____, 2011], as to certain corporate and security interest matters.

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SCHEDULE F

LOCATION OF RECEIVABLE FILES
Wells Fargo Bank, National Associ~~a~~tion
ABS Custody Vault
MAC N9401-011
1055 10th Avenue SE
Minneapolis, MN 55414
Santander Consumer USA Inc.
8585 N Stemmons Freeway, Suite 1100N
Dallas, TX 75247

Santander Consumer USA Inc.
5201 Rufe Snow Dr.
North Richland Hills, TX 76180
Iron Mountain
745 Atlantic Avenue
Boston, MA 02111
Vintek Inc.
1735 Market Street
9th Floor, Suite #900
Philadelphia, PA 19103
RecordMax LLC
2051 W. I-65 Service Road North
Mobile, AL 36618
Deutsche Bank National Trust Company
1761 E. Andrew Place
Santa Ana, CA 92705

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09/04/2011 4:56 PM

EXHIBIT A
FORM OF FUNDING REQUEST
____________, 201_
__________, 201_
_____________
_____________
_____________
_____________
Re:    Santander Consumer Receivables [__] LLC – Credit Agreement

Ladies and Gentlemen:
The undersigned is a Responsible Officer of Santander Consumer Receivables [__] LLC (the “Borrower”) and is authorized to execute and deliver this Funding Request on behalf of the Borrower pursuant to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement.
The Borrower hereby requests that a Loan be made under the Credit Agreement on __________, ____ in the amount of $__________ by deposit of such amount into the following account:
[Account Information, including wiring instructions]
The Cutoff Date for the Receivables being funded is __________, 201_.
In connection with the foregoing, the undersigned hereby certifies, on behalf of the Borrower, as follows:
(1)    As of the date hereof, the Borrowing Base (calculated as of the Cutoff Date) is $__________. After giving effect to the requested Loan, no Borrowing Base Deficiency will exist. Attached to this Funding Request is a true, complete and correct calculation of such Borrowing Base and all components thereof.

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(2)    All of the conditions applicable to the requested Loan as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan, including:

(a)
each of the representations and warranties contained in Sections 5.01 and 5.02 of the Credit Agreement are true and correct in all material respects on and as of the date hereof, before and after giving effect to the Loan and to the application of the proceeds therefrom as though made on and as of the date hereof; and

(b)	no event has occurred, or would result from such Loan or from the application of the proceeds therefrom, which constitutes a Termination Event or an Unmatured Termination Event;
(3)    The requested Loan will not, on the Funding Date, exceed the Available Amount.
(4)    Attached hereto is a true, correct and complete copy of a Transfer Agreement (including the Schedule of Receivables attached thereto), reflecting all Receivables which will become part of the Collateral on the Funding Date, each Receivable reflected thereon being an Eligible Receivable.
(5)    Attached hereto is a true, correct and complete copy of ABS Asset Conveyance Agreement(s) reflecting all ABS Assets which will become part of the Collateral on the Funding Date, each ABS Asset reflected thereon being an Eligible ABS Asset.

SANTANDER CONSUMER RECEIVABLES [__] LLC
By:
    Name:
    Title:

A-2

EXHIBIT B
FORM OF NOTE
[_____, 2011]
FOR VALUE RECEIVED, the undersigned, SANTANDER CONSUMER RECEIVABLES [__] LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of [_____], as Deal Agent for the benefit of the parties identified on Schedule 2 hereof, at its office set forth in the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein), on the date set forth in Section 2.04 of the Credit Agreement, in lawful money of the United States of America and in immediately available funds, the principal amount of [_____] ($[_____]), or, if less, such Lender’s Invested Percentage of the Loans Outstanding under the Credit Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of such Lender’s Invested Percentage of the Loans from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
The Lenders are authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records, the date and the amount such Lender’s Invested Percentage of each Loan made under the Credit Agreement, each continuation thereof, the funding period for such Loan and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure of the Lenders to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement in respect of the Loans or such Lenders’ Invested Percentage thereof.
This Note is one of the Notes referred to in the Credit Agreement, and is entitled to the benefits thereof. Capitalized terms used herein and defined herein have the meanings given them in the Credit Agreement. This Note is subject to periodic pay-downs, and optional and mandatory prepayment as provided in the Credit Agreement.
Upon the occurrence of a Termination Event, the Deal Agent, on behalf of the Secured Parties, shall have all of the remedies specified in the Credit Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW

YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
SANTANDER CONSUMER RECEIVABLES [__] LLC,
as Borrower
By:
    Name:
    Title:

Schedule 1 to
Note

Invested Percentage of Loans	Interest on Loans	Payments on Loans	Notation by Date

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Schedule 2 to
Note

Lender Name	Lender Address	Invested Percentage

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE
Dated __________, 201_
Reference is made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
__________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:
1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Credit Agreement, including such interest in the Commitment of the Assignor and the Purchaser Group Advances made by the Assignor. After giving effect to such sale and assignment, the Commitment and the amount of Purchaser Group Advances made by the Assignee will be as set forth in Section 2 of Schedule 1.
2.    The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien.
3.    The Assignor and the Assignee confirm to and agree with each other and the other parties to Credit Agreement that: (i) other than as provided herein, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (ii) the Assignee confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) the Assignee will, independently and without reliance upon the Deal Agent, the Assignor or any other Lender party to the Credit Agreement and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) the Assignor and the Assignee confirm that the

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Assignee is an Eligible Assignee; (v) the Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) the Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including the confidentiality provisions of Article Twelve; and (vii) this Assignment and Acceptance meets all other requirements for such an Assignment and Acceptance set forth in Article Eleven of the Credit Agreement.
4.    Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Deal Agent for acceptance. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Deal Agent, unless a later date is specified in Section 3 of Schedule 1.
5.    The Assignor and the Assignee agree to reimburse the Deal Agent for all reasonable fees, costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Deal Agent) incurred by the Deal Agent in connection with this Assignment and Acceptance.
6.    Upon such acceptance by the Deal Agent, the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, provided, however, that the Assignor shall, to the extent such rights have been assigned by it under this Assignment and Acceptance, relinquish its assigned rights and be released from its assigned obligations under the Credit Agreement (and, in the case of an Assignment and Acceptance coving all or the remaining portion of an assigning Assignor’s rights and obligations under the Credit Agreement, Assignor shall cease to be a party thereto).
7.    Upon such acceptance by the Deal Agent, from and after the Assignment Date, the Deal Agent shall make, or cause to be made, all payments under the Credit Agreement in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.
8.    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

C-2

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Acceptance and Assignment as of the __ day of ________, 201__.
_________________, as Assignor
By:
    Name:
    Title:
_________________, as Assignee
By:
    Name:
    Title:

Acknowledged by:
[_____], as Deal Agent

By:
    Name:
    Title:

By:
    Name:
    Title:

C-3

Schedule 1
to
Assignment and Acceptance
Dated _________, 201_

Section 1.
Percentage Interest:	________%
Section 2.
Assignee’s Commitment:	$_____________
Aggregate Purchaser Group Advances Owing to the Assignee:	$_____________
Section 3.
Assignment Date: _____________, 201_

C-4

EXHIBIT D
FORM OF ABS COLLATERAL CONVEYANCE AGREEMENT

ABS COLLATERAL CONVEYANCE AGREEMENT
This ABS Collateral Conveyance Agreement (this “Agreement”), dated as of__________, __, 20__, is between Santander Consumer USA Inc., an Illinois corporation (“Santander Consumer”), as seller (in such capacity, the “Seller”), and Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as purchaser (in such capacity, the “Purchaser”).
[WHEREAS, the Seller intends to transfer and convey to the Purchaser all of its right, title and interest in, to and under (i) $[_________] aggregate principal amount of the Class __ Notes (the “Notes”) that were issued by [__________], a [Delaware statutory trust] (the “Issuer”), pursuant to the Indenture, dated as of__________, __, 20__, between the Issuer and [__________], as indenture trustee, and (ii) certain other rights and interests relating thereto and described herein; and]
[WHEREAS, the Seller intends to transfer and convey to the Purchaser all of its right, title and interest in, to and under (i) the Certificate (the “Residual”) representing a [____]% beneficial interest in [__________], a [Delaware statutory trust] (the “Issuer”), issued pursuant to the terms of the [Amended and Restated] Trust Agreement, dated as of__________, __, 20__, between [__________], as depositor (the “Depositor”), and [__________], as owner trustee, and (ii) certain other rights and interests relating thereto and described herein; and]
WHEREAS, the Seller and the Purchaser wish to set forth the terms pursuant to which the ABS Asset and certain related rights and interests will be sold and transferred by the Seller to the Purchaser.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE ONE

DEFINITIONS AND DEFINITIONAL PROVISIONS
Section 1.01.  Definitions and Definitional Provisions.
(a)    Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).

(b)    All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) references to any Article, Section, Schedule or Exhibit are references to Articles, Sections, Schedules and Exhibits in or to this Agreement and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) words in the singular include the plural and words in the plural include the singular; (vii) the term “including” and all variations thereof means “including without limitation”; (viii) except as otherwise expressly provided herein, references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (ix) references to a Person are also to its successors and permitted assigns; (x) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (xi) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (xii) the term “proceeds” has the meaning set forth in the applicable UCC.
ARTICLE TWO

CONVEYANCE OF ABS ASSET
Section 2.01.  Sale and Transfer of Note Interest.
(a)    Subject to satisfaction of the conditions set forth in Section 2.03, on the date hereof (the “Closing Date”), the Seller shall sell, transfer, assign and otherwise convey to the Purchaser, and the Purchaser shall purchase from the Seller, without recourse (subject to the Seller’s obligations hereunder), all of the right, title and interest of the Seller in, to and under, whether now owned or existing or hereafter acquired or arising, the following (collectively, the “ABS Asset”):
(i)    the [Notes] [Residual];
(ii)    any obligations evidenced thereby, any guarantee thereof, all collections on the [Notes] [Residual]and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to the [Notes] [Residual]) to become due or received by any Person in payment of any of the foregoing on or after the Closing Date; and
(iii)    all present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing, and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all accounts, accounts receivable, general intangibles, chattel paper, documents, money, investment property, deposit accounts, letters of credit, letter of credit rights, insurance proceeds, condemnation awards, notes, drafts, acceptances, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.
Section 2.02.  ABS Asset Price. On the Closing Date, in exchange for the ABS Asset, the Purchaser shall pay the Seller the sum of $__________ (the “ABS Asset Purchase Price”) in immediately available funds.
Section 2.03.  Conditions to Purchase and Sale.
(a)    The obligation of the Purchaser to purchase the ABS Asset from the Seller on the Closing Date is subject to the satisfaction of the following conditions: (i) the representations and warranties of the Seller contained herein shall be true and correct on the Closing Date; and (ii) the Seller shall have performed all obligations to be performed by it hereunder on or before the Closing Date.
(b)    The obligation of the Seller to sell the ABS Asset to the Purchaser on the Closing Date is subject to the satisfaction of the following conditions: (i) the representations and warranties of the Purchaser contained herein shall be true and correct on the Closing Date; (ii) the Purchaser shall have performed all obligations to be performed by it hereunder on or before the Closing Date; and (iii) the Purchaser shall have paid to the Seller the ABS Asset Purchase Price.
Section 2.04.  Security Interest Matters. The parties hereto intend that the conveyance of the ABS Asset be a sale and not a loan. In the event that the conveyance hereunder is for any reason not considered a sale, including in the event of an insolvency proceeding with respect to the Seller or any of the Seller’s properties, the Seller hereby grants to the Purchaser a first priority security interest in all of the Seller’s right, title and interest in, to and under the ABS Asset. The parties intend that this Agreement constitute a security agreement under applicable law. Such grant is made to secure the payment of all amounts payable hereunder, including the ABS Asset Purchase Price. If such conveyance is for any reason considered to be a loan and not a sale, the Seller consents to the Purchaser transferring such security interest in favor of the Deal Agent on behalf of the Secured Parties and transferring the obligation secured thereby to the Deal Agent on behalf of the Secured Parties.
ARTICLE THREE

REPRESENTATIONS AND WARRANTIES
Section 3.01.  Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as of the date hereof that:

(a)    Organization and Good Standing. The Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware.
(b)    Power and Authority. The Purchaser has the power and authority to execute and deliver and perform its obligations under this Agreement, including the purchase of the ABS Asset, and the execution, delivery and performance of this Agreement has been duly authorized by the Purchaser.
(c)    Enforceability. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors generally, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.
Section 3.02.  Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as of the date hereof, that:
(a)    Organization and Good Standing. The Seller has been duly organized and is validly existing as a corporation under the laws of the State of Illinois.
(b)    Power and Authority. The Seller has the power and authority to execute and deliver and perform its obligations under this Agreement, including the sale of the ABS Asset, and the execution, delivery and performance of this Agreement has been duly authorized by the Seller.
(c)    Enforceability. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors generally, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.
(d)    Eligibility of the Notes. The ABS Asset is an Eligible ABS Asset.
ARTICLE FOUR

MISCELLANEOUS PROVISIONS
Section 4.01.  Amendment. This Agreement may be amended from time to time for any purpose by a written amendment duly executed and delivered by the Seller and by the Purchaser.

Section 4.02.  GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY LAW ALL OTHER CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
Section 4.03.  Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or sent by telecopier, overnight courier or mailed by registered mail, return receipt requested at such other address as designated by the Seller and the Purchaser on the signature page hereto or such other address as shall be designated by such party in a written notice to the other party.
Section 4.04.  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions and terms of this Agreement.
Section 4.05.  Further Assurances. The Seller and the Purchaser agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party hereto to more fully to effect the purposes of this Agreement.
Section 4.06.  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Seller or the Purchaser, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.
Section 4.07.  Counterparts. This Agreement may be executed in two counterparts (and by different parties on separate counterparts), each of which shall be an original, but both of which together shall constitute one and the same instrument.
Section 4.08.  Headings. The Article and Section headings and the Table of Contents herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 4.09.  Representations, Warranties and Agreements to Survive. The respective agreements, representations, warranties and other statements by the Seller and by the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the closing hereunder of the transactions contemplated hereby and shall inure to the benefit of the other party.
Section 4.10.    Nonpetition Covenant. For purposes of this Section 4.10, “Bankruptcy Remote Party” means the Issuer or the Depositor. Each party hereto agrees that, prior to the date which is one year and one day after payment in full of all obligations of each Bankruptcy Remote Party in respect of all securities issued by any Bankruptcy Remote Party (i) such party hereto shall not authorize any Bankruptcy Remote Party to commence a voluntary winding-up or other voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to such Bankruptcy Remote Party or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of an administrator, a trustee, receiver, liquidator, custodian or other similar official with respect to such Bankruptcy Remote Party or any substantial part of its property or to consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against such Bankruptcy Remote Party, or to make a general assignment for the benefit of its creditors generally, any party hereto or any other creditor of such Bankruptcy Remote Party, and (ii) none of the parties hereto shall commence or join with any other Person in commencing any proceeding against such Bankruptcy Remote Party under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction. This Section shall survive the termination of this Agreement.
[rest of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, thereunto duly authorized, as of the day and year first above written.
SANTANDER CONSUMER USA INC., as Seller
By:
Name:
Title:
SANTANDER CONSUMER RECEIVABLES [__] LLC,
as Purchaser
By:
Name:
Title:

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EXHIBIT E
FORM OF MONTHLY REPORT

E-1

EXHIBIT F
FORM OF SECURITIZATION RELEASE
Reference is hereby made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms not defined herein shall have the meaning given such terms in the Credit Agreement.
The Borrower and the Servicer hereby represent and warrant that each condition in the Credit Agreement and each other Transaction Document, to the consummation of the Securitization to which this Securitization Release relates, has been satisfied, including but not limited to delivery of (i) the executed Securitization Date Certificate, in substantially the form attached hereto as Annex 1 and (i) the executed notice, in substantially the form attached hereto as Annex 2.
Upon receipt of $___________ in accordance with Section 2.14 in immediately available funds, the Deal Agent hereby releases all of its right, title and interest, including its Lien, in and to the following:
(a)    the Receivables to be transferred by the Borrower in the related Securitization and described in Schedule I hereto (the “Securitized Assets” and such Schedule, the “Schedule of Securitized Assets”), together with the related Contracts, whether now existing or hereafter acquired, and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections related thereto, and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Securitized Assets) to become due or received by any Person in payment of any of the foregoing on or after the related Securitization Date;
(b)    all of the Borrower’s interest in the Financed Vehicles relating to the Securitized Assets (including repossessed vehicles) or in any document or writing evidencing any security interest in any such Financed Vehicle and each security interest in each such Financed Vehicle, whether now existing or hereafter acquired, including all proceeds from any sale or other disposition of such Financed Vehicles;
(c)    all Receivable Files, Servicer Files and the Schedule of Securitized Assets, relating to the Securitized Assets, whether now existing or hereafter acquired, and all right, title and interest of the Borrower in and to the documents, agreements and

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instruments included in the such Receivable Files and Servicer Files, including rights of recourse of the Borrower against the related Originator and/or any Dealer;
(d)    all of the Borrower’s interest in all Records, documents and writings evidencing or related to the Securitized Assets or the related Contracts;
(e)    all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to a Financed Vehicle related to a Securitized Asset, including any monies collected from whatever source in connection with any default of an Obligor with respect to such Financed Vehicle and any proceeds from claims or refunds of premiums on any such Insurance Policy, whether now existing or hereafter acquired, and all proceeds thereof;
(f)    all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Securitized Assets, whether pursuant to the related Contracts or otherwise;
(g)    all of the Borrower’s interest in all rights to payment under all service contracts and other contracts and agreements associated with the Securitized Assets and all of the Borrower’s interest in all recourse rights against the related dealer (excluding any rights in any dealer reserve and rights under the related Dealer Agreement);
(h)    Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Securitized Assets, whether now existing or hereafter acquired, and the related Financed Vehicles, whether now existing or hereafter acquired;
(i)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(j)    all of the Borrower’s right, title and interest in and to the Purchase Agreement (including each Transfer Agreement), relating to the Securitized Assets and remedies thereunder and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the Purchase Agreement and relating to such Securitized Assets; and
(k)    all income and proceeds of the foregoing.

Executed as of __________, 201_.
SANTANDER CONSUMER RECEIVABLES [__] LLC, as Borrower
By:
    Name:
    Title:
SANTANDER CONSUMER USA INC., as Servicer
By:
    Name:
    Title:
[_____], as Deal Agent
By:
    Name:
    Title:
By:
    Name:
    Title:

ANNEX 1
SANTANDER CONSUMER USA INC.
SECURITIZATION DATE CERTIFICATE
PURSUANT TO SECTION 2.14(a)
OF THE CREDIT AGREEMENT
Santander Consumer USA Inc., as servicer (the “Servicer”), delivers this certificate pursuant to Section 2.14(a) of the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein), and hereby certifies, as of the date hereof, the following:
(a)    the Borrower has sufficient funds on the related Securitization Date to effect the Securitization in accordance with the Credit Agreement (taking into account, to the extent necessary, the proceeds of sales of the Collateral in the Securitization);
(b)    after giving effect of the Securitization, the conditions to the Securitization set forth in Section 2.14(a) of the Credit Agreement shall have been satisfied.
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

IN WITNESS WHEREOF, the Servicer has caused this certificate to be executed on its behalf this ___ day of _________, 201_.
SANTANDER CONSUMER USA INC., as Servicer
By:
    Name:
    Title:

ANNEX 2
FORM OF NOTICE
SANTANDER CONSUMER RECEIVABLES [__] LLC
8585 North Stemmons Freeway
Suite 1100N
Dallas, TX 75247
______________, 201__
_____________
_____________
_____________
_____________

Re:    Santander Consumer Receivables [__] LLC – Credit Agreement
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein). Capitalized terms not defined herein shall have the meaning given such terms in the Credit Agreement.
Pursuant to Section 2.14(a)(i) of the Credit Agreement, the Borrower gives notice of its intent to effect a Securitization on or about __________, 201_ (which date is no fewer than 10 Business Days after the date of delivery of this notice to the Deal Agent).
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
Very truly yours,

SANTANDER CONSUMER RECEIVABLES [__] LLC

By:
    Name:
    Title:

Schedule I
Securitization Release
Schedule of Securitized Assets

EXHIBIT G

FORM OF RECEIVABLE RECEIPT

__________, 201_
_____________
_____________
_____________
_____________
Re:    Santander Consumer Receivables [__] LLC – Credit Agreement
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).
The undersigned, on behalf of the Servicer, in its capacity as custodian under the Credit Agreement, hereby acknowledges (i) delivery of the executed original counterpart of the Contracts set forth on Schedule 1 hereto, evidencing the related Receivables and (ii) that the executed original counterparts of the Contracts set forth on Schedule 1 hereto have not been mutilated or damaged in any material respect.
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
SANTANDER CONSUMER USA, INC.,
as Servicer
By:
    Name:
    Title:

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Schedule 1
to Receivable Receipt

G-2

EXHIBIT H
PRINCIPAL TERMS

H

EXHIBIT H [5 year commitment]
PRINCIPAL TERMS
Effective Date: [_____, 2011]

Fees:

H-1

Margin:
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, for any day, the sum of:

(i) the product of (a) the Above-Investment Grade ABS Percentage for such day and (b) the Single A Margin on such day;

(ii) the product of (a) the Investment Grade ABS Percentage for such day and (b) the Triple B Margin on such day;

(iii) the product of (a) the Below-Investment Grade ABS Percentage for such day and (b) the Double B Margin on such day;

(iv) the product of (a) the Non-Investment Grade ABS Percentage for such day and (b) the Single B Margin on such day;

(v) the product of (a) the Retained Subordinate ABS Percentage for such day and (b) the Retained Subordinate ABS Margin on such day;

(vi) the product of (a) the Acquired Receivable Percentage for such day and (b) the Acquired Receivable Margin on such day;

(vii) the product of (a) the Receivable Single A Percentage for such day and (b) the Single A Margin on such day;

(viii) the product of (a) the Receivable Triple B Percentage for such day and (b) the Triple B Margin on such day;

(ix) the product of (a) the Receivable Double B Percentage for such day and (b) the Double B Margin on such day; and

(x) the product of (a) the Unsecured Percentage for such day and (b) the Unsecured Margin on such day.

Unused Facility Fee Rate:	0.10% per annum.
Upfront Fee	0.10% of the Facility Amount payable in 12 equal monthly installments commencing on the Payment Date following the Closing Date.

Definitions and other terms and conditions:

H-2

Above-Investment Grade ABS Asset:	For any day, an ABS Asset that is rated higher than (i) “BBB+” by S&P, (ii) “BBB+” by DBRS, (iii) “Baa1” by Moody’s or (iv) “BBB+” by Fitch.
Above-Investment Grade ABS Asset Amount:
For any day, an amount equal to the sum of the product with respect to each Above-Investment Grade ABS Asset of the ABS Advance Rate and the ABS Principal Balance thereof on such day; provided, however, that, the Above-Investment Grade ABS Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Above-Investment Grade ABS Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Above-Investment Grade ABS Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

ABS Advance Rate:	Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, 100%.
ABS Asset Amount:
For any day, the sum of the Above-Investment Grade ABS Asset Amount, the Investment Grade ABS Asset Amount, the Below-Investment Grade ABS Asset Amount, the Non-Investment Grade ABS Asset Amount and the Retained Subordinate ABS Amount for such day.

Acquired Receivable Asset Amount:
For any day, the sum with respect to each Acquired Receivable of the lesser of (x) the Acquisition Cost thereof and (y) the product of the Receivables Advance Rate and the Principal Balance thereof on such day; provided, however, that, the Acquired Receivable Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Acquired Receivable Margin:

Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:
(i) a Tier 1 Leverage Ratio Period, 1.10% per annum;
(ii) a Tier 2 Leverage Ratio Period, 1.25% per annum;
(iii) a Tier 3 Leverage Ratio Period, 1.50% per annum; or
(iv) a Tier 4 Leverage Ratio Period, 2.00% per annum.

H-3

Acquired Receivable Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Acquired Receivable Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Actual Receivable Advance Rate:
For any day, the percentage equivalent of a fraction, the numerator of which is the Receivable Asset Amount and the denominator of which is the aggregate Principal Balance of the Originated Receivables on such day.

Aggregate Asset Amount:	For any day, the sum of the ABS Asset Amount, the Acquired Receivable Asset Amount, the Receivable Asset Amount and the Unsecured Amount for such day.
Below-Investment Grade ABS Asset:
For any day, an ABS Asset that is not an Investment Grade Rated ABS Asset and is rated (i) “BB+,” “BB” or “BB-” by S&P, (ii) “BB+,” “BB” or “BB-” by DBRS, (iii) “Ba1,” “Ba2” or “Ba3” by Moody’s or (iv) “BB+,” “BB” or “BB-” by Fitch.

Below-Investment Grade ABS Asset Amount:
For any day, an amount equal to the sum of the product with respect to each Below-Investment Grade ABS Asset of the ABS Advance Rate and the ABS Principal Balance thereof on such day; provided, however, that, the Below-Investment Grade ABS Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Below-Investment Grade ABS Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Below-Investment Grade ABS Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Commitment:	$1,750,000,000.

H-4

Commitment Termination Date:
[Insert fifth anniversary of closing], subject to extension pursuant to the following provisions. No more than 90 days and no less than 45 days before (i) [insert month and day of closing] of each year, commencing [insert first anniversary of closing] and (ii) the date an IPO is consummated (each a “Renewal Date”), the Borrower may request (an “Extension Request”) that the Lenders extend the Commitment Termination Date to a date that is five years from such Renewal Date (the “Extended Commitment Termination Date”). The Lenders may deny any Extension Request made after the earliest of (a) the consummation of an IPO, (b) the occurrence of the “IPO Put Option Closing Date” (as such term is defined in the Shareholders Agreement) or (c) [insert second put option date]. If an Extension Request is denied by the Lenders then the Commitment Termination Date shall not be extended. If the Lenders agree to an Extension Request or an Extension Request is made prior to the earliest of (a) the consummation of an IPO, (b) the exercise by the “New Acquirer” of the “IPO Put Option” (as such terms are defined in the Shareholders Agreement) or (c) [insert second put option date], then the Extended Commitment Termination Date shall become the Commitment Termination Date; provided that the Borrower has not revoked the Extension Request prior to the Commitment Termination Date in accordance with the Repricing Principles. Prior to any Renewal Date the Single A Margin, the Triple B Margin, the Double B Margin, the Single B Margin, the Retained Subordinated ABS Margin, the Acquired Receivable Margin, the Single A Margin, the Triple B Margin, the Double B Margin and the Unsecured Margin (the “Applicable Margins”) shall be revised in accordance with the Repricing Principles and this Exhibit H shall be amended to reflect such revisions.

Determination Date:	The [__] day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day, commencing [_____, 2011.]
Double B Margin:
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:
(i) a Tier 1 Leverage Ratio Period, 1.75% per annum;
(ii) a Tier 2 Leverage Ratio Period, 2.75% per annum;
(iii) a Tier 3 Leverage Ratio Period, 4.00% per annum; or
(iv) a Tier 4 Leverage Ratio Period, 4.50% per annum.

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Investment Grade ABS Asset:
For any day, an ABS Asset that is not an Above-Investment Grade ABS Asset and is rated (i) “BBB+,” “BBB” or “BBB-” by S&P, (ii) “BBB+,” “BBB” or “BBB-” by DBRS, (iii) “Baa1,” “Baa2” or “Baa3” by Moody’s or (iv) “BBB+,” “BBB” or “BBB-” by Fitch.

Investment Grade ABS Asset Amount:
For any day, an amount equal to the sum of the product with respect to each Investment Grade ABS Asset of the ABS Advance Rate and the ABS Principal Balance thereof on such day; provided, however, that, the Investment Grade ABS Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Investment Grade ABS Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Investment Grade ABS Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Non-Investment Grade ABS Asset:
For any day, an ABS Asset that is not a Below-Investment Grade Rated ABS Asset and is rated (i) “B+,” “B” or “B-” by S&P, (ii) “B+,” “B” or “B-” by DBRS, (iii) “B1,” “B2” or “B3” by Moody’s or (iv) “B+,” “B” or “B-” by Fitch.

Non-Investment Grade ABS Asset Amount:
For any day, an amount equal to the sum of the product with respect to each Non-Investment Grade ABS Asset of the ABS Advance Rate and the ABS Principal Balance thereof on such day; provided, however, that, the Non-Investment Grade ABS Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Non-Investment Grade ABS Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Non-Investment Grade ABS Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Payment Date:	The [25th]day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day, commencing [_____, 2011].
Quarterly Period:	Each period from and including a Quarterly Measurement Date (or, in the case of the initial Quarterly Period, the Closing Date) to but excluding the next succeeding Quarterly Measurement Date.
Receivable Asset Amount:
For any day, an amount equal to the lesser of (i) the excess, if any, of (a) Loans Outstanding on such day over (b) the sum of (1) the ABS Asset Amount and (2) the Acquired Receivable Asset Amount on such day and (ii) the sum with respect to each Originated Receivable of the product of the Receivables Advance Rate and the Principal Balance thereof on such day; provided, however, that, the Receivable Asset Amount on any day during a Trigger Period shall be deemed to be zero.

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Receivable Double B Asset Amount:
Except as may otherwise be provided for in a Collateral Consent, for any day, an amount equal to the product of (a) the excess, if any, of (x) the Actual Receivable Advance Rate for such day over (y) 90% and (b) the aggregate Principal Balance of the Originated Receivables on such day; provided, however, that, the Receivable Double B Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Receivable Double B Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Receivable Double B Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Receivable Single A Asset Amount:
Except as may otherwise be provided for in a Collateral Consent, for any day, an amount equal to the product of (a) the lesser of (x) the Actual Receivable Advance Rate for such day and (b) 80% and (b) the aggregate Principal Balance of the Originated Receivables on such day; provided, however, that, the Receivable Single A Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Receivable Single A Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Receivable Single A Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Receivable Triple B Asset Amount:
Except as may otherwise be provided for in a Collateral Consent, for any day, an amount equal to the product of (a) the lesser of (x) the excess, if any, of (1) the Actual Receivable Advance Rate for such day over (2) 80% and (y) 10% and (b) the aggregate Principal Balance of the Originated Receivables on such day; provided, however, that, the Receivable Triple B Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Receivable Triple B Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Receivable Triple B Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

Receivables Advance Rate:	Except as may otherwise be provided for in a Collateral Consent, 93%.
Repricing Principles:	The procedures pursuant to which the Applicable Margins will be reset on a Renewal Date as set forth on Annex 2 hereto.
Retained Subordinate ABS Advance Rate:	Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, 95%.

H-7

Retained Subordinate ABS Asset:
For any day, an ABS Asset that is not an Above-Investment Grade ABS Asset, Investment Grade ABS Asset, Below-Investment Grade ABS Asset or Non-Investment Grade ABS Asset and that satisfies each of the applicable eligibility criteria set forth in Annex 1 hereto.

Retained Subordinate ABS Asset Amount:
For any day, an amount equal to the lesser of (a) the sum of the product with respect to each Retained Subordinate ABS Asset of the Retained Subordinate ABS Advance Rate and the ABS Principal Balance thereof on such day and (b) the Retained Subordinate ABS Cap; provided, however, that, the Retained Subordinate ABS Asset Amount on any day during a Trigger Period shall be deemed to be zero.

Retained Subordinate ABS Cap:	$750,000,000.
Retained Subordinate ABS Margin:

Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:
(i) a Tier 1 Leverage Ratio Period, 2.15% per annum;
(ii) a Tier 2 Leverage Ratio Period, 3.15% per annum;
(iii) a Tier 3 Leverage Ratio Period, 4.40% per annum; or
(iv) a Tier 4 Leverage Ratio Period, 4.90% per annum.

Retained Subordinate ABS Percentage:
For any day, the percentage equivalent of a fraction, the numerator of which is the Retained Subordinate ABS Asset Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.

H-8

Single A Margin:
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:
(i) a Tier 1 Leverage Ratio Period, 0.90% per annum;
(ii) a Tier 2 Leverage Ratio Period, 1.05% per annum;
(iii) a Tier 3 Leverage Ratio Period, 1.30% per annum; or
(iv) a Tier 4 Leverage Ratio Period, 1.80% per annum.

Single B Margin:
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:
(i) a Tier 1 Leverage Ratio Period, 1.95% per annum;
(ii) a Tier 2 Leverage Ratio Period, 2.95% per annum;
(iii) a Tier 3 Leverage Ratio Period, 4.20% per annum; or
(iv) a Tier 4 Leverage Ratio Period, 4.70% per annum.

Tier 1 Leverage Ratio Period:
[The initial Quarterly Period and] each Quarterly Period [thereafter] commencing on a Quarterly Measurement Date as of which the Debt to Equity Ratio of Santander Consumer was less than or equal to 10.99 to 1.

Tier 2 Leverage Ratio Period:
[The initial Quarterly Period and] each Quarterly Period [thereafter] commencing on a Quarterly Measurement Date as of which (i) the Debt to Equity Ratio of Santander Consumer was greater than 10.99 to 1 and less than or equal to 15 to 1 or (ii) the Debt to Equity Ratio of Santander Consumer was greater than 15 to 1 but such Quarterly Period does not qualify as a Tier 3 Leverage Ratio Period or a Tier 4 Leverage Ratio Period.

H-9

Tier 3 Leverage Ratio Period:
[The initial Quarterly Period and] each Quarterly Period [thereafter] commencing on a Quarterly Measurement Date as of which the Debt to Equity Ratio of Santander Consumer was greater than 15 to 1 and the Debt to Equity Ratio of Santander Consumer was greater than 15 to 1 as of the two Quarterly Measurement Dates preceding such Quarterly Measurement Date and such Quarterly Period does not qualify as a Tier 4 Leverage Ratio Period.

Tier 4 Leverage Ratio Period:
[The initial Quarterly Period and] each Quarterly Period [thereafter] commencing on a Quarterly Measurement Date as of which the Debt to Equity Ratio of Santander Consumer was greater than 20 to 1 and the Debt to Equity Ratio of Santander Consumer was greater than 20 to 1 as of the two Quarterly Measurement Dates preceding such Quarterly Measurement Date.

Trigger Period:
Each period commencing on a Payment Date on which either the Net Spread for the three (3) consecutive Collection Periods preceding such Payment Date was less than 2.5% and/or the Rolling Annualized Net Loss Ratio as of such Payment Date is greater than 20% and ending on but excluding the first Payment Date thereafter on which the Net Spread for the three (3) consecutive Collection Periods preceding such Payment Date was 2.5% or more and the Rolling Annualized Net Loss Ratio as of such Payment Date is 20% or less.

Triple B Margin:
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement or as may be requested by the Borrower and agreed to by the Lenders in writing or as may be modified pursuant to the Repricing Principles, for any day during:
(i) a Tier 1 Leverage Ratio Period, 1.50% per annum;
(ii) a Tier 2 Leverage Ratio Period, 2.50% per annum;
(iii) a Tier 3 Leverage Ratio Period, 3.75% per annum; or
(iv) a Tier 4 Leverage Ratio Period, 4.25% per annum.

Servicing Fee Rate:	4.00% per annum.
Unsecured Amount:
For any day, an amount equal to the excess, if any, of Loans Outstanding on such day over the sum of the ABS Asset Amount, the Acquired Receivable Asset Amount and the Receivable Asset Amount on such day.

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Unsecured Margin:
Except as may be modified pursuant to the Repricing Principles, for any day during:
(i) a Tier 1 Leverage Ratio Period, 2.35% per annum;
(ii) a Tier 2 Leverage Ratio Period, 3.35% per annum;
(iii) a Tier 3 Leverage Ratio Period, 4.60% per annum; or
(iv) a Tier 4 Leverage Ratio Period, 5.10% per annum.

Unsecured Percentage:	For any day, the percentage equivalent of a fraction, the numerator of which is the Unsecured Amount for such day and the denominator of which is the Aggregate Asset Amount for such day.
Fee Reimbursement:
With the written consent of the Deal Agent, the Borrower or the Servicer, as directed by the Borrower, will be entitled to reimbursement by a Lender of a portion of the Margin, Upfront Fee, Unused Facility Fee and other fees previously paid by the Borrower to the Lender pursuant to this Agreement upon the closing of a term asset-backed securities issuance that serves as a “take-out” of any of the Receivables or similar assets (“Take-Out”), in order to incentivize periodic and timely Take-Outs by the Borrower and its Affiliates; provided, however, that (a) such reimbursement does not result, on a pro forma basis, in a reduction in net annualized yield spread on the Loans Outstanding inclusive of all fees, during the twelve (12) Collection Periods preceding the date of reimbursement, of more than 0.50% as calculated by the Deal Agent, (b) such reimbursement amount is specified and apportioned among Margin, Upfront Fee, Unused Facility Fee and other fees pursuant to a “Reimbursement Notice” executed by the Deal Agent and the Lender, and (c) reimbursement shall be via wire transfer to the account instructed by Borrower.

H-11

ANNEX 1TO EXHIBIT H

RETAINED SUBORDINATE ABS ASSET CRITERIA
Except as may otherwise be provided for in a Collateral Consent or an ABS Collateral Conveyance Agreement, a “Retained Subordinate ABS Asset” means an ABS Asset which satisfies each of the following conditions:

(a)
it is subordinate only to ABS Assets rated no less than (i) “B” by S&P, (ii) “B” by DBRS, (iii) “B2” by Moody’s or (iv) “BBB” by Fitch and has been rated by at least two of S&P, DBRS, Moody’s and Fitch;

(b)	the ABS Asset Receivables have an LFS Score;

(c)	the weighted average FICO® score of the ABS Asset Receivables in the initial ABS Asset Pool Balance was equal to or greater than 560 as of the applicable cutoff date;

(d)	the weighted average original term to maturity of the ABS Receivables in the initial ABS Asset Pool Balance was less than or equal to 72 months as of the applicable cutoff date;

(e)	the classes of ABS Assets senior in priority of payment to such ABS Asset are fixed rate or are floating rate with an interest rate hedge;

(f)	the classes of ABS Assets senior in priority of payment to such ABS Asset are publicly registered or sold pursuant to Rule 144A of the Securities Act;

(g)	since the date of issuance of such ABS Asset, no breach of an ABS Asset Pool Balance cumulative net loss trigger requiring a step-up in overcollateralization has occurred and is continuing; and

(h)
since the date of issuance of such ABS Asset, none of the ratings of the classes of ABS Assets senior in priority of payment to such ABS Asset have been reduced, withdrawn or qualified from the rating given thereto on its date of issuance.

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ANNEX 2 TO EXHIBIT H

REPRICING PRINCIPLES

1. As soon as practicable after receipt of an Extension Request, the Lenders shall submit to the Borrower recommended Applicable Margins to apply from and after the Renewal Date (the “Recommended Margins”). The Lenders and the Borrower shall negotiate such Recommended Margins in good faith based on the Borrower’s assessment of then-prevailing market conditions and the reasonableness of the margin recommendation computations and indices. If the Borrower and the Lenders mutually agree on the margins to apply from and after the Renewal Date then such agreed margins shall become the Applicable Margins from and after the Renewal Date.
2. If Borrower and the Lenders do not mutually agree on the margins to apply from and after the Renewal Date, then the Borrower shall designate the Applicable Margins from and after the Renewal Date based on either (i) the Market Comparable-Based Margins or (ii) the Market Index-Based Margins; provided that if (a) the Lenders determine in good faith and provide satisfactory evidence and documentation to the Borrowers demonstrating that due to market disruption or the lack of available or sufficient depth of valid market prices or indices for analogous credit exposures, based on their reasonable judgment, that the proposed Applicable Margins do not represent a reasonable basis for the Lenders’ compensation or (b) after using their best efforts to reach an agreement the Lenders and the Borrower do not mutually agree upon the Market Comparable-Based Margins or the Market Index-Based Margins, as applicable (the events in clauses (a) or (b) being a “Market Disruption”), then the Applicable Margins shall equal the Disruption Spreads from the Renewal Date until such time that either (x) the Borrower determines in good faith and provides satisfactory evidence and documentation to the Lenders demonstrating that there is no longer a market disruption or lack of available or sufficient depth of valid market prices or indices for analogous credit exposures or (y) the Borrower and the Lenders mutually agree to determine the Applicable Margins in accordance with paragraph 3 below (a “Market Disruption Termination”).
3. Upon the occurrence of a Market Disruption Termination the Borrower may resubmit recommended margins, which the Lenders and the Borrower shall negotiate in good faith based on the Borrower’s assessment of then-prevailing market conditions and reasonableness of the margin recommendation computations and indices, and if the Borrower and the Lender mutually agree on such recommended margins then such agreed margins shall become the Applicable Margins from and after the date such agreement is reached. If Borrower and the Lenders do not mutually agree on the Applicable Margins then the Borrower may designate the Applicable Margins from and after such date of designation to be based on either (i) the Market Comparable-Based Margins or (ii) the Market Index-Based Margins, provided no Market Disruption is then ongoing.
4. If at any time after the Borrower delivers an Extension Request but prior to the Renewal Date the Borrower does not agree with the final determination of the Applicable

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Margins to apply from and after the Renewal Date, then the Borrower may revoke the Extension Request.
5. For purposes of this Annex 2 the following terms shall have the following meanings:
“Market Comparable-Based Margins” shall mean the margins determined by the CFO of the Servicer in good faith, under the advisement of the Lenders, utilizing the following methodology:

a)
For secured tranches under the low leverage tier (the “Base Secured Margin”), margins applicable to similar secured warehouses closed over the preceding 12 months period for other companies or for affiliates of the Servicer, with third party lenders, shall be referenced. Comparables will be selected in good faith to reflect to the fullest extent possible, similar assets, advance rates and structure, and originator/servicer credit quality. Information shall be gathered in good faith and without unreasonable exclusions by the Servicer’s CFO from other lenders, warehouse sponsors and by reviewing public filings with the SEC of warehouse sponsors or affiliates.

b)
In order to derive secured tranche margins for higher leverage tiers, add to the Base Secured Margin the then typical loan and bond market spread differentials as evidenced on average over the preceding 12 months, for stepping down similar ratings categories as the leverage tiers from lower leverage tiers to higher leverage tiers. For example, spread differentials evidenced, on average, over the preceding 12 month period in the U.S. bond markets between A to BBB, BBB to BB, etc. Moody’s/S&P ratings categories would be applied when assessing differentials in going from tier 1 to tier 2, tier 2 to tier 3, etc. margins.

c)
For unsecured tranches, margins will generally be derived by averaging for the preceding 12 month period unsecured revolver and term loan and unsecured corporate bond credit spreads for similar credit quality issuers, by applicable maturity range. Issuer credit quality will be compared by applicable Moody’s and S&P ratings. Market spread data shall be obtained from Loan Pricing Corp. (“LPC”) data base, and the Deal Logic data bases, should the LPC data base not be available for any reason. Comparables will be limited to US/Canadian non-bank financial institutions and will not include insurance companies, asset managers, REITs, or SPVs. Outliers distorting the average (such as troubled debt restructurings and LBOs resulting in materially wider than average spreads and government guaranteed issues resulting in materially lower than average spreads) shall be eliminated on a good faith best judgmental basis by the Servicer’s CFO. In addition, the lowest spread for a similarly rated and termed tranche will be eliminated and

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the average of the next three lowest spreads will be averaged to determine the comparable spread.
“Market Index-Based Margins” means the average margin for the preceding 12 months as determined by the CFO of the Servicer in good faith based on appropriate broad-based credit market indices that represent similar levels of credit risk to the various credit tranches and leverage tiers during the period prior to the Renewal Date.
“Disruption Spreads” means the following spreads per annum:

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EXHIBIT I

AMENDMENT ADDENDUM
Below is a summary of amendments and waivers executed since execution of the Credit Agreement, dated as of [________], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein).

No.	Effective Date of Amendment or Waiver	Sections of Agreement Amended or Waived	Terms of Amendments or Waivers	Parties Signing Amendments or Waivers

I

EXHIBIT J

FORM OF PURCHASE AGREEMENT

J

EXHIBIT J
FORM OF PURCHASE AGREEMENT
This Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [__________], 2011, is between Santander Consumer USA Inc., an Illinois corporation (the “Seller”), and Santander Consumer Receivables [__] LLC, a Delaware limited liability company (the “Purchaser”).
RECITALS
WHEREAS, in the regular course of its business, the Seller purchases and originates Receivables (as defined below); and
WHEREAS, the Seller and the Purchaser wish to set forth the terms pursuant to which Receivables are to be sold, transferred, assigned and conveyed from time to time by the Seller to the Purchaser.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE ONE

CERTAIN DEFINITIONS
Section 1.01. Definitions. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement defined below. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:
“Agreement” means this Agreement, including each Transfer Agreement executed in connection herewith.
“Credit Agreement” means the Credit Agreement, dated as of [________], 2011, among Santander Consumer Receivables [__] LLC, a Delaware limited liability company, as borrower, Santander Consumer USA Inc., an Illinois corporation, as servicer, Banco Santander, S.A., acting through its New York Branch, as the initial lender thereunder, any Lenders that from time to time become parties thereto pursuant to an Assignment and Acceptance (as defined therein), the Agents for the Lender Groups (as defined therein) from time to time parties thereto (the “Agents”) and Banco Santander, S.A., acting through its New York Branch, as agent for the Lenders and the Agents and as collateral agent for the Secured Parties (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.
“Property” shall have the meaning specified in Section 2.01.

“Purchase Price” means, with respect to any Receivables being Transferred on a Transfer Date, an amount equal to the aggregate Principal Balance of such Receivables as of the applicable Cutoff Date, adjusted as of such Transfer Date to reflect such factors, if any, as the Seller and the Purchaser mutually agree and represent will result in the fair market value of such Receivables.
“Purchaser” has the meaning given to such term in the Preamble.
“Receivable” means Indebtedness owed to an Originator by an Obligor under a Contract included in the Schedule of Receivables, whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with the sale, refinancing or loan made by such Originator with respect to a Financed Vehicle in connection therewith, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto.
“Schedule of Receivables” means each schedule of Receivables attached to a Transfer Agreement.
“Seller” has the meaning given to such term in the Preamble.
“Transfer” means a sale, transfer, assignment and conveyance of Receivables by the Seller to the Purchaser.
“Transfer Agreement” means a transfer agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing a Transfer of Receivables by the Seller to the Purchaser.
“Transfer Date” means the date upon which a Transfer occurs.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
Section 1.02. Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) references to a Person are also to its successors and permitted assigns; (vii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (viii) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (ix) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (x) the term “proceeds” has the meaning set forth in the applicable UCC.

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ARTICLE TWO

TRANSFER OF RECEIVABLES
Section 2.01. Transfers. Pursuant to the terms and conditions of this Agreement, including the conditions precedent set forth in Section 4.01, from time to time, upon the delivery of a Transfer Agreement, the Seller may Transfer to the Purchaser, and the Purchaser may acquire from the Seller, without recourse (subject to the obligations herein), a 100% interest in and to all right, title and interest of the Seller in, to and under the following, whether now owned or hereafter acquired or arising:
(i)    the Receivables listed on the Schedule of Receivables attached to such Transfer Agreement and the related Contracts, and any accounts or obligations evidenced thereby, any guarantee thereof, all Receivables Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;
(ii)    all of the Seller’s interest in the related Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and the security interests in the Financed Vehicle securing each such Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;
(iii)    all related Receivable Files, Servicer Files and such Schedule of Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Seller in and to the documents, agreements and instruments included in the Receivable Files and Servicer Files, including rights of recourse of the Seller against the related Originator and/or any Dealer;
(iv)    all of the Seller’s interest in all related Records, documents and writings evidencing or related to such Receivables or the related Contracts;
(v)    all of the Seller’s interest in all rights to payment under all Insurance Policies with respect to a related Financed Vehicle, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, and all proceeds thereof;
(vi)    all of the Seller’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivables, whether pursuant to the related Contracts or otherwise;
(vii)    all of the Seller’s interest in all rights to payment under all servicer contracts and other contracts and agreements associated with such Receivables and all of

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the Seller’s interest in all recourse rights against the related Dealers, if any (excluding any rights in any Dealer reserve and rights under the related Dealer Agreements, if any);
(viii)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Seller in and to such Receivables and Financed Vehicles;
(ix)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(x)    all other related security; and
(xi)    all income and proceeds of the foregoing.
(all of the foregoing collectively, the “Property”).

Section 2.02. Purchase Price and Contribution of Capital. For and in consideration for the Transfer of the Receivables and the related Property being Transferred by the Seller on a particular Transfer Date, the Purchaser shall pay the related Purchase Price to the Seller. The Purchase Price shall be payable in cash to the extent of the Principal Amount of the related Loan received by the Purchaser from the Lenders under the Credit Agreement with respect to the Receivables. To the extent the Purchase Price is greater than the Principal Amount of such Loan, the difference shall be treated as a cash contribution of capital by the Seller to the Purchaser and a payment of cash by the Purchaser to the Seller of the difference. On the Transfer Date, the Purchaser shall remit to the Seller the Purchase Price in immediately available funds by wire transfer to an account designated by the Seller.
Section 2.03. Transfers Treated as Sales. The Seller agrees to treat each Transfer for all purposes as a sale. In the event that, notwithstanding the intent of the Seller, the transfer and assignment contemplated hereby is held not to be a sale, the Seller hereby (i) grants to the Purchaser a security interest in the Property described in each Transfer Agreement, (ii) agrees that this Agreement shall constitute a security agreement under Applicable Law and (iii) represents and warrants as to itself only that each remittance of any collections with respect to the Receivables or any other proceeds to the Purchaser, or its assignee, thereof under this Agreement, will have been (A) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Purchaser and (B) made in the ordinary course of business or affairs of the Seller and the Purchaser.
ARTICLE THREE

REPRESENTATIONS AND WARRANTIES
Section 3.01. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller, as of the date of this Agreement and as of each Transfer Date that:

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(a)    Organization and Good Standing. The Purchaser has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted.
(b)    Due Qualification. The Purchaser is duly qualified to do business and is in good standing as a limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Purchaser (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and (B) carry out the terms of this Agreement and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement.
(d)    No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Formation Documents or any Contractual Obligation of the Purchaser, (ii) result in the creation or imposition of any Lien upon any of the Purchaser’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement or (iii) violate any Applicable Law, in each case (other than with respect to the Formation Documents), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(e)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Purchaser, threatened against the Purchaser, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.
(f)    All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Purchaser of this Agreement have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
(g)    Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

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The representations and warranties set forth in this Section shall survive each Transfer. Upon discovery by the Purchaser of a breach of any of the foregoing representations and warranties, the Purchaser shall give prompt written notice to the Seller and the Deal Agent.
Section 3.02. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser, as of the date hereof and each Transfer Date that:
(a)    Organization and Good Standing. The Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Illinois, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
(b)    Due Qualification. The Seller is duly qualified to do business and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Receivables, requires such qualification, licenses or approvals, except to the extent that the failure to have such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Seller (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and (B) carry out the terms of this Agreement and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement.
(d)    Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s certificate of incorporation, bylaws or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien upon any of the Seller’s properties pursuant to the terms of any such certificate of incorporation, bylaws or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law, in each case (other than with respect to the Seller’s certificate of incorporation and bylaws), which breach, default, Lien or violation would reasonably be expected to have a Material Adverse Effect.
(f)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation

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of any of the transactions contemplated by this Agreement or (iii) challenging the enforceability of a material portion of the Receivables.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement have been obtained, except to the extent that the failure to obtain any such approval, authorization, consent, order, license or other action would not reasonably be expected to have a Material Adverse Effect.
The representations and warranties set forth in this Section shall survive each Transfer. Upon discovery by the Seller of a breach of any of the foregoing representations and warranties, the Seller shall give prompt written notice to the Purchaser and to the Deal Agent.
Section 3.03. Representations and Warranties of the Seller Regarding the Receivables. The Seller represents and warrants to the Purchaser that each Receivable, as of the related Cutoff Date, satisfied each of the eligibility criteria set forth on Schedule A to the Credit Agreement.
ARTICLE FOUR

CONDITIONS PRECEDENT
Section 4.01. Conditions Precedent to Transfers.
(a)    Initial Transfer Date. On or prior to the initial Transfer Date, the following conditions shall have been satisfied:
(i)    Perfection of Security Interests. The Seller shall have recorded and filed financing statements with respect to the Receivables meeting the requirements of applicable State law in such manner and in such jurisdictions as are necessary to perfect a first priority security interest of the Purchaser in the Receivables and the other Property conveyed hereunder as collateral and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Purchaser and the Deal Agent. The financing statements shall show the Deal Agent as assignee of the security interest.
(ii)    Documents to be Delivered. Each of the following documents shall have been delivered to the Purchaser:
(A)    copies of resolutions of the Seller approving the execution, delivery and performance of this Agreement and the transactions contemplated hereunder, certified by an officer of the Seller;
(B)    copies of the certificate of incorporation and bylaws of the Seller, together with all amendments, revisions and supplements thereto, certified by the Secretary of State of the State of Illinois as of a recent date, to the effect that the Seller has been duly organized, is duly authorized to transact business and is validly existing as a corporation in good standing; and

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(C)    UCC search reports from the appropriate offices as to the Seller.
(b)    Each Transfer Date. Each of the following conditions shall be satisfied on or prior to each Transfer Date, including the initial Transfer Date:
(i)    Representations and Warranties True.
(A)    The representations and warranties of the Seller hereunder shall be true and correct in all material respects on such Transfer Date.
(B)    The representations and warranties of the Purchaser hereunder shall be true and correct in all material respects on such Transfer Date.
(ii)    Accounting Records Marked. The Seller shall have clearly and unambiguously marked its general ledger and all accounting records and documents and all computer tapes and records to show that the Receivables being Transferred on such Transfer Date have been acquired by the Purchaser pursuant to this Agreement.
(iii)    Payment of the Purchase Price. In consideration of the sale of the Receivables from the Seller to the Purchaser, on such Transfer Date the Purchaser shall have paid to the Seller the applicable Purchase Price with respect to the Receivables and related Property being transferred on such Transfer Date.
(iv)    Documents to be Delivered. Each of the following shall have been delivered to the Purchaser:
(A)    the Seller shall have executed and delivered a Transfer Agreement for the applicable Receivables and related Property;
(B)    the Seller shall have delivered the applicable Receivable Files with all the required documents therein to the Servicer or to the Collateral Custodian, if a Collateral Custodian has been appointed, and the Servicer Files to the Servicer; and
(C)    the Seller shall have delivered any financing statements or other documents necessary to maintain the perfected security interest of the Purchaser in all of the Receivables and the related Property being Transferred on such Transfer Date, as set forth in Section 4.01(a)(i).
ARTICLE FIVE

COVENANTS OF SELLER
Section 5.01. Protection of Right, Title and Interest. From and after each Transfer Date, the Seller agrees with respect to itself and the related Receivables as follows:
(a)    Financing Statements.

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(i)    In addition to the financing statements described in Section 4.01, the Seller shall file such additional financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as may be required by Applicable Law fully to preserve, maintain and protect the interest of the Purchaser in the Receivables and the other Property conveyed hereunder as collateral and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to the Purchaser and the Deal Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.
(ii)    The Seller shall not change its jurisdiction of organization, name, identity, or structure in any manner that would, could or might make any financing statement or continuation statement filed by the Seller in accordance with Section 4.01 or paragraph (a)(i) above seriously misleading within the meaning of Section 9-507 of the UCC, unless it shall have given the Purchaser and the Deal Agent at least five days’ prior written notice thereof and shall have promptly filed appropriate amendments to all previously filed financing statements or continuation statements.
(iii)    The Seller shall give the Purchaser and the Deal Agent at least 30 days’ prior written notice of any change of its jurisdiction of organization if, as a result of such change, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall promptly file any such amendment. The Seller shall at all times maintain each office from which it shall service the Receivables and its principal business office, within the United States.
(b)    Maintenance of Records, Accounts and Systems.
(i)    The Seller shall maintain its computer systems so that, from and after the initial Transfer Date, the Seller’s master computer records (including any back-up archives) that refer to a Receivable and the related Receivable File shall indicate clearly (including by means of tagging) the interest of the Purchaser in such Receivable and the related Receivable File and that such Receivable and the related Receivable File is owned by the Purchaser. Indication of the Purchaser’s ownership of a Receivable shall be deleted from or modified on the Seller’s computer systems when, and only when, the Receivable shall have been paid in full or repurchased.
(ii)    If at any time the Seller shall propose to sell, grant a security interest in, or otherwise transfer any interest in, asset backed securities or automotive receivables to any prospective purchaser, lender or other transferee, the Seller shall give to such prospective purchaser, lender or other transferee computer tapes, records or print-outs (including any restored from back-up archives) that, if they shall refer in any manner whatsoever to any Receivable or the related Receivable File, shall indicate clearly (including by means of tagging) that such Receivable and the related Receivable File has been sold and is owned by the Purchaser.

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(iii)    The Seller shall permit the Purchaser and its agents at any time during normal business hours to inspect, audit and make copies of and abstracts from the Seller’s records regarding any Receivable.
(iv)    Upon request, the Seller shall furnish to the Purchaser and the Deal Agent, within 20 Business Days, a list of all Receivables (by contract number and name of Obligor) then owned by the Purchaser.
Section 5.02. Collections. In the event the Seller receives any Collections related to a Receivable Transferred hereunder, it shall promptly upon receipt, but in no event later than one Business Day from receipt, transfer such payments or proceeds to the Servicer in accordance with the Credit Agreement.
Section 5.03. Security Interests. Except for the conveyances hereunder and pursuant to the Credit Agreement, the Seller covenants that it will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any Receivable, whether now existing or hereafter created, or any interest therein; the Seller will immediately notify the Purchaser of the existence of any Lien (other than Permitted Liens) on any Receivable and, in the event that the interests of the Purchaser in such Receivable are materially and adversely affected by such Lien, such Receivable shall be repurchased from the Purchaser by the Seller in the manner and with the effect specified in Article Six, and the Seller shall defend the right, title and interest of the Purchaser and its assigns in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller.
Section 5.04. Costs and Expenses. The Seller agrees to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of the Purchaser’s right, title and interest in and to the Receivables.
Section 5.05. Taxes. The Seller hereby agrees that, upon receipt of written demand from the Purchaser or the Deal Agent, to the effect that the Purchaser or the Deal Agent has received actual notice of any Taxes arising out of the transfer, assignment or conveyance of the Receivables by the Seller, that the Seller shall pay and otherwise indemnify and hold the Purchaser and the Secured Parties harmless, on an after-tax basis, from and against any and all such Taxes (it being understood that the Purchaser and the Secured Parties shall have no obligation to pay such Taxes).
Section 5.06. No Impairment. The Seller covenants that it shall take no action, nor omit to take any action, which would impair the rights of the Purchaser, the Seller or the Secured Parties in the Receivables.
Section 5.07. Indemnification.
(a)    The Seller shall defend, indemnify and hold harmless the Purchaser and the Secured Parties and their respective assigns and their attorneys, accountants, employees, officers and directors from and against any and all:

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(i)    costs, expenses, losses, damages, claims and liabilities, of every kind and character, resulting from or relating to or arising out of the use, ownership or operation by the Seller or any Affiliate thereof of a Financed Vehicle related to a Receivable;
(ii)    costs, expenses, losses, damages, claims and liabilities, of every kind and character, resulting from or relating to or arising out of the negligence, willful misconduct or bad faith of the Seller in the performance of its duties under this Agreement;
(iii)    the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement;
(iv)    any legal action, including any counterclaim, that has either been settled by the litigants (which settlement, if the Seller is not a party thereto shall be with the consent of the Seller) or has proceeded to judgment by a court of competent jurisdiction, in either case to the extent it is based upon alleged facts that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement;
(v)    any actions or omissions of the Seller or any employee or agent of the Seller occurring prior to the Transfer Date with respect to a related Receivable or the related Financed Vehicle; and
(vi)    any failure of a Receivable to be originated in compliance with all Requirements of Law.
(b)    The Seller shall defend, indemnify and hold harmless the Purchaser and its assigns and their attorneys, accountants, employees, officers and directors, from and against any and all Taxes that may at any time be asserted against the Purchaser, resulting from or relating to or arising out of the transactions contemplated herein, including, any sales, gross receipts, general corporation, tangible personal property, privilege, or license taxes and costs and expenses in defending against the same.
The foregoing indemnity obligations shall be in addition to any obligation that the Seller may otherwise have.
ARTICLE SIX

REPURCHASE OF RECEIVABLES
Section 6.01. Repurchase of Receivables. The Seller hereby covenants and agrees with the Purchaser that if there is:

(a)	a breach of a representation and warranty made by the Seller set forth in Section 3.03; or

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(b)	a failure by the Seller to deliver to the Servicer or the Collateral Custodian, if a Collateral Custodian has been appointed, any document required to be included in the Receivables File.
unless such failure has been waived, in writing, by the Deal Agent, the party discovering such breach or failure to deliver shall promptly give written notice to each of the other parties to this Agreement and the Deal Agent. The Seller shall, upon written demand by the Purchaser or the Deal Agent, repurchase such Receivable and the related Property for an amount equal to the Release Price of the Receivable within three Business Days after written notice of such breach, failure to deliver or non-payment. The Release Price shall be remitted to the Servicer to be applied in accordance with the provisions of the Credit Agreement.
Section 6.02. The Seller’s Assignment of Repurchased Receivables. With respect to all Receivables repurchased by the Seller pursuant to this Agreement, the Purchaser shall assign, without recourse, representation or warranty, to the Seller all of the Purchaser’s right, title and interest in and to such Receivables and the related Property.
ARTICLE SEVEN

OTHER PROVISIONS
Section 7.01. Amendment; Termination. This Agreement may be amended from time to time with the prior notice to the Lenders, the prior written consent of the Deal Agent and a written amendment duly executed and delivered by the Seller and the Purchaser. This Agreement may be terminated by either party hereto at any time by giving 30 days’ prior written notice to the other party, to the Lenders and to the Deal Agent.
Section 7.02. Waivers. No failure or delay on the part of the Purchaser or the Deal Agent in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
Section 7.03. Notices. All notices and communications pursuant hereto to any party shall be in writing (including e-mail communication and communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address indicated below, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by (i) mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) e-mail or (iii) facsimile copy, when verbal communication of receipt is obtained.

If to the Seller:	Santander Consumer USA Inc. 8585 North Stemmons Freeway Suite, 1100-N Dallas, Texas 75247

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Attention: Andrew Kang
E-mail: akang@santanderconsumerusa.com
Telephone: (214) 292-2709
Facsimile: (214) 237-3792

If to the Purchaser:
Santander Consumer Receivables [__] LLC
8585 North Stemmons Freeway
Suite, 1100-N
Dallas, Texas 75247
Attention: Andrew Kang
E-mail: akang@santanderconsumerusa.com
Telephone: (214) 292-2709
Facsimile: (214) 237-3792

If to the Deal Agent:	Banco Santander, S.A., acting through its New York Branch
45 East 53rd Street
New York, New York 10022
Attention: Luis Araneda
E-mail: laraneda@santander.us
Telephone: (212) 407-7852
Facsimile: (212) 407-4580

Section 7.04. Costs and Expenses. The Seller will pay all expenses incidental to the performance of its obligations under this Agreement and the Seller agrees to pay all reasonable out-of-pocket costs and expenses of the Purchaser, excluding fees and expenses of counsel, in connection with the perfection as against third parties of the Purchaser’s right, title and interest in and to the Receivables and the enforcement of any obligation of the Seller hereunder.
Section 7.05. Survival. The respective agreements, representations, warranties and other statements by the Seller and the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive each Transfer of Receivables pursuant to this Agreement and the subsequent pledge thereof to the Deal Agent under the Credit Agreement.
Section 7.06. Confidential Information. The Purchaser agrees that it will neither use nor disclose to any Person the names and addresses of the Obligors, except in connection with the enforcement of the Purchaser’s rights hereunder, under the Receivables, under the Credit Agreement or as required by law.
Section 7.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING EACH TRANSFER AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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Section 7.08. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.
Section 7.09. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and except as provided in Section 7.10 no other Person will have any right or obligation hereunder. In the case of the Seller, the successor or permitted assign may be any Person succeeding to the business of the Seller (or to substantially all of the Seller’s business insofar as it relates to the purchase or refinancing of retail installment sales contracts). No party to this Agreement shall assign its rights or obligations under this Agreement (other than as contemplated in the Credit Agreement) without the prior written consent of the Deal Agent. The Seller hereby consents to the assignment by the Purchaser to the Deal Agent of the Purchaser’s rights under this Agreement pursuant to the Credit Agreement.
Section 7.10. Third Party Beneficiaries. The Deal Agent and the Secured Parties are express third party beneficiaries of this Agreement.
Section 7.11. Non-Petition Covenant. Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date which is one year and one day after the Facility Termination Date, petition, cooperate with or encourage any other Person in petitioning or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Purchaser under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Purchaser or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Purchaser.
[rest of page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the date set forth above.

SANTANDER CONSUMER USA INC.
By:
Name:
Title:
SANTANDER CONSUMER RECEIVABLES [__] LLC
By:
Name:
Title:

Signature Page
Purchase Agreement

EXHIBIT A
FORM OF TRANSFER AGREEMENT
For value received, in accordance with the Purchase Agreement dated as of [__________], 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”), among Santander Consumer USA Inc. (the “Seller”) and Santander Consumer Receivables [__] LLC (the “Purchaser”), the Seller does hereby sell, assign, transfer and otherwise convey unto the Purchaser, without recourse (subject to the obligations in the Purchase Agreement), all right, title and interest of the Seller in and to:
(i)    the Receivables listed on the Schedule of Receivables attached hereto and the related Contracts, and any accounts or obligations evidenced thereby, any guarantee thereof, all Receivables Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;
(ii)    all of the Seller’s interest in the related Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and the security interests in the Financed Vehicle securing each such Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;
(iii)    all related Receivable Files, Servicer Files and such Schedule of Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Seller in and to the documents, agreements and instruments included in the Receivable Files and Servicer Files, including rights of recourse of the Seller against the related Originator and/or any Dealer;
(iv)    all of the Seller’s interest in all related Records, documents and writings evidencing or related to such Receivables or the related Contracts;
(v)    all of the Seller’s interest in all rights to payment under all Insurance Policies with respect to a related Financed Vehicle, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, and all proceeds thereof;
(vi)    all of the Seller’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivables, whether pursuant to the related Contracts or otherwise;

(vii)    all of the Seller’s interest in all rights to payment under all servicer contracts and other contracts and agreements associated with such Receivables and all of the Seller’s interest in all recourse rights against the related Dealers, if any (excluding any rights in any Dealer reserve and rights under the related Dealer Agreements, if any);
(viii)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Seller in and to such Receivables and Financed Vehicles;
(ix)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(x)    all other related security; and
(xi)    all income and proceeds of the foregoing.
(all of the foregoing collectively, the “Property”).

This Transfer Agreement is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Purchase Agreement and is to be governed by the Purchase Agreement. All of such representations, warranties and agreements are hereby incorporated herein and are in full force and effect as though specifically set forth herein.
THIS TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Purchase Agreement.
Executed to be effective the ___ day of __________, 201_.
SANTANDER CONSUMER USA INC.
By:
Name:
Title:

Accepted and Acknowledged:
SANTANDER CONSUMER RECEIVABLES [__] LLC
By:
Name:
Title:

SCHEDULE OF RECEIVABLES
[Provided by electronic file]

EXHIBIT E

Liquidity Policy

The Company shall at all times implement and maintain financing facilities that, in light of the Company’s then current business plan, to achieve the following objectives (the “Liquidity Policy”):

(a)
Financing Facilities shall be maintained in amounts such that their aggregate unused capacity exceeds the Company’s expected peak usage of such facilities over the subsequent 12 months (assuming securitization markets are available) by at least $3.0 billion. Such expected peak usage shall be determined by management and delivered to the Board of Directors as part of the Company’s annual budgeting process.

(b)
The maturities of Non-Santander Facilities shall be staggered with the goal of having no more than 25% of such facilities in aggregate mature in any given six-month period. At no point in time shall 50% or more of the aggregate availabilities under the Non-Santander Facilities have maturity dates of one year in the future or less.

(c)	The Company shall use reasonable best efforts to first utilize the Non-Santander Facilities before utilizing the Santander Facilities.

(d)	The Company shall maintain a target tangible common equity to tangible assets ratio consistent with the ratio in effect as of the Determination Date and a dividend policy consistent with that ratio.
For purposes of this Liquidity Policy:
“Santander Facilities” means (w) the Santander Three Year Credit Agreement (as defined in the Shareholders Agreement), (x) the Santander Five Year Credit Agreement (as defined in the Shareholders Agreement), (y) the Santander ABS Credit Agreement (as defined in the Shareholders Agreement) and (z) any additional financing facilities provided by Banco Santander, S.A. or its affiliates to the Company;
“Non-Santander Facilities” means all financing facilities of the Company other than the Santander Facilities; and
“Financing Facilities” means the Santander Facilities and the Non-Santander Facilities.
Requests for exceptions to the Liquidity Policy shall be presented to the Board of Directors. To the extent seeking an exception from the Board of Directors is impractical or could not be procured on a timely basis and the Company becomes non-compliant with

E-1

the Liquidity Policy as a result of financing market conditions, the Company shall use commercially reasonable efforts to adjust its origination volumes in order to maximize liquidity until compliance can be achieved.

E-2

[[NYCORP:3308693v5:4758w:10/05/11--06:14 p]]
051200-1044-10033-12603706
[[NYCORP:3309607v16:4716W: 10/13/2012--01:51 p]]

EXHIBIT F

Form of Amended Employment Agreement

F-1

EXHIBIT F
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”), executed as of [●], 2011, but effective as of the Effective Date, is by and among Santander Consumer USA Inc., an Illinois corporation (“Employer”), Banco Santander, S.A., a Spanish sociedad anónima (“Parent”) and Thomas G. Dundon (the “Executive”).
RECITALS
WHEREAS, the Executive, Employer and Parent are party to that certain Employment Agreement, executed as of September 23, 2006 and effective as of December 7, 2006, as amended on August 24, 2009 (the “Original Agreement”); and
WHEREAS, pursuant to that certain Investment Agreement dated as of [●], 2011 (the “Dundon Investment Agreement”), between Employer and Dundon DFS LLC, a Delaware limited liability company (“Dundon Holdco”), Dundon Holdco has agreed to purchase and acquire from Employer an aggregate of [●] shares of common stock, no par value of Employer (“Common Stock”);
NOW THEREFORE, Employer, Parent and the Executive agree as follows:
AGREEMENT
1.    Purpose. This Agreement amends and restates, in its entirety, the obligations of the parties under the Original Agreement. The purpose of this Agreement is to reflect the transactions contemplated by the Dundon Investment Agreement and the Shareholders Agreement, recognize the importance of the Executive’s continued services to Employer’s future success, to assure Employer of the services of the Executive following the Effective Date, and to provide a single, integrated document which shall provide the basis for the Executive’s continued employment by Employer.
2.    Definitions. As used in this Agreement, the following terms have the following meanings:
(a)    “Affiliate” means, with respect to any entity, any person or entity, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity and, in the case of Parent, shall include Sovereign BanCorp, Inc. and its Affiliates.
(b)    “Board” means the Board of Directors of Employer.
(c)    “Cause” means: (a) the Executive’s breach of this Agreement, the Shareholders Agreement or the Loan Agreements in any material respect; (b) the Executive’s gross negligence or willful, material malfeasance, misconduct or insubordination in connection with the performance of his duties hereunder; (c) the Executive’s willful refusal or recurring failure to carry out written directives or instructions of the Board that are consistent with the

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scope and nature of Executive’s duties and responsibilities set forth herein; (d) the Executive’s willful repeated failure to adhere in any material respect to any material written Employer policy or code of conduct; (e) the Executive’s willful misappropriation of a material business opportunity of Employer, including attempting to secure or securing, any personal profit in connection with any transaction entered into on behalf of Employer; (f) the Executive’s willful misappropriation of any of Employer’s funds or material property; or (g) the Executive’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof, any other crime involving fraud or theft or any other crime with respect to which imprisonment is a possible punishment or the indictment (or its procedural equivalent) for a felony involving fraud or theft.
(d)    “Change of Control” means the occurrence of either of the following events, other than in connection with an IPO:
(i)    more than 50% of the equity interests in Employer (excluding any equity interests owned by Executive) are at any time owned directly or indirectly by a person or entity other than Parent and its Affiliates; or
(ii)    Employer sells all or substantially all of the assets owned by it, or ceases to engage in the Sub-Prime/Below Prime Business.
(e)    “Change of Control Resignation” means a resignation by the Executive for any reason during the thirty-day period following the date that is six months from a Change of Control.
(f)    “Competitor” means any person or entity (other than Employer or an Affiliate of Employer) that engages in the Sub-Prime/Below Prime Business.
(g)    “Confidential Information” means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive.
(h)    “Effective Date” means the Closing Date, as such term is defined in the Dundon Investment Agreement.
(i)    “Employment Termination Date” means the effective date of termination of the Executive’s employment as established under Paragraph 7(g).
(j)    “Excise Tax Exception” means any of the exemptions from the applicability of Section 280G as set forth in Section 280G(b)(2).
(k)    “Good Reason” means any of the following actions if taken without the Executive’s prior consent: (i) any material failure by Employer to comply with its obligations under Paragraph 6 (Compensation and Related Matters); (ii) any material failure by Employer

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to comply with its obligations under Paragraph 21 (Assumption by Successor); (iii) a substantial reduction in the Executive’s responsibilities or duties except in accordance with the terms of this Agreement; (iv) any relocation of Executive’s principal place of business of 20 miles or more; (v) materially increasing the travel required of the Executive in the performance of his duties hereunder for a period of more than three consecutive months; (vi) assignment by Employer of duties that are inconsistent with the Executive’s role as President and Chief Executive Officer of Employer; (vii) the reduction in title of the Executive as Chief Executive Officer of Employer or, except as contemplated by the Shareholders Agreement or the articles of incorporation or by-laws of Employer which will be in effect following the consummation of the transactions contemplated by the Dundon Investment Agreement, a material reduction in the responsibilities of the Executive as the Chief Executive Officer of Employer; or (viii) a Change of Control Resignation.
(l)    “Inability to Perform” means and shall be deemed to have occurred if the Executive has been determined under Employer’s long-term disability plan as in effect from time to time to be eligible for long-term disability benefits. In the absence of the Executive’s participation in such a plan, “Inability to Perform” means that, in the Board’s sole judgment, the Executive is unable to perform any of the material duties of his regular position because of an illness or injury for (i) 80% or more of the normal working days during six consecutive calendar months or (ii) 50% or more of the normal working days during twelve consecutive calendar months.
(m)    “IPO” means the sale of common equity securities in a public offering pursuant to a registration statement under the Securities Act of 1933 by Employer or any other entity substantially all of the assets of which directly or indirectly consist of equity securities of Employer.
(n)    “Loan Agreement” means that certain Amended and Restated Loan Agreement, to be dated as of the date hereof, between Dundon Holdco and Banco Santander, S.A., acting through its New York Branch.
(o)    “Non-Compete Period” means a period of two years commencing on the first day following the Executive’s termination of employment with Employer; provided, however, that if the Executive’s employment is terminated by Employer for Cause, the Non-Compete Period shall be a period of eighteen (18) months commencing on the first day following the Executive’s termination of employment with Employer. Notwithstanding the foregoing, in the event that Employer delivers written notice to the Executive of Employer’s desire that the term of this Agreement not be extended pursuant to Paragraph 4 (and the term of this Agreement is not extended), then the provisions of Paragraph 10 shall lapse on the last day of the Employment Term unless, on or before the end of the Employment Term, Employer pays the Executive a lump-sum payment that is equal to the sum of the Executive’s Base Salary and Target Bonus in effect on the Employment Termination Date in which case the Non-Compete Period shall be for a period of one year commencing on the first day following the Executive’s termination of employment with Employer (provided, however, that the Executive shall be required to repay such lump sum payment if the Executive engaged or is engaging in any conduct that violates Paragraph 9 in any material respect or engaged, or is engaging, in any material way in any of the Restricted Activities described in Paragraph 10). The Executive agrees to execute a mutual

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release and waiver of claims against Employer in the form attached as Exhibit A on the date that any such lump-sum payment is paid to the Executive.
(p)    “Original Effective Date” means December 7, 2006.
(q)    “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
(r)    “Purchase Agreement” means the Stock Purchase Agreement, by and among The Governor & Company of the Bank of Scotland, a United Kingdom banking organization, Blake Bozman, Bozman DFS Partnership LP, a Delaware limited partnership, Executive, Dundon DFS Partnership LP, a Delaware limited partnership, Scot Foith, Foith DFS Partnership LP, a Delaware limited partnership, Bradley Reeves, Reeves DFS Partnership LP, a Delaware limited partnership and Parent dated as of September 23, 2006.
(s)    “Shareholders Agreement” means the Shareholders Agreement, dated as of [●], 2011, by and among Employer, Santander Holdings USA, Inc., a Virginia corporation, Dundon Holdco, the Executive, Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership, and Banco Santander, S.A., a Spanish sociedad anónima (“Banco Santander”).
(t)    “Sub-Prime/Below Prime Business” means the business of acquiring from automobile dealers retail installment contracts originated in the United States whose obligors have on average, at origination, FICO scores of less than 660.
(u)    “Work Product” means all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by Employer and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of Employer and/or any of its Affiliates, or any other business or research or development effort in which Employer and/or any of its Affiliates engages during the Executive’s employment. Work Product includes any material previously conceived, made, developed or worked on during the Executive’s employment with Drive Financial Services LP and its Affiliates prior to the Original Effective Date.
3.    Employment; Prior Agreements. Employer agrees to continue to employ the Executive, and the Executive agrees to continue to be employed, for the period set forth in Paragraph 4, in the position and with the duties and responsibilities set forth in Paragraph 5, and upon the other terms and conditions set out in this Agreement. Any terms of employment between the Executive and Employer in effect prior to the Effective Date, including without limitation the Original Agreement, shall, as of the Effective Date, be terminated and replaced in their entirety by this Agreement without further right or obligation thereunder on the part of either party thereto (other than to pay or provide the Executive any unpaid compensation thereunder).
4.    Term. The term of the Agreement shall commence on the Effective Date and extend until the five-year anniversary of the Effective Date, unless sooner terminated

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as provided in this Agreement (the “Initial Term”). This Agreement shall automatically be extended for additional one-year terms (each, an “Extension Term” and together with the Initial Term, the “Employment Term”) commencing on the day following the end of the Initial Term and each Extension Term unless, at least 90 days prior to the end of the then existing term, either party hereto gives written notice to the other party that it does not desire that this Agreement be so extended.
5.    Position and Duties.
(a)    During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of Employer and as a member of the Board. In his capacity as President and Chief Executive Officer of Employer, the Executive, subject to the ultimate control and direction of the Board and the provisions, rights and limitations set forth in the Shareholders Agreement and the articles of incorporation and by-laws of Employer, shall have and exercise direct charge of and general supervision over the business and affairs of Employer. In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Employer. The Executive shall, at the discretion of the Board, report and be accountable to the Board.
(b)    During the Employment Term, the Executive shall devote his full time, skill, and attention and his best efforts to the business and affairs of Employer to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability. Notwithstanding the foregoing, the Executive may (i) subject to the approval of the Board, serve as a director or as a member of an advisory board of an entity that is not a Competitor, (ii) serve as an officer or director or otherwise participate in nonprofit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) manage personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive of Employer in accordance with this Agreement.
(c)    In connection with the Executive’s employment by Employer under this Agreement, the Executive shall be based at the principal executive offices of Employer in Dallas, Texas, except for such reasonable travel as the performance of the Executive’s duties in the business of Employer may require.
(d)    All services that the Executive may render to Employer or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.
6.    Compensation and Related Matters.

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(a)    Base Salary. During the Employment Term, Employer shall pay to the Executive for his services under this Agreement an annual base salary (“Base Salary”). At the commencement of the Employment Term, the Base Salary shall be $1,500,000. During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall Employer pay the Executive a Base Salary less than that set forth above during the Employment Term. The Base Salary shall be payable in installments in accordance with the general payroll practices of Employer, or as otherwise mutually agreed upon.
(b)    Annual Incentives. During the Employment Term, the Executive will participate in an annual incentive bonus program on terms to be determined by the Board (the “Annual Bonus Plan”). The Executive shall be eligible to receive an annual incentive bonus under the Annual Bonus Plan for each year during the Employment Term, with such Annual Bonus to be earned based upon attainment of performance objectives established and determined by the Board. The Executive’s target annual bonus under the Annual Bonus Plan shall be no less than 100% of the Executive’s then current Base Salary (the “Target Bonus”), with a maximum of up to 250% of the Executive’s then current Base Salary. If owed pursuant to the terms of the Annual Bonus Plan, the Executive’s annual bonus shall be paid on or before March 15 of the immediately succeeding year.
(c)    Equity Compensation Plans. During the Employment Term, the Executive will be eligible to participate in any and all equity compensation plans maintained by Employer for the benefit of its employees.
(d)    Employee Benefits and Perquisites. During the Employment Term, the Executive will be entitled to (i) participate in all employee benefit plans, programs, and arrangements that are from time to time made available by Employer generally to its senior executives, including without limitation Employer’s life insurance, long-term disability, and health plans and (ii) the perquisites and other fringe benefits that are from time to time made available by Employer generally to its senior executives and to such perquisites and fringe benefits that are from time to time made available by Employer to the Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit. Employer agrees that the employee benefit plans, programs, arrangements, perquisites and other fringe benefits that are made available to the Executive under this Agreement will not be materially diminished in the aggregate from those benefit plans, programs, arrangements, perquisites and other fringe benefits available to the Executive at Drive Financial Services LP and its Affiliates immediately prior to the Effective Date, unless the effect of this provision would be to require Employer to maintain such plan, program, arrangement, perquisite fringe benefit for all or substantially all other employees in which case the covenant contained in this sentence shall not apply thereto. The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.
(e)    Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive during the Employment Term in performing his duties and responsibilities under this Agreement, consistent with Employer’s policies or

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practices as may from time to time be in effect for reimbursement of expenses incurred by other Employer senior executives.
(f)    Vacations. The Executive shall be eligible for vacation, sick pay, and other paid and unpaid time off in accordance with the policies and practices of Employer as may from time to time be in effect. The Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for Employer and the Executive.
(g)    Indemnification. Employer shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Executive from and against any and all claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs and expenses (including court costs and reasonable attorneys’ fees) arising from any action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative) made against Executive by any person other than Employer or the Parent and its Affiliates to the extent arising out of (i) the management of Employer or its subsidiaries during the term of the Original Agreement and during the Employment Term or (ii) the Executive’s service or status as an officer, manager, employee or agent of Employer or any of its subsidiaries during the term of the Original Agreement and during the Employment Term, and shall advance reasonable expenses incurred by the Executive in connection therewith. For the avoidance of doubt, except as provided in Section 22 hereof, Employer shall not be obligated to indemnify the Executive hereunder in connection with actions, suits or proceedings arising under this Agreement, the Dundon Investment Agreement or the Purchase Agreement or the other agreements entered into in connection therewith. The indemnity provided for in this Section shall be in addition to any indemnity available to the Executive under Employer’s Bylaws or other constituent documents.
7.    Termination of Employment.
(a)    Death. The Executive’s employment shall terminate automatically upon his death.
(b)    Inability to Perform. In the event of the Executive’s Inability to Perform during the Employment Term, Employer may notify the Executive of Employer’s termination of the Executive’s employment.
(c)    Termination by Employer for Cause. Employer may terminate the Executive’s employment for Cause. Prior to terminating the Executive’s employment for Cause under this Paragraph 7(c), Employer must provide the Executive with a written notice of its intent to terminate his employment for Cause. Such written notice must specify the particular act or acts or failure(s) to act that form(s) the basis for the decision to so terminate the Executive’s employment for Cause. If such acts or failures may reasonably be remedied or cured, and if such acts or failures have not been the subject of a previous notice and meeting with the Board under this Paragraph 7(c), Executive shall have 15 calendar days following the receipt of the notice required under this Paragraph 7(c), to effect that remedy or cure. In addition, other than a termination under clause (g) of the definition of Cause, the Executive will be given the opportunity within 15 calendar days of his receipt of the notice required by this Paragraph 7(c) to meet with the Board to defend himself with regard to the alleged act or acts or failure(s) to act. If at the

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conclusion of or following such a meeting, the Board decides to proceed with the termination of the Executive’s employment for Cause, such a termination will be effected by providing the Executive with a Notice of Termination under Paragraph 7(g). Upon or after Employer’s issuance of the notice of intent to terminate the Executive’s employment for Cause, Employer may suspend the Executive with pay pending the Board’s decision whether to proceed with the termination.
(d)    Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. To exercise his right to terminate for Good Reason, the Executive must provide written notice to Employer of his belief that Good Reason exists, and such notice shall describe the circumstance believed to constitute Good Reason. If that circumstance may reasonably be remedied, Employer shall have 30 days to effect that remedy. If not remedied within that 30-day period, the Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking the Executive’s right to terminate his employment for Good Reason must be given no later than six months after the later of (i) the first date the Executive knew that Good Reason existed, and (ii) the end of Employer’s 30-day cure period, if applicable (otherwise, the Executive is deemed to have accepted the circumstances) that may have given rise to the existence of Good Reason).
(e)    Termination by Either Party Without Cause or Without Good Reason. The Executive may terminate the Executive’s employment without Good Reason upon at least three months’ prior written notice to Employer. Employer may terminate the Executive’s employment without Cause upon written notice to the Executive.
(f)    Notice of Termination. Any termination of the Executive’s employment by Employer or by the Executive (other than a termination pursuant to Paragraph 7(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Inability to Perform, Cause or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision invoked, including the particular act or acts or failure(s) to act that is or are the basis of any termination for Cause or Good Reason; and (iii) if the termination is by the Executive under Paragraph 7(e), or by Employer for any reason, specify the Employment Termination Date. The failure by Employer to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of Employer or preclude Employer from asserting such fact or circumstance in enforcing Employer’s rights.
(g)    Employment Termination Date. The Employment Termination Date shall be as follows: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated by Employer because of his Inability to Perform, for Cause or following the Put Option Date, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive’s employment is terminated by the Executive for Good Reason, the date on which the Notice of Termination is given; or (iv) if the termination is under Paragraph 7(e), the date specified in the Notice of Termination, which date shall be no earlier than three months after the date such notice is given if such Notice of Termination is given by the Executive. Notwithstanding the foregoing, in no event shall the Employment Termination Date occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and

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the date on which such separation from service takes place shall be the “Employment Termination Date”.
(h)    Resignation. Except as otherwise provided in the Shareholders Agreement, in the event of termination of the Executive’s employment (for any reason other than the death of the Executive), the Executive agrees that if at such time he is a member of the Board or the board of directors of Parent or is an officer of Employer or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date.
8.    Compensation Upon Termination of Employment.
(a)    Death. If the Executive’s employment is terminated by reason of the Executive’s death, Employer shall pay to the Executive’s estate by the thirtieth day following the Executive’s death (i) the accrued and unpaid portion of the Executive’s Base Salary through the Employment Termination Date and, subject to any deferral elections made by the Executive, any bonus payable for preceding fiscal year that has otherwise not already been paid (together, the “Compensation Payment”), (ii) any accrued but unused vacation days (the “Vacation Payment”), (iii) any reimbursement for business travel and other expenses to which the Executive is entitled hereunder (the “Reimbursement”), and (iv) 100% of the Base Salary in effect immediately prior to the Employment Termination Date, multiplied by a fraction, the numerator of which is the number of days during the fiscal year up to and including the Employment Termination Date and the denominator of which is 365 (the “Prorated Bonus”).
(b)    Inability to Perform. If the Executive’s employment is terminated by reason of the Executive’s Inability to Perform, Employer shall pay to the Executive by the thirtieth day following such termination of employment (i) the Compensation Payment, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus.
(c)    Termination by the Executive Without Good Reason. If the Executive’s employment is terminated by the Executive pursuant to and in compliance with Paragraph 7(e), Employer shall pay to the Executive by the thirtieth day following such termination of employment (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.
(d)    Termination for Cause. If the Executive’s employment is terminated by Employer for Cause, Employer shall pay to the Executive by the thirtieth day following such termination of employment (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.
(e)    Termination by Employer without Cause or by Executive with Good Reason. If the Executive’s employment is terminated by Employer for any reason other than death, Inability to Perform, or Cause, or is terminated by the Executive for Good Reason, Employer shall pay to the Executive by the thirtieth day following such termination of employment (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement. In addition, subject to the Executive’s execution of a mutual release and waiver of claims against Employer in the form attached as Exhibit A no later than 52 days after the

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Employment Termination Date and the Executive’s non-revocation of such release, Employer will pay the Executive by the sixtieth day following such termination of employment a lump-sum payment (the “Paragraph 8(f) Lump Sum Payment”) equal to the sum of (x) the Prorated Bonus plus (y) two (2) times the sum of the Executive’s Base Salary and Target Bonus in effect on the Employment Termination Date (the “Severance Payment”); provided, however, that the Executive shall be required to repay the Paragraph 8(e) Lump Sum Payment if:
(i)    the Executive engaged or is engaging in any conduct that violates Paragraph 9 in any material respect or engaged, or is engaging, in any material way in any of the Restricted Activities described in Paragraph 10; or
(ii)    the Executive is indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with Employer or any of its Affiliates, or Employer reasonably believes that the Executive has committed any act or omission, either during his employment under this Agreement or, if related to such employment, thereafter, that during his employment would have entitled Employer to terminate his employment for Cause and the Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings. If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, the Executive shall not be required to repay any amounts hereunder.
(f)    No Effect on Other Benefits. The payments provided for in Paragraphs 8(a) through 8(f) do not limit the entitlement of the Executive or his estate or beneficiaries to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by Employer for the Executive’s benefit or to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by Employer for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 6(d).
(g)    Welfare Benefits. If the Executive’s employment ends on account of termination by Employer for any reason other than for death or Cause, or a termination by the Executive other than for Good Reason, the Executive will receive the benefits described in Paragraphs 6(d) and (g), above, through and including the third anniversary of the Employment Termination Date, other than benefits under Employer’s health insurance plan which shall be provided for the period of time provided by COBRA (such benefits (excluding those under Paragraph 6(g)), collectively, the “Welfare Benefits”).
(h)    No Mitigation. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Executive from any source other than Employer or its successor.

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(i)    Offset. The Executive agrees that Employer may set off against, and he authorizes Employer to deduct from, any payments due to the Executive, or to his heirs, legal representatives, or successors, as a result of the termination of the Executive’s employment any specified amounts which the Board determines in good faith are due and owing to Employer by the Executive, whether arising under this Agreement or otherwise.
(j)    Mutual Release. Following receipt of the Executive’s signed mutual release pursuant to this Agreement, Employer and Parent shall have ten (10) days from the date such release becomes irrevocable to execute the release and deliver a copy to the Executive. If Employer or Parent fail to execute such release within the time frame established by the preceding sentence, the release shall be null and void and the Executive shall be entitled to receive any benefits under this Agreement as he would otherwise be entitled to receive had the mutual release been fully executed.
9.    Confidential Information.
(a)    The Executive acknowledges and agrees that (i) Employer is engaged in a highly competitive business; (ii) Employer has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) Employer must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) his participation in or direction of Employer’s day-to-day operations and strategic planning are an integral part of Employer’s continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to Employer and enhances Employer’s goodwill, and in carrying out his responsibilities he in turn will be relying on Employer’s goodwill and the disclosure by Employer to him of Confidential Information; (vi) he will have access to Confidential Information that could be used by any Competitor of Employer in a manner that would irreparably harm Employer’s competitive position in the marketplace and dilute its goodwill; and (vii) he necessarily would use or disclose Confidential Information if he were to engage in competition with Employer.
(b)    Employer acknowledges and agrees that the Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ goodwill and Confidential Information in order to properly carry out his responsibilities. Employer accordingly promises upon execution and delivery of this Agreement to provide the Executive immediate access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information.
(c)    Employer and the Executive thus acknowledge and agree that during the Executive’s employment with Employer and upon execution and delivery of this Agreement he (i) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to Employer and/or its Affiliates; (ii) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to Employer and/or its Affiliates; and (iii) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Employer and its Affiliates have generated and from the Confidential Information.

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(d)    Accordingly, the Executive acknowledges and agrees that at all times during his employment by Employer and/or any of its Affiliates and thereafter:
(i)    all Confidential Information shall remain and be the sole and exclusive property of Employer and/or its Affiliates;
(ii)    he will protect and safeguard all Confidential Information;
(iii)    he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, Employer or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by Employer or compelled to do so by law or valid legal process;
(iv)    if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify Employer in writing within 24 hours after receipt of legal process or other writing that causes him to form such a belief, or as soon as practicable if he receives less than 24 hours’ notice, so that Employer may defend, limit, or otherwise protect its interests against such disclosure;
(v)    at the end of his employment with Employer for any reason or at the request of Employer at any time, he will return to Employer all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and
(vi)    absent the promises and representations of the Executive in this Paragraph 9 and in Paragraph 10, Employer would require him immediately to return any tangible Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.
10.    Noncompetition and Nondisparagement Obligations. In consideration of Employer’s promises to provide the Executive with new and additional Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of Employer in this Agreement, the Executive agrees that, while he is employed by Employer and/or any of its Affiliates and for the Non-Compete Period, he shall not engage in any of the following activities (the “Restricted Activities”):
(a)    he will not directly or indirectly disparage Employer or its Affiliates, any products, services, or operations of Employer or its Affiliates, or any of the former, current, or future officers, directors, or employees of Employer or its Affiliates;
(b)    he will not, whether on his own behalf or on behalf of any other person or entity, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform

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services for Employer or its Affiliates to leave that employment or cease performing those services;
(c)    he will not, whether on his own behalf or on behalf of any other person or entity, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Employer or any of its Affiliates to cease being a customer, supplier, or vendor of Employer or any of its Affiliates or to divert all or any part of such person’s or entity’s business from Employer or any of its Affiliates; and
(d)    he will not associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, or consultant, with any Competitor of Employer or any of its Affiliates (i) in Dallas, Texas, and (ii) in any other region of the United States in which Employer, as of the end of the Employment Term, engaged in the Sub-Prime/Below Prime Business. This restriction extends to the performance by the Executive, directly or indirectly, of the same or similar activities the Executive has performed for Employer or any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information. The Executive shall not be in violation of this Paragraph 10(d) solely as a result of his investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of one percent of all such shares of stock or other securities issued and outstanding. The Executive acknowledges and agrees that engaging in the activities restricted by this Paragraph 10(d) would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of Employer or its Affiliates,
The Executive acknowledges and agrees that the restrictions contained in this Paragraph 10 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 9; that Employer’s promises and undertakings set forth in Paragraph 9, the Executive’s position and responsibilities with Employer, and Employer granting to the Executive ownership in Employer in the form of Employer stock, give rise to Employer’s interest in restricting the Executive’s post-employment activities; that such restrictions are designed to enforce the Executive’s promises and undertakings set forth in Paragraphs 9 and 10 and his common-law obligations and duties owed to Employer and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect Employer’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify Employer in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable (the “Enforceability Notification”); that the mutual promises and undertakings of Employer and the Executive under Paragraphs 9 and 10 are not contingent on the duration of the Executive’s employment with Employer; and that absent the promises and representations made by the Executive in this Paragraph 10 and Paragraph 9, Employer would require him to return any Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement. Notwithstanding the foregoing, Employer agrees

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that the Executive’s conduct in providing the Enforceability Notification under this Paragraph 10(d) shall not constitute a waiver of any attorney-client privilege between the Executive and his attorney(s).
11.    Intellectual Property.
(a)    In consideration of Employer’s promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to Employer, shall be the sole and exclusive property of Employer, and is hereby assigned to Employer, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of Employer; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by Employer from the time of creation.
(b)    The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to Employer, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that Employer is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. The Executive agrees to (i) cooperate with Employer during and after his employment with Employer in obtaining patents or copyrights or other intellectual property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by Employer to evidence its ownership thereof throughout the world; and (iii) cooperate with Employer in obtaining, defending and enforcing its rights therein.
(c)    The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other person or entity. The Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement. The Executive will not in connection with his employment by Employer, use or disclose to Employer any confidential, trade secret, or other proprietary information of any previous employer or other person that the Executive is not lawfully entitled to disclose.
12.    Reformation. If the provisions of Paragraphs 9, 10, or 11 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and Employer agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.
13.    Assistance in Litigation. After the Employment Term, the Executive shall, upon reasonable notice, furnish such information and assistance to Employer or any of its Affiliates as may reasonably be requested by Employer in connection with any litigation in which Employer or any of its Affiliates is, or may become, a party. Employer shall reimburse the Executive for all reasonable out-of-pocket expenses, including travel expenses, incurred by the

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Executive in rendering such assistance, but shall have no obligation to compensate the Executive for his time in providing information and assistance in accordance with this Paragraph 13.
14.    No Obligation to Pay. With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Employer to fail to make such payment to the Executive if (i) Employer is legally prohibited from making the payment; (ii) Employer would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.
15.    Survival. The expiration or termination of this Agreement and/or the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein or in the Release. In addition to the foregoing, Employer’s obligations under Paragraphs 6(g), 8 and 17, and the Executive’s obligations under Paragraphs 9, 10, 11 and 13, will survive the expiration or termination of this Agreement and/or the Employment Agreement.
16.    Withholding Taxes. Employer shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.
17.    Excise Tax Provisions in Connection with a Change of Control.
(a)    If there occurs a transaction that constitutes a “change of control” under Regulation 1.280G and, immediately prior to the consummation of such change of control, Employer is an entity whose stock is readily tradable on an established securities market (or otherwise) such that Excise Tax Exemption is not available, the following provisions will apply:
(i)    In the event it shall be determined that any Payment is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Paragraph 17(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the Severance Payment, second by reducing the Prorated Bonus and third by reducing the Welfare Benefits. Employer’s

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obligation to make the Gross-Up Payment under this Paragraph 17 shall not be conditioned upon the Executive’s termination of employment.
(ii)    All determinations required to be made under this Paragraph 17, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to Employer and the Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Employer; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by Employer. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that, the amount of the Gross-Up Payment determined by the Accounting Finn to be due to (or on behalf of) the Executive was lower than the amount actually due (“Underpayment”). In the event that Employer exhausts its remedies pursuant to Paragraph 17(a) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive.
(iii)    The Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give Employer any information reasonably requested by Employer relating to such claim, (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer, (iii) cooperate with Employer in good faith in order to effectively contest such claim and (iv) permit Employer to participate in any proceedings relating to such claim; provided, however,

17

that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 17(a), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, further, that if Employer pays such claim and directs the Executive sue for a refund, Employer shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; provided, further, that if the Executive is required to extend the statute of limitations to enable Employer to contest such claim, the Executive may limit this extension solely to such contested amount. Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(iv)    If, after the receipt by the Executive of a Gross-Up Payment or payment by Employer of an amount on the Executive’s behalf pursuant to Paragraph 17(a)(iii), the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to Employer’s complying with the requirements of Paragraph 17(a)) promptly pay to Employer the corresponding amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by Employer of an amount on the Executive’s behalf pursuant to Paragraph 17(a)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Employer does not notify the Executive in writing of its intent to contest such

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denial of refund prior to the expiration of thirty days after such determination, then such payment shall be forgiven and shall not be required to be repaid and the amount of such payment shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
(v)    Any Gross-Up Payment, as determined pursuant to this Paragraph 17, shall be paid by Employer to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Paragraph 17(a)(iii) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Paragraph 17, Employer may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, the appropriate portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
18.    Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):
if to Employer, at:

Drive Financial Services LP
8585 N. Stemmons Frwy.
Suite 1100-North
Dallas, TX 75247
Attention: General Counsel

If to Parent, at:

Banco Santander, S.A.
Ciudad Grupo Santander
Arrecife, 1 Planta
Boadilla del Norte s/n – 28660
Madrid, Spain
Attention: Juan Rodriguez lnciarte, Director General

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Telephone: 34-91-289-5393

In each case, with a copy
(which copy shall not
constitute notice) to each of:

Pablo Castilla Reparaz
Ciudad Grupo Santander
Edificio Pereda Planta 0
Avenida Cantabria
Boadilla del Monte s/n - 28660
Madrid, Spain

Cravath, Swaine & Moore LLP

Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Joel F. Herold, Esq.
Facsimile: (212) 474-3700

If to the Executive, at the Executive’s then-current home address on file with Employer, with a copy (which copy shall not constitute notice) to:
Bell Nunnally & Martin LLP
Attn: James A. Skochdopole
3232 McKinney Avenue, Suite 1400
Dallas, Texas 75204

19.    Injunctive Relief. The Executive acknowledges and agrees that Employer would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 9, 10 and 11 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that Employer shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Executive, but shall be in addition to all other remedies available to Employer at law or equity.
20.    Binding Effect; No Assignment by the Executive; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations herein. Subject to Paragraph 21, Employer is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations herein to an Affiliate of Employer so long as such Affiliate is a successor or assignee (whether direct or indirect, by purchase, merger, consolidation,

20

contribution, assignment, restructuring or otherwise) of all or substantially all of the business and/or assets of Employer. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
21.    Assumption by Successor. Employer shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, contribution, assignment, restructuring or otherwise) to all or substantially all the business and/or assets of Employer, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. If Employer fails to obtain such agreement by the effective time of any such succession or assignment, such failure shall be considered Good Reason; provided, however, that the compensation to which the Executive would be entitled upon a termination for Good Reason pursuant to Paragraph 8(f) shall be the sole remedy of the Executive for any failure by Employer to obtain such agreement. As used in this Agreement, “Employer” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, contribution, assignment, restructuring or otherwise) to all or substantially all the business and/or assets of Employer that executes and delivers the agreement provided for in this Paragraph 21 or that otherwise becomes obligated under this Agreement by operation of law.
22.    Arbitration. All disputes and controversies arising under or in connection with this Agreement other than requests for equitable relief pursuant to Paragraph 19 which may, at Employer’s option, be brought in any court of competent jurisdiction, shall be settled by arbitration conducted before one arbitrator sitting in Dallas, Texas, or such other location agreed by the parties hereto, in accordance with the Federal Arbitration Act and the rules for expedited resolution of employment disputes of the American Arbitration Association then is effect. The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
23.    Costs of Proceedings. Except as expressly provided in the next sentence, each party shall pay its own costs, legal, accounting and other fees and all other expenses associated with entering into and enforcing its rights under this Agreement. Employer shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in successfully obtaining, enforcing or securing (i) any material right or benefit provided by this Agreement or (ii) any award or payment received in connection with the breach of such material right or benefit.
24.    Section 409A.
(a)    To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the

21

Code, or an exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A of the Code”). The Executive acknowledges that he has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Agreement, and the Executive further acknowledges that, in entering into this Agreement, he has not relied upon any representation or statement made by any agent or representative of Employer or its Affiliates that is not expressly set forth in this Agreement, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Section 409A of the Code and any similar sections of state tax law. Notwithstanding any provision of any Employer Plan (as defined below) to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect until amended in the least restrictive manner necessary to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.
(b)    No alienation, set-offs, etc. Neither the Executive nor any creditor or beneficiary of the Executive shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Employer or any of its Affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Employer Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of the Executive under any Employer Plan may not be reduced by, or offset against, any amount owing by the Executive to Employer or any of its Affiliates.
(c)    Possible six-month delay. If, at the time of the Executive's separation from service (within the meaning of Section 409A of the Code), (i) the Executive shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by Employer from time to time), and (ii) Employer shall make a good faith determination that an amount payable under an Employer Plan constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then Employer (or an Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day following the end of the sixth month following such separation from service.

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(d)    Permissible Payments. Notwithstanding any contrary provision herein, the Executive’s right to any payment under this Agreement shall be treated as the right to a series of separate payments, as defined under Treas. Reg. Section 1.409A-2(b)(2). The Executive shall have no right to designate the date of any payment hereunder. With respect to payments made under this Agreement that are subject to Section 409A of the Code (and not excepted therefrom), it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Code.
(e)    Reimbursements/In-Kind Benefits. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
25.    Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.
26.    Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and shall, as of the Effective Date, supersede all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, including without limitation the Original Agreement.
27.    Modification; Waiver. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom any such amendment, modification or waiver is sought to be enforced. Each party to this Agreement acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or his rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.
28.    Rules of Construction. The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) “including” means “including without limitation” and is a term of illustration and not of limitation; (c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns shall be deemed to include both

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the singular and plural and to cover all genders; (e) this Agreement has been jointly prepared by the parties hereto and shall not be construed against any person as the principal draftsperson hereof or thereof; (f) any section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (g) any references herein to a particular Paragraph, Article, Exhibit or Schedule means a Paragraph or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and (h) all references to days shall mean calendar days unless otherwise provided.
29.    Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.
30.    Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
31.    Time. Time is of the essence in the performance of this Agreement.
32.    Effectiveness. This Agreement is being executed and delivered by the parties hereto as of the date first set forth above and shall be the valid and binding agreement of the parties hereto as of such date; provided, however, that in the event the Effective Date does not occur, this Agreement shall be void ab initio and of no further force and effect, and the Original Agreement shall continue to remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts as of the day and year first above written.

BANCO SANTANDER, S.A.

By:
Name: Title:

SANTANDER CONSUMER USA INC.

By:
Name: Title:

DUNDON DFS LLC

By:
Name: Title:

THOMAS G. DUNDON

Signature Page for Employment Agreement

EXHIBIT A
GENERAL RELEASE
THIS GENERAL RELEASE is entered into among Santander Consumer USA Inc., an Illinois corporation (“Employer”), Banco Santander, S.A., a Spanish sociedad anónima (together with Employer, the “Employer Group”), and Thomas G. Dundon (the “Employee”) as of the_______ day of __________. The Employer Group and the Employee agree as follows:
1.    Employment Status. The Employee’s employment with the Employer Group shall terminate effective as of __________, __________.
2.    Payment and Benefits. Upon the effectiveness of this Release as set forth in Paragraphs 12 and 13 hereof, Employer shall provide the Employee with the payments and benefits set forth in Paragraph 8 of the Amended and Restated Employment Agreement among members of the Employer Group, Dundon DFS LLC, a Delaware limited liability company, and the Employee, dated as of [●], 2011 (as amended from time to time, the “Employment Agreement”).
3.    No Liability. This Release does not constitute an admission by the Employer Group, or any of their subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.
4.    Employee Release. In consideration of the payments and benefits set forth in Paragraph 8 of the Employment Agreement, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Employer Group and each of their subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Employer Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether pursuant to contract or in law or equity or otherwise and whether arising under any and all federal, state, local, county and/or municipal statutes, regulations, rules, and/or ordinances, including, without limitation, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Equal Pay Act of 1962, Chapter 21 of the Texas Labor Code and Section 451 of the Texas Labor Code and/or claims under the Constitutions of the United States and/or the State of Texas or any other unlawful criterion or circumstance, which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Employer Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release (the “Employee Released Claims”); provided, however, that nothing herein shall release Employer from (i) any obligation under Paragraphs 6(d), 6(e), 8, 17 or 23 of the Employment

2

Agreement, (ii) any right of indemnification or to director and officer liability insurance coverage under any Employer organizational documents or at law under any plan or agreement and applicable to the Employee or (iii) any obligations or restrictions under the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement (as such terms are defined in the Employment Agreement) and nothing herein shall impair the right or ability of any party thereto to enforce such provisions in accordance with the terms of the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement.
Nothing in this Release is intended to interfere with the Employee’s right to make a complaint or claim with a federal or state administrative agency including, for example, the National Labor Relations Board, the Equal Employment Opportunity Commission or the Texas Workforce Commission. However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any federal or state administrative agency or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf. In addition, this release is not intended to interfere with the Employee’s right to challenge that his waiver of any and all AREA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation to the Employer Group that he has entered into this Agreement knowingly and voluntarily and that he has been advised by the Employer Group to consult with an attorney of his choice regarding same.
5.    Employer Release. The Employer Group on behalf of itself and its subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, partners and current and former employees (collectively, the “Employer Releasors” and together with the Employee Releasors, the “Releasing Parties”) agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge the Employee, and his heirs, executors, administrators, representatives, successors and assigns (hereinafter collectively referred to as the “Employee Releasees”), with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Releasors had, now have, or may have or claim to have in the future against each or any of the Employee Releasees by reason of any matter, course or thing whatsoever from the beginning of the world until the date of execution of this Release (the “Employer Released Claims” and, together with the Employee Released Claims, the “Released Claims”); provided, however, that nothing herein shall release the Employee from (i) obligations or restrictions arising under or referred to or described in the Employment Agreement and nothing herein shall impair the right or ability of Employer to enforce such provisions in accordance with the terms of the Employment Agreement, (ii) any claims arising out of the Employee’s fraud or willful misconduct in connection with the conduct of the business of the Employer Group or (iii) any obligations or restrictions under the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement (as such terms are defined in the Employment Agreement) and nothing herein shall impair the right or ability of any party thereto to enforce such provisions in accordance with the terms of the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement.

3

6.    No Additional Facts; Bar. Each of the Releasing Parties hereby expressly waives any rights such Releasing Party may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Released Claims that such Releasing Party does not know or suspect to exist in such Releasing Party’s favor at the time of executing this Release. Each of the Releasing Parties understands and acknowledges that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the claims released herein, and agrees that this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts. Should any Releasing Party discover that any fact relied upon in entering into this release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, no Releasing Party shall be entitled to any relief as a result thereof, and the undersigned surrenders any rights it might have to rescind this release on any ground. This release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever. The Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Employer Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Employer Releasee may recover from the Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees. The Employer Group acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Employee Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Employee Releasee may recover from Employer all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.
7.    Restrictive Covenants. The Employee acknowledges that the provisions of Paragraphs 9, 10, 11 and 12 of the Employment Agreement shall continue to apply pursuant to their terms notwithstanding the termination of the Employment Agreement.
8.    No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.
9.    Severability. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.
10.    Amendment. This Release may not be amended, modified or waived except in a writing signed by the party against whom any such amendment, modification or waiver is sought to be enforced.
11.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles.

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12.    Acknowledgment. The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Employee acknowledges that he has been advised by Employer to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.
13.    Revocation. The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired. lf, within the ten (10) day period following such expiration, Employer or Parent fails to execute this Release, then this Release shall become null and void and have no force or effect.
14.    Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

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IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

____________________________________
Thomas G. Dundon

Santander Consumer USA Inc.

____________________________________
By:
Title:

Banco Santander, S.A.

____________________________________
By:
Title:

EXHIBIT G

Form of Comparable Facility

Exhibit G
SANTANDER CONSUMER RECEIVABLES 7 LLC,
as the Borrower,
SANTANDER CONSUMER USA INC.,
as the Servicer,
CIESCO, LLC,
CHARTA, LLC,
CRC FUNDING, LLC
and
CAFCO, LLC,
as the Conduit Lenders,
and
CITIBANK, N.A.,
as the Committed Lender and the Administrative Agent

Page
ARTICLE ONE

DEFINITIONS; CONSTRUCTION

Section 1.01. Definitions	2

Section 1.02. Accounting Terms and Determinations	34

Section 1.03. Computation of Time Periods	34

Section 1.04. Interpretation	34
ARTICLE TWO

LOANS

Section 2.01. Loans.	36

Section 2.02. Funding Mechanics.	37

Section 2.03. Reductions of Commitments.	39

Section 2.04. Extensions of Commitments.	39

Section 2.05. The Notes.	40

Section 2.06. Optional Principal Repayments	41

Section 2.07. Payments.	41

Section 2.08. Settlement Procedures	43

Section 2.09. Mandatory Payments	47

Section 2.10. Payments, Computations, Etc.	47

Section 2.11. Collections and Allocations; Investment of Funds	48

Section 2.12. Fees.	49

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Page

Section 2.13. Increased Costs; Capital Adequacy; Illegality; Rating Requests.	50

Section 2.14. Taxes.	51

Section 2.15. Securitizations.	53

Section 2.16. Sharing of Payments, Etc	55

Section 2.17. Facility Reduction Date	56

Section 2.18. [Reserved].	56

Section 2.19. [Reserved].	56
ARTICLE THREE

SECURITY

Section 3.01. Collateral.	57

Section 3.02. Release of Collateral; No Legal Title.	59

Section 3.03. Protection of Security Interest; Administrative Agent, as Attorney-in-Fact.	59

Section 3.04. Assignment of the Purchase Agreement	60

Section 3.05. Waiver of Certain Laws	60
ARTICLE FOUR

CONDITIONS OF CLOSING AND LOANS

Section 4.01. Conditions to Closing and Initial Loan	61

Section 4.02. Conditions Precedent to All Loans	62
ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of the Borrower	64

2

Page

Section 5.02. Representations and Warranties of the Borrower Relating to this Agreement and the Receivables	68

Section 5.03. Representations and Warranties of the Servicer	69

Section 5.04. Breach of Representations and Warranties.	70
ARTICLE SIX

COVENANTS

Section 6.01. Affirmative Covenants of the Borrower	73

Section 6.02. Negative Covenants of the Borrower	75

Section 6.03. Covenant of the Borrower Relating to the Hedging Agreement.	81

Section 6.04. Affirmative Covenants of the Servicer	81

Section 6.05. Negative Covenants of the Servicer	84
ARTICLE SEVEN

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 7.01. Designation of Servicing	87

Section 7.02. Servicing Compensation	87

Section 7.03. Duties of the Servicer.	87

Section 7.04. Collection of Payments.	91

Section 7.05. Servicer Advances	91

Section 7.06. Payment of Certain Expenses by Servicer	92

Section 7.07. Reports and Due Diligence.	92

Section 7.08. Annual Statement as to Compliance	94

Section 7.09. Annual Independent Public Accountant’s Reports	94

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Page

Section 7.10. Rights After Assumption of Duties by Successor Servicer; Liability	95

Section 7.11. Limitation on Liability of the Servicer and Others	95

Section 7.12. The Servicer Not to Resign	95

Section 7.13. Servicer Termination Events	96

Section 7.14. Appointment of Successor Servicer.	96

Section 7.15. Merger or Consolidation, Assumption of Obligations or Resignation, of the Servicer	98

Section 7.16. Responsibilities of the Borrower	99

Section 7.17. Custody of Receivable Files	99

Section 7.18. Duties of Servicer as Custodian	100

Section 7.19. Backup Servicer	101
ARTICLE EIGHT

TERMINATION EVENTS

Section 8.01. Termination Events	102

Section 8.02. Actions Upon Declaration of the Occurrence of the Termination Date	105

Section 8.03. Exercise of Remedies	106

Section 8.04. Waiver of Certain Laws	106

Section 8.05. Power of Attorney	107
ARTICLE NINE

INDEMNIFICATION

Section 9.01. Indemnities by the Borrower	108

4

Page

ARTICLE TEN

THE ADMINISTRATIVE AGENT

Section 10.01. Authorization and Action.	111

Section 10.02. Delegation of Duties	111

Section 10.03. Exculpatory Provisions	111

Section 10.04. Reliance.	112

Section 10.05. Non-Reliance on Administrative Agent and Other Lenders	113

Section 10.06. Indemnification	113

Section 10.07. Administrative Agent in its Individual Capacity	114

Section 10.08. Assignment	114

Section 10.09. Successor Administrative Agents	114
ARTICLE ELEVEN

ASSIGNMENTS; PARTICIPATIONS

Section 11.01. Assignments and Participations.	115
ARTICLE TWELVE

MUTUAL COVENANTS REGARDING CONFIDENTIALITY

Section 12.01. Covenants of the Borrower and the Servicer	118

Section 12.02. Covenants of the Administrative Agent and the Lenders.	118

Section 12.03. Non-Confidentiality of Tax Treatment and Tax Structure	120

5

Page

ARTICLE THIRTEEN

MISCELLANEOUS

Section 13.01. Amendments and Waivers	121

Section 13.02. Notices, Etc	121

Section 13.03. No Waiver, Rights and Remedies	122

Section 13.04. Binding Effect	122

Section 13.05. Term of this Agreement	122

Section 13.06. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE	122

Section 13.07. WAIVER OF JURY TRIAL	122

Section 13.08. Costs, Expenses and Taxes.	123

Section 13.09. No Insolvency Proceedings.	123

Section 13.10. Recourse Against Certain Parties.	124

Section 13.11. Patriot Act Compliance	124

Section 13.12. Execution in Counterparts; Severability; Integration	125
(1)
SCHEDULES

Schedule A	– Conduit Supplement SA‑1

Schedule B	– Eligible Receivable Criteria SB‑1

Schedule C	– Schedule of Receivables SC-1

Schedule D	– Location of Receivable Files SD-1

Schedule E	– Schedule of Documents SE-1

Schedule F	– [Reserved] SF-1

6

Page

Schedule G	– [Reserved] SG-1

Schedule H	– Representations and Warranties of the Borrower regarding Security Interest SH-1

7

Page

EXHIBITS

Exhibit A	– Form of Funding Request A‑1

Exhibit B	– Form of Note B‑1

Exhibit C	– Form of Assignment and Acceptance C-1

Exhibit D-1	– Credit and Collection Policy D-1-1

Exhibit D-2	– Charge-off Policy D-2-1

Exhibit E	– Form of Hedging Agreement (including Schedule and Confirmation) E-1

Exhibit F	– Form of Power of Attorney F-1

Exhibit G	– Form of Securitization Release G-1

Exhibit H	– Form of Solvency Certificate H-1

Exhibit I	– Form of Monthly Report I-1

Exhibit J	– Form of Receivable Receipt J-1

8

AMENDED AND RESTATED WAREHOUSE AGREEMENT
This Amended and Restated Warehouse Agreement, dated as of October [__], 2011 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among Santander Consumer Receivables 7 LLC, a Delaware limited liability company, as borrower (the “Borrower”), Santander Consumer USA Inc., an Illinois corporation (“Santander Consumer”), as servicer (the “Servicer”), CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, each, a Delaware limited liability company, as conduit lenders (the “Conduit Lenders”), and Citibank, N.A., a national banking association, as committed lender (in such capacity, the “Committed Lender” and, together with the Conduit Lenders, the “Lenders”) and administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower was formed for the purpose of taking assignments of, and holding, various assets, including motor vehicle finance contracts, amounts received on or in respect of such finance contracts and proceeds of the foregoing;
WHEREAS, the Borrower has requested that the Lenders make loans to the Borrower from time to time, the proceeds of which will be used to finance the purchase price of certain motor vehicle finance contracts as described herein;
WHEREAS, pursuant to a Warehouse Agreement dated as of August 18, 2010 (as amended, supplemented or otherwise modified, the “Original Warehouse Agreement”), among the parties hereto, the Lenders have agreed to make such loans to the Borrower upon the terms and subject to the conditions set forth herein; and
WHEREAS, the parties hereto desire to amend and restate the Original Warehouse Agreement;
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE

DEFINITIONS; CONSTRUCTION
Section 1.01. Definitions. Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:
“31-60 Day Delinquency Ratio” means, with respect to any Collection Period, as of the last day of such Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the Net Principal Balance of all Eligible Receivables (or if so specified, all Eligible Receivables with respect to a specified Group) that are more than 30 days delinquent but not more than 60 days delinquent on such day and (ii) the denominator of which is equal to the Aggregate Net Principal Balance of all Eligible Receivables (or all Eligible Receivables with respect to such Group, if so specified) on such day.
“31-60 Day Delinquent Receivable” means, with respect to any Eligible Receivable, that (i) more than 50% of any Scheduled Payment remains unpaid for more than 30 days but not more than 60 days from the related due date and (ii) such Receivable is not otherwise a Delinquent Receivable.
“31-90 Day Delinquent Receivable” means, with respect to any Eligible Receivable, that (i) more than 50% of any Scheduled Payment remains unpaid for more than 30 days but not more than 90 days from the related due date and (ii) such Receivable is not otherwise a Delinquent Receivable.
“61-90 Day Delinquency Ratio” means, with respect to any Collection Period, as of the last day of such Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the Net Principal Balance of all Eligible Receivables (or if so specified, all Eligible Receivables with respect to a specified Group) that are more than 60 days delinquent but not more than 90 days delinquent on such day and (ii) the denominator of which is equal to the Aggregate Net Principal Balance of all Eligible Receivables (or all Eligible Receivables with respect to such Group, if so specified) on such day.
“Account Collateral” means the Collection Account, together with all cash, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and investments and other property from time to time deposited or credited to the Collection Account and all proceeds thereof.
“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of any Conduit Lender with all or any portion of the assets and liabilities of an Affected Party. An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Party shall acknowledge in writing that any such consolidation of the assets and liabilities of any Conduit Lender shall occur.

“Addition Date” means each date when Subsequent Receivables are added to the Collateral in connection with a Subsequent Loan.
“Additional Amount” has the meaning given to such term in Section 2.14(a).
“Adjusted Eurodollar Rate” means, on any day, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards, if necessary, to the nearest 1/100 of 1%, obtained by dividing (i) the LIBOR Rate by (ii) 100% minus the Eurodollar Reserve Percentage.
“Administrative Agent” has the meaning given to such term in the Preamble.
“Advisors” means accountants, attorneys, consultants, advisors, credit enhancers, liquidity providers and Persons similar to the foregoing and the respective directors, officers, employees and managers of each of the foregoing.
“Affected Party” has the meaning given to such term in Section 2.13(a).
“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.
“Age Rating” means, with respect to any Receivable, the product of (a) the difference between (i) the year in which the stated maturity date of such Receivable occurs and (ii) the model year of the related Financed Vehicle and (b) twelve (12).
“Aggregate Adjusted Net Principal Balance” means, as of any date (x) prior to the Group A-1/A-2 Effective Date, (i) the Aggregate Net Principal Balance of all Eligible Receivables minus (ii) the Overconcentration Amount, if any, as of such date and (y) as of any date on or after the Group A-1/A-2 Effective Date, (i) the Aggregate Adjusted Net Principal Balance of all Eligible Receivables in a specified Group minus (ii) the Overconcentration Amount, if any, with respect to such Group as of such date.
“Aggregate Commitment” means, as of any day, the sum of the Commitments of each Lender.
“Aggregate Net Principal Balance” means, as of any date, the aggregate Net Principal Balance of all Eligible Receivables (or a specified portion thereof, including if so referenced, all or a specified portion of Eligible Receivables within a specified Group) as of such date.
“Aggregate Principal Balance” means, as of any date, the aggregate Principal Balance of all Eligible Receivables other than Defaulted Receivables as of such date.

“Aggregate Unpaids” means, with respect to any date an amount equal to the sum of (i) the Loans Outstanding, (ii) all accrued but unpaid Interest and (iii) all Unused Fees and other Obligations owed (whether due or accrued) by the Borrower to the Secured Parties and the Administrative Agent under this Agreement and the other Transaction Documents; or in each case, if so specified, each of the foregoing with respect to a specified Class of Loans.
“Agreement” has the meaning given to such term in the Preamble.
“Alternative Base Rate” means the higher of (i) the Prime Rate, (ii) the Federal Funds Rate plus [0.50]% and (iii) the Adjusted Eurodollar Rate plus [1.00]%.
“Annual Percentage Rate” or “APR” means, with respect to a Receivable, the rate per annum of finance charges stated in such Receivable as the “annual percentage rate” (within the meaning of the Federal Truth-in-Lending Act). If, after the applicable Funding Date, the rate per annum with respect to a Receivable as of such Funding Date is reduced as a result of (i) an Insolvency Proceeding involving the related Obligor or (ii) pursuant to the Servicemembers Civil Relief Act, “Annual Percentage Rate” or “APR” shall refer to such reduced rate.
“Annualized Net Loss” means, as of any date of determination, the product of (i) the positive difference of (a) the aggregate Principal Balance of all Eligible Receivables that became Defaulted Receivables during the Collection Period immediately preceding such date, over (b) the Liquidation Proceeds received by the Servicer during the Collection Period immediately preceding such date, multiplied by (ii) 12; provided, that, if the determinations set forth in this definition are being made to determine the Group A-1 Required Credit Enhancement Percentage or the Group A‑2 Required Credit Enhancement Percentage on or after the Group A-1/A-2 Effective Date, in each case the determination shall be made using only the Eligible Receivables that are Group A‑1 Receivables or Group A‑2 Receivables, respectively, as of the applicable date or period.
“Annualized Net Loss Ratio” means, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the Annualized Net Loss for such date and the denominator of which is the Aggregate Principal Balance of all Eligible Receivables as of the first day of the Collection Period immediately preceding such date of determination; provided, that, if the determinations set forth in this definition are being made to determine the Group A-1 Required Credit Enhancement Percentage or the Group A‑2 Required Credit Enhancement Percentage on or after the Group A-1/A-2 Effective Date, in each case the determination shall be made using only the Eligible Receivables that are Group A‑1 Receivables or Group A‑2 Receivables, respectively, as of the applicable date or period.
“Applicable Law” means, with respect to any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including usury laws, the Federal Truth-in-Lending Act, Regulation Z and Regulation B of the Federal Reserve Board, the Securities Act, including Regulation AB, and the Exchange Act), and applicable judgments, decrees, injunctions, writs, orders or line action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.
“Approved Origination Channel” means any specified origination channel so long as each Receivable originated through such channel has been assigned an LFS Score.
“Assignment and Acceptance” means an assignment and acceptance agreement between a Lender and an Eligible Assignee, in substantially the form of Exhibit C hereto.
“Authorized Officer” means, with respect to any Person other than a natural person, any officer of such Person, including any president, vice president, assistant vice president, treasurer, assistant treasurer, secretary or assistant secretary or any other officer performing functions similar to those performed by such officers.
“Available Amount” means, as of any date, the positive amount, if any, by which (x) prior to the Group A-1/A-2 Effective Date, the Facility Amount exceeds the Loans Outstanding on such day or (y) on and after the Group A-1/A-2 Effective Date, the Facility Amount exceeds the Class A‑2 Loans Outstanding on such day.
“Available Funds” means for any Payment Date and the related Collection Period, the sum of (i) Collections on deposit in the Collection Account, to the extent received during or in respect of such Collection Period, (ii) Servicer Advances made in respect of such Collection Period, (iii) the amount deposited in the Collection Account in respect of Interest pursuant to Section 2.15(a)(iv)(B) on each Securitization Date, if any, that has occurred after the preceding Payment Date to and including such Payment Date and (iv) with respect to funds allocable to the Group A-2 Receivables pursuant to Section 2.08(b)(2), any amounts available pursuant to Section 2.08(b)(1)(xi).
“Banco Santander” means Banco Santander (SA), acting through its New York Branch.
“Banco Santander (SA)” means Banco Santander, S.A., a corporation organized under the laws of the Kingdom of Spain.
“Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the United States Code).
“Base Rate” means a rate per annum equal to the greater of (i) the Prime Rate or (ii) the Federal Funds Rate plus 2.0%.
“Basel II” means the second Basel Accord issued by the Basel Committee on Banking Supervision.
“Benefit Plan” means (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (ii) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh Plans that are not exempt under Section 4975(g) of the Code and (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities.

“Borrower” has the meaning given to such term in the Preamble.
“Borrower Transaction Documents” means all Transaction Documents to which the Borrower is a party or by which it is bound.
“Borrower’s Account” means the bank account, as notified to the Administrative Agent from time to time in writing by the Borrower, into which all Principal Amounts shall be deposited, which account, as of the Closing Date, is in the name Santander Consumer Receivables 7 LLC, at Citibank.
“Breakage Costs” means such amount or amounts as shall compensate any Lender for any loss, cost or expense (but excluding lost profits) incurred by such Lender (as reasonably determined by such Lender) as a result of any prepayment of a Loan (and interest thereon).
“Business Day” means (i) any day other than a Saturday or a Sunday on which commercial banking institutions are not required or authorized to be closed in New York, New York and (ii) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate, such day must also be a LIBOR Business Day.
“Certificate” means the certificate of formation of the Borrower.
“Certificate of Title” means, with respect to a Financed Vehicle, (i) the original certificate of title relating thereto, or copies of correspondence to the applicable Registrar of Titles, and all enclosures thereto, for issuance of the original certificate of title or (ii) if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a certificate of title (including electronic titling), the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles, and all enclosures thereto, for issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such Financed Vehicle and the related Originator, the Borrower or the Administrative Agent, as secured party.
“Change in Control” means (i) the failure of Santander Consumer to own, directly or indirectly, all of the outstanding voting or membership interests of the Borrower, (ii) the failure of Banco Santander (SA) to own, directly or indirectly, at least 51% of the outstanding voting interests of Santander Consumer or (iii) the termination of full-time employment for Thomas Dundon as Chief Executive Officer of Santander Consumer; provided, that, with respect to clause (ii) of this definition, if at any time any financing agreement or other Indebtedness of Santander Consumer or its Affiliates utilizes a change of control provision identical or similar to clause (ii) relating to the ownership or control by Banco Santander (SA) of Santander Consumer for which the specified percentage is higher than 51%, then the percentage for clause (ii) shall be such higher percentage (which shall in no event be higher than 91%) that is equal to the highest such percentage for such a provision for any other financing agreement or other Indebtedness of Santander Consumer or its Affiliates.
“Charge-off Policy” means the Servicer’s charge-off policy, attached as Exhibit D-2.

“Charged-off Receivable” means any Receivable required to be charged off in accordance with the Charge-off Policy.
“Citibank” means Citibank, N.A.
“Class” shall mean either of the classes of Loans funded hereunder, as the context may require.
“Class A‑1 Commitment” means, with respect to any Lender, the commitment of such Lender to fund Class A‑1 Loans in an aggregate amount not to exceed the amount designated as such set forth opposite such Lender’s name on the signature pages of this Agreement, as such amount may be modified in accordance with the terms hereof or reduced as set forth opposite such Lender’s name on such signature pages.
“Class A‑1 Commitment Termination Date” means, subject to Section 2.13(f), October [__], 2012 or such later date to which such Commitment Termination Date may be extended in accordance with Section 2.04(a) or terminated pursuant to Section 2.13(f).
“Class A‑1 Loans” has the meaning given to such term in Section 2.01(a).
“Class A‑1 Loans Outstanding” means, on any day, the aggregate Principal Amount of Class A‑1 Loans made on or prior to such day, reduced from time to time by payments and distributions in respect of principal of Class A‑1 Loans in accordance with the terms hereof.
“Class A-1 Monthly Interest Payment Amount” means, as of any Payment Date, the sum of (1) the amount accrued on the average daily Principal Amount during the related Interest Period of the Class A-1 Loans Outstanding at a per annum rate equal to the sum of (i) the applicable rate(s) apportioned among the Class A-1 Loans Outstanding pursuant to Section 2.07(b) from among (w) the applicable Conduit Lender’s Cost of Funds Rate for the related Interest Period, (x) the Adjusted Eurodollar Rate, (y) the Alternative Base Rate and (z) the Alternative Base Rate plus 1.00%, (ii) the Class A-1 Usage Fee Rate, (iii) if such Payment Date is on or after either the Class A-1 Commitment Termination Date or the Termination Date, the Step-up Margin, and (iv) if such Payment Date is on or after the declaration of the occurrence of the Termination Date pursuant to Section 8.01(b), 2.00% and (2) in accordance with Section 2.10, interest accrued on any amounts in respect of clause (1) of this definition not paid or deposited when due hereunder at a per annum rate equal to 2.00% above the Base Rate to the extent not previously paid on demand. Amounts paid as set forth in this definition shall be computed on an actual/360 basis.
“Class A‑1 Monthly Principal Payment Amount” means (1) prior to the Group A-1/A-2 Effective Date and so long as the Termination Date has not occurred, the amount (or such lesser amount as is then available pursuant to Section 2.08(a)(vii)), if any, necessary to reduce the Class A‑1 Loans Outstanding to an amount equal to the Group A-1 Borrowing Base and (2) on and after the Group A-1/A-2 Effective Date or if the Termination Date has occurred, the amount necessary to reduce the Class A-1 Loans Outstanding to zero.

“Class A‑1 Notes” has the meaning given to such term in Section 2.05(a).
“Class A-1 Senior Monthly Interest Payment Amount” means, as of any Payment Date, the lesser of (1) the Class A-1 Monthly Interest Payment Amount and (2) an amount accrued on the average daily Principal Amount during the related Interest Period of the Class A-1 Loans Outstanding (computed on an actual/360 basis) at a per annum rate equal to the sum of (i) either (x) the applicable Conduit Lender’s Cost of Funds Rate for the related Interest Period, or (y) for any portion of the Principal Amount of the Class A-1 Loans Outstanding for which the applicable rate pursuant to Section 2.07(b) is not the Cost of Funds Rate, the Adjusted Eurodollar Rate and (ii) the Class A-1 Usage Fee Rate.
“Class A-1 Subordinated Monthly Interest Payment Amount” means, as of any Payment Date, the excess, if any, of (1) the Class A-1 Monthly Interest Payment Amount over (2) the Class A-1 Senior Monthly Interest Payment Amount.
“Class A-1 Usage Fee Rate” has the meaning given to such term in the Fee Letter.
“Class A‑2 Commitment” means, with respect to any Lender, the commitment of such Lender to fund Class A‑2 Loans in an aggregate amount not to exceed the amount designated as such set forth opposite such Lender’s name on the signature pages of this Agreement, as such amount may be modified in accordance with the terms hereof or reduced as set forth opposite such Lender’s name on such signature pages.
“Class A‑2 Commitment Termination Date” means, subject to Section 2.13(f), October [__], 2013 or such later date to which such Commitment Termination Date may be extended in accordance with Section 2.04(a) or terminated pursuant to Section 2.13(f).
“Class A‑2 Loans” has the meaning given to such term in Section 2.01(a).
“Class A‑2 Loans Outstanding” means, on any day, the aggregate Principal Amount of Class A‑2 Loans made on or prior to such day, reduced from time to time by payments and distributions in respect of principal of Class A‑2 Loans in accordance with the terms hereof.
“Class A-2 Monthly Interest Payment Amount” means, as of any Payment Date, the sum of (1) the amount accrued on the average daily Principal Amount during the related Interest Period of the Class A-2 Loans Outstanding at a per annum rate equal to the sum of (i) the applicable rate(s) apportioned among the Class A-2 Loans Outstanding pursuant to Section 2.07(b) from among (w) the applicable Conduit Lender’s Cost of Funds Rate for the related Interest Period, (x) the Adjusted Eurodollar Rate, (y) the Alternative Base Rate and (z) the Alternative Base Rate plus 1.00%, (ii) the Class A-2 Usage Fee Rate applicable for such Payment Date, (iii) if such Payment Date is on or after either the Class A-2 Commitment Termination Date or the Termination Date, the Step-up Margin, and (iv) if such Payment Date is on or after the declaration of the occurrence of the Termination Date pursuant to Section 8.01(b), 2.00% and (2) in accordance with Section 2.10, interest accrued on any amounts in respect of clause (1) of this definition not paid or deposited when due hereunder (and to the extent not previously paid on demand) at a per annum rate equal to 2.00% above the Base Rate. Amounts paid as set forth in this definition shall be computed on an actual/360 basis.
“Class A‑2 Monthly Principal Payment Amount” means (1) prior to the Class A-2 Commitment Termination Date and so long as the Termination Date has not occurred, the amount (or such lesser amount as is then available pursuant to Section 2.08(a)(vii) or Section 2.08(b)(2)(vii), as applicable), if any, necessary to reduce the Class A-2 Loans Outstanding to an amount equal to the Group A-2 Borrowing Base and (2) on and after the Class A-2 Commitment Termination Date or if the Termination Date has occurred, the amount necessary to reduce the Class A-2 Loans Outstanding to zero.
“Class A‑2 Notes” has the meaning given to such term in Section 2.05(a).
“Class A-2 Senior Monthly Interest Payment Amount” means, as of any Payment Date, the lesser of (1) the Class A-2 Monthly Interest Payment Amount and (2) an amount accrued on the average daily Principal Amount during the related Interest Period of the Class A-2 Loans Outstanding (computed on an actual/360 basis) at a per annum rate equal to the sum of (i) either (x) the applicable Conduit Lender’s Cost of Funds Rate for the related Interest Period, or (y) for any portion of the Principal Amount of the Class A-2 Loans Outstanding for which if the applicable rate pursuant to Section 2.07(b) is not the Cost of Funds Rate, the Adjusted Eurodollar Rate and (ii) the Class A-2 Usage Fee Rate applicable for such Payment Date.
“Class A-2 Subordinated Monthly Interest Payment Amount” means, as of any Payment Date, the excess, if any, of (1) the Class A-2 Monthly Interest Payment Amount over (2) the Class A-2 Senior Monthly Interest Payment Amount.
“Class A-2 Usage Fee Rate” has the meaning given to such term in the Fee Letter.
“Closing Date” means October [__], 2011.
“Code” means the Internal Revenue Code of 1986.
“Collateral” has the meaning given to such term in Section 3.01(a).
“Collateral Custodian” means any collateral custodian appointed pursuant to Section 7.18(g).
“Collection Account” means a segregated account established by the Servicer with Citibank, for the benefit of the Secured Parties, into which all Collections shall be deposited.
“Collection Period” means with respect to any Payment Date, the immediately preceding calendar month.
“Collections” means, with respect to any Collection Period and the related Payment Date, (i) all cash collections or other cash proceeds of any Receivable received by the Servicer (including from an Originator or the Borrower) from or on behalf of any Obligor in payment of any amounts owed in respect of such Receivable, including all Release Price amounts or Release

Amounts deposited in the Collection Account pursuant to Section 5.04, Insurance Proceeds, interest earnings in the Collection Account and all Liquidation Proceeds, (ii) any other funds received by the Servicer (including from an Originator or the Borrower) with respect to any Receivable (exclusive of ancillary fees, which may be retained by the Servicer), Financed Vehicle or any other Collateral and (iii) all payments received pursuant to any Hedging Agreement or Hedge Transaction; in each case received and deposited during or in respect of such Collection Period or such Payment Date.
“Commercial Paper Notes” means any short-term promissory notes issued by a Conduit Lender with respect to financing any Loan hereunder.
“Commitment” means, with respect to any Lender, its Class A‑1 Commitment or Class A‑2 Commitment, as the context may require.
“Commitment Termination Date” means, the Class A‑1 Commitment Termination Date or Class A‑2 Commitment Termination Date, as the context may require.
“Committed Lender” means any Lender that is designated as a Committed Lender in the Conduit Supplement or in the Assignment and Acceptance pursuant to which it became a party to this Agreement, and any assignee of such Lender to the extent of the portion of such Commitment assumed by such assignee pursuant to its respective Assignment and Acceptance.
“Conduit Lender” means any Lender that is designated as a Conduit Lender in the Conduit Supplement or in the Assignment and Acceptance pursuant to which it became a party to this Agreement, and any assignee of such Lender to the extent of the portion of such Commitment assumed by such assignee pursuant to its respective Assignment and Acceptance.
“Conduit Supplement” means the information set forth in Schedule A to this Agreement, as it may be amended or otherwise modified from time to time by the Lenders named therein, with, in the case of changes to the Facility Amount, Commitment and the definition of Cost of Funds Rate, the consent of the Borrower.
“Confidential Information” means and includes (i) information transmitted in written, oral, magnetic or any other medium, (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes or other records which contain, reflect or are generated from such information; provided, that Confidential Information does not include with respect to a Person information that (a) was already known to such Person and such knowledge was not obtained from any other entity who was known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information to such Person, (b) is or has become part of the public domain through no act or omission of such Person, (c) is or was lawfully disclosed to such Person without restriction on disclosure by a third party, (d) is or was developed independently by such Person or (e) is or was lawfully and independently provided to such Person prior to disclosure hereunder, from a third party who is not known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.

“Contract” means any retail installment sale contract, Note and Security Agreement and related Contract Draft or conditional sale contract executed by an Obligor for a Financed Vehicle under which an extension of credit by an Originator is made in the ordinary course of business to such Obligor and which is secured by the related Financed Vehicle which Santander Consumer has previously acquired from such Originator (if other than Santander Consumer) and the Borrower acquires any right, title or interest from Santander Consumer pursuant to the Purchase Agreement or a related Transfer Agreement.
“Contract Draft” means, with respect to a Contract, a check, documentary draft or promissory note (which may be either an original or a copy of the same) furnished pursuant to such Contract to an Obligor for the purpose of financing the Financed Vehicle related to such Contract and which contains the signature of the Obligor (as a maker, drawer or obligor) under the related Contract.
“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.
“Cost of Funds Rate” means, with respect to a Conduit Lender, the rate identified as its “Cost of Funds Rate” in the related Conduit Supplement.
“Credit and Collection Policy” means with respect to the initial Servicer, the credit and collection policies of the Servicer or, with respect to any Successor Servicer, the customary credit and collection policies of such Successor Servicer, in each case attached hereto as Exhibit D-1.
“Credit Facility” means any of the committed loan facilities and other forms of credit enhancement available to the Conduit Lenders that are not Liquidity Facilities.
“Credit Provider” means any provider of a Credit Facility or Liquidity Facility.
“Cutoff Date” means, with respect to Receivables transferred to the Borrower on each Funding Date, such date for the Receivables transferred on such Funding Date as shall be identified in the related Funding Request.
“Dealer” means an automobile dealer that sold a Financed Vehicle to an Obligor and through which the Contract and related Receivable were originated by the Dealer, which Contract and Receivable were assigned by such Dealer to an Originator pursuant to the related Dealer Agreement, were subsequently assigned by such Originator (if other than Santander Consumer) to Santander Consumer and are being assigned by Santander Consumer to the Borrower pursuant to the Purchase Agreement and collaterally assigned to the Administrative Agent hereunder.
“Dealer Agreement” means an existing agreement between a Dealer and an Originator regarding the terms and conditions of the acquisition by such Originator from such Dealer of

Contracts and the related Receivables, which agreement includes (i) certain representations, warranties and covenants of such Dealer with respect to the Contracts and related Receivables sold by such Dealer and (ii) the agreement of such Dealer to repurchase each related Contract and any related Receivable with respect to which one or more of such representations and warranties has been breached.
“Defaulted Receivable” means any Receivable (i) with respect to which any Scheduled Payment remains unpaid for more than 120 days from the related due date, (ii) with respect to which the mandatory redemption period, if any, has expired for the Receivable with respect to which the related Financed Vehicle has been repossessed, (iii) as to which the related Obligor is bankrupt or deceased, (iv) with respect to which 90 days have elapsed since the related Financed Vehicle was repossessed, (v) which the Servicer has decided is uncollectible or (vi) that is a Charged-Off Receivable.
“Delinquency Ratio” means, as of the last day of any Collection Period, the ratio, expressed as a percentage, computed by dividing (i) the aggregate Principal Balance on such date of all Eligible Receivables with respect to which more than 50% of a Scheduled Payment is more than 60 days past due (including a Receivable for which the related Financed Vehicle has been repossessed and the proceeds thereof have not been realized by the Servicer) by (ii) the aggregate Principal Balance of all Eligible Receivables as of such date of determination; provided, that, if the determinations set forth in this definition are being made to determine the Group A-1 Required Credit Enhancement Percentage or the Group A‑2 Required Credit Enhancement Amount on or after the Group A-1/A-2 Effective Date, in each case the determination shall be made using only the Eligible Receivables that are Group A-1 Receivables or Group A‑2 Receivables, respectively, as of the applicable date or period.
“Delinquent Receivable” means, with respect to any Receivable, that (a) more than 50% of any Scheduled Payment remains unpaid for more than 90 days from the related due date and (b) such Receivable is not a Charged-Off Receivable.
“Derivatives” means any (i) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) similar transaction, contract, instrument, undertaking or security or (iii) transaction, contract, instrument, undertaking or security containing any of the foregoing.
“Determination Date” means, with respect to any Payment Date, the fourth Business Day prior to such Payment Date.
“Dissenting Lender” means a Non-Extending Lender from the date of its refusal notice or the end of the applicable Election Period.
“Dollars” or “$” means the lawful currency of the United States.

“Early Amortization Event” means that (i) a failure by the Borrower or the Servicer to comply with their respective obligations under Section 7.07(d) in all material respects, or (ii) Standard & Poor’s shall not have delivered confirmation on or before [_____], 2011 on the conduit rating eligibility of this Facility without giving effect to any guarantee by Citibank.
“Election Period” means the 30‑day period following the date of a request for an extension pursuant to Section 2.04(a).
“Eligible Assignee” means a Person who is (i) either a multi-seller commercial paper conduit or an Affiliate of a Conduit Lender, the Administrative Agent or Citibank or (ii) acceptable to the Administrative Agent and, so long as no Termination Event or Servicer Termination Event has occurred and is continuing, the Borrower has consented to such assignee, which consent shall not be unreasonably withheld, delayed or conditioned.
“Eligible Receivable” means on any date of determination, any Receivable (i) for which the related Receivable File is in the possession of the Servicer or a Subservicer, (ii) which is identified on the Schedule of Receivables delivered by the Borrower to the Administrative Agent as part of a Funding Request and (iii) which satisfies each of the eligibility requirements set forth on Schedule B hereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.
“Eurodollar Disruption Event” means with respect to a Lender Advance as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate, (i) a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund or maintain such Lender Advance, (ii) the inability of the Lender to obtain timely information for purposes of determining the Adjusted Eurodollar Rate, (iii) a determination by such Lender that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Loan or (iv) the inability of such Lender to obtain Dollars in the London interbank market to make, fund or maintain any Lender Advance.
“Eurodollar Reserve Percentage” means, on any day, the applicable reserve percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements for “Eurocurrency Liabilities” pursuant to Regulation D or any other applicable regulation of the Federal Reserve Board that prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

“Eurodollars” means deposits in Dollars held in financial institutions outside of the United States.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Receivables” means those Eligible Receivables designated in writing from time to time by the Servicer to the Administrative Agent as “Excluded Receivables”, until such time as the Servicer notifies the Administrative Agent that it is removing such designation. The Servicer may designate Eligible Receivables as Excluded Receivables in order to prevent a Weighted Average Factor Event.
“Existing Receivables” means the Receivables that become a part of the Collateral in connection with the Initial Loan.
“Facility” means the facility established pursuant to this Agreement.
“Facility Amount” means (i) prior to the Termination Date, the lesser of the Aggregate Commitment on such day and (x) prior to the Class A-1 Commitment Termination Date, $1,250,000,000 and (y) on and after the Class A-1 Commitment Termination Date, $625,000,000 and (ii) on and after the Termination Date, $0.00.
“Facility Termination Date” means the date following the Termination Date on which the Aggregate Unpaids have been indefeasibly paid in full.
“FAS 167 Rules” means the final rule, titled “Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues”, adopted December 15, 2009, by the Federal Accounting Standard Board.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal for each day during such period to the weighted average of the federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m., New York City time, on such day.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Fee Letter” means the amended and restated fee letter, dated as of the Closing Date, among the Borrower, the Servicer and the Administrative Agent, setting forth, among other things, the Unused Fee Rate, the Class A-1 Usage Fee Rate, the Class A-2 Usage Fee Rate, the Step-up Margin and the Upfront Fee, which letter shall supersede and replace the Fee Letter dated as of August 18, 2010, as amended, in its entirety.

“Financed Vehicle” means, with respect to a Receivable, any new or used automobile, light-duty truck, minivan or sport utility vehicle, together with all accessions thereto, securing the related Obligor’s Indebtedness thereunder.
“Formation Documents” means the limited liability company agreement and the certificate of formation of the Borrower.
“Funding Date” means each Business Day on which a Loan is made.
“Funding Request” means a written notice from the Borrower requesting a Loan and including the items required by Section 2.01(b), substantially in the form of Exhibit A hereto.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority” means, with respect to any Person, any nation or government, any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
“Group” means Group A‑1 or Group A‑2, as the context may require.
“Group A‑1” has the meaning given to such term in Section 2.17.
“Group A‑1 Borrowing Base” means, as of any day (1) prior to the Group A-1/A-2 Effective Date, an amount equal to (A) the product of (i) the Aggregate Adjusted Net Principal Balance of all Eligible Receivables and (ii) 50% less (B) the Group A‑1 Required Credit Enhancement Amount and (2) on and after the Group A-1/A-2 Effective Date, an amount equal to (i) the Aggregate Adjusted Net Principal Balance of the Group A‑1 Receivables less (ii) the Group A‑1 Required Credit Enhancement Amount.
“Group A‑1 Borrowing Base Deficiency” means, as of any day (1) prior to the Group A-1/A-2 Effective Date, the excess, if any, of (i) the sum of the Class A‑1 Loans Outstanding and the Group A‑1 Required Credit Enhancement Amount over (ii) the product of (A) the Aggregate Adjusted Net Principal Balance of all Eligible Receivables and (B) 50% and (2) on and after the Group A-1/A-2 Effective Date, the excess, if any, of (i) the sum of the Class A‑1 Loans Outstanding and the Group A‑1 Required Credit Enhancement Amount over (ii) the Aggregate Adjusted Net Principal Balance of the Group A‑1 Receivables.
“Group A‑1 Receivables” means all Receivables designated in Group A‑1 pursuant to the terms of this Agreement.
“Group A‑1 Required Credit Enhancement Amount” means, as of each Payment Date, Funding Date or Securitization Date (1) prior to the on Group A-1/A-2 Effective Date, an amount equal to the product of (i) the Group A-1 Required Credit Enhancement Percentage, (ii) 50% and (iii) the Aggregate Adjusted Net Principal Balance of all Eligible Receivables as of such date and (2) on and after the Group A-1/A-2 Effective Date, an amount equal to the product of (i) the

Group A-1 Required Credit Enhancement Percentage and (ii) the Aggregate Adjusted Net Principal Balance of the Group A‑1 Receivables as of the Group A-1/A-2 Effective Date.
“Group A-1 Required Credit Enhancement Percentage” means (1) prior to the Group A-1/A-2 Effective Date, the Required Credit Enhancement Percentage and (2) on and after the Group A-1/A-2 Effective Date, (i) so long as no Termination Event has occurred, no Level 1 Trigger Event applicable to the Group A-1 Receivables and no Weighted Average Factor Event applicable to the Group A-1 Receivables has occurred that has not been cured, 20%, (ii) following the occurrence of a Level 1 Trigger Event applicable to the Group A-1 Receivables and until such Level 1 Trigger Event has been cured (and provided no Weighted Average Factor Event applicable to the Group A-1 Receivables has occurred that has not been cured), 30.00% and (iii) following the occurrence of (x) a Weighted Average Factor Event applicable to the Group A-1 Receivables and until such Weighted Average Factor Event has been cured or (y) a Termination Event, 100.00%.
“Group A‑1/A‑2 Designation” has the meaning given to such term in Section 2.17.
“Group A-1/A-2 Effective Date” shall mean the fist date on which the Class A-1 Commitment Termination Date and the Group A-1/A-2 Designation shall both have occurred.
“Group A‑2” has the meaning given to such term in Section 2.17.
“Group A‑2 Borrowing Base” means, as of any day (1) prior to the Group A-1/A-2 Effective Date, an amount equal to (A) the product of (i) the Aggregate Adjusted Net Principal Balance of all Eligible Receivables and (ii) 50% less (B) the Group A‑2 Required Credit Enhancement Amount and (2) on and after the Group A-1/A-2 Effective Date, an amount equal to (i) the Aggregate Adjusted Net Principal Balance of the Group A‑2 Receivables less (ii) the Group A‑2 Required Credit Enhancement Amount.
“Group A‑2 Borrowing Base Deficiency” means, as of any day (1) prior to the Group A-1/A-2 Effective Date, the excess, if any, of (i) the sum of the Class A‑2 Loans Outstanding and the Group A‑2 Required Credit Enhancement Amount over (ii) the product of (A) the Aggregate Adjusted Net Principal Balance of all Eligible Receivables and (B) 50% and (2) on and after the Group A-1/A-2 Effective Date, the excess, if any, of (i) the sum of the Class A‑2 Loans Outstanding and the Group A‑2 Required Credit Enhancement Amount over (ii) the Aggregate Adjusted Net Principal Balance of the Group A‑2 Receivables.
“Group A‑2 Receivables” means all Receivables designated in Group A‑2 pursuant to the terms of this Agreement.
“Group A‑2 Required Credit Enhancement Amount” means, as of each Payment Date, Funding Date or Securitization Date (1) prior to the Group A-1/A-2 Effective Date, an amount equal to the product of (i) the Group A-2 Required Credit Enhancement Percentage, (ii) 50% and (iii) the Aggregate Adjusted Net Principal Balance of all Eligible Receivables as of such date, (2) on and after the Group A-1/A-2 Effective Date and prior to the Class A-2 Commitment Termination Date, an amount equal to the product of (i) the Group A-2 Required Credit

Enhancement Percentage and (ii) the Aggregate Adjusted Net Principal Balance of the Group A‑2 Receivables as of such date and (3) on and after the Class A-2 Commitment Termination Date, an amount equal to the product of (i) the Group A-2 Required Credit Enhancement Percentage and (ii) the Aggregate Adjusted Net Principal Balance of the Group A‑2 Receivables as of the Class A-2 Commitment Termination Date.
“Group A-2 Required Credit Enhancement Percentage” means(1) prior to the Group A-1/A-2 Effective Date, the Required Credit Enhancement Percentage and (2) on and after the Group A-1/A-2 Effective Date (i) so long as no Termination Event has occurred, no Level 1 Trigger Event applicable to the Group A-2 Receivables and no Weighted Average Factor Event applicable to the Group A-2 Receivables has occurred that has not been cured, 20.00%, (ii) following the occurrence of a Level 1 Trigger Event applicable to the Group A-2 Receivables and until such Level 1 Trigger Event has been cured (and provided no Weighted Average Factor Event applicable to the Group A-2 Receivables has occurred that has not been cured), 30.00% and (iii) following the occurrence of (x) a Weighted Average Factor Event applicable to the Group A-2 Receivables and until such Weighted Average Factor Event has been cured or (y) a Termination Event, 100.00%.
“Hedge Breakage Costs” means, with respect to any Hedge Transaction, any amount payable by the Borrower to the related Hedge Counterparty for the early termination of such Hedge Transaction or any portion thereof.
“Hedge Collateral” means all of the rights of the Borrower, whether now existing and hereafter acquired, in and to all Hedging Agreements, Hedge Transactions and all present and future amounts payable by all Hedge Counterparties to the Borrower under or in connection with such Hedging Agreements and Hedge Transactions with such Hedge Counterparties.
“Hedge Counterparty” means any entity that (i) on the date of entering into any Hedge Transaction (a) is an interest rate swap dealer that is either a Lender or an Affiliate of a Lender, or has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld) and (b) whose debt ratings meet each of the Long-Term Rating Requirement and the Short-Term Rating Requirement, and (ii) in a Hedging Agreement consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent pursuant to Section 6.03(b).
“Hedge Transaction” means each transaction between the Borrower and a Hedge Counterparty entered into pursuant to Section 6.03(a) and is governed by a Hedging Agreement.
“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty which governs one or more Hedge Transactions entered into pursuant to Section 6.03(a), which agreement shall be a balance guarantee swap or cap and shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction, substantially in the form of Exhibit E hereto or such other form as the Administrative Agent shall approve in writing.

“Indebtedness” means, with respect to any Person and any day, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations of such Person under capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (v) all indebtedness, obligations or liabilities of that Person in respect of Derivatives.
“Indemnified Amounts” has the meaning given to such term in Section 9.01.
“Indemnified Party” has the meaning given to such term in Section 9.01.
“Independent Manager” means a natural Person who is a member of the board of managers of the Borrower who (a) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of the Borrower, (i) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any Independent Party (other than the Borrower), (ii) a supplier to any of the Independent Parties, (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any Independent Party or (iv) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any Independent Party, (b) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of Insolvency Proceedings against it or could file a petition seeking relief under any applicable federal or State Insolvency Law and (c) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
(2)“Independent Parties” means Banco Santander, Santander Consumer and their respective Affiliates.
“Ineligible Receivable” means a Receivable that is not an Eligible Receivable.
“Initial Loan” means the first Loan made on or after the Closing Date.
“Insolvency Event” means with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days or (ii) the commencement by such Person of a voluntary case under any Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding” means, with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.
“Instrument” means any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
“Insurance Policy” means, with respect to any Receivable, (i) an insurance policy covering physical damage to or loss of the related Financed Vehicle or (ii) any lender’s single interest, credit life, disability, hospitalization and similar insurance policies with respect to the related Obligor.
“Insurance Proceeds” means any amounts payable or any payments made under any Insurance Policy.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of September 25, 2008, among Wells Fargo Bank, National Association, as the Collateral Custodian under the Existing Warehouse Agreements (as defined therein), the Trust Collateral Agent under certain of the Existing Securitizations (as defined therein) and the Indenture Trustee under the Existing Indentures (as defined therein), Wells Fargo Securities, LLC, as Administrative Agent under the Wachovia Warehouse Agreement (as defined therein), Abbey National Treasury Services plc, as Administrative Agent under the Abbey Warehouse Agreement (as defined therein), Santander Investment Securities Inc., as Administrative Agent under the Santander Warehouse Agreement (as defined therein), and each other party that has executed an accession agreement thereto.
“Interest” means, for any Interest Period and each Loan outstanding during such Interest Period, interest on the Principal Amount of such Loan computed pursuant to Section 2.07; provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Period” means, with respect to any Payment Date, the period from and including the prior Payment Date to but excluding such current Payment Date (or, in the case of the first Payment Date, from and including the Closing Date to but excluding such Payment Date); provided, however, that any Interest Period that commences before the Facility Termination Date that would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.
“Invested Percentage” means, for a Lender on any day, the percentage equivalent of (i) the sum of (a) the portion of the Loans Outstanding (if any) funded by such Lender on or prior to such day, plus (b) any portion of the Loans Outstanding acquired by such Lender on or prior to such day as an assignee from another Lender pursuant to an Assignment and Acceptance, minus (c) any portion of the Loans Outstanding assigned by such Lender to an assignee on or prior to such day pursuant to an Assignment and Acceptance, divided by (ii) the aggregate Loans Outstanding on such day.
“Investment” means, with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.
“Investment Company Act” means the Investment Company Act of 1940.
“Lender” means, as applicable, a Conduit Lender or a Committed Lender, and “Lenders” means, collectively, all of the foregoing Persons.
“Lender Advance” means, with respect to a Conduit Lender or Committed Lender, such Person’s Lender Percentage of the Principal Amount of a particular Loan to be made to the Borrower on a Funding Date.
“Lender Percentage” means, with respect to a Committed Lender or Conduit Lender, its Commitment as a percentage of the Aggregate Commitment.
“Lender Register” has the meaning given to such term in Section 11.01(d).
“Level 1 Trigger” means that, as of any date of determination:
(i)    the Net Spread shall be less than 10.00%;
(ii)    the Rolling Annualized Net Loss Ratio shall be greater than 12.00%; or
(iii)    the Rolling Average Delinquency Ratio shall be greater than 7.00%.
On and after the Group A-1/A-2 Effective Date, the Level I Trigger shall be determined separately with respect to each Group and the occurrence of any Level 1 Trigger for either Group shall constitute a Level 1 Trigger Event with respect to such Group.

“Level 1 Trigger Event” means the occurrence of any Level 1 Trigger. A Level 1 Trigger Event shall be curable if no Level 1 Trigger occurs or exists for three (3) consecutive months.
“LFS Score” means Santander Consumer’s proprietary Loss Forecasting Score.
“Liability” means any duty, responsibility, obligation or liability.
“LIBOR Business Day” means any day of the year other than a Saturday, Sunday or any day on which banking institutions in New York, New York or London, England generally are required or authorized to be closed.
“LIBOR Rate” means an interest rate per annum equal to, with respect to (i) an Interest Period, the rate for one-month deposits in Dollars, which rate is designated as “LIBOR01” on the Reuters Money 3000 Service as of 11:00 a.m., London time, two London Business Days prior to the related Payment Date or (ii) any day during an Interest Period, the rate per annum shown on the display designated as “LIBOR01” on the Reuters Money 3000 Service for the related Interest Period as of 11:00 a.m., London time, on such day or, if such day is not a London Business Day, on the immediately preceding London Business Day; provided, however, that (a) in the event that no such rate is shown, the LIBOR Rate shall be determined by reference to such other comparable available service for displaying Eurodollar rates as may be reasonably selected by the Administrative Agent, and (b) if no such service is available, the LIBOR Rate shall be the rate per annum equal to the average (rounded upward to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by Citibank as the rate at which Citibank offers deposits in Dollars at or about 10:00 a.m., New York City time, two Business Days prior to the beginning of the related Interest Period, in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of its Eurodollar loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the applicable amount of Loans Outstanding to be accruing interest at the Alternative Base Rate during such Interest Period.
“Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind.
“Liquidation Proceeds” means, for any Collection Period and any Defaulted Receivable, the amount (which shall not be less than zero) received by the Servicer and deposited into the Master Collection Account and subsequently the Collection Account after such Receivable became a Defaulted Receivable, in connection with the attempted realization of the full amounts due or to become due under such Receivable, whether from the sale or other disposition of the related Financed Vehicle, the proceeds of repossession or any collection effort, the proceeds of recourse or similar payments payable under the related Receivable, receipt of Insurance Proceeds or otherwise, net of any reasonable out-of-pocket expenses (exclusive of overhead) incurred by the Servicer with respect to the collection and enforcement of such Receivable, to the extent not previously reimbursed to the Servicer.

“Liquidity Facilities” means each of the committed loan facilities, lines of credit and other financial accommodations available to a Conduit Lender to support the liquidity of such Conduit Lender’s Commercial Paper Notes.
“Loan” has the meaning given to such term in Section 2.01(a).
“Loans Outstanding” means, on any day, the aggregate Principal Amount of Loans (or, if so specified, any Class of Loans) made on or prior to such day, reduced from time to time by payments and distributions in respect of principal of the Loans (or of such Class) in accordance with the terms hereof.
“Lockbox” means the “Lockbox” described in the Lockbox Agreement, to which the Obligors and obligors with respect to all automobile loan receivables serviced by the Servicer send payment thereon, to be processed by the Lockbox Processor and deposited into the Master Collection Account, or another such lockbox to which the obligors with respect to automobile loan receivables serviced by a Subservicer send payment thereon and acceptable to the Administrative Agent.
“Lockbox Agreement” means the Remittance Processing Services Agreement, dated as of September 21, 2006, between Drive Financial Services LP and the Lockbox Processor.
“Lockbox Processor” means Remitco, LLC.
“Long-Term Rating Requirement” means, with respect to any Person, that such Person has a long-term unsecured debt rating of not less than “A” by Standard & Poor’s and not less than “A2” by Moody’s.
“Master Collection Account” has the meaning given to such term in the Intercreditor Agreement.
“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, (ii) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of a material portion of (a) the Contracts, (b) the Receivables or (c) any other Collateral, (iii) the rights and remedies of the Administrative Agent and Secured Parties, (iv) the ability of such Person to perform its obligations under this Agreement or any Transaction Document to which it is a party or (v) the status, existence, perfection, priority or enforceability of the interest of the Administrative Agent or the Lenders in the Collateral.
“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.
“Member” means Santander Consumer, as the member of the Borrower.
“Minimum Net Spread” means 4.00%.

“Monthly Remittance Condition” means (i) Santander Consumer is the Servicer, (ii) Banco Santander has a short-term unsecured debt rating of at least “A‑1” by Standard & Poor’s and at least “P-1” by Moody’s and has a long-term unsecured debt rating of at least “A” by Standard & Poor’s and at least “A2” by Moody’s, (iii) no Servicer Termination Event described in Section 7.13(a) through (e) has occurred and (iv) no Termination Event described in Section 8.01(a)(xxiv) has occurred.
“Monthly Loan Tape” means a data tape, which shall include with respect to each Receivable (i) the related Contract identification number, (ii) the Originator and origination channel, (iii) the current Principal Balance, (iv) the current number of days such Receivable is delinquent, (v) whether or not the related Obligor is a debtor in bankruptcy, (vi) the next payment date, (vii) the remaining term to maturity, (viii) the current maturity date, (ix) the original maturity date, (x) the number of extensions, (xi) the number of payments that have been made, (xi) the date of Contract (origination date), (xii) the funding date, (xiii) the original interest rate, (xiv) the current interest rate, (xv) the original monthly payment amount, (xvi) the current monthly payment amount, (xvii) the current payment to income ratio, (xviii) the original payment to income ratio, (xix) the original debt-to-income ratio, (xx) LFS Scores, (xxi) the amount of the down payment, (xxii) the make/model/year of the related Financed Vehicle, (xxiii) the vehicle identification number of the related Financed Vehicle, (xxiv) the book value of the related Finance Vehicle, (xxv) the loan-to-value ratio, (xxvi) the original principal balance (amount financed), (xxvii) the original term to maturity, (xxviii) new/used Financed Vehicle status, (xxix) mileage on the related Financed Vehicle, (xxx) the State in which the related Obligor has a mailing address, (xxxi) the FICO® score, at origination, (xxxii) the most recent FICO® score and (xxxiii) history of payments delinquent (number of times delinquent) 1-30 days, 31-60 days, 61-90 days and 91 or more days, (xxxiv) the date and type of modification(s), (xxxv) cutoff date and specialty status and (xxxvi)  on and after the Group A-1/A-2 Effective Date, whether such Receivable is a Group A‑1 Receivable or a Group A‑2 Receivable.
“Monthly Report” means a monthly statement of the Servicer delivered on each Determination Date with respect to the preceding Collection Period, in substantially the form of Exhibit I.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.
“Net Principal Balance” means, as of any date and for any Receivable, an amount equal to (i) unless clauses (ii), (iii) or (iv) shall apply, 100% of the Principal Balance of such Receivable, (ii) if more than 50% of any Scheduled Payment remains unpaid for more than 30 days but not more than 60 days from the related due date for such Receivable and such Receivable is not a Defaulted Receivable, a Delinquent Receivable or an Excluded Receivable, an amount equal to 65% of the Principal Balance of such Receivable, (iii) if more than 50% of any Scheduled Payment remains unpaid for more than 60 days but not more than 90 days from the related due date for such Receivable and such Receivable is not a Defaulted Receivable, a Delinquent Receivable or an Excluded Receivable, an amount equal to 45% of the Principal Balance of such Receivable, or (iv) if such Receivable is a Defaulted Receivable, a Delinquent Receivable or an Excluded Receivable, an amount equal to 0% of the Principal Balance of such Receivable.
“Net Spread” means, as of any date, the positive difference between (i) the weighted average APR of the Eligible Receivables (other than any Eligible Receivables that are Delinquent Receivables or Defaulted Receivables), weighted on the basis of the Net Principal Balance of such Receivables and (ii) the sum of (a) the Usage Fee Rate, the Servicing Fee Rate and, in the event that a Successor Servicer is appointed, the annual rate used to calculate the compensation paid to such Successor Servicer and (b) (1) so long as no Hedging Agreement is in place, the greater of (A) the LIBOR Rate and (B) the Two-Year Swap Rate and (2) if a Hedging Agreement is in place, the strike rate (or similar concept) of such Hedging Agreement; provided, that, if the determinations set forth in this definition are being made to determine the Group A-1 Required Credit Enhancement Percentage or the Group A‑2 Required Credit Enhancement Percentage or are otherwise being made on or after the Group A-1/A-2 Effective Date, in each case the determination shall be made using only the Eligible Receivables that are Group A-1 Receivables or Group A‑2 Receivables, respectively, as of the applicable date or period and the Usage Fee Rate then applicable to the Class A-1 Loans or Class A‑2 Loans, respectively.
“Non-Extending Lender” means, after its respective Commitment Termination Date, each Committed Lender that has declined to extend such Commitment Termination Date in accordance with Section 2.04, to the extent not replaced pursuant to Section 2.04(b).
“Note” has the meaning given to such term in Section 2.05(a).
“Note and Security Agreement” means the installment note and security agreement related to a Contract Draft for a Financed Vehicle and acquired by an Originator.
“Obligations” means all loans, advances, debts, liabilities, indemnities and obligations for monetary amounts owing by the Borrower to the Secured Parties, the Administrative Agent or any of their respective assigns, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of the Loans or any Hedging Agreement, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), amounts payable pursuant to Section 2.13, Breakage Costs, Hedge Breakage Costs, fees, including any and all arrangement fees, loan fees, Unused Fees, and any and all other fees, expenses, costs or other sums (including attorney fees and disbursements) chargeable to the Borrower under the Transaction Documents.
“Obligor” means each Person obligated to make payments pursuant to a Receivable, including any guarantor thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Certificate” means a certificate signed by any officer of the Borrower, the Servicer or any Originator, as the case may be, and delivered to the Administrative Agent.
“Opinion of Counsel” means with respect to any Person, a written opinion of counsel, who is reasonably acceptable to the Administrative Agent.
“Original Warehouse Agreement” has the meaning given to such term in the Recitals.
“Originator” means (i) Santander Consumer or (ii) any Approved Origination Channel, as the context requires.
“Overconcentration Amount” means, as of any date (either with respect to all Eligible Receivables or, if so specified, with respect to all Eligible Receivables in a specified Group), the sum of:
(i)    the amount, if any, by which (a) the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) located in either of the two States having the highest and the second highest Aggregate Net Principal Balance of such Eligible Receivables (based on the billing address of the related Obligors) exceeds (b) 20.00% of the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) as of such date,
(ii)    the amount, if any, by which (a) the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) located in any of the three States having the third, fourth and fifth highest Aggregate Net Principal Balance of such Eligible Receivables (based on the billing address of the related Obligors) exceeds (b) 15.00% of the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) as of such date,
(iii)    the amount, if any, by which (a) the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) located in any other State (based on the billing address of the related Obligors) exceeds (b) 10.00% of the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) as of such date,
(iv)    the amount, if any, by which (a) the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) relating to pre-owned Financed Vehicles exceeds (b) 85.00% of the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) as of such date,

(v)    the amount, if any, by which (a) the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) without a reported FICO® score exceeds (b) 7.50% of the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) as of such date,
(vi)    the amount, if any, by which (a) the Aggregate Net Principal Balance of all 31-60 Day Delinquent Receivables exceeds (b) 15.00% of the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) as of such date,
(vii)    the amount, if any, by which (a) the Aggregate Net Principal Balance of all 31-90 Day Delinquent Receivables (or, if so specified, all such Receivables in a specified Group) exceeds (b) 20.00% of the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) as of such date, and
(viii)    the amount, if any, by which (a) the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) which have an Age Rating greater than 108 months exceeds (b) 1.00% of the Aggregate Net Principal Balance of all Eligible Receivables (or, if so specified, all Eligible Receivables in a specified Group) as of such date.
“Owners” means the Lenders that are owners of record of the Notes.
“Partial Expiration Event” means the occurrence of the election of one or more Non-Extending Lenders after the Commitment Termination Date to not extend its Commitment, unless such Non-Extending Lender is replaced pursuant to Section 2.04(d) or unless the Termination Date shall have occurred.
“Partial Expiration Event Amount” means the portion of Loans Outstanding payable in connection with a Partial Expiration Event.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Date” means the 12th day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.
“Pension Plans” means “employee pension benefit plans”, as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect.
“Performance Guaranty” means the Performance Guaranty, dated as of August 18, 2010, from Banco Santander (SA) in favor of the Administrative Agent.

“Permitted Investments” means any of the following types of investments:
(i)    marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days from the date of acquisition;
(ii)    bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which meets the Short-Term Rating Requirement;
(iii)    repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;
(iv)    commercial paper rated at least “A‑1” by Standard & Poor’s and “P-1” by Moody’s;
(v)    money market funds registered under the Investment Company Act having a rating, at the time of such investment, of not less than “Aaa” by Moody’s and “AAA” by Standard & Poor’s;
(vi)    demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company meets the Short-Term Rating Requirement; and
(vii)    any other investments approved in writing by the Administrative Agent;
provided, that so long as Citibank is Administrative Agent hereunder, each of the Permitted Investments may be purchased by the Administrative Agent or through an Affiliate of the Administrative Agent.
“Permitted Liens” means Liens in favor of the Administrative Agent, as agent for the Secured Parties created pursuant to this Agreement or any other Transaction Document.
“Person” means an individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Prime Rate” means, for any date of determination, the rate of interest publicly announced by Citibank as its prime rate in effect at its principal office in New York. New York.
“Principal Amount” means with respect to any Loan or any Class, the aggregate amount advanced by the Lenders on the Funding Date in respect of such Loan or Class.
“Principal Balance” means for any Receivable as of any day, the outstanding principal balance of such Receivable as of such date.
“Purchase Agreement” means the Purchase Agreement, dated as of August 18, 2010, between Santander Consumer and the Borrower, and each Transfer Agreement.
“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (a) that meets or the parent of which meets, either (1) the Long-Term Rating Requirement or (2) the Short-Term Rating Requirement or (b) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.
“Quarterly Determination Date” means the Payment Date in each January, April, July, and October, commencing in January 2012.
“Rating Agency” means any nationally recognized statistical ratings organization acceptable to the Administrative Agent.
“Rating Request” means a written request by an Owner to the Borrower and the Servicer, stating that such Owner intends to request that a Rating Agency publicly issue a rating to the transactions contemplated by this Agreement that reasonably reflects the economics and credit of the Loans at the time of such request.
“Reborrowing” means, to the extent that any portion of the Loans has been repaid in connection with a repayment pursuant to Section 2.06, the reborrowing by the Borrower of all or a portion of such repaid amounts otherwise subject to and in accordance with the terms hereof.
“Receivable” means Indebtedness owed to an Originator or the Borrower by an Obligor (without giving effect to any transfer hereunder) under a Contract included as part of the Collateral, whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with the sale, refinancing or loan made by such Originator with respect to a Financed Vehicle in connection therewith, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto. Notwithstanding the foregoing, once the Administrative Agent has released its security interest in a Receivable and the related Contract in accordance with the terms of this Agreement, such Receivable shall no longer be a Receivable hereunder.
“Receivable File” means, with respect to each Receivable and the related Contract, the original Contract, all original instruments modifying the terms and conditions of the Receivable or the related Contract and the original endorsements or assignments of such Contract; provided, that with respect to a Note and Security Agreement, Receivable File means (i) the Contract Draft and (ii) an electronic copy of the related Note and Security Agreement.
“Receivable Receipt” means the receivable receipt substantially in the form attached hereto as Exhibit J executed by the Servicer on behalf of the Administrative Agent.
“Records” means with respect to any Contract, all documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any related item of Collateral and the related Obligor.
“Recoveries” means, with respect to any Defaulted Receivable and Collection Period, all monies collected from whatever source during such Collection Period in respect of such Defaulted Receivable, including Insurance Proceeds but excluding payment of the related Release Price, net of any amounts required by Applicable Law to be remitted to the related Obligor and net of the Servicer’s expenses (other than overhead) incurred in connection with the liquidation of such Defaulted Receivable and the related Financed Vehicle.
“Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
“Regulation AB” means Regulation AB under the Securities Act.
“Release Amount” means, as of the related Release Date, the deposit amount for a retransfer of Receivables under Section 5.04(b), in an amount equal to (i) the related Aggregate Unpaids minus (ii) the related amount, if any, available in the Collection Account on such Payment Date.
“Release Date” means a Payment Date specified by the Borrower in connection with the retransfer of the Receivables under Section 5.04(b).
“Release Price” means an amount equal to the Principal Balance of each Receivable retransferred pursuant to Section 5.04, plus accrued interest on such Receivable (at the related APR), all Breakage Costs and all Hedge Breakage Costs due to the relevant Hedge Counterparties for any termination in whole or in part of one or more transactions related to the relevant Hedging Agreement, as required by the terms of any Hedging Agreement.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA for which the 30-day notice provision has not been waived.
“Required Credit Enhancement Percentage” means, (i) so long as no Termination Event has occurred, no Level 1 Trigger Event and no Weighted Average Factor Event has occurred that has not been cured, 20.00%, (ii) following the occurrence of a Level 1 Trigger Event and until such Level 1 Trigger Event has been cured (and provided no Weighted Average Factor Event has occurred that has not been cured), 30.00%, (iii) following the occurrence of (x) a Weighted

Average Factor Event and until such Weighted Average Factor Event has been cured or (y) a Termination Event, 100.00%.
“Required Lenders” means at a particular time, all Lenders.
“Required Owners” means at a particular time, all Owners.
“Requirements of Law” means for any Person the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or order or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, State or local (including usury laws, the Federal Truth in Lending Act, and Regulations B, U, T, X and Z of the Federal Reserve Board).
“Responsible Officer” means, when used with respect to any Person, any officer of the such Person, including any president, vice president, assistant vice president, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject.
“Revolving Period” means the period commencing on the Closing Date and ending on the earlier to occur of (i) October     , 2013 and (ii) the date of the declaration of the Termination Date pursuant to Section 8.01(b) following the occurrence of a Termination Event.
“Rolling Annualized Net Loss Ratio” means, as of any date of determination after the third Collection Period, the average of the Annualized Net Loss Ratios determined with respect to each of the three Collection Periods immediately preceding such date.
“Rolling Average Delinquency Ratio” means, as of any date of determination after the third Collection Period, the average of the Delinquency Ratios determined with respect to each of the three Collection Periods immediately preceding such date.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.
“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii)(a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Santander Consumer” has the meaning given to such term in the Preamble.

“Schedule of Documents” means the schedule of documents attached hereto as Schedule E.
“Schedule of Receivables” means the schedule of Receivables attached hereto as Schedule C, as updated from time to time in connection with each Funding Request. After the Group A-1/A-2 Effective Date, the Schedule of Receivables will reflect for each Receivable whether that Receivable is in Group A‑1 or Group A‑2.
“Scheduled Payments” means regularly scheduled payments to be made by an Obligor pursuant to the terms of the related Contract.
“Secured Party” means (i) each Lender and (ii) each Hedge Counterparty that is either a Lender or an Affiliate of a Lender if such Affiliate executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.
“Securities Act” means the Securities Act of 1933.
“Securitization” means any (i) financing transaction undertaken by the Borrower or a Special Purpose Affiliate that is secured, directly or indirectly, by all or a portion of the Collateral, (ii) sale, lease or other transfer by the Borrower or a Special Purpose Affiliate of all or a portion of the Collateral or (iii) other asset securitization, secured loan or similar transaction involving all or a portion of the Collateral.
“Securitization Date” means the date upon which a Securitization is consummated.
“Securitization Date Certificate” means a certificate delivered by an Authorized Officer of the Servicer on a Securitization Date indicating that the requirements set forth in this Agreement for a Securitization has been satisfied.
“Securitization Release” means a release executed pursuant to Section 2.15, substantially in the form of Exhibit G hereto.
“Serviced Portfolio” means the Servicer’s owned and serviced portfolio of motor vehicle installment sales contracts and installment loans.
“Servicer” has the meaning given to such term in the Preamble.
“Servicer Advance” means an advance made by the Servicer pursuant to Section 7.05.
“Servicer File” means, with respect to a Receivable, each of the following documents:
(i)    application of the Obligor for credit;
(ii)    a copy (but not the original) of the retail installment contract and security agreement and original amendments to the retail installment contract and security agreement;

(iii)    a copy (but not the original) of the Contract Draft and an electronic copy of the related Note and Security Agreement;
(iv)    the original Certificate of Title with a lien notation or an application therefor (to the extent applicable State law permits or requires the Servicer to hold the Certificate of Title);
(v)    a certificate of insurance or application therefor with respect to the Financed Vehicle securing such Receivable;
(vi)    the invoice for such Financed Vehicle;
(vii)    the Obligor’s order for such Financed Vehicle, if any, and the proof of down payment;
(viii)    a copy of the service contract, if any, on such Financed Vehicle;
(ix)    a copy of the credit life insurance policy, if any, and the credit disability insurance policy, if any, on the Obligor relating to such Financed Vehicle; and
(x)    such other documents as the Servicer customarily retains in its files in order to accomplish its duties under this Agreement.
“Servicer Termination Event” has the meaning given to such term in Section 7.13.
“Servicer Termination Notice” has the meaning given to such term in Section 7.13.
“Servicer Transaction Documents” means all Transaction Documents to which the Servicer is a party or by which it is bound.
“Servicing Fee” means the fee payable to the Servicer in accordance with Section 2.12(b).
“Servicing Fee Rate” means 3.00% per annum.
“Short-Term Rating Requirement” means, with respect to any Person, that such Person has a short-term unsecured debt rating of not less than “A‑1” by Standard & Poor’s and not less than “P-1” by Moody’s.
“Simple Interest Contract” means any Contract under which the portion of a payment allocable to interest and the portion allocable to principal are determined in accordance with the Simple Interest Method.
“Simple Interest Method” means the method of allocating a fixed level payment to principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the fixed rate of interest multiplied by the unpaid principal balance multiplied by the period of time elapsed since the preceding payment of interest was made.

“Solvency Certificate” means a certificate delivered by the Borrower substantially in the form attached hereto as Exhibit H.
“Solvent” means, as to any Person at any time, having a state of affairs such that (i) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
“Special Purpose Affiliate” means any special purpose entity that is an Affiliate of the Borrower and was created for the purpose of one or more Securitizations.
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“State” means any state of the United States or the District of Columbia.
“Static Pool Data” has the meaning given to such term in Section 7.07(c).
“Step-up Margin” has the meaning given to such term in the Fee Letter.
“Subsequent Loan” means each Loan made following the Initial Loan.
“Subsequent Receivable” means each Receivable that becomes a part of the Collateral on any Addition Date.
“Subservicer” means any subservicer appointed by the Servicer and acceptable to the Administrative Agent for the servicing and administration of the Receivables.
“Subsidiary” means, with respect to a Person, any entity with respect to which more than 50% of the outstanding voting securities shall at any time be owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.
“Substitute Receivable” means an Eligible Receivable not previously a part of the Collateral substituted for an Ineligible Receivable pursuant to Section 5.04(a) with a Principal Balance and APR at least equal to that of the Ineligible Receivable being so substituted.
“Successor Servicer” has the meaning given to such term in Section 7.14(b).

“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any Government Authority.
“Termination Date” means the earliest to occur of (i) the Class A‑2 Commitment Termination Date, (ii) the Business Day designated by the Borrower to the Lenders as the Termination Date at any time following 60 days’ prior written notice, (iii) the date of the declaration of the Termination Date pursuant to Section 8.01(b), following the occurrence of a Termination Event, and (iv) the occurrence of an Early Amortization Event.
“Termination Event” has the meaning given to such term in Section 8.01(a).
“Transaction Documents” means this Agreement, the Performance Guaranty, the Purchase Agreement, each Transfer Agreement, the Intercreditor Agreement, each Note, the Fee Letter and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents.
“Transfer Agreement” means a Transfer Agreement in substantially the form attached to the Purchase Agreement as Exhibit A, executed by the Borrower and Santander Consumer in connection with a transfer of Receivables and the related Collateral on any Funding Date.
“Transition Expenses” has the meaning given to such term in Section 7.14(e).
“Two-Year Swap Rate” means, for each Payment Date, the mid-market USD-ISDA-Swap Rate for U.S. Dollar swaps with a maturity of two years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page (or any successor page) as of the close of business, New York City time, of the second Business Day preceding such Payment Date.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“United States” or “U.S.” means the United States of America.
“Unmatured Termination Event” means any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.
“Unreimbursed Servicer Advances” means, at any time, the amount of all previous Servicer Advances (or portions thereof) as to which the Servicer has not been reimbursed as of such time pursuant to Section 2.08.
“Unused Fee” means, with respect to any Payment Date and each Class of Loans, and the related Interest Period, the fee payable by the Borrower in an amount equal to the product of (i) the Unused Fee Rate, (ii) the average daily excess of the Commitment with respect to such Class over the Loans Outstanding with respect to such Class during such Interest Period and (iii) a fraction, the numerator of which is equal to the actual number of days comprising such Interest Period and the denominator of which is 360.

“Unused Fee Rate” has the meaning given to such term in the Fee Letter.
“Upfront Fee” has the meaning given to such term in the Fee Letter.
“Usage Fee Rate” means either the Class A-1 Usage Fee Rate or the Class A-2 Usage Fee Rate as the context requires.
“Weighted Average Factor Event” means, as any date of determination, the occurrence of any of the following events: (A) the weighted average loan-to-value ratio of all Eligible Receivables (other than Excluded Receivables) shall be greater than or equal to 125.00%, (B) the weighted average LFS Score of all Eligible Receivables (other than Excluded Receivables) shall be less than or equal to 530, (C) the weighted average original term to maturity of all Eligible Receivables (other than Excluded Receivables) shall be greater than or equal to 69 months or (D) the weighted average FICO® score of all Eligible Receivables (other than Excluded Receivables) with a FICO® score shall be less than or equal to 565; provided, that, if the determinations set forth in this definition are being made to determine the Group A-1 Required Credit Enhancement Percentage or the Group A‑2 Required Credit Enhancement Percentage on or after the Group A-1/A-2 Effective Date, in each case the determination shall be made using only the Eligible Receivables that are Group A‑1 Receivables or Group A‑2 Receivables, respectively (other than any Group A‑1 Receivables or Group A‑2 Receivables, as applicable, that are Excluded Receivables) as of the applicable date or period. For the avoidance of doubt, the weighted averages used in this definition shall be calculated based on the Net Principal Balance of each applicable Eligible Receivable.
“World Omni” means World Omni Financial Corp.
Section 1.02. Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP.
Section 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.04. Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) ”or” is not exclusive; (iii) ”including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) references to a Person are also to its successors and permitted assigns; (vii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof;

(viii) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (ix) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (x) the term “proceeds” has the meaning set forth in the applicable UCC.

ARTICLE TWO

LOANS
Section 2.01. Loans.
(a)    On the terms and conditions set forth herein, including this Section and Article Four, the Borrower may from time to time on any Business Day during the Revolving Period, request that each Conduit Lender and Committed Lender make an advance (each, a “Loan”) in the amount of each such Conduit Lender’s or Committed Lender’s Lender Advance, to the Borrower on a Funding Date. The Loan made on the Closing Date shall be the Initial Loan, and each Loan made thereafter shall be a Subsequent Loan. Each Loan made under this Agreement shall be funded into one of two tranches which shall be referred to as the “Class A‑1 Loans” and the “Class A‑2 Loans”, respectively, as further provided for herein.
(b)    No later than 4:00 p.m., New York City time, two Business Days prior to a proposed Funding Date, the Borrower shall notify the Administrative Agent of such proposed Funding Date and Loan by delivering to the Administrative Agent:
(i)    a Funding Request, which will include, among other things, the proposed Funding Date, the Principal Amount of the Loan requested, which shall be in an amount at least equal to $1,000,000 or integral multiples of $100,000 in excess thereof and a calculation of the Group A‑1 Borrowing Base and the Group A‑2 Borrowing Base (calculated in each case as of the related Cutoff Date);
(ii)    an updated Schedule of Receivables that includes each Receivable that is the subject of the proposed Loan; and
(iii)    an updated Monthly Loan Tape.
(c)    Following receipt by the Administrative Agent of a Funding Request, and prior to the earlier to occur of the Commitment Termination Date and the Termination Date, (i) each Conduit Lender may, in its sole discretion, make its Lender Advance of any Loan requested by the Borrower pursuant to Section 2.02(c) and (ii) each Committed Lender (if any) severally agrees to make its Lender Advance of any Loan requested by the Borrower, in each case subject to the conditions contained herein, in an aggregate amount equal to the Loan so requested. Prior to the Group A-1/A-2 Effective Date, the Principal Amount of each Loan funded hereunder shall be funded in equal portions as a Class A‑1 Loan and a Class A‑2 Loan, such that the Principal Amount of each Lender Advance shall be (i) the funding of a Class A‑1 Loan in a Principal Amount equal to 50% of the total Principal Amount of that Lender Advance and (ii) the funding of a Class A‑2 Loan in a Principal Amount equal to 50% of the total Principal Amount of that Lender Advance. On and after the Group A-1/A-2 Effective Date, the Principal Amount of each Loan funded hereunder shall be the funding of a Class A‑2 Loan in a Principal Amount equal to 100% of the total Principal Amount of that Lender Advance.

(d)    In no event shall:
(i)    a Committed Lender be required on any date to fund a Principal Amount that would cause its Lender Percentage of (x) the Class A‑1 Loans Outstanding, determined after giving effect to such funding, to exceed its Class A‑1 Commitment or (y) the Class A‑2 Loans Outstanding, determined after giving effect to such funding, to exceed its Class A‑2 Commitment;
(ii)    any Loan be requested on or after the Class A‑1 Commitment Termination Date, unless the Group A‑1 Receivables and Group A‑2 Receivables have been designated pursuant to Section 2.17 (unless all Aggregate Unpaids with respect to the Class A-1 Loans have been paid in full);
(iii)    any Loan be requested hereunder, nor shall any Lender be obligated to fund its Lender Advance of any Loan, to the extent that after giving effect to such Loan either (1) the Class A‑1 Loans Outstanding would exceed the Group A‑1 Borrowing Base or a Group A‑1 Borrowing Base Deficiency would exist or (2) the Class A‑2 Loans Outstanding would exceed Group A‑2 Borrowing Base or a Group A‑2 Borrowing Base Deficiency would exist (calculated using the Aggregate Adjusted Net Principal Balance as of the last day of the Collection Period preceding the most recent Determination Date, or as of the related Cutoff Date in the case of Receivables transferred to the Borrower on such Funding Date or on any prior Funding Date for which the related Cutoff Date is subsequent to the last day of such Collection Period);
(iv)    a Conduit Lender be required to purchase its Lender Advance in excess of its Commitment;
(v)    the Principal Amount of any Loan exceed the Available Amount on such day;
(vi)    a Class A‑1 Loan be funded after the Class A-1 Commitment Termination Date or a Class A‑2 Loan be funded after the Class A-2 Commitment Termination Date; or
(vii)    more than one Loan be funded on any Business Day.
(e)    On and after the Class A-1 Commitment Termination Date, all Receivables added to this Facility shall be allocated to the Group A‑2 Receivables.
Section 2.02. Funding Mechanics.
(a)    If any Funding Request is delivered to the Administrative Agent after 4:00 p.m., New York City time, two Business Days prior to the proposed Funding Date, such Funding Request shall be deemed to be received prior to 4:00 p.m., New York City time, on the next succeeding Business Day and the proposed Funding Date of such proposed Loan shall be deemed to be the second Business Day following such deemed receipt. Each Funding Request shall include a representation by the Borrower that (i) the requested Loan will not, on the Funding Date, exceed (A) the Available Amount or (B) the Aggregate Commitment, less all Loans Outstanding (or on or after the Class A-1 Commitment Termination Date, less all Class A‑2 Loans Outstanding), and (ii) a representation that all conditions precedent to the making of such Loan have been satisfied. Any Funding Request shall be irrevocable and the Borrower may not request that more than one Loan be funded on any Business Day or more than two Loans be funded in any week.
(b)    Each Conduit Lender shall notify the Administrative Agent by 10:00 a.m., New York City time, on the applicable Funding Date whether it has elected to make its Lender Advance offered to it pursuant to Section 2.01. In the event that a Conduit Lender shall not have timely provided such notice, such Conduit Lender shall be deemed to have elected not to make its Lender Advance of such Loan. If a Conduit Lender shall have elected or be deemed to have elected not to make its Lender Advance of such Loan, the Committed Lender shall make available on the applicable Funding Date in an amount equal to the portion of the Loan that such Conduit Lender has not elected to fund, in an amount equal to its share of the Principal Amount to be funded.
(c)    Each Lender’s Lender Advance of a Loan shall be made available to the Administrative Agent, subject to the fulfillment of the applicable conditions set forth in Article Four, at or prior to 1:00 p.m., New York City time, on the applicable Funding Date, by deposit of immediately available funds to an account of the Administrative Agent. The Administrative Agent shall promptly notify the Borrower in the event that any Lender either fails to make such funds available before such time or notifies the Administrative Agent that it will not make such funds available before such time. Subject to the fulfillment of the applicable conditions set forth in Article Four, as determined by the Administrative Agent, the Administrative Agent will not later than 3:00 p.m., New York City time, on such Funding Date make such funds available, in the same type of funds received, by wire transfer thereof to the Borrower’s Account. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article Four are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    In the event that, notwithstanding the fulfillment of the applicable conditions set forth in Article Four hereof with respect to a Loan, a Conduit Lender elected to make an advance on a Funding Date but failed to make its Lender Advance available to the Administrative Agent when required by Section 2.02(c), such Conduit Lender shall be deemed to have rescinded its election to make such advance, and neither the Borrower nor any other party shall have any claim against such Conduit Lender by reason of its failure to timely make such purchase. In any such case, the Administrative Agent shall give notice of such failure not later than 1:30 p.m., New York City time, on the Funding Date to the Borrower, which notice shall specify (i) the identity of such Conduit Lender and (ii) the amount of the Lender Advance which it had elected but failed to make. Subject to receiving such notice, the Committed Lender shall advance a portion of the Principal Amount in an amount equal to the amount described in clause (ii) above, at or before 2:00 p.m., New York City time, on such Funding Date and otherwise in accordance with Section 2.01(d). Subject to the Administrative Agent’s receipt of such funds, the Administrative Agent will not later than 4:00 p.m., New York City time, on such Funding Date make such funds available, in the same type of funds received, by wire transfer thereof to the Borrower’s Account.
(e)    The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
Section 2.03. Reductions of Commitments.
(a)    At any time the Borrower may, upon at least five Business Days’ prior written notice to the Administrative Agent, reduce the Facility Amount, which shall be applied, unless otherwise consented to by the Administrative Agent, pro rata to the outstanding Commitments. The Administrative Agent shall promptly deliver a copy of any notice referred to in the preceding sentence to each applicable Lender. Each partial reduction shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof. Reductions of the aggregate Commitments pursuant to this Section shall be allocated to the Commitment of each Committed Lender and each Conduit Lender, pro rata based on the Lender Percentage represented by such Commitment. Any request for a reduction in the Facility Amount shall be irrevocable and the Borrower shall deliver no more than four such requests in any 12-month period.
(b)    On the Commitment Termination Date for a Committed Lender, the Commitment of such Lender shall be automatically reduced to zero. On the Termination Date, the Commitments of all Lenders shall be automatically reduced to zero.
Section 2.04. Extensions of Commitments.
(a)    So long as no Termination Event has occurred, the Borrower may request in writing, no more than 120 nor fewer than 60 days prior to the applicable Commitment Termination Date, through the Administrative Agent, that the Committed Lender extend its Commitment Termination Date for an additional period as herein provided, which request will be granted or denied by the Committed Lender in its sole discretion and which additional period shall be for such number of days and on such terms as the Borrower and the Committed Lender may agree. On or before the last day of the Election Period, the Committed Lender shall notify the Borrower of such willingness or refusal to so extend the Commitment Termination Date not later than the Business Day following the last day of the Election Period. If (i) the Committed Lender has agreed to extend the Commitment Termination Date and (ii) at the end of the applicable Election Period, no Termination Event shall have occurred and be continuing, the Commitment Termination Date then in effect for the Committed Lender shall be extended to the date which is such number of days following the last day of the Election Period or, if such day is not a Business Day, the next preceding Business Day, as the Borrower and the Committed Lender may have agreed.
(b)    Within two Business Days following the end of an Election Period, the Administrative Agent shall notify each other Lender and the Borrower of the identity of any Dissenting Lender and the amount of its Commitment. The Administrative Agent and the Borrower may (but shall not be required to) request one or more other Lenders to acquire all or a portion of the Commitment of the Dissenting Lender and all amounts payable to it hereunder in accordance with Article Eleven. Each Dissenting Lender hereby agrees to assign all or a portion of its Commitment and the amounts payable to it hereunder to a replacement Lender identified by the Administrative Agent in accordance with the preceding sentence, subject to ratable payment of such Dissenting Lender’s Invested Percentage of the Loans Outstanding, together with all accrued and unpaid interest thereon, and a ratable portion of all fees and other amounts due to it hereunder.
(c)    Within five Business Days following the end of an Election Period, to the extent not acquired pursuant to Section 2.04(b), each Lender that is not a Dissenting Lender shall acquire a pro rata portion of all of the Loans Outstanding owned by the Dissenting Lender. Each Dissenting Lender hereby agrees to assign such Loans Outstanding and the amounts payable to it hereunder to such Lender, together with all accrued and unpaid interest thereon, and a ratable portion of all fees and other amounts due to it hereunder. Notwithstanding the foregoing, in no event shall a Committed Lender be required on any date to purchase a portion of the Loans Outstanding that would cause its Invested Percentage of the Loans Outstanding determined after giving effect to such purchase, to exceed its Commitment.
(d)    Prior to the occurrence of a Termination Event, if a Partial Expiration Event has occurred, the Administrative Agent shall give notice to the Borrower and the Servicer to apply any Collections in accordance with Section 2.08(a)(x) or 2.08(b)(2)(x), pro rata based on the pro rata amounts owing to any Non-Extending Lender as of the date of the related Partial Expiration Event, commencing no later than the first Payment Date which is at least two Business Days following the Commitment Termination Date for the Non-Extending Lender, specifying the amounts thereof.
Section 2.05. The Notes.
(a)    Each Class of Loans made by the Lenders hereunder shall be evidenced by one or more duly executed promissory notes payable to the Administrative Agent on behalf of the Lenders, in an aggregate principal amount not to exceed the Facility Amount, in substantially the form of Exhibit B hereto (the “Class A‑1 Notes” and “Class A‑2 Notes,” respectively, and each, a “Note” and collectively, the “Notes”). Each Note shall be dated the Closing Date and shall otherwise be duly completed. The maturity date of each Class A‑1 Note shall be the [September 12, 2018] Payment Date and of each Class A‑2 Note shall be the [                     ] Payment Date, or in each case such other date as to which the Administrative Agent, with the consent of each Lender, shall notify the Borrower in writing.

(b)    The Administrative Agent is hereby authorized to enter notations (which may be computer generated) on a schedule attached to the Note with respect to each Lender Advance made by each Lender hereunder, regarding (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Administrative Agent to make any such notation on the schedule attached to the Note shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.
(c)    Promptly following the Facility Termination Date, the Administrative Agent shall mark each Note “Paid” and return it to the Borrower.
Section 2.06. Optional Principal Repayments. The Borrower may, prior to the occurrence of a Termination Event, prepay all or any portion of the Loans Outstanding on any day, on 10 Business Days’ prior notice to the Administrative Agent; provided, that (i) the amount prepaid is at least $1,000,000 or integral multiples of $100,000 in excess thereof (unless otherwise agreed to in writing by the Administrative Agent); (ii) [if the prepayment occurs prior to the Class A-1 Commitment Termination Date,] the prepayment is applied on a pro rata basis to the Class A‑1 Loans Outstanding and the Class A‑2 Loans Outstanding; (iii) the Borrower pays to the Administrative Agent, for the account of the Secured Parties, on the date of any such prepayment (a) accrued Interest with respect to the portion of the Loans Outstanding to be prepaid through the date of prepayment, as calculated by the Administrative Agent, and (b) all other Aggregate Unpaids (including all Breakage Costs, all Hedge Breakage Costs and any other amounts payable by the Borrower under or with respect to any Hedging Agreement) payable to any Indemnified Party under this Agreement through the date of such prepayment, including any fees or other amounts payable pursuant to Section 9.01; (iv) the Borrower certifies that following such prepayment, the Borrower will be in compliance with the provisions of this Agreement; and (v) no such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring one or more Hedge Transactions be terminated in whole or in part as a result of any such reduction. Any notice of a prepayment shall be irrevocable. The Administrative Agent shall provide prompt notice to the Lenders following receipt of any notice of intent to prepay.
Section 2.07. Payments.
(a)    The Borrower shall pay Interest on the unpaid Principal Amount of each Loan for the period from the related Funding Date until the date that such Loan shall be paid in full. Interest shall accrue during each Interest Period and be payable on the Loans Outstanding on each Payment Date in accordance with Section 2.08, unless earlier paid pursuant to Section 2.06 or Section 2.15.
(b)    Prior to the declaration of the occurrence of the Termination Date pursuant to Section 8.01(b), (i) each Conduit Lender’s Invested Percentage of the Loans Outstanding shall bear interest for each Interest Period at a rate per annum equal to such Conduit Lender’s Cost of Funds Rate for such Interest Period and (ii) each other Lender’s Invested Percentage of the Loans Outstanding for each Interest Period shall bear interest at a rate per annum equal if such Loan was initially funded by (A) a Lender other than a Conduit Lender, to the Adjusted Eurodollar Rate and (B) a Conduit Lender, to the Alternative Base Rate plus [1.00]%. After the declaration of the occurrence of the Termination Date pursuant to Section 8.01(b), each Lender’s Invested Percentage of the Loans Outstanding shall bear Interest at the Alternative Base Rate plus 2% per annum (in addition to amounts accrued under the applicable Usage Fee Rate and the Step-up Margin). In each case there shall be added to the Interest computed as determined above in this Section 2.07(b), (x) the Class A-1 Usage Fee Rate or the Class A-2 Usage Fee Rate, as applicable, and (y) if either the applicable Commitment Termination Date or the Termination Date has occurred, the Step-up Margin.
(c)    Unless otherwise specified in Section 2.07(b) or an applicable Conduit Supplement, Interest calculated by reference to (i) the Cost of Funds Rate or the LIBOR Rate shall be calculated on the basis of a 360-day year for the actual days elapsed and (ii) the Prime Rate and the Federal Funds Rate shall be calculated on the basis of a 365- or 366-day year, as applicable, for the actual days elapsed. Periodic fees or other periodic amounts payable hereunder shall be calculated, unless otherwise specified in the applicable Conduit Supplement or Assignment and Acceptance, on the basis of a 360-day year and for the actual days elapsed.
(d)    The principal of and Interest on the Notes shall be paid as provided herein and in the Notes. In the case of Notes held by the Administrative Agent on behalf of the Conduit Lenders, the Administrative Agent shall allocate to the Conduit Lenders each payment in respect of the Note received by the Administrative Agent as provided herein. Payments in respect of principal and Interest (including pursuant to Section 2.06) shall be allocated and applied to Owners of such Note based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with the Administrative Agent and the Borrower; provided, that from and after the Commitment Termination Date for each Dissenting Lender until the earlier to occur of (i) the Termination Date and (ii) the date on which the aggregate amount of payments in reduction of Loans Outstanding made after the date of the occurrence of the related Partial Expiration Event equals the Partial Expiration Event Amount, payments pursuant to Section 2.08(a)(x) or 2.08(b)(2)(x) in reduction of the Partial Expiration Event Amount shall be allocated and applied to Non-Extending Lenders and related Conduit Lenders pro rata based on their respective Lender Percentages as of the date of the related Partial Expiration Event.
(e)    The Administrative Agent shall deliver to the Borrower on each Determination Date an invoice, setting forth (i) an estimate of the Interest payable to each Conduit Lender based on the Cost of Funds Rate for the next Interest Period and (ii) the amount of any variation between Interest payable to such Conduit Lender for the preceding Interest Period based on such notices and estimates and accrued but unpaid Interest payable to such Conduit Lender for such Interest Period based on its final determination of the Cost of Funds Rate for such Interest Period. The amount of any shortfall in Interest based on such variation shall be included in the portion of the Subordinated Monthly Interest Payment Amount payable to such Conduit Lender on the Distribution Date related to the next Interest Period, and the amount of any overpayment of interest to such Conduit Lender based on such variation shall be credited against the portion of the Subordinated Monthly Interest Payment Amount otherwise payable to such Conduit Lender for the following Interest Period.
(f)    At or before 3:00 p.m., New York City time, on each Determination Date, each Conduit Lender shall notify the Administrative Agent of (i) its Cost of Funds Rate in effect for the related Interest Period and (ii) if applicable, the date on which the Alternative Base Rate became applicable to its Invested Percentage of the Loans Outstanding or a portion thereof. Each determination by a Conduit Lender of its applicable Cost of Funds Rate pursuant to this Agreement shall be conclusive and binding on the Lenders, the Administrative Agent and the other parties hereto in the absence of manifest error.
(g)    At or before 4:00 p.m., New York City time, on each Determination Date, the Administrative Agent shall determine the Cost of Funds Rates, the Alternative Base Rate and the Base Rate, if applicable, for the related Interest Period. At or before 5:00 p.m. New York City time, on the day that is two Business Days after each Determination Date, the Administrative Agent shall then notify the Borrower of all such rates, including each Cost of Funds Rate. For such purposes, the Administrative Agent may rely conclusively on notices from Conduit Lenders as to the interest rate or rates from time to time applicable to their respective Invested Percentage of the Loans Outstanding. Each determination of the Cost of Funds Rate, the Alternative Base Rate and the Base Rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Lenders and the Borrower in the absence of manifest error.
(h)    Notwithstanding any other provision of this Agreement or the other Transaction Documents, if at any time the rate of interest payable by any Person under the Transaction Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had Applicable Law not limited the interest rate so payable. In no event shall the total Interest received by a Lender under this Agreement and the other Transaction Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.
(i)    Notwithstanding any other provision of this Agreement, if on any Payment Date after the Revolving Period the Aggregate Net Principal Balance of both Groups in the aggregate has declined to an amount equal to or less than 10% of the Facility Amount as of the Closing Date, the Principal Amount of all Loans then outstanding under this Agreement will immediately become due and payable together with all accrued and unpaid Interest thereon.
Section 2.08. Settlement Procedures. (a) On each Payment Date prior to the Group A-1/A-2 Effective Date, the Servicer shall pay (or shall instruct the Qualified Institution then holding the Collection Account to pay) to the following Persons, from the Collection Account to the extent of Available Funds the following amounts in the following order of priority:

(i)    First, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances;
(ii)    Second, to the Servicer, the accrued and unpaid Servicing Fee;
(iii)    Third, if a backup servicer is duly appointed, to the backup servicer, the backup servicer fee;
(iv)    Fourth, if a collateral custodial custodian is duly appointed, to the Collateral Custodian, the collateral custodian fee;
(v)    Fifth, pro rata, to the Administrative Agent (a) the sum for such Payment Date of (1) the Class A-1 Senior Monthly Interest Payment Amount, for ratable distribution to the Lenders of the Class A-1 Loans Outstanding and (2) the Class A-2 Senior Monthly Interest Payment Amount, for ratable distribution to the Lenders of the Class A-2 Loans Outstanding, plus (b) for the ratable payment to the Lenders of each Class of Loans in an amount equal to any accrued and unpaid (1) Breakage Costs relating to any Loans of such Class, (2) net payments due under any Hedging Agreement, if any, relating to the Loans of such Class, (3) Unused Fees relating to such Class and (4) portion of the Upfront Fee due relating to such Class as described in the Fee Letter;
(vi)    Sixth, to any Successor Servicer, any unpaid Transition Expenses payable pursuant to Section 7.14(e);
(vii)    Seventh, to the Administrative Agent for the ratable payment (x) to the Lenders of the Class A-1 Loans, the Class A-1 Monthly Principal Payment Amount for such Payment Date and (y) to the Lenders of the Class A-2 Loans, the Class A-2 Monthly Principal Payment Amount for such Payment Date, to be allocated between each Class of Loans pro rata;
(viii)    Eighth, pro rata to the Administrative Agent the sum for such Payment Date of (1) the Class A-1 Subordinated Monthly Interest Payment Amount, for ratable distribution to the Lenders of the Class A-1 Loans Outstanding and (2) the Class A-2 Subordinated Monthly Interest Payment Amount, for ratable distribution to the Lenders of the Class A-2 Loans Outstanding;
(ix)    Ninth, to the Administrative Agent for the ratable payment to each Lender and each Class of Loans in an amount equal to all other Aggregate Unpaids allocable to the Loans Outstanding of such Class (other than the principal amount of such Loans Outstanding) then due under this Agreement to the Administrative Agent, the Lenders, the Affected Parties or the Indemnified Parties, for the payment thereof;
(x)    Tenth, if a Partial Expiration Event has occurred, to the Administrative Agent the remaining funds to reduce pro rata the portion of the applicable Loans Outstanding constituting the Lender Advances of any Non-Extending Lender, to zero;

(xi)    Eleventh, to the Hedge Counterparty, any Hedge Breakage Costs due but not paid; and
(xii)    Twelfth, any remaining amount shall be distributed to the Borrower.
(b)    On each Payment Date on and after the Group A-1/A-2 Effective Date, the Servicer shall pay (or shall instruct the Qualified Institution then holding the Collection Account to pay) to the following Persons, from the Collection Account:
(1)    to the extent of Available Funds allocable to the Group A‑1 Receivables, the following amounts in the following order of priority:
(i)    First, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances, allocable to the Group A‑1 Receivables;
(ii)    Second, to the Servicer, the accrued and unpaid Servicing Fee allocable to the Group A-1 Receivables;
(iii)    Third, if a backup servicer is duly appointed, to the backup servicer, the backup servicer fee allocable to the Group A-1 Receivables;
(iv)    Fourth, if a collateral custodial custodian is duly appointed, to the Collateral Custodian, the collateral custodian fee allocable to the Group A-1 Receivables;
(v)    Fifth, pro rata, to the Administrative Agent for the ratable payment to the Lenders of the Class A-1 Loans (a) the Class A-1 Senior Monthly Interest Payment Amount for such Payment Date plus (b) an amount equal to any accrued and unpaid (1) Breakage Costs relating to any Loans of such Class, (2) net payments due under any Hedging Agreement, if any, relating to the Loans of such Class, (3) Unused Fees relating to such Class and (4) portion of the Upfront Fee due relating to such Class as described in the Fee Letter;
(vi)    Sixth, to any Successor Servicer, the pro rata share allocable to the Group A-1 Receivables (based on the ratio of the Principal Amount of the Class A-1 Loans Outstanding to the Principal Amount of the total Loans Outstanding on such date) of any unpaid Transition Expenses payable pursuant to Section 7.14(e);
(vii)    Seventh, to the Administrative Agent for the ratable payment to the Lenders of the Class A-1 Loans, in an amount equal to the Class A-1 Monthly Principal Payment Amount for such Payment Date;
(viii)    Eighth, to the Administrative Agent for the ratable payment to the Lenders of the Class A-1 Loans, the Class A-1 Subordinated Monthly Interest Payment Amount for such Payment Date;

(ix)    Ninth, to the Administrative Agent for the ratable payment to the Lenders of the Class A-1 Loans in an amount equal to all other Aggregate Unpaids allocable to the Class A-1 Loans (other than the Principal Amount of such Loans Outstanding) then due under this Agreement to the Administrative Agent, the Lenders, the Affected Parties or the Indemnified Parties, for the payment thereof (such amounts under this clause (ix), if not otherwise allocated specifically to the Class A-1 Loans pursuant to this Agreement to be allocated on a pro rata basis, based on the ratio of the Principal Amount of the Class A-1 Loans Outstanding to the Principal Amount of the total Loans Outstanding on such date);
(x)    Tenth, [Reserved]; and
(xi)    Eleventh, any remaining amounts to be applied as Available Funds allocable to the Group A-2 Receivables pursuant to Section 2.08(b)(2); and
(2)    to the extent of Available Funds allocable to the Group A-2 Receivables, the following amounts in the following order of priority:
(i)    First, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances, allocable to the Group A-2 Receivables,
(ii)    Second, to the Servicer, the accrued and unpaid Servicing Fee allocable to the Group A-2 Receivables;
(iii)    Third, if a backup servicer is duly appointed, to the backup servicer, the backup servicer fee allocable to the Group A-2 Receivables;
(iv)    Fourth, if a collateral custodial custodian is duly appointed, to the Collateral Custodian, the collateral custodian fee allocable to the Group A-2 Receivables;
(v)    Fifth, pro rata, to the Administrative Agent for the ratable payment to the Lenders of the Class A-2 Loans (a) the Class A-2 Senior Monthly Interest Payment Amount for such Payment Date plus (b) an amount equal to any accrued and unpaid (1) Breakage Costs relating to any Loans of such Class, (2) net payments due under any Hedging Agreement, if any, relating to the Loans of such Class, (3) Unused Fees relating to such Class and (4) portion of the Upfront Fee due relating to such Class as described in the Fee Letter;
(vi)    Sixth, to any Successor Servicer, the pro rata share allocable to the Group A-2 Receivables based on the ratio of the Principal Amount of the Class A-2 Loans Outstanding to the Principal Amount of the total Loans Outstanding on such date) of any unpaid Transition Expenses payable pursuant to Section 7.14(e);

(vii)    Seventh, to the Administrative Agent for the ratable payment to the Lenders of the Class A-2 Loans, in an amount equal to the Class A-2 Monthly Principal Payment Amount for such Payment Date;
(viii)    Eighth, to the Administrative Agent for the ratable payment to the Lenders of the Class A-2 Loans the Class A-2 Subordinated Monthly Interest Payment Amount for such Payment Date;
(ix)    Ninth, to the Administrative Agent for the ratable payment to the Lenders of the Class A-2 Loans in an amount equal to all other Aggregate Unpaids allocable to the Class A-2 Loans (other than the Principal Amount of such Loans Outstanding) then due under this Agreement to the Administrative Agent, the Lenders, the Affected Parties or the Indemnified Parties, for the payment thereof (such amounts under this clause (ix), if not otherwise allocated specifically to the Class A-2 Loans pursuant to this Agreement to be allocated on a pro rata basis, based on the ratio of the Principal Amount of the Class A-2 Loans Outstanding to the Principal Amount of the total Loans Outstanding on such date);
(x)    Tenth, if a Partial Expiration Event has occurred, to the Administrative Agent the remaining funds to reduce pro rata the portion of the Class A-2 Loans Outstanding constituting the Lender Advances of any Non-Extending Lender, to zero;
(xi)    Eleventh, to any amounts unpaid with respect to clauses (i) through (x) of Section 2.08(b)(1) that remain unpaid after giving effect to the distributions of Available Funds allocable to the to the Group A-1 Receivables on such Payment Date; provided, that if a Group A-1 Borrowing Base Deficiency exists on such Payment Date, any amounts allocated pursuant to this clause Eleventh shall not be less than the amount necessary to cure such Group A-1 Borrowing Base Deficiency; and provided, further, that if the Termination Date has occurred any remaining amounts available pursuant to this clause Eleventh shall be applied, after giving effect to the distributions of Available Funds allocable to the Group A-1 Receivables on such Payment Date, to reduce the Principal Amount of the Class A-1 Loans Outstanding to zero;
(xii)    Twelfth, to the Hedge Counterparty, any Hedge Breakage Costs due but not paid related to the Class A-2 Loans; and
(xiii)    Thirteenth, any remaining amount shall be distributed to the Borrower.
[In determining amounts pursuant to this Section 2.08(b) allocable or related to the Group A-1 Receivables and the Group A-2 Receivables, to the extent a determination cannot otherwise reasonably be made by the Servicer after consultation with the Administrative Agent, such amounts shall be allocated pro rata based on the Principal Balance of the Receivables in each Group.]

Section 2.09. Mandatory Payments. The Borrower promises to pay to the Administrative Agent for the account of each Lender, (i) upon the written request of the Administrative Agent, all Breakage Costs, the amount of which shall determined by a Lender, set forth in a written notice to the Borrower and shall be conclusive absent manifest error and (ii) all other amounts required to be paid by the Borrower in accordance herewith.
Section 2.10. Payments, Computations, Etc.
(a)    Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m., New York, New York time, on the day when due in Dollars in immediately available funds to the account or accounts specified by the Administrative Agent and Lenders. Except as otherwise provided in Section 2.07, the Borrower shall, to the extent permitted by law, pay to the Lender interest on all amounts not paid or deposited when due hereunder at 2.00% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate.
(b)    Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, except in the case where the next succeeding Business Day would occur in the succeeding calendar month, in which case such payment shall be due on the preceding Business Day or (ii) is received after 11:00 a.m., New York, New York time, such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.
(c)    If any Loan requested by the Borrower and approved by a Lender and the Administrative Agent pursuant to Section 2.01 is not, for any reason made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any reasonable loss, cost or expense incurred by such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.
(d)    All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.
(e)    To the extent that (i) any Person makes a payment to any party hereto or (ii) any party hereto receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the related party hereto, as the case may be.
Section 2.11. Collections and Allocations; Investment of Funds.
(a)    On or before the Closing Date or the applicable Funding Date (with respect to Subsequent Receivables), the Borrower or the Servicer shall have instructed all related Obligors to make all payments in respect of the related Receivables to the Lockbox; provided, that with respect to any Receivables purchased by Santander Consumer from or through an Approved Origination Channel, payments received from Obligors will be deposited into the Master Collection Account within two Business Days of receipt.
(b)    On or before the Closing Date or the applicable Funding Date (with respect to Subsequent Receivables), provided that (i) no Termination Event or Servicer Termination Event has occurred, (ii) Santander Consumer is the Servicer, (iii) the Performance Guaranty is in full force and effect and (iv) Banco Santander (SA) satisfies the Short-Term Rating Requirement, the Borrower or the Servicer shall have instructed all related Obligors to make all payments in respect of the related Receivables to the Lockbox; provided, that with respect to any Receivables purchased by Santander Consumer from or through an Approved Origination Channel, payments received from Obligors will be deposited into the Master Collection Account within two Business Days of receipt. All payments received from Obligors will in all events be deposited into the Master Collection Account within two Business Days of receipt.
(c)    The Servicer shall transfer, or cause to be transferred, Collections in the form of immediately available funds to the Collection Account (i) so long as the Monthly Remittance Condition is satisfied, no later than the Business Day prior to the related Payment Date or (ii) if the Monthly Remittance Condition is not satisfied, as soon as possible, but in no event later than the close of business on the second Business Day after such Collections are deposited into the Master Collection Account. Each of the Servicer and the Borrower shall promptly (but in no event later than two Business Days after the receipt thereof) deposit all Collections received by it in the Master Collection Account. The Servicer shall make such deposits or payments on the date indicated therein by electronic funds transfer, in immediately available funds.
(d)    On the Closing Date and on each Funding Date, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections available after the applicable Cutoff Date and through and including the Closing Date or Funding Date, as the case may be, in respect of Receivables pledged on such date.
(e)    To the extent there are uninvested amounts on deposit in the Collection Account, such amounts shall be invested in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected (i) prior to the occurrence of any Termination Event, by the Borrower or (ii) from and after the occurrence of any Termination Event, by the Administrative Agent. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower.

Section 2.12. Fees.
(a)    The Borrower hereby agrees to pay to the Administrative Agent, for the account of the Lenders monthly in arrears, the Upfront Fee and the Unused Fee from the Collection Account in accordance with Section 2.08. The Upfront Fee will be fully earned on the Closing Date and will be paid as set forth in the Fee Letter.
(b)    The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.08, which fee shall be equal to the product of (i) the Servicing Fee Rate and (ii) the Aggregate Principal Balance of the Receivables (including Delinquent Receivables but excluding Receivables that have been released pursuant to Section 5.04(a)) as of the first day of the related Collection Period multiplied by the actual number of days from and including the prior Payment Date (or in the case of the first Payment Date, the Closing Date) to but excluding the current Payment Date, divided by 360 (allocable on and after the Group A-1/A-2 Effective Date between the Group A-1 Receivables and the Group A-2 Receivables as set forth in Section 2.08(b)).
(c)    Any backup servicer and Collateral Custodian shall be entitled to receive any accrued and unpaid fees due to them, respectively, in accordance with Section 2.08.
(d)    The Borrower shall have paid to the Administrative Agent, on or before the Closing Date, any reasonable out-of-pocket expenses (including any fees charged by a nationally recognized statistical rating organization in connection with reviewing the transactions contemplated by this Agreement) in immediately available funds.
(e)    The Borrower shall pay to Sidley Austin LLP on the Closing Date, its estimated reasonable fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of such counsel within ten Business Days after receiving an invoice for such amounts.
Section 2.13. Increased Costs; Capital Adequacy; Illegality; Rating Requests.
(a)    If either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by a Lender, a Credit Provider or any of their respective Affiliates (each, an “Affected Party”) with any guideline or request from any central bank or other governmental agency or authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to a Loan hereunder, or on any payment made hereunder, (B) impose any cost pursuant to Section 2.13(f), (C) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Federal Reserve Board, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party, (D) impose any other condition affecting a Loan or a Lender’s rights hereunder or (E) result in an Accounting Based Consolidation Event, the result of which is (1) a fee, expense, internal capital charge or other imputed cost allocable to any

Affected Party, (2) any increased cost charged to any Affected Party or (3) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.
(b)    If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request, (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy, including Basel II, or (iii) an Accounting Based Consolidation Event occurs that has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.
(c)    If as a result of any event or circumstance similar to those described in Section 2.13(a) or 2.14(b), any Affected Party is required to compensate a Credit Provider in connection with this Agreement or the funding or maintenance of Loans hereunder, then within 30 days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any such amounts paid by it.
(d)    In determining any amount provided for in this Section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.
(e)    If a Lender shall notify the Administrative Agent that a Eurodollar Disruption Event as described in clause (i) of the definition of “Eurodollar Disruption Event” has occurred, the Administrative Agent shall in turn so notify the Borrower, whereupon all Loans in respect of which Interest accrues at a rate based upon the LIBOR Rate shall immediately be converted into Loans in respect of which Interest accrues at the Alternative Base Rate.
(f)    If any Owner or the Committed Lender has, or anticipates having, any claim for compensation under the FAS 167 Rules against the Borrower, and such Owner or Committed Lender believes that having the transactions contemplated by this Agreement publicly rated by a Rating Agency or qualifying under the supervisory formula approach under Basel II would reduce the amount of such compensation by an amount deemed by such Owner or Committed Lender to be material, such Owner or Committed Lender shall provide a Rating Request to the

Borrower and the Servicer. The Committed Lender may also provide a Rating Request to the Borrower and the Servicer at any other time after the Commitment Termination Date. The Borrower and the Servicer shall cooperate with such Owner or Committed Lender’s efforts to obtain a credit rating from the Rating Agency specified in the Rating Request at the level that reasonably reflects the economics and credit of the Loans at the time of such request, and shall provide directly or through distribution to the Administrative Agent or Owner any information such Rating Agency may require for purposes of providing and monitoring the credit rating. The Committed Lender shall pay the initial fees payable to the Rating Agency in connection with a Rating Request, and the Servicer shall pay any subsequent or ongoing fees. If a credit rating from each Rating Agency specified in the Rating Request that reasonably reflects the economics and credit of the Loans at the time of such request shall not have been obtained within 60 days following delivery of any Rating Request, the Commitment Termination Date shall be deemed to have occurred until such time as such a credit rating is obtained.
Section 2.14. Taxes.
(a)    All payments made by the Obligor with respect to any Receivable and by the Borrower in respect of any Loan and all other payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by Applicable Law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to each Lender will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to Taxes related to the net income or franchise taxes imposed on a Lender, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which such Lender is organized or is paying Taxes as of the Closing Date. If a Lender pays any Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section, the Borrower shall promptly reimburse such Lender in full.
(b)    The Borrower will indemnify each Lender for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including any Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Lender making a demand for indemnity payment hereunder shall provide the Borrower with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender stating or otherwise evidencing that it has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten days from the date a Lender makes written demand therefor.

(c)    Within 30 days after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower will furnish to the Administrative Agent at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.
(d)    If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall, to the extent that it may then do so under Applicable Law, deliver to the Borrower, with a copy to the Administrative Agent, (i) within 15 days after the date hereof, or, if later, the date on which such Lender becomes a Lender hereunder one (or such other number as may from time to time be prescribed by Applicable Law) duly completed copy of Internal Revenue Service Form W‑8ECI or Form W‑8BEN (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section, one copy (or such other number as may from time to time be prescribed by Applicable Law) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law to permit the Borrower to make payments hereunder for the account of such Lender, without deduction or withholding of United States federal income or similar Taxes.
(e)    For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or statement described in Section 2.14(d) (other than if such failure is due to a change in law occurring after the Closing Date), such Lender shall not be entitled to indemnification under Section 2.14(a) or 2.14(b) with respect to any Taxes.
(f)    Within 30 days of the written request of the Borrower therefor, each Lender shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) each Lender shall not be required to deliver such certificates, forms or other documents if in its sole discretion it is determined that the deliverance of any such certificate, form or other document would have a material adverse affect on such Lender and (ii) the Borrower shall reimburse such Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.
(g)    If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Loans hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section, then within ten days after demand by the Lenders, the Borrower shall pay to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.
Section 2.15. Securitizations.
(a)    On any Business Day, the Borrower shall have the right to prepay all or (subject to clause (vii) below) a portion of the Loans Outstanding and require the Administrative Agent to release its security interest and Lien on the related Receivables in connection with a Securitization, subject to the following terms and conditions:
(i)    The Borrower shall have given the Administrative Agent at least 15 Business Days’ prior written notice of its intent to effect a Securitization.
(ii)    Unless a Securitization is to be effected on a Payment Date (in which case the relevant calculations with respect to such Securitization shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Administrative Agent a Securitization Date Certificate and an updated Monthly Loan Tape, together with evidence to the reasonable satisfaction of the Administrative Agent that the Borrower shall have sufficient funds on the related Securitization Date to effect such Securitization in accordance with this Agreement, which funds may come from the proceeds of sales of the Receivables in connection with such Securitization (which sales must be made in arm’s-length transactions to Persons other than Santander Consumer).
(iii)    On the related Securitization Date, the following shall be true and correct and the Borrower shall be deemed to have certified that after giving effect to the Securitization and the release to the Borrower of the related Receivables on the related Securitization Date, (A) the 31-60 Day Delinquency Ratio and the 61-90 Day Delinquency Ratio after giving effect to such Securitization shall be less than or equal to such ratio immediately prior to such Securitization (determined on and after the Group A-1/A-2 Effective Date both with respect to the Group A-1 Receivables and the Group A-2 Receivables), (B) no adverse selection procedure shall have been used by the Borrower with respect to the Receivables that will remain subject to this Agreement after giving effect to the Securitization, (C) the representations and warranties contained in Section 5.01 and 5.02 are true and correct in all material respects, except to the extent relating to an earlier date, (D) neither an Unmatured Termination Event nor a Termination Event has occurred or results from such Securitization and (E) there shall not exist a Group A-1 Borrowing Base Deficiency or a Group A-2 Borrowing Base Deficiency and, if such Securitization Date occurs during any calendar month prior to the Determination Date for such calendar month, there shall be no reason to conclude that a Group A-1 Borrowing Base Deficiency or a Group A-2 Borrowing Base Deficiency will be determined to exist on such Determination Date. Notwithstanding any other provision of this Agreement, on the related Securitization Date, upon the written instructions of the Borrower, the Administrative Agent shall release from its Lien, any and all Delinquent Receivables, Defaulted Receivables and Charged-off Receivables designated in such instructions, without any payment by the Borrower in respect of the Principal Balances of such released Receivables.
(iv)    On the related Securitization Date, the Administrative Agent shall have received, for the benefit of the Lenders and the Hedge Counterparties, as applicable, in immediately available funds, (A) for the portion of the aggregate Loans Outstanding to be prepaid, 100% for the principal amount of the Loans Outstanding that are being prepaid (which amount shall be not less than the reduction in the principal amount of the

Loans Outstanding that will be necessary so that no Group A-1 Borrowing Base Deficiency or Group A-2 Borrowing Base Deficiency will exist after giving effect to such Securitization), (B) an amount in respect of Interest equal to the product of (i) the weighted average APR of the Receivables that are to be released on such Securitization Date, weighted on the basis of the Aggregate Net Principal Balance of such Receivables divided by 12 and (ii) the Aggregate Net Principal Balance of the Receivables that are to be released on such Securitization Date, (C) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Lenders and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including Breakage Costs and Hedge Breakage Costs) and (D) all other Aggregate Unpaids with respect thereto. The amount paid pursuant to (1) clause (A) shall be applied on such Securitization Date to the payment of principal on the Loans Outstanding (allocated on and after the Group A-1/A-2 Effective Date, to the Class A-1 Loans and the Class A-2 Loans, based on the pro rata portion of the Group A-1 Receivables and the Group A-2 Receivables, respectively, to which the Receivables in connection with such Securitization relate), (2) clause (B) shall be deposited in the Collection Account to be applied as Available Funds pursuant to Section 2.08 on the next Payment Date (or on such Payment Date, if the Securitization Date is on a Payment Date) and (3) clauses (C) and (D) shall be paid to the Persons to whom such amounts are to be owed on such Securitization Date.
(v)    On or prior to the related Securitization Date, the Borrower shall have delivered to the Administrative Agent a list specifying all Contracts under which the Receivables not to be released pursuant to such Securitization arose.
(vi)    On or prior to the related Securitization Date, the Borrower shall have deposited to the Collection Account an amount equal to all Unreimbursed Servicer Advances associated with the Receivables to be released.
(vii)    Any partial prepayment of the Loans Outstanding occurring after the Termination Date shall occur only if the Administrative Agent provides its prior written consent.
(b)    The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent and the Lenders in connection with any Securitization (including expenses incurred in connection with the release of the Lien of the Administrative Agent, the Lenders and any other party having such an interest in the Receivables in connection with such Securitization).
(c)    In connection with any Securitization, on the related Securitization Date, subject to satisfaction of the conditions referred to in this Section, the Administrative Agent shall, at the expense of the Borrower, (i) execute such instruments of release with respect to the portion of the Receivables (and the other related Collateral) to be released to the Borrower, including a Securitization Release, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any portion of the Receivables (and the other related Collateral) to be released to the

Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Servicer to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent on the portion of the Receivables (and the other related Collateral) to be released to the Borrower and deliver to the Borrower such Receivables and related Collateral.
Section 2.16. Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Notes owned by it any payment in excess of its Invested Percentage in such payment, such Lender shall immediately (i) notify the Administrative Agent of such fact and (ii) purchase from the other Lenders such participations made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata (based on the Lender Percentage of each Lender) with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (a) the amount of such paying Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section.
Section 2.17. Facility Reduction Date.
(a)    The Receivables as of the Class A-1 Commitment Termination Date shall be divided by the Servicer into two (2) substantially identical sub-groups as approved by the Administrative Agent in its sole reasonable discretion. The characteristics of each sub-group shall be equivalent in all material respects, including the following: (1) aggregate Principal Balance, (2) aggregate Net Principal Balance of the Eligible Receivables in each sub-group, (3) Delinquency Ratio; (4) percentage of each sub-group by Principal Balance that are Defaulted Receivables, 31-60 Day Delinquent Receivables, 31-90 Day Delinquent Receivables and that are otherwise Eligible Receivables; (5) State concentrations; (6) weighted average, and range, among the Eligible Receivables in each sub-group of loan-to value ratio, LFS Score, FICO Score, original and remaining term to maturity, interest rate, new/used Financed Vehicle, and (7) any other characteristics (whether current or historical) that are cited by the Administrative Agent in its sole reasonable discretion as being material to it as an investor. Upon approval of the division of the Receivables as described above, the Administrative Agent shall designate one of the groups “Group A-1” and the other group the “Group A-2” (such designation, the “Group A-1/A-2 Designation”).
(b)    The Administrative Agent shall be entitled to no less than 15 days from the time it receives readable loan tapes in electronic form from the Servicer representing the Servicer’s proposed division of the Receivables into two (2) substantially identical groups in accordance with this Section to analyze the Servicer’s proposed division in accordance with this Section; if changes to the loan tapes are made during that period (regardless of whether such changes are requested by the Administrative Agent) the Administrative Agent shall be entitled to such additional time as it may reasonably need to complete its analysis of the Servicer’s division in accordance with this Section.
(c)    As set forth in this Agreement, following the Group A-1/A-2 Designation pursuant to this Section, notwithstanding anything in this Agreement to the contrary, all reporting pursuant to Section 7.07 shall be made by the Servicer by providing all of the information and reporting required thereunder separately with respect to each of the Group A-1 Receivables and the Group A-2 Receivables.
Section 2.18. [Reserved].
Section 2.19. [Reserved].

ARTICLE THREE

SECURITY
Section 3.01. Collateral.
(a)    The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law. As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations, the Borrower hereby grants to the Administrative Agent, as agent for the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now existing or owned or hereafter arising or acquired by the Borrower (collectively, the “Collateral”):
(i)    the Receivables and the related Contracts, whether now existing or hereafter acquired, and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;
(ii)    all of the Borrower’s interest in the related Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any such Financed Vehicle and each security interest in each such Financed Vehicle, whether now existing or hereafter acquired, securing the related Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;
(iii)    the Account Collateral;
(iv)    the Borrower’s rights to the Master Collection Account;
(v)    all Hedge Collateral, whether now existing or hereafter acquired;
(vi)    all Receivable Files, all Servicer Files and the Schedule of Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Borrower in and to the documents, agreements and instruments included in the Receivable Files and Servicer Files, including rights of recourse of the Borrower against the related Originators and/or any Dealer;
(vii)    all of the Borrower’s interest in all Records, documents and writings evidencing or related to the Receivables or the Contracts;
(viii)    all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to the related Financed Vehicles, including any monies collected from whatever source in connection with any default of an Obligor with respect to such Financed Vehicles and any proceeds from claims or refunds of premiums on any Insurance Policy, whether now existing or hereafter acquired, and all proceeds thereof;
(ix)    all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Receivables, whether pursuant to the related Contracts or otherwise;
(x)    all of the Borrower’s interest in all rights to payment under all servicer contracts and other contracts and agreements associated with the Receivables and all of the Borrower’s interest in all recourse rights against all related Dealers (excluding any rights in any Dealer reserve and rights under all related Dealer Agreements);
(xi)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Receivables, whether now existing or hereafter acquired, and the related Financed Vehicles, whether now existing or hereafter acquired;
(xii)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(xiii)    all of the Borrower’s right, title and interest in and to the Purchase Agreement (including each Transfer Agreement) and remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the Purchase Agreement; and
(xiv)    all income and proceeds of the foregoing.
(b)    The grant under this Section does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) none of the Administrative Agent or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c)    Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Person shall be Collateral.
Section 3.02. Release of Collateral; No Legal Title.
(a)    At the same time as any Contract (i) expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Master Collection Account or (ii) has been prepaid in full and all amounts in respect thereof have been paid by the related Obligor and deposited in the Master Collection Account and subsequently deposited into the Collection Account, the Administrative Agent will, to the extent requested by the Servicer, release its interest in such Contract and the related Collateral. In connection with any sale of a Financed Vehicle on or after the occurrence of an event described in clauses (i) or (ii) above or in connection with a Defaulted Receivable, after the deposit by the Servicer of the proceeds of such sale into the Master Collection Account and subsequent deposit within two Business Days thereafter into to the Collection Account, the Administrative Agent will, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Financed Vehicle; provided, that the Administrative Agent will not make any representation or warranty, express or implied, with respect to any such Financed Vehicle in connection with such sale or transfer and assignment. Nothing in this Section shall diminish the Servicer’s obligations pursuant to Section 7.03(c) with respect to the proceeds of any such sale.
(b)    Upon (i) reallocation of the Receivables and related Collateral in connection with a Securitization or (ii) the Facility Termination Date, the Administrative Agent, at the Borrower’s expense, upon payment in full of the related Aggregate Unpaids, shall execute and file such partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to effectuate the release of the relevant portion of the Collateral.
(c)    The Administrative Agent will not, except as may result from the exercise of its remedies hereunder, have legal title to any part of the Collateral on the Facility Termination Date and will have no further interest in or rights with respect to the Collateral.
Section 3.03. Protection of Security Interest; Administrative Agent, as Attorney-in-Fact.
(a)    The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Administrative Agent may deem necessary, to perfect, protect or more fully evidence the security interest granted to the Administrative Agent in the Receivables and the other Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder.
(b)    If the Borrower fails to perform any of its obligations hereunder after three Business Days’ notice from the Administrative Agent or any Secured Party, the Administrative

Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the reasonable costs and expenses of the Administrative Agent or such Secured Party incurred in connection therewith shall be payable as provided in Article Nine. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent, as its attorney-in-fact to act on behalf of the Borrower, (i) to execute or cause to be executed on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Receivables and the other Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables and the other Collateral, as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Receivables and the other Collateral. This appointment is coupled with an interest and is irrevocable.
Section 3.04. Assignment of the Purchase Agreement. The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement (including each Transfer Agreement). The Borrower confirms that the Administrative Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement or any Transfer Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the Purchase Agreement or any Transfer Agreement. The Borrower further confirms and agrees that such assignment to the Administrative Agent shall terminate upon the Facility Termination Date; provided, however, that the rights of the Administrative Agent and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by Santander Consumer pursuant to the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement, shall be continuing and shall survive any termination of such assignment.
Section 3.05. Waiver of Certain Laws. Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

ARTICLE FOUR

CONDITIONS OF CLOSING AND LOANS
Section 4.01. Conditions to Closing and Initial Loan. The Closing Date shall not occur and no Lender shall be obligated to make any Lender Advance hereunder on the occasion of the Initial Loan, nor shall any Lender, the Administrative Agent or any other party hereto be obligated to take, fulfill or perform any other action hereunder, until, in the case of (i) the Closing Date, the conditions set forth in clauses (a) (with respect to the executed Transaction Documents (other than the Hedging Agreement only), (b), (c) (d), (e) and (f) and (ii) the Initial Loan, all of the following conditions, after giving effect to the proposed Loan, in each case, have been satisfied, in the sole discretion of the Administrative Agent:
(a)    Each Transaction Document shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those specified in the Schedule of Documents, each in form and substance satisfactory to the Administrative Agent.
(b)    The Administrative Agent shall have received (i) satisfactory evidence that the Borrower, and Santander Consumer (including but not limited to its capacity as Servicer), have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower and Santander Consumer (including but not limited to its capacity as Servicer), in form and substance satisfactory to the Administrative Agent, affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or Officer’s Certificate shall in no way limit the recourse of the Administrative Agent or any Secured Party against Santander Consumer or the Borrower for a breach or Santander Consumer’s or the Borrower’s representation or warranty that all such consents and approvals have, in fact, been obtained.
(c)    The Borrower and Santander Consumer (including but not limited to its capacity as Servicer) shall each be in compliance in all material respects with all Applicable Laws and shall have delivered an Officer’s Certificate to the Administrative Agent as to this and other closing matters.
(d)    The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder, and shall have reimbursed each Lender and the Administrative Agent for all fees, costs and expenses of closing the transaction contemplated hereunder and under the other Transaction Documents, including the attorney fees and any other legal and document preparation costs incurred by any Lender and/or the Administrative Agent.

(e)    No Termination Event or Unmatured Termination Event shall have occurred.
(f)    No Servicer Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.
(g)    No adverse selection procedures were used by the Borrower with respect to the Receivables.
(h)    The Borrower shall have provided to the Administrative Agent such updated historical performance data and other data as to the performance and characteristics of the Receivables as the Administrative Agent may reasonably require.
(i)    The Hedging Agreement, to the extent required pursuant to Section 6.03, shall be in effect.
Section 4.02. Conditions Precedent to All Loans. Each request for a Loan by the Borrower to a Lender shall be subject to the conditions set forth in Section 4.01 and the further conditions precedent that:
(a)    With respect to any Loan (including the Initial Loan), the Servicer shall have delivered to the Administrative Agent, on or prior to the date of such Loan in form and substance satisfactory to the Administrative Agent, (i) a Funding Request and (ii) in the case of Receivables being added to the Collateral, a Transfer Agreement (including the Schedule of Receivables attached thereto) dated within ten days prior to the date of such Loan (other than the Initial Loan, in which case such items shall be dated within five days prior to the date of such Initial Loan) and containing such additional information as may be reasonably requested by the Administrative Agent.
(b)    On the date of such Loan, the following shall be true and correct and the Borrower shall be deemed to have certified that, after giving effect to the proposed Loan and pledge of the Collateral:
(i)    the representations and warranties contained in Sections 5.01 and 5.02 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;
(ii)    no event has occurred and is continuing, or would result from such transaction that constitutes (i) a Termination Event or Unmatured Termination Event or (ii) a Servicer Termination Event or any event that with the giving of notice of the lapse of time, or both, would constitute a Servicer Termination Event;
(iii)    on and as of such day, after giving effect to such transaction, the amount of such Loan and the aggregate amount of all Loans of such Class does not exceed the Group A-1 Borrowing Base or the Group A-2 Borrowing Base, as the case may be (calculated using the Aggregate Adjusted Net Principal Balance as of the last day of the preceding Collection Period, or, with respect to the Receivables added to the Collateral following the last day of such Collection Period, but prior to or on such date of determination, the related Cutoff Date);
(iv)    on and as of each such day, the Borrower and the Servicer each has performed all of the agreements contained in this Agreement and the other Transaction Documents to be performed by it at or prior to such day; and
(v)    no law or regulation shall prohibit, and no order, judgment or decree of any federal, State or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Loan by the Lenders in accordance with the provisions hereof.
(c)    The Borrower shall have delivered each related Receivable File to the Servicer.
(d)    After giving effect to such transaction, the Net Spread (prior to the Group A-1/A-2 Effective Date, with respect to all Eligible Receivables and on and after the Group A-1/A-2 Effective Date, with respect to each Group) is no less than the Minimum Net Spread.
(e)    No adverse selection procedures were used by the Borrower with respect to the Receivables.
(f)    The Borrower shall have delivered to the Administrative Agent a Solvency Certificate.
(g)    The Borrower shall be in compliance with Section 6.03 of this Agreement and with all requirements of any Hedging Agreement required thereby.
(h)    On the date of such transaction, the Administrative Agent shall have received such other approvals, opinions, information or documents as the Administrative Agent may reasonably require.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES
Section 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants, as of the Closing Date and as of each Addition Date:
(a)    Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company, and the Member has been duly organized and is validly existing as a corporation, in each case in good standing under the laws of the State of Delaware and the State of Illinois, respectively, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own, sell and pledge the Receivables and the other Collateral.
(b)    Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company and the Member is duly qualified to do business and is in good standing as a corporation, and, in each case, has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale, pledge and servicing of the Receivables).
(c)    Power and Authority; Due Authorization. The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver the Borrower Transaction Documents, (B) carry out the terms of the Borrower Transaction Documents and (C) grant the security interest in the Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of the Borrower Transaction Documents and the grant of the security interest in the Collateral on the terms and conditions herein and therein provided.
(d)    No Violation. The consummation of the transactions contemplated by the Borrower Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Formation Documents or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
(e)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of any Borrower Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Borrower Transaction Documents or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(f)    All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Borrower of the Borrower Transaction Documents have been obtained.
(g)    Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Borrower.
(h)    Solvency. The transactions contemplated by the Borrower Transaction Documents do not and will not render the Borrower not Solvent.
(i)    Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Lenders were utilized by the Borrower in identifying and/or selecting Receivables. In addition, each Receivable shall have been underwritten in accordance with and satisfy the standards of the Credit and Collection Policy.
(j)    Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no Tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
(k)    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the proceeds from the Loans and the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Loans will be used to carry or purchase, any “Margin Stock” within the meaning of Regulation U or to extend “Purchase Credit” within the meaning of Regulation U.
(l)    Quality of Title. Each Receivable, together with the Contract related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except for Permitted Liens, and upon the Initial Loan or each Subsequent Loan, the Administrative Agent, as agent for the Secured Parties, shall acquire a valid and perfected first priority security interest in each Receivable and in the related Collateral then existing or thereafter arising, free and clear of any Lien, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering any portion of the Collateral shall at any time be on file in any recording office except such as may be filed in favor of (i) the Borrower in accordance with the Purchase Agreement or (ii) the Administrative Agent in accordance with this Agreement.
(m)    Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Administrative Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Administrative Agent, as secured party and the Borrower as debtor, or upon the Servicer obtaining control, in the case of that portion of the Collateral which constitutes chattel paper, the Administrative Agent, as agent for the Secured Parties, shall have a first priority (except for any Permitted Liens) perfected security interest in the Collateral. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral have been (or prior to the applicable Loan will be) made.
(n)    Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent and any Secured Party in connection with this Agreement are true, complete and correct.
(o)    Location of Offices. The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps all the Records are located at the address of the Borrower referred to in Section 13.02 (or at such other locations as to which the notice and other requirements specified in Section 6.02(f) shall have been satisfied).
(p)    Lockbox; Master Collection Account. The Lockbox and the Master Collection Account or any interest therein has not been pledged or assigned to any party, other than in accordance with the terms of the Intercreditor Agreement.
(q)    Tradenames and Place of Business. (i) The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business and (ii) the principal place of business and chief executive office of the Borrower are located at the address of the Borrower set forth on the signature pages hereto and has been so for the last four months.
(r)    Purchase Agreement. The Purchase Agreement is the only agreement pursuant to which the Borrower purchases Receivables and the related Contracts.
(s)    Value Given. The Borrower shall have given reasonably equivalent value to Santander Consumer in consideration for the transfer to the Borrower of the Receivables and the related Collateral under the Purchase Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by Santander

Consumer to the Borrower and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(t)    Accounting. The Borrower accounts for the transfers to it from Santander Consumer of the Receivables and related Collateral under the Purchase Agreement as sales of such Receivables and related Collateral in its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein.
(u)    Special Purpose Entity. The Borrower is in compliance with Section 6.02(n).
(v)    Confirmation from Santander Consumer. The Borrower has received in writing from Santander Consumer confirmation that, so long as the Borrower is not “insolvent” within the meaning of the Bankruptcy Code, Santander Consumer will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws. Each of the Borrower and Santander Consumer is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Receivable or any other assets of the Borrower available to satisfy claims of the creditors of Santander Consumer would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.
(w)    Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act.
(x)    ERISA. The present value of all benefits vested under each Pension Plan does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual violation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plan that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
(y)    Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, in any other Transaction Document or in any certificate or other document furnished by the Borrower pursuant hereto or thereto or in connection herewith or therewith is true and correct in all material respects.
(z)    Representations and Warranties in Purchase Agreement. The representations and warranties made by Santander Consumer to the Borrower in the Purchase Agreement are hereby remade by the Borrower on each date to which they speak in the Purchase Agreement, as if such representations and warranties were set forth herein. For purposes of this Section, such representations and warranties are incorporated herein by reference as if made by the Borrower to the Administrative Agent and to each of the Secured Parties under the terms hereof mutatis mutandis.
(aa)    OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
Section 5.02. Representations and Warranties of the Borrower Relating to this Agreement and the Receivables. The Borrower represents and warrants, as of the Closing Date and as of each Addition Date:
(a)    Binding Obligation. Each Borrower Transaction Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(b)    Security Interest. This Agreement constitutes a grant of a security interest in all Collateral to the Administrative Agent which upon the filing of financing statements in the applicable jurisdictions and, in the case of Subsequent Receivables in connection with the applicable Subsequent Loan, shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in any Account and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property. The representations and warranties contained in Schedule H are true and correct in all material respects.
(c)    Eligibility of Receivables.
(i)    As of the Closing Date, (A) Schedule C and the information contained in the Funding Request delivered pursuant to Section 2.01 is an accurate and complete listing in all material respects of the Receivables constituting a portion of the Collateral as of the date of the Initial Loan and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true and correct in all material respects as of the related Cutoff Date, (B) each such Receivable is an Eligible Receivable, (C) each such Receivable and the related Financed Vehicle is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws and (D) with respect to each such Receivable, all consents, licenses, approvals or authorizations of or registrations or declarations with any

Governmental Authority required to be obtained, effected or given by the Borrower in connection with the origination, purchase and pledge of such Receivable and the related Collateral to the Administrative Agent have been duly obtained, effected or given and are in full force and effect.
(ii)    On each Addition Date, the Borrower shall be deemed to represent and warrant that (A) Schedule C and the information contained in the Funding Request delivered pursuant to Section 2.01 is an accurate and complete listing in all material respects of the Receivables (including the Subsequent Receivables being transferred on such Addition Date) constituting a portion of the Collateral as of the date of the Subsequent Loan and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true and correct in all material respects as of the related Cutoff Date, (B) each such Subsequent Receivable referenced on the related Funding Request delivered pursuant to Section 2.01 is an Eligible Receivable, (C) each such Subsequent Receivable and the related Financed Vehicle is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (D) with respect to each such Receivable, all consents, licenses, approvals, authorizations, registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the origination, purchase and pledge of such Receivable and the related Collateral have been duly obtained, effected or given and are in full force and effect and (E) the representations and warranties set forth in Section 5.02 are true and correct with respect to each Receivable pledged on such day as if made on such day.
Section 5.03. Representations and Warranties of the Servicer. The Servicer represents and warrants, as of the Closing Date and each Addition Date:
(a)    Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Illinois, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
(b)    Due Qualification. The Servicer is duly qualified to do business and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Receivables, requires such qualification, licenses or approvals.
(c)    Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver the Servicer Transaction Documents and (B) carry out the terms of the Servicer Transaction Documents and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of the Servicer Transaction.

(d)    Binding Obligation. Each Servicer Transaction Document constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(e)    No Violation. The consummation of the transactions contemplated the Servicer Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such certificate of incorporation, bylaws or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
(f)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of any Servicer Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Servicer Transaction Document, (iii) challenging the enforceability of a material portion of the Receivables or (iv) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer the Servicer Transaction Documents have been obtained.
(h)    Reports Accurate. All Monthly Reports, information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Servicer to the Administrative Agent or any Secured Party in connection with this Agreement are accurate, true and correct.
(i)    Servicer’s Performance. The Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder.
(j)    Compliance with Credit and Collection Policy. The Servicer has, with respect to the Receivables, complied in all material respects with the Credit and Collection Policy.
(k)    Lockbox; Master Collection Account. The Servicer has neither pledged nor assigned, nor entered into a control agreement with respect to, the Lockbox or the Master Collection Account or amounts on deposit therein, except pursuant to the terms of the Intercreditor Agreement.

Section 5.04. Breach of Representations and Warranties.
(a)    Retransfer of an Ineligible Receivable. If, as of any Funding Date, a Receivable is an Ineligible Receivable, no later than the earlier of (i) knowledge by the Borrower of such Receivable becoming an Ineligible Receivable and (ii) receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof (which notice the Servicer shall be required to give promptly upon knowledge thereof), the Borrower shall either (A) accept the release of each such Ineligible Receivable, and the Administrative Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in such Ineligible Receivable or (B) subject to confirmation of such Substitute Receivable being an Eligible Receivable, substitute for such Ineligible Receivable a Substitute Receivable. In any of the foregoing instances, the Borrower shall accept the release of each such Ineligible Receivable from the Administrative Agent, and the Aggregate Net Principal Balance shall, if applicable, be increased by the Principal Balance of each such Substitute Receivable. On and after the date of release, the Ineligible Receivable so released shall not be included in the Collateral and, as applicable, the Substitute Receivable shall be included in the Collateral. In consideration of a release not involving any substitution, the Borrower shall, on the date of release of such Ineligible Receivable, make a deposit of the Release Price to the Collection Account immediately available funds. Upon each release to the Borrower of such Ineligible Receivable, the Administrative Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent in, to and under such Ineligible Receivable and all future monies due or to become due with respect thereto, all proceeds of such Ineligible Receivable and Liquidation Proceeds and Insurance Proceeds relating thereto, all rights to security for any such Ineligible Receivable, and all proceeds and products of the foregoing. The Administrative Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such Ineligible Receivable pursuant to this subsection. For purposes solely of this Section, a breach of clauses (iv) and (v) of Schedule B shall not cause an otherwise Eligible Receivable to be an Ineligible Receivable.
(b)    Retransfer of All of the Receivables. In the event of a breach of any representation or warranty set forth in Section 5.02, which breach could reasonably be expected to have a Material Adverse Effect on the rights of any of the Borrower, the Administrative Agent or the Secured Parties, by notice then given in writing to the Borrower, the Administrative Agent may direct the Borrower to accept the release of all interest in the Receivables, in which case the Borrower shall be obligated to accept the release of such Receivables on a Release Date; provided, however, that no such release shall be given effect unless Borrower has complied with the terms of any Hedging Agreement requiring that any Derivative transaction related thereto be terminated in whole or in part and the Borrower has paid all Hedge Breakage Costs due with respect to such termination. The Borrower shall deposit on the Release Date an amount equal to the Release Amount in the Collection Account. On the Release Date, provided that the Release Amount has been deposited into the Collection Account, all interests of the Administrative Agent in the Receivables shall be transferred to the Borrower; and the Administrative Agent shall, at the sole expense of the Servicer, execute and deliver such instruments of transfer, in each case without recourse, representation or warranty, as shall be prepared and reasonably requested by the Servicer on behalf of the Borrower to vest in the Borrower, or its designee or assignee, all right, title and interest of the Administrative Agent in, to and under the Receivables.
(c)    [Reserved].
(d)    Notice of Release. The Borrower shall provide written notice to the Administrative Agent of any release of Receivables prior to 9:30 a.m., New York City time, five Business Days prior to the related Release Date. Such notice shall include a calculation of the Group A-1 Borrowing Base or Group A-2 Borrowing Base, as applicable, after giving effect to such release, as well as representations and warranties by the Borrower that no Termination Event or Servicer Termination Event has occurred, that the Group A-1 Borrowing Base or Group A-2 Borrowing Base, as applicable, calculation included with such notice is accurate and that any required Hedging Agreements are in full effect.

ARTICLE SIX

COVENANTS
Section 6.01. Affirmative Covenants of the Borrower. From the date hereof until the Facility Termination Date:
(a)    Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Receivables and related Financed Vehicles.
(b)    Preservation of Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the State of Delaware, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
(c)    Performance and Compliance with Contracts. The Borrower will, at its expense, timely and fully perform and comply (or cause Santander Consumer to perform and comply pursuant to the Purchase Agreement and all Transfer Agreements) with all provisions, covenants and other promises required to be observed by it under the Contracts in and all other agreements related to such Contracts.
(d)    Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables.
(e)    Borrower Assets. With respect to each Receivable, the Borrower will: (i) acquire such Receivable pursuant to and in accordance with the terms of the Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Receivable, including (A) filing and maintaining effective financing statements (Form UCC-1) listing Santander Consumer as debtor in all necessary or appropriate filing offices (and will cause Santander Consumer to obtain similar financing statements from each Originator from which it acquired the Receivables), and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (iii) take all additional action that the Administrative Agent may reasonably request, including the filing of financing statements listing the Administrative Agent as secured party to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f)    Delivery of Collections. The Borrower will deliver to the Servicer for further remittance to the Master Collection Account promptly (but in no event later than one Business Day after receipt) all Collections received by Borrower in respect of the Receivables.
(g)    Separate Corporate Existence. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 6.02(n).
(h)    Credit and Collection Policy. The Borrower will, to the extent applicable, comply with the Credit and Collection Policy with respect to each Receivable.
(i)    Termination Events. The Borrower will provide the Administrative Agent with written notice immediately following the occurrence of each Termination Event and each Unmatured Termination Event and, no later than three Business Days following the occurrence thereof, the Borrower will provide to the Administrative Agent an Officer’s Certificate setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.
(j)    Taxes. The Borrower will file and pay any and all Taxes, including those required to meet the obligations of the Transaction Documents.
(k)    Use of Proceeds. The Borrower will use the Principal Amounts only to acquire Receivables pursuant to the Purchase Agreement.
(l)    Liens. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens with respect to the Lockbox or the Master Collection Account other than pursuant to the Intercreditor Agreement.
(m)    Reporting. The Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP and furnish or cause to be furnished to the Administrative Agent:
(i)    Monthly Reports. Not later than each Determination Date, a Monthly Report.
(ii)    Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any Affiliated Group (within the meaning of Section 1504(a)(l) of the Code) which equal or exceed $1,000,000 in the aggregate, telephonic, telex or telecopied notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof.
(iii)    Tax Returns. Upon demand by the Administrative Agent, copies of all federal, State and local Tax returns and reports filed by the Borrower, or in which the Borrower was included on a consolidated or combined basis (excluding sales, use and like taxes).
(iv)    Auditors’ Management Letters. Promptly after any auditors’ management letters are received by the Borrower or by its accountants, which refer in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Borrower.
(v)    Representations. Promptly upon receiving knowledge of same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 5.01 or 5.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of such representations and warranties untrue at the date when they were made or deemed to have been made.
(vi)    ERISA. Promptly after receiving notice of any “Reportable Event” (as defined in Title IV of ERISA) with respect to the Borrower (or any Affiliate thereof), a copy of such notice.
(vii)    Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Borrower receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature), litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Affiliates.
(viii)    Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.
(n)    Accounting Policy. The Borrower will promptly notify the Administrative Agent of any material change in the Borrower’s accounting policies.
(o)    Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or Santander Consumer as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

Section 6.02. Negative Covenants of the Borrower. From the date hereof until the Facility Termination Date:
(a)    Other Business. Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement or under any Hedging Agreement required by Section 6.03 or (iii) form any Subsidiary or make any Investments in any other Person.
(b)    Receivables Not to be Evidenced by Instruments. The Borrower will take no action to cause any Receivable that is not, as of the Closing Date or the related Addition Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Receivable.
(c)    Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any portion of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Administrative Agent of the existence of any Lien on any portion of the Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent in, to and under such Collateral, against all claims of third parties; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any portion of the Collateral.
(d)    Mergers, Acquisitions, Sales, Etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the Collateral or any interest therein (other than pursuant hereto).
(e)    Distributions. The Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, or purchase, redeem or otherwise acquire for value any of its capital stock now or hereafter outstanding, except that so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Borrower may declare and pay cash or stock dividends on its capital stock with funds distributed to the Borrower pursuant to Section 2.08(a)(xiii) or Section 2.08(b)(2)(xiii), subject to Applicable Law.
(f)    Change of Name or Location of Receivable Files. The Borrower shall not (i) change its name or state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps the Records from the location referred to in Section 13.02 or (ii) move, or consent to the Servicer moving, the

Receivable Files from the location thereof on the Closing Date, unless the Borrower has given at least 30 days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent in the Collateral.
(g)    True Sale. Except for purposes of GAAP, the Borrower will not account for or treat the transactions contemplated by the Purchase Agreement in any manner other than as the sale, or absolute assignment, of the Receivables and other Collateral by Santander Consumer to the Borrower.
(h)    ERISA Matters. The Borrower will not (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (iii) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Benefit Plan so as to result in any liability or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA.
(i)    Formation Documents; Purchase Agreement. Without the prior written consent of the Administrative Agent, the Borrower will not (i) amend, modify, waive or terminate any provision of its Formation Documents or the Purchase Agreement (including any Transfer Agreement) or (ii) permit the Member to amend, modify or terminate its certificate of formation or its limited liability company agreement.
(j)    Changes in Payment Instructions. The Borrower will not add or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Lockbox, unless the Administrative Agent has consented to such change and has received duly executed copies of all documentation related thereto, which documentation shall be satisfactory in form and substance to the Administrative Agent. The Borrower will not add or make any change, or permit the Servicer to make any change, in its instructions regarding payments to be made to the Administrative Agent with respect to the Collateral unless the Administrative Agent has consented to such change and has received duly executed copies of all documentation related thereto, which documentation shall be satisfactory in form and substance to the Administrative Agent.
(k)    Extension or Amendment. The Borrower will not, except as otherwise permitted in Section 7.03(c)(i), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Contract.
(l)    Credit and Collection Policy. The Borrower will not amend, modify, restate or replace, in whole or in part, the Credit and Collection Policy, which change would impair the collectability of any Receivable or otherwise materially adversely affect the interests or the remedies of the Administrative Agent or the Secured Parties under the Transaction Documents, without the prior written consent of the Administrative Agent and the Required Lenders.
(m)    No Assignments. The Borrower will not assign or delegate, grant any interest in or permit any Lien to exist upon any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.
(n)    Special Purpose Entity. Neither the Borrower nor the Member shall (nor has either such Person taken any such action in the past):
(i)    in the case of the Borrower, engage in any business or activity other than the purchase and receipt of Receivables and related assets from Santander Consumer under the Purchase Agreement, the pledge of Receivables and related assets under the Transaction Documents and such other activities as are incidental thereto;
(ii)    acquire or own any material assets other than (A) in the case of the Borrower, the Receivables and related assets from Santander Consumer under the Purchase Agreement and (B) incidental property as may be necessary for the operation of the Borrower or the Member, as applicable;
(iii)    merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the Administrative Agent’s consent;
(iv)    fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent, amend, modify, terminate, fail to comply with the provisions of its Formation Documents or articles of incorporation, bylaws or other governing documents, as applicable, or fail to observe corporate or limited liability company formalities, as applicable;
(v)    own any Subsidiary or make any Investment in any Person without the consent of the Administrative Agent;
(vi)    commingle its assets with the assets of any of its Affiliates, or of any other Person;
(vii)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of the Aggregate Unpaids, except for trade payables in the ordinary course of its business, provided that such debt is not evidenced by a note and paid when due;

(viii)    become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;
(ix)    fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;
(x)    enter into any contract or agreement with any of its principals or Affiliates or any other Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than its Affiliates;
(xi)    seek its dissolution or winding up in whole or in part;
(xii)    fail to correct any known misunderstandings regarding the separate identity of Borrower or the Member, as applicable, or any principal or Affiliate thereof or any other Person;
(xiii)    guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;
(xiv)    make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of Indebtedness issued by any other Person (other than Permitted Investments);
(xv)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business or (B) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);
(xvi)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(xvii)    file or consent to the filing or any petition, either voluntary or involuntary, to take advantage of any applicable Insolvency Laws or make an assignment for the benefit of creditors;
(xviii)    share any common logo with or hold itself out as or be considered as a department or division of (A) any of its principals or Affiliates, (B) any Affiliate of a principal or (C) any other Person;
(xix)    permit any transfer (whether in any one or more transactions) of a direct or indirect ownership interest in the Borrower, unless the Borrower delivers to the Administrative Agent an acceptable non-consolidation opinion;

(xx)    fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person;
(xxi)    fail to pay its own liabilities and expenses only out of its own funds;
(xxii)    fail to pay the salaries of its own employees in light of its contemplated business operations;
(xxiii)    acquire the obligations or securities of its Affiliates or stockholders;
(xxiv)    fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(xxv)    fail to use separate invoices and checks bearing its own name;
(xxvi)    pledge its assets for the benefit of any other Person, other than with respect to payment of the Indebtedness to the Lenders hereunder;
(xxvii)    fail at any time to have at least one Independent Manager (the “Independent Manager”) on its board of managers; provided, however, such Independent Manager may be an independent director or manager of another special purpose entity affiliated with Santander Consumer;
(xxviii)    fail to provide that the unanimous consent of all managers of the Borrower (including the consent of the Independent Manager) is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or Insolvency Proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or State law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing its inability to pay its debts generally as they become due or (G) take any action in furtherance of any of the foregoing;
(xxix)    appoint any Person as an Independent Manager of the Borrower (A) who does not satisfy the definition of an Independent Manager or (B) without giving ten days’ prior written notice to the Administrative Agent and each Rating Agency;

(xxx)    (A) amend, restate, supplement or otherwise modify its Formation Documents in any respect that would impair its ability to comply with the Transaction Documents or (B) fail to require in its limited liability company agreement that no Independent Manager may be replaced or appointed with less than ten days’ prior written notice to the Administrative Agent and a certification by Santander Consumer that the prospective Independent Manager satisfies the definition of an Independent Manager;
(xxxi)    not take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Cowles & Thompson, P.C., dated the Closing Date, upon which the conclusions expressed therein are based; and
(xxxii)    add any Lender to this Agreement without the prior written consent of the Administrative Agent.
Section 6.03. Covenant of the Borrower Relating to the Hedging Agreement.
(a)    If as of the last day of any Collection Period, or as of a proposed Funding Date (after giving effect to the Loan to be made on such date), either (x) the Net Spread is less than the Minimum Net Spread or (y) the Two-Year Swap Rate is not being published and therefore cannot be determined as provided in the definition thereof, the Borrower shall enter into one or more Hedge Transactions related to the Receivables or provide sufficient additional Collateral in an amount and form and type acceptable to the Administrative Agent, in its sole discretion, within 30 days. Notwithstanding the foregoing, each such Hedge Transaction shall provide for the Net Spread to be maintained at the Minimum Net Spread and otherwise shall be satisfactory in form and substance (including the notional amount, term and amortization rate of such Hedge Transaction) to the Administrative Agent and Lenders and each such Hedge Transaction shall be entered into with a Hedge Counterparty and governed by a Hedging Agreement.
(b)    As additional security hereunder, the Borrower has assigned to the Administrative Agent all right, title and interest of Borrower in the Hedge Collateral. The Borrower acknowledges that, as a result of that assignment, the Borrower may not, without the prior written consent of the Administrative Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for the Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations hereunder. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Administrative Agent or any Secured Party for the performance by the Borrower of any such obligations.
(c)    The Borrower shall deliver to the Administrative Agent a copy of all documents related to any Hedging Agreement, including confirmations, schedules and an aggregate notion amortization schedule.

(d)    All reasonably documented costs and expenses (including reasonable legal fees and disbursements) incurred by the Administrative Agent and the Lenders incurred with each Hedge Transaction shall be paid by the Borrower.
Section 6.04. Affirmative Covenants of the Servicer. From the date hereof until the Facility Termination Date:
(a)    Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Contracts, the Receivables, the related Financed Vehicles and the Receivable Files or any part thereof.
(b)    Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
(c)    Obligations and Compliance with Receivables. The Servicer will fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Receivable and will do nothing to impair the rights of the Administrative Agent in, to and under the Collateral.
(d)    Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables, including the Servicer Files, in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables, including the Servicer Files.
(e)    Preservation of Security Interest. The Servicer will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Administrative Agent in, to and under the Collateral.
(f)    Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and (ii) furnish to the Administrative Agent, prior to its effective date, prompt notice of any change in the Credit and Collection Policy. The Servicer will not agree to or otherwise permit to occur any change in the Credit and Collection Policy, which change would impair the collectability of any Receivable or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent.

(g)    Termination Events. The Servicer will furnish to the Administrative Agent, as soon as possible and in any event within three Business Days after the occurrence of each Termination Event and each Unmatured Termination Event, a written statement of its chief financial officer or chief accounting officer setting forth the details of such event and the action that the Servicer purposes to take with respect thereto.
(h)    Other. The Servicer will furnish to the Administrative Agent, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower, the Servicer or an Originator as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or Lenders under or as contemplated by this Agreement.
(i)    Losses, Etc. In any suit, proceeding or action brought by any Secured Party for any sum owing thereto, the Servicer shall save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under the Receivables, arising out of a breach by the Servicer of any obligation under the related Receivable or arising out of any other agreement, Indebtedness or liability at any time owing to or in favor of such Obligor or its successor from the Servicer, and all such obligations of the Servicer shall be and remain enforceable against and only against the Servicer and shall not be enforceable against any Secured Party.
(j)    Notice Regarding Collateral. The Servicer shall advise the Administrative Agent in writing promptly, in reasonable detail of (i) any Lien asserted or claim made against any portion of the Collateral, (ii) the occurrence of any breach by the Servicer of any of its representations, warranties and covenants contained herein and (iii) the occurrence of any other event which would have a material adverse effect on the security interest of the Administrative Agent on behalf of the Secured Parties in the Collateral or the collectability of all or a material portion of the Receivables, or which would have a material adverse effect on the security interests of the Administrative Agent for the benefit of the Secured Parties.
(k)    Realization on Receivables. In the event that the Servicer realizes upon any Receivable, the methods utilized by the Servicer to realize upon such Receivable or otherwise enforce any provisions of such Receivable will not subject the Servicer, the Borrower, any Secured Party or the Administrative Agent to liability under any federal, State or local law, and any such realization or enforcement by the Servicer will be conducted in accordance with the provisions of this Agreement, the Credit and Collection Policy and Applicable Law.
(l)    Certificate of Title. Within 15 days following the end of each calendar quarter, the Servicer shall deliver to the Administrative Agent a list of all Receivables for which it does not have in its possession the Certificate of Title relating to such Receivable.

(m)    Accounting Policy. The Servicer will promptly notify the Administrative Agent of any change in the Servicer’s accounting policies.
(n)    Underwriting. [The Servicer shall not make or permit to be made any material change to the underwriting standards used to originate the Receivables which would materially adversely affect the interests or the remedies of the Secured Parties under the Transaction Documents, without the prior written consent of the Administrative Agent and the Required Lenders. For purposes of each of this Section 6.04(n), a change in underwriting standards used to originate the Receivables which has materially adversely affected the interests or the remedies of the Secured Parties under the Transaction Documents will be conclusively deemed to have occurred in breach of this Section if at any time any of the following is true:
(i)    more than 40.00% of the then current Principal Balance of the Receivables is represented by Receivables for which the FICO® score at origination of the related Obligor was less than 541;
(ii)    more than 37.50% of the then current Principal Balance of the Receivables is represented by Receivables for which the loan-to-value ratio at origination was greater than 120%; or
(iii)    more than 55% of the then current Principal Balance of the Receivables is represented by Receivables for which the LFS Score at origination was less than 550.][TO BE DISCUSSED]
Section 6.05. Negative Covenants of the Servicer. From the date hereof until the Facility Termination Date:
(a)    Lockbox; Master Collection Account. The Servicer shall not create or participate in the creation of, or permit to exist, any Liens with respect to the Lockbox, except pursuant to the Intercreditor Agreement. The Servicer shall not enter into any “control agreement” (as defined in the relevant UCC) with respect to the Lockbox or the Master Collection Account other than pursuant to the Intercreditor Agreement. The Servicer shall not move the Master Collection Account to an institution other than the one at which it is previously held without the consent of the Administrative Agent.
(b)    Mergers, Acquisition, Sales, etc. Subject to Sections 8.01(a)(xv) and (a)(xviii), the Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:
(i)    the Servicer has delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this subsection and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;
(ii)    the Servicer shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to the Administrative Agent; and
(iii)    after giving effect thereto, no Termination Event or Servicer Termination Event or event that with notice or lapse of time, or both, would constitute either a Termination Event or a Servicer Termination Event shall have occurred.
(c)    Change of Name or Location of Servicer Files or Receivable Files. The Servicer shall not (i) change its name or its state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps records concerning the Receivables (including the Servicer Files) from the location referred to in Section 13.02 or (ii) move the Receivable Files from the location thereof on the Closing Date, unless the Servicer has given at least 30 days’ prior written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral.
(d)    Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to the Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Lockbox or Master Collection Account, unless the Administrative Agent has consented to such change and has received duly executed documentation related thereto.
(e)    Extension or Amendment of Contracts. The Servicer will not, except as otherwise permitted in Section 7.03(c)(i), extend, amend or otherwise modify the terms of any Contract.
(f)    No Instruments. The Servicer shall take no action to cause any Receivable to be evidenced by any Instrument or “electronic chattel paper” (as defined in the UCC).
(g)    No Liens. The Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien created by this Agreement) on the Collateral or any interest therein, the Servicer will notify the Administrative Agent of the existence of any Lien on any portion of the Collateral immediately upon discovery thereof, and the Servicer shall defend the right, title and interest of the Administrative Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.
(h)    Release; Additional Covenants. The Servicer shall (i) not release any Financed Vehicle securing any Receivable from the security interest granted therein by such Receivable in whole or in part except in the event of payment in full by the Obligor thereunder or upon transfer of such Financed Vehicle to a purchaser following repossession by the Servicer, (ii) not impair the rights of the Borrower, the Administrative Agent or the Secured Parties in the Collateral, (iii) not increase the number of Scheduled Payments due under a Receivable except as permitted herein, (iv) prior to the payment in full of any Receivable, not sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on such Receivable or any interest therein, (v) immediately notify the Borrower and the Administrative Agent of the existence of any Lien on any portion of the Collateral (other than the Lien of the Administrative Agent) if the Servicer has actual knowledge thereof, (vi) defend the right, title and interest of the Borrower, the Secured Parties and the Administrative Agent in, to and under the Collateral against all claims of third parties claiming through or under the Servicer, (vii) transfer to the Lockbox Processor for deposit into the Master Collection Account and subsequently the Collection Account, all payments received by the Servicer with respect to the Receivables in accordance with this Agreement, (viii) comply with the terms and conditions of this Agreement relating to the obligation of the Borrower to remove Receivables from the Collateral pursuant to this Agreement and the obligation of the Seller to reacquire Receivables from the Borrower pursuant to the Purchase Agreement, (ix) promptly notify the Borrower and the Administrative Agent of the occurrence of any Servicer Termination Event and any breach by the Servicer of any of its covenants or representations and warranties contained herein, (x) promptly notify the Borrower and the Administrative Agent of the occurrence of any event which, to the knowledge of the Servicer, would require that the Borrower make or cause to be made any filings, reports, notices or applications or seek any consents or authorizations from any and all Government Authorities in accordance with the relevant UCC and any State vehicle license or registration authority as may be necessary or advisable to create, maintain and protect a first priority security interest of the Administrative Agent in, to and on the Financed Vehicles and a first priority security interest of the Administrative Agent in, to and on the Collateral, (xi) take all reasonable action necessary to maximize the returns pursuant to the Insurance Policies, (xii) deliver or cause to be delivered to the Borrower no later than one Business Day preceding the Cutoff Date or any Funding Date, as the case may be, the current Schedule of Receivables and (xiii) deliver or cause to be delivered to the Servicer within one Business Day preceding the Closing Date or the date of such Subsequent Loan, as the case may be, the documents to be included in the Receivable Files with respect to those Receivables, as the case may be.
The Servicer shall, within two Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the Borrower or the Administrative Agent might have with respect to the administration of the Receivables.

ARTICLE SEVEN

ADMINISTRATION AND SERVICING OF CONTRACTS
Section 7.01. Designation of Servicing. The Administrative Agent and the Borrower, at the direction of and on behalf of the Administrative Agent, hereby appoint Santander Consumer, as Servicer to manage, collect and administer each of the Receivables and the other Collateral, and to enforce its respective rights and interests in and under the Collateral and Santander Consumer hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof.
Section 7.02. Servicing Compensation. As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to Section 2.08.
Section 7.03. Duties of the Servicer.
(a)    Standard of Care. The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with Applicable Law, with reasonable care and diligence and in accordance with the Credit and Collection Policy.
(b)    Records Held in Trust. The Servicer shall hold in trust for the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Servicer is appointed, the outgoing Servicer shall promptly deliver to the Successor Servicer and the Successor Servicer shall hold in trust for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral.
(c)    Collection Practices.
(i)    The Servicer shall be responsible for collection of payments called for under the terms and provisions of the Contracts related to the Receivables, as and when the same shall become due. The Servicer, in making collection of Receivable payments pursuant to this Agreement, shall be acting as agent for the Administrative Agent and the Secured Parties, and shall be deemed to be holding such funds in trust on behalf of and as agent for the Administrative Agent and the Secured Parties. The Servicer, consistent with the Credit and Collection Policy, shall service, manage, administer and make collections on the Receivables on behalf of the Borrower and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection therewith which are consistent with this Agreement. The Servicer may in its discretion grant extensions, rebates or adjustments on a Contract as permitted by the Credit and Collection Policy but shall not extend the number of the Scheduled Payments beyond the date that is eight months after the original final scheduled payment date of the related Contract unless required by law or court order issued pursuant to Insolvency Proceedings. The Servicer may in its discretion amend or modify any Contract but shall not modify the APR or the number or amount of the Scheduled Payments unless required by law or court order issued pursuant to Insolvency Proceedings. The Servicer may in its discretion waive any late payment charge or any other fees, not including interest on the Principal Balance, that may be collected in the ordinary course of servicing a Receivable. The Servicer shall also enforce all rights of the Borrower under the Purchase Agreement (including each Transfer Agreement) including the right to require Santander Consumer to repurchase Receivables for breaches of representations and warranties made by Santander Consumer.
(ii)    If the full amount of a Scheduled Payment due under a Receivable is not received after its due date, the Servicer will make reasonable and customary efforts to contact the Obligor. The Servicer shall continue its efforts to obtain payment from an Obligor whose payment has not been made until the Financed Vehicle with respect to such Receivable is repossessed and sold or the Servicer has determined that all amounts collectable on the Receivable have been collected. The Servicer shall use its best efforts, consistent with the Credit and Collection Policy, to collect funds on a Defaulted Receivable and by the close of business on the Business Day following receipt of such Collections and deposit thereof into the Master Collection Account, such Collections shall be deposited into the Collection Account.
(iii)    In the event a Receivable becomes or is reasonably anticipated to become a Defaulted Receivable, the Servicer, itself or through the use of independent contractors or agents shall, consistent with the Credit and Collection Policy, repossess or otherwise convert the ownership of the Financed Vehicle securing any such Receivable as to which the Servicer shall have determined eventual payment in full is unlikely. All costs and expenses incurred by the Servicer in connection with the repossession of the Financed Vehicles securing such Receivables shall be reimbursed to the Servicer (other than overhead), to the extent not previously recouped by the Servicer from Liquidation Proceeds on the Payment Date immediately succeeding the Collection Period in which the Servicer delivered to the Administrative Agent an itemized statement of such costs and expenses. Notwithstanding the foregoing and consistent with the terms of this Agreement, the Servicer shall not be obligated to repossess or take any action with respect to a Defaulted Receivable if, in its reasonable judgment consistent with the Credit and Collection Policy, the Liquidation Proceeds would not be increased.
(iv)    Except as otherwise provided in Section 7.03(c)(ii), the Servicer shall deposit or cause to be deposited by electronic funds transfer all Collections to the Collection Account no later than two Business Days after deposit into the Master Collection Account or otherwise; provided, that if the Monthly Remittance Condition is satisfied, the Servicer may deposit or cause to be deposited by electronic funds transfer all Collections to the Collection Account no later than the Business Day prior to the related Payment Date.
(d)    Credit and Collection; Recourse; Sales of Financed Vehicles. The Servicer, itself or through the use of independent contractors or agents, shall follow practices consistent with the Credit and Collection Policy, in its servicing of automotive receivables, which may include reasonable efforts to realize rights of recourse against any Dealer, selling a Financed Vehicle, or requesting a Subservicer to sell a Financed Vehicle, at public or private sale; provided, however, that the Servicer, itself or through the use of independent contractor or agents shall, in accordance with the Credit and Collection Policy, maximize the sales proceeds for each repossessed Financed Vehicle. The foregoing shall be subject to the provision that, in any case in which a Financed Vehicle shall have suffered damage, the Servicer shall not expend funds for the repair or the repossession of such Financed Vehicle unless the Servicer shall determine in its discretion that such repair or repossession would increase the Liquidation Proceeds in an amount greater than the cost of repairs.
(e)    Subservicers. The Servicer may delegate in the ordinary course of business any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that the Servicer shall at all times remain responsible for the performance of such duties and obligations.
(f)    Insurance. The Servicer shall:
(i)    on behalf of the Borrower, administer and enforce all rights and responsibilities of the Borrower, as owner of the Receivables, provided for in the Insurance Policies relating to the Receivables;
(ii)    in accordance with prudent servicing procedures, require that each Obligor shall have obtained physical damage insurance covering the Financed Vehicle as of the date of execution of the Contract;
(iii)    in accordance with its customary servicing procedures, monitor physical damage insurance coverage;
(iv)    administer the filings of claims under the Insurance Policies by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the Insurance Policies; and use reasonable efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims.
(v)    utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers;
(vi)    upon receipt of notice that an Obligor’s physical damage insurance covering a Financed Vehicle related to a Receivable has lapsed or is otherwise not in force, send written notice to such Obligor stating that each Obligor is required to maintain physical damage insurance covering a Financed Vehicle throughout the term of the related Receivable;
(vii)    not be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the Insurance Policies in connection with filing such claims, perform any obligations of the named insured under such Insurance Policies; and
(viii)    not be responsible to the Borrower, the Administrative Agent or the Secured Parties for any (A) act or omission to act done in order to comply with the requirements or satisfy any provisions of the Insurance Policies or (B) act, absent willful misconduct or negligence, or omission to act done in compliance with this Agreement.
In the case of any inconsistency between this Agreement and the terms of any Insurance Policy, the Servicer shall comply with the latter.
(g)    Obligation to Restore. In the event of any physical loss or damage to a Financed Vehicle related to a Receivable from any cause, whether through accidental means or otherwise, the Servicer shall have no obligation to cause the affected Financed Vehicle to be restored or repaired. However, the Servicer shall comply with the provisions of any insurance policy or policies directly or indirectly related to any physical loss or damage to a Financed Vehicle.
(h)    [Reserved].
(i)    Security Interests. The Borrower hereby directs the Servicer to (i) provide written notice to the Borrower promptly upon its discovery of the relocation of a Financed Vehicle related to a Receivable and (ii) take or cause to be taken such steps as are necessary, to maintain perfection of the security interest created by each such Receivable in the related Financed Vehicle. The Servicer shall, at the direction of the Borrower and the Administrative Agent, take any action necessary to preserve and protect the security interests of the Borrower, the Administrative Agent and the Secured Parties in the Receivables, including any action specified in any Opinion of Counsel delivered to the Servicer.
(j)    Realization on Financed Vehicles. The Servicer warrants, represents and covenants that in the event that the Servicer realizes upon any Financed Vehicle, the methods utilized by the Servicer to realize upon such Receivable or otherwise enforce any provisions of such Receivable, will not subject the Servicer, the Borrower or the Administrative Agent to liability under any federal, State or local law, and that such enforcement by the Servicer will be conducted in accordance with the provisions of this Agreement, the Credit and Collection Policy and Applicable Law.
(k)    Recordkeeping. The Servicer shall:
(i)    maintain legible copies (in electronic or hard-copy form, in the discretion of the Servicer) or originals of all documents in the Servicer File with respect to each Receivable and the Financed Vehicle related thereto; and
(ii)    keep books and records, satisfactory to the Administrative Agent, pertaining to each Receivable and shall make periodic reports in accordance with this Agreement; such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by Applicable Law, all documents, whether developed or originated by the Servicer or not, reasonably required to document or to properly administer any Receivable shall remain at all times the property of the Borrower and shall be held in trust by the Servicer; the Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them except as subject to the conditions stated in this Agreement; and the Servicer shall bear the entire cost of restoration in the event any Servicer File shall become damaged, lost or destroyed while in the Servicer’s possession or control.
(l)    Inspection. The Servicer shall permit the Administrative Agent and each Lender, upon reasonable prior notice and during the Servicer’s regular business hours, to periodically, at the discretion of the Administrative Agent, review the Servicer’s collection and administration of the Receivables in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Receivables and Receivable Files in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time.
Section 7.04. Collection of Payments.
(a)    Payments to the Lockbox. On or before the Closing Date with respect to the Existing Receivables, and on or before the relevant Addition Date with respect to the Subsequent Receivables, the Servicer shall have instructed all related Obligors to make all payments in respect of the related Receivables directly to the Lockbox.
(b)    Establishment of the Collection Account. The Servicer shall cause to be established, on or before the Closing Date, and maintain in the name of the Administrative Agent, as agent for the Secured Parties, with a Qualified Institution which shall initially be Citibank, the Collection Account over which the Administrative Agent shall have sole dominion and control and from which neither Santander Consumer nor the Borrower shall have any right of withdrawal.
(c)    Adjustments. If the Servicer makes (i) a deposit into the Collection Account in respect of a collection of a Receivable and such collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) a mistake with respect to the amount of any collection and deposits an amount that is less than or more than the actual amount of such collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.
Section 7.05. Servicer Advances. For each Collection Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Receivable during such Collection Period was not received prior to the last day of such Collection Period, the Servicer may make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof); in addition, if on any day there are not sufficient funds on deposit in the Collection Account to pay accrued Interest, the Servicer may make an advance in the amount necessary to pay such Interest (each, a “Servicer Advance”). Notwithstanding the preceding sentence, (i) the Servicer need only make a Servicer Advance with respect to any Receivable if, and only if, the Servicer determines (such determination to be conclusive and binding) in good faith that such Servicer Advance will ultimately be recoverable from future collections on, or the liquidation of, the Collateral and payments by one or more Hedge Counterparties under one or more Hedging Agreements and (ii) the Servicer shall have no obligation to make a Servicer Advance for any Receivable that is a Defaulted Receivable. The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 9:00 a.m., New York, New York time, on the related Payment Date, in immediately available funds.
Section 7.06. Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including the fees and disbursements of independent certified public accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, fees and expenses of Subservicers and agents of the Servicer and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.
Section 7.07. Reports and Due Diligence.
(a)    Monthly Report. On each Determination Date, the Servicer will provide to the Borrower and the Administrative Agent a Monthly Report.
(b)    Monthly Loan Tape. On each Determination Date, the Servicer will provide to the Borrower and the Administrative Agent the Monthly Loan Tape as of the last day of the related Collection Period.
(c)    Static Pool Data. The Servicer will provide to the Administrative Agent upon request, but in no event less frequently than each Quarterly Determination Date, the Static Pool Data in form reasonably acceptable to the Administrative Agent. “Static Pool Data” means data showing the performance data specified below of groups or “pools” of Receivables that have been originated in the same month and year (such month and year is called “vintage”) as requested by the Administrative Agent and as further segregated as set forth in the following sentence, on a monthly basis, from the time when the Receivables were originated through the end of the latest month. Those groups or “pool” of Receivables should be further segregated into cohorts as provided to the Servicer by the Administrative Agent. The performance data should include (i) the aggregate number of origination units and original principal balance of all Receivables, (ii) the aggregate month-end number of units and Principal Balance of all Receivables, (iii) the aggregate month-end number of units and Principal Balance of Receivables that are delinquent for 31-60 days, 61-90 days, 91-120 days and 121 days and more, (iv) the aggregate month-end number of units defaulted and cumulative gross losses, (v) the aggregate month-end number of units and principal balance of Receivables recovered and (vi) the aggregate month-end cumulative net losses for each such cohort and vintage on each subsequent month through the applicable data cutoff date. In addition, the Servicer shall provide to the Administrative Agent any such information that the Administrative Agent may request from time to time to satisfy or fulfill regulatory requirements applicable to the Secured Parties, including Basel II, for the related quarter.
(d)    Financial Statements. The Servicer will submit to the Administrative Agent and each Lender within 60 days of the end of each of its fiscal quarters, commencing [September 30, 2011], unaudited financial statements (including an analysis of delinquencies and losses for each fiscal quarter) as of the end of each such fiscal quarter. The Servicer will submit to each Lender and the Administrative Agent, within 120 days of the end of each of its fiscal years, commencing [December 31, 2011], audited financial statements (including an analysis of delinquencies and losses for each fiscal year describing the causes thereof and sufficient to determine whether a Termination Event or a Servicer Termination Event has occurred or is reasonably likely to occur and otherwise reasonably satisfactory to the Administrative Agent) as of the end of each such fiscal year.
Once every 12 months, the Administrative Agent shall receive an agreed-upon procedures letter, addressed to the Administrative Agent, from a nationally recognized accounting firm acceptable to the Administrative Agent, covering such items as are customary for such letters and which shall be reasonably acceptable to the Administrative Agent, including the results of specified procedures with respect to a sampling of subprime auto receivables serviced by the Servicer, which letter may be issued in connection a public securitization of subprime auto receivables auto for which the Servicer is sponsor and servicer. In addition, within three months of the Closing Date, the Administrative Agent shall be entitled to receive a report from a nationally recognized accounting firm acceptable to the Administrative Agent regarding the Servicer’s compliance with certain of the servicing criteria under this Agreement, covering such items as are customary for such letters and which shall be reasonably acceptable to the Administrative Agent including (i) depositing Collections as required pursuant to this Agreement, (ii) maintaining accounts for the holding of Collections or other funds as required pursuant to this Agreement, (iii) making payments or other transfers of such Collections and other funds as required pursuant to this Agreement and (iv) performing certain procedures with respect to specified items and data reported on the Monthly Reports.
(e)    Due Diligence. Once during each calendar year (commencing in 2010), at such times during normal business hours as are reasonably convenient to the Borrower or the Servicer, as the case may be, at the sole cost and expense of the Servicer and upon reasonable request of the Administrative Agent and prior written notice to the Borrower or the Servicer, as the case may be, the Borrower or the Servicer, as the case may be, shall permit such Person or Persons as the Administrative Agent may designate to conduct, on behalf of all of them, audits or to visit and inspect any of the properties of the Borrower or the Servicer (including any Subservicer) where the Receivable Files are located, as the case may be, to examine the Receivable Files, internal controls and procedures maintained by the Borrower or Servicer, as the case may be, and take copies and extracts therefrom, and to discuss the affairs of the Borrower and the Servicer (including any Subservicer) with their respective officers and employees (which employees, except after the occurrence and during the continuation of a Termination Event, Unmatured Termination Event or Servicer Termination Event, shall be designated by the Borrower or the Servicer, as the case may be) and, upon written notice to the Borrower or the Servicer, as the case may be, independent accountants; provided, further, that after the occurrence and during the continuation of a Termination Event, Unmatured Termination Event or Servicer Termination Event, the Administrative Agent or its representatives shall be permitted to take the foregoing actions without being subject to any limitation on the number of audits, visits or inspections that may be conducted during a calendar year and such audits, visits or inspections shall be at the sole cost and expense of the Servicer; provided, that the Administrative Agent and its representatives shall make reasonable efforts to coordinate, and provide 30 days’ prior written notice of, such audits, visits and inspections.
The Borrower or the Servicer, as the case may be, hereby authorizes such officers, employees and independent accountants (and the Servicer shall cause each Subservicer to authorize such officers, employees and independent accountants) to discuss with the Administrative Agent and its representatives, the affairs of the Borrower or the Servicer, as the case may be. The Servicer shall reimburse the Administrative Agent for all reasonable fees, costs and expenses incurred by or on behalf of the Administrative Agent and the Secured Parties in connection with the foregoing actions promptly upon receipt of a written invoice therefor. Any audit provided for herein shall be conducted in accordance with the rules of the Borrower and Servicer respecting safety and security on its premises and without materially disrupting operations.
Nothing in this subsection shall affect the obligation of the Servicer to observe any Applicable Law prohibiting the disclosure of information regarding the Obligors, and the failure of the Servicer to provide access to information as a result of such obligation shall not constitute a breach of this subsection.
Section 7.08. Annual Statement as to Compliance. The Servicer shall deliver to the Administrative Agent on or before March 31 of each year, beginning in [2012], an Officer’s Certificate, dated as of the preceding December 31 (or, with respect to the first such Officer’s Certificate, dated as of the Closing Date), stating that (i) a review of the activities of the Servicer during the preceding 12-month period (or since the Closing Date in the case of the first such Officer’s Certificate) and of its performance under this Agreement and the Intercreditor Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement and the Intercreditor Agreement throughout such year (or such shorter period in the case of the first such Officer’s Certificate), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. Notwithstanding the foregoing, to the extent that in connection with public offerings, Regulation AB under the Securities Act requires the delivery by servicers of an annual report on an assessment of servicing compliance on the basis of detailed servicing criteria or other report, the delivery of a copy of such report by the Servicer to the Administrative Agent shall be deemed to satisfy the provisions of this subsection.
Section 7.09. Annual Independent Public Accountant’s Reports. The Servicer will deliver to the Administrative Agent, upon request, a copy of a report prepared by a firm of independent certified public accountants, who may also render other services to the Servicer or any of its Affiliates, addressed to the Board of Directors of the Servicer or any of its Affiliates and the Administrative Agent and dated during the current year, to the effect that such firm has examined the Servicer’s policies and procedures and issued its report thereon and expressing a summary of findings (based on certain procedures performed on the documents, records and accounting records that such accountants considered appropriate under the circumstances) relating to the servicing of the Receivables and the administration of the Receivables (including the preparation of the Monthly Reports) during the preceding calendar year (or such longer period in the case of the first sale report) and that such servicing and administration was conducted in compliance with the terms of this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial and (ii) such other exceptions as shall be set forth in such report and that such examination (a) was performed in accordance with standards established by the American Institute of Certified Public Accountants and (b) included tests relating to auto loans serviced for others in accordance with the requirements of the Uniform Single Attestation Program for Mortgage Bankers, to the extent the procedures in such program are applicable to the servicing obligations set forth in this Agreement. The Administrative Agent shall make no more than one such request per year unless a Termination Event has occurred. Notwithstanding the foregoing, to the extent that in connection with public offerings, Regulation AB under the Securities Act requires the delivery of an annual attestation of a firm of independent public accountants with respect to the assessment of servicing compliance with specified servicing criteria of the Servicer stating, among other things, that the Servicer’s assertion of compliance with the specified servicing criteria is fairly stated in all material respects, or the reason why such an opinion cannot be expressed, the delivery of a copy of such an attestation to the Administrative Agent shall be deemed to satisfy the provisions of this Section.
Such report shall also indicate that the firm is “Independent” of the Servicer and its Affiliates within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.
The Servicer shall pay all costs and expenses associated with this Section.
Section 7.10. Rights After Assumption of Duties by Successor Servicer; Liability. At any time following the designation of a Successor Servicer (other than Santander Consumer) pursuant to Section 7.14 as a result of the occurrence of a Servicer Termination Event:
(a)    The Servicer, on behalf of the Borrower, shall, at the Administrative Agent’s request, (i) assemble all of the records relating to the Collateral, including all Receivable Files, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Administrative Agent and shall, promptly upon receipt but no later than one Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent.
(b)    The Borrower hereby authorizes the Administrative Agent, to take or cause to be taken any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under the Collateral, including endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Receivables.
Section 7.11. Limitation on Liability of the Servicer and Others. Except as provided herein, neither the Servicer nor any of its directors or officers or employees or agents shall be under any liability to the Administrative Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct hereunder.
Section 7.12. The Servicer Not to Resign. The Servicer shall resign only with the prior written consent of the Administrative Agent and the Required Lenders or if the Servicer provides an Opinion of Counsel to the Administrative Agent to the effect that such Servicer is no longer permitted by law to act as Servicer hereunder. No termination or resignation of the Servicer hereunder shall be effective until a Successor Servicer, acceptable to the Administrative Agent has accepted its appointment as Successor Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Credit and Collection Policy.
Section 7.13. Servicer Termination Events. The occurrence and continuance of any one of the following events shall constitute a “Servicer Termination Event” hereunder:
(a)    any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement, which failure shall remain unremedied for two Business Days;
(b)    failure by the Servicer to deliver the Monthly Report and the Monthly Loan Tape by the second Business Day prior to the related Payment Date or to deliver the Static Pool Data by the related Quarterly Determination Date;
(c)    any failure by the Servicer duly to observe or perform in any material respect any other covenant or agreement of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party, which failure shall remain unremedied for 30 days (in the case of any failure by the Servicer duly to observe or perform in any material respect the covenant set forth in Section 6.04(n) hereof, two Business Days) after the Servicer shall have knowledge or notice of such failure;
(d)    any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made which has a Material Adverse Effect;
(e)    an Insolvency Event shall occur with respect to the Servicer; or
(f)    a Termination Event shall have occurred and shall not have been waived.

Upon the occurrence of any of the foregoing, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied within any applicable cure period or waived in writing by the Administrative Agent and each Lender, the Administrative Agent, by written notice to the Servicer (each, a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.
Section 7.14. Appointment of Successor Servicer.
(a)    On and after the receipt by the Servicer of a Servicer Termination Notice, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent.
(b)    In the event that the Servicer is terminated as provided herein, the Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than $50,000,000 and whose regular business includes the servicing of subprime automobile receivables as the Successor Servicer hereunder.
(c)    Upon the termination and removal of the Servicer, the predecessor Servicer shall cooperate with the Successor Servicer in effecting the termination of the rights and responsibilities of the predecessor Servicer under this Agreement, including the transfer to the Successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for deposit, or shall thereafter be received, with respect to a Receivable, and the related accounts and records maintained by the Servicer. In the case that the Successor Servicer shall not agree to perform any duties or obligations of the Servicer hereunder, such duties or obligations may be performed or delegated by the Administrative Agent.
(d)    The Administrative Agent shall have the same rights of removal and termination for cause with respect to any Successor Servicer as with respect to Santander Consumer as the Servicer.
(e)    All reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the transferring of Receivables to the Successor Servicer, converting the Servicer’s data to the Successor Servicer’s computer system and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable transition expenses not exceeding $150,000 (the “Transition Expenses”). In no event shall the Successor Servicer be responsible for any Transition Expenses. If the predecessor Servicer fails to pay the Transition Expenses, the

Transition Expenses shall be payable pursuant to Section 2.08(a)(vi) or Section 2.08(b)(1)(vi) and Section 2.08(b)(2)(vi), as the case may be.
(f)    Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, that any Successor Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party to this Agreement and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including Santander Consumer. For the avoidance of doubt, the Performance Guaranty shall not guaranty any obligations of any Successor Servicer.
(g)    All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Receivables.
(h)    The Administrative Agent may, solely for purposes of establishing the fee to be paid to the Successor Servicer after a notice of removal of the Servicer pursuant to this Article, solicit written bids (such bids to include a proposed servicer fee and servicing transfer costs) from not less than three entities experienced in the servicing of asset-backed securities secured by subprime automobile loans similar to the Receivables and that are not Affiliates of the Servicer or the Borrower and are reasonably acceptable to the Administrative Agent. Any such written solicitation shall prominently indicate that bids should specify any applicable subservicing fees required to be paid from the Servicing Fee and that any fees and transfer costs in excess of the Servicing Fee shall be paid by the Borrower from amounts received pursuant to Section 2.08. The Borrower may also solicit additional bids from other such entities. The Successor Servicer shall act as Servicer hereunder and shall, subject to the availability of sufficient funds in the Collection Account pursuant to Section 2.08 (up to the Servicing Fee), receive as compensation therefor a fee equal to the fee proposed in the bid so solicited which provides for the lowest combinations of servicing fee and transition costs, as reasonably determined by the Administrative Agent and may revise the percentage used to calculate the Servicing Fee.

(i)    The Servicer, if other than Santander Consumer, shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to Indebtedness of an Obligor which is not a Receivable.
Section 7.15. Merger or Consolidation, Assumption of Obligations or Resignation, of the Servicer. Any Person (a) into which the Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Servicer may be a party, (c) which may succeed to the properties and assets of the Servicer substantially as a whole or (d) which may succeed to the duties and obligations of the Servicer under this Agreement following the resignation of the Servicer, which Person executes an agreement of assumption acceptable to the Administrative Agent to perform every obligation of the Servicer hereunder, shall, with the prior written consent of the Administrative Agent, be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that:
(i)    prior written notice of such consolidation, merger, succession or resignation shall be delivered by the Servicer to the Administrative Agent;
(ii)    immediately after giving effect to such consolidation, merger, succession or resignation, no Servicer Termination Event and no event which after notice or lapse of time, or both, would become a Servicer Termination Event shall have occurred and is continuing;
(iii)    no Termination Event or Unmatured Termination Event would occur as result of such consolidation, merger, succession or resignation;
(iv)    the Servicer shall have delivered to the Borrower and the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, succession or resignation and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement and the other Transaction Documents to which it is a party relating to such transaction have been complied with; and
(v)    the Servicer shall have delivered to the Borrower and the Administrative Agent an Opinion of Counsel to the effect that either: (A) in the opinion of such counsel, all financing statements, continuation statements and amendments and notations on Certificates of Title thereto have been executed and filed that are necessary to preserve and protect the interest of the Borrower, the Secured Parties and the Administrative Agent in the Receivables and reciting the details of such filings or (B) no such action shall be necessary to preserve and protect such interest.
Section 7.16. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Receivables to the same extent as if a security interest in such Receivables had not been granted hereunder, and the exercise by the Administrative Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due, from funds available to the Borrower under Section 2.08

(a)(xiii) or Section 2.08(b)(2)(xiii), any Taxes, including any sales taxes payable in connection with the Receivables and their creation and satisfaction. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability with respect to any Receivable, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.
Section 7.17. Custody of Receivable Files.
(a)    To assure uniform quality in servicing the Receivables and to reduce administrative costs, the Administrative Agent, on behalf of the Secured Parties, hereby revocably appoints the Servicer as its agent, and the Servicer hereby accepts such appointment, to act as custodian, on behalf of the Administrative Agent and the Secured Parties, of the Receivables and the related Receivable Files.
(b)    On the Closing Date, the Servicer shall deliver an Officer’s Certificate to the Administrative Agent, on behalf of the Secured Parties, confirming that the Servicer has received, on behalf of the Administrative Agent and the Secured Parties, all the documents and instruments necessary for the Servicer to act as the agent of the Administrative Agent and the Secured Parties for the purposes set forth in this Section, including the documents referred to herein, and the Administrative Agent and the Secured Parties are hereby authorized to rely on such Officer’s Certificate.
(c)    The Servicer, as custodian, may delegate in the ordinary course of business any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that the Servicer, as custodian, shall at all times remain responsible for the performance of such duties and obligations.
Section 7.18. Duties of Servicer as Custodian.
(a)    Safekeeping. The Servicer, in its capacity as custodian, shall hold the Receivable Files for the benefit of the Administrative Agent and the Secured Parties and maintain such accurate and complete accounts, records and computer systems pertaining to each Receivable File as shall enable the Servicer and the Borrower to comply with this Agreement. In performing its duties as custodian, the Servicer shall act with reasonable care, using that degree of skill and attention that it exercises with respect to the files of comparable motor vehicle installment sales contracts and installment loans that the Servicer services for itself or others. The Servicer shall conduct, or cause to be conducted, in accordance with its customary practices and procedures, periodic examinations of the files of all receivables owned or serviced by it which shall include the Receivable Files held by it under this Agreement, and of the related accounts, records and computer systems, in such a manner as shall enable the Administrative Agent or its representatives to verify the accuracy of the Servicer’s record keeping. The Servicer shall promptly report to the Administrative Agent any failure on its part to hold the Receivable Files and to maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review of the Receivable Files by the Administrative Agent or the Secured Parties, and none of the Administrative Agent or the Secured Parties shall be liable or responsible for any action or failure to act by the Servicer in its capacity as custodian hereunder.

(b)    Maintenance of and Access to Records. The Servicer shall maintain each Receivable File at one of the locations specified in Schedule D or at such other location as shall be specified to the Administrative Agent by 30 days’ prior written notice. The Servicer may temporarily move individual Receivable Files or any portion thereof without notice as necessary to conduct collection and other servicing activities in accordance with its customary practices and procedures. The Servicer shall make available to the Administrative Agent and the Secured Parties or their duly authorized representatives, attorneys or auditors a list of locations of the Receivable Files, the Receivable Files and the related accounts, records and computer systems maintained by the Servicer at such times during normal business hours as the Administrative Agent and any Secured Party shall reasonably request.
(c)    Release of Documents. As soon as practicable after receiving written instructions from the Administrative Agent, the Servicer shall release any document in the Receivable Files to the Administrative Agent or its agent or designee, as the case may be, at such place or places as the Administrative Agent may reasonably designate. The Servicer shall not be responsible for any loss occasioned by the failure of the Administrative Agent to return any document or any delay in so doing.
(d)    Title to Receivables. The Servicer shall not at any time have, or in any way attempt to assert, any interest in any Receivable held by it as custodian hereunder or in the related Receivable File, other than for collecting or enforcing such Receivable for the benefit of the Administrative Agent on behalf of the Secured Parties. The entire equitable interest in each Receivable and the related Receivable File shall at all times be vested in the Administrative Agent on behalf of the Secured Parties.
(e)    Instructions; Authority to Act. The Servicer shall be deemed to have received proper instructions with respect to the Receivable Files upon its receipt of written instructions signed by a Responsible Officer of the Administrative Agent.
(f)    Indemnification by Custodian. The Servicer, in its capacity as custodian of the Receivable Files, shall indemnify and hold harmless the Administrative Agent, the Secured Parties and each of their respective officers, directors, employees and agents from and against any and all loss, liability or expense that may be imposed on, incurred or asserted against the Administrative Agent, the Secured Parties and each of their respective officers, directors, employees and agents as the result of any improper act or omission in any way relating to the maintenance and custody of the Receivable Files by the Servicer, as custodian; provided, however, that the Servicer shall not be liable for any portion of any such loss, liability or expense resulting from the willful misfeasance, bad faith or negligence of the Administrative Agent or any Secured Party.
(g)    Effective Period and Termination. The Servicer’s appointment as custodian shall become effective as of the Cutoff Date and shall continue in full force and effect until terminated pursuant to this Section. If the Servicer shall resign as Servicer under Section 7.12, or if all of the rights and obligations of the Servicer shall have been terminated under Section 7.13, the appointment of the Servicer as custodian hereunder may be terminated by the Administrative Agent. Notwithstanding the foregoing, the Servicer’s appointment as custodian shall automatically terminate if at any time the Servicer fails to satisfy the Monthly Remittance Condition. As soon as practicable after any such resignation or termination of such appointment, the Administrative Agent shall appoint a Collateral Custodian and the Servicer shall, at its sole cost and expense, deliver, or cause to be delivered, the Receivable Files and the related accounts and records maintained by the Servicer to such Collateral Custodian, or its agent or designee, as the case may be, at such place as the Administrative Agent may reasonably designate to be held upon the terms and conditions that the Servicer shall be required to hold the Receivable Files.
Section 7.19. Backup Servicer. If the Servicer at any time fails to satisfy the Monthly Remittance Condition, the Administrative Agent may appoint a Person selected by it to act as backup servicer, for the benefit of the Administrative Agent and the Secured Parties. Upon such appointment, the Servicer shall enter into a backup servicing agreement with the backup servicer in which the Servicer shall be responsible for all fees, expenses and indemnities of the backup servicer. The terms of such agreement shall set forth, among other things, the duties of the backup servicer which shall not exceed those generally required of a “hot” backup servicer for subprime auto loans and such terms, including the duties as set forth therein, shall be acceptable to the Administrative Agent.

ARTICLE EIGHT

TERMINATION EVENTS
Section 8.01. Termination Events.
(a)    Each of the following events shall constitute a “Termination Event”:
(i)    any of events described in clauses (ii) or (iii) in the definition of Termination Date shall have occurred;
(ii)    if the Borrower was required to enter into a Hedging Agreement pursuant to Section 6.03(a) of this Agreement, failure by the Borrower to enter into or maintain a Hedging Agreement, which failure continues for 30 days;
(iii)    if on any date (A) the Class A-1 Loans Outstanding exceed the Group A-1 Borrowing Base, (B) the Class A-2 Loans Outstanding exceed the Group A-2 Borrowing Base, (C) there exists a Group A-1 Borrowing Base Deficiency or (D) there exists a Group A-2 Borrowing Base Deficiency, and such event in any such case is not cured within two Business Days after the earlier of the date the Borrower or Santander Consumer (1) becomes aware that the Class A-1 Loans Outstanding exceed the Group A-1 Borrowing Base, the Class A-2 Loans Outstanding exceed the Group A-2 Borrowing Base, that a Group A-1 Borrowing Base Deficiency exists or that a Group A-2 Borrowing Base Deficiency exists or (2) written notice thereof is given to the Borrower or Santander Consumer;
(iv)    if any Hedge Counterparty shall not satisfy the Long-Term Rating Requirement or the Short-Term Rating Requirement and shall not have been replaced by the Borrower with a Hedge Counterparty that satisfies the Long-Term Rating Requirement and the Short-Term Rating Requirement, which failure continues for 30 days;
(v)    a Servicer Termination Event shall have occurred;
(vi)    failure on the part of the Borrower or Servicer to make any payment, transfer or deposit required by the terms of any Transaction Document on the day such payment or deposit is required to be made, which failure continues for two Business Days;
(vii)    any failure on the part of the Borrower or Santander Consumer to observe or perform in any respect of its covenants or agreements set forth in any Transaction Document and such failure materially and adversely affects the rights of the Lenders and continues unremedied for 30 days after written notice to the Borrower or Santander Consumer;
(viii)    any representation or warranty made or deemed to be made by the Borrower or Santander Consumer under or in connection with this Agreement, any of the other Transaction Documents or any Monthly Report or any information required to be given by the Borrower or Santander Consumer to the Administrative Agent to identify Receivables pursuant to any Transaction Document, shall prove to have been false or incorrect in any material respect when made, deemed made or delivered and such failure continues unremedied for 30 days after written notice to the Borrower or Santander Consumer;
(ix)    the occurrence of an Insolvency Event relating to Santander Consumer, the Borrower, the Servicer, any of their respective Subsidiaries or Banco Santander (SA);
(x)    the Borrower shall become an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Transaction Documents shall require the Borrower to register as an “investment company” within the meaning of the Investment Company Act;
(xi)    a regulatory, tax or accounting body has ordered that the activities of the Borrower or any Affiliate of the Borrower contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Borrower or any Affiliate of the Borrower contemplated hereby may reasonably be expected to cause the Borrower or any of its respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences;
(xii)    any material adverse change in the operations of the initial Servicer, Santander Consumer, the Borrower or any other event which materially affects the ability of the initial Servicer, Santander Consumer or the Borrower to either collect the Receivables or to perform its obligations under any Transaction Document to which it is a party;
(xiii)    the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or Santander Consumer and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or Santander Consumer and such Lien shall not have been released or stayed within 30 days;
(xiv)    the Administrative Agent shall fail for any reason to have a first priority perfected security interest in any material portion of the Collateral;
(xv)    any Change in Control shall occur;
(xvi)    any Person shall be appointed as an Independent Manager of the Borrower in violation of Section 6.02(n)(xxix);
(xvii)    (A) any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, Santander Consumer or the Servicer, (B) the Borrower, Santander Consumer, the Servicer or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (C) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be perfected first priority security interest;
(xviii)    the Servicer, Santander Consumer or the Borrower shall enter into any transaction or merger whereby it is not the surviving entity or the Borrower shall enter into any merger;
(xix)    an event of default occurs, or an event occurs which, with the giving of notice or the passage of time or both, would constitute an event of default, under any agreement of the Servicer, Santander Consumer, the Borrower or any of their respective Subsidiaries in connection with any Indebtedness of $1,000,000 or more (which for avoidance of doubt shall not include events of termination or similar events under financing agreements entered into by Subsidiaries that are structured as special purpose entities);
(xx)    a final nonappealable judgment shall be entered against, or settlements by, any of Santander Consumer, the Borrower or any of their respective Subsidiaries by a court of competent jurisdiction assessing monetary damages in excess of $1,000,000 and, in the case of a judgment, such judgment shall not have been discharged or stayed within 60 days;
(xxi)    any change in the Credit and Collection Policy occurs, other than in accordance with Section 6.02(l) or Section 6.04(f), without the prior written consent of the Administrative Agent;
(xxii)    the Minimum Net Spread shall exceed the average Net Spread (prior to the Group A-1/A-2 Effective Date, with respect to all Eligible Receivables and on and after the Class A-1 Termination Date, with respect to either Group) for the prior three Collection Periods and the Borrower shall fail to be in compliance with Section 6.03;
(xxiii)    an Insolvency Event occurs with respect to Banco Santander (SA) or Banco Santander (SA) shall be in breach of the Performance Guaranty, the Performance Guaranty shall be held invalid or Banco Santander (SA) repudiates its obligations under the Performance Guaranty;
(xxiv)    any other event which has or is reasonably likely to have a Material Adverse Effect with respect to Santander Consumer (including but not limited to its capacity as Servicer), the Borrower or the Collateral; or
(xxv)    if on any date (A) the Rolling Average Delinquency Ratio (prior to the Group A-1/A-2 Effective Date, with respect to all Eligible Receivables and on and after the Group A-1/A-2 Effective Date, with respect to either Group) exceeds 9.50% or (B) the Rolling Annualized Net Loss Ratio (prior to the Group A-1/A-2 Effective Date, with respect to all Eligible Receivables and on and after the Class A-1 Termination Date, with respect to either Group) exceeds 15.00%.
(b)    Upon the occurrence of any Termination Event, the Administrative Agent shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and, upon such declaration, all Loans and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable; provided, that in the event that a Termination Event described in Section 8.01(a)(ix) has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
(c)    Upon the declaration of the occurrence of the Termination Date in accordance with Section 8.01(b), the following shall immediately occur without further action: (i) the Revolving Period shall terminate and no further Loans will be made and (ii) Interest on all Loans Outstanding will increase to the Alternative Base Rate plus 2.00% (in addition to amounts accrued under the applicable Usage Fee Rate and the Step-up Margin).
Section 8.02. Actions Upon Declaration of the Occurrence of the Termination Date. Upon the declaration of the occurrence of the Termination Date, the Administrative Agent may, or at the direction of the Required Lenders, shall, exercise in respect of the Collateral, in addition to any and all other rights and remedies otherwise available to it, including rights available hereunder and all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, the Administrative Agent may, or at the direction of the Required Lenders, shall take the following remedial actions:
(a)    The Administrative Agent may take any action permitted under the Transaction Documents, including exercising any rights available to it under the Intercreditor Agreement.
(b)    Consistent with the rights and remedies of a secured party under the UCC (and except as otherwise required by the UCC), the Administrative Agent may, on behalf of the Administrative Agent and the Secured Parties and without notice except as specified below, solicit and accept bids for and sell the Collateral or any part of the Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower or any Person claiming the Collateral sold through the Borrower and its successors or assigns.
(c)    Upon the completion of any sale under Section 8.02(b), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and release as may be designated in any such request.
(d)    At any sale under Section 8.02(b), Santander Consumer, the Administrative Agent or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any Secured Party purchasing property at a sale under Section 8.02(b) may set off the purchase price of such property against amounts owing to such Secured Party in full payment of such purchase price.
(e)    The Administrative Agent may direct the Servicer to direct Collections to an account other than the Master Collection Account.
(f)    The Administrative Agent may exercise at the Borrower’s sole expense any and all rights and remedies of the Borrower under or in connection with the Collateral.
Section 8.03. Exercise of Remedies. No failure or delay on the part of the Administrative Agent to exercise any right, power or privilege under this Agreement and no course of dealing between the Borrower, the Secured Parties, on the one hand, and the Administrative Agent, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Administrative Agent or the Secured Parties would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.
Section 8.04. Waiver of Certain Laws. The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Administrative Agent or such court may determine.
Section 8.05. Power of Attorney. The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Article, including (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Administrative Agent, directly or through a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE NINE

INDEMNIFICATION
Section 9.01. Indemnities by the Borrower. Without limiting any other rights which the Administrative Agent, each Lender or its assignee, or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower and Santander Consumer hereby agrees to jointly and severally indemnify the Administrative Agent, each Secured Party or its assignee, and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the Borrower and Santander Consumer shall jointly and severally indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:
(i)    any Receivable represented by the Borrower to be an Eligible Receivable which is not at the applicable time an Eligible Receivable;
(ii)    reliance on any representation or warranty made or deemed made by the Borrower, the Servicer, any of their respective Affiliates or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)    the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any other Transaction Document or a failure by the Borrower, Santander Consumer or the Servicer to comply with any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Transaction Document, or with any Applicable Law with respect to any Contract or Receivable, the related Financed Vehicle or the non-conformity of any Contract with any such Applicable Law and any failure by any Originator or any Affiliate thereof to perform its respective duties under the Contracts and Receivables included as a part of the Collateral;
(iv)    the failure to vest and maintain vested in the Administrative Agent a valid and enforceable security interest in any or all of the Collateral or a valid and enforceable first priority perfected security interest in any or all of the Collateral;
(v)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Transaction Documents;

(vi)    any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable comprising a portion of the Collateral which is, or is purported to be, an Eligible Receivable (including a defense based on the Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(vii)    any failure by the Borrower or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement;
(viii)    any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Contract or the related Financed Vehicle;
(ix)    the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;
(x)    any repayment by the Administrative Agent or a Secured Party of any amount previously distributed in reduction of the Loans Outstanding or payment of Interest, any obligation or any other amount due hereunder or under any Hedging Agreement, in each case which amount such entity believes in good faith is required to be repaid;
(xi)    any litigation, proceeding or investigation (a) before any Governmental Authority in respect of any Contract or Receivable included as part of the Collateral or the related Financed Vehicle included as part of the Collateral, (1) that is not commenced by the Indemnified Party or (2) if so commenced, in which such Indemnified Party is not the prevailing party; provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause resulting from such Indemnified Party’s gross negligence or willful misconduct or (b) relating to arising from the Transaction Documents, the transactions contemplated hereby and thereby, the use of proceeds of the Loans by the Borrower or any other investigation, litigation or proceeding relating to the Borrower or the Servicer in which any Indemnified Person becomes involved as a result of any of the transactions contemplated by the Transaction Documents;
(xii)    the use of the proceeds of any Loan;
(xiii)    any failure by the Borrower to give reasonably equivalent value to Santander Consumer in consideration for the transfer by Santander Consumer to the Borrower of any of the Receivables and the related Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code;

(xiv)    the failure of the Borrower to remit to the Servicer or the Administrative Agent, Collections remitted to the Borrower in accordance with the terms hereof or the commingling by the Borrower of any Collections with other funds;
(xv)    all reasonable and documented fees, costs and expense (including reasonable legal fees and expenses) incurred by any Lender, their respective Credit Providers or the Administrative Agent in connection with reviewing of Hedge Transactions or entering into or giving or withholding any amendments or supplements or waivers or consents (including review and analysis thereof) with respect to the Transaction Documents or any other document or instrument delivered pursuant hereto or thereto (whether or not the same is finally agreed to) if the same is requested by the Borrower or the Servicer, or is required or necessary under the Transaction Documents; or
(xvi)    any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by the Administrative Agent or any Lender as a result of funding all or any portion of the Loans or the acceptance of payments or of Collateral due under the Transaction Documents.
Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against any Indemnified Amounts to the extent such Indemnified Amounts are or result from taxes asserted with respect to taxes on, or measured by, the net income of the applicable Indemnified Party.
Any amounts subject to the indemnification provisions of this Section shall be paid by the Borrower solely pursuant to the provisions of Section 2.08 in the order and priority set forth therein.

ARTICLE TEN

THE ADMINISTRATIVE AGENT
Section 10.01. Authorization and Action.
(a)    Each Lender and each Secured Party hereby designates and appoints Citibank, N.A. (and Citibank, N.A. accepts such designation and appointment) as Administrative Agent hereunder, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.
(b)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.
(c)    Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
(d)    The Administrative Agent shall promptly distribute to each Lender all notices, requests for consent and other information received by the Administrative Agent under this Agreement.
Section 10.02. Delegation of Duties. The Administrative Agent may execute any of its duties under any of the Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 10.03. Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer or Santander Consumer contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four. The Administrative Agent shall be under no obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be deemed to have knowledge of any Termination Event or Servicer Termination Event unless it has received written notice thereof from the Borrower, the Servicer or a Secured Party.
Section 10.04. Reliance.
(a)    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Administrative Agent), independent accountants and other experts selected by the Administrative Agent.
(b)    The Administrative Agent shall be fully justified in failing or refusing to take any action under any of the Transaction Documents unless it shall first receive such advice or concurrence of the Required Lenders and Required Owners as it deems appropriate or it shall first be indemnified to its satisfaction by the Administrative Agent, the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
(c)    The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of the Required Lenders and the Required Owners, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.
(d)    The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of Owners having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.
(e)    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Termination Event unless it has received notice from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Lender. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed by the Required Lenders and Required Owners; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders.
Section 10.05. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, Santander Consumer, the Servicer and the Originators shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, Santander Consumer and the Originators and the Receivables and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, Santander Consumer or the Originators and the Receivables. Except for notices, reports and other documents received by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, Santander Consumer or the Originators or the Receivables which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 10.06. Indemnification. Each Committed Lender agrees to indemnify the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Administrative Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Loans Outstanding) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing;

provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of the Administrative Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the obligations under this Agreement, including the Loans Outstanding, the termination of this Agreement, and any resignation or removal of the Administrative Agent.
Section 10.07. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Transaction Document as though it were not Administrative Agent hereunder. In addition, the Lenders acknowledge that the Administrative Agent may act (i) as administrator, sponsor or agent for one or more Conduit Lenders and in such capacity act and may continue to act on behalf of each such Conduit Lender in connection with its business and (ii) as the agent for certain financial institutions under the liquidity and credit enhancement agreements relating to this Agreement to which any one or more Conduit Lenders is party and in various other capacities relating to the business of any such Conduit Lender under various agreements. The Administrative Agent, in its capacity as Administrative Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as Administrative Agent other than as expressly provided in this Agreement. The Administrative Agent may act as Administrative Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
Section 10.08. Assignment. The Administrative Agent may freely assign its rights and obligations hereunder upon ten days’ notice to the Lenders and the Borrower.
Section 10.09. Successor Administrative Agents. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Administrative Agent pursuant to this Section. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders and Required Owners shall appoint a successor Administrative Agent. Any successor administrative agent shall succeed to the rights, powers and duties of the resigning Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent or agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE ELEVEN

ASSIGNMENTS; PARTICIPATIONS
Section 11.01. Assignments and Participations.
(a)    Each Lender agrees that the Notes or interest therein owned by such Lender pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and that such Lender will not offer to sell or otherwise dispose of the Notes or the interest therein so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable State securities laws. Each Lender hereby confirms and agrees that, in connection with any syndication, offering, transfer or sale by it of any interest in the Notes, such Lender has not engaged and will not engage in a general solicitation or general advertising.
(b)    Each Lender may upon at least 10 days’ notice to the Administrative Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $10,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Lender Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Administrative Agent, (v) the parties to each such assignment shall have agreed to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including the reasonable fees and disbursements of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with such assignment, (vi) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Article Twelve and (vii) there shall be no increased costs, expenses or taxes incurred by the Administrative Agent or the Lenders upon assignment or participation. Upon such execution, delivery, acceptance and recording by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    The Administrative Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names, addresses and Commitment of each Lender and the Principal Amount of each Loan made by each Lender from time to time (the “Lender Register”). The entries in the Lender Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement. The Lender Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Subject to the provisions of Section 11.01(a), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, and the Administrative Agent shall then record the information contained therein in the Lender Register.
(f)    Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and each Loan owned by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Sections 2.13 and 2.14; provided, however, that no participant shall be entitled to receive payment under either such Section in excess of the amount that would have been payable under such Section by the Borrower to the Lender granting its participation had such participation not been granted, and no Lender granting a participation shall be entitled to receive payment under either such Section in an amount which exceeds the sum of (i) the amount to which such Lender is entitled under such Section with respect to any portion of any Loan owned by such Lender which is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and the applicable Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 11.01.
(g)    Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information, including Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.
(h)    Nothing herein shall prohibit any Lender from pledging or assigning as Collateral any of its rights under this Agreement to any Federal Reserve Bank or any other Governmental Authority in accordance with Applicable Law and any such pledge or Collateral assignment may be made without compliance with Section 11.01(a) or 11.01(b).

ARTICLE TWELVE

MUTUAL COVENANTS REGARDING CONFIDENTIALITY
Section 12.01. Covenants of the Borrower and the Servicer. Each of the Borrower and the Servicer, severally and with respect to itself only, covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of a Lender under this Agreement), except as the Administrative Agent or any such Lender may have consented to in writing prior to any proposed disclosure and except it may disclose such information (i) to its officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower or the Servicer, (iii) to Banco Santander or its Affiliates or (iv) to the extent it should be (a) required by Applicable Law (including filing a copy of this Agreement and the other Transaction Documents (other than the Fee Letter and excluding from any such copy the identity of each Lender)) as exhibits to filings required to be made with the Securities and Exchange Commission, or in connection with any legal or regulatory proceeding or (b) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iv)(a), the Borrower and the Servicer, as applicable, will use all reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Lenders of its intention to make any such disclosure prior to making such disclosure.
Section 12.02. Covenants of the Administrative Agent and the Lenders.
(a)    Each of the Administrative Agent and each Lender covenants and agrees that it will not disclose any of the Confidential Information now or hereafter received or obtained by it without the Borrower’s prior written consent; provided, however, that it may disclose any such Confidential Information to those of its employees or Affiliates directly involved in the transactions contemplated by the Transaction Documents or to the Rating Agencies.
(b)    Each of the Administrative Agent and each Lender may also disclose any such Confidential Information to its Advisors who need to know such information for the purpose of assisting it in connection with the transactions contemplated by the Transaction Documents. Each of the Administrative Agent and each Lender agrees to be responsible for any breach of this Agreement by its Affiliates and Advisors, and it agrees that its Affiliates and Advisors will be advised by it of the confidential nature of such information and that it shall cause its Affiliates to be bound by this Agreement.
(c)    None of the Administrative Agent, any Lender nor any of their respective Affiliates, employees, agents or Advisors, without the prior written consent of the Borrower, will disclose to any person the fact that Confidential Information has been provided to it or them, that discussions or negotiations have taken place with respect to the transactions contemplated by the Transaction Documents, or the existence, terms, conditions or other facts of the transactions contemplated by the Transaction Documents, including the status thereof.

(d)    Each of the Administrative Agent and each Lender acknowledges and agrees that any Confidential Information provided to it, in whatever form, is the sole property of the Borrower and Santander Consumer. Neither such Person nor its Affiliates or Advisors shall use any of the Confidential Information now or hereafter received or obtained from or through the Borrower, Santander Consumer or any of their respective Affiliates for any purpose other than for purposes of engaging in, or as otherwise contemplated by, the transactions contemplated by the Transaction Documents. The Administrative Agent and each Lender agree that if the Borrower and/or Santander Consumer should request that it destroy or return the Confidential Information, it shall return or destroy such Confidential Information as so directed; provided that it shall be permitted to retain only that portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, that is necessary for purposes of documenting any due diligence review performed by it in connection with the Transaction.
(e)    Each of the Administrative Agent and each Lender acknowledges that all Confidential Information is considered to be proprietary and of competitive value, and in many instances trade secrets. Each of the Administrative Agent and each Lender agrees that because of the unique nature of the Confidential Information any breach of this Agreement would cause the Borrower, Santander Consumer and their respective Affiliates irreparable harm and money damages and other remedies available at law in the event of a breach would not be adequate to compensate the Borrower, Santander Consumer and their Affiliates for any such breach. Accordingly, each of the Administrative Agent and each Lender acknowledges and agrees that the Borrower, Santander Consumer and their respective Affiliates shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, as a remedy for any such breach. Such relief shall be in addition to, and not in lieu of, all other remedies available to the Borrower, Santander Consumer and their respective Affiliates whether at law or in equity.
(f)    If the Administrative Agent, any Lender or any of their respective Affiliates or Advisors are legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any of the Confidential Information (including the fact that discussions or negotiations took place with respect to the transactions contemplated by the Transaction Documents), the related entity shall promptly notify the Borrower and Santander Consumer in writing (unless it has been advised by an Opinion of Counsel that such notification is prohibited by law or regulation) of such requirement so that the Borrower and/or Santander Consumer, at their sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof. The Administrative Agent and each Lender agrees to use its reasonable efforts, upon the written request of the Borrower or Santander Consumer, to obtain or assist the Borrower or the Servicer in obtaining any such protective order. Failing the reasonably timely entry of a protective order or the reasonably timely receipt of a waiver hereunder, it may disclose, without liability hereunder, that portion (and only that portion) of the Confidential Information that it have been advised by an Opinion of Counsel that it is legally compelled to disclose; provided that it agrees to use reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information by the person or persons to whom it was disclosed.

Notwithstanding the foregoing, it is understood that the Administrative Agent and each Lender or its Affiliates may be required to disclose (and may so disclose, without liability hereunder, provided that it complies with the following sentence) the Confidential Information or portions thereof at the request of a bank examiner or other regulatory authority or in connection with an examination of it or its Affiliates by a bank examiner or other regulatory authority, including in connection with the regulator compliance policy of Administrative Agent or any Lender. Under such circumstances, the related entity agrees to provide notice to the Seller and Santander Consumer as soon as practicable in connection with (and, if possible, before) releasing the Confidential Information to the bank examiner or other regulatory authority pursuant to such request or examination.
(g)    It is understood and agreed that no failure or delay by the Servicer, the Borrower, the Administrative Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
Section 12.03. Non-Confidentiality of Tax Treatment and Tax Structure. Notwithstanding anything to the contrary contained herein or in any document related to the transactions contemplated hereby, in connection with Treasury Regulations Section 1.6011-4T, Section 301.6111-1T and Section 301.6112-1T of the Code, the parties hereby agree that, from the commencement of discussions with respect to the transactions described herein, each party hereto (and each of its employees, representatives, Advisors, Affiliates or agents) is permitted to disclose to any and all persons of any kind (other than limitations imposed by State or federal securities laws), the structure and tax aspects of the transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to each such party related to such structure and tax aspects. In this regard, each party hereto acknowledges and agrees that this disclosure of the structure or tax aspects of the transactions is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding) except as is reasonably necessary to comply with state and federal securities laws. Furthermore, each party hereto acknowledges and agrees that it does not know or have reason to know that it use or disclosure of information relating to the structure or tax aspects of the transactions is limited in any other manner (such as where the transactions are claimed to be proprietary of exclusive) for the benefit of any other Person (other than as it may be limited by State or federal securities laws).

ARTICLE THIRTEEN

MISCELLANEOUS
Section 13.01. Amendments and Waivers. Except as otherwise provided in this Section, no amendment, waiver, or other modification of any provision of this Agreement or any schedule or exhibit hereto shall be effective without the written agreement of the parties hereto and the Required Lenders:
(a)    waive any condition set forth in Section 4.02;
(b)    amend any provision of Section 2.08;
(c)    amend any provision of Schedule B;
(d)    change any provision of this Section or the definition of “Required Lenders” or “Required Owners” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive, or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(e)    amend or change the definition of “Group A-1 Borrowing Base”, “Group A-2 Borrowing Base”, “Group A-1 Borrowing Base Deficiency”, “Group A-2 Borrowing Base Deficiency”, “Level 1 Trigger Event”, “Group A-1 Required Credit Enhancement Amount”, “Group A-2 Required Credit Enhancement Amount”, “Group A-1 Required Credit Enhancement Percentage”, “Group A-2 Required Credit Enhancement Percentage”, “Required Credit Enhancement Percentage”, “Minimum Net Spread” or “Net Spread”; or
(f)    reduce the principal or the rate of interest on any Loans Outstanding or any fees or other amounts payable hereunder or any other Transaction Documents;
provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders, affect the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document.
(3)No amendment, waiver or other modification having a material adverse effect on the rights or obligations of any Hedge Counterparty shall be effective against such Hedge Counterparty without the written agreement of such Hedge Counterparty.
(4)
(5)The Administrative Agent shall provide Standard & Poor’s with notice of any amendment or modification of which it has knowledge to a Transaction Document, so long as Standard & Poor’s rates any of the Commercial Paper Notes.
(6)
Section 13.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by (i) mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) telex, when telexed against receipt of answer back or (iii) facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article Two shall not be effective until received with respect to any notice sent by mail, telecopier or e-mail.
Section 13.03. No Waiver, Rights and Remedies. No failure on the part of the Administrative Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.
Section 13.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of Section 2.08(a)(xii), Section 2.08(b)(1)(xii) or Section 2.08(b)(2)(xii) shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.
Section 13.05. Term of this Agreement. This Agreement shall remain in full force and effect until the Facility Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article Five and the indemnification and payment provisions of Article Nine, the confidentiality provisions of Article Twelve, the provisions of Section 13.10 and any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination of this Agreement.
Section 13.06. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
Section 13.07. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO

HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
Section 13.08. Costs, Expenses and Taxes.
(a)    In addition to the rights of indemnification granted to the Administrative Agent, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article Nine, the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent and the Secured Parties incurred in connection with the administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Secured Parties with respect thereto and with respect to advising such entities as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by such entities in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.
(b)    The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to a Lender in connection with this Agreement or the funding or maintenance of Loans hereunder.
Section 13.09. No Insolvency Proceedings.
(a)    Notwithstanding any prior termination of this Agreement, no Lender shall, prior to the date which is one year and one day after the final payment of the Aggregate Unpaids, petition, cooperate with or encourage any other Person in petitioning or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Borrower under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Borrower.
(b)    Notwithstanding any prior termination of this Agreement, each of the Borrower and the Servicer hereby agrees that it shall not institute against, or join any other person in instituting against, any Conduit Lender any Insolvency Proceeding, for one year and a day after the latest maturing Commercial Paper Note or other debt security issued by such Conduit Lender is paid.
Section 13.10. Recourse Against Certain Parties.
(a)    No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any such Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent and any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section shall survive the termination of this Agreement.
(b)    Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, no Conduit Lender shall have no obligation to pay any amount required to be paid by it hereunder or thereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of any Conduit Lender hereunder are contingent upon the availability of funds in excess of the amounts necessary to pay Commercial Paper Notes; and each of the Borrower, the Servicer and the Secured Parties agrees that they shall not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation exceeds the amount available to any Conduit Lender to pay such amounts after paying or making provision for the payment of its Commercial Paper Notes.
(c)    The provisions of this Section shall survive the termination of this Agreement.
Section 13.11. Patriot Act Compliance. The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it, and each other Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Administrative Agent and each

Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent and each Lender.
Section 13.12. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:
SANTANDER CONSUMER RECEIVABLES 7 LLC
By:
Name:
Title:
Address for Notices:
Santander Consumer Receivables 7 LLC
8585 North Stemmons Freeway
Suite 1100 N
Dallas, TX 75247
Attention: Andrew Kang
Facsimile No.: (214) 292-2709
Telephone No.: (214) 237-3792
E-mail: akang@santanderconsumerusa.com

THE SERVICER:
SANTANDER CONSUMER USA INC.
By:
Name:
Title:
Address for Notices:
Santander Consumer USA Inc.
8585 North Stemmons Freeway
Suite 1100 N
Dallas, TX 75247
Attention: Andrew Kang
Facsimile No.: (214) 292-2709
Telephone No.: (214) 237-3792
E-mail: akang@santanderconsumerusa.com

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THE ADMINISTRATIVE AGENT:
CITIBANK, N.A.
By:
Name:
Title:
Address for Notices:
Citibank, N.A.
750 Washington Blvd.
Stamford, CT 06901
Attention: Global Securitization Products
Telephone: 203-975-6383
Facsimile: 203-975-6462
E-mail: robert.kohl@citi.com

TYPE OF LENDER: Committed Lender
CITIBANK, N.A.

By:
Name:
Title:

Class A‑1 Commitment: $625,000,000
Class A‑2 Commitment: $625,000,000

Address for Notices:
390 Greenwich Street, 1st Floor
New York, New York 10013
Attention: Global Securitization Products
Telephone: 212-723-3723
Facsimile: 646-862-9894
E-mail: linda.moses@citi.com

TYPE OF LENDER: Conduit Lender
CIESCO, LLC

By: CITIBANK, N.A.,
  its attorney-in-fact

By:
Name:
Title:

Class A‑1 Commitment: $156,250,000
Class A‑2 Commitment: $156,250,000

Address for Notices:
CIESCO, LLC
c/o Citibank, N.A.
750 Washington Blvd.
Stamford, CT 06901
Attention: Global Securitization Products
Telephone: 203-975-6383
Facsimile: 203-975-6462
E-mail: robert.kohl@citi.com

TYPE OF LENDER: Conduit Lender
CHARTA, LLC

By: CITIBANK, N.A.,
  its attorney-in-fact

By:
Name:
Title:

Class A‑1 Commitment: $156,250,000
Class A‑2 Commitment: $156,250,000
Address for Notices:
CHARTA, LLC
c/o Citibank, N.A.
750 Washington Blvd.
Stamford, CT 06901
Attention: Global Securitization Products
Telephone: 203-975-6383
Facsimile: 203-975-6462
E-mail: robert.kohl@citi.com

TYPE OF LENDER: Conduit Lender
CRC FUNDING, LLC

By: CITIBANK, N.A.,
  its attorney-in-fact

By:
Name:
Title:

Class A‑1 Commitment: $156,250,000
Class A‑2 Commitment: $156,250,000
Address for Notices:
CRC Funding, LLC
c/o Citibank, N.A.
750 Washington Blvd.
Stamford, CT 06901
Attention: Global Securitization Products
Telephone: 203-975-6383
Facsimile: 203-975-6462
E-mail: robert.kohl@citi.com

TYPE OF LENDER: Conduit Lender
CAFCO, LLC

By: CITIBANK, N.A.,
  its attorney-in-fact

By:
Name:
Title:

Class A‑1 Commitment: $156,250,000
Class A‑2 Commitment: $156,250,000
Address for Notices:
CAFCO, LLC
c/o Citibank, N.A.
750 Washington Blvd.
Stamford, CT 06901
Attention: Global Securitization Products
Telephone: 203-975-6383
Facsimile: 203-975-6462
E-mail: robert.kohl@citi.com

SCHEDULE A
CONDUIT SUPPLEMENT

Lender Group~~:~~	Citibank
~~Agent~~	Citibank, N.A.
Address for Notices~~:~~	Citibank, N.A. 750 Washington Blvd. Stamford, CT 06901 Attention: Global Securitization Products Telephone: 203-975-6383 Facsimile: 203-975-6462 E-mail: robert.kohl@citi.com
Conduit Lenders:	CIESCO, LLC CHARTA, LLC CRC FUNDING, LLC CAFCO, LLC
Commitment:	$312,500,000 and not to exceed 50% of such amount on and after October [__], 2012
Address for Notices and Investing Office:	c/o Citibank, N.A. 750 Washington Blvd. Stamford, CT 06901 Attention: Global Securitization Products Telephone: 203-975-6383 Facsimile: 203-975-6462 E-mail: robert.kohl@citi.com

Cost of Funds Rate:
For each Conduit Lender, for any Interest Period (or portion thereof), (a) to the extent that such Conduit Lender funds its Invested Percentage of the Loans during such Interest Period with outstanding Commercial Paper Notes, the per annum rate, on the basis of a 360-day year, equal to the weighted average of the rates at which all Commercial Paper Notes issued by such Conduit Lender to fund its Invested Percentage of the Loans Outstanding during such Interest Period were sold, which rates include all dealer commissions and other costs of issuing such Commercial Paper Notes, whether any such Commercial Paper Notes were specifically issued to fund its Invested Percentage of the Loans Outstanding or are allocated, in whole or in part, to such funding.

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Committed Lender:	Citibank, N.A.

Commitment~~:~~	$1,250,000,000 and not to exceed 50% of such amount on and after October [__], 2012

Address for Notices and Investing Office:	Citibank, N.A. 390 Greenwich Street, 1st Floor New York, New York 10013 Attention: Global Securitization Products Telephone: 212-723-3723 Facsimile: 646-862-9894 E-mail: linda.moses@citi.com

Wire Information:
CAFCO Redemption Account
Citibank, N.A.
ABA: 021000089
A/C: 40636695
Re: Santander Consumer Receivables 7 LLC

CHARTA Redemption Account
Citibank, N.A.
ABA: 021000089
A/C: 40737402
Re: Santander Consumer Receivables 7 LLC

CIESCO Redemption Account
Citibank, N.A.
ABA: 021000089
A/C: 40636636
Re: Santander Consumer Receivables 7 LLC

CRC Redemption Account
Citibank, N.A.
ABA: 021000089
A/C: 40517805
Re: Santander Consumer Receivables 7 LLC

SA-2

SCHEDULE B
ELIGIBLE RECEIVABLE CRITERIA
An “Eligible Receivable” means a Receivable as to which all of the following conditions are satisfied:
(i)    which is payable in Dollars in the United States or one of its territories;
(ii)    for which the related Obligor is not (a) an Affiliate or an employee of an Originator or (b) the U.S. government or any State or any agency, department or instrumentality of the U.S. government or any State or other government entity;
(iii)    which at the time of origination, the related Obligor provided as its most recent billing address an address located in the United States;
(iv)    which is not a Defaulted Receivable at the time of its acquisition by the Borrower;
(v)    with respect to which at its time of acquisition by the Borrower no scheduled payment, or more than 50% thereof, remains unpaid for more than 30 days from the original due date for such payment
(vi)    which is not due from an Obligor who has defaulted under a previous retail installment loan agreement with Santander Consumer or the related Originator (if other than Santander Consumer);
(vii)    which was originated in the United States by (a) a Dealer approved by Santander Consumer and then sold to Santander Consumer pursuant to an existing Dealer Agreement or (b) an Approved Origination Channel and then sold to Santander Consumer, in each case, in the ordinary course of the related Originator’s business pursuant to a transaction constituting a bona fide sale and which was created as a result of an advance by such Originator in the ordinary course of its business, directly to or for the benefit of an Obligor for the purchase or refinancing of the related Financed Vehicle;
(viii)    which does not require the Obligor to consent to the transfer, sale or assignment of the rights and duties of Santander Consumer thereunder;
(ix)    which is secured by a Financed Vehicle that is a new or used automobile as to which the Borrower will have good and marketable title thereto and which is not subject to any Lien on the related Financed Vehicle which are Liens prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by the Receivable, and as to which at any time, the Administrative Agent, for the benefit of the Secured Parties, shall have a valid and perfected first priority security interest, free and clear of all Liens and rights of others;

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(x)    [reserved];
(xi)    with respect to which the related Contract is a Simple Interest Contract bearing a fixed APR of not less than 0.00% and not more than 30.00%;
(xii)    which provides for level monthly payments (provided that the payment in the first and last months of the Receivable may be minimally different from the level payment) that fully amortize the Amount Financed and yield interest at the related APR over an original term of no fewer than 12 months and no more than 75 months in the case of Receivables originated by World Omni and no more than 72 months for all other Receivables;
(xiii)    which provides for, in the event that such Receivable is prepaid by the Obligor, a prepayment that fully pays the Principal Balance of such Receivable and any interest accrued at the related APR through the date of prepayment;
(xiv)    which provides the Borrower with a clear right of repossession on the Financed Vehicle securing such Receivable and contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security, and the related Financed Vehicle has not been repossessed from the related Obligor on or prior to the related Cutoff Date;
(xv)    the purchase of which with the proceeds of Commercial Paper Notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act;
(xvi)    which was not, at the time such Receivable first became part of the Collateral, subject to any right of rescission, cancellation, set-off, claim, counterclaim or defense (including the defense of usury) of the Obligor or any proceedings pending or, to the best of the Borrower’s knowledge threatened, wherein the Obligor or any Governmental Authority has alleged the related Contract is illegal or unenforceable;
(xvii)    which arises pursuant to a Contract with respect to which each of the related Originator and the Borrower has performed all obligations required to be performed by it thereunder, including shipment of the related Financed Vehicle in good repair, without defects and in satisfactory order and/or the performance of the services purchased thereunder;
(xviii)    which does not have a loan-to-value ratio greater than or equal to 160.00%;
(xix)    as to which a loan-to-value ratio calculated at the time of origination is included in the data provided on the Schedule of Receivables;
(xx)    which had an LFS Score of at least 250 at the time of origination;

(xxi)    which is secured by a valid, subsisting and enforceable first priority perfected security interest in favor of the Borrower in the related Financed Vehicle with respect to which all filings have been made, which security interest has been validly assigned by the Borrower to the Administrative Agent and with respect to which all filings necessary in any jurisdiction to give the Administrative Agent a first priority perfected security interest in such Receivable;
(xxii)    which arises under a Contract which has been properly executed by the parties thereto and which represents the genuine, legal, valid and binding payment obligation in writing of the Obligor, in full force and effect, enforceable by the holder thereof in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally;
(xxiii)    which shall have complied with, at the time of its origination, and shall remain in compliance with, all Requirements of Law, including all consumer protection laws;
(xxiv)    with respect to which there is only one original Contract related thereto and such Contract has not been sold, transferred, assigned or pledged by Santander Consumer to any Person other than the Borrower;
(xxv)    the Obligor of which is required to make payments to the Lockbox or to the Master Collection Account; provided, that with respect to Receivables purchased by Santander Consumer from a third party previously approved by the Administrative Agent, payments received from Obligors will be deposited into the Master Collection Account, and payments received from Obligors will at all events be deposited into the Master Collection Account within two Business Days of receipt;
(xxvi)    as to which the related Contract had not been modified, extended, amended, waived or altered in any respect, except in accordance with the Credit and Collection Policy during the six months prior to the time such Receivable first became part of the Collateral;
(xxvii)    as to which each of Santander Consumer and the Borrower has done nothing, at the time such Receivable first became part of the Collateral, to impair the rights of the Secured Parties therein;
(xxviii)    with respect to which the related Financed Vehicle is required by the terms of the related Contract to be covered by an individual physical damage insurance policy and the related Contract requires such Obligor to pay all sales, use, property, excise and other similar taxes imposed on or with respect to the related Financed Vehicle and makes such Obligor liable for all payments required to be made thereunder, without any setoff, counterclaim or defense for any reason whatsoever, subject only to such Obligor’s right of quiet enjoyment;

(xxix)    which constitutes “tangible chattel paper” and not “electronic chattel paper” under and as defined in Article 9 of the UCC as then in effect in the UCC;
(xxx)    with respect to which the Contract evidencing such Receivable, including the description of the motor vehicle and/or services contained therein, is in all respects complete, accurate and represents the entire agreement between the related Originator and the Obligor;
(xxxi)    with respect to which the Servicer or the Collateral Custodian, if a Collateral Custodian has been approved, is holding the related Receivable File for the benefit of the Secured Parties;
(xxxii)    which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;
(xxxiii)    with respect to which any compromise, extension, rebate, adjustment, amendment or modification (including by the extension of time for payment or the granting of any discounts, allowances or credits) was made as permitted by the Credit and Collection Policy and in compliance with the requirements of Section 7.03(c)(i);
(xxxiv)    with respect to which the information set forth in the Schedule of Receivables is true and correct in all material respects as of the opening of business on the related Cutoff Date and for which no selection procedures adverse to the interests of the Secured Parties have been utilized;
(xxxv)    with respect to which, at the time of the related Cutoff Date, the related Obligor was not the subject of a bankruptcy proceeding since the origination of the related Contract;
(xxxvi)    which as of the Cut-off Date has a Principal Balance of at least $500 but no more than $85,000;
(xxxvii)    with respect to which the related Contract satisfies in all material respects the requirements of the Credit and Collection Policy that was in effect as of the related Cutoff Date and it was (a) underwritten by Santander Consumer or, in the case in accordance with the Credit and Collection Policy or (b) if originated by an Originator other than Santander Consumer, has been reunderwritten by Santander Consumer in accordance with the Credit and Collection Policy;
(xxxviii)    with respect to which the related Originator has fulfilled all obligations to be fulfilled on its part under or in connection with the origination, acquisition and assignment of such Receivable, including giving notices or consents necessary to effect the acquisition of the Receivable;

(xxxix)    with respect to which the sale, transfer, assignment and conveyance of by the related Originator is not subject to and will not result in any Tax payable by the Originator or the Borrower to any federal, State or local government, other than those Taxes which have or will be paid by such Originator as due;
(xl)    with respect to which Santander Consumer used no selection procedures that identified such Receivable as being less desirable or valuable than other comparable motor vehicle loans originated or acquired by Santander Consumer;
(xli)    as to which there is no Lien (other than Liens arising pursuant to the related Receivable) against the related Financed Vehicle;
(xlii)    with respect to which, at the time of origination, all proceeds on the related Contract were fully disbursed and there is no requirement for future advances thereunder and all fees and expenses in connection with the origination of the Receivable have been paid;
(xliii)    which does not provide for the substitution, exchange or addition of any Financed Vehicle to such Receivable;
(xliv)    with respect to which, to the best of the Borrower’s knowledge, (a) was originated without fraud or misrepresentation and (b) no Obligor is a Person involved in the business of leasing or selling equipment of a type similar to the Financed Vehicle;
(xlv)    with respect to which the Servicer holds the Certificate of Title or the application for a Certificate of Title for the related Financed Vehicle or the Servicer will obtain within 180 days of the related Cutoff Date a Certificate of Title with respect to the Financed Vehicle as to which the Servicer holds only such application;
(xlvi)    with respect to which, the Dealer (i) was selected by the related Originator based on such Originator’s underwriting criteria, the Dealer’s financial operating history and record of compliance with requirements under applicable United States federal and State law, (ii) has entered into an agreement with such Originator providing for the sale of motor vehicle loans from time to time by such Dealer to such Originator, (iii) is authorized to originate such Receivable for sale to such Originator under such Originator’s underwriting guidelines and (iv) has not engaged in any conduct constituting fraud or misrepresentation with respect to such Receivable;
(xlvii)    with respect to which, if there is a Dealer Agreement for that Receivable, the Dealer (i) was selected by the related Originator based on such Originator’s underwriting criteria, the Dealer’s financial operating history and record of compliance with requirements under applicable United States federal and State law, (ii) has entered into an agreement with such Originator providing for the sale of motor vehicle loans from time to time by such Dealer to such Originator, (iii) is authorized to originate such Receivable for sale to such Originator under such Originator’s underwriting guidelines and (iv) has not engaged in any conduct constituting fraud or misrepresentation with respect to such Receivable or, if there is no Dealer Agreement with respect to a Receivable, which was originated in accordance with such Originator’s underwriting criteria;
(xlviii)    with respect to which, if there is a Dealer Agreement for that Receivable, (i) the Dealer that sold the related Contract to the related Originator has entered into a Dealer Agreement and such Dealer Agreement constitutes the entire agreement between such Originator and such Dealer with respect to the sale of such Contract to such Originator, and (ii) each such Dealer Agreement is in full force and effect and is the legal, valid and binding obligation of such Originator; there have been no material defaults by such Originator under such Dealer Agreement; such Originator has fully performed all of its obligations under such Dealer Agreement and has not made any statements or representations to such Dealer (whether written or oral) inconsistent with any term of such Dealer Agreement; the purchase price (as specified in such Dealer Agreement, if any) for such Contract has been paid in full by such Originator; there is no other payment due to such Dealer from such Originator for the purchase of such Contract; such Dealer has no right, title or interest in or to such Contract; there is no prior course of dealing between such Dealer and such Originator which will affect the terms of such Dealer Agreement; and any payment owed to such Dealer by such Originator is a corporate obligation of such Originator in the nature of a bonus for amounts collected by such Originator in excess of the purchase price for such Contract;
(xlix)    which, if the related Financed Vehicle is titled in the State of Texas, such Financed Vehicle is a “motor vehicle” as defined in Section 501.002 of the Texas Transportation Code;
(l)    with respect to which the related Contract has not been stamped or otherwise marked to show any interest of any other Person or any such stamp or other mark has been cancelled;
(li)    with respect to which the related Financed Vehicle was properly delivered to the related Obligor in good repair, without defects and in satisfactory order; and
(iii)    with respect to Receivables originated by an Approved Origination Channel, scoring for LFS Scores shall have been determined in accordance with standard scoring values substantially equivalent to those employed by Santander Consumer as of the Closing Date.

SCHEDULE C
SCHEDULE OF RECEIVABLES
(Original delivered to the Administrative Agent)

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SCHEDULE D

LOCATION OF RECEIVABLE FILES
Santander Consumer USA Inc.
8585 North Stemmons Freeway
Suite 1100 N
Dallas, TX 75247
Wells Fargo Bank, National Association
MAC N9311-161
Sixth Street and Marquette Avenue
Minneapolis, MN 55479
Santander Consumer USA Inc.
5201 Rufe Snow Dr.
North Richland Hills, TX 76180
Iron Mountain
745 Atlantic Avenue
Boston, MA 02111
Vintek Inc.
1735 Market Street
9th Floor, Suite #900
Philadelphia, PA 19103

RecordMax LLC
2051 W. I-65 Service Road North
Mobile, AL 36618

Deutsche Bank National Trust Company
1761 E. Andrew Place
Santa Anna, CA 92705

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SCHEDULE E
SCHEDULE OF DOCUMENTS

1.
Warehouse Agreement, dated as of October [__], 2011, among Santander Consumer Receivables 7 LLC, as borrower (the “Borrower”), Santander Consumer USA Inc., (“Santander Consumer”), as servicer (the “Servicer”), CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders, and Citibank, N.A. as committed lender and administrative agent (the “Administrative Agent”).

2.	Purchase Agreement, dated as of August 18, 2010, between Santander Consumer and the Borrower.

3.	Transfer Agreement, dated as of August 18, 2010, between Santander Consumer and the Borrower.

4.	Performance Guaranty, dated August 18, 2010, by Banco Santander (SA) in favor of the Administrative Agent.

5.	Fee Letter, dated October [__], 2011, among Santander Consumer, the Borrower and the Administrative Agent.

6.
Accession Agreement to Intercreditor Agreement, dated as of September 25, 2008, among Wells Fargo Bank, National Association, as the Collateral Custodian under the Existing Warehouse Agreements (as defined therein), the Trust Collateral Agent under certain of the Existing Securitizations (as defined therein) and the Indenture Trustee under the Existing Indentures (as defined therein), Wells Fargo Securities, LLC (f/k/a Wachovia Capital Securities LLC), as Administrative Agent under the Wachovia Warehouse Agreement (as defined therein), Abbey National Treasury Services plc, as Administrative Agent under the Abbey Warehouse Agreement (as defined therein), Santander Investment Securities Inc., as Administrative Agent under the Santander Warehouse Agreement (as defined therein), and each party that has executed an accession agreement thereto, dated as of August 18, 2010, among the Borrower, Santander Consumer and the Administrative Agent.

7.	Power of Attorney, dated as of August 18, 2010, from the Borrower to the Administrative Agent.

8.	Note of the Borrower in favor of Citibank, N.A., dated August 18, 2010.

9.	Opinion of Cowles & Thompson, P.C., dated August 18, 2010, as to certain non-consolidation matters.

10.	Opinion of Cowles & Thompson, P.C., dated August 18, 2010, as to certain true-sale matters.

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11.	Opinion of Cowles & Thompson, P.C., dated August 18, 2010, as to certain corporate and security interest matters.

12.	Opinion of Cowles & Thompson, P.C., dated October [__], 2011, as to certain corporate and security interest matters.

13.	Opinion of Cowles & Thompson, P.C., dated August 18, 2010, as to certain Texas concentration matters.

14.	Opinion of in-house counsel to Banco Santander, S.A., dated August 18, 2010, as to the enforceability of the Performance Guaranty.

SE-2

SCHEDULE F
[RESERVED]

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SCHEDULE G
CREDIT ENHANCEMENT TABLES

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SCHEDULE H
REPRESENTATIONS AND WARRANTIES REGARDING SECURITY INTEREST
The Borrower represents and warrants, as of the Closing Date and as of each Addition Date:
(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in all Receivables in favor of the Administrative Agent, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Borrower;
(ii)    The Borrower has taken all steps necessary to perfect its security interest against the Obligor in the property securing the Receivables;
(iii)    The Receivables constitute “tangible chattel paper” within the meaning of the applicable UCC;
(iv)    The Borrower owns and has good and marketable title to the Receivables free and clear of any Lien, claim, or encumbrance of any Person;
(v)    The Borrower has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Receivables granted to the Administrative Agent hereunder;
(vi)    Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Receivables other than any financing statement relating to the security interest granted to the Administrative Agent hereunder or that has been terminated. The Borrower is not aware of any judgment or tax lien filings against the Borrower; and
(vii)    The Borrower has in its possession all original copies of the Contracts that constitute or evidence the Receivables. The Contracts that constitute or evidence the Receivables do not have any marks or notations indicating that they have been pledged, assigned, or otherwise conveyed to any Person other than the Administrative Agent. All financing statements filed or to be filed against the Borrower in favor of the Administrative Agent in connection herewith describing the Receivables contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Administrative Agent.”

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EXHIBIT A
FORM OF FUNDING REQUEST
____________, 201_
Citibank, N.A.
750 Washington Blvd.
Stamford, CT 06901
Attention: Global Securitization Products
Telephone: 203-975-6383
Facsimile: 203-975-6462
E-mail: robert.kohl@citi.com

Re:	Santander Consumer Receivables 7 LLC – Warehouse Agreement
Ladies and Gentlemen:
The undersigned is a Responsible Officer of Santander Consumer Receivables 7 LLC (the “Borrower”) and is authorized to execute and deliver this Funding Request on behalf of the Borrower pursuant to the Amended and Restated Warehouse Agreement, dated as of October [__], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”), among the Borrower, Santander Consumer USA Inc., as servicer, CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders, and Citibank, N.A. as committed lender and administrative agent. Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Warehouse Agreement.

The Borrower hereby requests that a Loan be made under the Warehouse Agreement on __________, ____ in the amount of $__________. The Cutoff Date for the Receivables being funded is __________, 201_.
In connection with the foregoing, the undersigned hereby certifies, on behalf of the Borrower, as follows:
(1)    As of the date hereof, the Group A-1 Borrowing Base (calculated as of the Cutoff Date) is $__________ and the Group A-2 Borrowing Base (calculated as of the Cutoff Date) is $__________. After giving effect to the requested Loan, the Class A-1 Loans Outstanding will not exceed the Group A-1 Borrowing Base and no Group A-1 Borrowing Base Deficiency will exist and the Class A-2 Loans Outstanding will not exceed the Group A-2 Borrowing Base and no Group A-2 Borrowing Base Deficiency will exist. Attached to this Funding Request is a true, complete and correct calculation of each of the Group A-1 Borrowing Base and the Group A-2 Borrowing Base and all components thereof.
(2)    As of the date hereof, the Overconcentration Amount after giving effect to the requested Loan will be equal to zero ($0).

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(3)    All of the conditions applicable to the requested Loan as set forth in the Warehouse Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan, including:
(a)    each of the representations and warranties contained in Article Five of the Warehouse Agreement are true and correct in all respects on and as of the date hereof, before and after giving effect to the Loan and to the application of the proceeds therefrom as though made on and as of the date hereof;
(b)    no event has occurred, or would result from such Loan or from the application of the proceeds therefrom, which constitutes a Termination Event;
(c)    the Borrower is in material compliance with each of its covenants set forth in the Warehouse Agreement; and
(d)    to the best of the Borrower’s knowledge, no event has occurred which constitutes a Servicer Termination Event.
(4)    The requested Loan will not, on the Funding Date, exceed the Available Amount.
(5)    Attached hereto is a true, correct and complete Schedule A to the Purchase Agreement, reflecting all Receivables which will become part of the Collateral on the Funding Date, each Receivable reflected thereon being an Eligible Receivable.
SANTANDER CONSUMER RECEIVABLES 7 LLC
By:
Name:
Title:

A-2

EXHIBIT B
FORM OF NOTE
FOR VALUE RECEIVED, the undersigned, SANTANDER CONSUMER RECEIVABLES 7 LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of CITIBANK, N.A., at its office set forth in the Warehouse Agreement, dated as of August 18, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”) among the Borrower, Santander Consumer USA Inc., as servicer, CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders (the “Conduit Lenders”), Citibank, N.A., as committed lender (the “Committed Lender” and, together with the Conduit Lenders, the “Lenders”) and administrative agent, on behalf of the Lenders, on the Termination Date, in lawful money of the United States of America and in immediately available funds, the principal amount of ONE BILLION AND TWO HUNDRED FIFTY MILLION Dollars ($1,250,000,000), or, if less, such Lender’s Invested Percentage of the Loans Outstanding under the Warehouse Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of such Lender’s Invested Percentage of the Loans from time to time outstanding at the rates and on the dates specified in the Warehouse Agreement.
The Lenders are authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records, the date and the amount such Lender’s Invested Percentage of each Loan made under the Warehouse Agreement, each continuation thereof, the funding period for such Loan and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Lenders to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Warehouse Agreement in respect of the Loans or such Lenders’ Invested Percentage thereof.
This Note is one of the Notes referred to in the Warehouse Agreement, and is entitled to the benefits thereof. Capitalized terms used herein and defined herein have the meanings given them in the Warehouse Agreement. This Note is subject to periodic pay-downs, and optional and mandatory prepayment as provided in the Warehouse Agreement.
Upon the occurrence of a Termination Event, the Administrative Agent, on behalf of the Secured Parties shall have all of the remedies specified in the Warehouse Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.

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THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
SANTANDER CONSUMER RECEIVABLES 7 LLC,
as Borrower
By:
Name:
Title:

B-2

Schedule 1 to
Note

Invested Percentage of Loans	Interest on Loans	Payments on Loans	Notation by Date

    3

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE
Dated __________, 201_
Reference is made to the Amended and Restated Warehouse Agreement, dated as of October [__], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”), among Santander Consumer Receivables 7 LLC, as borrower, Santander Consumer USA Inc., as servicer, CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders, Citibank, N.A. as committed lender and administrative agent (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Warehouse Agreement.
__________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:
1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Warehouse Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Warehouse Agreement, including such interest in the Commitment of the Assignor and the Lender Advances made by the Assignor. After giving effect to such sale and assignment, the Commitment and the amount of Lender Advances made by the Assignee will be as set forth in Section 2 of Schedule 1.
2.    The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien.
3.    The Assignor and the Assignee confirm to and agree with each other and the other parties to Warehouse Agreement that: (i) other than as provided herein, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Warehouse Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Warehouse Agreement or any other instrument or document furnished pursuant thereto; (ii) the Assignee confirms that it has received a copy of the Warehouse Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) the Assignee will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender party to the Warehouse Agreement and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Warehouse Agreement; (iv) the Assignor and the Assignee confirm that the Assignee is an Eligible Assignee; (v) the Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are

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reasonably incidental thereto; (vi) the Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Warehouse Agreement are required to be performed by it as a Lender, including the confidentiality provisions of Article Thirteen; and (vii) this Assignment and Acceptance meets all other requirements for such an Assignment and Acceptance set forth in Article Twelve of the Warehouse Agreement.
4.    Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified in Section 3 of Schedule 1.
5.    The Assignor and the Assignee agree to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with this Assignment and Acceptance.
6.    Upon such acceptance by the Administrative Agent, the Assignee shall be a party to the Warehouse Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, provided, however, that the Assignor shall, to the extent such rights have been assigned by it under this Assignment and Acceptance, relinquish its assigned rights and be released from its assigned obligations under the Warehouse Agreement (and, in the case of an Assignment and Acceptance coving all or the remaining portion of an assigning Assignor’s rights and obligations under the Warehouse Agreement, Assignor shall cease to be a party thereto).
7.    Upon such acceptance by the Administrative Agent, from and after the Assignment Date, the Administrative Agent shall make, or cause to be made, all payments under the Warehouse Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Warehouse Agreement for periods prior to the Assignment Date directly between themselves.
8.    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Acceptance and Assignment as of the __ day of ________, 201__.
_________________, as Assignor
By:
Name:
Title:
_________________, as Assignee
By:
Name:
Title:

Schedule 1
to
Assignment and Acceptance
Dated _________, 201_

Section 1.
Percentage Interest:	________%
Section 2.
Assignee’s Commitment:	$____________
Aggregate Lender Advances Owing to the Assignee:	$____________
Section 3.
Assignment Date: _____________, 201_

EXHIBIT D-1
CREDIT AND COLLECTION POLICY
[Provided in Electronic Form]

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EXHIBIT D-2
CHARGE-OFF POLICY
Repossessions
Contracts related to repossessed vehicles shall be charged-off in the month during which the earliest of any of the following occurs: (a) liquidation of the repossessed vehicle, (b) 91 days following the vehicle’s repossession date or (c) the month in which the account becomes contractually delinquent greater than four months.
The amount of the initial charge-off shall be equal to the then current outstanding contract principal balance less the sum of the proceeds from the disposition of the vehicle, net of the costs incurred in repossession, storing and disposing of the vehicle.
The initial charge-off may be adjusted for additional Recoveries or charge-offs, to reflect the actual proceeds received from rebates or the cancellation of outstanding insurance policies and/or extended service contracts.
Bankruptcies
If a notice of bankruptcy with respect to a Contract is received, the loan status will be changed to reflect the chapter of the bankruptcy filed.
The charge-off will be made upon the earlier to occur of (a) the month in which the account becomes contractually delinquent greater than four months or (b) receipt of notice of the results of the bankruptcy proceeding, indicating that a charge-off or adjustment for a “cram down” is appropriate.
Any notice of the results of a bankruptcy proceeding received after the Contract is charged-off will result in the reinstatement of the Contract under the new terms or the recovered vehicle being sold following repossession, as appropriate. The resulting write-backs will be treated as Recoveries.
Thefts or Collisions
Theft or collision accounts are charged-off upon the earlier to occur of: (a) 60 days after receipt of proceeds from an Obligor’s insurance policy or (b) the month in which the account becomes contractually delinquent greater than four months. The charge-off is equal to the then current outstanding balance of the Contract. Insurance proceeds received after an account is charged-off are recorded as Recoveries.

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EXHIBIT E
FORM OF HEDGING AGREEMENT
(INCLUDING SCHEDULE AND CONFIRMATION)
[To be provided upon the occurrence of the conditions described in Section 6.03]

    1

EXHIBIT F
FORM OF POWER OF ATTORNEY
This Power of Attorney (this “Power of Attorney”) is executed and delivered by Santander Consumer Receivables 7 LLC (“Grantor”) to Citibank, N.A., as Agent (“Attorney”), pursuant to (i) the Warehouse Agreement, dated as of August 18, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”), among Santander Consumer Receivables 7 LLC, as borrower (the “Borrower”), Santander Consumer USA Inc., as servicer, CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders, and Citibank, N.A. as committed lender and administrative agent, and (ii) the other Transaction Documents. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Warehouse Agreement.
No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Grantor until all Aggregate Unpaids have been indefeasibly paid in full and Attorney has provided its written consent thereto.
Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (a) exercise all rights and privileges of Grantor under the Purchase Agreement (including each Transfer Agreement); (b) pay or discharge any taxes, Liens or other encumbrances levied or placed on or threatened against Grantor or Grantor’s property; (c) defend any suit, action or proceeding brought against Grantor if Grantor does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Grantor whenever payable and to enforce any other right in respect of Grantor’s property;

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(e) sell, transfer, pledge, make any agreement with respect to or otherwise deal with, any of Grantor’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (f) cause the certified public accountants then engaged by Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of Grantor under the Warehouse Agreement or any other Transaction Document, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and Grantor’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Liens of the Administrative Agent, as agent for the Secured Parties thereon, all as fully and effectively as it might do.
All actions taken by Attorney pursuant to this Power of Attorney may be taken directly by the Administrative Agent.
Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor as of this __ day of August, 2010.
SANTANDER CONSUMER RECEIVABLES 7 LLC
By:
Name:
Title:
Sworn to and subscribed before
me this __ day of August, 2010
_____________________________________
Notary Public
[NOTARY SEAL]

F-2

EXHIBIT G
FORM OF SECURITIZATION RELEASE
Reference is hereby made to the Amended and Restated Warehouse Agreement, dated as of October [__], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”), among Santander Consumer Receivables 7 LLC, as borrower (the “Borrower”), Santander Consumer USA Inc., as servicer, CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders, and Citibank, N.A. as committed lender and administrative agent (the “Administrative Agent”). Capitalized terms not defined herein shall have the meaning given such terms in the Warehouse Agreement.
The Borrower and the Servicer hereby represent and warrant that each condition in the Warehouse Agreement and each other Transaction Document, to the consummation of the Securitization to which this Securitization Release relates, has been satisfied, including but not limited to delivery of (i) the executed Securitization Date Certificate, in substantially the form attached hereto as Annex 1 and (i) the executed notice, in substantially the form attached hereto as Annex 2.
Upon deposit in the Collection Account of $___________ in accordance with Section 2.15(a)(iv) in immediately available funds, the Administrative Agent hereby releases all of its right, title and interest, including its Lien, in and to the following:
(a)    the Receivables to be transferred by the Borrower in the related Securitization and described in Schedule I hereto (the “Securitized Receivables” and such Schedule, the “Schedule of Securitized Receivables”), together with the related Contracts, whether now existing or hereafter acquired, and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections related thereto, and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Securitized Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Securitization Date;
(b)    all of the Borrower’s interest in the Financed Vehicles relating to the Securitized Receivables (including repossessed vehicles) or in any document or writing evidencing any security interest in any such Financed Vehicle and each security interest in each such Financed Vehicle, whether now existing or hereafter acquired, including all proceeds from any sale or other disposition of such Financed Vehicles;
(c)    all Receivable Files, Servicer Files and the Schedule of Securitized Receivables, relating to the Securitized Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Borrower in and to the documents, agreements and instruments included in the such Receivable Files and Servicer Files, including rights of recourse of the Borrower against the related Originator and/or any Dealer;

1

(d)    all of the Borrower’s interest in all Records, documents and writings evidencing or related to the Securitized Receivables or the related Contracts;
(e)    all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to a Financed Vehicle related to a Securitized Receivable, including any monies collected from whatever source in connection with any default of an Obligor with respect to such Financed Vehicle and any proceeds from claims or refunds of premiums on any such Insurance Policy, whether now existing or hereafter acquired, and all proceeds thereof;
(f)    all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Securitized Receivables, whether pursuant to the related Contracts or otherwise;
(g)    all of the Borrower’s interest in all rights to payment under all service contracts and other contracts and agreements associated with the Securitized Receivables and all of the Borrower’s interest in all recourse rights against the related dealer (excluding any rights in any dealer reserve and rights under the related Dealer Agreement);
(h)    Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Securitized Receivables, whether now existing or hereafter acquired, and the related Financed Vehicles, whether now existing or hereafter acquired;
(i)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(j)    all of the Borrower’s right, title and interest in and to the Purchase Agreement (including each Transfer Agreement), relating to the Securitized Receivables and remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against Santander Consumer under or in connection with the Purchase Agreement and relating to such Securitized Receivables; and
(k)    all income and proceeds of the foregoing.

Executed as of __________, 201_.
SANTANDER CONSUMER RECEIVABLES 7 LLC, as Borrower
By:
Name:
Title:
SANTANDER CONSUMER USA INC., as Servicer
By:
Name:
Title:
CITIBANK, N.A., as Administrative Agent
By:
Name:
Title:

ANNEX 1
SANTANDER CONSUMER USA INC.
SECURITIZATION DATE CERTIFICATE
PURSUANT TO SECTION 2.15(a)
OF THE WAREHOUSE AGREEMENT
Santander Consumer USA Inc., as servicer (the “Servicer”), delivers this certificate pursuant to Section 2.15(a) of the Amended and Restated Warehouse Agreement, dated as of October [__], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”), among Santander Consumer Receivables 7 LLC, as borrower (the “Borrower”), the Servicer, CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders, and Citibank, N.A. as committed lender and administrative agent (the “Administrative Agent”), and hereby certifies, as of the date hereof, the following:
(a)    the Borrower has sufficient funds on the related Securitization Date to effect the Securitization in accordance with the Warehouse Agreement (taking into account, to the extent necessary, the proceeds of sales of the Collateral in the Securitization);
(b)    after giving effect of the Securitization, the release of by the Agent of the related Receivables on the Securitization Date and the transfer by the Borrower or the related Receivables on the Securitization Date, (A) the representations and warranties contained in Section 5.01 and 5.02 of the Warehouse Agreement continue to be true and correct in all material respects, except to the extent relating to an earlier date and (B) neither an Unmatured Termination Event nor a Termination Event have resulted;
(c)    the 31-60 Day Delinquency Ratio and the 61-90 Day Delinquency Ratio after giving effect to such Securitization shall be less than or equal to such ratio immediately prior to such Securitization;
(d)    no adverse selection procedure shall have been used by the Borrower with respect to the Receivables that will remain subject to this Agreement after giving effect to the Securitization;
(e)    the Borrower has deposited in to the Collection Account an amount equal to all Unreimbursed Servicer Advances associated with the Receivables to be released; and
(f)    there shall not exist a Group A-1 Borrowing Base Deficiency or a Group A-2 Borrowing Base Deficiency and, if such Securitization Date occurs during any calendar month prior to the Determination Date for such calendar month, there shall be no reason to conclude that a Group A-1 Borrowing Base Deficiency or a Group A-2 Borrowing Base Deficiency will be determined to exist on such Determination Date.
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Warehouse Agreement.

IN WITNESS WHEREOF, the Servicer has caused this certificate to be executed on its behalf this ___ day of _________, 201_.
SANTANDER CONSUMER USA INC., as Servicer
By:
Name:
Title:

ANNEX 2
FORM OF NOTICE
SANTANDER CONSUMER RECEIVABLES 7 LLC
8585 North Stemmons Freeway
Suite 1100N
Dallas, TX 75247
______________, 201__
Citibank, N.A.,
as Administrative Agent
750 Washington Blvd.
Stamford, CT 06901
Attention: Global Securitization Products
Telephone: 203-975-6383
Facsimile: 203-975-6462
E-mail: robert.kohl@citi.com

Re:	Santander Consumer Receivables 7 LLC – Warehouse Agreement
Ladies and Gentlemen:
Reference is made to the Amended and Restated Warehouse Agreement, dated as of October [__], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”), among Santander Consumer Receivables 7 LLC, as borrower (the “Borrower”), Santander Consumer USA Inc., as servicer, CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders, and Citibank, N.A. as committed lender and administrative agent (the “Administrative Agent”).
Pursuant to Section 2.15(a)(i) of the Warehouse Agreement, the Borrower gives notice of its intent to effect a Securitization on or about __________, 201_ (which date is no fewer than 15 Business Days after the date of delivery of this notice to the Administrative Agent).
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Warehouse Agreement.

Very truly yours,
SANTANDER CONSUMER RECEIVABLES 7 LLC
By:
Name:
Title:

Schedule I
Securitization Release
Schedule of Securitized Receivables

EXHIBIT H
FORM OF SOLVENCY CERTIFICATE
Citibank, N.A.,
as Administrative Agent
750 Washington Blvd.
Stamford, CT 06901
Attention: Global Securitization Products
Telephone: 203-975-6383
Facsimile: 203-975-6462
E-mail: robert.kohl@citi.com

Re:	Santander Consumer Receivables 7 LLC – Warehouse Agreement
Ladies and Gentlemen:
I, _______________, the duly elected _________________ of Santander Consumer Receivables 7 LLC (the “Borrower”), hereby certify, as of this ____ day of _______, 201_, with respect to the Borrower:
(i)    the fair value of the property owned by the Borrower is greater than the amount of the Borrower’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code;
(ii)    the present fair salable value of the property owned by the Borrower in an orderly liquidation of the Borrower is not less than the amount that will be required to pay the probable liability of the Borrower on its debts as they become absolute and matured;
(iii)    the Borrower is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;
(iv)    the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond the Borrower’s ability to pay as such debts and liabilities mature; and
(v)    the Borrower is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which the Borrower’s property would constitute unreasonably small capital.
Capitalized terms used herein without definition shall have the meanings given to such terms in the Amended and Restated Warehouse Agreement, dated as of October [__], 2011 (as

    1

amended, restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”), among Santander Consumer Receivables 7 LLC, as borrower (the “Borrower”), Santander Consumer USA Inc., as servicer, CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders, and Citibank, N.A. as committed lender and administrative agent.

H-2

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.
SANTANDER CONSUMER RECEIVABLES 7 LLC
By:
Name:
Title:

H-3

EXHIBIT I
FORM OF MONTHLY REPORT

Santander Consumer Receivables Monthly Report
Collection Period Beginning:
Collection Period Ending:
Days in Collection Period
Report Date
Payment Date
Commitment Amount
I.		Available Funds
	(1)	Receivables Principal Collections – Scheduled Payments	–
	(2)	Receivables Principal Collections - Partial Payments	–
	(3)	Receivables Interest Collections	–
	(4)	Receivables - Other Payments	–
	(5)	Collection Account Interest	–
	(6)	Other Receivable Adjustments	–
	(7)	Collections for period	–
II.		Reconciliation of Collateral
	(8)	Beginning of Period Aggregate Principal Amounts	–
	(9)	Loan Reversals/Buybacks	–
	(10)	Principal Portion of Scheduled Payments	–
	(11)	Principal Portion of Prepayments Received	–
	(12)	Principal Portion of Liquidated Receivables	–
	(13)	Other Receivable Adjustments	–
	(14)	Total Reduction in Principal Balance	–
	(15)	Receivables added in conjunction with an advance	–
	(16)	End of Period Aggregate Principal Balance	–
		Principal Balance as of Determination Date - Non Delinquent / Non Default	–
	(17)	Delinquent – 31-60	–
	(18)	Delinquent – 61-90	–
	(19)	Delinquent –91+	–
	(20)	Defaulted	–
	(21)	Aggregate Net Principal Balance	–
III.		Reconciliation of Settlement Amounts Due
	(22)	Unreimbursed Servicer Advances	–
	(23)	Servicing Fee -to Servicer	–
	(24)	Yield and Fees Payable	–
	(25)	Successor Servicer transition expenses	–

    1

(26)	Monthly Principal Payment and Hedge Related Expense	n/a	–
(27)	Accrued and unpaid Subordinated Monthly Interest Payments	n/a	–
(28)	Aggregate Unpaids allocable to the Loans Outstanding		–
(29)	If Termination Date has occurred, remaining funds to reduce loans to zero
(30)	Excess Available to the Borrower		–
(31)	Total Amounts To Be Distributed		–
IV.	Loan Balance Summary
(32)	Loans Outstanding as of the previous Payment Date or Closing Date		–
(33)	Incremental Fundings after Previous Reporting Date or Closing Date		–
(34)	Reduction of Loans on a date other than this Payment Date		–
(35)	Available Funds distributed to the Noteholder in reduction of Loans on this Payment Date		–
(36)	Loans Outstanding after activity on the Payment Date		–
(37)	Daily average Loans outstanding during the Collection Period (from Close date)		–
V.	Summary of Distributions		–
(38)	Lender - Interest and Fees Payable		–
(39)	Lender - Monthly Principal Payment		–
(40)	Lender - Total		–
(41)	Santander Consumer USA Inc.		–
(42)	Santander Consumer Receivables		–
(43)	TOTAL DISTRIBUTION		–
By:
Name:
Title:	Vice President
Date:

I-2

EXHIBIT J
FORM OF RECEIVABLE RECEIPT
__________, 201_
Citibank, N.A.,
as Administrative Agent
750 Washington Blvd.
Stamford, CT 06901
Attention: Global Securitization Products
Telephone: 203-975-6383
Facsimile: 203-975-6462
E-mail: robert.kohl@citi.com

Re:	Santander Consumer Receivables 7 LLC – Warehouse Agreement
Ladies and Gentlemen:
Reference is made to the Amended and Restated Warehouse Agreement, dated as of October [__], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”), among Santander Consumer Receivables 7 LLC, as borrower (the “Borrower”), Santander Consumer USA Inc., as servicer, CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders, and Citibank, N.A. as committed lender and administrative agent.
The undersigned, on behalf of the Servicer, in its capacity as custodian under the Warehouse Agreement, hereby acknowledges (i) delivery of the executed original counterpart of the Contracts set forth on Schedule 1 hereto, evidencing the related Receivables and (ii) that the executed original counterparts of the Contracts set forth on Schedule 1 hereto have not been mutilated or damaged in any material respect.
Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed thereto in the Warehouse Agreement.
SANTANDER CONSUMER USA, INC.,
as Servicer
By:
Name:
Title:

J-1

Schedule 1
To Receivables Receipt

J-2

EXECUTION COPY
CITIBANK, N.A.
750 Washington Blvd.
Stamford, Connecticut 06901
October [ ], 2011
Santander Consumer Receivables 7 LLC
8585 North Stemmons Freeway
Suite 1100-N
Dallas, TX 75247
Re: Amended and Rested Fee Letter
Ladies and Gentlemen:
Reference is made to the Amended and Restated Warehouse Agreement, dated as of October [ ], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”), among Santander Consumer Receivables 7 LLC, as borrower (the “Borrower”), Santander Consumer USA Inc., as servicer (the “Servicer”), CIESCO, LLC, CHARTA, LLC, CRC Funding, LLC and CAFCO, LLC, as conduit lenders and Citibank, N.A., as committed lender and as administrative agent (in such capacity, the “Administrative Agent”).
Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Warehouse Agreement. This letter is the Fee Letter referred to in the Warehouse Agreement.
The Borrower, the servicer and the Administrative agent agree as follows for the purpose of the Warehouse Agreement:
1.    Unused Fee Rate. The “Unused Fee Rate” shall be [0.40]%; provided, that if the Loans Outstanding exceed 50% of the aggregate Commitment, the “Unused Fee Rate” shall be [0.20]%.
2.    Class A-1 Usage Fee Rate. The “Class A-1 Usage Fee Rate:” shall be [0.55]%.
3.    Class A-2 Usage Fee Rate. The “Class A-2 Usage Fee Rate” shall be (i) prior to the Class A-1 Commitment Termination Date, [0.55]% and (ii) on and after the Class A-1 Commitment Termination Date Date, [1.05]%.
4.    Step-up Margin. The “Step-up Margin” shall be 2.00%.
5.    Upfront Fee. The “Upfront Fee” shall be an amount equal to the sum of (i) with respect to the Class A-1 Loan the product of (a) [0.10]% and (b) 50% of the Facility Amount as of the Closing Date and (ii) with respect to the Class A-2 Loan the product of (a) [0.25]% and (b)

50% of the Facility Amount as of the Closing Date which Upfront Fee shall be fully earned and payable and due on the Closing Date and nonrefundable when paid.
6.    General. The Usage Fee shall be fully earned on and as of each day any Loans funded or maintained by a Conduit Lender or a Committed Lender shall be outstanding. The Unused Fee shall be fully earned on and as of each day that there is an excess of the Aggregate Commitment over the Loans Outstanding. All of the foregoing fees shall be paid in immediately available funds when due and shall be non-refundable when paid.
7.    Governing Law. This Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York.
8.    Entire Agreement. This Fee Letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all other prior written or oral contracts or negotiations between the parties hereto with respect to the subject matter hereof.
9.    Amendment. No amendment, modification, termination or waiver of any provision of this Fee Letter shall be effective without the written agreement of each of the parties hereto. Any waiver or consent hereunder shall be effective only in the specific instance and for the specific purpose for which such waiver or consent is given.
10.     Originals. This Fee Letter may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same agreement.

If you are in agreement with the foregoing, please sign and return a counterpart of this letter.
Very truly yours,

CITIBANK, N.A.,
as Administrative Agent

By:
    Name:
    Title:
Agreed and accepted as of the date first
above written:
SANTANDER CONSUMER
RECEIVABLES 7 LLC, as Borrower

By:
    Name:
    Title:
SANTANDER CONSUMER USA INC., as
Servicer

By:
    Name:
    Title:

Fee Letter

EXHIBIT H
Form of Dundon Investment Agreement

[See Dundon Investment Agreement attached as Exhibit 10.3 to Santander Holdings USA, Inc.’s Current Report on Form 8-K/A, filed October 18, 2012.]

EXHIBIT I
Form of Indemnification Agreement

EXHIBIT I

[FORM OF] INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is effective as of [ ], 20[ ] by and between Santander Consumer USA Inc., an Illinois corporation (the “Company”), and [Name of Director and/or Officer] (the “Indemnitee”).
WHEREAS, the Indemnitee is a director and/or officer of the Company;
WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify persons serving as directors and/or officers of the Company to the fullest extent permitted by applicable law so that they will serve or continue to serve as directors and/or officers of the Company free from undue concern that they will not be so indemnified; and
WHEREAS, the Indemnitee is willing to serve and/or continue to serve on the Board of Directors of the Company (the “Board”) and/or as an officer of the Company, on the condition that he be so indemnified;
NOW THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:
Section 1.    Services by the Indemnitee. The Indemnitee agrees to serve or continue to serve at the request of the Company as a director and/or officer of the Company. Notwithstanding the foregoing, the Indemnitee may at any time and for any reason resign from any such position, subject to the terms and conditions of any other agreement in respect of such service between the Company and the Indemnitee.
Section 2.    Indemnification - General. The Company shall indemnify, and advance Expenses (as hereinafter defined) to, the Indemnitee as provided in this Agreement and to the fullest extent permitted by the Business Corporation Act of 1983 of the State of Illinois and Illinois law as in effect at any time. The rights of the Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.
Section 3.    Proceedings Other Than Proceedings by or in the Right of the Company. The Indemnitee shall be entitled to the rights of indemnification provided in this Section 3 if, by reason of his Corporate Status (as hereinafter defined), he was, is, or is threatened to be made, a party to any threatened, pending or completed Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Pursuant to this Section 3, the Company shall indemnify the Indemnitee against Expenses, judgments, fines (including any excise taxes assessed on the Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, if he also had no reasonable cause to believe his conduct was unlawful.
Section 4.    Proceedings by or in the Right of the Company. The Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his Corporate Status, he was, is, or is threatened to be made, a party to any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company shall indemnify the Indemnitee against Expenses actually and reasonably incurred by him in connection with the defense or settlement of such Proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. Notwithstanding the foregoing, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which the Indemnitee shall have been adjudged to be liable to the Company or if applicable law prohibits such indemnification, unless, and only to the extent that, the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which such court shall deem proper.

Section 5.	Indemnification for Expenses of a Party Who is Wholly or Partly Successful.
(a)    To the extent that the Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in the defense of any Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. If the Indemnitee is not wholly successful in defense of any Proceeding but is successful, on the merits or otherwise, as to the defense of one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him in connection with each such claim, issue or matter as to which the Indemnitee is successful, on the merits or otherwise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. For purposes of this Section 5(a), the term “successful, on the merits or otherwise,” shall include, but shall not be limited to, (i) the termination of any claim, issue or matter in a Proceeding by withdrawal or dismissal, with or without prejudice, (ii) the termination of any claim, issue or matter in a Proceeding by any other means without any express finding of liability or guilt against the Indemnitee, with or without prejudice, or (iii) the expiration of 120 days after the making of a claim or threat of a Proceeding without the institution of the same and without any promise or payment made to induce a settlement. The provisions of this Section 5(a) are subject to Section 5(b) below.

(b)    In no event shall the Indemnitee be entitled to indemnification under Section 5(a) above with respect to a Proceeding, claim, issue or matter to the extent (i) applicable law prohibits such indemnification or (ii) an admission is made by the Indemnitee in writing to the Company or in such Proceeding, or a final, nonappealable determination is made in such Proceeding, that the standard of conduct required for indemnification under this Agreement has not been met with respect to such Proceeding, claim, issue or matter.
Section 6.    Indemnification for Expenses as a Witness. Notwithstanding any provisions herein to the contrary, to the extent that the Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith.
Section 7.    Advancement of Expenses. The Company shall advance all reasonable Expenses incurred by or on behalf of the Indemnitee in connection with the defense of any civil or criminal Proceeding within 10 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after the final disposition of such Proceeding. Such statement or statements shall include reasonable evidence and supporting documentation of the Expenses incurred by or on behalf of the Indemnitee. The Indemnitee hereby expressly undertakes to repay such amounts advanced, if, but only if, and then only to the extent that, it shall ultimately be determined by a final, non-appealable adjudication or arbitration decision that the Indemnitee is not entitled to be indemnified under the provisions of this Agreement against such Expenses. The Indemnitee further undertakes to return any such advance which remains unspent within 20 days after the final, non-appealable conclusion of the Proceeding to which the advance related. All amounts advanced to the Indemnitee by the Company pursuant to this Section 7 and repaid to the Company by the Indemnitee shall be repaid without interest. The Company shall make all advances pursuant to this Section 7 without regard to the financial ability of the Indemnitee to make repayment, without bond or other security and without regard to the prospect of whether the Indemnitee may ultimately be found to be entitled to indemnification under the provisions of this Agreement. Any required reimbursement of Expenses by the Indemnitee shall be made by the Indemnitee to the Company within 30 days after the entry of the final, non-appealable adjudication or arbitration decision pursuant to which it is determined that the Indemnitee is not entitled to be indemnified under the provisions of this Agreement against such Expenses.
Section 8.    Procedure for Determination of Entitlement to Indemnification.
(a)    To obtain indemnification under this Agreement, following final disposition of the applicable Proceeding, the Indemnitee shall submit to the Company in care of the Secretary of the Company a written request therefor, along with such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.
(b)    Upon written request by the Indemnitee for indemnification pursuant to the first sentence of Section 8(a) hereof, a determination with respect to the Indemnitee’s entitlement thereto shall be made in the specific case:  (i) by a majority voted of the Disinterested Directors (as hereinafter defined), even though less than a quorum; or (ii) by a committee of Disinterested Directors designated by a majority vote of the Board; or (iii) if there are no Disinterested Directors, or if the Board so directs, by Independent Counsel (as hereinafter defined), as selected pursuant to Section 8(c), in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee; or (iv) by the shareholders of the Company. If it is so determined that the Indemnitee is entitled to indemnification, the Company shall make payment to the Indemnitee within 10 days after such determination. The Indemnitee shall cooperate with the Person or Persons making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such Person or Persons upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to make such determination.
(c)    In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) hereof, the Independent Counsel shall be selected as provided in this Section 8(c). The Independent Counsel shall be selected by the Board (including a vote of a majority of the Disinterested Directors if obtainable), and the Company shall give written notice to the Indemnitee advising him of the identity of the Independent Counsel so selected. If (i) an Independent Counsel is to make the determination of entitlement pursuant to Section 8(b) hereof, and (ii) within 20 days after submission by the Indemnitee of a written request for indemnification pursuant to Section 8(a) hereof, no Independent Counsel shall have been selected, either the Company or the Indemnitee may petition a court of competent jurisdiction for the appointment as Independent Counsel of a Person selected by such court or by such other Person as such court shall designate. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 8(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 8(c), regardless of the manner in which such Independent Counsel was selected or appointed and regardless of the ultimate determination of entitlement to indemnification. Upon the due commencement of any judicial proceeding pursuant to Section 10(a)(iv) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 9.	Presumptions and Effect of Certain Proceedings; Construction of Certain Phrases.

(a)    In making a determination with respect to whether the Indemnitee is entitled to indemnification hereunder, the Person or Persons making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement if the Indemnitee has submitted a request for indemnification in accordance with Section 8(a) of this Agreement, and anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion to overcome that presumption.
(b)    The termination of any Proceeding, or of any claim, issue or matter therein, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.
(c)    For purposes of any determination of the Indemnitee’s entitlement to indemnification under this Agreement or otherwise, the Indemnitee shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal Proceeding, to have also had no reasonable cause to believe his conduct was unlawful, if it is determined by the Board, the Independent Counsel or the shareholders of the Company, as applicable, that the Indemnitee’s actions were based on good faith reliance on the records or books of account of the Company or Another Enterprise or on information supplied to the Indemnitee by the officers of the Company or Another Enterprise in the course of their duties, or on the advice of legal counsel for the Company or Another Enterprise or on information or records given or reports made to the Company or Another Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or Another Enterprise.
Section 10.    Remedies of the Indemnitee.
(a)    In the event that (i) a determination is made pursuant to Section 8 of this Agreement that the Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7 of this Agreement, (iii) the determination of entitlement to indemnification is to be made by the Disinterested Directors, a committee of Disinterested Directors or the shareholders of the Company pursuant to Section 8(b) of this Agreement and such determination shall not have been made and delivered to the Indemnitee in writing within 20 days after receipt by the Company of the request for indemnification, (iv) the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) of this Agreement and such determination shall not have been made in a written opinion to the Board and a copy delivered to the Indemnitee within 20 days after receipt by the Company of the request for indemnification, (v) payment of indemnification is not made pursuant to Section 6 of this Agreement within 30 days after receipt by the Company of a written request therefor or (vi) payment of indemnification is not made within 10 days after a determination has been made that the Indemnitee is entitled to indemnification pursuant to Section 8 of this Agreement, the Indemnitee shall be entitled to an adjudication in a court of competent jurisdiction of his entitlement to such indemnification or advancement of Expenses.
(b)    In the event that a determination is made pursuant to Section 8 of this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial on the merits, and the Indemnitee shall not be prejudiced by reason of the prior adverse determination pursuant to Section 8 of this Agreement.
(c)    Any judicial adjudication determined under this Section 10 shall be final and binding on the parties.
Section 11.    Defense of Certain Proceedings. The Company shall be entitled to participate in the defense of any Proceeding for which indemnification or advancement of Expenses may be sought under this Agreement, or to assume the defense thereof, with counsel approved by the Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed, upon the delivery to the Indemnitee of written notice of the Company’s election to do so; provided, however, that in the event that (a) the use of counsel chosen by the Company to represent the Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Proceeding (including any impleaded parties) include both the Company and the Indemnitee and Indemnitee shall reasonably conclude that there may be one or more legal defenses available to him that are different from or in addition to those available to the Company, or (c) any such representation by the Company would be precluded under the applicable standards of professional conduct then prevailing, then the Indemnitee will be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Proceeding) at the Company’s expense.
Section 12.    Exception to Right of Indemnification or Advancement of Expenses. (a) Notwithstanding any other provision of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding, or any claim, issue or matter therein, brought or made by the Indemnitee against:
(i)    the Company, except for (x) any claim or Proceeding in respect of this Agreement and/or the Indemnitee’s rights hereunder, (y) any claim or Proceeding to establish or enforce a right to indemnification under (A) any statute or law, (B) any other agreement with the Company or (C) the Company’s Articles of Incorporation or Bylaws as now or hereafter in effect and (z) any counter-claim or cross-claim brought or made by him against the Company in any Proceeding brought by or in the right of the Company against him; or

(ii)    any other Person, except for Proceedings or claims approved by the Board.
(b)    In the event that a claim for indemnification against liabilities arising under any state or federal securities laws (other than the payment by the Company of Expenses incurred or paid by the Indemnitee in the successful defense of any Proceeding) is asserted by the Indemnitee, the Company shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in such laws and the parties hereto shall be governed by the final adjudication of such issue.
Section 13.    Contribution
(a)    If, with respect to any Proceeding, the indemnification provided for in this Agreement is held by a court of competent jurisdiction to be unavailable to the Indemnitee for any reason other than that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to a criminal Proceeding, that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding or any claim, issue or matter therein in such proportion as is appropriate to reflect the relative benefits received by the Indemnitee and the relative fault of the Indemnitee versus the other defendants or participants in connection with the action or inaction which resulted in such Expenses, judgments, fines and amounts paid in settlement, as well as (if required by law) any other relevant equitable considerations. The relative fault of the Company, on the one hand, and the Indemnitee, on the other hand, shall be determined by reference to, among other things, their respective relative intent, knowledge, access to information and opportunity to correct the state of facts giving rise to such Proceeding. The relative benefits received by the Company, on the one hand, and the Indemnitee, on the other, shall be determined by weighing the direct monetary proceeds from any transaction or offering giving rise to such Proceeding to the Company, on the one hand, and the Indemnitee, on the other.
(b)    The Company and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by pro rata or per capita allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 13(a) above.
(c)    No Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.
Section 14.    Director and Officer Liability Insurance. The Company shall maintain an insurance policy or policies providing for directors and officers liability insurance and the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director and/or officer of the Company under such policy or policies for the longer of (i) the period of the applicable statute of limitations for any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, against the Indemnitee by reason of the fact that Indemnitee served on behalf of the Company or Another Enterprise and (ii) six (6) years from the last day on which the Indemnitee serves on behalf of the Company or Another Enterprise. In any situation where the aggregate limit of liability of any existing policy is exhausted, the Company shall exercise any and all rights to reinstate such policy’s limit to the full extent allowed so that there is maximum coverage at all times.
Section 15.    Security. The Company may, but shall not be required to, provide security to the Indemnitee for the Company’s obligations hereunder through an irrevocable bank letter of credit, funded trust or other similar collateral.
Section 16.    Settlement of Claims. The Company shall not be required to obtain the consent of the Indemnitee to the settlement of any Proceeding which the Company has undertaken to defend if such settlement solely involves the payment of money, the Company assumes full and sole responsibility for such settlement and the settlement grants the Indemnitee a complete and unqualified release in respect of all potential liability on any of the matters that are the subject of such Proceeding. The Company shall not be liable for any amount paid by an Indemnitee in settlement of any Proceeding unless the Company has consented to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 17.    Duration of Agreement. This Agreement shall be unaffected by the termination of the Corporate Status of the Indemnitee and shall continue for so long as the Indemnitee may have any liability or potential liability by virtue of his Corporate Status, including, without limitation, the final termination of all pending Proceedings in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by the Indemnitee pursuant to Section 10 of this Agreement relating thereto, whether or not he is acting or serving in such capacity at the time any liability or Expense is incurred for which indemnification can be provided under this Agreement.
Section 18.    No Duplication of Payments. Subject to Section 23, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that such amounts have actually been paid under any insurance policy, contract, agreement or otherwise.
Section 19.    Limitation of Liability. Notwithstanding any other provision of this Agreement, neither party shall have any liability to the other for, and neither party shall be entitled to recover from the other, any consequential, special, punitive, multiple or exemplary damages as a result of a breach of this Agreement.

Section 20.    Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including execution of such documents as are reasonably necessary to enable the Company to bring suit to enforce such rights. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.
Section 21.    Definitions. For purposes of this Agreement:
(a)    “Another Enterprise” means any corporation (other than the Company), partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which the Indemnitee is serving at the request of the Company as a director, officer, employee, partner, member, agent or in a similar capacity (it being understood and agreed that service by the Indemnitee in any such capacity with respect to a subsidiary of the Company shall, for purposes of this Agreement, be deemed to be at the Company’s request).
(b)    “Corporate Status” describes the status of an individual who is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, partner, member, agent or in a similar capacity of Another Enterprise (it being understood and agreed that service by the Indemnitee in any such capacity with respect to a subsidiary of the Company shall, for purposes of this Agreement, be deemed to be at the Company’s request).
(c)    “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding for which indemnification is sought by the Indemnitee.
(d)    “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness, appealing or otherwise participating in a Proceeding.
(e)    “Independent Counsel” means a law firm or a member of a law firm that is experienced in matters of corporation law and such law firm neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

(f)    “Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
(g)    “Proceeding” includes any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including a claim, demand, discovery request, formal or informal investigation, inquiry, administrative hearing, arbitration or other form of alternative dispute resolution, including an appeal from any of the foregoing.
Section 22.    Non-Exclusivity. The Indemnitee’s rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Company’s Articles of Incorporation, the Company’s Bylaws, any other agreement, a vote of shareholders, a resolution of Disinterested Directors or otherwise. The Company shall, in connection with any threatened, pending or completed Proceeding to which the Indemnitee was, is, or is threatened to be made, a party, by reason of his Corporate Status be the indemnitor of first resort and any obligation of any other Person, and any obligation of any insurer providing insurance coverage under any policy purchased or maintained by any other Person, or under any personal umbrella liability insurance policy or any policy purchased or maintained by the Indemnitee, to provide advancement or indemnification for the same Expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by the Indemnitee shall be secondary. In no event shall the Company have any indemnification or Expense-advancement obligation to the Indemnitee in connection with the Indemnitee’s service to any Person other than the Company or Another Enterprise.
Section 23.    Remedies Not Exclusive. No right or remedy herein conferred upon the Indemnitee is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative of and in addition to the rights and remedies given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy of the Indemnitee hereunder or otherwise shall not be deemed an election of remedies on the part of the Indemnitee and shall not prevent the concurrent assertion or employment of any other right or remedy by the Indemnitee.
Section 24.    Changes in Law. In the event that a change in applicable law after the date of this Agreement, whether by statute, rule or judicial decision, expands or otherwise increases the right or ability of an Illinois corporation to indemnify (or to otherwise pay or advance Expenses as to any Proceeding for the benefit of) a member of its board of directors or its officers, the Indemnitee shall, by this Agreement, enjoy the greater benefits so afforded by such change. In the event that a change in applicable law after the date of this Agreement, whether by statute, rule or judicial decision, narrows or otherwise reduces the right or ability of an Illinois corporation to indemnify (or to otherwise pay or advance Expenses as to any Proceeding for the benefit of) a member of its board of directors or its officers, such change shall have no effect on this Agreement or any of the Indemnitee’s rights hereunder, except and only to the extent required by law.
Section 25.    Interpretation of Agreement. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
Section 26.    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 27.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
(b)    EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF (A) THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY, AND (B) THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS AS DETERMINED IN ACCORDANCE WITH SECTION 29 HEREOF SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN ILLINOIS WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 27. EACH PARTY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (I) THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY, OR (II) THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(a)    EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 27.
Section 28.    Notice by the Indemnitee. The Indemnitee agrees to promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder; provided, however, that the failure of the Indemnitee to timely provide such notice shall not affect the Indemnitee’s right to be indemnified or to receive advancement of Expenses under this Agreement except if, and then only to the extent that, the Company is actually prejudiced by such failure.
Section 29.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and received by the party to whom said notice or other communication shall have been directed, (b) mailed by U.S. certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, or (c) sent via facsimile or electronic mail transmission (with electronic or telephonic confirmation of receipt):
(i) If to the Company:

Santander Consumer USA Inc.
8585 N. Stemmons Frwy.
        Suite 1100-North

Dallas, TX 75247

With a copy (which copy shall not constitute notice) to each of:

Pablo Castilla Reparaz
        Ciudad Grupo Santander
        Edificio Pereda Planta 0
        Avenida Cantabria
        Boadilla del Monte s/n —28660
        Madrid, Spain

and

        Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention: Joel F. Herold, Esq.
        Facsimile: (212) 474-3700

(ii) If to the Indemnitee, to the address of the Indemnitee set forth on the signature page hereof; or to such other address as may have been furnished by any party to the other(s), in accordance with this Section 29.

Section 30.    Modification and Waiver. No supplement, modification or amendment of this Agreement or any provision hereof shall limit or restrict in any way any right of the Indemnitee under this Agreement with respect to any action taken or omitted by the Indemnitee in his Corporate Status prior to such supplement, modification or amendment. No supplement, modification or amendment of this Agreement or any provision hereof shall be binding unless executed in writing by both of the Company and the Indemnitee. No waiver of any provision of this Agreement shall be deemed or shall constitute a wavier of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
Section 31.    Entire Agreement. This Agreement embodies the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, commitments, agreements, representations and understandings, whether written or oral, relating to such subject matter and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.
Section 32.    Headings. The headings of the Sections or paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 33.    Gender. Use of the masculine pronoun in this Agreement shall be deemed to include usage of the feminine pronoun where appropriate.
Section 34.    Identical Counterparts. This Agreement may be executed in one or more counterparts (whether by original, photocopy or facsimile signature), each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement. Only one such counterpart executed by the party against whom enforcement is sought must be produced to evidence the existence of this Agreement.
Section 35.    Successors and Assigns. (a) This Agreement shall be binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.
(b)    This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 35(a). Without limiting the generality or effect of the foregoing, the Indemnitee’s right to receive payments hereunder will not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 35(b), the Company will have no liability to pay any amount so attempted to be assigned or transferred.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

SANTANDER CONSUMER USA INC.
By:

Name:

Title:

[NAME OF DIRECTOR AND/OR OFFICER]

Address:

EXHIBIT J

Terms of Management Equity Plan

F-1

CONFIDENTIAL

EXHIBIT J

Management Equity Summary of Terms

In connection with the investment in Santander Consumer USA, Inc. (the “Company”, such investment, the “Transaction”) by affiliates of Kohlberg Kravis Roberts & Co. L.P., Warburg Pincus LLC and Centerbridge Partners L.P. (collectively, the “Sponsors”) through Sponsor Auto Finance Holdings, a limited partnership (“Parent”), the Company intends to adopt a management equity plan. The following is a summary of (i) the material terms and conditions under which senior executives of the Company (the “Participants”) will hold (x) any shares of common stock of the Company (the “Company Stock”) (any such shares acquired by direct investment, the “Investment Stock”) and (y) any nonqualified options to purchase Company Stock granted in connection with the Transaction (the “Options”) and Company Stock acquired upon exercise of any Options (the “Option Stock”), and (ii) certain agreements that will govern all Investment Stock, Options and Option Stock and any other options or equity a Participant will acquire after the closing of the Transaction (the “Closing Date”) (collectively, a Participant’s “Equity”). The following is only a summary of certain provisions of the investment opportunity and will be superseded in its entirety by definitive documentation.

Option Plan
•    The option plan will cover 8.5% of the equity invested in the Company as of the Closing Date (plus any Options that are forfeited by Participants after the Closing Date and any Options repurchased from Participants after the Closing Date) (the “Option Pool”).
•    85% of the Option Pool (representing 7.225% of the equity in the Company) will be allocated to management at the discretion of the Board of Directors of the Company (the “Board”), under the advisement of the Chief Executive Officer on the Closing Date. The remaining 15% of the Option pool (representing 1.275% of the equity in the Company) will be set in reserve (the “Reserve Options”) and will be granted at a later date, at the discretion of the Board, under the advisement of the Chief Executive Officer.
•    Any Reserve Options, still unallocated on the earlier of (a) an IPO (as defined below) or (b) the 5 year anniversary of the Closing Date, shall, at that time, be allocated by the Board, in good faith, to the then management team.
•    Any Options will have a per share exercise price equal to the Fair Market Value (as defined below) of one share of Common Stock on the date of grant (which is initially anticipated to be equal to $[●] per share (i.e., the same effective price per share paid by the Sponsors for the Company Stock in the Transaction (the “Deal Price”) (such initial exercise price, the “Initial Strike Price”), with the exception of certain Reserve Options (as set forth below) and the “Premium Strike Price Options” which will have a per share exercise price equal to (a) the sum of (x) $1 billion and (y) the greater of value of the Company on the applicable date of grant and the value of the Company on the Closing Date, divided by (b) the number of outstanding shares of the Company as of the date that is applicable pursuant to clause (y), on a fully diluted basis; provided that the exercise price of any Premium Strike Price Options shall in no event be less than the Fair Market Value of the Company Stock on the date of grant.
•    The Option exercise prices shall receive anti dilution protection in the event of distributions (within the meaning of the applicable tax rules and which is expected to include any contingent settlement payment by the Company) that might be paid in excess of 15% of the Company’s net income on an annual basis (the “Threshold Amount”), such that the Participants will receive the full economic benefit of having participated in such distribution(s) above the Threshold Amount, on an as converted basis (e.g., a Participant’s Option strike price will be reduced by the pro rata amount of distributions that the Participant would have received on an as converted basis above the Threshold Amount, in a manner compliant with applicable tax rules).
•    Options will vest based on continued provision of services to the Company (“Time Options”), or based on the continued provision of services to the Company and the achievement of performance targets (“Performance Options”).

2

Vesting Methods of Series of Option Grants
•    The Option Pool will be allocated at Closing as follows:
o    Series 1 grants: 38.75% of Option Pool (the “Series 1 Pool”)
o    Series 2 grants: 35% of Option Pool (the “Series 2 Pool”)
o    Series 3 grants: 11.25% of Option Pool (the “Series 3 Pool”)
•    The mix of Time Options and Performance Options will be determined by the title held by the Option-holder:
o    Series 1 -- Chief Executive Officer: The Performance Options will represent 2.489% of the equity in the Company and the Time Options will represent 0.804% of the equity in the Company. The Performance Options will be subdivided into 1.70% of the equity allocated to the Initial Strike Price and 0.789% of the equity allocated to the Premium Strike Price.
o    Series 2 -- Other C-level Executives: The Performance Options will represent 1.488% of the equity in the Company and the Time Options will represent 1.488% of the equity in the Company. The Performance Options will be subdivided into 1.032% of the equity allocated to the Initial Strike Price and 0.455% of the equity allocated to the Premium Strike Price.
o    Series 3 -- All Other Option-Holders: The Performance Options will represent 0.243% of the equity in the Company and the Time Options will represent 0.713% of the equity in the Company. The Performance Options will all be struck at the Initial Strike Price.
o    Reserve Options: The Reserve Options are expected to be subdivided among (A) Time Options, (B) Performance Options at the greater of (i) the Initial Strike Price and (ii) the Fair Market Value per share of Common Stock on the applicable date of grant and (C) Performance Options at the Premium Strike Price. The allocation of Reserve Options will be similar to the allocation of Series 2.

Annual Vesting of Time Options
•    So long as the Participant continues to provide services to the Company or its subsidiaries, the Time Options will become vested and exercisable in equal annual installments of 20% of the initial grants on each of the first five anniversaries of the Closing Date (and for grants that are unrelated to the closing of the Transaction, the grant date).

Annual Vesting of Performance Options
•    So long as the Participant continues to provide services to the Company or its subsidiaries, the Performance Options will become vested and exercisable in equal annual installments of 20% of the initial grants at the end of each of the five calendar years following the year in which the Transaction occurs, if and to the extent that the Company achieves the applicable Threshold ROE Hurdle benchmarks (as defined below and set forth on Appendix A attached hereto) for each of the given years.
•    In addition to the foregoing vesting opportunity, any Performance Options that have not become vested pursuant to the preceding vesting opportunity will nevertheless become vested and exercisable in the event that the applicable Average ROE Hurdle (as defined below) is achieved.

3

Special Vesting of Options on Death or Disability
•    The 20% installment of the Time Options that would have become vested in the year in which a Participant’s death or separation from service due to disability occurs, as if the Participant had continued to perform services through the next following vesting date, will become vested as of such separation from service.
•    The 20% installment of the Performance Options that would have become vested in the year in which a Participant’s death or separation from service due to disability occurs if the Participant had continued to perform services through the next following vesting date, will remain outstanding through such next vesting date, and will become vested as of such date if the applicable Threshold ROE Hurdle for the year of termination is achieved or will become vested earlier if a Change in Control occurs prior to such date upon which the Average ROE Hurdle is achieved.

Vesting of Options on Change of Control
•    All unvested Time Options will immediately vest and become exercisable upon the occurrence of a Change of Control (defined below).
•    Upon the occurrence of a Change of Control, any Performance Options not vested pursuant to the achievement of any Threshold ROE Hurdle benchmarks shall be eligible to become vested and become exercisable only if and to the extent the Average ROE Hurdle is achieved upon the occurrence of such an event.

4

General Terms of Options
•    Unless earlier terminated on a Change of Control or separation from service, all Options will have a term of ten (10) years from the date of grant.
•    No further vesting of any Option shall occur following, or in connection with, any separation from service with the Company of the Participant, except:
o    as set forth under “Special Vesting of Options on Death or Disability” above; or
o    if elected by the Company, in consideration for the Participant’s compliance with certain restrictive covenants, as set forth in Appendix C attached hereto, for up to 12 months following the separation from service.
•    Participants may exercise Options using a net settlement exercise program, which will allow the Participants to pay the option exercise price out of the shares otherwise deliverable upon exercise (using the Fair Market Value on the date of exercise to determine the number of shares to be withheld in respect of such exercise price).
•    Participants may not automatically use a net settlement to cover withholding taxes due on exercise; consequently, Participants must generally deliver cash to the Company to cover any such taxes.
•    Vested Options will expire upon the earliest of:
(i) The tenth anniversary of the grant date of the Option, so long as the Participant continues to perform services for the Company or any subsidiary through such date;
(ii) The first anniversary of the date of the Participant’s separation from service with the Company and all subsidiaries, if the Participant’s performance of services are terminated by reason of the Participant’s death or disability;
(iii) Immediately upon the date of the Participant’s separation from service with the Company and all subsidiaries for Cause;
(iv) Thirty (30) days after the date of the Participant’s separation from service with the Company and all subsidiaries by the Participant without Good Reason (except due to death or disability);
(v) Sixty (60) days after the date of the Participant’s separation from service with the Company and all subsidiaries without Cause or by the Participant for Good Reason; or
(vi) At the discretion of the Company, if the Compensation Committee of the Board (the “Committee”) so determines in connection with a Change in Control, subject to the terms of the Plan.

Management Investment
•    Chief Executive Officer investment to be discussed and addressed in his investment agreement and the shareholder agreement.
•    Participants who are senior executives of the Company, other than the Company’s Chief Executive Officer, will invest in the Company an amount equal to 1.0x their 2011 expected after tax cash earnings. Such investment will be financed with a four year, non-interest bearing, full recourse loan to such executive by the Company. The loan shall amortize at 25.0% per year over the four year term. Each annual amortization payment on the loan will be due on the date such executive is paid his year-end bonus. All such loans will be repaid to the extent necessary to comply with the Sarbanes Oxley Act or other applicable similar law.
•    The purchase price of the Investment Stock will initially be equal to the Deal Price. This purchase price is subject to change and will always be required to be equal to the Fair Market Value (as defined below) of the Company Stock at the time of purchase.

5

Shareholder Rights and Restrictions
Participants will execute an agreement that their Equity in the Company will be subject to the following:

•    No Equity will be permitted to be sold or otherwise disposed of until the later of (x) the 5th anniversary of the Closing Date and (y) the Company’s consummation of an IPO (the date of such consummation, the “Lapse Date”). On and after the Lapse Date, Participants may sell or otherwise dispose of all Company Stock that they may hold, subject to compliance with applicable laws and blackout and lock-up periods. Notwithstanding the foregoing, Participants can transfer Equity to estate planning vehicles (subject to such vehicles holding such Equity agreeing to be subject to the terms and conditions described in this summary).
•    A right of first refusal held by the Company (which may be assigned to Parent or its designees) that ends on the Lapse Date.
•    The Company shall have full drag along rights on any Company Stock held by the Participant.
•    Subject to the transfer limitations discussed above, piggy-back registration rights held by members of senior management or members of the Board (collectively, the “Senior Management Group”), which will allow the Senior Management Group to participate in any registered public offering of Company Stock in which Parent participates (subject to underwriter cutbacks/lock-ups). Piggy-back rights will allow for the proportionate sale of shares relative to all other participants in such transaction (subject to the right of the Senior Management Group to participate only if Parent is participating in such transaction).
•    For Participants who are not members of the Senior Management Group, on any event that would give rise to the foregoing piggyback rights, the Board will either (a) provide such Participants the same piggy-back rights as those provided to the Senior Management Group or (b) lift the transfer restrictions on the same percentage of Company Stock held by such Participants that the Participant would have been permitted to sell through the exercise of piggy-back rights if the Participant had been a member of the Senior Management Group.
•    In the event of any separation from service of a Participant from the Company or any subsidiary thereof, the Company will have rights to repurchase any or all Equity held by the Participants (and in certain instances, Participant rights to put such equity), under such circumstances and at such prices as set forth on Appendix B attached hereto. These rights will lapse on the same date the transfer restrictions lapse.
•    Participants will be subject to certain restrictive covenants described on Appendix C attached hereto.

6

Definitions
“Cause” means with respect to the Participant:
(a) the Participant’s breach of any written agreement entered into with the Company or any of its affiliates, in any material respect;
(b) the Participant’s gross negligence or willful, material malfeasance, misconduct or insubordination in connection with the performance of his duties;
(c) the Participant’s willful refusal or recurring failure to carry out written directives or instructions of the Board that are consistent with the scope and nature of Participant’s duties and responsibilities;
(d) the Participant’s willful repeated failure to adhere in any material respect to any material written Employer policy or code of conduct;
(e) the Participant’s willful misappropriation of a material business opportunity of the Company, including attempting to secure or securing, any personal profit in connection with any transaction entered into on behalf of the Company;
(f) the Participant’s willful misappropriation of any of the Company’s funds or material property; or
(g) the Participant’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof, any other crime involving fraud or theft or any other crime with respect to which imprisonment is a possible punishment or the indictment (or its procedural equivalent) for a felony involving fraud or theft.

“Change in Control” shall have the same meaning as such term is defined in the Investment Agreement.
“Fair Market Value” means the fair market value of the Company Stock on any given date, as determined reasonably and in good faith by the Board, determined without regard to any discount for minority interest and transfer restrictions imposed on holders thereof; but if the Company Stock is traded on any national securities exchange, the Fair Market Value shall mean the closing trading price on any given date.
“Good Reason” means any of the following actions if taken without the Participant’s prior consent: (i) any material failure by the Company to pay the Participant his or her base salary; (ii) a substantial reduction or diminution in the Participant’s titles, responsibilities or duties except in accordance with the terms of any employment agreement entered into with the Participant; or (iii) any relocation of Participant’s principal place of business of 30 miles or more.
“IPO” shall have the same meaning as such term is defined in the Shareholders Agreement.
“Return on Equity” means net income for the calendar year end, divided by average shareholders’ equity computed using quarterly shareholders’ equity.
“Threshold ROE Hurdle” means, for each calendar year specified in Schedule A attached hereto, the Company’s Return on Equity at such calendar year end, based on the Company’s December 31 GAAP financials, equal to at least the percentage specified in Appendix A attached hereto that corresponds to each such year.
“Average ROE Hurdle” means the Company’s achievement of an average Return on Equity of at least 25% during the period commencing on the Closing Date and ending on the five-year anniversary thereof (or such shorter period in the event of a Change in Control prior to the five-year anniversary of the Closing Date).

7

Appendix A

Calendar Year	Target ROE Percentage (%)
2012	27.5
2013	27.5
2014	18
2015	18
2016	18

8

Appendix B
Call and Put Rights

Call/Put Event	Investment Stock	Option Stock
Death/Disability (Call and Put)	All Investment Stock purchased at Fair Market Value.	All Option Stock purchased at Fair Market Value.
Separation from service without Cause/Quit for Good Reason (Call only)	Same treatment as if Death/Disability.	Same treatment as if Death/Disability.
Separation from service for Cause/Quit without Good Reason/Prohibited Transfer/Violation of Restrictive Covenants (Call only)	All Investment Stock purchased at lesser of (x) price paid for Investment Stock and (y) Fair Market Value.	All Option Stock purchased at lesser of (x) price paid for Option Stock and (y) Fair Market Value.

9

Appendix C

Restrictive Covenants1

The Participant will be subject at all times during and after the period during which he or she performs of services to the Company or its subsidiaries to a confidentiality covenant prohibiting the Participant from disclosing or using at any time any non‑public confidential or proprietary information concerning the Company, any member of the Sponsors, or their respective affiliates, except as required by law or while employed by the Company for the benefit of the Company.

In addition, while performing services for the Company and for 12 months thereafter, the Participant is to be bound by (i) covenants not to compete with the Company or any of its subsidiaries and (ii) covenants not to (A) individually or through an agent, offer employment to or hire any employee who is, or was during the 12 months preceding the Participant’s separation from service with the Company and its subsidiaries, employed by the Company or any of its subsidiaries or (B) individually or through an agent, solicit or encourage to cease to work with the Company or any of its subsidiaries any consultant or independent contractor then under contract with the Company or its subsidiaries. For purposes hereof, this covenant not to compete/not to solicit will not apply with respect to any member of the Sponsors or any affiliate thereof that is not engaged in any business that competes, directly or indirectly, with the Company.

In the event that the Participant materially breaches any of the non-solicitation, non-competition and confidentiality covenants applicable to the Participant, in addition to all other remedies that may be available to the Company, such Participant will be required to pay to the Company any amounts actually paid to him or her by the Company in respect of any repurchase by the Company of any Equity of the Participant, minus the amount otherwise payable if the Company had called the Equity as a result of such violation.

___________________
1    For Mr. Dundon, the restrictive covenants will be as set forth in his employment agreement, but his options and his option stock will continue to be subject to claw-back in the last paragraph of Appendix C to the extent he breaches the restrictive covenants contained in his employment agreement.

10

11

EXHIBIT K

Form of Note Purchase Agreement

EXHIBIT K

SPONSOR AUTO FINANCE HOLDINGS SERIES LP

$400,000,000 Senior Secured Notes due 2018

NOTE PURCHASE AGREEMENT

Dated October 20, 2011

Section    Page

1.	AUTHORIZATION OF NOTES. 1

2.	SALE AND PURCHASE OF NOTES. 1

3.	CLOSING. 1

4.	CONDITIONS TO CLOSING. 2

4.1.	Representations and Warranties. 2

4.2.	Performance; No Default. 2

4.3.	Compliance Certificates. 2

4.4.	Opinions of Counsel. 3

4.5.	Collateral Matters. 3

4.6.	Consummation of the Capital Increase. 3

4.7.	Notice to SCUSA. 3

4.8.	Arrangement Fee. 3

4.9.	Sponsor Arrangements. 4

4.10.	Subordination of Santander Contingent Settlement. 4

4.11.	Private Placement Number. 4

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY. 4

5.1.	Organization; Power and Authority. 4

5.2.	Authorization; Enforceability. 4

5.3.	Equity Capital; Ownership of Shares; Subsidiaries. 5

5.4.	Compliance with Laws, Other Agreements. 5

5.5.	Governmental Authorizations. 5

5.6.	Litigation; Observance of Agreements, Statutes and Orders. 6

5.7.	Taxes. 6

5.8.	Title to Property. 6

5.9.	Compliance with ERISA. 6

5.10.	Private Offering by the Company. 6

5.11.	Margin Regulations. 7

5.12.	Existing Indebtedness. 7

5.13.	Sanctioned Persons. 7

5.14.	Investment Company Act. 7

5.15.	Collateral Matters. 7

5.16.	No Other Business. 8

5.17.	Solvency 8

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5.18.	Information 9

6.	REPRESENTATIONS OF THE PURCHASER. 9

6.1.	Purchase for Investment. 9

6.2.	Investigation. 9

7.	INFORMATION AS TO COMPANY. 9

7.1.	Delivery of Notices and Other Information. 9

7.2.	Officer’s Certificate. 10

7.3.	Maintaining Records; Access to Properties and Inspections. 11

8.	PAYMENTS OF INTEREST; REPAYMENTS; PREPAYMENTS; ETC. 11

8.1.	Repayment of the Notes; Accrual and Payment of Interest. 11

8.2.	Mandatory Prepayments. 12

8.3.	Optional Prepayments. 13

8.4.	Allocation of Partial Prepayments. 13

8.5.	Calculation of Principal Amount. 13

8.6.	Maturity; Surrender, etc. 13

8.7.	Commitment Fee. 14

8.8.	Arrangement Fee. 14

8.9.	Taxes. 14

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8.10.	Inability to Determine Rates. 17

8.11.	Increased Costs. 17

8.12.	Compensation for Losses. 19

9.	AFFIRMATIVE COVENANTS. 19

9.1.	Compliance with Law. 19

9.2.	Payment of Taxes and Claims. 19

9.3.	Corporate Existence. 20

9.4.	Use of Proceeds. 20

9.5.	Information Regarding Collateral. 20

9.6.	Interest Rate Swaps. 20

9.7.	Compliance with Agreements. 20

9.8.	Further Assurances. 20

10.	NEGATIVE COVENANTS. 21

10.1.	Indebtedness and Preferred Stock. 21

10.2.	Liens. 21

10.3.	Investments. 21

10.4.	Fundamental Changes. 22

10.5.	Asset Sales. 22

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10.6.	Restricted Payments. 22

10.7.	Transactions with Affiliates. 23

10.8.	Business of the Company. 23

10.9.	Amendments to Organizational Documents. 24

10.10.	Amendments to Investment Agreement and Shareholders’ Agreement. 24

11.	ESCROW ACCOUNT; DEPOSIT OF CERTAIN DIVIDENDS AND DISTRIBUTIONS IN ESCROW ACCOUNT 24

12.	EVENTS OF DEFAULT. 25

13.	REMEDIES ON DEFAULT, ETC. 27

13.1.	Acceleration. 27

13.2.	Other Remedies. 27

13.3.	Rescission. 28

13.4.	No Waivers or Election of Remedies, Expenses, etc. 28

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES. 28

14.1.	Registration of Notes. 28

14.2.	Transfer and Exchange of Notes. 29

14.3.	Replacement of Notes. 29

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15.	PAYMENTS ON NOTES. 30

15.1.	Place of Payment. 30

16.	EXPENSES, ETC. 30

16.1.	Transaction Expenses. 30

16.2.	Survival. 31

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT, ETC. 31

18.	AMENDMENT AND WAIVER. 31

18.1.	Requirements. 31

18.2.	Solicitation of Holders of Notes. 31

18.3.	Binding Effect, etc. 32

18.4.	Notes held by Company. 32

19.	NOTICES. 32

20.	REPRODUCTION OF DOCUMENTS. 33

21.	CONFIDENTIAL INFORMATION. 33

22.	COLLATERAL RELEASE. 34

23.	MISCELLANEOUS. 34

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23.1.	Successors and Assigns. 34

23.2.	Payments Due on Non-Business Days. 34

23.3.	Severability. 34

23.4.	Construction. 34

23.5.	Counterparts. 35

23.6.	Governing Law. 35

23.7.	Waiver of Jury Trial. 35

23.8.	Jurisdiction; Consent to Service of Process. 35
SCHEDULE A    --    INFORMATION RELATING TO PURCHASERS
SCHEDULE B    --    DEFINED TERMS
SCHEDULE C    --    RULES OF CONSTRUCTION
SCHEDULE D    --    COMPANY NOTICE ADDRESSES

EXHIBIT I         --    Form of Senior Secured Note due 2018
EXHIBIT II         --    Form of Escrow Agreement
EXHIBIT III         --    Form of Pledge and Security Agreement

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SPONSOR AUTO FINANCE HOLDINGS SERIES LP

Senior Secured Notes due 2018
October 20, 2011
TO THE PURCHASER LISTED IN
THE ATTACHED SCHEDULE A (and, together with any assignees or transferees hereunder, the “Purchaser” or “you”):
Ladies and Gentlemen:
Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership (the “Company”, “we” or “us”), agrees with you as follows:

1.	AUTHORIZATION OF NOTES.
The Company will authorize the issue and sale of $400,000,000 aggregate principal amount of its Senior Secured Notes, as such principal amount may be increased as a result of the payment of any PIK Interest (such notes, together with any notes issued in substitution therefor pursuant to Section 14.3 of this Agreement, the “Notes”). The Notes shall be substantially in the form set out in Exhibit I, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B.

2.	SALE AND PURCHASE OF NOTES.
Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount of $400,000,000 at the purchase price of 100% of the principal amount thereof.

3.	CLOSING.
The sale and purchase of the Notes to be purchased by you shall occur at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019, at a closing (the “Closing”) on a Business Day (the “Closing Date”) on or prior to the Termination Date as the Company may specify by at least five Business Days’ notice to the Purchaser. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the Closing Date and registered in your name (or in the name of your nominee), against delivery by you by wire transfer of immediately available funds in the amount of the purchase price for the Notes for the account of the Company to an account of the Company maintained at the Purchaser. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.
The representations and warranties of the Company in this Agreement shall be correct in all material respects at the time of the Closing (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all materials respects as of such earlier date).

4.2.	Performance; No Default.
The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 9.4) no Default or Event of Default shall have occurred and be continuing.

4.3.	Compliance Certificates.
(a)    Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.5(a) and 4.7 have been fulfilled.
(b)    Secretary’s Certificate. The Company shall have delivered to you a certificate of the secretary, assistant secretary or other Authorized Officer of the Company (i) attaching a copy of (A) the certificate of formation of the Company, including all amendments thereto, as certified as of a recent date by the Secretary of State of the state of its organization, (B) the limited partnership agreement of the Company, including all amendments thereto, (C) a certificate as to the good standing of the Company as of a recent date from the Secretary of State of the state of its organization and (D) the resolutions or written consent duly adopted by the general partner of the Company authorizing the execution and delivery of this Agreement and the other Note Documents and the consummation of the Transactions, including the issuance by the Company of the Notes and the incurrence by the Company of the Indebtedness represented thereby, and (ii) certifying that (A) the attached thereto is a true and complete copy of the certificate of formation and the limited partnership agreement of the Company as in effect on the Closing Date and at all times since a date prior to the date of the resolutions or written consent described in clause (i)(D) above, (B) such resolutions or written consent have not been modified, rescinded or amended since the date of adoption thereof and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Note Document or any other document, instrument or certificate delivered in connection herewith on behalf of the Company.
(c)    Solvency Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, as to the solvency of the Company after giving effect to the Transactions, in form and substance reasonably satisfactory to you.

4.4.	Opinions of Counsel.

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The Purchaser shall have received a legal opinion in form and substance satisfactory to it, dated the date of the Closing from Simpson, Thacher & Bartlett LLP, counsel for the Company.

4.5.	Collateral Matters.
(a)    The Collateral Requirement shall have been satisfied.
(b)    The Company shall have established the Escrow Account not later than two Business Days prior to the Closing Date, and the Company shall have deposited, or substantially contemporaneously with the issuance and sale of the Notes hereunder shall deposit, an amount at least equal to the Minimum Escrow Amount for the Closing Date in the Escrow Account, and the Purchaser shall have received reasonably satisfactory evidence of the foregoing.
(c)    The Purchaser shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Company in the jurisdiction of its formation and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Purchaser that any Liens indicated by such financing statements (or similar documents) are permitted under Section 10.2 or have been, or substantially contemporaneously with the issuance and sale of the Notes on the Closing Date will be, released.

4.6.	Consummation of the Capital Increase.
The Capital Increase shall have been, or substantially contemporaneously with the issuance and sale of the Notes on the Closing Date shall be, consummated in accordance with the Investment Agreement and applicable law, without any amendment to or waiver of any terms or conditions of the Investment Agreement that materially adversely affects the right of the Company to receive payments thereunder or under the Shareholders’ Agreement, that modifies the Subordination Provision or that materially modifies Section 2.1(g) of the Shareholders’ Agreement.

4.7.	Notice to SCUSA.
The Company shall have given to SCUSA, or substantially concurrently with the consummation of the Transactions on the Closing Date shall give to SCUSA, the irrevocable direction referred to in Section 11(c).

4.8.	Arrangement Fee.
If the Closing Date is (a) in 2011, the Purchaser shall have received from the Company an amount equal to $10,000,000 to be held by the Purchaser as cash collateral for the payment of the fee provided for in Section 8.8, and (b) in 2012, the Purchaser shall have received from the Company an arrangement fee in an amount equal to $10,000,000.

4.9.	Sponsor Arrangements.
The Sponsors shall have executed and delivered the Sponsor Letter to the Purchaser.

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4.10.	Subordination of Santander Contingent Settlement.
SHUSA shall have entered into an agreement, satisfactory to the Purchaser (and the Purchaser Agrees that the Subordination Provision is satisfactory to it), pursuant to which SHUSA shall have agreed to subordinate its right to receive the Santander Contingent Settlement to the prior payment in full of the obligations of the Company in respect of the Notes such that no payment in respect of the Santander Contingent Settlement shall be made at any time during which any Note is outstanding or any amount is payable by the Company under this Agreement.

4.11.	Private Placement Number.
A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to you that:

5.1.	Organization; Power and Authority.
The Company is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is duly qualified as a foreign company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the power and authority to own the properties it purports to own, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the other Note Documents and to perform the provisions hereof and thereof.

5.2.	Authorization; Enforceability.
This Agreement, the Notes and the other Note Documents have been duly authorized by all necessary limited partnership action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note and the other Note Documents will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Equity Capital; Ownership of Shares; Subsidiaries.
Immediately prior to the Closing, the contributed cash capital of the Company will consist of cash in an amount at least equal to the sum of $600,000,000, plus the net amount necessary, after application of reimbursement or contribution by other parties, to pay the fees payable hereunder and the expenses payable hereunder on the Closing Date, plus the Minimum Escrow Amount for the Closing Date. At least 90% of the Equity Interests in the Company are owned by Permitted Holders. The Company has no Subsidiaries.

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5.4.	Compliance with Laws, Other Agreements.
The execution, delivery and performance by the Company of this Agreement, the Notes and the other Note Documents will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, certificate of limited partnership or limited partnership agreement, or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

5.5.	Governmental Authorizations.
The Transactions do not require any material consent or approval of, registration or filing with or any other action by any Governmental Authority, except (a) such as have been or, in the case of filings relating to the consummation of the Capital Increase, substantially contemporaneously with the issuance and sale of the Notes on the Closing Date will be obtained or made and are (or will so be) in full force and effect and (b) filings necessary to perfect Liens created under the Pledge and Security Agreement and the Escrow Agreement.

5.6.	Litigation; Observance of Agreements, Statutes and Orders.
(a)    There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)    The Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.7.	Taxes.
The Company has filed all material tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other material taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP.

5.8.	Title to Property.

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The Company has good and marketable title to its properties, in each case free and clear of all Liens, other than Liens created pursuant to the Pledge and Security Agreement and the Escrow Agreement.

5.9.	Compliance with ERISA.
The Company is not subject to ERISA.

5.10.	Private Offering by the Company.
Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.11.	Margin Regulations.
Immediately after giving effect to the Transactions, the Company will not own any margin stock. No part of the proceeds of the Notes will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any holder of the Notes) of any of the regulations of the Board of Governors, including Regulations U, T and X. All terms defined in Regulation U are used in this Section 5.11 with the meanings assigned to such terms in Regulation U.

5.12.	Existing Indebtedness.
Immediately after giving effect to the Transactions, the Company has outstanding no Indebtedness or Preferred Stock other than Indebtedness outstanding under the Note Documents.

5.13.	Sanctioned Persons.
(a)    The Company (i) is not a Person (an “OFAC Listed Person”) whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), (ii) engages in any dealings or transactions with any such OFAC Listed Person, or (iii) is a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (A) any OFAC Listed Person or (B) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC (each OFAC Listed Person and each other entity described in clause (iii), a “Blocked Person”).
(b)    No part of the proceeds from the issuance and sale of the Notes hereunder constitutes or will otherwise be used by the Company to make investment in, or any transactions or dealings with, any Blocked Person.
(c)    The Company (i) is not under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has not been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has not had any of its funds seized

6

or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Company is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

5.14.	Investment Company Act.
The Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.15.	Collateral Matters.
(a)    The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Purchaser, for the benefit of the holders of the Notes, a valid and enforceable security interest in the Collateral subject thereto and (i) when the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Purchaser, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Company thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Company in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior to any Lien in favor of any other Person.
(b)    The Escrow Agreement, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Purchaser, for the benefit of the holders of the Notes, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of Company in such Collateral, prior and superior to the rights of any other Person.

5.16.	No Other Business.
The Company was formed on October 18, 2011, and has carried on no business and engaged in no other activities since such date other than business and other activities necessary or incidental to the Transactions. Immediately after giving effect to the Transactions, the Company has no assets other than the Acquired Shares, the Escrow Account and the Escrow Funds, and the Company has no Indebtedness or other liabilities other than the Notes.

5.17.	Solvency
Immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the application of the proceeds of the Notes, (a) (i) the sum of the Company’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Company’s present assets; (ii) the Company’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) the Company has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due

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(whether at maturity or otherwise); and (b) the Company is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For the determinations made pursuant to this Section 5.15, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

5.18.	Information
The reports, financial statements, certificates and other information furnished by or on behalf of the Company to the Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement, or delivered hereunder, in each case prior to the Closing Date, when taken as a whole, do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.	REPRESENTATIONS OF THE PURCHASER.

6.1.	Purchase for Investment.
You represent that you are purchasing the Notes for your own account and not with a view to the distribution thereof. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available.

6.2.	Investigation.
You represent that (a) you have had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the issuance and sale of the Notes, (b) you are able to fend for yourself in the transactions contemplated by this Agreement and the other Note Documents, (c) your financial position is such that you can afford to bear the economic risk of holding the Notes, (d) you can afford to suffer the complete loss of its investment in the Notes and (e) your knowledge and experience in financial and business matters is such that you are capable of evaluating the merits and risks of the investment in the Notes.

7.	INFORMATION AS TO COMPANY.

7.1.	Delivery of Notices and Other Information.
The Company shall deliver to each holder of Notes:
(a)    Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder, a written notice specifying the

8

nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(b)    ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto: (i)    with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or (iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
(c)    Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(d)    Financial Statements of SCUSA – promptly, and in any event within 90 days after the end of each fiscal year of SCUSA, the audited financial statements of SCUSA;
(e)    Financial Statements of the Company – promptly, and in any event with 90 days after the end of each fiscal year of the Company, financial statements of the Company for such fiscal year in a form consistent with that prepared in the normal course by the Company; and
(f)    Requested Information – with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.	Officer’s Certificate.
Within 30 days after the end of each of the second and fourth fiscal quarters of the Company, the Company shall deliver to each holder of Notes a certificate of a Authorized Officer containing a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company from the period covered by the certificate and certifying that such review shall not have disclosed the existence during such period of any

9

condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Maintaining Records; Access to Properties and Inspections.
The Company shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Company will permit any representatives designated by the Purchaser to inspect its financial records at reasonable times during normal business hours upon reasonable advance written notice and as often as reasonably requested, but in no event more often than twice in any calendar year if no Default shall have occurred and be continuing, and to make extracts from and copies of such financial records, and permit any representatives designated by the Purchaser or any other holder of the Notes to discuss its affairs, finances and condition with its officers and independent accountants; provided that the Company shall have the right to have one or more officers, directors, employees or advisers present at all meetings with its independent accountants.

8.	PAYMENTS OF INTEREST; REPAYMENTS; PREPAYMENTS; ETC.

8.1.	Repayment of the Notes; Accrual and Payment of Interest.
(a)     As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the seventh anniversary of the Closing Date.
(b)    The Notes shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin.
(c)    Interest on each Note shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein.
(d)    For any Interest Period, the Company may, at its option, elect to pay interest on the Notes (i) in Cash Interest, or (ii) a combination of Cash Interest and PIK Interest, provided that the portion of interest for any Interest Period that may be paid in PIK Interest shall not exceed interest for such Interest Period calculated at a rate per annum equal to 3.00%. The Company shall, for each Interest Period, notify holders of the Notes of any PIK Amount for such Interest Period by delivering a notice to the holders of the Notes not later than one day prior to the beginning of such Interest Period, which notice shall specify the amount of the applicable PIK Payment (rounded up to the nearest whole dollar). In the absence of such an election for any Interest Period, the Company shall be deemed to have elected the to pay PIK Interest to the maximum extent that it is entitled to under this Section 8.1(d) and interest on the Notes shall be payable according to the election for such prior Interest Period. In connection with any PIK Payment on the Notes, on the Interest Payment Date for the applicable Interest Period the principal amount of the outstanding Notes shall be automatically increased by an amount equal to the amount of such PIK Payment (rounded up to the nearest whole dollar), and the Company hereby authorizes and directs each holder of the Notes to make appropriate notations on

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Schedule A attached to the Notes held by it to reflect such increase in the principal amount thereof.
(e)    Any PIK Payment shall be considered paid on the date it is due if on such date the principal amount of the outstanding Notes shall have been increased by the amount of the applicable PIK Payment. Following any increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the Interest Payment Date on which such PIK Payment is made.

8.2.	Mandatory Prepayments.
(a)    In the event and on each occasion that the Company receives any New Acquirer Contingent Settlement, the Company shall, immediately upon receipt of such New Acquirer Contingent Settlement, prepay principal of outstanding Notes in an amount equal to 100% of such New Acquirer Contingent Settlement, and together with such prepayment pay in cash accrued and unpaid interest thereon to but excluding the date of such prepayment.
(b)    In the event and on each occasion that any proceeds are received by or on behalf of the Company in respect of any sale, transfer, lease or other disposition of any Acquired Shares, the Company shall, immediately upon receipt of such proceeds, prepay principal of outstanding Notes in an amount equal to the Share Disposition Amount for such Acquired Shares, and together with such prepayment pay in cash accrued and unpaid interest on all such Notes so prepaid to but excluding the date of such prepayment.
(c)    In the event and on each occasion that SCUSA pays any cash dividend or other distribution that, on a pro forma basis as of the last day of the fiscal quarter of SCUSA most recently ended, would result in total common shareholders’ equity of the SCUSA (less goodwill, less intangible assets and other comprehensive income) being less than $1,600,000,000, the Company shall, immediately upon the making of such dividend or other distribution, prepay principal of outstanding Notes in an amount equal to one-half of the product of (x) the amount (the “Excess Amount”) which, if such dividend or other distribution had been reduced by the Excess Amount, would have resulted in such total common shareholders’ equity as of such date being equal to $1,600,000,000, and (y) the percentage representing the portion of the aggregate amount of such dividend or other distribution that was paid to the Company, and together with such prepayment pay in cash accrued and unpaid interest on all such Notes so prepaid to but excluding the date of such prepayment.

8.3.	Optional Prepayments.
The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, plus accrued and unpaid interest thereon to but excluding the date of such prepayment, plus a fee in an amount equal to 1.00% of the principal amount of the Notes so prepaid. The Company will give each holder of Notes at least two Business Days’ prior written notice of each optional prepayment under this Section 8.3. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such

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holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

8.4.	Allocation of Partial Prepayments.
In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5.	Calculation of Principal Amount.
The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes (including any increased principal amounts as a result of any PIK Payments) outstanding on such date of determination. All references herein to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

8.6.	Maturity; Surrender, etc.
In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with such interest, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.7.	Commitment Fee.
The Company will pay to the Purchaser a commitment fee, at a rate per annum equal to 0.50% on $400,000,000, for the period commencing on the date of this Agreement and ending on the earlier of the Closing Date and the Termination Date. Accrued commitment fees shall be payable quarterly on the last Business Day of each March, June, September and December in each year and on the earlier of the Closing Date and the Termination Date.

8.8.	Arrangement Fee.
The Company will pay to the Purchaser an arrangement fee equal to $10,000,000, payable (a) if the Closing Date is in 2011, on January 2, 2012, and (b) if the Closing Date is in 2012, on the Closing Date.

8.9.	Taxes.
(a)    Payments Free and Clear of Taxes. Except as provided in this Section 8.9, any and all payments by the Company to or for the account of any Purchaser shall be made free and clear of and without deduction or withholding for any and all Taxes unless required by applicable Laws. If the Company shall be required by applicable Laws to deduct or withhold any Tax from or in respect of any sum payable under any Note Document to any Purchaser:

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(i)    if such Tax is a Non-Excluded Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 8.9), such Purchaser receives an amount equal to the sum such Purchaser would have received had no such deductions or withholding been made;
(ii)    the Company shall deduct or withhold the full amount of such Taxes from such payment (as increased pursuant to subsection (i) above); and
(iii)    the Company shall pay the full amount deducted or withheld under subsection (ii) above to the relevant taxing authority or other Governmental Authority in accordance with applicable Laws.
(b)    Other Taxes. In addition, the Company agrees to pay any and all present and future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under any Note Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Note Document (hereinafter referred to as “Other Taxes”).
(c)    Indemnification. Without limiting the provisions of subsection (a) or (b) above, the Company agrees to indemnify each Purchaser, within 10 days after demand therefor, for the full amount of Non-Excluded Taxes and Other Taxes imposed or asserted on (whether or not paid directly by) such Purchaser (including any Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.9), and any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing authority or Governmental Authority, as applicable. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice by the Purchaser, the Company shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant taxing authority or Governmental Authority (provided, however, that the Purchaser shall not be under any obligation to provide any such notice to the Company). A certificate as to the amount of such payment or liability delivered to the Company by such Purchaser shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a taxing authority or any other Governmental Authority pursuant to this Section 8.9, the Company shall deliver to the applicable Purchaser the original or a certified copy of a receipt issued by such taxing authority or Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Purchaser.
(e)    Prescribed Forms. Each Purchaser, to the extent it is legally entitled to do so, shall deliver to the Company, on or prior to the Closing Date (or, if later, the date such Purchaser becomes a party to the Agreement) (and from time

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to time thereafter upon the reasonable request of the Company), the following as applicable:
(i)    in the case of a U.S. Purchaser, two duly completed and properly executed originals of IRS Form W-9 certifying that such U.S. Purchaser is exempt from U.S. federal backup withholding tax;
(ii)     in the case of a Foreign Purchaser,
(A)    two duly completed and properly executed originals of (x) IRS W-8BEN claiming eligibility of such Purchaser for benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Note Document, pursuant to the “interest” article of such tax treaty and (II) with respect to any other applicable payments under any Note Document, pursuant to the “business profits” or “other income” article of such tax treaty, (y) IRS Form W-8ECI, or (z) IRS Form W-8IMY and all supporting documentation required pursuant to applicable Treasury Department regulations, or, in each case, an applicable successor form;
(B)    in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Purchaser is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or (III) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (y) two duly completed and properly executed originals of IRS Form W-8BEN or applicable successor form; or
(C)    two duly completed and properly executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
(iii)    in the case of a payment made to a Purchaser under any Note Document that would be subject to U.S. federal withholding Tax imposed by FATCA, if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such

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payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.
(f)    Indemnification by the Purchasers. Each Purchaser agrees to indemnify the Company against any and all Taxes and any and all related penalties and interest incurred by or asserted against the Company by any Governmental Authority as a result of the failure by the Purchaser to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any of the forms or documentation required to be delivered by the Purchaser to the Company pursuant to Section 8.9(e) that otherwise would have entitled the Purchaser to an exemption from or reduction of withholding Taxes imposed by the United States.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.9 (including by the payment of additional amounts pursuant to this Section 8.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

8.10.	Inability to Determine Rates.
If the Purchaser determines that for any reason that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of the Notes, or (b) adequate and reasonable means do not exist for determining LIBOR for any Interest Period, the Purchaser will promptly so notify the Company, and interest on the Notes for such Interest Period shall (subject to any obligation to pay interest at the Default Rate) be payable at a rate per annum equal to the cost to the Purchaser of funding the Notes for such Interest Period (as determined by the Purchaser in good faith and consistent with the manner in which the Purchaser

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generally charges other borrowers to which it has made loans in U.S. dollars for such funding cost) plus the Applicable Margin.

8.11.	Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Purchaser;
(ii)    subject any Purchaser to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on the Purchaser or the London interbank market any other condition, cost or expense affecting this Agreement;
and the result of any of the foregoing shall be to increase the cost to the Purchaser of funding the Notes, then, upon request of the Purchaser, the Company will pay to the Purchaser such additional amount or amounts as will compensate the Purchaser for such additional costs incurred or reduction suffered (determined in a way consistent with the manner in which the Purchaser generally charges other borrowers to which it has made loans in U.S. dollars for such costs).
(b)    Capital Requirements. If the Purchaser determines that any Change in Law affecting the Purchaser regarding capital requirements applicable to extensions of credit such as the Notes has or would have the effect of reducing the rate of return on the Purchaser’s capital as a consequence of this Agreement, or on the Notes held by the Purchaser, to a level below that which the Purchaser could have achieved but for such Change in Law (taking into consideration the Purchaser’s policies with respect to capital adequacy), then from time to time the Company will pay to the Purchaser such additional amount or amounts as will compensate the Purchaser for any such reduction suffered (determined in a way consistent with the manner in which the Purchaser generally charges other borrowers to which it has made loans in U.S. dollars for such reduction).
(c)    Certificates for Reimbursement. A certificate of the Purchaser setting forth the amount or amounts necessary to compensate the Purchaser or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay the Purchaser the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of the Purchaser to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Purchaser’s right to demand such compensation, provided

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that the Company shall not be required to compensate the Purchaser pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Purchaser notifies the Company of the Change in Law giving rise to such increased costs or reductions and of the Purchaser’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

8.12.	Compensation for Losses.
If there shall occur:
(a)    any payment or prepayment of any Note on a day other than the last day of the Interest Period for such Note (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by the Company to prepay any Note on the date or in the amount notified by the Company;
the Company shall promptly pay to the Purchaser an amount equal the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid or prepaid, or not prepaid, for the period from the date of such payment or prepayment, or such failure to prepay, to the last day of the then current Interest Period at the applicable rate of interest for such Note for such Interest Period (other than the portion of such rate of interest represented by the Applicable Margin) provided for herein, over (ii) the amount of interest that would have accrued on such principal amount at a rate per annum equal to the London interbank market rate if determined at the time of such payment or prepayment (or failure to prepay) for amounts comparable to such principal amount and for maturities comparable to such remaining period (as reasonably determined by the Purchaser).

9.	AFFIRMATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.
The Company will comply with all laws, ordinances or governmental rules or regulations to which it is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.	Payment of Taxes and Claims.
The Company will file all material tax returns required to be filed in any jurisdiction and pay and discharge all material taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on it or

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any of its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, provided that the Company need not pay any such tax or assessment or claims if the amount, applicability or validity thereof is contested by the Company on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on its books.

9.3.	Corporate Existence.
The Company will at all times preserve and keep in full force and effect its corporate existence and preserve and keep in full force and effect all rights and franchises of the Company unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such rights or franchises could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Use of Proceeds.
The Company shall use the proceeds of the Notes solely for payment of a portion of the purchase price of the Acquired Shares in accordance with the Investment Agreement.

9.5.	Information Regarding Collateral.
The Company will furnish to the Purchaser prompt written notice of any change in (a) the legal name of the Company, as set forth in its organizational documents, (b) the jurisdiction of organization or the form of organization of the Company (including as a result of any merger or consolidation), (c) the location of the chief executive office of the Company or (d) the organizational identification number, if any, or, the Federal Taxpayer Identification Number of the Company. The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Purchaser, for the benefit of the holders of the Notes, to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

9.6.	Interest Rate Swaps.
The Company will use commercially reasonable efforts to maintain an interest rate hedging policy to manage its interest rate risk.

9.7.	Compliance with Agreements.
The Company will comply with each of its material obligations under the Investment Agreement and the Shareholders’ Agreement.

9.8.	Further Assurances.
The Company will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Purchaser, on behalf of the holders of the Notes, may reasonably request, to cause the Collateral Requirement to be and remain satisfied at all

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times or otherwise to effectuate the provisions of the Note Documents, all at the expense of the Company. The Company will provide to each holder of the Notes, from time to time upon request, evidence reasonably satisfactory to such holder as to the perfection and priority of the Liens created or intended to be created by the Note Documents. The Company will, no later than the earlier of the Closing Date and 14 days after the date of this Agreement, furnish to the Purchaser copies of each document theretofore furnished to the Purchaser by or on behalf of the Company in response to the Purchaser’s know-your-customer requirements with the signatures thereon duly apostilled in accordance with the Hague Apostille Convention (unless already apostilled).

10.	NEGATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:

10.1.	Indebtedness and Preferred Stock.
The Company shall not create, incur, assume or permit to exist any Indebtedness or Preferred Stock, except Indebtedness created hereunder and under the other Note Documents and the Santander Contingent Settlement.

10.2.	Liens.
The Company shall not create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by the Company or on any income or revenues or rights in respect of any thereof, except:
(a)    Liens created under the Note Documents;
(b)    Liens for Taxes not yet due or the amount, applicability or validity of which is being contested by the Company on a timely basis in good faith and in appropriate proceedings, provided that the Company has established adequate reserves therefor in accordance with GAAP on its books; and
(c)    with the consent of the Purchaser, Liens in favor of a financial institution securing interest rate Swaps entered into with such financial institution pursuant to Section 9.6 that are subordinated to the Liens created under the Note Documents on customary terms and conditions satisfactory to the Purchaser (and which provide that such financial institution shall not have any right to exercise any remedies with respect to any collateral or the Company prior to the payment in full of the Notes).

10.3.	Investments.
The Company shall not purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, or make or permit to exist any loans or advances to, or Guarantee any Indebtedness or other obligations of, or make or permit to exist any investment or any other interest in, any other Person, other than:
(a)    the Acquired Shares;
(b)    the Escrow Account and the Escrow Funds;
(b)    cash, cash equivalents and Permitted Investments; and

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(c)    Partner-financed Investments.

10.4.	Fundamental Changes.
The Company shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person.

10.5.	Asset Sales.
The Company shall not sell, transfer, lease or otherwise dispose of any of its property or assets, except that the Company may sell all or any portion of the following:
(a)    Acquired Shares subject to the following conditions:
(i)    any such sale is made for fair value and cash consideration;
(ii)    the cash proceeds of such sale (together with any concurrent capital contribution by the partners of the Company) are sufficient to prepay the Notes in an amount at least equal to the Share Disposition Amount for such sale, and the proceeds of such sale are immediately applied as required under Section 8.2; and
(iii)    upon the consummation of any such sale and the release of the Collateral pursuant to Section 22, the aggregate outstanding principal amount of the Notes that constitute purpose credit secured directly or indirectly by margin stock, shall not exceed the maximum loan value of the collateral securing the Notes or otherwise entail a violation of Regulation T, U or X of the Board of Governors, and the Company shall deliver to each holder of the Notes, prior to the consummation of any such sale and release of such Collateral, an opinion of counsel licensed in New York confirming the foregoing. All terms defined in Regulation U are used in this Section 10.5 with the meanings assigned to such terms in Regulation U; and
(b)    Partner-financed Investments.

10.6.	Restricted Payments.
The Company shall not declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that the Company may make the following Restricted Payments
(a)    Restricted Payments made in accordance with the procedures set forth in the Escrow Agreement so long as:
(i)    no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(ii)    any Cash Payment of interest on the Notes due on the date of such Restricted Payment shall have been paid in full (and if such Restricted Payment shall be made on a date other than an Interest Payment Date, the Company shall have delivered to the Purchaser an amount in cash equal to,

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and to be applied to the payment in full of, the amount of Cash Interest on the Notes due on the next succeeding Interest Payment Date (to be held by the Purchaser as cash collateral for the payment of such Cash Interest); and
(iii)    immediately after giving effect to such Restricted Payment, the Escrow Funds shall equal or exceed the Minimum Escrow Amount; and
(b)    Restricted Payments made solely with Partner-financed Investments.

10.7.	Transactions with Affiliates.
The Company shall not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates other than (a) on fair and reasonable terms no less favorable to the Company than would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate and (b) Restricted Payments permitted under Section 10.6.

10.8.	Business of the Company.
The Company shall not (a) engage in any business activities other its ownership of the Acquired Shares, its establishment and maintenance of the Escrow Account and activities incidental to the foregoing, (b) own, lease or otherwise possess any assets other than the Acquired Shares, dividends and other distributions received in respect thereof, the Escrow Account, the Escrow Funds and cash, cash equivalents and Permitted Investments, (c) create, incur, assume or permit to exist any liabilities other than the liabilities pursuant to this Agreement, the other Note Documents and the Acquisition Documents and liabilities incidental to the foregoing and (d) enter into any agreements with any third parties other than the Note Documents and the Acquisition Documents, any amendments, restatements, waivers, supplements or other modifications thereto and any other agreements incidental to any of the foregoing clauses (a), (b), (c) and (d).

10.9.	Amendments to Organizational Documents.
The Company shall not permit any amendment, restatement, waiver, supplement or other modification of its certificate of formation or its limited partnership agreement that materially adversely affects the right of the Company to receive payments under the Shareholders’ Agreement.

10.10.	Amendments to Investment Agreement and Shareholders’ Agreement.
The Company will not agree to any amendment, restatement, waiver, supplement or other modification of any of the provisions of the Investment Agreement or the Shareholders’ Agreement that materially adversely affects the right of the Company to receive payments thereunder, that modifies the Subordination Provision or that materially modifies Section 2.1(g) of the Shareholders’ Agreement.

11.	ESCROW ACCOUNT; DEPOSIT OF CERTAIN DIVIDENDS AND DISTRIBUTIONS IN ESCROW ACCOUNT
(a)    The Company shall maintain the Escrow Account without interruption from the date it is established for so long as any of the Notes are outstanding.

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The Company shall grant to the Purchaser, for the benefit of the holders of the Notes, a fully perfected, security interest, prior and superior to the rights of any other Person, in the Escrow Account and the Escrow Funds as collateral for the payment and performance of the Notes. Amounts on deposit in the Escrow Account shall be held by the Escrow Agent pursuant to the Escrow Agreement. The Purchaser, for the benefit of the holders of the Notes, shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Escrow Account and, except as expressly provided in the Escrow Agreement, no other Person shall be entitled to exercise any right or power with respect thereto.
(b)    Other than any interest earned or profits on the investment of the Escrow Funds solely in Permitted Investments, which investments shall be made at the request of the Company and at the Company’s risk (including the risk of loss) and expense, the Escrow Funds shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Escrow Account.
(c)    The Company agrees (i) to notify and irrevocably direct SCUSA and every other Person obligated to make payments on account of any dividends or other distributions in respect of the Acquired Shares to make all such payments directly to the Escrow Account, (ii) to use its commercially reasonable efforts to cause SCUSA and every other Person identified in clause (i) above to make all payments on account of dividends or other distributions in respect of the Acquired Shares directly to the Escrow Account and (iii) promptly to deposit all payments received by it on account of dividends or other distributions in respect of the Acquired Shares in the Escrow Account in precisely the form in which received (but with any endorsements of the Company necessary for deposit or collection), and until they are so deposited such payments shall be held in trust by the Company for and as the property of the Purchaser for the benefit of the holders of the Notes. Without the prior written consent of the Purchaser, the Company shall not change any instructions relating to the payment of any dividends or other distributions in respect of the Acquired Shares in a manner adverse to the holders of the Notes.
(d)    On each Quarterly Date, the Company shall cause the Escrow Funds to equal or exceed the Minimum Escrow Amount, provided that the Escrow Funds shall only be required to be increased on any Quarterly Date to an amount greater than the amount of Escrow Funds after the immediately preceding Escrow Distribution Date to the extent of any dividends or other distributions in respect of the Acquired Shares received by the Company on or prior to such Quarterly Date and after such Escrow Distribution Date.

12.	EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Section 9.3 or Section 9.4, Section 10 or Section 11; or

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(d)    the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) or in any other Note Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note; or
(e)    any representation or warranty by or on behalf of the Company or by any officer of the Company in this Agreement or in any other Note Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    the Company (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, or (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property; or
(g)    a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within 60 days; or
(h)    a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(i)    the Company shall fail to make any payment in respect of any obligation of the Company in excess of $1,000,000 or any event or condition shall occur that enables or permits (with or without the giving of notice, the lapse of time or both) any holder of any obligation of the Company in excess of $1,000,000 (or any trustee or agent on behalf thereof) to cause such obligation to become due and payable prior to their stated maturity; or
(j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate amount of “benefit

23

liabilities” (within the meaning of section 4001(a)(16) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed the aggregate fair market value of the assets of such Plans, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Company thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 12(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA; or
(k)    any Lien purported to be created under the Pledge and Security Agreement or the Escrow Agreement shall cease to be, or shall be asserted by the Company not to be, a valid and perfected Lien on any Collateral, with the priority required by the Pledge and Security Agreement or the Escrow Agreement, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Note Documents or (ii) the failure of the holders of the Notes to maintain possession of any stock certificate or other instrument delivered to it under the Pledge and Security Agreement; or
(l)    there shall have occurred a Change of Control; or
(m)    there shall have occurred, after the Contingent Payment Date, any event, circumstance or condition that could reasonably be expected to materially impair the ability of the Company to (i) exist as a limited partnership, (ii) own the Acquired Shares, (iii) exercise its rights under the Shareholders’ Agreement, or (iv) be bound by the provisions of the Note Documents.

13.	REMEDIES ON DEFAULT, ETC.

13.1.	Acceleration.
(a)    If an Event of Default with respect to the Company described in paragraph (f) or (g) of Section 12 has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Purchaser, acting at the direction of any holder or holders of more than 25% in principal amount of the Notes at the time outstanding, shall, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in paragraph (a) or (b) of Section 12 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

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Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

13.2.	Other Remedies.
If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the Purchaser, on behalf of the holders of the Notes at the time outstanding, may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, if an Event of Default has occurred and is continuing, the Purchaser and the Required Holders, as applicable, may exercise any and all remedies under the Pledge and Security Agreement and the Escrow Agreement to the extent provided therein.

13.3.	Rescission.
At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 13.1, the Purchaser, acting at the direction of holders of not less than 76% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission

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and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4.	No Waivers or Election of Remedies, Expenses, etc.
No course of dealing and no delay on the part of the Purchaser or any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, by any Note or by any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1.	Registration of Notes.
The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2.	Transfer and Exchange of Notes.
(a)    The Notes may not be transferred, in whole or in part, to any Person (other than Affiliate of the Purchaser) unless (i) the Company shall have consented to such transfer, or (ii) any Event of Default of the type described in Section 12(a), 12(f) or 12(g) shall be continuing. The Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.
(b)    Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Subject to clause (a) above, each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit I. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have

26

been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

14.3.	Replacement of Notes.
Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that a holder’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.	PAYMENTS ON NOTES.

15.1.	Place of Payment.
So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and Cash Interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of any increase in the principal amount thereof as a result of a PIK Payment, the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2.

16.	EXPENSES, ETC.

16.1.	Transaction Expenses.
Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel, and including reasonable travel expenses) incurred by you and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the other Note Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or

27

defend) any rights under this Agreement, the Notes or the other Note Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the other Note Documents, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.

16.2.	Survival.
The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Note Documents, and the termination of this Agreement.

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT, ETC.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the other Note Documents, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Note Documents embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18.	AMENDMENT AND WAIVER.

18.1.	Requirements.
This Agreement and the other Note Documents may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (a) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, (b) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (c) amend any of Sections 8, 12(a), 12(b), 13, 18 or 21.
Notwithstanding the foregoing, in connection with the payment of any PIK Interest in respect of the Notes, the Company shall be entitled to, without the consent of the holders of the Notes, increase the outstanding principal amount of the authenticated Notes by directing the making of appropriates notations on the Schedule A attached thereto.

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18.2.	Solicitation of Holders of Notes.
The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with reasonably sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make a reasonably informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

18.3.	Binding Effect, etc.
Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

18.4.	Notes held by Company.
Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

19.	NOTICES.
All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile, email or other electronic means if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

29

(iii)    if to the Company, to the Company at the addresses set forth in Schedule D hereto to the attention of the respective parties therein, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 19 will be deemed given only when actually received.

20.	REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) certificates and other information previously or hereafter furnished to you, may be reproduced by you by any electronic imaging process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.	CONFIDENTIAL INFORMATION.
For the purposes of this Section 21, “Confidential Information” means information delivered to you by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf or (c) otherwise becomes known to you other than through disclosure by the Company. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and Affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Governmental Authority, including any banking regulators and stock exchanges, having jurisdiction over you, (v) any recognized rating agency that requires access to information about your investment portfolio or (vi) any other Person to which you reasonably believe such delivery or disclosure is necessary or appropriate, (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes, this Agreement and the other Note Documents. Each holder of a Note, by its acceptance of a Note, will be

30

deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.

22.	COLLATERAL RELEASE.
Upon any sale or other transfer by the Company of any Collateral in a transaction permitted under Section 10.5 (and the application of the proceeds of such sale or transfer pursuant to Section 8.2), or upon the effectiveness of any written consent to the release of the security interest created under the Pledge and Security Agreement or Escrow Agreement in any Collateral pursuant to Section 18.1, the Liens in such Collateral created by the Pledge and Security Agreement or Escrow Agreement, as applicable, shall be automatically released. In connection with any termination or release pursuant to this Section, the Purchaser shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Purchaser.

23.	MISCELLANEOUS.

23.1.	Successors and Assigns.
All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.	Payments Due on Non-Business Days.
Anything in this Agreement, the Notes or any other Note Documents to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.3.	Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4.	Construction.
Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.5.	Counterparts.
This Agreement may be executed in any number of counterparts (including by email or other electronic means), each of which shall be an original but all of which

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together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6.	Governing Law.
This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

23.7.	Waiver of Jury Trial.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.7.

23.8.	Jurisdiction; Consent to Service of Process.
(a)    The Company hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Note Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Purchaser or any holder of the Notes may otherwise have to bring any action or proceeding relating to this Agreement or the other Note Documents against the Company or its properties in the courts of any jurisdiction.
(b)    The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Note Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 19. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
* * * * *

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If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.
Very truly yours,

SPONSOR AUTO FINANCE HOLDINGS SERIES LP,
by

Name:
Title:

Accepted and agreed as of the date first above written:
CAIXABANK, S.A.,

by

Name:
Title:

SCHEDULE A
INFORMATION RELATING TO PURCHASER

Name and Address of Purchaser	Principal Amount of Notes to be Purchased
Caixabank, S.A.	$400,000
(1) All payments by wire transfer of immediately available funds to:	CITIBANK NA NEW YORK CITIUS33 CAIXESBB Funds to be received in the following account: Account number (CCC): 2100 2931 98 7200344205 IBAN: ES70 2100 9872 0034 4205 BIC/ SWIFT Code: CAIXESBBXXX
(2) All notices of payments and written confirmations of such wire transfers:
Carlos Farrés Pinos / Pascual Gil Sorribas
Avda. Diagonal, 621-629 T1 P15 (08028 Barcelona)
+34 93 4046639 / +34 93 4047057
Fax +34 93 4046466
creditos.sindicados@lacaixa.es
cfarres@lacaixa.es
pgil@lacaixa.es

(3) All other communications:	Yago Gómez Ponce / Alvaro Bueso-Inchausti Aguirre Avenida Diagonal 662 (08034 Barcelona) +34 93 4044393 / +34 91 4121024 Fax +34 4046319 yago.gomez@lacaixa.es abueso-inchausti@lacaixa.es

Schedule A

SCHEDULE B
DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acquired Shares” means the shares of common stock of SCUSA acquired by the Company pursuant to the Capital Increase in accordance with the Investment Agreement.
“Acquisition Documents” means the Investment Agreement and the Shareholders’ Agreement.
“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) solely for purposes of Section 10.7, any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” means this Note Purchase Agreement dated as of October 20, 2011, between the Company and the Purchaser.
“Applicable Margin” means a rate per annum of 5.00%.
“Authorized Officer” means the chief financial officer, principal accounting officer, comptroller or other authorized individual of the Company.
“Anti-Money Laundering Laws” is defined in Section 5.13(c).
“Banco Santander” means Banco Santander, S.A..
“Blocked Person” is defined in Section 5.13(a)
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, Barcelona, Spain or Madrid, Spain are required or authorized to be closed.
“Capital Increase” means the issuance, sale and delivery by SCUSA to the Company, and the purchase and acquisition by the Company from SCUSA, of shares of common stock of SCUSA representing 25% of the issued and outstanding shares of common stock of SCUSA pursuant to the Investment Agreement.

Schedule B

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Cash Interest” means any interest on the Notes paid in cash.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means any of the following:
(a)    with respect to the Company, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holders, of more than 10% of the Equity Interests in the Company; or
(b)    at any time prior to an IPO, Banco Santander shall cease to own, directly or indirectly, beneficially and of record, equity securities in SCUSA representing at least 50% of the combined voting power of all equity securities of SCUSA; or
(c)     at any time after an IPO, Banco Santander shall cease to own, directly or indirectly, beneficially and of record, equity securities in SCUSA representing at least 40% of the combined voting power of all equity securities of SCUSA.
“Closing” is defined in Section 3.
“Closing Date” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Pledge and Security Agreement and the Escrow Agreement as security for the Notes.
“Collateral Requirement” means, at any time, the requirement that:
(a)    the Purchaser shall have received from the Company a counterpart of the Pledge and Security Agreement duly executed and delivered thereby;
(b)    the Purchaser shall have received from the Company and the Escrow Agent a counterpart of the Escrow Agreement duly executed and delivered thereby with respect to the Escrow Account;
(c)    all Pledged Collateral (as defined in the Pledge and Security Agreement), including the Acquired Shares, owned by or on behalf of the Company shall have been pledged to the Purchaser, for the benefit of the holders of the Notes, pursuant to the Pledge and Security Agreement, and the Purchaser shall have received certificates

Schedule B

representing all such Pledged Collateral, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; and
(d)    all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Purchaser to be filed, registered or recorded to create the Liens intended to be created by the Pledge and Security Agreement and the Escrow Agreement and perfect such Liens to the extent required by, and with the priority required by, the Pledge and Security Agreement and the Escrow Agreement, shall have been filed, registered or recorded or delivered to the Purchaser for filing, registration or recording, and the Purchaser shall have received the results of a Uniform Commercial Code search showing the filing of such financing statements.
“Company” means Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership.
“Confidential Information” is defined in Section 21.
“Contingent Payment Date” means the date that is 150 days after the completion of SCUSA’s audit for its 2015 fiscal year.
“Default” means an event or condition the occurrence or existence of which constitutes or would, with the lapse of time or the giving of notice or both, constitute an Event of Default.
“Default Rate” is defined in Exhibit I.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)    is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date one year after the stated maturity of the Notes (determined as of the date of issuance thereof).
“Dollar” and “$” mean lawful money of the United States.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or

Schedule B

nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under section 414 of the Code.
“Escrow Account” means an escrow account in the name of the Company with the Escrow Agent and under the exclusive dominion and control of the Purchaser.
“Escrow Agent” means the Person named as the “Escrow Agent” in the Escrow Agreement, in its capacity as escrow agent pursuant to the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement relating to the Escrow Account dated as of the Closing Date among the Company, the Escrow Agent and the Purchaser, in substantially the form of Exhibit II.
“Escrow Distribution Date” means any date on which proceeds from dividends or other distributions in respect of the Acquired Shares are released from the Escrow Account to the Company.
“Escrow Funds” means the aggregate funds deposited in the Escrow Account, together with all interest, dividends and other profits thereon accumulated in or otherwise credited to the Escrow Account, less any funds distributed from the Escrow Account by the Escrow Agent in accordance with the Escrow Agreement.
“Event of Default” is defined in Section 12.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to the Purchaser, or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder: (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Purchaser, in which its lending office is located, or any other jurisdiction with which the recipient has a present or former connection, other than a connection arising from the transactions required pursuant to the Note Documents; (b) any branch profit Taxes imposed by the United States or any similar Taxes imposed by any other jurisdiction in which the Company is located; (c)  any U.S. withholding Taxes (i) attributable to such Purchaser’s failure to comply with Section 8.9(e) (despite being legally entitled to do so), or (ii) imposed on amounts payable to or for the account of such Purchaser at the time such Purchaser becomes a party hereto (or designates a new lending office) except to the extent that (A) such Purchaser (or its assignor, if any) was entitled, at the time of an assignment (or designation of a new lending office), to receive additional amounts from the Company with respect to such withholding Taxes pursuant to Section 8.9(a) or (B) such assignment or transfer was made pursuant to Section 14.2; and (d) after the date of this Agreement, if this Agreement ceases to qualify as a grandfathered

Schedule B

obligation under FATCA for any reason, any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“Foreign Purchaser” is a Purchaser that is not a U.S. Purchaser.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such Indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
(d)    otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.
When used as a verb, “Guarantee” shall have a correlative meaning.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.
“Indebtedness” means, with respect to any Person, at any time, without duplication,
(a)    its liabilities for borrowed money and its liabilities evidenced by bonds, debentures, notes or similar instruments;

Schedule B

(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)    all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
(d)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e)    all its liabilities in respect of letters of credit, bankers acceptances or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
(f)    all Swaps of such Person;
(g)    all Disqualified Equity Interests in such Person; and
(h)    any Guarantee of such Person with respect to Indebtedness of others.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (h) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“Interest Payment Date” means each six-month anniversary of the Closing Date, provided that (a) if any such six-month anniversary is not a Business Day, such Quarterly Date shall be the next succeeding Business Day (unless such next succeeding Business Day falls in the following calendar month, in which case such Quarterly Date shall be the next preceding Business Day), and (b) if for any month there is no day numerically corresponding to the Closing Date, the applicable Quarterly Date shall be the last Business Day of such month.
“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Closing Date and end on and include the first Interest Payment Date.
“Investment Agreement” means the Investment Agreement dated as of the date of this Agreement between SCUSA and the Company.
“IPO” has the meaning given to that term in the Shareholders’ Agreement (as in effect on the date hereof).
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses,

Schedule B

authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LIBOR” means, with respect to any outstanding Notes for any Interest Period, the rate appearing on Reuters Screen LIBOR01 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Purchaser from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then “LIBOR” with respect to such Notes for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Purchaser in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company, or (b) the ability of the Company to perform its obligations under this Agreement, the Notes and the other Note Documents, or (c) the validity or enforceability of this Agreement, the Notes or the other Note Documents and the rights or benefits available to the holders of the Notes thereunder.
“Minimum Escrow Amount” means, as of the Closing Date or any Interest Payment Date, the lesser of the following:
(a)    the aggregate amount of interest that will accrue on the outstanding principal amount of the Notes during the period from and including the Closing Date or such Interest Payment Date (as the case may be) to but excluding the date that is one year after the Closing Date or such Interest Payment Date (as the case may be), assuming (i) the outstanding principal amount of the Notes on such Interest Payment Date shall remain outstanding until such date as is one year following such Interest Payment Date, and (ii) that LIBOR for each day during such period is LIBOR for the Interest Period commencing on such Interest Payment Date; and
(b)    $25,000,000.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA) that has been maintained, sponsored or contributed to by the company or any of its ERISA Affiliates within the past five years.

Schedule B

“New Acquirer Contingent Settlement” means, collectively, the New Acquirer Acquisition Price Adjustment (as that term is defined in the Shareholder Agreement) and the Post-IPO New Acquirer Contingent Adjustment (as so defined).
“Non-Excluded Taxes” means any Taxes other than Excluded Taxes.
“Notes” is defined in Section 1.
“Note Documents” means this Agreement, the Notes, the Pledge and Security Agreement and the Escrow Agreement.
“OFAC” is defined in Section 5.13(a)
“OFAC Listed Person” is defined in Section 5.13(a)
“Officer’s Certificate” means a certificate of an Authorized Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Other Connection Taxes” means, with respect to any Purchaser, Taxes imposed as a result of a present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).
“Other Taxes” is defined in Section 8.9(b).
“PBGC” means the Pension Benefit Guarantee Corporation referred to and defined in ERISA or any successor thereto.
“Partner-financed Investments” means investments in shares of Securities (as defined in the Shareholders’ Agreement) of SCUSA that are paid for by, or solely with the proceeds of capital contributions made by, one or more of the partners of the Company.
“Permitted Holder” means the Sponsors and any Affiliate thereof, and investment funds or partnerships managed by any of the foregoing, but excluding, however, any portfolio company of any of the foregoing and any Person Controlled by any such portfolio company (including the Company).
“Permitted Investments” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof and (b) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

Schedule B

“PIK Interest” means interest paid on the Notes in the form of an increase in the outstanding principal amount of the Notes.
“PIK Payment” means an interest payment with respect to the Notes made by an increase in the outstanding principal amount of the Notes.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date between the Company and the Purchaser, in substantially the form of Exhibit III.
“Preferred Stock” means any class of Equity Interests of a Person that is preferred over any other class of Equity Interests of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Purchaser” or “you” is defined in the preamble to this Agreement.
“Quarterly Date” means each three-month anniversary of the Closing Date, provided that (a) if any such three-month anniversary is not a Business Day, such Quarterly Date shall be the next succeeding Business Day (unless such next succeeding Business Day falls in the following calendar month, in which case such Quarterly Date shall be the next preceding Business Day, and (b) if for any month there is no day numerically corresponding to the Closing Date, the applicable Quarterly Date shall be the last Business Day of such month.
“Regulation U” means Regulation U of the Board of Governors.
“Required Holders” means, at any time, the holders of at least 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Responsible Officer” means any Authorized Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Santander Contingent Settlement” means the obligation of the Company pursuant to the Shareholders’ Agreement to pay the Post-IPO SHUSA Contingent Adjustment (as defined in the Shareholders’ Agreement) pursuant to Section 5.12(e) thereof.

Schedule B

“SCUSA” means Santander Consumer USA, Inc., a corporation organized under the laws of the State of Illinois.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Share Disposition Amount” means, with respect to any Acquired Shares that are the subject of any sale, transfer, lease or other disposition, an amount equal to the greater of the following:
(a)    the Share Disposition Percentage with respect to such Acquired Shares of the sum of (x) $400,000,000, plus (y) the aggregate amount of all PIK Interest since the Closing Date; and
(b)    40% of the net proceeds received by or on behalf of the Company with respect to such sale, transfer, lease or other disposition.
“Share Disposition Percentage” means, with respect to any Acquired Shares, the percentage that such Acquired Shares represent of the total number of Acquired Shares.
“Shareholders’ Agreement” means the Shareholders’ Agreement dated as of the date of this Agreement among, among others, SCUSA, SHUSA, the Company, Dundon DFS LLC and Thomas G. Dundon.
“SHUSA” means Santander Holdings USA, Inc., a corporation organized under the laws of the State of Virginia.
“Sponsor Letter” means a letter from the Sponsors to the Purchaser, dated as of the date hereof, pursuant to which each Sponsor severally agrees that, to the extent not paid by the Company, it shall pay its ratable portion (based on its percentage interest in the Company) of (a) amounts payable by the Company pursuant to Section 8.7, and (b) amounts payable by the Company pursuant to Section 16 (but only to the extent that such amounts in Section 16 relate to negotiation, execution and delivery of the Note Documents or to the transactions contemplated to be consummated on the Closing Date).
“Sponsors” means, collectively, Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P.
“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

Schedule B

“Subordination Provision” means the penultimate sentence of Section 6.12(e) of the Shareholders’ Agreement.
“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means March 31, 2012.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Company of the Note Documents and the issuance and sale of the Notes hereunder, (b) the Capital Increase and (c) the consummation of the other transactions contemplated by the Note Documents and the Acquisition Documents.
“U.S. Purchaser” means a Purchaser that is a “U.S. Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

Schedule B

SCHEDULE C

RULES OF CONSTRUCTION

The following rules of construction shall apply to this Agreement:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
(b)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c)    The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(d)    The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(e)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(f)    The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.
(g)    Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Note Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

Schedule C
700654925.8

SCHEDULE D

NOTICE ADDRESS

KKR 2006 Fund L.P.
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th St., Suite 4200
New York, New York 10019
Attention: Tagar Olson
Facsimile:

With a copy to:
Simpson Thacher & Bartlett LLP
Mailing Address:
425 Lexington Avenue
New York, New York 10017
Attention: Lee Meyerson, Esq.
                  Elizabeth Cooper, Esq.
Fax: (212) 455-2502

Warburg Pincus Private Equity X, L.P.
c/o Warburg Pincus LLC
450 Lexington Ave
New York, NY 10017
Attention: Daniel Zilberman
Facsimile:

With a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Matthew M. Guest, Esq.
Fax: (212) 403-2000

Centerbridge Capital Partners II, L.P.
c/o Centerbridge Partners L.P.
375 Park Avenue, 12th Floor
New York, NY 10152-0002
Attention: Matthew Kabaker
Facsimile:

With a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Wilson Neely, Esq.
Fax: (212) 455-2502

Schedule D
700654925.8

EXHIBIT I

[FORM OF SENIOR SECURED NOTE DUE 2018]
SPONSOR AUTO FINANCE HOLDINGS SERIES LP
SENIOR SECURED NOTE DUE 2018
No. [_____]    [●], 2011
$[ ],    [PPN [●]]
as revised by Schedule A attached hereto
FOR VALUE RECEIVED, the undersigned, SPONSOR AUTO FINANCE HOLDINGS SERIES LP (herein called the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to [Name of Holder], or registered assigns, the principal sum of [ ] DOLLARS, as revised by Schedule A attached hereto, on [●], 2018, with interest (computed on the basis set forth in the Note Purchase Agreement referred to below) (a) on the unpaid principal balance hereof at the rate, and on the respective dates, set forth in said Note Purchase Agreement, from the date hereof until the principal amount hereof shall have been paid in full, and (b) to the extent permitted by law on any overdue payment of principal or interest, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the rate provided for in clause (a) hereof plus 2.00% (the “Default Rate”).
The Company may, at its option, elect to pay interest on this Note (i) in cash, or (ii) in a combination of an increase in the outstanding principal amount of this Note (a “PIK Payment”) and cash, all to the extent set forth in said Note Purchase Agreement. In connection with any PIK Payment on the Notes, the principal amount of the outstanding Notes shall be automatically increased by an amount equal to the amount of such PIK Payment (rounded up to the nearest whole dollar), and the Company hereby authorizes and directs the holder of this Note to make appropriate notations on Schedule A attached hereto to reflect such increase in the principal amount hereof.
Payments of principal of and interest payable in cash on this Note are to be made in lawful money of the United States of America at [●] or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.
Any PIK Payment shall be considered paid on the date it is due if on such date the principal amount of the outstanding this Note shall have been increased by the amount of the applicable PIK Payment as provided in said Note Purchase Agreement. Following any increase in the principal amount of this Note as a result of a PIK Payment, this Note will bear interest on such increased principal amount from and after the date on which such PIK Payment is made.

This Note is issued pursuant to the Note Purchase Agreement dated as of October 20, 2011 (as from time to time amended, restated, supplemented, waived or otherwise modified from time to time, the “Note Purchase Agreement”), among the Company and the Purchaser named therein and is entitled to the benefits thereof. Capitalized terms used in this Note and not otherwise defined in this Note shall have the meanings assigned to them in the Note Purchase Agreement. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement, (ii) to have made the representation set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement and (iii) to have agreed to the transfer restrictions set forth in Section 14.2 of the Note Purchase Agreement.
Each holder of this Note will be deemed, by its acceptance hereof, to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be delivered to, or be approved by or satisfactory to, the Purchaser or the holders of the Notes on the Closing Date. Without limiting the generality of the foregoing, each holder of this Note, by its acceptance hereof and of the benefits of, or by claiming any rights under, the Pledge and Security Agreement or the Escrow Agreement, shall be deemed to have acknowledged the provisions thereof, including the provisions of Article V of the Pledge and Security Agreement, and to have agreed to be bound by such provisions with the same force and effect, and to the same extent, as if such holder were a party thereto.
This Note may be transferred only to the Company, the Purchaser or an Affiliate of the Company or the Purchaser (or their respective nominees). This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company will make mandatory prepayments of this Notes at the times and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement.
If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

[Signature Page Follows]

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This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

SPONSOR AUTO FINANCE HOLDINGS SERIES LP,
by

Name:
Title:

Schedule I
[to Form of Note]

[TO BE ATTACHED TO THE NOTE]

Schedule of Increase/Decrease in the Principal Amount of the Note
The following increase/decrease in the principal amount of this Note have been made:

Date of Increase/Decrease	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized officer of holder of this Note

EXHIBIT II

[FORM OF ESCROW AGREEMENT]

ESCROW AGREEMENT

among

SPONSOR AUTO FINANCE HOLDINGS SERIES LP,
CAIXABANK, S.A.
and
[●]
as Escrow Agent

Dated as of [●], 2011

ESCROW AGREEMENT dated as of [●], 2011 (this “Agreement”), among Sponsor Auto Finance Holdings Series LP (the “Company”), CaixaBank, S.A., as agent and representative of the Secured Parties (the “Purchaser”) and [●] (the “Escrow Agent”).

RECITALS
Reference is made to the Note Purchase Agreement dated as of October 20, 2011 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Note Purchase Agreement”), between the Company and the Purchaser. Pursuant to the Note Purchase Agreement, the Purchaser agreed to purchase from the Company $400,000,000 aggregate principal amount of the Company’s Senior Secured Notes due 2018, as such principal amount may be increased in accordance with the Note Purchase Agreement as a result of the payment of any PIK Interest (as defined therein) (such notes, together with any notes issued in substitution therefor pursuant to the Note Purchase Agreement, the “Notes”) subject to the terms and conditions of the Note Purchase Agreement. The obligations of the Purchaser to purchase the Notes are conditioned upon, among other things, the execution and delivery of this Agreement. Accordingly, the parties hereto agree as follows:
AGREEMENT
NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    Defined Terms. (a) Each capitalized term used but not defined herein shall have the meaning specified in the Note Purchase Agreement; provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified therein.
(b)    As used in this Agreement, the following terms have the meanings specified below:
“Agreement” is defined in the preamble hereto.
“Authorized Officer” means the chief financial officer, principal accounting officer, comptroller or other authorized individual of the Company.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, Madrid, Spain, or Barcelona, Spain, are required or authorized to be closed.
“Collateral” is defined in Section 3(a).
“Company” is defined in the preamble hereto.

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“Distribution Amount” is defined in Exhibit A hereto.
“Escrow Account” is defined in Section 2(a).
“Escrow Agent” is defined in the preamble hereto.
“Escrow Funds” means the aggregate funds deposited in the Escrow Account, together with all interest, dividends and other profits thereon accumulated in or otherwise credited to the Escrow Account, less any funds distributed from the Escrow Account by the Escrow Agent in accordance with this Agreement.
“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to the Note Purchase Agreement.
“Initial Deposit” is defined in Section 2(a).
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Notes” is defined in the recitals hereto.
“Note Purchase Agreement” is defined in the recitals hereto.
“Obligations” means (a) the due and punctual payment by the Company of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Company under the Note Purchase Agreement and each of the other Note Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual performance of all other obligations of the Company under or pursuant to the Note Purchase Agreement and each of the other Note Documents.
“Officer’s Certificate” means a certificate of an Authorized Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate, in the form of Exhibit A hereto, certifying as to the matters set forth in Exhibit A hereto.
“Permitted Investments” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof and (b) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

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“Purchaser” is defined in the preamble hereto.
“Quarterly Date” means each three-month anniversary of the Closing Date, provided that (a) if any such three-month anniversary is not a Business Day, such Quarterly Date shall be the next succeeding Business Day (unless such next succeeding Business Day falls in the following calendar month, in which case such Quarterly Date shall be the next preceding Business Day, and (b) if for any month there is no day numerically corresponding to the Closing Date, the applicable Quarterly Date shall be the last Business Day of such month.
“Secured Parties” means the Purchaser, the Holders and their respective successors and assigns.
(c)    The rules of construction specified in Schedule C to the Note Purchase Agreement also apply to this Agreement, mutatis mutandis.
2.    Deposits; The Escrow Account.
(a)    Concurrently with the execution and delivery of this Agreement and the consummation of the Transactions contemplated by Note Purchase Agreement, the Company shall cause the Purchaser to deposit with the Escrow Agent an amount at least equal to the Minimum Escrow Amount for the Closing Date (the “Initial Deposit”) for the account of the Company to account number [●] at [●][Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information] (such account, the “Escrow Account”).
(b)    From time to time following the execution and delivery of this Agreement and the consummation of the Transactions contemplated by the Note Purchase Agreement, the Company and other Persons acting at the direction of the Company shall deposit or cause to be deposited in the Escrow Account sums representing dividends and other distributions payable to the Company in respect of the Acquired Shares referred to in the Note Purchase Agreement.
(c)    From time to time the Company shall deposit or cause to be deposited in the Escrow Account additional sums to the extent and in the amounts required to comply with Section 11(d) of the Note Purchase Agreement.
(d)    The Escrow Agent shall accept the Initial Deposit and all other deposits pursuant to clauses (b) and (c) of this Section and shall hold the sums so deposited, together with all other Escrow Funds, in accordance with the provisions of this Agreement.
(e)    Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby agree that:
(i)    The Escrow Account has been established with the Escrow Agent and is a Securities Account. The Company is the Entitlement Holder with respect with the Escrow Account, and the Escrow Agent is the Securities Intermediary with respect to the property credited from time to time to the Escrow Account. Each item of property credited to the

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Escrow Account (including, for the avoidance of doubt, all cash credited thereto) shall be treated as a “financial asset” within the meaning of Section 8-102 of the New York UCC.
(ii)    The State of New York is, and will continue to be, the Securities Intermediary’s jurisdiction of organization for purposes of Section 8-110(e) of the UCC so long as the security interests granted by the Company in favor of the Purchaser, for the benefit of the Secured Parties, pursuant to this Agreement shall remain in effect.
(f)    The Escrow Agent shall not change the name or account number of the Escrow Account without the prior written consent of the Purchaser and the Company.
3.    Security Interest.
(a)    As security for the payment or performance, as the case may be, in full of the Obligations, the Company hereby assigns and pledges to the Purchaser, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Purchaser, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of the Company’s right, title and interest in, to and under the Escrow Account, the Escrow Funds and all the proceeds of the foregoing (the “Collateral”). The security interest of the Purchaser created hereby shall at all times be fully perfected and prior and superior to the rights of any other Person.
(b)    The Company agrees to execute all financing statements and take all other steps as reasonably necessary or as reasonably requested by the Purchaser in connection with the perfection of the security interest of the Purchaser created hereby.
(c)    The Company hereby irrevocably authorizes the filing, at any time and from time to time, of any financing statements in any jurisdiction and in any filing office as necessary or advisable to perfect the security interest granted to the Purchaser herein and such financing statements may describe the Collateral in the same manner described herein or in any other manner as necessary or advisable to ensure perfection of the security interest contained herein.
4.    Control of Escrow Account; No Offset.
(a)    The Escrow Account shall be under the control (within the meaning of Section 8-106, 9-106 and 9-104 of the UCC) of the Purchaser and, notwithstanding any other provisions of this Agreement, the Escrow Agent shall comply with all entitlement orders and instructions given by the Purchaser with respect to the Escrow Account or the Escrow Funds without further consent of the Company or any other Person. Notwithstanding anything to the contrary contained herein, if at any time the Escrow Agent receives conflicting orders or instructions from the Purchaser or the Company, the Escrow Agent shall comply with such entitlement order or instruction of the Purchaser without further consent by the Company or any other Person.
(b)    The Escrow Agent agrees it shall not offset, charge, deduct or otherwise withdraw funds from the Escrow Account. The Escrow Agent shall have no recourse against

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the Escrow Account or the Escrow Funds and shall not sell, convey or otherwise dispose of any Escrow Funds other than as expressly permitted by the terms of this Agreement.
5.    Investment of Escrow Funds. The Company hereby directs the Escrow Agent to maintain the Escrow Funds uninvested, provided that at the written direction of the Company and at the Company’s risk (including the risk of loss) and expense, the Escrow Agent shall invest or reinvest the Escrow Funds in Permitted Investments. The Escrow Agent shall credit all such investments to the Escrow Account and hereby agrees to treat any such investment (including, for the avoidance of doubt, all cash) as a financial asset within the meaning of Section 8-102(a)(9) of the New York UCC.
6.    Release and Distribution of Escrow Funds.
The Escrow Agent is directed to release and distribute the Escrow Funds only as specified below:
(a) The Escrow Agent shall not release or distribute any Escrow Funds to the Company on any date that is not a Quarterly Date. Subject to Section 11(d) of the Note Purchase Agreement, on any Quarterly Date, if (i) the Company shall have delivered to the Escrow Agent, with a copy to the Purchaser, an Officer’s Certificate requesting the release and distribution of Escrow Funds at least five Business Days prior to such Quarterly Date and (ii) the Purchaser shall not have objected to such release and distribution within two Business Days following receipt of such Officer’s Certificate, on the applicable Quarterly Date the Escrow Agent shall release to the Company Escrow Funds in the amount of the Distribution Amount specified in such Officer’s Certificate and distribute such Escrow Funds as directed by the Company in such Officer’s Certificate. Any Officer’s Certificate delivered pursuant to clause (i) above shall be delivered by hand delivery, e-mail or facsimile in accordance with Section 9(a) and any objection by the Purchaser pursuant to clause (ii) above may be made by telephone and shall be promptly confirmed in writing, with a copy to the Company, by hand delivery, e-mail or facsimile.
(b) If at any time the Escrow Agent receives a written notice from the Company or the Purchaser that any amount of interest on the Notes that was due and payable in cash and was not paid when due, the Escrow Agent will release Escrow Funds to the Purchaser in an amount (not to exceed the amount of Escrow Funds then held by the Escrow Agent) equal to the amount of such unpaid interest.
(c) If at any time the Escrow Agent receives a written notice from the Purchaser that the principal amount of and accrued and unpaid interest on the Notes has become immediately due and payable pursuant to Section 8.1(a) or Section 13 of the Note Purchase Agreement, the Escrow Agent will liquidate all Escrow Funds then held by it and release to the Purchaser, for payment to the Secured Parties, all Escrow Funds, which will be applied by the Purchaser in accordance with Section 4.02 of the Pledge and Security Agreement.
7.    Termination. This Agreement and all security interests granted hereby shall terminate and be released when all the Obligations have been paid in full (other than contingent

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obligations for indemnification and expense reimbursement as to which no claim has been made). This Agreement shall also terminate immediately upon the disbursement of all of the Escrow Funds in accordance with the provisions of Section 6 above. Upon termination of this Agreement, the Purchaser shall take all steps necessary to terminate any financing statements and shall execute such other documents without recourse, representation or warranty of any kind as the Company shall reasonably request to evidence or confirm the termination of this Agreement and the security interests created hereunder.
8.    Terms and Conditions of Service of Escrow Agent. (a) The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which the Company is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance herewith) from the Company, the Purchaser or any entity acting on their behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.
(b)    If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Funds (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Funds), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel reasonably deems appropriate (but shall in any event provide prior notice thereof to the Purchaser and the Company); and if the Escrow Agent so complies in good faith with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
(c)    The Escrow Agent shall not be liable for any action taken or omitted by it or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of its own gross negligence or willful misconduct or a breach of its obligations hereunder. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Purchaser or any entity acting on behalf of the Purchaser, (ii) for any consequential, punitive or special damages, regardless of whether it had notice thereof, and whether such damages were foreseeable or unforeseeable, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, so long as such nominees, correspondents, designees, subagents or subcustodians were chosen with due care by the Escrow Agent, (iv) for errors of judgment made in good faith or (v) for an amount in excess of the value of the Escrow Funds.
(d)    The Escrow Agent may consult with legal counsel as to any matter relating to this Agreement (and any resulting reasonable expense shall be reimbursed to the Escrow

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Agent by the Company), and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.
(e)    The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including any force majeure, act or provision of any present or future law or regulation or governmental authority binding on such Escrow Agent, any act of God or war or terrorism).
(f)    Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to (i) notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, or (ii) take any legal action to (A) enforce payment of any check, note or security deposited hereunder or (B) exercise any right or privilege which may be afforded to the holder of any such security.
(g)    The Escrow Agent shall provide to the Company and the Purchaser, reasonably promptly following the end of each calendar month following the date hereof, and at such other times as the Company or the Purchaser may reasonably request, a statement and such other reports and statements reasonably requested by the Company or the Purchaser identifying transactions, transfers or holdings of the Escrow Account.
(h)    The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of Persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.
(i)    In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Funds, unless the Escrow Agent receives written instructions, signed or acknowledged by the Purchaser, which eliminate such ambiguity or uncertainty.
(j)    The Purchaser, in acting hereunder, shall have all of the same protections, rights and indemnities as the Escrow Agent, in addition to such protections, rights and indemnities as are set forth in the Note Purchase Agreement.
9.    Miscellaneous.
(a)    Notices to the Escrow Agent and the Purchaser shall be deemed to be given when actually received by the Escrow Agent or the Purchaser, as applicable. Subject to the terms hereof, the Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications reasonably believed by it to have been sent or

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given by the Purchaser or the Company. Whenever under the terms hereof the time for giving a notice or performing an act falls on a day other than a Business Day, such time shall be extended to the next Business Day. The Company agrees to deliver to the Purchaser and the Escrow Agent, no later than the date of the execution of this Agreement, an incumbency certificate substantially in the form attached as Exhibit B hereto certifying to the names, titles and specimen signatures of each representative of the Company authorized to deliver notices and investment instructions on its behalf hereunder. Notices, instructions or other communications shall be in the English language, in writing (unless otherwise provided for herein) and shall be given by hand delivery, first class mail postage prepaid, e-mail or facsimile transmission to the address set forth below (or to such other address as may be substituted therefor by written notification to the Escrow Agent, the Purchaser and the Company):
If to the Company, to:
Sponsor Auto Finance Holdings Series LP
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th St., Suite 4200
New York, New York 10019
Attention: Tagar Olson
c/o Warburg Pincus LLC
450 Lexington Ave
New York, NY 10017
Attention: Daniel Zilberman
c/o Centerbridge Partners L.P.
375 Park Avenue, 12th Floor
New York, NY 10152-0002
Attention: Matthew Kabaker
If to the Purchaser, to:
CaixaBank, S.A.
Avda. Diagonal, 621-629 T1 P15 (08028 Barcelona)
Attention: Carlos Farrés Pinos / Pascual Gil Sorribas
Tel: +34 93 4046639 / +34 93 4047057
Fax +34 93 4046466

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Email: creditos.sindicados@lacaixa.es
cfarres@lacaixa.es
pgil@lacaixa.es
If to the Escrow Agent, to:
[        ]
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Purchaser, the Company and the Escrow Agent, subject to any consent of the Holders required in accordance with Section 18.1 of the Note Purchase Agreement.
(c)    Any amendment or waiver consented to as provided in this Section 9(b) applies equally to all Secured Parties and is binding upon them and upon each future Secured Party and upon the Company and the Escrow Agent without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company, the Purchaser, any other Secured Party or the Escrow Agent nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder. No right, power or remedy conferred by this Agreement, by any Note or by any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.
(d)    All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not.
(e)    This Agreement and the Note Documents embody the entire agreement and understanding between the Purchaser, the Company and the Escrow Agent and supersede all prior agreements and understandings relating to the subject matter hereof.
(f)    This Agreement may be executed in any number of counterparts (including by email or other electronic means), each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
(g)    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.

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Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
(h)    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
(i)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(i).
(j)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Purchaser or any holder of the Notes may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its properties in the courts of any jurisdiction.
(k)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(l)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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(m)    The Escrow Agent shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Escrow Agent shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information in the absence of its own gross negligence, willful misconduct or breach of this Agreement. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Escrow Agent, including without limitation the risk of the Escrow Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.
(n)    Each of the Escrow Agent, the Purchaser and the Company hereby represents and warrants, with respect to itself, (i) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement by it does not violate any applicable law or regulation.
(o)    The parties acknowledge and agree that the Escrow Agent does not have any interest in the Escrow Funds deposited hereunder but is serving as escrow holder only and having only possession thereof. The parties acknowledge and agree that the Escrow Funds shall be treated as property of the Company for tax purposes. Any payments of income under this Agreement shall be subject to withholding regulations then in force with respect to taxes. The Company shall provide the Escrow Agent with appropriate IRS Form W-8 or W-9, as applicable.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer or authorized signatory as of the day and year first written above.
SPONSOR AUTO FINANCE HOLDINGS SERIES LP,
by
____________________________________

Name:
Title:

CAIXABANK, S.A.,
by
____________________________________

Name:
Title:

[        ], as Escrow Agent,
by
____________________________________

Name:
Title:

EXHIBIT A
[Form of] Officer’s Certificate

To:
[    ] (the “Escrow Agent”)
[Address]
Copy to:
[CaixaBank, S.A.] (the “Purchaser”)
[Address]

Date: [●]
Reference is made to the Escrow Agreement dated as of [●], 2011 (the “Escrow Agreement”), among Sponsor Auto Finance Holdings Series LP (the “Company”), the Purchaser and the Escrow Agent. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Escrow Agreement.
The undersigned, being the [Insert title of Authorized Officer] of the Company, hereby certifies to the Escrow Agent and the Purchaser as follows:
1.    This Certificate is being furnished pursuant to Section 6(a) of the Escrow Agreement. The Certificate relates to [_____________ __, 20__] (the “Applicable Quarterly Date”).
2.    On the Applicable Quarterly Date, prior to giving effect to the release and disbursement of the Distribution Amount (as defined below), the amount of the Escrow Funds in the Escrow Account is $[●].
3.    As of the Applicable Quarterly Date, the Minimum Escrow Amount is $[●].
4.    On the Applicable Quarterly Date, (a) prior to giving effect to the release and disbursement of the Distribution Amount, the Escrow Funds exceed the Minimum Escrow

Amount by $[●], and (b) after giving effect the release and disbursement of the Distribution Amount the Escrow Funds will be no less than the Minimum Escrow Amount.

6.    On the Applicable Quarterly Date, no Default or Event of Default has occurred and is continuing or would result from the release and disbursement of the Distribution Amount.
The undersigned hereby requests the release and disbursement for the account of the Company of an amount equal to $[●] (the “Distribution Amount”), and directs the Escrow Agent to release and disburse the Distribution Amount as follows:

Pay to:	[●]
Amount:	$[●]
ABA No.:	[●]
Account Name:	[●]
Account No.	[●]
Ref:	[●]
Attention:	[●]

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Certificate as of the date first written above.
SPONSOR AUTO FINANCE HOLDINGS SERIES LP,
by
____________________________________

Name:
Title:

EXHIBIT B
[Form of] Incumbency Certificate

To:
[    ] (the “Escrow Agent”)
[Address]
Copy to:
[CaixaBank, S.A.] (the “Purchaser”)
[Address]

Date: [●]
Reference is made to the Escrow Agreement dated as of [●], 2011 (the “Escrow Agreement”), among Sponsor Auto Finance Holdings Series LP (the “Company”), the Purchaser and the Escrow Agent. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Escrow Agreement.
The undersigned, being the [Insert title of Authorized Officer] of the Company, hereby certifies to the Escrow Agent and the Purchaser as follows:
1.    This Certificate is being furnished pursuant to Section 9(a) of the Escrow Agreement.
2.    The individuals listed below are qualified and duly appointed authorized signatories of the Company, the signature appearing opposite the name of each individual is his or her genuine signature and such individuals have the authority to execute documents to be delivered to the Escrow Agent under the Escrow Agreement.

Name	Title	Signature

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Certificate as of the date first written above.
SPONSOR AUTO FINANCE HOLDINGS SERIES LP,
by
____________________________________

Name:
Title:

EXHIBIT III

[FORM OF PLEDGE AND SECURITY AGREEMENT]

PLEDGE AND SECURITY AGREEMENT
dated as of
[        ], 2011
between
SPONSOR AUTO FINANCE HOLDINGS SERIES LP
and
CAIXABANK, S.A.

ARTICLE I
Definitions
SECTION 1.01. Defined Terms    1
SECTION 1.02. Other Defined Terms    1
ARTICLE II
Pledge of Securities
SECTION 2.01. Pledge    3
SECTION 2.02. Delivery of the Pledged Collateral    4
SECTION 2.03. Representations, Warranties and Covenants    4
SECTION 2.04. Registration in Nominee Name; Denominations; and Notices    5
SECTION 2.05. Voting Rights; Dividends and Interest    5
ARTICLE III
Security Interests in Personal Property
SECTION 3.01. Security Interest    7
SECTION 3.02. Representations and Warranties    9
SECTION 3.03. Covenants    9
SECTION 3.04. Other Actions    10
ARTICLE IV
Remedies
SECTION 4.01. Remedies Upon Default    11
SECTION 4.02. Application of Proceeds    13
SECTION 4.03. Securities Act    13
SECTION 4.04. Registration    14
ARTICLE V
The Purchaser

ARTICLE VI
Miscellaneous
SECTION 6.01. Notices    19
SECTION 6.02. Waivers; Amendment    19
SECTION 6.03. Successors and Assigns    19
SECTION 6.04. Survival    19
SECTION 6.05. Counterparts; Effectiveness; Several Agreement    19
SECTION 6.06. Severability; Construction    20
SECTION 6.07. Right of Set-Off    20
SECTION 6.08. Governing Law    20
SECTION 6.09. WAIVER OF JURY TRIAL    20
SECTION 6.10. Jurisdiction; Consent to Service of Process    21
SECTION 6.11. Headings    21
SECTION 6.12. Security Interest Absolute    21
SECTION 6.13. Termination or Release    22
SECTION 6.14. Purchaser Appointed Attorney-in-Fact    22

Schedules
Schedule I    Pledged Equity Interests

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PLEDGE AND SECURITY AGREEMENT dated as of [●], 2011 (this “Agreement”), between Sponsor Auto Finance Holdings Series LP (the “Company”) and CaixaBank, S.A., as agent for and representative of the Secured Parties (the “Purchaser”).

Reference is made to the Note Purchase Agreement dated as of October 20, 2011 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Note Purchase Agreement”), between the Company and the Purchaser. Pursuant to the Note Purchase Agreement, the Purchaser agreed to purchase from the Company $400,000,000 aggregate principal amount of the Company’s Senior Secured Notes due 2018, as such principal amount may be increased in accordance with the Note Purchase Agreement as a result of the payment of any PIK Interest (as defined therein) (such notes, together with any notes issued in substitution therefor pursuant to the Note Purchase Agreement, the “Notes”) subject to the terms and conditions of the Note Purchase Agreement. The obligations of the Purchaser to purchase such Notes are conditioned upon, among other things, the execution and delivery of this Agreement. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. (a) Each capitalized term used but not defined herein shall have the meaning specified in the Note Purchase Agreement, provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.
(b) The rules of construction specified in Schedule C to the Note Purchase Agreement also apply to this Agreement, mutatis mutandis.
SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account Debtor” means any Person that is or may become obligated to the Company under, with respect to or on account of an Account.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.
“Collateral” means the Article 9 Collateral and the Pledged Collateral.
“Company” has the meaning assigned to such term in the preamble hereto.

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“Excluded Assets” has the meaning assigned to such term in Section 2.01.
“Federal Securities Laws” has the meaning assigned to such term in Section 4.03.
“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to the Note Purchase Agreement.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Note Purchase Agreement” has the meaning assigned to such term in the recitals hereto.
“Notes” has the meaning assigned to such term in the recitals hereto.
“Obligations” means (a) the due and punctual payment by the Company of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Company under the Note Purchase Agreement and each of the other Note Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual performance of all other obligations of the Company under or pursuant to the Note Purchase Agreement and each of the other Note Documents.
“Pledged Collateral” has the meaning assigned to such term in Section 2.01.
“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.
“Pledged Equity Interests” has the meaning assigned to such term in Section 2.01.
“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited or unlimited liability membership certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.
“Purchaser” has the meaning assigned to such term in the preamble hereto.
“Related Parties” is defined in Article V.

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“Secured Parties” means the Purchaser, the Holders and their respective successors and assigns.
“Security Interest” has the meaning assigned to such term in Section 3.01(a).
ARTICLE II
Pledge of Securities
SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, the Company hereby assigns and pledges to the Purchaser, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Purchaser, its successors and assigns, for the benefit of the Secured Parties, a lien on and security interest in, all of the Company’s right, title and interest in, to and under (a)(i) the shares of capital stock and other Equity Interests now owned or at any time hereafter acquired by the Company, including those set forth on Schedule I and (ii) all certificates and other instruments representing such Equity Interests (collectively, the “Pledged Equity Interests”); (b)(i) the debt securities now owned or at any time hereafter acquired by the Company and (ii) all promissory notes and any other instruments evidencing all such debt securities (collectively, the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Purchaser pursuant to the terms of this Section 2.01; (d) subject to Section 2.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 2.05, all rights and privileges of the Company with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”; provided, that Pledged Collateral shall not include any Excluded Assets (as defined below)). Notwithstanding the foregoing, the term “Pledged Collateral” shall not include any Equity Interests in SCUSA that are not set forth on Schedule I and that were paid for by, or solely with the proceeds of capital contributions made by, one or more of the partners of the Company, and all certificates and other instruments representing such Equity Interests, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, such Equity Interests, all rights and privileges of the Company with respect to such Equity Interests and all Proceeds of any of the foregoing (collective, the “Excluded Assets”).
SECTION 2.02. Delivery of the Pledged Collateral. (a) The Company agrees to deliver or cause to be delivered to the Purchaser any and all Pledged Securities (i) on the date hereof, in the case of any such Pledged Securities owned by the Company on the date hereof and (ii) immediately upon the acquisition thereof, in the case of any such Pledged Securities acquired by the Company after the date hereof.

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(b) Upon delivery to the Purchaser, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer satisfactory to the Purchaser duly executed in blank and by such other instruments and documents as the Purchaser may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the Company and such other instruments or documents as the Purchaser may reasonably request. Each delivery of Pledged Securities after the date hereof shall be accompanied by a schedule describing such Pledged Securities, provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of the pledge of any Pledged Securities.
SECTION 2.03. Representations, Warranties and Covenants. The Company represents, warrants and covenants to and with the Purchaser, for the benefit of the Secured Parties, that:
(a) Schedule I correctly sets forth, as of the Closing Date, a true and complete list all Pledged Equity Interests owned by the Company and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests;
(b) except for restrictions and limitations imposed by the Note Documents, the Acquisition Documents (with respect to the Acquired Shares) or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Purchaser of rights and remedies hereunder;
(c) the Company has the power and authority to pledge the Pledged Collateral in the manner hereby done or contemplated and will defend its interest therein against any and all Liens (other than Liens created or permitted pursuant to the Note Purchase Agreement), however arising, of all Persons;
(d) no consent or approval of any Governmental Authority, any securities exchange or any other Person is or will be required for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);
(e) by virtue of the execution and delivery by the Company of this Agreement, when any Pledged Securities are delivered to the Purchaser in accordance with this Agreement, the Purchaser will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations prior and superior to the rights of any other Person; and

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(f) the pledge effected hereby is effective to vest in the Purchaser, for the benefit of the Secured Parties, the rights of the Purchaser in the Pledged Collateral as set forth herein.
SECTION 2.04. Registration in Nominee Name; Denominations; and Notices. The Purchaser, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the Company, endorsed or assigned in blank or in favor of the Purchaser. The Company will promptly give to the Purchaser copies of any notices or other communications received by it with respect to Pledged Securities registered in its name. The Purchaser shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
SECTION 2.05. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Purchaser shall have notified the Company that its rights under this Section 2.05 are being suspended:
(i) the Company shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of the Pledged Collateral or any part thereof;
(ii) the Purchaser shall execute and deliver to the Company, or cause to be executed and delivered to the Company, all such proxies, powers of attorney and other instruments as the Company may reasonably request for the purpose of enabling the Company to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section;
(iii) the Company shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, but only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Note Purchase Agreement, the Escrow Agreement and applicable laws, provided that, subject to the provisions of Section 11(c) of the Note Purchase Agreement, any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by the Company, shall not be commingled by the Company with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Purchaser and shall be forthwith delivered to the Purchaser in the same form as so received (with any necessary endorsement, stock powers or other instruments of transfer).

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(b) Upon the occurrence and during the continuance of an Event of Default, and, in the case of an Event of Default other than pursuant to Section 12(f) or 12(g) of the Note Purchase Agreement, after the Purchaser shall have notified the Company of the suspension of its rights under paragraph (a)(iii) of this Section 2.05, then all rights of the Company to dividends, interest, principal or other distributions that the Company is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested in the Purchaser, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by the Company contrary to the provisions of this Section 2.05 shall be held in trust for the benefit of the Purchaser, shall be segregated from other property or funds of the Company and shall be forthwith delivered to the Purchaser upon demand in the same form as so received (with any necessary endorsement, stock powers or other instruments of transfer). Any and all money and other property paid over to or received by the Purchaser pursuant to the provisions of this paragraph (b) shall be retained by the Purchaser in an account to be established by the Purchaser upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Company has delivered to the Purchaser a certificate to that effect, the Purchaser shall promptly repay (without interest), subject to the terms of Section 11(c) of the Note Purchase Agreement, to the Company all remaining dividends, interest, principal or other distributions that the Company would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05.
(c) Upon the occurrence and during the continuance of an Event of Default, and, in the case of an Event of Default other than pursuant to Section 12(f) or 12(g) of the Note Purchase Agreement, after the Purchaser shall have notified the Company of the suspension of its rights under paragraph (a)(i) of this Section 2.05, then all rights of the Company to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Purchaser under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Purchaser, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Holders, the Purchaser shall have the right from time to time following and during the continuance of an Event of Default to permit the Company to exercise such rights.

(d) Any notice given by the Purchaser to the Company suspending its rights under paragraph (a) of this Section 2.05 (i) may be given by e-mail if promptly confirmed in writing and (ii) may suspend the rights of the Company under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Purchaser in its sole and absolute discretion) and without waiving or otherwise affecting the Purchaser’s right to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

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ARTICLE III
Security Interests in Personal Property
SECTION 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, the Company hereby grants to the Purchaser, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by the Company or in which the company now has or at any time hereafter may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all cash and Deposit Accounts;
(iv)    all Documents;
(v)    all Equipment;
(vi)    all General Intangibles;
(vii)    all Instruments;
(viii)    all Inventory;
(ix)    all Investment Property;
(x)    all Letter-of-Credit Rights;
(xi)    all Commercial Tort Claims;
(xii)    all Supporting Obligations;
(xiii)    all books and records pertaining to the Article 9 Collateral;
(xiv)    all other property and rights of every kind and description and interests therein; and
(xv)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.
(b) The Company hereby irrevocably authorizes the Purchaser at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i)

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indicate the Collateral as all assets of the Company or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether the Company is an organization, the type of organization and any organizational identification number issued to the Company. The Company agrees to provide such information to the Purchaser promptly upon request.
The Company also ratifies its authorization for the Purchaser to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
The Purchaser is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by the Company and naming the Company as debtor and the Purchaser as secured party.
(c) The Security Interest and the security interest granted pursuant to Article II are granted as security only and shall not subject the Purchaser or any other Secured Party to, or in any way alter or modify, any obligation or liability of the Company with respect to or arising out of the Collateral.
(d) Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any contract or agreement to which the Company is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the unenforceability of any right of the Company therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract or agreement that does not result in any of the consequences specified in clause (i) or (ii) of this paragraph (d) including, any Proceeds of such contract or agreement.
(e) Notwithstanding anything herein to the contrary, Article 9 Collateral shall exclude all Excluded Assets.
SECTION 3.02. Representations and Warranties. The Company jointly and severally represent and warrant to the Purchaser, for the benefit of the Secured Parties, that:
(a) The Company has good and valid rights in and title to the Article 9 Collateral and has full power and authority to grant to the Purchaser, for the benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to

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execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.
(b) Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Purchaser based upon the information provided to the Purchaser, which are all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Purchaser (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code in such jurisdictions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments to financing statements.
(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations and (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States of America (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral.
SECTION 3.03. Covenants. (a) The Company shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Purchaser in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 10.2 of the Note Purchase Agreement.
(b) The Company agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions as the Purchaser may from time to time reasonably request to obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing and recording of any financing or continuation statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately pledged and delivered to the Purchaser, duly endorsed in a manner satisfactory to the Purchaser. The Company shall provide to the Purchaser, from time to time upon request, evidence reasonably

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satisfactory to the Purchaser as to the perfection and priority of the Liens created or intended to be created pursuant to this Agreement.
(c) At its option, the Purchaser may discharge past due taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral and not expressly permitted pursuant to Section 10.2 of the Note Purchase Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent the Company fails to do so as required by the Note Purchase Agreement or this Agreement, and the Company agrees to reimburse the Purchaser on demand for any payment made or any expense incurred by the Purchaser pursuant to the foregoing authorization, provided that nothing in this paragraph shall be interpreted as excusing the Company from the performance of, or imposing any obligation on the Purchaser or any Secured Party to cure or perform, any covenants or other promises of the Company with respect to taxes, assessments, charges, fees or Liens and maintenance as set forth herein or in the other Note Documents.
(d) The Company shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and the Company jointly and severally agrees to indemnify and hold harmless the Purchaser and the Secured Parties from and against any and all liability for such performance.
SECTION 3.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Purchaser to enforce, the Security Interest, the Company agrees, in each case at the Company’s own expense, to take the following actions with respect to the following Article 9 Collateral:
(a) Instruments. If the Company shall at any time hold or acquire any Instruments, the Company shall promptly endorse, assign and deliver the same to the Purchaser, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Purchaser may from time to time request.
(b) Deposit Accounts. For each Deposit Account that the Company at any time opens or maintains, the Company shall, either (i) cause the depositary bank to agree to comply with instructions from the Purchaser to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of the Company or any other Person, pursuant to an agreement reasonably satisfactory to the Purchaser, or (ii) arrange for the Purchaser to become the customer of the depositary bank with respect to such Deposit Account, with the Company being permitted, only with the consent of the Purchaser, to exercise rights to withdraw funds from such Deposit Account.
(c) Investment Property. Except to the extent otherwise provided in Article II, if the Company shall at any time hold or acquire any certificated securities, the Company shall forthwith endorse, assign and deliver the same to the Purchaser, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Purchaser may from time to time specify. If any securities now or

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hereafter acquired by the Company are uncertificated and are issued to the Company or its nominee directly by the issuer thereof, the Company shall promptly notify the Purchaser thereof and, at the Purchaser’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Purchaser, either (i) cause the issuer to agree to comply with instructions from the Purchaser as to such securities, without further consent of the Company or such nominee, or (ii) arrange for the Purchaser to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by the Company are held by the Company or its nominee through a securities intermediary or commodity intermediary, the Company shall promptly notify the Purchaser thereof and, at the Purchaser’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Purchaser, either (i) cause such securities intermediary or commodity intermediary, as the case may be, to agree to comply with entitlement orders or other instructions from the Purchaser to such securities intermediary as to such security entitlements or to apply any value distributed on account of any commodity contract as directed by the Purchaser to such commodity intermediary, as the case may be, in each case without further consent of the Company, such nominee, or any other Person, or (ii) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Purchaser to become the entitlement holder with respect to such Investment Property, with the Company being permitted, only with the consent of the Purchaser, to exercise rights to withdraw or otherwise deal with such Investment Property.
ARTICLE IV
Remedies
SECTION 4.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, the Company agrees to deliver each item of Collateral to the Purchaser on demand, and it is agreed that the Purchaser shall have the right to take any of or all the following actions at the same or different times: with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, the Company agrees that the Purchaser shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Purchaser shall deem appropriate. The Purchaser shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the

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Purchaser shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of the Company, and the Company hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that the Company now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
The Purchaser shall give the Company 10 days’ written notice (which the Company agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Purchaser’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Purchaser may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Purchaser may (in its sole and absolute discretion) determine. The Purchaser shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Purchaser may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Purchaser until the sale price is paid by the purchaser or purchasers thereof, but the Purchaser shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Purchaser shall be free to carry out such sale pursuant to such agreement and the Company shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Purchaser shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Purchaser may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.
SECTION 4.02. Application of Proceeds. The Purchaser shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

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FIRST, to the payment of all costs and expenses incurred by the Purchaser in connection with such collection or sale or otherwise in connection with the administration of or the performance of services in connection with this Agreement or any other Note Document, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Purchaser hereunder or under any other Note Document on behalf of the Company and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Note Document;
SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and
THIRD, to the Company, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.
The Purchaser shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Purchaser (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Purchaser or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Purchaser or such officer or be answerable in any way for the misapplication thereof.
SECTION 4.03. Securities Act. In view of the position of the Company in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. The Company understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Purchaser if the Purchaser were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Purchaser in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. The Company recognizes that in light of such restrictions and limitations the Purchaser may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. The Company acknowledges and agrees that in light of such restrictions and limitations, the Purchaser, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal

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Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. The Company acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Purchaser shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Purchaser, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Purchaser sells.
SECTION 4.04. Registration. The Company agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Purchaser desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Purchaser, use its best efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Purchaser to permit the public sale of such Pledged Collateral. The Company further agrees to indemnify, defend and hold harmless the Purchaser, each other Secured Party, any underwriter and their respective affiliates and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Purchaser of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to the Company or the issuer of such Pledged Collateral by the Purchaser or any other Secured Party expressly for use therein. The Company further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be requested by the Purchaser and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. The Company will bear all costs and expenses of carrying out its obligations under this Section 4.04. The Company acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 4.04 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 4.04 may be specifically enforced.
ARTICLE V
The Purchaser

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By its acceptance of the benefits of, or by claiming any rights under, this Agreement or the Escrow Agreement, each Secured Party shall be deemed to have irrevocably appointed the Purchaser as its agent and representative under this Agreement and the Escrow Agreement and to have authorized the Purchaser to take such actions on its behalf and to exercise such powers as are delegated to the Purchaser by the terms of the Note Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Purchaser is expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the Note Documents.
The Person serving as the Purchaser shall have the same rights and powers in its capacity as a Holder and Secured Party as any other Holder or Secured Party and may exercise the same as though it were not the Purchaser, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Affiliate thereof as if it were not the Purchaser under the Note Documents.
The Purchaser shall not have any duties or obligations except those expressly set forth in the Note Documents. Without limiting the generality of the foregoing, (a) the Purchaser shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Purchaser shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Note Documents that the Purchaser is required to exercise as directed in writing by the Required Holders (or such other number or percentage of the Holders as shall be necessary, or as the Purchaser shall believe in good faith to be necessary, under the circumstances as provided in the Note Documents), provided that the Purchaser shall not be required to take any action that, in its opinion, could expose the Purchaser to liability or be contrary to any Note Document or applicable law, and (c) except as expressly set forth in the Note Documents, the Purchaser shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Affiliate of the Company that is communicated to or obtained by the Person serving as the Purchaser or any of its Affiliates in any capacity. The Purchaser shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Holders (or such other number or percentage of the Holders as shall be necessary, or as the Purchaser shall believe in good faith to be necessary, under the circumstances as provided in the Note Documents) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment.
The Purchaser shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Company or any Holder, and the Purchaser shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Note Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or

        16

conditions set forth in any Note Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Note Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 of the Note Purchase Agreement or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to the Purchaser or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Purchaser.
Beyond the exercise of reasonable care in the custody of any Article 9 Collateral (or any items evidencing Pledged Collateral) in its possession, the Purchaser will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Purchaser will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest granted hereunder. The Purchaser will be deemed to have exercised reasonable care in the custody of the Article 9 Collateral (or any items evidencing Pledged Collateral) in its possession if such Collateral is accorded treatment substantially similar to that which it accords its own property, and the Purchaser will not be liable or responsible for any loss or diminution in the value of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Purchaser in good faith. The Purchaser will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of any security interest granted hereunder, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission (if such omission relates to an express obligation of the Purchaser under the Note Documents) constitutes gross negligence or willful misconduct on the part of the Purchaser, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or any security interest granted hereunder upon the Collateral or otherwise as to the maintenance of the Collateral. The Purchaser hereby disclaims any representation or warranty to the present and future Secured Party concerning the perfection of any liens and/or security interests granted hereunder or in the value of any of the Collateral.
The Purchaser shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Note Documents for being the signatory, sender or authenticator thereof). The Purchaser also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Note Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Purchaser may consult

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with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Purchaser shall not have any liability for any loss sustained as a result of any investment of the funds in the Escrow Account or as a result of any sale or liquidation of any such investments or depreciation in the market value of any such investments in the Escrow Account.
The Purchaser may perform any of and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Purchaser and any such sub-agent may perform any of and all their duties and exercise their rights and powers by or through their respective Affiliates and the respective directors, trustees, officers, employees, agents and advisors of the Purchaser and its Affiliates (collectively, the Purchaser’s “Related Parties”), and the exculpatory provisions of this Article shall apply equally to any such Related Party.
Subject to the appointment and acceptance of a successor as provided below, the Purchaser may resign at any time from its functions hereunder and under the other Note Documents as agent for and representative of the Secured Parties by notifying the Holders and the Company. Upon any such resignation, the Required Holders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Holders and shall have accepted such appointment within 30 days after the retiring Purchaser gives notice of its resignation, then the retiring Purchaser may, on behalf of the Holders, appoint a successor. Upon the acceptance of its appointment as successor to the Purchaser under the Note Documents, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Purchaser as agent for and representative of the Secured Parties, and the retiring Purchaser shall be discharged from its duties and obligations under the Note Documents. If a resigning Purchaser shall notify the Holders and the Company that no Person has accepted such appointment as successor Purchaser, the resignation of the resigning Purchaser shall nonetheless become effective in accordance with its notice of resignation, the Required Holders shall automatically be appointed as successor Purchaser, and the resigning Purchaser shall be discharged from all of its duties and obligations in such capacity under the Note Documents, provided that, solely for purposes of maintaining any security interest granted to the Purchaser, for the benefit of the Secured Parties, under any of this Agreement and the Escrow Agreement, the retiring Purchaser shall continue to be vested with such security interest for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Purchaser, shall continue to hold such Collateral, in each case until such time as a successor is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Purchaser shall have no duty or obligation to take any further action under this Agreement or the Escrow Agreement, including any action required to maintain the perfection of any such security interest). After the Purchaser’s resignation, the provisions of this Article, as well as any exculpatory, reimbursement and indemnification provisions set forth in any Note Document, shall

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continue in effect for the benefit of the retiring Purchaser, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Purchaser.
Each Secured Party, by its acceptance of the benefits of, or claiming any rights under, this Agreement or the Escrow Agreement, shall be deemed to have acknowledged that it has, independently and without reliance upon the Purchaser or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Note Documents. Each Secured Party shall be also so deemed to acknowledge that it will, independently and without reliance upon the Purchaser or any other Secured Party, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Note Document, any related agreement or any document furnished hereunder or thereunder.
No Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies under the Note Documents may be exercised solely by the Purchaser on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Purchaser on any of the Collateral pursuant to a public or private sale or other disposition, the Purchaser or any Holder may be the purchaser of any or all of such Collateral at any such sale or other disposition free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of the Company (all said rights being also hereby waived and released to the extent permitted by law), and the Purchaser, as agent for and representative of the Secured Parties (but not any Holder in its individual capacity unless the Required Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Purchaser on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral, to have agreed to the foregoing provisions.
The provisions of this Article are solely for the benefit of the Purchaser and the other Secured Parties, and the Company shall not have any rights as a third party beneficiary of any such provisions.
ARTICLE VI
Miscellaneous
SECTION 6.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 19 of the Note Purchase Agreement.

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SECTION 6.02. Waivers; Amendment. (a) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Purchaser and the Company, subject to any consent of the Holders required in accordance with Section 18.1 of the Note Purchase Agreement.
(b) Any amendment or waiver consented to as provided in this Section 6.02 applies equally to all Secured Parties and is binding upon them and upon each future Secured Party and upon the Company without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Purchaser or any other Secured Party nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder.
SECTION 6.03. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not. The Company shall not have the right to assign or transfer its rights or obligations hereunder (and any such assignment or transfer shall be void) except as permitted by this Agreement or the Note Purchase Agreement.
SECTION 6.04. Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the other Note Documents, the purchase or transfer by the Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder, regardless of any investigation made at any time by or on behalf of the Purchaser or any other Holder. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Note Documents embody the entire agreement and understanding between the Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 6.05. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in any number of counterparts (including by email or other electronic means), each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
SECTION 6.06. Severability; Construction. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction. Each covenant contained herein

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shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
SECTION 6.07. Right of Set-Off. If an Event of Default shall have occurred and be continuing, the Purchaser, each other Secured Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Purchaser, each other Secured Party and each of their respective Affiliates to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement owed to the Purchaser or any other Secured Party, irrespective of whether or not the Purchaser or such Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Secured Party under this Section 6.07 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have.
SECTION 6.08. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
SECTION 6.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.09.
SECTION 6.10. Jurisdiction; Consent to Service of Process. (a) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Note Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby

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irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Purchaser or any holder of the Notes may otherwise have to bring any action or proceeding relating to this Agreement or the other Note Documents against the Company or its properties in the courts of any jurisdiction.
(b) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Note Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 6.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 6.12. Security Interest Absolute. All rights of the Purchaser hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of the Company hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Note Purchase Agreement, any other Note Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Note Purchase Agreement, any other Note Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral securing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company in respect of the Obligations or this Agreement.
SECTION 6.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate and be released when all the Obligations have been paid in full (other than contingent obligations for indemnification and expense reimbursement as to which no claim has been made).

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(b) The Security Interest and all other security interests granted hereby shall also terminate and be released at the time or times and in the manner set forth in Section 22 of the Note Purchase Agreement.
(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 6.13, the Purchaser shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Purchaser.
SECTION 6.14. Purchaser Appointed Attorney-in-Fact. The Company hereby appoints the Purchaser the attorney-in-fact of the Company with full power of substitution either in the Purchaser’s name or in the name of the Company, which appointment is irrevocable and coupled with an interest, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Purchaser may deem necessary or advisable to accomplish the purposes hereof, in each case after the occurrence and during the continuance of an Event of Default, including (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of the Company on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require the Company to notify, Account Debtors to make payment directly to the Purchaser; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Purchaser were the absolute owner of the Collateral for all purposes, provided that nothing herein contained shall be construed as requiring or obligating the Purchaser to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Purchaser, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Purchaser and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to the Company for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
SPONSOR AUTO FINANCE HOLDINGS SERIES LP,
by
____________________________________

Name:
Title:

CAIXABANK, S.A.,
by
____________________________________

Name:
Title:

SCHEDULE I
EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

EXHIBIT L

Form of Shareholders Agreement

F-1

EXHIBIT L
Santander Consumer USA Inc.

(an Illinois corporation)

SHAREHOLDERS AGREEMENT

Dated as of [●], 2011

ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION    - 2 -

1.1.	Definitions. - 2 -

1.2.	Rules of Construction. - 23 -
ARTICLE II TRANSFERS OF SECURITIES    - 24 -

2.1.	General; Joinder Agreement; Certain Transfers. - 24 -

2.2.	Co-Sale Rights. - 25 -

2.3.	Right of First Offer on Transfers by SHUSA. - 27 -

2.4.	Bring-Along Rights. - 28 -

2.5.	Certain Transfer Procedures. - 32 -

2.6.	Certain Assignment Rights. - 32 -
ARTICLE III IPO PUT OPTION    - 33 -

3.1.	IPO Put Option. - 33 -

3.2.	Guarantee of IPO Put Option - 33 -

3.3.	Determination of IPO Put Option Fair Market Value. - 34 -

3.4.	IPO Put Option Price, IPO Put Option Notice and Closing. - 36 -

3.5.	Termination of the IPO Put Option. - 38 -
ARTICLE IV DEADLOCK PUT/CALL OPTIONS    - 38 -

4.1.	Deadlock Put and Call Rights. - 38 -

4.2.	Guarantee of Deadlock Put Option. - 39 -

4.3.	Determination of Deadlock Fair Market Value. - 39 -

4.4.	Deadlock Put/Call Option Price, Deadlock Put/Call Option Notice and Closing. - 43 -

4.5.	Termination of the Deadlock Put Option and the Deadlock Call Option. - 46 -
ARTICLE V OTHER PUT/CALL OPTIONS    - 46 -

5.1.	Employment Termination Put and Call Rights; Loan Agreement Call Rights. - 46 -

5.2.	Determination of Dundon Put/Call Fair Market Value. - 47 -

5.3.	Dundon Put/Call Option Price, Employment Put/Call Option Notice and Closing. - 50 -
ARTICLE VI ADDITIONAL AGREEMENTS    - 52 -

6.1.	Board of Directors. - 52 -

6.2.	Shareholder Reserved Matters. - 54 -

6.3.	Acquirer Group Termination. - 55 -

6.4.	Matters with Respect to the Acquirer Group. - 56 -

6.5.	Matters with Respect to Management. - 57 -

6.6.	Matters with Respect to Significant Subsidiaries. - 59 -

Error! Unknown document property name.

6.7.	Provisions Concerning Executive and Dundon Holdco. - 60 -

6.8.	Provisions Concerning the New Acquirer. - 60 -

6.9.	Governance Committee. - 61 -

6.10.	Non-Compete. - 61 -

6.11.	Potential Acquisition. - 62 -

6.12.	Contingent Adjustments. - 63 -

6.13.	Dividends and Distributions. - 68 -

6.14.	Financing Matters. - 69 -

6.15.	IPO. - 71 -

6.16.	Certain Tax Matters. - 72 -

6.17.	Regulatory and Compliance Matters. - 75 -

6.18.	Information and Access. - 75 -

6.19.	Outside Activities. - 76 -

6.20.	SHUSA Swap Adjustment Payment. - 77 -

6.21.	Reincorporation. - 78 -

6.22.	Servicer Guarantees. - 79 -

6.23.	New Acquirer Funding Obligation. - 79 -

6.24.	Dundon Holdco Adjustments. - 79 -

6.25.	Assignments under the Note Purchase Agreement; Transfers of the Notes. - 80 -
ARTICLE VII PREEMPTIVE RIGHTS    - 81 -

7.1.	Preemptive Rights. - 81 -

7.2.	Preemptive Notice; Closing of Preemptive Issue. - 81 -
ARTICLE VIII REGISTRATION RIGHTS    - 82 -

8.1.	Demand Registration. - 82 -

8.2.	Piggyback Registration. - 84 -

8.3.	Underwritten Offering; Priority. - 85 -

8.4.	Shelf Registration Statement. - 85 -

8.5.	Suspension of Resales. - 86 -

8.6.	Registration Expenses. - 86 -

8.7.	Restrictions on Public Sale. - 87 -

8.8.	Registration Procedures. - 87 -

8.9.	Obligations of Sellers. - 91 -

8.10.	Free Writing Prospectuses. - 91 -

8.11.	Indemnification and Contribution. - 91 -

8.12.	Transfer of Registration Rights. - 93 -

8.13.	Rule 144. - 94 -

8.14.	Termination of Registration Rights. - 94 -
ARTICLE IX SECURITIES LAW COMPLIANCE; LEGENDS    - 94 -

9.1.	Restrictive Legends. - 94 -

9.2.	Removal of Legends, Etc. - 94 -

9.3.	Additional Legend. - 95 -
ARTICLE X AMENDMENT AND WAIVERS    - 95 -

10.1.	Amendment. - 95 -

10.2.	Waivers; Extensions. - 95 -
ARTICLE XI TERMINATION    - 96 -

11.1.	Termination of Existing Shareholders Agreement. - 96 -

11.2.	Termination of this Agreement. - 96 -
ARTICLE XII MISCELLANEOUS    - 96 -

12.1.	Severability. - 96 -

12.2.	Entire Agreement. - 96 -

12.3.	Successors and Assigns. - 97 -

12.4.	Counterparts; Facsimile Signatures. - 97 -

12.5.	Remedies. - 97 -

12.6.	Notices. - 97 -

12.7.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. - 100 -

12.8.	Further Assurances. - 101 -

12.9.	Representations and Warranties of the Shareholders. - 101 -

12.10.	Brokers. - 101 -

12.11.	No Third Party Reliance. - 101 -

12.12.	Certain Waivers. - 102 -

SHAREHOLDERS AGREEMENT
This SHAREHOLDERS AGREEMENT, dated as of [●], 2011 (this “Agreement”), is entered into by and among Santander Consumer USA Inc., an Illinois corporation (the “Company”), Santander Holdings USA, Inc., a Virginia corporation (“SHUSA”), Dundon DFS LLC, a Delaware limited liability company (“Dundon Holdco”), Thomas G. Dundon, an individual (“Executive”), Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership (the “New Acquirer”), and, solely for purposes of Sections 2.4, 3.2, 3.4, 3.5, 4.2, 5.1, 6.10, 6.12, 6.13, 6.14, 6.22, 6.25, 10.1, 10.2, 11.1 and 11.2 and Article XII, Banco Santander, S.A., a Spanish sociedad anonima (“Banco Santander”).
W I T N E S S E T H:
WHEREAS, the Company, Banco Santander, Dundon Holdco and Executive entered into the Stockholders Agreement dated as of September 23, 2006, which was amended and restated as of August 24, 2009 (the “Existing Stockholders Agreement”);
WHEREAS, on the date hereof, Dundon Holdco purchased [●] shares of common stock, no par value (the “Common Stock”), of the Company pursuant to the Investment Agreement dated as of [●], 2011 between the Company and Dundon Holdco (the “Dundon Investment Agreement”);
WHEREAS, on the date hereof, the New Acquirer purchased [●] shares of Common Stock pursuant to the Investment Agreement dated as of [●], 2011 among the Company, the New Acquirer and, for purposes of certain sections specified therein, SHUSA (the “New Acquirer Investment Agreement” and, together with the Dundon Investment Agreement, the “Investment Agreements”);
WHEREAS, on the date hereof, after giving effect to the purchases pursuant to the Investment Agreements, SHUSA owns [●] shares of Common Stock, representing 65% of the outstanding Common Stock on the date hereof, Dundon Holdco owns [●] shares of Common Stock, representing 10% of the outstanding Common Stock on the date hereof, the New Acquirer owns [●] shares of Common Stock, representing 25% of the outstanding Common Stock on the date hereof and the Acquirer Group owns [●] shares of Common Stock, representing 35% of the outstanding Common Stock on the date hereof;
WHEREAS, in connection with the purchases of Common Stock by Dundon Holdco and the New Acquirer on the date hereof, the Company, SHUSA, Dundon Holdco and Executive now desire to terminate the Existing Stockholders Agreement;
WHEREAS, in connection with the purchases pursuant to the Investment Agreements, it is the intention of the Company and the Shareholders that the Shareholders will jointly manage the Company and will share control over it, all of the foregoing subject to the terms and conditions of this Agreement, the Investment Agreements and the Company’s articles of incorporation and by-laws;

Error! Unknown document property name.

WHEREAS, in connection with the foregoing, the Company, SHUSA, Dundon Holdco, Executive, Banco Santander and the New Acquirer desire to establish in this Agreement certain terms and conditions concerning the Shareholders’ relationship with and investments in the Company;
NOW, THEREFORE, in consideration of the promises, covenants and conditions set forth herein, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION
1.1.    Definitions.
The following capitalized terms used in this Agreement have the meanings assigned to them below:
“Accepting Offeree” has the meaning assigned to such term in Section 2.3(c).
“Acquired Loan Impairment” means any allowance recorded by the Company for future credit losses on Acquired Portfolios over and above the accretable discount or premium and the nonaccretable discount calculated upon acquisition of the Acquired Portfolios in accordance with ASC 310-30.
“Acquired Portfolios” means retail installment contracts or securities representing interest in retail installment contracts acquired by the Company or its consolidated Subsidiaries from third party lenders or finance companies. “Acquired Portfolios” excludes contracts originated directly by the Company or acquired from auto dealers or third party sellers in the ordinary course of business.
“Acquired Shares” means, with respect to each Acquirer, the shares of Common Stock purchased by such Acquirer pursuant to its Investment Agreement.
“Acquirer Deadlock Put Objection” has the meaning assigned to such term in Section 4.3(b).
“Acquirer Group” means, collectively as a group, each of Dundon Holdco and the New Acquirer.
“Acquirer Group Directors” has the meaning assigned to such term in Section 6.1(a).
“Acquirer Group Representative” has the meaning assigned to such term in Section 6.4(a).
“Acquirer Group Termination” has the meaning assigned to such term in Section 6.1(e).
“Acquirer IPO Objection” has the meaning assigned to such term in Section 3.3(c).

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“Acquirers” means each of Dundon Holdco and the New Acquirer.
“Acquirer’s Proposed Deadlock Call Option Contingent Adjustment Value” has the meaning assigned to such term in Section 4.3(c).
“Acquirer’s Proposed Deadlock Fair Market Value” has the meaning assigned to such term in Section 4.3(c).
“Acquirer’s Proposed Deadlock Put Option Contingent Adjustment Value” has the meaning assigned to such term in Section 4.3(c).
“Acquisition Price” means, with respect to each Acquirer, the aggregate price paid by such Acquirer for its Acquired Shares.
“Additional Financing” means any increase in the total commitments under the Santander ABS Credit Agreement.
“Additional Financing Costs” means the product of (a) the total financing costs for all indebtedness of the Company and Subsidiaries of the Company during the one-year period immediately preceding the payment of any Applicable Dundon Contingent Payment and (b) a fraction, (i) the numerator of which is the amount of the Dundon Contingent Payment Excess, and (ii) the denominator of which is the average daily outstanding balance of all indebtedness of the Company during such one-year period.
“Additional Santander Facilities” has the meaning assigned to such term in Section 6.14(d).
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person. With respect to any Person, the term “Affiliate” shall include any investment funds, vehicles, holding companies or partnerships managed by such Person or any Affiliate of such Person, but shall exclude any portfolio company of such Person and any Person controlled by any such portfolio company. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Allocated Interest Costs” means:
(a)    For the purpose of determining net income from Acquired Portfolios used in the calculation of the Run-Off Portfolio NPV, Allocated Interest Costs for a given projection period will be calculated as the product of (1) the average projected outstanding balance of the applicable Acquired Portfolios during such period multiplied by (2) the Company’s projected total interest expense, on a consolidated basis, during such period divided by (3) the book value of the Company’s total earning assets, on a consolidated basis after reserves, impairments and allowances, as of December 31, 2015.

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(b)    For the purpose of determining Recurring Net Income, Allocated Interest Costs for a given historical period will be calculated as the product of (1) the average outstanding balance of the Acquired Portfolios during such period multiplied by (2) the Company’s average annual total interest expense, determined on a consolidated basis, during such period divided by (3) the average book value of the Company’s total earning assets, on a consolidated basis after reserves, impairments and allowances, at each fiscal quarter end during such period.
“Applicable Date” means the date of payment of any Dundon Contingent Payment.
“Applicable Dundon Contingent Payment” means a Dundon Contingent Payment the result of which is that the sum of the amount of (a) such Dundon Contingent Payment, (b) all dividends and other distributions declared by the Company during the Applicable Dividend Period and (c) all dividends and other distributions expected, pursuant to the then current Dividend Policy, to be declared by the Company after the Applicable Date through the end of the fiscal year in which the Dundon Contingent Payment is made, is greater than the Dividend Threshold (the amount of such excess, the “Dundon Contingent Payment Excess”).
“Applicable Employment Termination” means (i) the termination of Executive’s employment by the Company under the Employment Agreement for any reason other than Cause following the occurrence of a Deadlock (as determined pursuant to Section 4.4(e)) and during the continuation of such Deadlock and (ii) in connection with such termination, SHUSA, pursuant to the Employment Call Option, purchases Dundon Holdco’s Shares.
“Applicable Dividend Period” means, with respect to any Dundon Contingent Payment, the period beginning on January 1st of the year in which the Dundon Contingent Payment is made and ending on the Applicable Date.
“Applicable Periods” has the meaning assigned to such term in Section 6.3(a).
“Article IV Termination” means the earlier of (a) the occurrence of an Acquirer Group Termination and (b) May 31, 2015, provided that, solely for purposes of this clause (b), following May 31, 2015 an Article IV Termination will be deemed not to have occurred for successive two-year periods unless SHUSA, on the one hand, or the Acquirer Group, on the other hand, gives written notice to the Company of its rejection of such extension at least six months prior to the commencement of such two-year period. Solely for purposes of this definition, (i) Dundon Holdco will no longer be considered a member of the Acquirer Group for purposes of providing the notice referred to in the preceding sentence if and when the total number of Shares owned by Dundon Holdco (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement pursuant to any equity-based compensation plan) divided by the total number of Shares outstanding as of the date of this Agreement (as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since the date of this Agreement) is less than 5% and (ii) the New Acquirer will no longer be considered a member of the Acquirer Group for purposes of providing the notice referred to in the preceding sentence if and when the total number of Shares owned by the New Acquirer divided by the total number of Shares outstanding as of the date of this Agreement (as adjusted from time to time for any reorganization, reclassification, stock split,

4

stock dividend, reverse stock split, or other like changes in the Company’s capitalization since the date of this Agreement) is less than 12.5%.
“Available Financing” has the meaning assigned to such term in Section 6.14(c).
“Average Stock Price” means the arithmetic mean of the daily VWAP for the Common Stock for each of the ten consecutive complete Trading Days ending on (and including) the day that is the trading day immediately prior to the Post-IPO SHUSA Contingent Adjustment Payment Date, the Post-IPO New Acquirer Contingent Adjustment Payment Date or any other date of determination, as applicable.
“Banco Santander” has the meaning assigned to such term in the Preamble.
“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Base Case” means the estimated credit losses for all Organic Loans held by the Company based upon the projected loss curves as determined by the Company’s Decision Science group.
“Blackout Period” has the meaning assigned to such term in Section 8.1(c).
“Board” and “Board of Directors” means the Board of Directors of the Company.
“Board Observers” has the meaning assigned to such term in Section 6.1(f).
“Board Reserved Matters” has the meaning assigned to such term in the by-laws of the Company.
“Bring-Along Buyer” has the meaning assigned to such term in Section 2.4(a).
“Bring-Along Contingent Acquisition Price Adjustment” has the meaning assigned to such term in Section 2.4(e).
“Bring-Along Disposition Transaction” has the meaning assigned to such term in Section 2.4(a).
“Bring-Along Notice” has the meaning assigned to such term in the Section 2.4(a).
“Bring-Along Objection” has the meaning assigned to such term in the Section 2.4(f)
“Bring-Along Right” has the meaning assigned to such term in Section 2.4(a).
“Bring-Along Shareholders” has the meaning assigned to such term in Section 2.4(a).
“Bring-Along Transaction Closing” has the meaning as described to it in the Section 2.4(a).

5

“Bring-Along Valuation Firm” means (i) Houlihan Lokey, or (ii) to the extent that Houlihan Lokey is unable or unwilling to serve as the Bring-Along Valuation Firm, Perella Weinberg Partners, or any other independent, third party, nationally recognized valuation firm as agreed to in writing by each of the Company, SHUSA, Dundon Holdco and the New Acquirer.
“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York, Dallas, Texas or Madrid, Spain.
“Buyer” has the meaning assigned to such term in the Section 2.2(a).
“Cause” has the meaning assigned to such term in the Employment Agreement.
“CCO” means the Chief Credit Officer of the Company.
“Centerbridge Funds” means CCP II AIV I, L.P and Centerbridge Capital Partners SBS II, L.P.
“CEO” means the Chief Executive Officer of the Company.
“CEO Applicable Period” has the meaning assigned to such term in Section 6.3(a).
“CFO” means the Chief Financial Officer of the Company.
“Chairman” means the Chairman of the Board of Directors.
“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, or any successor provision), other than Banco Santander and its Affiliates or the New Acquirer, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision), directly or indirectly, of more than 20% of the outstanding shares of Common Stock (such person or group, a “Change of Control Owner”) and (b) Banco Santander and its Affiliates shall be the beneficial owners, directly or indirectly, of fewer shares of Common Stock than the Change of Control Owner.
“COO” means the Chief Operating Officer of the Company.
“Close of Business” means 5:00 p.m. (New York City time) on the date in question.
“Closing Date” has the meaning assigned to such term in the New Acquirer Investment Agreement.
“Commission” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.
“Common Stock” has the meaning assigned to such term in the Preamble.
“Company” has the meaning assigned to such term in the Preamble.

6

“Comparable Facility” means the amended and restated facility substantially in the form attached hereto as Exhibit C.
“Contingent Adjustment Guaranteed Obligations” has the meaning assigned to such term in Section 6.12(g).
“Contingent Adjustment Shortfall” has the meaning assigned to such term in Section 6.12(f).
“Contingent Adjustments” has the meaning assigned to such term in Section 6.12(b).
“Contingent Adjustment Notice” has the meaning assigned to such term in Section 6.12(k).
“Contingent Adjustment Valuation Firm” means (i) Houlihan Lokey, or (ii) to the extent that Houlihan Lokey is unable or unwilling to serve as the Contingent Adjustment Valuation Firm, Perella Weinberg Partners, or any other independent, third party, nationally recognized valuation firm as agreed to in writing by each of the Company, SHUSA, Dundon Holdco and the New Acquirer.
“Cost of Funds” means the weighted average rate of interest on the Company’s total interest bearing liabilities.
“Credit Loss Allowance” means the sum of the Organic Pool Allowance and Acquired Loan Impairment. For the avoidance of doubt this is consistent with the credit loss allowance presented in Note 3 of the Company’s 2010 audited financial statements.
“Cumulative Investment Securities Gains” means the aggregate net unrealized gain or (loss) position of the Determination Date Investment Securities as of the Swap Determination Date, plus (a) realized gains on sales of Determination Date Investment Securities from the Determination Date to the Swap Determination Date minus (b) realized losses on sales of Determination Date Investment Securities from the Determination Date to the Swap Determination Date, minus (c), without duplication, any permanent impairment of Determination Date Investment Securities from the Determination Date to the Swap Determination Date. If the calculation results in a cumulative loss, then the amount shall be deemed zero for purposes of Section 6.20(b).
“Deadlock” means the Board of Directors or Shareholders become deadlocked on a Board Reserved Matter or a Shareholder Reserved Matter, as applicable, reasonably and in good faith, the effect of which is to cause the Company or any Significant Subsidiary to default on any material obligation or to cause the Company and its Subsidiaries to be unable to carry on their businesses such that, in each case, it is reasonably likely that the Company or any Significant Subsidiary will cease to continue as a going concern.
“Deadlock Call Option” has the meaning assigned to such term in Section 4.1(b).

7

“Deadlock Call Option Closing Date” has the meaning assigned to such term in Section 4.4(g).
“Deadlock Call Option Notice” has the meaning assigned to such term in Section 4.4(g).
“Deadlock Call Option Price” has the meaning assigned to such term in Section 4.4(b).
“Deadlock Contingent Adjustment Value” has the meaning assigned to such term in Section 4.3(a).
“Deadlock Fair Market Value” has the meaning assigned to such term in Section 4.3(a).
“Deadlock Put Option” has the meaning assigned to such term in Section 4.1(a).
“Deadlock Put Option Closing Date” has the meaning assigned to such term in Section 4.4(f).
“Deadlock Put Option Notice” has the meaning assigned to such term in Section 4.4(f).
“Deadlock Put Option Price” has the meaning assigned to such term in Section 4.4(a).
“Deadlock Put Option Shares” means (i) with respect to Dundon Holdco, (x) following the expiration or termination of the Employment Agreement, all the shares of Common Stock held by Dundon Holdco and (y) prior to the expiration or termination of the Employment Agreement, a number of shares of Common Stock such that after giving effect to the Transfer by Dundon Holdco pursuant to the Deadlock Put Option Dundon Holdco’s Proportionate Percentage (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement pursuant to any equity-based compensation plan) would be at least 5%, and (ii) with respect to the New Acquirer, all the shares of Common Stock held by the New Acquirer.
“Deadlock Substitution Effective Date” has the meaning assigned to such term in Section 4.3(b).
“Deadlock Valuation Firm” means (i) Houlihan Lokey, or (ii) to the extent that Houlihan Lokey is unable or unwilling to serve as the Deadlock Valuation Firm, Perella Weinberg Partners, or any other independent, third party, nationally recognized valuation firm as agreed to in writing by the Company, SHUSA, Dundon Holdco and the New Acquirer.
“Declining Offeree” has the meaning assigned to such term in Section 2.3(c).
“Demand Notice” has the meaning assigned to such term in Section 8.1(a).
“Demand Registration Right” has the meaning assigned to such term in Section 8.1(b).
“Demand Registration Statement” has the meaning assigned to such term in Section 8.1(a).
“Designated Amendment” has the meaning assigned to such term in Section 6.5(d).

8

“Designated Holders” has the meaning assigned to such term in Section 6.5(d).
“Designated Percentage” means, as of any date of determination, and expressed as a percent, (a) 1.00 minus (b) (i)(x) the total number of shares of Common Stock held by the New Acquirer as of the date of this Agreement minus (y) the total number of shares of Common Stock sold by the New Acquirer pursuant to Section 2.2 through the time of determination (in each case, as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since the date of this Agreement), divided by (ii) the total number of shares of Common Stock outstanding at the time of determination, but excluding for all purposes of this clause (ii) any shares of Common Stock issued by the Company after the date of this Agreement.

“Designated Sections” has the meaning assigned to such term in Section 6.5(d).

“Determination Date” has the meaning assigned to such term in the New Acquirer Investment Agreement.
“Determination Date Investment Securities” means investment securities that existed as of the Determination Date and were designated as available-for-sale in the Company’s consolidated financial statements at the Determination Date and for which the unrealized gains and losses of such investment securities were recorded in other comprehensive income as of the Determination Date.
“Determination Date Swap Agreements” means interest rate swap agreements that existed as of the Determination Date and were designated as hedges for accounting purposes under GAAP for purposes of the Company’s consolidated financial statements and for which changes in the fair value of the interest rate swap agreement were recorded in other comprehensive income as of the Determination Date and for which the recorded value was excluded from the definition of Tangible Common Equity.
“Disabling Conduct” has the meaning assigned to such term in the Limited Guaranty (as defined in the Dundon Loan Agreement).
“Dividend Policy” means the dividend policy of the Company approved by the Board of Directors.
“Dividend Threshold” means, with respect to any fiscal year, the amount of dividends and other distributions which the Company would pay to its shareholders pursuant to the then current Dividend Policy.
“Dundon Contingent Payment” has the meaning assigned to such term in Section 6.24(a).

“Dundon Contingent Payment Excess” has the meaning assigned to such term in the definition of “Applicable Dundon Contingent Payment”.

“Dundon Holdco” has the meaning assigned to such term in the Preamble.

9

“Dundon Holdco Adjustment” has the meaning assigned to such term in Section 6.24(a).
“Dundon Holdco Adjustment Fair Market Value” means the value of the outstanding shares of Common Stock based on the most recently available fair market value determination by the Board of Directors pursuant to any equity-based compensation plan of the Company.
“Dundon Holdco Objection” has the meaning assigned to such term in Section 5.2(c).
“Dundon Investment Agreement” has the meaning assigned to such term in the Preamble.
“Dundon Loan Agreement” means the Amended and Restated Loan Agreement, dated as of the date hereof, between Dundon Holdco and Banco Santander, acting through its US/New York Branch.
“Dundon Purchase Agreement” means the Stock Purchase Agreement, dated as of September 23, 2006, by and among The Governor & Company of the Bank of Scotland, a United Kingdom banking organization, Blake Bozman, Bozman DFS Partnership LP, a Delaware limited partnership, Executive, Dundon DFS Partnership LP, a Delaware limited partnership, Scot Foith, Foith DFS Partnership. LP, a Delaware limited partnership, Bradley Reeves, Reeves DFS Partnership LP, a Delaware limited partnership, and Banco Santander.
“Dundon Put/Call Adjustment Value” has the meaning assigned to such term in Section 5.2(a).
“Dundon Put/Call Fair Market Value” has the meaning assigned to such term in Section 5.2(a).
“Dundon Put/Call Option Price” has the meaning assigned to such term in Section 5.3(a).
“Dundon Valuation Firm” means (i) Houlihan Lokey, or (ii) to the extent that Houlihan Lokey is unable or unwilling to serve as the Dundon Valuation Firm, Perella Weinberg Partners, or any other independent, third party, nationally recognized valuation firm as agreed to in writing by each of the Company, SHUSA and Dundon Holdco.
“Employment Agreement” means the Amended and Restated Employment Agreement, effective as of the date hereof, among the Company, Banco Santander, Executive and Dundon Holdco.
“Employment Call Option” has the meaning assigned to such term in Section 5.1(a).
“Employment Call Option Closing Date” has the meaning assigned to such term in Section 5.3(c).
“Employment Call Option Notice” has the meaning assigned to such term in Section 5.3(c).
“Employment/Loan Substitution Effective Date” has the meaning assigned to such term in Section 5.1(d).

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“Employment Put Option” has the meaning assigned to such term in Section 5.1(a).
“Employment Put Option Closing Date” has the meaning assigned to such term in Section 5.3(b).
“Employment Put Option Notice” has the meaning assigned to such term in Section 5.3(b).
“Event of Default” has the meaning assigned to such term in the Dundon Loan Agreement; provided, however, that the occurrence of any of the events described in Section 9.8 of the Dundon Loan Agreement shall not constitute an Event of Default for purposes of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Executive” has the meaning assigned to such term in the Preamble.
“Existing Stockholders Agreement” has the meaning assigned to such term in the Preamble.
“FINRA” means the United States Financial Industry Regulatory Authority.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.
“Good Reason” has the meaning assigned to such term in the Employment Agreement; provided that for purposes of Section 5.1, the definition of Good Reason shall (i) exclude from the meaning assigned to such term in the Employment Agreement clause (v), relating to increase in travel, and (ii) replace the text in clause (vi), relating to assignment of inconsistent duties, with the following phrase: “assignment by the Board of substantial and continuous duties that are inconsistent with and outside the scope of duties that (A) Executive currently performs for Employer (including those contemplated by the Shareholders Agreement or the articles of incorporation or by-laws of Employer) and/or (B) are regularly assigned to Presidents and Chief Executive Officers of businesses that are similar in nature and size to Employer.”
“Governance Committee” has the meaning assigned to such term in Section 6.9(a).
“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.
“Group Tax Liabilities” means all liability for Taxes allocable to any Person (other than the Company and its Subsidiaries) imposed on the Company or its Subsidiaries under Treasury Regulation Section 1.1502-6 or any comparable provision of any Tax law as a result of joining in, or being included in, the filing of any consolidated, combined, affiliated, aggregate or unitary

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Tax Return with such Person (other than the Company and its Subsidiaries) for any taxable period (or portion thereof) ending on or prior to the Closing Date.
“Guaranteed Bring-Along Obligations” has the meaning assigned to such term in Section 2.4(g).
“Guaranteed Deadlock Put Option Obligations” has the meaning assigned to such term in Section 4.3(a).
“Guaranteed Obligations” has the meaning assigned to such term in Section 3.2.
“Home Owners Loan Act” means the Home Owners Loan Act, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Inability to Perform” has the meaning assigned to such term in the Employment Agreement.
“Incidental Registration Statement” has the meaning assigned to such term in Section 8.2(a).
“Indemnified Party” has the meaning assigned to such term in Section 8.11(c).
“Indemnifying Party” has the meaning assigned to such term in Section 8.11(c).
“Investment Agreement” has the meaning assigned to such term in the Preamble.
“Investors” means each of Warburg Pincus (Bermuda) Private Equity X Finance, L.P., KKR 2006 Fund L.P., the Centerbridge Funds and [Dundon Investment Vehicle].
“IPO” means (a) the initial firm commitment underwritten offering of shares of Common Stock of the Company (or any successor to the Company or any other Person substantially all of the assets of which directly or indirectly consist of equity Securities of the Company or any successor to the Company) in a public offering (whether primary or secondary) pursuant to an effective registration statement under the Securities Act that results in (i) aggregate proceeds (without deducting underwriting discounts, expenses and commissions) to the Company or any such successor to or holding company for the Company and the selling shareholders of at least $250,000,000.00 and (ii) the shares of Common Stock of the Company (or any successor to or holding company for the Company or any other Person substantially all of the assets of which directly or indirectly consist of equity Securities of the Company or any successor to the Company) being listed on a national securities exchange or (b) any offering of shares of Common Stock of the Company (or any successor to the Company or any other Person substantially all of the assets of which directly or indirectly consist of equity Securities of the Company or any successor to the Company) in connection with the exercise by the New Acquirer of its Demand Registration Rights.
“IPO Put Option” has the meaning assigned to such term in Section 3.1.

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“IPO Put Option Closing Date” has the meaning assigned to such term in Section 3.4(c).
“IPO Put Option Contingent Adjustment Value” has the meaning assigned to such term in Section 3.3(a).
“IPO Put Option Date” has the meaning assigned to such term in Section 3.1.
“IPO Put Option Fair Market Value” has the meaning assigned to such term in Section 3.3(a).
“IPO Put Option Notice” has the meaning assigned to such term in Section 3.4(c).
“IPO Put Option Price” has the meaning assigned to such term in Section 3.4(a).
“IPO Put Option Shares” means (i) with respect to Dundon Holdco, (x) following the expiration or termination of the Employment Agreement, all the shares of Common Stock held by Dundon Holdco as of the date of this Agreement and (y) prior to the expiration or termination of the Employment Agreement, a number of shares of Common Stock such that after giving effect to the Transfer by Dundon Holdco pursuant to the IPO Put Option Dundon Holdco’s Proportionate Percentage (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement pursuant to any equity-based compensation plan) would be at least 5%, and (ii) with respect to the New Acquirer, its Acquired Shares. In respect of each Acquirer, its “IPO Put Option Shares” will include any shares of Common Stock received by such Acquirer as a result of a stock dividend on, or a stock split of, its shares of Common Stock described in the preceding clauses (i) and (ii).
“IPO Put Option Valuation Firm” means (i) Houlihan Lokey, or (ii) to the extent that Houlihan Lokey is unable or unwilling to serve as the IPO Put Option Valuation Firm, Perella Weinberg Partners, or any other independent, third party, nationally recognized valuation firm as agreed to in writing by the Company, SHUSA, Dundon Holdco and the New Acquirer.
“Joinder Agreement” has the meaning assigned to such term in Section 2.1(b).
“Judgment” means any judgment, order or decree of any Governmental Authority.
“Law” mean any Federal, national, state, provincial, local or foreign statute, law (including common law), ordinance, rule or regulation of any Governmental Authority.
“Lender” means CaixaBank, S.A., or any permitted holder of the Notes, the assignment to which was previously consented to in writing by Banco Santander and SHUSA pursuant to Section 6.25.
“Lien” means any charge, mortgage, pledge, hypothecation, security interest, restriction, claim, lien or encumbrance of any type whatsoever.
“Liquidity Policy” means the liquidity policy of the Company approved by the Board of Directors.

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“Loan Call Option” has the meaning assigned to such term in Section 5.1(c).
“Loan Call Option Closing Date” has the meaning assigned to such term in Section 5.3(e).

“Loan Call Option Notice” has the meaning assigned to such term in Section 5.3(e).
“Lock-Up Securities” has the meaning assigned to such term in Section 8.7.
“Loss Coverage” means the number of months of estimated net charge-offs on Organic Loans that the Organic Pool Allowance will cover as calculated by the Company under the Stress Case scenario.
“Losses” has the meaning assigned to such term in Section 8.11(a).
“Material Transaction” has the meaning assigned to such term in Section 8.1(c).
“New Acquirer Acquisition Price Adjustment” has the meaning assigned to such term in Section 6.12(b).
“New Acquirer Acquisition Price Adjustment Payment Date” has the meaning assigned to such term in Section 6.12(b).
“New Acquirer Investment Agreement” has the meaning assigned to such term in the Preamble.
“New Investor” has the meaning assigned to such term in Section 2.6.
“Newco” has the meaning assigned to such term in Section 6.11(a).
“Note Documents” has the meaning assigned to such term in the Note Purchase Agreement.
“Note Purchase Agreement” means the Note Purchase Agreement, dated as of October 20, 2012 between the New Acquirer and the Lender.
“Notes” mean the Senior Secured Notes due 2018 issued pursuant to the Note Purchase Agreement.
“Notice of Objection” has the meaning assigned to such term in Section 6.12(k).
“Notice of Swap Determination Objection” has the meaning assigned to such term in Section 6.20(b).
“Organic Loans” means retail installment contracts or securities representing interests in retail installment contracts originated by the Company or acquired by the Company from auto dealers or third party sellers in the ordinary course of business.

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“Organic Pool Allowance” means the allowance recorded by the Company for future credit losses on Organic Loans. “Organic Pool Allowance” excludes any purchase discounts or capitalized costs or fees associated with the acquisition or origination of Organic Loans.
“Original Investors” means each of Warburg Pincus (Bermuda) Private Equity X Finance, L.P., KKR 2006 Fund L.P. and the Centerbridge Funds.
“Outside Activities” has the meaning assigned to such term in Section 6.19.
“Permitted Liens” means (a) Liens created under the Note Documents, (b) Liens securing the obligations under the Dundon Loan Agreement and (c) Liens securing obligations of the New Acquirer under any agreements entered into by the New Acquirer in order to effectively cap, collar or exchange interest rates with respect to the Notes so long as Banco Santander and SHUSA previously consented in writing to the entry by the New Acquirer into such agreement.
“Permitted Transfer” means any Transfer by any Shareholder or any Affiliate thereof (a) to any Affiliate thereof, (b) to any successor entity thereof, (c) to any Transferee approved in advance and in writing by SHUSA and the New Acquirer and (d) after the consummation of an IPO, to any indirect owner of the New Acquirer, including any limited or general partner of an investment fund.
“Permitted Transferee” means any Person to whom a Permitted Transfer is made.
“Person” means an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
“Post-Determination Date Tax Period” means any taxable period beginning after the Determination Date and the portion of any Straddle Period beginning after the Determination Date.
“Post-IPO Contingent Adjustments” has the meaning assigned to such term in Section 6.12(f).
“Post-IPO New Acquirer Contingent Adjustment” has the meaning assigned to such term in Section 6.12(f).
“Post-IPO New Acquirer Contingent Adjustment Payment Date” has the meaning assigned to such term in Section 6.12(f).
“Post-IPO SHUSA Contingent Adjustment” has the meaning assigned to such term in Section 6.12(e).
“Pre-Determination Date Tax Period” means any taxable period ending on or before the Determination Date and the portion of any Straddle Period ending on the Determination Date.
“Post-IPO SHUSA Contingent Adjustment Payment Date” has the meaning assigned to such term in Section 6.12(e).

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“Preemptive Holders” has the meaning assigned to such term in Section 7.1.
“Preemptive Issue” has the meaning assigned to such term in Section 7.1.
“Preemptive Notice” has the meaning assigned to such term in Section 7.2(a).
“Preemptive Right” has the meaning assigned to such term in Section 7.1.
“Pre-IPO Equity Value” means, with respect to an IPO, the product of (a) the outstanding number of shares of Common Stock (on a fully diluted basis based on the treasury stock method and including only vested options) on the date on which the underwriting agreement, or other comparable agreement, with respect to such IPO is executed, giving effect to any stock split or combination to occur prior to the consummation of such IPO and (b) the price at which shares of Common Stock are sold to the public in such IPO.
“Pro Forma Capitalization” has the meaning assigned to such term in the New Acquirer Investment Agreement.
“Projections” has the meaning assigned to such term in Section 6.12(c).
“Proportionate Percentage” means, with respect to any Person, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Common Stock held by such Person and the denominator of which is the total number of shares of Common Stock outstanding at the time of determination.
“Pro Rata Shares” has the meaning assigned to such term in Section 2.3(a).
“Qualifying Payment” means any payment pursuant to Section 2.12 of the Santander Three Year Credit Agreement, Section 2.12 of the Santander Five Year Credit Agreement or Section 2.12 of the Santander ABS Credit Agreement.
“Recurring Net Income” means, with respect to the Company, for any period, the Company's net income, determined on a consolidated basis in accordance with GAAP and consistent with the Company’s historical practices and procedures, including determination of the Company’s Credit Loss Allowance; provided, however, that, without duplication,
(a)    any net after-tax effect of non-recurring gains or losses shall be excluded. For purposes of determining Recurring Net Income, non-recurring gains and losses shall include but not be limited to the following:
(i)    Gains and losses from sale of retail installment contracts;
(ii)    Income or loss resulting from a reduction or increase in Loss Coverage of the Organic Pool Allowance, expressed as a number of months, from the Loss Coverage as of December 31, 2013;
(iii)    Income or loss resulting from changes in the methodology and estimates (including stress factors applied to the expected loss frequency and any adjusted expected

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auction recovery rate assumed on expected repossessed assets against the Base Case) used to determine the Company’s Credit Loss Allowance as recorded at December 31, 2014 and 2015 as compared to those used to determine the Credit Loss Allowance on December 31, 2013;
(iv)    Income from any reduction in the Acquired Loan Impairment, interest income which results from the release of reserves or interest income which results from any reduction in the nonaccretable discount or increase in the effective yield, in each case in respect of Acquired Portfolios acquired prior to the date of this Agreement and accounted for under ASC 310-30; and
(v)    Gains and losses on the sale of other assets except for repossessed vehicles.
(b)    any net after-tax effect of income (loss) from disposed or discontinued operations (to the extent included in discontinued operations prior to consummation of the disposition thereof). Discontinued operations shall include any portion of the Company’s operations which generates revenue and have been disposed of or discontinued and which are included in discontinued operations, regardless of whether the portion qualified as discontinued operations under GAAP; and
(c)     in the case of the Company, the net after-tax effect of income (loss) from Acquired Portfolios, acquired by the Company or its consolidated Subsidiaries after the date of this Agreement, shall be excluded. The net after-tax income (loss) from such Acquired Portfolios shall be net of (i) expected credit losses, servicing costs, and tax costs allocated by the Company to such portfolios and determined on a basis consistent with the basis used in calculating the “Run-Off Portfolio NPV” for such Acquired Portfolios pursuant to Section 6.12(c) and (ii) Allocated Interest Costs for such Acquired Portfolios.
“Registrable Securities” means (a) the Acquired Shares owned by the New Acquirer and any other Shares or other Securities that are directly or indirectly convertible into, or exercisable or exchangeable for, Shares hereinafter acquired by the New Acquirer, whether pursuant to Section 2.3, Article VII or by any other means, (b) other equity Securities of the Company beneficially owned by the New Acquirer into which the Acquired Shares shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion and (c) any other Securities of the Company issued or issuable as a distribution with respect to or in exchange or replacement for or on exercise of any Shares or other Securities referred to in clause (a) or (b) of this definition. As to any particular Registrable Securities, once issued, such Securities shall cease to be Registrable Securities if (i) such Securities have been registered under the Securities Act, the Registration Statement with respect to the sale of such Securities has become effective under the Securities Act and such Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Securities have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such Securities have been otherwise transferred, if new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop-transfer order or other restrictions on transfer have been delivered by the Company

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and subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any state securities laws then applicable, (iv) following an IPO, such securities may be sold without restriction under Rule 144(k) (or any similar provision then in force) under the Securities Act, or (v) such securities shall cease to be outstanding.
“Registration Expenses” shall mean all fees and expenses incident to the Company’s performance of or compliance with Article VIII, including all registration and filing fees and expenses (including Commission, stock exchange and FINRA fees), fees and expenses of compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing, if any, of the securities to be registered on each securities exchange or national market system on which the Shares are then listed, fees and disbursements of counsel for the Company and the New Acquirer and of the independent certified public accountants of the Company (including the expenses of any annual audit, special audit and “cold comfort” letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained in accordance with the rules and regulations of FINRA), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by holders of such Registrable Securities).
“Registration Statement” has the meaning assigned to such term in Section 8.8(a).
“Remaining SHUSA Offered Stock” has the meaning assigned to such term in Section 2.3(c).
“Replacement Facilities” has the meaning assigned to such term in Section 6.14(d).
“Requesting Demand Shareholder” shall have the meaning assigned to such term in Section 8.1(a).
“Required Financing” means Third Party Warehouse Agreements (taken together with any Additional Financing) (a) with aggregate commitments of at least $4.5 billion, without any breaches or defaults under such agreements and with conditions to funding that the Company reasonably expects that it will be able to satisfy, (b) with terms such that Third Party Warehouse Agreements (taken together with any Additional Financing) that have aggregate commitments of at least $2.0 billion shall have a maturity of no earlier than two years following the later of the respective dates of such Third Party Warehouse Agreements or Additional Financing and the latest renewal, extension or rollover of such Third Party Warehouse Agreements or Additional Financing and (c) (i) in the case of Third Party Warehouse Agreements entered into after the date of this Agreement, with terms that are not materially less favorable to the Company in the aggregate than the terms of the Comparable Facility and (ii) in the case of Third Party Warehouse

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Agreements in effect as of the date of this Agreement the maturities of which are extended after the date of this Agreement, with margins and advance rates that are not materially less favorable to the Company in the aggregate than the comparable terms of the Comparable Facility and the other terms of such extended Third Party Warehouse Agreements are not materially less favorable in the aggregate than the terms of such Third Party Warehouse Agreements prior to such extension; provided that clauses (i) and (ii) shall be satisfied with respect to the margins of such Third Party Warehouse Agreements if such margins do not exceed the margins of the Comparable Facility by more than 40 basis points.
“Required Financing Guaranteed Obligations” has the meaning assigned to such term in Section 6.14(e).
“Rule 144” means Rule 144 (including Rule 144(k) and all other subdivisions thereof) promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule then in force.
“Run-Off Portfolio NPV” has the meaning assigned to such term in Section 6.12(c).
“Sale Notice” has the meaning assigned to such term in Section 2.2(a).
“Santander ABS Credit Agreement” means the [Credit Agreement, dated as of [●], 2011, among Santander Consumer Receivables [●] LLC, as the borrower, the Company, as the servicer, the lenders, party thereto, the agents party thereto, and Banco Santander, as deal agent, providing for a three year ABS facility.]2

“Santander Three Year Credit Agreement” means the [Credit Agreement, dated as of [●], 2011, among Santander Consumer Receivables [●] LLC, as the borrower, the Company, as the servicer, the lenders, party thereto, the agents party thereto, and Banco Santander, as deal agent, providing for a three year warehouse facility.]3

“Santander Five Year Credit Agreement” means the [Credit Agreement, dated as of [●], 2011, among Santander Consumer Receivables [●] LLC, as the borrower, the Company, as the servicer, the lenders, party thereto, the agents party thereto, and Banco Santander, as deal agent, providing for a five year warehouse facility.]4
“Santander Financing” means the Santander ABS Credit Agreement, the Santander Three Year Credit Agreement and the Santander Five Year Credit Agreement.
“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(a)(1) of the Securities Act and includes such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

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“Sell Down Percentage” means, with respect to any Person, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Common Stock Transferred by such Person from and after the date of this Agreement through the date of determination and the denominator of which is the total number of shares of Common Stock held by such Person as of the date of this Agreement (in each case as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since the date hereof).
“Seller” shall mean the Requesting Demand Shareholder and any Selling Incidental Shareholder.
“Selling Incidental Shareholder” has the meaning assigned to such term in Section 8.2(a).
“Selling Shareholders” has the meaning assigned to such term in Section 2.4(a).
_____________________________2 Name of, and parties to, this agreement to be confirmed.
3 Name of, and parties to, this agreement to be confirmed.
4 Name of, and parties to, this agreement to be confirmed.
“Servicing Arrangement” has the meaning assigned to such term in Section 6.11(c).
“Shareholder Applicable Period” has the meaning assigned to such term in Section 6.3(a).
“Shareholder Reserved Matters” has the meaning assigned to such term in Section 6.2(a).
“Shareholders” means SHUSA, Dundon Holdco, the New Acquirer and any other Person who hereafter becomes a party to this Agreement as a Shareholder pursuant to a Joinder Agreement executed and delivered pursuant to Section 2.1.
“Shares” means the shares of Common Stock and any and all other capital stock or other equity Securities issued by the Company.
“Shelf Registration Statement” shall mean a “shelf” registration statement filed by the Company with the Commission covering offers and sales in accordance with Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission (whether or not the Company is then eligible to use Form S‑3), and any amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
“SHUSA” has the meaning assigned to such term in the Preamble.
“SHUSA Contingent Payment” has the meaning assigned to such term in Section 6.12(a).
“SHUSA Contingent Payment Date” has the meaning assigned to such term in Section 6.12(a).

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“SHUSA Deadlock Call Objection” has the meaning assigned to such term in Section 4.3(c).
“SHUSA Directors” has the meaning assigned to such term in Section 6.1(a).
“SHUSA First Offer” has the meaning assigned to such term in Section 2.3(a).
“SHUSA Notice of ROFO Offer” has the meaning assigned to such term in Section 2.3(a).
“SHUSA Offered Share Price” has the meaning assigned to such term in Section 2.3(a).
“SHUSA Offered Stock” has the meaning assigned to such term in Section 2.3(a).
“SHUSA’s Proposed Deadlock Fair Market Value” has the meaning assigned to such term in Section 4.3(a).
“SHUSA’s Proposed Deadlock Put Option Contingent Adjustment Value” has the meaning assigned to such term sin Section 4.3(b).
“SHUSA’s Proposed Employment Put/Call Adjustment Value” has the meaning assigned to such term in Section 5.2(b).
“SHUSA’s Proposed IPO Put Option Contingent Adjustment Value” has the meaning assigned to such term in Section 3.3(b).
“SHUSA’s Proposed IPO Put Option Fair Market Value” has the meaning assigned to such term in Section 3.3(b).
“SHUSA’s Proposed Put/Call Fair Market Value” has the meaning assigned to such term in Section 5.2(b).
“SHUSA Second Notice of ROFO Offer” has the meaning assigned to such term in Section 2.3(c).
“SHUSA Second Offer” has the meaning assigned to such term in Section 2.3(c).
“Significant Subsidiary” means any Subsidiary of the Company which had: (a) consolidated after-tax profit equal to or greater than 20% of the Company’s consolidated after-tax profit for the most recently completed fiscal year, (b) consolidated total revenue equal to or greater than 20% of the Company’s consolidated total revenue for the most recently completed fiscal year, or (c) consolidated total assets equal to or greater than 20% of the Company’s consolidated total assets as of the end of the most recently completed fiscal year.
“Straddle Period” means any taxable period that begins on or before and ends after the Determination Date.

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“Stress Case” means the estimated credit losses for all Organic Loans held by the Company as determined by the application of a stress factor to the expected loss frequency and an adjusted expected auction recovery rate on expected repossessed assets against the Base Case.
“Subprime Business” has the meaning assigned to such term in Section 6.10(a).
“Subprime Loan” means any loan made to an individual in the United States of America who had, at origination, a FICO score of less than 660.
“Subprime Loan Portfolio” means any loan portfolio consisting of loans made to individuals in the United States of America who had on average, at origination, FICO scores of less than 660.
“Subsidiary” means, at any time, with respect to any Person (the “Subject Person”), any Person of which either (a) more than 50% of the shares of stock or other interests entitled to vote generally in the election of directors or comparable Persons performing similar functions or (b) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or by such Person and one or more Subsidiaries of such Person.
“Substitution Effective Date” has the meaning assigned to such term in Section 3.2(b).
“Suspension Period” has the meaning assigned to such term in Section 8.5.
“Swap Determination Date” has the meaning assigned to such term in Section 6.20(a).
“Swap Determination Notice” has the meaning assigned to such term in Section 6.20(b).
“Swap Payments” means payments made by the Company to counterparties on Determination Date Swap Agreements between the Determination Date and the Swap Determination Date.
“Swap Receipts” means payments received by the Company from counterparties on Determination Date Swap Agreements between the Determination Date and the Swap Determination Date.
“Swap Recorded Value” means the cumulative recorded value of the Determination Date Swap Agreements.
“Swap Valuation Firm” means (i) Ernst & Young, or (ii) to the extent that Ernst & Young is unable or unwilling to serve as the Swap Valuation Firm, PricewaterhouseCoopers, or any other independent, third party, nationally recognized valuation firm as agreed to in writing by each of the Company, SHUSA and the New Acquirer.
“Tag-Along Notice” has the meaning assigned to such term in Section 2.2(b).
“Tag-Along Shareholder” has the meaning assigned to such term in Section 2.2(d).

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“Tangible Common Equity” means the total common stockholders’ equity of the Company on a consolidated basis, less goodwill, less intangible assets and omitting other comprehensive income.
“Target” means the Person previously identified by the Company to the Acquirers.
“Tax” or “Taxes” includes all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, county, state, foreign, Federal or other government or subdivision or agency thereof, or in connection with any agreement with respect to Taxes, including all interest, penalties, fines, related liabilities, and additions imposed with respect to such amounts.
“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including claims for refund and declarations of estimated Tax.
“Third-Party Financing Source” has the meaning assigned to such term in Section 6.14(c).
“Third Party Warehouse Agreement” means a warehouse agreement with one or more Third Party Financing Sources (other than the Repurchase Facility, dated September 9, 2011, between UBS and the Company).
“Trading Day” means a day on which the Common Stock (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business, and (b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
“Transfer” of Securities means any issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, in each case whether voluntary or involuntary or by operation of law or otherwise, other than an original issuance of Securities by the Company.
“Transferee” means a Person acquiring Securities through a Transfer.
“Transferor” means a Person Transferring Securities.
“Two Year Net Income” means the sum of (a) the Company’s Recurring Net Income for fiscal year 2014 and (b) the Company’s Recurring Net Income for fiscal year 2015.
“Underwritten Offering” has the meaning assigned to such term in Section 8.3.

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“Vice Chairman” means the Vice Chairman of the Board of Directors.
“VWAP” means, for any Trading Day, a price per share of the Common Stock equal to the volume-weighted average price of trades in such shares on the primary trading market for such shares for the entirety of such Trading Day as reported by Bloomberg L.P. (“Bloomberg”) (or, if Bloomberg is not available for any reason, any successor to, or substitute for, Bloomberg providing trading reports for such shares), without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day.
1.2.    Rules of Construction.
The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. Any accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Any reference to “$” or “dollars” or “United States dollars” or “U.S. dollars” or “U.S.$” refers to the lawful currency of the United States of America. All references to articles, sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions. of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case as the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Each of the parties hereto participated in the preparation of this Agreement and consequently any rule of construction construing any provision against the drafter will not be applicable.
ARTICLE II

TRANSFERS OF SECURITIES
2.1.    General; Joinder Agreement; Certain Transfers.
(a)    The provisions regarding Transfers of Shares contained in this Article II shall apply to all Shares now owned or hereafter acquired by the Shareholders, including Shares acquired by reason of original issuance, dividend, distribution, exchange, conversion and acquisition of outstanding Shares from another Person, and such provisions shall apply to any Shares obtained upon the exercise, exchange or conversion of any option, warrant or other derivative Security.
(b)    Prior to the consummation of an IPO, no Shareholder shall Transfer any Shares to any other Person unless (i) if such Person is not already a party to this Agreement, such Person executes and delivers to the Company a joinder agreement in substantially the form

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attached hereto as Exhibit A (a “Joinder Agreement”), pursuant to which such Person will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement, as a Shareholder hereunder and (ii) such Transfer is to a Permitted Transferee or is made in compliance with this Article II or pursuant to Article III, IV or V. Any Transferee who becomes a party to this Agreement pursuant to the foregoing shall be deemed, solely for purposes of this Agreement, to be (x) Dundon Holdco, if the Person from whom the Transferee obtained its Shares was Dundon Holdco, (y) the New Acquirer, if the Person from whom the Transferee obtained its Shares was the New Acquirer, or (z) SHUSA, if the Person from whom the Transferee obtained its Shares was SHUSA. Any Transferee that is not a Permitted Transferee will not assume any of the rights or privileges of the Transferor under this Agreement but will be bound by and obligated to comply with the terms and provisions of this Agreement as if it were the Transferor.
(c)    Notwithstanding anything to the contrary in this Agreement, prior to the expiration or termination of the Employment Agreement, Dundon Holdco shall not Transfer (or agree or contract to Transfer) all or any portion of the Shares held by Dundon Holdco to any Person if, after giving effect to such Transfer, (i) Dundon Holdco’s Proportionate Percentage (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement pursuant to any equity-based compensation plan) would be less than 5% or (ii) Dundon Holdco’s Sell Down Percentage (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement pursuant to any equity-based compensation plan) would be greater than the New Acquirer’s Sell Down Percentage. This Section 2.1(c) shall not apply to any Transfer in accordance with Section 2.2 or 2.4 or Article V.
(d)    Notwithstanding anything to the contrary in this Agreement, SHUSA shall not Transfer (or agree or contract to Transfer) all or any portion of the Shares held by SHUSA to any Person, other than a Transfer made in accordance with Section 2.4, (i) prior to the earlier of the consummation of an IPO and [DATE THAT IS FIVE YEARS AFTER THE CLOSING DATE], if, after giving effect to such Transfer, the sum of SHUSA’ and its Affiliates’ Proportionate Percentages would be less than 50%, and (ii) from and after the consummation of an IPO and prior to the earlier of (x) [DATE THAT IS SEVEN YEARS AFTER THE CLOSING DATE] and (y) the repayment in full of all amounts due under the Note Purchase Agreement and the Notes, if, after giving effect to such Transfer, the sum of SHUSA’ and its Affiliates’ Proportionate Percentages would be less than 40%.
(e)    Notwithstanding anything to the contrary in this Agreement, the New Acquirer shall not Transfer (or agree or contract to Transfer) all or any portion of the Shares held by the New Acquirer to any Person, other than a Transfer made in accordance with Section 2.2 or 2.4 or Article III or IV, prior to the consummation of an IPO.
(f)    Prior to the consummation of an IPO, no Shareholder shall, directly or indirectly, create, incur, issue, assume, suffer to exist or permit to become effective any Lien upon any of their Shares, now owned or hereafter acquired, other than Permitted Liens.
(g)    Nothing in this Agreement shall prevent the Lender from enforcing its rights under the Note Purchase Agreement, the Notes and the Note Documents, including

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foreclosing on any Shares of the New Acquirer subject to Liens under the Note Documents. Subject to the Lender’s execution and delivery to the Company of a Joinder Agreement, if the Lender acquires the Shares of the New Acquirer pursuant to any foreclosure proceedings or pursuant to any insolvency proceeding with respect to the New Acquirer, (i) the Lender shall acquire the rights and privileges, and assume the obligations, of the New Acquirer under this Agreement and shall be deemed, solely for purposes of this Agreement, to be the New Acquirer and (ii) the New Acquirer shall cease to have any rights, privileges or obligations under this Agreement.
(h)    Prior to [DATE THAT IS FOUR YEARS AFTER THE CLOSING DATE] neither SHUSA nor the New Acquirer shall sell any Shares in the IPO unless the Pre-IPO Equity Value is at least equal to $4,000,000,000.00.
(i)    This Article II shall not apply to any Transfer of Securities issued by the New Acquirer, which Transfers are the subject of Section 6.8(b).
2.2.    Co-Sale Rights.
(a)    Except pursuant to, or following the consummation of, an IPO, if at any time SHUSA proposes to sell Shares constituting more than 2.5% of the total number of outstanding Shares (on a fully diluted basis based on the treasury stock method) to any Person other than a Permitted Transferee, at least 15 days prior to the proposed closing of such sale, SHUSA shall deliver a written notice (the “Sale Notice”) to each Acquirer offering each Acquirer the option to participate in such proposed sale on the same terms as SHUSA; provided, however, that if SHUSA delivers a Bring-Along Notice to the other Shareholders with respect to such sale, then the provisions of Section 2.4 shall be applicable and such Shareholders shall not be entitled to exercise any rights under this Section 2.2 with respect to such sale and SHUSA shall not be required to deliver a Sale Notice. Such Sale Notice shall specify in reasonable detail: (i) the name and address of the prospective Transferee (a “Buyer”), (ii) the proposed amount and form of consideration SHUSA will receive for its Shares (and if such consideration consists in part or in whole of property other than cash, SHUSA will provide such information, to the extent reasonably available to SHUSA, relating to such non-cash consideration as each Acquirer may reasonably request in order to evaluate such non-cash consideration), (iii) the terms and conditions of payment of such consideration and all other material terms and conditions of such sale, (iv) the number of Shares proposed to be sold by SHUSA and (v) the anticipated time and place of the closing of such sale.
(b)    Each Acquirer may, at any time prior to the 10th day after the Sale Notice was given, give written notice (each, a “Tag-Along Notice”) to SHUSA stating that it wishes to participate in such proposed sale and specifying the number of Shares it desires to include in such proposed sale; provided that Dundon Holdco may only deliver a Tag-Along Notice if the New Acquirer also delivers a Tag-Along Notice.
(c)    If none of the Acquirers gives SHUSA a timely Tag-Along Notice with respect to the sale proposed in the Sale Notice, SHUSA may thereafter complete the sale of the Shares specified in the Sale Notice on substantially the same terms and conditions to the Buyer at

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any time within 75 days after the date of the Sale Notice; provided, however, that such 75 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed sale have been received (but in no event more than 90 days after the expiration of such 75 day period). If, prior to consummation of the sale of such Shares to the Buyer set forth in the Sale Notice, the terms of the proposed sale shall change with the result that the purchase price to be paid in such proposed sale shall be more than the purchase price set forth in the Sale Notice or the other terms of such proposed sale shall, taken as a whole, be materially more favorable to SHUSA than those set forth in the Sale Notice, the Sale Notice shall be null and void, and it shall be necessary for a separate Sale Notice to be delivered, and the terms and provisions of this Section 2.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 2.2. Any Shares not so sold within such 75 day period (as extended) shall continue to be subject to this Section 2.2.
(d)    If any Acquirer gives SHUSA a timely Tag-Along Notice (such person, a “Tag-Along Shareholder”), then SHUSA shall notify the Buyer of the Shares offered by the Tag-Along Shareholders identified in their Tag-Along Notices. If such Buyer is unwilling or unable to acquire all Shares proposed to be included in such sale upon such terms, then SHUSA may elect either to (i) cancel such proposed Transfer or (ii) proceed with such proposed Transfer but SHUSA and each Tag-Along Shareholder shall only be entitled to sell an amount of Shares equal to (A) the amount of Shares the Buyer is willing to purchase, multiplied by (B) a fraction, the numerator of which is the number of Shares held by SHUSA or such Tag-Along Shareholder, as the case may be, and the denominator of which is the sum of all Shares owned by SHUSA and the Tag-Along Shareholders. If any Tag-Along Shareholder wishes to sell less than all of the Shares it is entitled to sell pursuant to the previous sentence, the Shares it declines to sell shall be allocated among SHUSA and the other Tag-Along Shareholders participating in such sale who wish to sell additional Shares according to the formula in the previous sentence. SHUSA shall not consummate the proposed sale unless all of the Shares entitled to be sold pursuant to this Section 2.2(d) are simultaneously sold.
(e)    Each of SHUSA and the Buyer shall have the right, in their sole discretion, at all times prior to consummation of the proposed Transfer subject to this Section 2.2, to abandon or otherwise terminate such Transfer, and neither SHUSA nor the Buyer shall have any liability or obligation to any Tag-Along Shareholder with respect thereto by virtue of any such abandonment or termination.
2.3.    Right of First Offer on Transfers by SHUSA.
Except pursuant to, or following the consummation of, an IPO, or in the case of Transfers pursuant to which the rights set forth under Section 2.2 or 2.4 are applicable, SHUSA shall not Transfer any Shares to any Person other than a Permitted Transferee except in compliance with the following procedures set forth in this Section 2.3 (as well as other applicable provisions of this Agreement):
(a)    If SHUSA desires to Transfer any or all of its Shares to any Person other than a Permitted Transferee, SHUSA shall, before Transferring its Shares to any such Person, first deliver to each Acquirer a written notice (the “SHUSA Notice of ROFO Offer”), which shall

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be irrevocable for a period of 30 days after delivery thereof, offering (the “SHUSA First Offer”) to each Acquirer its pro rata share (based on the relative Proportionate Percentages of each Acquirer) of the Shares (with respect to each Acquirer, its “Pro Rata Shares”) proposed to be Transferred by SHUSA (the “SHUSA Offered Stock”) at the cash price (the “SHUSA Offered Share Price”) and on the terms and conditions specified in such notice.
(b)    If each Acquirer accepts, by notice in writing to SHUSA during the 30 days following delivery of the SHUSA Notice of ROFO Offer, the SHUSA First Offer with respect to all of its Pro Rata Shares, then (i) each Acquirer shall be legally bound to purchase its Pro Rata Shares and SHUSA shall be legally bound to sell such Shares to each Acquirer and (ii) SHUSA and each Acquirer shall enter into agreement(s) reflecting the terms set forth in the SHUSA Notice of ROFO Offer as soon as practicable thereafter. During the 30 days following delivery of the SHUSA Notice of ROFO Offer, if each Acquirer refuses or does not elect to purchase its all of its Pro Rata Shares at the SHUSA Offered Share Price and on the terms and conditions specified in the SHUSA Notice of ROFO Offer, SHUSA shall have the right, for a period of 75 days thereafter, to Transfer all (but not less than all) the SHUSA Offered Stock at a price per share not less than the SHUSA Offered Share Price and on other terms no less favorable in the aggregate to SHUSA than those specified in the SHUSA Notice of ROFO Offer; provided, however, that such 75 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed sale have been received (but in no event more than 90 days after the expiration of such 75 day period). In the event the SHUSA Offered Stock is not so Transferred by SHUSA on such terms during such 75 day period (as extended), the restrictions of this Section 2.3 shall again become applicable to any Transfer of Shares by SHUSA.
(c)    If an Acquirer (the “Declining Offeree”) does not accept, by notice in writing to SHUSA during the 30 days following delivery of the SHUSA Notice of ROFO Offer, the SHUSA First Offer with respect to all of its Pro Rata Shares, then SHUSA shall promptly deliver to the other Acquirer (the “Accepting Offeree”), if such Acquirer accepted, by notice in writing to SHUSA, the SHUSA First Offer with respect to all of its Pro Rata Shares, a written notice (the “SHUSA Second Notice of ROFO Offer”), which shall be irrevocable for a period of five days after delivery thereof, offering (the “SHUSA Second Offer”) to the Accepting Offeree the number of shares of SHUSA Offered Stock which the Declining Offeree has not elected to purchase (such shares, the “Remaining SHUSA Offered Stock”). If the Accepting Offeree accepts, by notice in writing to SHUSA during the five days following delivery of the SHUSA Second Notice of ROFO Offer, the SHUSA Second Offer, then (i) each Acquirer shall be legally bound to purchase the number of Shares it has agreed to purchase in the written acceptances it has delivered to SHUSA and SHUSA shall be legally bound to sell such Shares to each Acquirer and (ii) SHUSA and each Acquirer shall enter into agreement(s) reflecting the terms set forth in the SHUSA Notice of ROFO Offer and SHUSA Second Notice of ROFO Offer as soon as practicable thereafter. During the five days following delivery of the SHUSA Second Notice of ROFO Offer, if the Accepting Offeree refuses or does not elect to purchase all of the Remaining SHUSA Offered Stock at the SHUSA Offered Share Price and on the terms and conditions specified in the SHUSA Notice of ROFO Offer, SHUSA shall have the right, for a period of 75 days thereafter, to Transfer all (but not less than all) the SHUSA Offered Stock at a price per share not less than the SHUSA Offered Share Price and on other terms no less favorable in the

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aggregate to SHUSA than those specified in the SHUSA Notice of ROFO Offer; provided, however, that such 75 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed sale have been received (but in no event more than 90 days after the expiration of such 75 day period). In the event the SHUSA Offered Stock is not so Transferred by SHUSA on such terms during such 75 day period (as extended), the restrictions of this Section 2.3 shall again become applicable to any Transfer of Shares by SHUSA.
(d)    Transfers of Shares under the terms of this Section 2.3 shall be made at the offices of the Company on a mutually satisfactory Business Day within 15 days after the expiration of the time periods provided for in Sections 2.3(b) and 2.3(c), as applicable; provided, however, if SHUSA and each Acquirer purchasing SHUSA Offered Stock cannot agree on a mutually acceptable date, the closing of such Transfer shall occur on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th day (but in no event more than 90 days after the expiration of the time period provided for in Section 2.3(b), and if such consents from Governmental Authorities have not been received by such 90th day then the Acquirers’ rights under Sections 2.3(a) or 2.3(c) shall terminate with respect to the Shares covered by such SHUSA Notice of ROFO Offer and SHUSA Second Notice of ROFO Offer, if any). Delivery of certificates or other instruments evidencing such Shares (if any), duly endorsed for Transfer and free and clear of all Liens (other than those imposed by this Agreement), shall be made on such date against payment of the price therefor in accordance with Section 2.8(a).
2.4.    Bring-Along Rights.
(a)    Except pursuant to, or following the consummation of, an IPO, if any Shareholder or group of Shareholders holding more than the Designated Percentage of the issued and outstanding Shares of the Company (the “Selling Shareholders”) intend to effect a Transfer of all of such Selling Shareholders’ Shares to a Person that is not a Permitted Transferee (a “Bring-Along Buyer”), the Selling Shareholders shall have the right (the “Bring-Along Right”) to require each other Shareholder (collectively, the “Bring-Along Shareholders”) to Transfer all of the Shares owned by each such Bring-Along Shareholder to the Bring-Along Buyer (a “Bring-Along Disposition Transaction”). If the Selling Shareholders elect to exercise their Bring-Along Right, the Selling Shareholders shall deliver written notice (a “Bring-Along Notice”) to the Company and the Bring-Along Shareholders, which notice shall state (i) that the Selling Shareholders wish to exercise their Bring-Along Right with respect to such Transfer, (ii) the name and address of the Bring-Along Buyer, (iii) the amount and form of consideration the Selling Shareholders propose to receive for their Shares (and if such consideration consists in part or in whole of property other than cash, the Selling Shareholders will provide such information, to the extent reasonably available to such Selling Shareholders, relating to such non-cash consideration as each Bring-Along Shareholder may reasonably request in order to evaluate such non-cash consideration), (iv) the terms and conditions of payment of such consideration and all other material terms and conditions of such Transfer and (v) the anticipated time and place of the closing of such Transfer (a “Bring-Along Transaction Closing”). If such Bring-Along Transaction Closing does not occur prior to the expiration of the later of (x) 75 days

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following the delivery of such Bring-Along Notice, which 75 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed sale have been received (but in no event more than 90 days after the expiration of such 75 day period) and (y) the date which is 15 days following the final determination of the Bring-Along Contingent Acquisition Price Adjustment pursuant to Section 2.4(f), the Bring-Along Shareholders shall be released from their obligations under this Section 2.4 with respect to such Bring-Along Notice. The Selling Shareholders shall also furnish to the Bring-Along Shareholders copies of all transaction documents relating to the Bring-Along Disposition promptly as the same become available and such additional information in the Selling Shareholders’ possession relating to the Bring-Along Disposition Transaction as such Bring-Along Shareholders may reasonably request.
(b)    In connection with any Bring-Along Disposition Transaction, each Bring-Along Shareholder shall be required to Transfer all of the Shares owned by each such Bring-Along Shareholder to the Bring-Along Buyer. Each Bring-Along Shareholder, unless such Bring-Along Shareholder agrees otherwise, shall receive as consideration upon such sale or disposition for its Shares the same type of consideration and the same amount of consideration per share and on the same terms and conditions as are applicable to the Shares to be sold by the Selling Shareholders. Each Bring-Along Shareholder shall agree to the same covenants, representations and warranties as the Selling Shareholders agree to in connection with the proposed sale; provided, however, that the Bring-Along Shareholders shall not be required to (i) agree to non-compete and non-solicitation provisions or (ii) make representations and warranties as to any other Shareholder. Each Bring-Along Shareholder shall bear its pro rata share of the fees and expenses incurred by the Selling Shareholders in the Bring-Along Disposition Transaction based on the total number of Shares to be sold in the Bring-Along Disposition Transaction. To the extent any Bring-Along Shareholder is required to provide indemnification in connection with the Bring-Along Disposition Transaction, the monetary indemnification obligations of such Bring-Along Shareholder shall be several and not joint and no less favorable to such Bring-Along Shareholder than that resulting from pro rata indemnification among all the Bring-Along Shareholders and the Selling Shareholders based on the total number of Shares to be sold in the Bring-Along Disposition Transaction and in any event shall not exceed the proceeds received by such Bring-Along Shareholder in such Bring-Along Disposition Transaction; provided, however, that the foregoing limitation shall not apply in respect of any representations, warranties or covenants that are personal in nature to such Bring-Along Shareholder (e.g., title to shares being transferred).
(c)    If any Bring-Along Disposition Transaction is structured as a merger, share exchange, consolidation or other sale of the Company, then each Bring-Along Shareholder shall consent to, vote in favor of or consent to and waive any dissenter rights, appraisal rights or other similar rights in connection with such Bring-Along Disposition Transaction.
(d)    Each of the Selling Shareholders and the Bring-Along Buyer shall have the right, in their sole discretion, at all times prior to consummation of the proposed Transfer giving rise to the Bring-Along Right, to abandon or otherwise terminate such Transfer, and neither the Selling Shareholders nor the Bring-Along Buyer shall have any liability or obligation

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to any Bring-Along Shareholder with respect thereto by virtue of any such abandonment or termination.
(e)    “Bring-Along Contingent Acquisition Price Adjustment” means an estimate, as of the date of the Bring-Along Notice, of the amount of both the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment, in each case without applying any discount for the time value of money. This estimate (i) may be zero for either or both the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment, (ii) may not be a positive number for both and (iii) may not be a negative number for either. Concurrently with or immediately prior to the consummation of any Bring-Along Disposition Transaction, the Company shall (X) pay to the New Acquirer an amount in cash equal to the Bring-Along Contingent Acquisition Price Adjustment as it relates to the New Acquirer Acquisition Price Adjustment and (Y) pay to SHUSA an amount in cash equal to the Bring-Along Contingent Acquisition Price Adjustment as it relates to the SHUSA Contingent Payment. A Bring-Along Disposition Transaction shall not be consummated until the Bring-Along Contingent Acquisition Price Adjustment has been determined and paid. The parties shall treat the Bring-Along Contingent Acquisition Price Adjustment for Tax purposes in the same manner as the SHUSA Contingent Payment or the New Acquirer Acquisition Price Adjustment, as applicable, is treated pursuant to the second sentence of Sections 6.12(a) and 6.12(b).
(f)    Within 20 days after the Company receives a Bring-Along Notice, the Company shall deliver notice to the New Acquirer and SHUSA stating the Company’s initial determination of the Bring-Along Contingent Acquisition Price Adjustment, including the Company’s initial determination of the amount, as of the date of the Bring-Along Notice, of each of the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment, in each case without applying any discount for the time value of money. In connection with such determination and notice, the Company shall, upon request by the New Acquirer or SHUSA, make available to the New Acquirer or SHUSA, as applicable, all of the Company’s relevant books and records and supporting documentation relating to the Bring-Along Contingent Acquisition Price Adjustment and provide access to the Company personnel who prepared such estimate. If the New Acquirer or SHUSA disagrees with the Company’s initial determination of the Bring-Along Contingent Acquisition Price Adjustment, the New Acquirer or SHUSA, as applicable, shall be entitled, within ten days of receipt of the Company’s notice described above, to give notice to the Company and SHUSA or the New Acquirer, as applicable, of such disagreement which shall set forth the New Acquirer’s or SHUSA’s, as applicable, calculation of the Bring-Along Contingent Acquisition Price Adjustment, including the basis for the New Acquirer’s or SHUSA’s dispute or objections and the specific adjustments (including dollar amounts) that the New Acquirer or SHUSA, as applicable, believes in good faith should be made (any such written notice, a “Bring-Along Objection”) and, upon receipt thereof, the Company, the New Acquirer and SHUSA will negotiate reasonably and in good faith in an effort to agree upon the Bring-Along Contingent Acquisition Price Adjustment. If neither the New Acquirer nor SHUSA provides such notice to the Company and SHUSA or the New Acquirer, as applicable, within such ten day period, then the Company’s determination of the Bring-Along Contingent Acquisition Price Adjustment shall be final and binding on the Company, SHUSA and the New Acquirer for purposes of Section 2.4(e). If the New Acquirer or SHUSA provides such notice

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and the New Acquirer, SHUSA and the Company fail to agree in writing upon the Bring-Along Contingent Acquisition Price Adjustment within 10 days from the date of the notice described in the first sentence of this Section 2.4(f), then the Bring-Along Valuation Firm shall make a determination of the Bring-Along Contingent Acquisition Price Adjustment and, in accordance with such determination, shall select either (i) the Company’s proposed Bring-Along Contingent Acquisition Price Adjustment, (ii) the New Acquirer’s Bring-Along Contingent Acquisition Price Adjustment (if the New Acquirer delivered a Bring-Along Objection) or (iii) SHUSA’s Bring-Along Contingent Acquisition Price Adjustment (if SHUSA delivered a Bring-Along Objection), including, in each case, such person’s determination of the amount, as of the date of the Bring-Along Notice, of each of the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment. The Company, SHUSA and the New Acquirer each agree to sign an engagement letter, in commercially reasonable form, if reasonably required by the Bring-Along Valuation Firm. Each party promptly shall, upon request, make available to each other and the Bring-Along Valuation Firm all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the Bring-Along Contingent Acquisition Price Adjustment, in each case to the extent within the control of such party. The Bring-Along Valuation Firm’s determination of the Bring-Along Contingent Acquisition Price Adjustment, including the amount, as of the date of the Bring-Along Notice, of each of the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment, in each case without applying any discount for the time value of money, shall be final and binding on the Company, SHUSA and the New Acquirer for purposes of Section 2.4(e). In any case where the Bring-Along Valuation Firm is required to render an opinion of the Bring-Along Contingent Acquisition Price Adjustment, such opinion shall be rendered within 30 days of being engaged. All fees and disbursements of the Bring-Along Valuation Firm shall be borne by (i) the New Acquirer, in the event that the New Acquirer delivered a Bring-Along Objection, and the Bring-Along Valuation Firm selects the Company’s proposed Bring-Along Contingent Acquisition Price Adjustment or SHUSA’s proposed Bring-Along Contingent Acquisition Price Adjustment, (ii) SHUSA, in the event that SHUSA delivered a Bring-Along Objection and the New Acquirer did not deliver a Bring-Along Objection, (iii) the New Acquirer and SHUSA equally, in the event that both the New Acquirer and SHUSA delivered a Bring-Along Objection, and the Bring-Along Valuation Firm selects the Company’s proposed Bring-Along Contingent Acquisition Price Adjustment and (iv) SHUSA, in the event that the New Acquirer delivered a Bring-Along Objection, and the Bring-Along Valuation firm selects the New Acquirer’s proposed Bring-Along Contingent Acquisition Price Adjustment.
(g)    Banco Santander hereby unconditionally and irrevocably guarantees to the New Acquirer the full and punctual performance by the Company of all obligations of the Company under Section 2.4(e) (the “Guaranteed Bring-Along Obligations”). The obligations of Banco Santander under this Section 2.4(g) shall not be affected by (1) the failure of the New Acquirer to assert any claim or demand or to enforce any right or remedy against the Company under this Agreement; (2) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement; or (3) any change in the ownership of Banco Santander. Without limiting the generality of the foregoing, Banco Santander agrees that if the Company shall fail in any manner whatsoever to perform or observe any of the Guaranteed Bring-Along Obligations when the same shall be required to be performed or observed, then Banco Santander

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will itself duly and punctually perform or observe or cause to be performed or observed the Guaranteed Bring-Along Obligations.
2.5.    Certain Transfer Procedures.
(a)    In connection with any Transfer of Shares by a Shareholder to another Shareholder pursuant to this Agreement, the Transferor Shareholder shall deliver to the Transferee Shareholder, on or before the date scheduled for the closing of such Transfer, certificates representing the number of Shares to be Transferred on such date, duly endorsed for Transfer or accompanied by duly executed stock powers, free and clear of all Liens. In addition, the Transferor Shareholder shall, on or before such date, enter into an agreement for the benefit of the Transferee Shareholder that shall contain customary representations and warranties to the effect of the following and pursuant to which the Transferor Shareholder (and, if Dundon Holdco is the Transferor Shareholder, Executive, personally) shall indemnify the Transferee Shareholder for damages suffered by the Transferee Shareholder as a result of breaches of or inaccuracies in such representations and warranties: (i) such agreement has been duly authorized, executed and delivered by or on behalf of the Transferor Shareholder and is enforceable against the Transferor Shareholder, (ii) the Transferor Shareholder has full power, right and authority to Transfer the Shares to be Transferred by it and to enter into such agreement, (iii) such Transfer will not conflict with, or result in a violation or breach of, any Law or Judgment applicable to the Transferor Shareholder, (iv) no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of any Governmental Authority is necessary on the part of the Transferor Shareholder for the consummation of such Transfer, (v) upon payment for and delivery of the Shares, the Transferee Shareholder will acquire all of the rights of the Transferor Shareholder in the Shares to be sold and will acquire its interest in such Shares free of any “adverse claim” (as defined in Section 8-102 of the Uniform Commercial Code) and (vi) delivery of the Shares to be sold by the Transferor Shareholder will pass title to such Shares free and clear of any Liens.
(b)    Each of the Shareholders and the Company shall use commercially reasonable efforts to secure any necessary consent from applicable Governmental Authorities and to comply with any applicable Law necessary in connection with any Transfer of Shares by a Shareholder pursuant to this Agreement.
2.6.    Certain Assignment Rights.
If New Acquiror receives a Sale Notice pursuant to Section 2.3 or a Preemptive Notice pursuant to Section 7.2, New Acquiror may at its election assign its right to purchase the Securities being offered thereby to one or more entities Affiliated with some or all of the Original Investors (each such entity, a “New Investor”). Concurrently with the completion of any such purchase, the New Investor shall execute a Joinder Agreement in accordance with Section 2.1(b) and it shall thereafter have the same rights and obligations with respect to the Securities it purchases as New Acquirer has with respect to Securities owned by New Acquirer for purposes of this Agreement, it being understood that whenever in this Agreement a determination is required or permitted to be made or action taken by New Acquirer with respect to the Securities it then holds (including Section 4.3 but excluding Sections 2.2, 2.3 and 4.1, Article VII and

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Article VIII (other than Section 8.1)), such determination shall be made by New Acquirer on behalf of New Investor. In the event a New Investor shall acquire Securities as contemplated by this Section 2.6, the parties hereto shall negotiate in good faith and enter into any appropriate amendments or supplements to this Agreement and any related documents to fully implement the provisions contemplated by this Section 2.6.
ARTICLE III

IPO PUT OPTION
3.1.    IPO Put Option.
Subject to and in accordance with the procedures and provisions set forth in this Article III, each of Dundon Holdco (together with its Transferees acting as a single Person) and the New Acquirer (together with its Transferees acting as a single Person) shall have the right to require, by notice given during the period of 60 days following each of the fourth, fifth and seventh anniversaries of the date of this Agreement, that SHUSA purchase from such Acquirer, (i) in the case of the New Acquirer, its IPO Put Option Shares in whole, but not in part, and (ii) in the case of Dundon Holdco, its IPO Put Option Shares in whole or in part, in each case at the IPO Put Option Price (the “IPO Put Option”); provided that Dundon Holdco may only exercise the IPO Put Option if the New Acquirer has exercised the IPO Put Option. The date upon which the IPO Put Option is exercised is referred to in this Agreement as the “IPO Put Option Date”.
3.2.    Guarantee of IPO Put Option
(a)    Banco Santander hereby unconditionally and irrevocably guarantees to each Acquirer the full and punctual performance by SHUSA of all obligations of SHUSA under the IPO Put Option and the obligation of the Company to pay any amount to the New Acquirer pursuant to Section 3.4(b) (the “Guaranteed Obligations”). The obligations of Banco Santander under this Section 3.2(a) shall not be affected by (1) the failure of any Acquirer to assert any claim or demand or to enforce any right or remedy against SHUSA or the Company under this Agreement; (2) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement; or (3) any change in the ownership of Banco Santander. Without limiting the generality of the foregoing, Banco Santander agrees that if SHUSA or the Company, as applicable, shall fail in any manner whatsoever to perform or observe any of the Guaranteed Obligations when the same shall be required to be performed or observed, then Banco Santander will itself duly and punctually perform or observe or cause to be performed or observed the Guaranteed Obligations.
(b)    At its option, Banco Santander may become the direct obligor under the IPO Put Option. If Banco Santander elects to become the direct obligor under the IPO Put Option it shall provide written notice of such election to SHUSA and each Acquirer, which notice shall set forth the effective date of such election (such date, the “Substitution Effective Date”). Effective from and after the Substitution Effective Date, (i) all rights and obligations of SHUSA under the IPO Put Option shall be fully and irrevocably discharged and terminated, (ii) each Acquirer shall have no claims against, or recourse to, SHUSA under the IPO Put Option and

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(iii) Banco Santander shall irrevocably assume all of the rights and obligations of SHUSA under the IPO Put Option.
3.3.    Determination of IPO Put Option Fair Market Value.
(a)    “IPO Put Option Fair Market Value” means the value of the outstanding shares of Common Stock (on the day before the IPO Put Option Date), which shall be determined using a valuation methodology based on the fully distributed public market value of the Company, assuming that the shares of Common Stock are fully-liquid, broadly-held public securities not subject to any transfer restrictions and without any initial public offering, minority or liquidity discount, and which shall take into account the Santander Financing. The IPO Put Option Fair Market Value shall be calculated utilizing balance sheets, income statements, cash flows and other assumptions that are adjusted to assume there is no future liability of the Company related to any expected payment of the Contingent Adjustments. The IPO Put Option Fair Market Value shall then be reduced by an estimate, as of the day before the IPO Put Option Date, of the amount of both the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment, using assumptions consistent with the assumptions utilized for the determination of the IPO Put Option Fair Market Value, and without applying any discount for the time value of money. This estimate (i) may be zero for either or both the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment, (ii) may not be a positive number for both and (iii) may not be a negative number for either. This estimate is referred to in this Agreement as the “IPO Put Option Contingent Adjustment Value”.
(b)    Within 20 days after SHUSA receives an IPO Put Option Notice, SHUSA shall make an initial determination of the IPO Put Option Fair Market Value (in accordance with the methodology set forth in Section 3.3(a)) and shall provide notice to the applicable Acquirer of such initial determination (“SHUSA’s Proposed IPO Put Option Fair Market Value”), including SHUSA’s initial determination of the IPO Put Option Contingent Adjustment Value (“SHUSA’s Proposed IPO Put Option Contingent Adjustment Value”). For purposes of making and evaluating such initial determination, the Company shall, upon request by SHUSA or the applicable Acquirer, make available to SHUSA and such Acquirer, as applicable, all of the Company’s relevant books and records and supporting documentation relating to the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) and provide access to relevant Company personnel.
(c)    If such Acquirer disagrees with SHUSA’s Proposed IPO Put Option Fair Market Value (including SHUSA’s Proposed IPO Put Option Contingent Adjustment Value), such Acquirer shall be entitled, within ten days of receipt of SHUSA’s notice described above, to give notice in writing to SHUSA of such disagreement which shall set forth the Acquirer’s calculation of the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value), the basis for such Acquirer’s dispute or objection and the specific adjustments (including dollar amounts) that such Acquirer believes in good faith should be made (any such written notice, an “Acquirer IPO Objection”) and, upon receipt thereof, such Acquirer and SHUSA will negotiate reasonably and in good faith in an effort to agree upon the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value). If such

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Acquirer does not provide an Acquirer IPO Objection to SHUSA within such ten day period, then SHUSA’s determination of the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) shall be final and binding on SHUSA, the Company and such Acquirer for purposes of such IPO Put Option. If such Acquirer provides an Acquirer IPO Objection and such Acquirer and SHUSA fail to agree in writing upon the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) within 25 days from the date of the IPO Put Option Notice, then the IPO Put Option Valuation Firm shall make a determination of the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) (in accordance with the methodology set forth in Section 3.3(a)) and, in accordance with such determination, shall select either SHUSA’s Proposed IPO Put Option Fair Market Value (including SHUSA’s Proposed IPO Put Option Contingent Adjustment Value) or the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) set forth in the Acquirer IPO Objection. SHUSA and such Acquirer each agree to sign an engagement letter, in commercially reasonable form, if reasonably required by the IPO Put Option Valuation Firm. Each party promptly shall, upon request, make available to each other and the IPO Put Option Valuation Firm all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value), in each case to the extent within the control of such party. The IPO Put Option Valuation Firm’s determination of the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) shall be final and binding on SHUSA, the Company and such Acquirer for purposes of such IPO Put Option. In any case where the IPO Put Option Valuation Firm is required to render an opinion of the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value), such opinion shall be rendered within 30 days of being engaged and shall be in accordance with the methodology set forth in Section 3.3(a). All fees and disbursements of the IPO Put Option Valuation Firm shall be borne by (i) the New Acquirer, in the event that the IPO Put Option Valuation Firm selects SHUSA’s Proposed IPO Put Option Fair Market Value (including SHUSA’s Proposed IPO Put Option Contingent Adjustment Value) or (ii) SHUSA, in the event that the IPO Put Option Valuation Firm selects the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) set forth in the Acquirer IPO Objection.
(d)    For purposes of this Article III, if the New Acquirer exercises the IPO Put Option and Dundon Holdco exercises the IPO Put Option with respect to the same IPO Put Option Date, the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) determined pursuant to this Section 3.3 with respect to the Shares held by the New Acquirer shall be final and binding on Dundon Holdco and in no event shall Dundon Holdco be permitted to propose or agree to a separate determination of the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value).
(e)    Any Acquirer may revoke its election to exercise the IPO Put Option by providing written notice thereof to SHUSA if (i) the Acquirer delivers an Acquirer IPO Objection and SHUSA and such Acquirer cannot agree on the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) within the time period provided for in Section 3.3(c), (ii) the IPO Put Option Valuation Firm’s determination of the IPO Put Option Fair Market

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Value (including the IPO Put Option Contingent Adjustment Value) is less than the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) set forth in the Acquirer IPO Objection or (iii) the closing of the purchase by SHUSA of such Acquirer’s IPO Put Option Shares does not occur within 15 days after the final determination of the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value), which 15 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed purchase have been received (but in no event more than 90 days after the expiration of such 15 day period). If any Acquirer revokes its election to exercise the IPO Put Option pursuant to the foregoing clause (ii), then such Acquirer shall pay (x) all of the fees and expenses of the IPO Put Option Valuation Firm and (y) all fees and expenses of SHUSA, including all legal, accounting, financial, investment banking and other fees and expenses payable to third parties and incurred in connection with such Acquirer’s exercise of its IPO Put Option; provided, however, that such Acquirer shall not be obligated to pay any such fees and expenses pursuant to the foregoing clauses (x) and (y) in an aggregate amount in excess of $3.0 million. Further, if any Acquirer revokes its election to exercise the IPO Put Option pursuant to the foregoing clause (ii) and such IPO Put Option was exercised during the 60 days following the fourth anniversary of the date of this Agreement, then such Acquirer shall not be permitted to exercise its IPO Put Option during the 60 days following the fifth anniversary of the date of this Agreement. An Acquirer shall only be permitted to revoke its IPO Put Option one time pursuant to the foregoing clause (ii). Any revocation by the New Acquirer of the IPO Put Option shall be deemed a revocation by Dundon Holdco of the IPO Put Option, if applicable.
3.4.    IPO Put Option Price, IPO Put Option Notice and Closing.
(a)    The aggregate price to be paid for IPO Put Option Shares being purchased pursuant to Section 3.1 shall be equal to (x) the IPO Put Option Fair Market Value as determined pursuant to Section 3.3 (which shall have been reduced by the IPO Put Option Contingent Adjustment Value as determined pursuant to Section 3.3), multiplied by (y) (A) the number of IPO Put Option Shares being purchased, divided by (B) the outstanding number of shares of Common Stock on the IPO Put Option Date (the “IPO Put Option Price”).
(b)    (i) If the IPO Put Option Price is paid to the New Acquirer then, concurrently with such payment, the Company shall pay to the New Acquirer an amount in cash equal to the IPO Put Option Contingent Adjustment Value as determined in accordance with Section 3.3 as it relates to the New Acquirer Acquisition Price Adjustment. Following the IPO Put Option Closing Date and assuming compliance with this Section 3.4(b)(i), the Company shall have no further obligation to pay any New Acquirer Acquisition Price Adjustment and SHUSA shall have no further obligation to pay any Post-IPO New Acquirer Contingent Adjustment. The parties shall treat the IPO Put Option Contingent Adjustment Value for Tax purposes in the same manner as the New Acquirer Acquisition Price Adjustment is treated pursuant to the second sentence of Section 6.12(b). (ii) If the IPO Put Option Price is paid to Dundon Holdco then, concurrently with such payment, the Company shall pay to Dundon Holdco an amount equal to the product of (x) the IPO Put Option Contingent Adjustment Value as determined in accordance with Section 3.3 and (y) Dundon Holdco’s Proportionate Percentage (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement

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pursuant to any equity-based compensation plan and without giving effect to any Transfers of Shares pursuant to this Article III). Following the IPO Put Option Closing Date and assuming compliance with this Section 3.4(b)(ii), the Company shall have no further obligation to pay any Dundon Holdco Adjustment. The parties shall treat any amount paid pursuant to this Section 3.4(b) for Tax purposes in the same manner as the Dundon Holdco Adjustment is treated pursuant to the second or third sentence of Section 6.24(a), as applicable. Any payments to Dundon Holdco pursuant to this Section 3.4(b)(ii) may be made by the Company in the form of cash or Shares, at the option of the Company. If any such payment is made in the form of Shares, then the per share value of the Shares used to pay such payment shall be determined by reference to the IPO Put Option Fair Market Value (and the IPO Put Option Fair Market Value, determined in accordance with Section 3.3 shall be final and binding on the Company and Dundon Holdco).
(c)    If any Acquirer desires to exercise its IPO Put Option it, together with its Transferees acting as a single person, shall deliver written notice thereof to SHUSA, the Company and Banco Santander during the applicable period specified in Section 3.1. Such notice (an “IPO Put Option Notice”) shall set forth the number of IPO Put Option Shares subject to the put, the proposed date for closing such sale and a description of any consents, approvals or other conditions precedent to such closing known to such Acquirer. The closing of the purchase by SHUSA of IPO Put Option Shares under this Article III shall take place not later than 15 days from the date of the determination of the IPO Put Option Fair Market Value (including the IPO Put Option Contingent Adjustment Value) on a date mutually agreeable to the applicable Acquirer and SHUSA (the “IPO Put Option Closing Date”); provided, however, if such Persons cannot agree on a mutually acceptable date, the closing of such sale shall occur at 10:00 a.m. (New York City time) on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th day. The sale rights in Section 3.1 may only be exercised for 100% of the IPO Put Option Shares then held by the applicable Acquirer. Each of the Shareholders and the Company shall use commercially reasonable efforts to secure any necessary consent from applicable Governmental Authorities and to comply with any applicable Law necessary in connection with the exercise of an IPO Put Option.
(d)    Transfers of Shares under the terms of this Article III shall be made at the offices of the Company on the IPO Put Option Closing Date. In connection with any Transfer of Shares pursuant to this Article III, the Transferor shall deliver to the Transferee, on or before the IPO Put Option Closing Date, certificates representing the number of Shares to be Transferred on such date, duly endorsed for Transfer or accompanied by duly executed stock powers, free and clear of all Liens. The Person delivering such Shares shall also deliver a certificate which shall contain customary representations and warranties to the effect of the following: (i) such Person has full power, right and authority to Transfer the Shares to be Transferred by it, (ii) such Transfer will not conflict with, or result in a violation or breach of, any Law or Judgment applicable to such Person, (iii) no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of any Governmental Authority is necessary on the part of such Person for the consummation of such Transfer, (iv) upon delivery of the Shares, the transferee will acquire all of the rights of the transferor in such Shares and will

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acquire its interest in such Shares free of any “adverse claim” (as defined in Section 8-102 of the Uniform Commercial Code) and (v) delivery of such Shares to the Transferee will pass title to such Shares free and clear of any Liens.
(e)    Following the delivery of an IPO Put Option Notice, the Company shall not declare or make any dividends or other distributions (other than making dividends or other distributions declared prior to the delivery of the IPO Put Option Notice) on its equity Securities, unless and until the amount of any IPO Put Option Contingent Adjustment Value payment that has become payable is paid in full and the IPO Put Option Contingent Adjustment Value payment shall rank pari passu with unsecured and unsubordinated obligations of the Company.
3.5.    Termination of the IPO Put Option.
The IPO Put Option, and the Company’s, SHUSA’s, Banco Santander’s and each Acquirer’s rights and obligations under this Article III, will terminate upon (i) the consummation of an IPO unless an Acquirer has given prior notice of its exercise of the IPO Put Option pursuant to Section 3.1, (ii) any merger, amalgamation or consolidation of the Company with any other Person or the spinoff of a substantial portion of the business of the Company or (iii) the Transfer of all or substantially all of the assets of the Company, in any such case if such transaction has been approved as a Shareholder Reserved Matter under the Company’s articles of incorporation or as a Board Reserved Matter under the Company’s bylaws, but only to the extent such transaction was required to be approved as a Shareholder Reserved Matter under the Company’s articles of incorporation or as a Board Reserved Matter under the Company’s bylaws.
ARTICLE IV

DEADLOCK PUT/CALL OPTIONS
4.1.    Deadlock Put and Call Rights.
(a)    Subject to and in accordance with the procedures and provisions set forth in this Article IV, in the event of a Deadlock, each of Dundon Holdco (together with its Transferees acting as a single Person) and the New Acquirer (together with its Transferees acting as a single Person) shall have the right to require that SHUSA purchase from such Acquirer, so long as such Deadlock exists, (i) in the case of the New Acquirer, its Deadlock Put Option Shares in whole, but not in part, and (ii) in the case of Dundon Holdco, its Deadlock Put Option Shares in whole or in part, in each case at the Deadlock Put Option Price (the “Deadlock Put Option”); provided that Dundon Holdco may only exercise the Deadlock Put Option if the New Acquirer has exercised the Deadlock Put Option.
(b)    Subject to and in accordance with the procedures and provisions set forth in this Article IV, in the event of a Deadlock, SHUSA shall have the right to require that each or any Acquirer sell to SHUSA, so long as such Deadlock exists, its shares of Common Stock in whole, but not in part, at the Deadlock Call Option Price (the “Deadlock Call Option”).

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4.2.    Guarantee of Deadlock Put Option.
(a)    Banco Santander hereby unconditionally and irrevocably guarantees to each Acquirer the full and punctual performance by SHUSA of all obligations of SHUSA under the Deadlock Put Option and the obligation of the Company to pay any amount to the New Acquirer pursuant to Section 4.4(c) (the “Guaranteed Deadlock Put Option Obligations”). The obligations of Banco Santander hereunder shall not be affected by (1) the failure of any Acquirer to assert any claim or demand or to enforce any right or remedy against SHUSA or the Company under this Agreement; (2) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement; or (3) any change in the ownership of Banco Santander. Without limiting the generality of the foregoing, Banco Santander agrees that if SHUSA or the Company shall fail in any manner whatsoever to perform or observe any of the Guaranteed Deadlock Put Option Obligations when the same shall be required to be performed or observed, then Banco Santander will itself duly and punctually perform or observe or cause to be performed or observed the Guaranteed Deadlock Put Option Obligations.
(b)    At its option, Banco Santander may become the direct obligor under the Deadlock Put Option or the direct beneficiary under the Deadlock Call Option. If Banco Santander elects to become the direct obligor under the Deadlock Put Option or the direct beneficiary under the Deadlock Call Option it shall provide written notice of such election to SHUSA and each Acquirer, which notice shall set forth the effective date of such election (such date, the “Deadlock Substitution Effective Date”). Effective from and after the Deadlock Substitution Effective Date, if Banco Santander has elected to become the direct obligor under the Deadlock Put Option, (i) all rights and obligations of SHUSA under the Deadlock Put Option shall be fully and irrevocably discharged and terminated, (ii) each Acquirer shall have no claims against, or recourse to, SHUSA under the Deadlock Put Option and (iii) Banco Santander shall irrevocably assume all of the rights and obligations of SHUSA under the Deadlock Put Option. Effective from and after the Deadlock Substitution Effective Date, if Banco Santander has elected to become the direct beneficiary under the Deadlock Call Option, (i) all rights and obligations of SHUSA under the Deadlock Call Option shall be fully and irrevocably discharged and terminated, (ii) each Acquirer shall have no claims against, or recourse to, SHUSA under the Deadlock Call Option and (iii) Banco Santander shall irrevocably assume all of the rights and obligations of SHUSA under the Deadlock Call Option.
4.3.    Determination of Deadlock Fair Market Value.
(a)    “Deadlock Fair Market Value” means the value of the outstanding shares of Common Stock (on the day before the exercise of the Deadlock Put Option or the Deadlock Call Option, as applicable), which shall be determined using a valuation methodology based on the fully distributed public market value of the Company, assuming that the shares of Common Stock are fully-liquid, broadly-held public securities not subject to any transfer restrictions and without any initial public offering, minority or liquidity discount, and which shall take into account the Santander Financing. The Deadlock Fair Market Value shall be calculated utilizing balance sheets, income statements, cash flows and other assumptions that are adjusted to assume there is no future liability to the Company related to any expected payment of the Contingent

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Adjustments. The Deadlock Fair Market Value shall then be reduced by an estimate, as of the day before the exercise of the Deadlock Put Option or the Deadlock Call Option, as applicable, of the amount of both the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment, using assumptions consistent with the assumptions utilized for the determination of the Deadlock Fair Market Value, and without applying any discount for the time value of money. This estimate (i) may be zero for either or both the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment, (ii) may not be a positive number for both and (iii) may not be a negative number for either. This estimate is referred to in this Agreement as the “Deadlock Contingent Adjustment Value”.
(b)    Within 20 days after SHUSA receives a Deadlock Put Option Notice, SHUSA shall make an initial determination of the Deadlock Fair Market Value (in accordance with the methodology set forth in Section 4.3(a)) and shall provide notice to the applicable Acquirer of such initial determination (“SHUSA’s Proposed Deadlock Fair Market Value”), including SHUSA’s initial determination of the Deadlock Contingent Adjustment Value (“SHUSA’s Proposed Deadlock Put Option Contingent Adjustment Value”). For purposes of making and evaluating such initial determination, the Company shall, upon request by SHUSA or the applicable Acquirer, make available to SHUSA and such Acquirer, as applicable, all of the Company’s relevant books and records and supporting documentation relating to the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) and provide access to relevant Company personnel. If such Acquirer disagrees with SHUSA’s Proposed Deadlock Fair Market Value (including SHUSA’s Proposed Deadlock Put Option Contingent Adjustment Value), such Acquirer shall be entitled, within ten days of receipt of SHUSA’s notice described above, to give notice in writing to SHUSA of such disagreement which shall set forth such Acquirer’s calculation of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value), the basis for such Acquirer’s dispute or objections and the specific adjustments (including dollar amounts) that such Acquirer believes in good faith should be made (any such written notice, an “Acquirer Deadlock Put Objection”) and, upon receipt thereof, the Acquirer and SHUSA will negotiate reasonably and in good faith in an effort to agree upon the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value). If such Acquirer does not provide an Acquirer Deadlock Put Objection to SHUSA within such ten day period, then SHUSA’s determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) shall be final and binding on SHUSA, the Company and such Acquirer for purposes of such Deadlock Put Option. If such Acquirer provides an Acquirer Deadlock Put Objection and the Acquirer and SHUSA fail to agree in writing upon the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) within 25 days from the date of the Deadlock Put Option Notice, then the Deadlock Valuation Firm shall make a determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) (in accordance with the methodology set forth in Section 4.3(a)) and, in accordance with such determination, shall select either SHUSA’s Proposed Deadlock Fair Market Value (including SHUSA’s Proposed Deadlock Put Option Contingent Adjustment Value) or the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) set forth in the Acquirer Deadlock Put Objection. SHUSA and such Acquirer each agree to sign an engagement letter, in commercially reasonable form, if reasonably required by the Deadlock Valuation Firm. Each party promptly shall, upon request, make available to each other and the

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Deadlock Valuation Firm all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value), in each case to the extent within the control of such party. The Deadlock Valuation Firm’s determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) shall be final and binding on SHUSA, the Company and such Acquirer for purposes of such Deadlock Put Option. In any case where the Deadlock Valuation Firm is required to render an opinion of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value), such opinion shall be rendered within 30 days of being engaged and shall be in accordance with the methodology set forth in Section 4.3(a). All fees and disbursements of the Deadlock Valuation Firm shall be borne by (i) the Acquirer, in the event that the Deadlock Valuation Firm selects SHUSA’s Proposed Deadlock Fair Market Value (including SHUSA’s Proposed Deadlock Put Option Contingent Adjustment Value) or (ii) SHUSA, in the event that the Deadlock Valuation Firm selects the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) set forth in the Acquirer Deadlock Put Objection.
(c)    Within 20 days after an Acquirer receives a Deadlock Call Option Notice, such Acquirer shall make an initial determination of the Deadlock Fair Market Value (in accordance with the methodology set forth in Section 4.3(a)) and shall provide notice to SHUSA of such initial determination (the “Acquirer’s Proposed Deadlock Fair Market Value”), including the Acquirer’s initial determination of the Deadlock Contingent Adjustment Value (the “Acquirer’s Proposed Deadlock Call Option Contingent Adjustment Value”). For purposes of making and evaluating such initial determination, the Company shall, upon request by the applicable Acquirer and SHUSA, make available to such Acquirer and SHUSA, as applicable, all of the Company’s relevant books and records and supporting documentation relating to the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) and provide access to relevant Company personnel. If SHUSA disagrees with the Acquirer’s Proposed Deadlock Fair Market Value (including the Acquirer’s Proposed Deadlock Call Option Contingent Adjustment Value), SHUSA shall be entitled, within ten days of receipt of the Acquirer’s notice described above, to give notice in writing to such Acquirer of such disagreement which shall set forth SHUSA’s calculation of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value), the basis for SHUSA’s dispute or objections and the specific adjustments (including dollar amounts) that SHUSA believes in good faith should be made (any such written notice, a “SHUSA Deadlock Call Objection”) and, upon receipt thereof, the Acquirer and SHUSA will negotiate reasonably and in good faith in an effort to agree upon the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value). If SHUSA does not provide a SHUSA Deadlock Call Objection to the Acquirer within such ten day period, then the Acquirer’s determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) shall be final and binding on SHUSA, the Company and such Acquirer for purposes of such Deadlock Call Option. If SHUSA provides a SHUSA Deadlock Call Objection and the Acquirer and SHUSA fail to agree in writing upon the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) within 25 days from the date of the Deadlock Call Option Notice, then the Deadlock Valuation Firm shall make a determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) (in accordance with the methodology set forth in Section 4.3(a)) and, in

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accordance with such determination, shall select either the Acquirer’s Proposed Deadlock Fair Market Value (including the Acquirer’s Proposed Deadlock Call Option Contingent Adjustment Value) or the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) set forth in the SHUSA Deadlock Call Objection. SHUSA and such Acquirer each agree to sign an engagement letter, in commercially reasonable form, if reasonably required by the Deadlock Valuation Firm. Each party promptly shall, upon request, make available to each other and the Deadlock Valuation Firm all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value), in each case to the extent within the control of such party. The Deadlock Valuation Firm’s determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) shall be final and binding on SHUSA and such Acquirer for purposes of such Deadlock Call Option. In any case where the Deadlock Valuation Firm is required to render an opinion of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value), such opinion shall be rendered within 30 days of being engaged and shall be in accordance with the methodology set forth in Section 4.3(a). All fees and disbursements of the Deadlock Valuation Firm shall be borne by (i) SHUSA, in the event that the Deadlock Valuation Firm selects the Acquirer’s Proposed Deadlock Fair Market Value (including the Acquirer’s Proposed Deadlock Put Option Contingent Adjustment Value) or (ii) the Acquirer, in the event that the Deadlock Valuation Firm selects the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) set forth in the SHUSA Deadlock Call Objection.
(d)    For purposes of this Article IV, if, with respect to the same Deadlock, (i) the New Acquirer exercises the Deadlock Put Option and Dundon Holdco exercises the Deadlock Put Option or (ii) SHUSA exercises the Deadlock Call Option with respect to both the Shares held by the New Acquirer and Dundon Holdco, then, in each case, the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) determined pursuant to this Section 4.3 with respect to the Shares held by the New Acquirer shall be final and binding on Dundon Holdco and in no event shall Dundon Holdco be permitted to propose or agree to a separate determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value).
(e)    Any Acquirer may revoke its election to exercise the Deadlock Put Option by providing written notice thereof to SHUSA if (i) the Acquirer delivers an Acquirer Deadlock Put Objection and SHUSA and such Acquirer cannot agree on the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) within the time period provided for in Section 4.3(b), (ii) if the Deadlock Valuation Firm’s determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) is less than the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) set forth in the Acquirer Deadlock Put Objection or (iii) the closing of the purchase by SHUSA of such Acquirer’s Deadlock Put Option Shares does not occur within 15 days after the final determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value), which 15 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed purchase have been received (but in no event more than 90 days after the expiration of such 15 day period). If any Acquirer revokes its election to exercise the

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Deadlock Put Option pursuant to the foregoing clause (ii), then such Acquirer shall pay (x) all of the fees and expenses of the Deadlock Valuation Firm and (y) all fees and expenses of SHUSA, including all legal, accounting, financial, investment banking and other fees and expenses payable to third parties and incurred in connection with such Acquirer’s exercise of its Deadlock Put Option; provided, however, that such Acquirer shall not be obligated to pay any such fees and expenses pursuant to the foregoing clauses (x) and (y) in an aggregate amount in excess of $1.0 million. Further, if any Acquirer revokes its election to exercise the Deadlock Put Option pursuant to the foregoing clause (ii), such Acquirer shall, and shall cause the Acquirer Group Directors to, consent or vote with respect to the Shareholder Reserved Matter or Board Reserved Matter that is the cause of the applicable Deadlock as directed by SHUSA. Any revocation by the New Acquirer of the Deadlock Put Option shall be deemed a revocation by Dundon Holdco of the Deadlock Put Option, if applicable.
(f)    SHUSA may revoke its election to exercise the Deadlock Call Option by providing written notice thereof to the applicable Acquirer if (i) SHUSA delivers a SHUSA Deadlock Call Objection and SHUSA and such Acquirer cannot agree on the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) within the time period provided for in Section 4.3(c), or (ii) the closing of the purchase by SHUSA of such Acquirer’s Shares does not occur within 90 days after the date of the applicable Deadlock Call Option Notice.
4.4.    Deadlock Put/Call Option Price, Deadlock Put/Call Option Notice and Closing.
(a)    The aggregate price to be paid for Deadlock Put Option Shares being purchased pursuant to Section 4.1(a) shall be equal to (x) 0.90 multiplied by (y) the Deadlock Fair Market Value as determined pursuant to Section 4.3 (which shall have been reduced by the Deadlock Contingent Adjustment Value determined pursuant to Section 4.3), multiplied by (z) (A) the number of Deadlock Put Option Shares being purchased, divided by (B) the outstanding number of shares of Common Stock on the day immediately preceding the date of the Deadlock Put Option Notice (the “Deadlock Put Option Price”).
(b)    The aggregate price to be paid for shares of Common Stock being purchased pursuant to Section 4.1(b) shall be equal to (x) 1.20 multiplied by (y) the Deadlock Fair Market Value as determined pursuant to Section 4.3 (which shall have been reduced by the Deadlock Contingent Adjustment Value determined pursuant to Section 4.3), multiplied by (z) (A) the number of shares of Common Stock being purchased, divided by (B) the outstanding number of shares of Common Stock on the day immediately preceding the date of the Deadlock Call Option Notice (the “Deadlock Call Option Price”).
(c)    If the Deadlock Put Option Price or Deadlock Call Option Price, as applicable, is paid to the New Acquirer, then, concurrently with such payment, the Company shall pay to the New Acquirer an amount in cash equal to the Deadlock Contingent Adjustment Value as determined in accordance with Section 4.3(b) as it relates to the New Acquirer Acquisition Price Adjustment. Following the Deadlock Put Option Closing Date or the Deadlock Call Option Closing Date, as applicable, and assuming compliance with this Section 4.4(c), the

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Company shall have no further obligation to pay any New Acquirer Acquisition Price Adjustment and SHUSA shall have no further obligation to pay any Post-IPO New Acquirer Contingent Adjustment. The parties shall treat the Deadlock Contingent Adjustment Value for Tax purposes in the same manner as the New Acquirer Acquisition Price Adjustment is treated pursuant to the second sentence of Section 6.12(b).
(d)    If the Deadlock Put Option Price or Deadlock Call Option Price, as applicable, is paid to Dundon Holdco, then, concurrently with such payment, the Company shall pay to Dundon Holdco an amount equal to the product of (i) the Deadlock Contingent Adjustment Value as determined in accordance with Section 4.3(b) and (ii) Dundon Holdco’s Proportionate Percentage (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement pursuant to any equity-based compensation plan and without giving effect to any Transfers of Shares pursuant to this Article IV). Following the Deadlock Put Option Closing Date or the Deadlock Call Option Closing Date, as applicable, and assuming compliance with this Section 4.4(d), the Company shall have no further obligation to pay any Dundon Holdco Adjustment. The parties shall treat any amount paid pursuant to this Section 4.4(d) for Tax purposes in the same manner as the Dundon Holdco Adjustment is treated pursuant to the second or third sentence of Section 6.24(a), as applicable. Any payments to Dundon Holdco pursuant to this Section 4.4(d) may be made by the Company in the form of cash or Shares, at the option of the Company. If any such payment is made in the form of Shares, then the per share value of the Shares used to pay such payment shall be determined by reference to the Deadlock Fair Market Value (and the Deadlock Fair Market Value, determined in accordance with Section 4.3 shall be final and binding on the Company and Dundon Holdco).
(e)    In the event that a Shareholder believes that a Deadlock exists, such Shareholder shall promptly give written notice to the Company and the other Shareholders specifying the details of the Deadlock, including the Board Reserved Matter or Shareholder Reserved Matter, as applicable, that the Shareholder believes is the cause of such Deadlock and the basis for such Shareholder’s belief that a Deadlock exists. For the purpose of this Agreement, a Deadlock shall be deemed to occur (x) whenever the Shareholders agree that a Deadlock has occurred or (y) in absence of such an agreement, whenever a court decision is obtained pursuant to Section 12.7 which concludes that a Deadlock has occurred. The date on which the Deadlock shall be deemed to occur will be the date on which the Shareholders agree that a Deadlock has occurred or the date of the court resolution obtained pursuant to Section 12.7 that concludes that a Deadlock has occurred, as applicable. Upon the occurrence of a Deadlock, each Shareholders shall, and shall cause any director nominated by such Shareholder, as applicable, to use their good faith efforts to resolve the Deadlock within 90 days from the occurrence of the Deadlock. In the event that the Board of Directors or the Shareholders, as applicable, are unable to resolve the Deadlock within such 90 day period, the Deadlock will be promptly submitted to (i) in the case of a Deadlock with respect to a Board Reserved Matter, a representative appointed by the SHUSA Directors, as a group, a representative appointed by the Acquirer Group Directors, as a group, and Executive, and (ii) in the case of a Deadlock with respect to a Shareholder Reserved Matter, a representative appointed by SHUSA, a representative appointed by the New Acquirer and Executive. In each case, such representatives shall use their good faith efforts to resolve the Deadlock within 90 days from the date on which

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such Deadlock is submitted to them and no Person shall be permitted to exercise a Deadlock Put Option or a Deadlock Call Option prior to the expiration of such 90 day period.
(f)    Following the expiration of the time period provided for in Section 4.4(e), if an Acquirer desires to exercise its Deadlock Put Option it shall, within five days of the expiration of such time period, deliver written notice thereof to SHUSA and the Company. Such notice (a “Deadlock Put Option Notice”) shall set forth the number of Deadlock Put Option Shares subject to the put, a description of the Deadlock giving rise to the Deadlock Put Option, the proposed date for closing such sale and a description of any consents, approvals or other conditions precedent to such closing known to such Acquirer. The closing of the purchase by SHUSA of Deadlock Put Option Shares under this Article IV shall take place not later than 15 days from the date of the determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) on a date mutually agreeable to such Acquirer and SHUSA (the “Deadlock Put Option Closing Date”); provided, however, if such Persons cannot agree on a mutually acceptable date, the closing of such sale shall occur at 10:00 a.m. (New York City time) on said 15th day; provided further that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Government Authorities to such sale have been received if any such required consents were not received prior to such 15th day. With respect to the New Acquirer, the sale rights in Section 4.1 may only be exercised for 100% of the Deadlock Put Option Shares then held by such Acquirer.
(g)    Following the expiration of the time period provided for in Section 4.4(e), if SHUSA desires to exercise its Deadlock Call Option it shall, within five days of the expiration of such time period, deliver written notice thereof to the applicable Acquirer. Such notice (a “Deadlock Call Option Notice”) shall set forth the number of Shares subject to the call, a description of the Deadlock giving rise to the Deadlock Call Option, the proposed date for closing such sale and a description of any consents, approvals or other conditions precedent to such closing known to SHUSA. The closing of the purchase by SHUSA of Shares under this Article IV shall take place not later than 15 days from the date of the determination of the Deadlock Fair Market Value (including the Deadlock Contingent Adjustment Value) on a date mutually agreeable to SHUSA and such Acquirer (the “Deadlock Call Option Closing Date”); provided, however, if such Persons cannot agree on a mutually acceptable date, the closing of such sale shall occur at 10:00 a.m. (New York City time) on said 15th day; provided further that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Government Authorities to such sale have been received if any such required consents were not received prior to such 15th day. With respect to any Acquirer, the purchase rights in Section 4.1 may only be exercised for 100% of the Shares then held by such Acquirer.
(h)    Following the delivery of a Deadlock Put Option Notice, the Company shall not declare or make any dividends or other distributions (other than making dividends or other distributions declared prior to the delivery of the Deadlock Put Option Notice) on its equity Securities, unless and until the amount of any Deadlock Contingent Adjustment Value that has become payable is paid in full and the Deadlock Contingent Adjustment Value shall rank pari passu with unsecured and unsubordinated obligations of the Company.

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(i)    Transfers of Shares under the terms of this Article IV shall be made at the offices of the Company on each Deadlock Put Option Closing Date and Deadlock Call Option Closing Date, as applicable. In connection with any Transfer of Shares pursuant to this Article IV, the Transferor shall deliver to the Transferee, on or before the Deadlock Put Option Closing Date or Deadlock Call Option Closing Date, as applicable, certificates representing the number of Shares to be Transferred on such date, duly endorsed for Transfer or accompanied by duly executed stock powers, free and clear of all Liens. The Person delivering such Shares shall also deliver a certificate which shall contain customary representations and warranties to the effect of the following: (i) such Person has full power, right and authority to Transfer the Shares to be Transferred by it, (ii) such Transfer will not conflict with, or result in a violation or breach of, any Law or Judgment to such Person, (iii) no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of any Governmental Authority is necessary on the part of such Person for the consummation of such Transfer, (iv) upon delivery of the Shares, the Transferee will acquire all of the rights of the Transferor in such Shares and will acquire its interest in such Shares free of any “adverse claim” (as defined in Section 8-102 of the Uniform Commercial Code) and (v) delivery of such Shares to the Transferee will pass title to such Shares free and clear of any Liens.
(j)    Each of the Shareholders and the Company shall use commercially reasonable efforts to secure any necessary consent from applicable Governmental Authorities and to comply with any applicable Law necessary in connection with the exercise of an the Deadlock Put Option or Deadlock Call Option, as applicable.
(k)    No Shareholder shall (i) consent to, or fail to consent to, any Shareholder Reserved Matter or (ii) cause any member of the Board of Directors nominated by such Shareholder to consent to, or fail to consent to, any Board Reserved Matter, in each case, for the primary purpose of triggering a Deadlock Call Option or Deadlock Put Option.
4.5.    Termination of the Deadlock Put Option and the Deadlock Call Option.
(a)    This Article IV shall terminate and be of no further force and effect upon the consummation of an IPO.
(b)    Dundon Holdco’s Deadlock Put Option, SHUSA’s Deadlock Call Option with respect to Dundon Holdco’s Shares and Dundon Holdco’s rights and obligations, under this Article IV, and the New Acquirer’s Deadlock Put Option, SHUSA’s Deadlock Call Option with respect to the New Acquirer’s Shares and the New Acquirer’s rights and obligations, under this Article IV, will terminate upon the occurrence of an Acquirer Group Termination.
ARTICLE V

OTHER PUT/CALL OPTIONS
5.1.    Employment Termination Put and Call Rights; Loan Agreement Call Rights.

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(a)    Subject to and in accordance with the procedures and provisions set forth in this Article V, following the expiration of Executive’s employment under the Employment Agreement or in the event Executive’s employment under the Employment Agreement is terminated (i) by reason of Executive’s death, (ii) by reason of Executive’s Inability to Perform, (iii) by Executive for Good Reason or (iv) by the Company for any reason other than Cause, Dundon Holdco shall have the right to require that SHUSA purchase from Dundon Holdco, for a period of 90 days following the date of such expiration or termination, its Shares in whole, but not in part, at the Dundon Put/Call Option Price (the “Employment Put Option”).
(b)    Subject to and in accordance with the procedures and provisions set forth in this Article V, following the expiration of Executive’s employment under the Employment Agreement or in the event Executive’s employment under the Employment Agreement is terminated for any reason, SHUSA shall have the right to require that Dundon Holdco sell to SHUSA, at any time following such expiration or termination, its Shares in whole, but not in part, at the Dundon Put/Call Option Price (the “Employment Call Option”).
(c)    Subject to and in accordance with the procedures and provisions set forth in this Article V, upon the occurrence and during the continuation of an Event of Default or Disabling Conduct, SHUSA shall have the right to require that Dundon Holdco sell to SHUSA, at any time following and during the continuation of an Event of Default or Disabling Conduct, its Shares in whole, but not in part, at the Dundon Put/Call Option Price (the “Loan Call Option”).
(d)    At its option, Banco Santander may become the direct obligor under the Employment Put Option or the direct beneficiary under the Employment Call Option or Loan Call Option. If Banco Santander elects to become the direct obligor under the Employment Put Option or the direct beneficiary under the Employment Call Option or Loan Call Option it shall provide written notice of such election to SHUSA and each Acquirer, which notice shall set forth the effective date of such election (such date, the “Employment/Loan Substitution Effective Date”). Effective from and after the Employment/Loan Substitution Effective Date, if Banco Santander has elected to become the direct obligor under the Employment Put Option, (i) all rights and obligations of SHUSA under the Deadlock Put Option shall be fully and irrevocably discharged and terminated, (ii) Dundon Holdco shall have no claims against, or recourse to, SHUSA under the Employment Put Option and (iii) Banco Santander shall irrevocably assume all of the rights and obligations of SHUSA under the Employment Put Option. Effective from and after the Employment/Loan Substitution Effective Date, if Banco Santander has elected to become the direct beneficiary under the Employment Call Option, (i) all rights and obligations of SHUSA under the Employment Call Option shall be fully and irrevocably discharged and terminated, (ii) Dundon Holdco shall have no claims against, or recourse to, SHUSA under the Employment Call Option and (iii) Banco Santander shall irrevocably assume all of the rights and obligations of SHUSA under the Employment Call Option. Effective from and after the Employment/Loan Substitution Effective Date, if Banco Santander has elected to become the direct beneficiary under the Loan Call Option, (i) all rights and obligations of SHUSA under the Loan Call Option shall be fully and irrevocably discharged and terminated, (ii) Dundon Holdco shall have no claims against, or recourse to, SHUSA under the Loan Call Option and (iii) Banco

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Santander shall irrevocably assume all of the rights and obligations of SHUSA under the Loan Call Option.
5.2.    Determination of Dundon Put/Call Fair Market Value.
(a)    “Dundon Put/Call Fair Market Value” means the value of the outstanding shares of Common Stock (on the day before the exercise of the Employment Call Option, Employment Put Option or Loan Call Option, as applicable), which shall be determined using a valuation methodology based on the fully distributed public market value of the Company, assuming that the shares of Common Stock are fully-liquid, broadly-held public securities not subject to any transfer restrictions and without any initial public offering, minority or liquidity discount, and which shall take into account the Santander Financing The Dundon Put/Call Fair Market Value shall be calculated utilizing balance sheets, income statements, cash flows and other assumptions that are adjusted to assume there is no future liability to the Company related to any expected payment of the Contingent Adjustments. The Dundon Put/Call Fair Market Value shall then be reduced by an estimate, as of the day before the exercise of the Employment Put Option, the Employment Call Option or the Loan Call Option, as applicable, of the amount of both the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment, using assumptions consistent with the assumptions utilized for the determination of the Dundon Put/Call Fair Market Value, and without applying any discount for the time value of money. This estimate (i) may be zero for either or both the New Acquirer Acquisition Price Adjustment and the SHUSA Contingent Payment, (ii) may not be a positive number for both and (iii) may not be a negative number for either. This estimate is referred to in this Agreement as the “Dundon Put/Call Adjustment Value”.
(b)    Within 20 days after SHUSA receives an Employment Put Option Notice or delivers an Employment Call Option Notice or Loan Call Option Notice, SHUSA shall make an initial determination of the Dundon Put/Call Fair Market Value (in accordance with the methodology set forth in Section 5.2(a)) and shall provide notice to Executive and Dundon Holdco of such initial determination (“SHUSA’s Proposed Put/Call Fair Market Value”), including SHUSA’s initial determination of the Dundon Put/Call Adjustment Value (“SHUSA’s Proposed Dundon Put/Call Adjustment Value”). For purposes of making and evaluating such initial determination, the Company shall, upon request by SHUSA or Dundon Holdco, make available to SHUSA and Dundon Holdco, as applicable, all of the Company’s relevant books and records and supporting documentation relating to the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) and provide access to relevant Company personnel.
(c)    If Dundon Holdco disagrees with SHUSA’s Proposed Put/Call Fair Market Value (including SHUSA’s Proposed Put/Call Adjustment Value), Dundon Holdco shall be entitled, within ten days of receipt of SHUSA’s notice described above, to give notice in writing to SHUSA of such disagreement which shall set forth Dundon Holdco’s calculation of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value), the basis for Dundon Holdco’s dispute or objections and the specific adjustments (including dollar amounts) that Dundon Holdco believes in good faith should be made (any such written notice, a “Dundon Holdco Objection”) and, upon receipt thereof, Dundon Holdco and SHUSA will

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negotiate reasonably and in good faith in an effort to agree upon the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value). If Dundon Holdco does not provide a Dundon Holdco Objection to SHUSA within such ten day period, then SHUSA’s determination of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) shall be final and binding on SHUSA and Dundon Holdco for purposes of such Employment Call Option, Employment Put Option or Loan Call Option, as applicable. If Dundon Holdco provides a Dundon Holdco Objection and Dundon Holdco and SHUSA fail to agree in writing upon the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) within 25 days from the date of the Employment Put Option Notice, the Employment Call Option Notice or the Loan Call Option Notice, as applicable, then the Dundon Valuation Firm shall make a determination of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) (in accordance with the methodology set forth in Section 5.2(a)) and, in accordance with such determination, shall select either SHUSA’s Proposed Dundon Put/Call Fair Market Value (including SHUSA’s Proposed Dundon Put/Call Adjustment Value) or the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) set forth in the Dundon Holdco Objection. SHUSA and Dundon Holdco each agree to sign an engagement letter, in commercially reasonable form, if reasonably required by the Dundon Valuation Firm. Each party promptly shall, upon request, make available to each other and the Valuation Firm all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value), in each case to the extent within the control of such party. The Dundon Valuation Firm’s determination of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) shall be final and binding on SHUSA and Dundon Holdco for purposes of the Employment Put Option, the Employment Call Option or the Loan Call Option, as applicable. In any case where the Dundon Valuation Firm is required to render an opinion of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value), such opinion shall be rendered within 30 days of being engaged and shall be in accordance with the methodology set forth in Section 5.2(a). All fees and disbursements of the Dundon Valuation Firm shall be borne by (i) Dundon Holdco, in the event that the Dundon Valuation Firm selects SHUSA’s Proposed Dundon Put/Call Fair Market Value (including SHUSA’s Proposed Dundon Put/Call Adjustment Value) or (ii) SHUSA, in the event that the Dundon Valuation Firm selects the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) set forth in the Dundon Holdco Objection.
(d)    Dundon Holdco may revoke its election to exercise the Employment Put Option by providing written notice thereof to SHUSA if (i) Dundon Holdco delivers a Dundon Holdco Objection and SHUSA and Dundon Holdco cannot agree on the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) within the time period provided for in Section 5.2(c), or (ii) the closing of the purchase by SHUSA of Dundon Holdco’s Shares does not occur within 15 days after the final determination of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value), which 15 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed purchase have been received (but in no event more than 90 days after the expiration of such 15 day period).

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(e)    SHUSA may revoke its election to exercise the Employment Call Option by providing written notice thereof to Dundon Holdco if (i) Dundon Holdco delivers a Dundon Holdco Objection and SHUSA and Dundon Holdco cannot agree on the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) within the time period provided for in Section 5.2(c), or (ii) the closing of the purchase by SHUSA of Dundon Holdco’s Shares does not occur within 15 days after the final determination of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value), which 15 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed purchase have been received (but in no event more than 90 days after the expiration of such 15 day period).
(f)    SHUSA may revoke its election to exercise the Loan Call Option by providing written notice thereof to Dundon Holdco if (i) Dundon Holdco delivers a Dundon Holdco Loan Call Objection and SHUSA and Dundon Holdco cannot agree on the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) within the time period provided for in Section 5.2(e), or (ii) the closing of the purchase by SHUSA of Dundon Holdco’s Shares does not occur within 15 days after the final determination of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value), which 15 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed purchase have been received (but in no event more than 90 days after the expiration of such 15 day period).
5.3.    Dundon Put/Call Option Price, Employment Put/Call Option Notice and Closing.
(a)    The aggregate price to be paid for Shares being purchased pursuant to Section 5.1(a), 5.1(b) or 5.1(c) shall be equal to (x) the Dundon Put/Call Fair Market Value as determined pursuant to Section 5.2(a) (which shall have been reduced by the Dundon Put/Call Adjustment Value as determined pursuant to Section 5.2), multiplied by (y) (A) the number of Shares being purchased, divided by (B) the outstanding number of shares of Common Stock on the day immediately preceding the date of the Employment Put Option Notice, Employment Call Option Notice or Loan Call Option Notice, as applicable (the “Dundon Put/Call Option Price”).
(b)    If Dundon Holdco desires to exercise its Employment Put Option it shall deliver written notice thereof to the SHUSA during the applicable period specified in Section 5.1(a). Such notice (an “Employment Put Option Notice”) shall set forth the number of Shares subject to the put, the proposed date for closing such sale and a description of any consents, approvals or other conditions precedent to such closing known to Dundon Holdco. The closing of the purchase by SHUSA of Shares under this Article V shall take place not later than 15 days from the date of the determination of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) on a date mutually agreeable to SHUSA and Dundon Holdco (the “Employment Put Option Closing Date”); provided, however, if such Persons cannot agree on a mutually acceptable date, the closing of such sale shall occur at 10:00 a.m. (New York City time) on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities

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to such sale have been received if any such required consents were not received prior to such 15th day. The sale rights in Section 5.1(a) may only be exercised for 100% of the Shares then held by Dundon Holdco.
(c)    Prior to exercising its Employment Call Option or Loan Call Option, as applicable, SHUSA will provide reasonable advance notice to, and consult with, the New Acquirer and will in good faith take into account the New Acquirer’s recommendation in making its decision whether to exercise its Employment Call Option or Loan Call Option, as applicable.
(d)    If SHUSA desires to exercise its Employment Call Option (after taking into account the New Acquirer’s recommendation pursuant to Section 5.3(c)) it shall deliver written notice thereof to Dundon Holdco. Such notice (an “Employment Call Option Notice”) shall set forth the number of Shares subject to the call, the proposed date for closing such sale and a description of any consents, approvals or other conditions precedent to such closing known to SHUSA. The closing of the purchase by SHUSA of Shares under this Article V shall take place not later than 15 days from the date of the determination of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) on a date mutually agreeable to SHUSA and Dundon Holdco (the “Employment Call Option Closing Date”); provided, however, if such Persons cannot agree on a mutually acceptable date, the closing of such sale shall occur at 10:00 a.m. (New York City time) on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th day. The purchase rights in Section 5.1(b) may only be exercised for 100% of the Shares then held by Dundon Holdco.
(e)    If SHUSA desires to exercise its Loan Call Option (after taking into account the New Acquirer’s recommendation pursuant to Section 5.3(c)) it shall deliver written notice thereof to Dundon Holdco. Such notice (a “Loan Call Option Notice”) shall set forth the number of Shares subject to the call, the proposed date for closing such sale and a description of any consents, approvals or other conditions precedent to such closing known to SHUSA. The closing of the purchase by SHUSA of Shares under this Article V shall take place not later than 15 days from the date of the determination of the Dundon Put/Call Fair Market Value (including the Dundon Put/Call Adjustment Value) on a date mutually agreeable to SHUSA and Dundon Holdco (the “Loan Call Option Closing Date”); provided, however, if such Persons cannot agree on a mutually acceptable date, the closing of such sale shall occur at 10:00 a.m. (New York City time) on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th day. The purchase rights in Section 5.1(c) may only be exercised for 100% of the Shares then held by Dundon Holdco.
(f)    Transfers of Shares under the terms of this Article V shall be made at the offices of the Company on the Employment Put Option Closing Date or Employment Call Option Closing Date, as applicable. In connection with any purchase and sale of Shares pursuant to this Article V, Dundon Holdco shall deliver to SHUSA on or before the Employment Put

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Option Closing Date, Employment Call Option Closing Date or Loan Call Option Closing Date, as applicable, certificates representing the number of Shares to be purchased and sold on such date, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all Liens. Dundon Holdco and Executive shall also deliver a certificate which shall contain customary representations and warranties to the effect of the following: (i) Dundon Holdco has full power, right and authority to transfer the Shares to be transferred by it, (ii) such transfer will not conflict with, or result in a violation or breach of, any Law or judgment applicable to Dundon Holdco or Executive, (iii) no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of any Governmental Authority is necessary on the part of Dundon Holdco or Executive for the consummation of such purchase and sale, (iv) upon delivery of the Shares, SHUSA will acquire all of the rights of Dundon Holdco in such Shares and will acquire its interest in such Shares free of any “adverse claim” (as defined in Section 8-102 of the Uniform Commercial Code) and (v) delivery of such Shares to SHUSA will pass title to such Shares free and clear of any Liens.
(g)    If (i) there is an Applicable Employment Termination and (ii) SHUSA, pursuant to its Deadlock Call Option, purchases the Shares of the New Acquirer during the one-year period following the date of the termination of Executive’s employment, SHUSA shall make a payment to Dundon Holdco in an amount equal to the product of (x) 0.20 and (y) the Dundon Put/Call Option Price which was paid in connection with the exercise by SHUSA of the Employment Call Option.
(h)    Each of the parties to this Agreement shall use commercially reasonable efforts to secure any necessary consent from applicable Governmental Authorities and to comply with any applicable Law necessary in connection with the exercise of an Employment Put Option or an Employment Call Option.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1.    Board of Directors.
(a)    SHUSA shall have the right to nominate seven individuals for election or reelection to the Board of Directors (the “SHUSA Directors”) and the Acquirer Group shall have the right to nominate five individuals for election or reelection to the Board of Directors (the “Acquirer Group Directors”). For so long as Executive is the CEO of the Company, Executive shall be nominated by the Acquirer Group as an Acquirer Group Director. No Shareholder shall nominate any individual for election to the Board of Directors except as set forth in this Article VI or the by-laws of the Company. Except as set forth in Section 6.9, in the event the Board of Directors appoints a committee of the Board of Directors, such committee shall consist of at least (i) four Acquirer Group Directors, if Executive is a member of such committee and (ii) three Acquirer Group Directors, if Executive is not a member of such committee. Each Acquirer Group Director shall be entitled to receive from the Company the same compensation and same rights to indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each Acquirer Group Director shall be entitled to reimbursement for

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reasonable out-of-pocket expenses incurred in performing his or her duties as a member of the Board of Directors or any committees thereof to the same extent as the other members of the Board of Directors. The Company shall notify the Acquirer Group Directors of all regular and special meetings of the Board of Directors and of all regular and special meetings of any committee of the Board of Directors. The Company shall provide the Acquirer Group Directors with copies of all notices, minutes, consents and other materials provided by the Company to all other members of the Board of Directors concurrently and in the same form as such materials are provided to the other members.
(b)    The Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to the election of directors, or in any written consent in lieu of such a meeting of shareholders, to cause the election or reelection, as applicable, of the SHUSA Directors and the Acquirer Group Directors, and, if requested by a Shareholder, the Company and the other Shareholders shall take all necessary action to call and hold such meeting of the shareholders of the Company, and shall take all other actions necessary to ensure the continued election to the Board of Directors of the SHUSA Directors and the Acquirer Group Directors and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. The Company shall take all actions necessary to cause the SHUSA Directors and the Acquirer Group Directors to be elected or reelected, as applicable, to the Board of Directors and to ensure the continued election to the Board of Directors of the SHUSA Directors and the Acquirer Group Directors and shall not take any actions which are inconsistent with the intent and purpose of the foregoing.
(c)    The Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the removal of a SHUSA Director or an Acquirer Group Director if SHUSA or the Acquirer Group, as applicable, designates such director for removal and shall take all other actions necessary to cause such removal and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. Except in accordance with the foregoing, no Shareholder shall vote its Shares or any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the removal of a SHUSA Director or an Acquirer Director.
(d)    Upon the death, resignation, retirement, incapacity, disqualification or removal (with or without cause) for any other reason of any SHUSA Director, SHUSA shall have the right to nominate the individual to fill the resulting vacancy. Upon the death, resignation, retirement, incapacity, disqualification or removal (with or without cause) for any other reason of any Acquirer Group Director, the Acquirer Group shall have the right to nominate the individual to fill the resulting vacancy. The Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the individual so nominated to fill such vacancy and shall take all other

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actions necessary to cause such individual to fill such vacancy and shall not take any actions which are inconsistent with the intent and purpose of the foregoing.
(e)    This Section 6.1 (other than Section 6.1(f)) shall terminate and be of no further force and effect if and when either (i) if Dundon Holdco’s Proportionate Percentage (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement pursuant to any equity-based compensation plan) is at least 8.5%, then the total number of Shares owned by the Acquirer Group divided by the total number of Shares outstanding as of the date of this Agreement (as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since the date hereof) is less than 21.0% or (ii) if Dundon Holdco’s Proportionate Percentage (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement pursuant to any equity-based compensation plan) is less than 8.5%, the total number of Shares owned by the New Acquirer divided by the total number of Shares outstanding as of the date of this Agreement (as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since the date of this Agreement) is less than 12.5% (an “Acquirer Group Termination”).
(f)    From and after an Acquirer Group Termination, the Acquirer Group shall have the right to designate three non-voting observers (the “Board Observers”) to the Board of Directors for as long as (i) the total number of Shares owned by the Acquirer Group (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement pursuant to any equity-based compensation plan) divided by the total number of Shares outstanding as of the date of this Agreement (as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since the date hereof) is greater than 5% and (ii) such Board Observers are required for one or more of the Original Investors to qualify as a “venture capital operating company” within the meaning of 29 C.F.R. Section 2510.3-101(d). The Company shall notify the Board Observers of all regular and special meetings of the Board of Directors, including all regular and special meetings of any committee of the Board of Directors, at the same time and in the same manner as the members of the Board of Directors and shall also provide the Board Observers with copies of all notices, minutes, consents and other materials provided to such members concurrently as such materials are provided to such members.
6.2.    Shareholder Reserved Matters.
(a)    The Company and the Shareholders agree that the following matters (the “Shareholder Reserved Matters”) will require the affirmative vote of the holders of 100% of the combined voting power of the then outstanding shares of all classes and series of the Corporation then held by SHUSA, Dundon Holdco and the New Acquirer:
(i)    Commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of the Company.
(ii)    Any non-pro rata reduction to the share capital of the Company, except as required by law.

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(iii)    Any amendment to the articles of incorporation or by-laws of the Company, which amendment would change (a) the name of the Company, (b) the jurisdiction of incorporation of the Company, (c) the purpose or purposes for which the Company is organized, (d) the size of the Board of Directors or (e) the shareholder approval requirements for Shareholder Reserved Matters.
(iv)    Any appointment to the Board of Directors contrary to the provisions regarding appointment of directors set forth in the by-laws of the Company or Section 6.1.
(v)    Any merger, amalgamation or consolidation of the Company with any other entity or the spinoff of a substantial portion of the business of the Company.
(vi)    The sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Company, whether in a single transaction or a series of related transactions.
(vii)    Any change in the principal line of business of the Company.
(b)    Without the prior approval of the holders of 100% of the combined voting power of the then outstanding shares of all classes and series of the Company held by SHUSA, Dundon Holdco and the New Acquirer, the Company shall not take any Shareholder Reserved Matter.
(c)    Each Shareholder shall only vote its Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to any Shareholder Reserved Matter, or in any written consent in lieu of such a meeting of shareholders, in favor of any Shareholder Reserved Matter if each other Shareholder has given advance written notice to such Shareholder that it is in favor of the approval of such Shareholder Reserved Matter. Each Shareholder will vote its Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to any Shareholder Reserved Matter, or in any written consent in lieu of such a meeting of shareholders, against any Shareholder Reserved Matter unless each other Shareholder has given advance written notice to such Shareholder that it is in favor of the approval of such Shareholder Reserved Matter. The Company and the Shareholders shall take all actions necessary to ensure that no Shareholder Reserved Matter is approved by the shareholders of the Company unless each of the Shareholders approve of such Shareholder Reserved Matter.
(d)    This Section 6.2 shall terminate and be of no further force and effect upon the occurrence of an Acquirer Group Termination.
6.3.    Acquirer Group Termination.
(a)    (i) Following the occurrence of an Acquirer Group Termination, so long as Executive is CEO of the Company (such period, the “CEO Applicable Period’) or (ii) if at any

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time (A) Executive is not CEO but Dundon Holdco’s Proportionate Percentage (excluding any Shares acquired by Dundon Holdco or Executive after the date of this Agreement pursuant to any equity-based compensation plan) is at least 5.0% and (B) Executive’s employment under the Employment Agreement was not terminated by the Company for Cause or by Executive without Good Reason (other than a termination by Executive without Good Reason on or after the fifth anniversary of the Closing Date, so long as Executive does not engage in any Restricted Activities (as defined in the Employment Agreement) (such period in this clause (ii), the “Shareholder Applicable Period” and, together with the CEO Applicable Period, the “Applicable Periods”), Executive shall serve as a member of the Board of Directors.
(b)    During the Shareholder Applicable Period, the Board of Directors shall be comprised of thirteen directors, of which seven shall be SHUSA Directors, five shall be Acquirer Group Directors and one shall be Executive. The Shareholders agree that they will take, and cause their Affiliates (including any directors nominated by such Shareholder) to take, any and all actions necessary to give effect to the foregoing, including voting their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the amendment of by-laws of the Company to reflect the foregoing.
(c)    During the Applicable Periods, the Board of Directors, or any committee of the Board of Directors responsible for designating nominees for election or reelection to the Board of Directors, shall cause Executive to be included in the slate of nominees for each shareholders’ meeting at which directors are elected and, subject to Section 6.3(d), shall recommend Executive for election or reelection, as applicable, to the Board of Directors.
(d)    During the Applicable Periods, the Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to the election of directors, or in any written consent in lieu of such a meeting of shareholders, to cause the election or reelection, as applicable, of Executive, and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. During the Applicable Periods, the Company shall take all actions necessary to cause Executive to be elected or reelected, as applicable, to the Board of Directors and to ensure the continued election to the Board of Directors of Executive and shall not take any actions which are inconsistent with the intent and purpose of the foregoing.
(e)    Nothing in this Section 6.3 shall require the Board of Directors, any director or any committee or member thereof to take any action or refrain from taking any action, nor shall a breach of this Section 6.3 result by reason of the failure to take such action or the failure to refrain from taking such action, as the case may be, if the Board of Directors, a committee of the Board of Directors or any director determines in good faith that taking such action or refraining from taking such action, as the case may be, would cause a violation of his or her fiduciary duties to shareholders under applicable Law. This Section 6.3(d) shall not be

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interpreted to create any fiduciary obligation that would not exist in the absence of this Section 6.3).
6.4.    Matters with Respect to the Acquirer Group.
(a)    When any action is to be taken or any notice is to be given or delivered, then, except as expressly set forth in this Agreement, the Acquirer Group shall act as a single Person for purposes of this Agreement and, for all purposes of this Agreement, any action, notice or other writing taken, given or delivered by or on behalf of a duly authorized representative of the New Acquirer shall be deemed to be taken, given or delivered on behalf of the Acquirer Group. The initial duly authorized representative is the New Acquirer (the “Acquirer Group Representative”). The Acquirer Group Representative shall have the power and authority to bind the Acquirer Group (but may not bind any member of the Acquirer Group except to the extent it is so bound in accordance with the terms of this Agreement solely because it is a member of the Acquirer Group and the Acquirer Group is so bound) in accordance with this Agreement. Each of the other parties hereto may rely on the appointment and authority of the foregoing Acquirer Group Representative until the receipt of notice from each member of the Acquirer Group of the appointment of a successor or additional Acquirer Group Representative upon 30 days’ prior written notice to each party hereto.
(b)    The members of the Acquirer Group agree that, for so long Executive is the CEO of the Company, he shall be an Acquirer Group Director and they shall take all actions reasonably necessary to cause Executive, so long as he is CEO of the Company, to be an Acquirer Group Director. This Section 6.4 shall terminate and be of no further force and effect upon the occurrence of an Acquirer Group Termination.
6.5.    Matters with Respect to Management.
(a)    The parties hereto acknowledge and agree, after careful consideration, that (i) for the period beginning on the date of this Agreement and ending on May 31, 2015, Executive will serve as CEO unless removed for Cause, and (ii) Jason Kulas will be initially appointed as CFO, Jason Grubb will be initially appointed as COO, and Steve Zemaitis will be initially appointed as CCO. The Shareholders agree that, in their capacity as Shareholders, they will not take any action, or fail to take any action, which action or failure to act could reasonably be expected to result in the removal of Executive as CEO, prior to May 31, 2015, except “for cause” as permitted by the Employment Agreement. Neither SHUSA nor any of its Affiliates shall, without the prior written consent of the New Acquirer (i) employ Executive as an officer or employee of, or hire Executive as an advisor or consultant to, SHUSA or any of its Affiliates, other than the Company and its Subsidiaries or (ii) permit Executive to invest or receive equity in SHUSA or any of its Affiliates (other than the Company and its Subsidiaries), except for (x) investments existing, and Securities held, on the date of this Agreement and (y) investments in publicly traded Securities. This Section 6.5(a) shall terminate and be of no further force and effect upon the occurrence of an Acquirer Group Termination.
(b)    The Shareholders acknowledge and agree that the Chairman will be nominated by SHUSA and the Vice Chairman will be nominated by the Acquirer Group. The

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Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to the appointment of the Chairman or the Vice Chairman, or in any written consent in lieu of such a meeting of shareholders, to cause the appointment of the Chairman and the Vice Chairman, and shall take all other actions necessary to ensure the continued appointment of the Chairman and the Vice Chairman and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. The Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the removal of the Chairman or the Vice Chairman if SHUSA or the Acquirer Group, as applicable, designates such person for removal and shall take all other actions necessary to cause such removal and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. Except in accordance with the foregoing, no Shareholder shall vote its Shares or any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the removal of the Chairman or the Vice Chairman. Upon the death, resignation, retirement, incapacity, disqualification or removal for any other reason of the Chairman, SHUSA shall have the right to nominate the individual to fill the resulting vacancy. Upon the death, resignation, retirement, incapacity, disqualification or removal for any other reason of the Vice Chairman, the Acquirer Group shall have the right to nominate the individual to fill the resulting vacancy. The Shareholders shall vote their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the individual so nominated to fill such vacancy and shall take all other actions necessary to cause such individual to fill such vacancy and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. This Section 6.5(b) shall terminate and be of no further force and effect upon the occurrence of an Acquirer Group Termination.
(c)    Upon the occurrence of an Article IV Termination, Article IV of the by-laws of the Company shall be replaced with a new Article IV substantially in the form of Appendix A. The Shareholders shall take, and cause their Affiliates (including any directors nominated by such Shareholder) to take, any and all actions necessary to give effect to the foregoing, including voting their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, in favor of such amendment. The Shareholders shall take all other actions necessary to cause such amendment and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. The Company shall take all actions necessary to cause such amendment and shall not take any actions which are inconsistent with the intent and purpose of the foregoing.
(d)    The Shareholders agree that any alteration, amendment or repeal of Sections 2.04(a), 3.02, 3.03, 3.05, 3.07, 3.08, 3.10, 3.11, 3.12, 3.14(b) and 3.15, Article VI and Article VIII of the bylaws of the Company (the “Designated Sections”) shall require the

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affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of all classes and series of the Company then held by SHUSA and a majority of the combined voting power of the then outstanding shares of all classes and series of the Company then held by the Acquirer Group (such holders, the “Designated Holders”), in addition to any other requirements of applicable Law or the articles of incorporation or bylaws of the Company. Without the prior approval of the Designated Holders, the Company shall not alter, amend or repeal any of the Designated Sections. Each Shareholder shall only vote its Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken to alter, amend or repeal any of the Designated Sections (any such alteration, amendment or repeal, a “Designated Amendment”) or in any written consent in lieu of such a meeting of shareholders, in favor of any Designated Amendment if the Designated Holders have given advance written notice to such Shareholder that it is in favor of the approval of such Designated Amendment. Each Shareholder will vote its Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company at which action is to be taken with respect to any Designated Amendment, or in any written consent in lieu of such a meeting of shareholders, against any Designated Amendment unless the Designated Holders have given advance written notice to such Shareholder that it is in favor of the approval of such Designated Amendment. The Company and the Shareholders shall take all actions necessary to ensure that no Designated Amendment is approved by the shareholders of the Company unless the Designated Holders approve of such Designated Amendment This Section 6.5(d) shall terminate and be of no further force and effect upon the occurrence of an Acquirer Group Termination. This Section 6.5(d) shall not apply to any alteration, amendment or repeal of any section of the bylaws of the Company approved and adopted pursuant to Section 6.15.
6.6.    Matters with Respect to Significant Subsidiaries.
(a)    The composition of the board of directors (or similar governing body) of any Significant Subsidiary shall be comprised of the same Persons that then comprise the Board of Directors. In furtherance of the foregoing, the Company shall take all actions necessary to cause each individual at any time serving as a member of the Board of Directors to also serve as a member of the board of directors (or similar governing body) of each Significant Subsidiary and as a member of each corresponding committee of the board of directors (or similar governing body) of each Significant Subsidiary to the extent such individual is a member of the corresponding committee of the Board of Directors.
(b)    Without the prior approval of the holders of 100% of the combined voting power of the then outstanding shares of all classes and series of the Company held by SHUSA, Dundon Holdco and the New Acquirer, the Company shall not:
(i)    commence any proceeding for the voluntary dissolution, winding up or bankruptcy of any Significant Subsidiary;
(ii)    effect any non-pro rata reduction to the share capital of any Significant Subsidiary, except as required by law;

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(iii)    amend the organizational documents of any Significant Subsidiary, if such amendment would change (A) the purpose or purposes for which such Significant Subsidiary is organized, (B) the size of the board of directors (or similar governing body) of such Significant Subsidiary or (C) the approval requirements for the matters set out in this Section 6.6(b);
(iv)    appoint any individual to the board of directors (or similar governing body) of any Significant Subsidiary contrary to the provisions regarding appointment of directors set forth in Section 6.6(a);
(v)    effect any merger, amalgamation or consolidation of any Significant Subsidiary with any other Person or the spinoff of a substantial portion of the business of any Significant Subsidiary;
(vi)    sell, convey, transfer or otherwise dispose of all or substantially all of the assets of any Significant Subsidiary, whether in a single transaction or series of related transactions; or
(vii)    make any change in the principal line of business of any Significant Subsidiary.
(c)    This Section 6.6 shall terminate and be of no further force and effect upon the occurrence of an Acquirer Group Termination.
6.7.    Provisions Concerning Executive and Dundon Holdco.
(a)    Business and Assets. Dundon Holdco shall not, and Executive shall cause Dundon Holdco not to, have any assets or liabilities other than (i) Shares of the Company, (ii) its rights and obligations under this Agreement and the Dundon Loan Agreement, (iii) cash and cash equivalents and (iv) receivables from one or more of its Affiliates.
(b)    Ownership of Dundon Holdco. Executive and Dundon Holdco represent and warrant to the Company, SHUSA and the Acquirers that, as of the date hereof, (i) Executive owns all of the outstanding Securities of Dundon Management Company, LLC and a majority of the outstanding limited partner interests of Dundon DFS Partnership LP and (ii) Dundon DFS Partnership LP owns all of the outstanding Securities of Dundon Holdco. Executive and Dundon Holdco represent and warrant to SHUSA that, as the date hereof, Dundon Holdco owns approximately 10% of the outstanding Shares free and clear of any Liens (other than Liens created by this Agreement, the Dundon Purchase Agreement or the Dundon Loan Agreement). Executive shall not, without the prior written consent of SHUSA, Transfer any of the limited partnership interests of Dundon DFS Partnership LP if the result thereof is that Executive does not beneficially own and control a majority of the outstanding limited partnership interests of Dundon DFS Partnership LP (with the remaining interests held by, or by trusts for the benefit of, members of Executive’s family), or Transfer any of the Securities of Dundon Management Company, LLC, or cause or permit Dundon DFS Partnership LP to Transfer any Securities of Dundon Holdco, or cause or permit Dundon Management Company, LLC, Dundon DFS

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Partnership LP or Dundon Holdco (i) to enter into any merger, consolidation or amalgamation, (ii) liquidate, wind up or become dissolved or (iii) engage in any other transaction if the result thereof is that Executive does not beneficially own and control 100% of the outstanding Securities of Dundon Management Company, LLC and a majority interest of the outstanding limited partner interests of Dundon DFS Partnership LP (with the remaining interests held by, or by trusts for the benefit of, members of Executive’s family) or Dundon DFS Partnership does not beneficially own and control 100% of the outstanding Securities of Dundon Holdco following the consummation thereof.
(c)    Compliance with Obligations. Executive shall cause Dundon Holdco to comply with its obligations under this Agreement.
6.8.    Provisions Concerning the New Acquirer.
(a)    Business and Assets. The New Acquirer shall not have any assets or liabilities other than (i) Shares or other Securities of the Company, (ii) its rights and obligations under this Agreement, the New Acquirer Investment Agreement, the Note Purchase Agreement and the Notes (iii) cash and cash equivalents and other investments permitted under the Note Documents, including the Notes, and letters of credit (in form and substance reasonable satisfactory to SHUSA) and financing guarantees from the Original Investors (in form and substance reasonable satisfactory to SHUSA) and (iv) other immaterial liabilities and obligations incidental to the foregoing.
(b)    Ownership of the New Acquirer. The New Acquirer represents and warrants to the other parties hereto that, as of the date hereof, all of the outstanding Securities of the New Acquirer (other than the Notes) are owned and controlled by the Investors. The New Acquirer shall ensure that, at all times prior to the consummation of an IPO, all Securities of the New Acquirer (other than the Notes) are owned by one or more of the Investors or investment funds Affiliated with the Original Investors.
(c)    Liens. Prior to the consummation of an IPO, the New Acquirer shall not permit any holder of any Security issued by the New Acquirer to, directly or indirectly, create, incur, issue, assume, suffer to exist or permit to become effective any Lien upon any of the Securities of the New Acquirer, now owned or hereafter acquired, other than Permitted Liens.
6.9.    Governance Committee.
(a)    The Shareholders have agreed to create, and hereby form, a governance committee (the “Governance Committee”) which will be responsible for evaluating the development of relationships among the Shareholders and compliance with this Agreement. The number of members of the Governance Committee will be agreed to by the Shareholders from time to time and will consist of an equal number of representatives of SHUSA, on the one hand, and the Acquirers, on the other hand. The chairman of the Governance Committee will be appointed by the Acquirers and the vice chairman of the Governance Committee will be appointed by SHUSA. The chairman and the vice chairman of the Governance Committee shall have the same powers.

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(b)    The Governance Committee will initially consist of eight members. The initial members of the Governance Committee appointed by SHUSA are [●], [●], [●] and [●]. The initial members of the Governance Committee appointed by the Acquirers are Executive, Matthew Kabaker, Tagar Olson and Daniel Zilberman. The initial chairman of the Governance Committee is [●] and the initial vice chairman of the Governance Committee is [●].
(c)    This Section 6.9 shall terminate and be of no further force and effect upon the occurrence of an Acquirer Group Termination.
6.10.    Non-Compete.
(a)    Subject to Section 6.10(b), for so long as SHUSA or its Affiliates own at least a majority of the combined voting power of the then outstanding shares of all classes and series of the Company, none of Banco Santander or any of its Affiliates shall acquire any Person or business if more than 50% of the total assets of such Person or business, determined by reference to the most recently available balance sheet of such Person or business, consist of loans made to individuals in the United States of America who have on average, at origination, FICO scores of less than 660 (a “Subprime Business”).
(b)    The foregoing shall not restrict the ability of Banco Santander or any of its Affiliates to (i) engage in any business in which it engages as of the date of this Agreement, or own any Person or business which it owns as of the date of this Agreement, (ii) engage in a transaction pursuant to which the provisions described under Section 6.11 are applicable, (iii) invest in, or acquire the Securities of, any Subprime Business so long as, as a result of such investment or acquisition, Banco Santander and its Affiliates (other than the Company) do not, at the time of such investment or acquisition, collectively own more than 9.9% of the outstanding capital stock or other Securities of such Subprime Business, (iv) acquire an instrument of indebtedness of any Subprime Business (other than interests in Subprime Loans or Subprime Loan Portfolios) or otherwise engage in debt financing transactions with any Subprime Business or (v) acquire any loans that are not Subprime Loans or loan portfolios that are not Subprime Loan Portfolios.
6.11.    Potential Acquisition.
(a)    Subject to Section 6.17, SHUSA and the Company shall use commercially reasonable efforts to make the acquisition of the Target through the Company or one of its Subsidiaries.
(b)    In the event that SHUSA or one of its Affiliates (other than the Company or one of its Subsidiaries) decides to acquire, in its sole discretion, the Target, such acquisition shall be made through a newly formed special purpose acquisition vehicle (“Newco”) and each of the Acquirers shall have the opportunity to subscribe for a number of shares of equity Securities in Newco such that its percentage ownership of each class of equity Securities of Newco is equal to its Proportionate Percentage. If an Acquirer subscribes for its full pro rata share of the equity Securities of a Newco (or such lesser amount as it is permitted to acquire in order to comply with the regulations specified in the proviso to this sentence), then SHUSA or its

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Affiliate, as applicable, Newco and each such Acquirer shall negotiate in good faith to enter into, prior to the closing of such acquisition, a shareholders agreement with respect to Newco containing provisions comparable to those set forth in Sections 2.2, 2.3, 2.4, 6.1, Article VII and Article VIII and to cause Newco’s organizational documents to contain, prior to the closing of such acquisition, provisions comparable to the articles of incorporation and by-laws of the Company, except to the extent agreed by SHUSA or such Affiliate, as applicable, Newco and each other Acquirer; provided that, if, upon the closing of such acquisition, the Target will be regulated as a bank or other insured depository institution by any Governmental Authority, adjustment to such shareholders agreement, articles of incorporation and by-laws shall be made, to the minimum extent necessary, in order to (i) prevent such Acquirer from being required to register as a bank holding company under the Bank Holding Company Act or as a savings and loan holding company under the Home Owners Loan Act, and (ii) receive any necessary approvals of any Governmental Authority. If, notwithstanding any proposed adjustments to be made pursuant to the proviso to the immediately preceding sentence it is not possible for any Acquirer to subscribe for a number of shares of equity Securities of Newco such that its percentage ownership of each class of equity Securities of Newco is equal to its Proportionate Percentage (i) without such Acquirer being required to register or become regulated as a bank holding company under the Bank Holding Company Act or as a savings and loan holding company under the Home Owners Loan Act and (ii) without such Acquirer and Newco failing to receive any necessary approvals from any Governmental Authority for the acquisition of the Target, then such Acquirer shall be entitled to subscribe for the maximum amount of equity Securities it may acquire without triggering the consequences referred to in the preceding clauses (i) or (ii), and SHUSA or its Affiliate, as applicable, Newco and each such Acquirer that has elected to so subscribe for equity Securities of Newco shall negotiate in good faith to enter into alternative arrangements, prior to the closing of the applicable acquisition, to provide each such Acquirer a reasonably comparable opportunity to achieve the economic benefits of such acquisition that such Acquirer would have had if it had subscribed in full for such equity Securities.
(c)    In the event that SHUSA or one of its Affiliates (other than the Company or one of its Subsidiaries) acquires the Target through a Newco, the Company may enter into one or more servicing agreements with such Newco pursuant to which the Company will service the assets of the Target on terms no less favorable to the Company than those that would have been obtained in a comparable transaction by the Company with an unrelated Person on an arm’s-length basis to the Company (a “Servicing Arrangement”), provided that in no event shall such Servicing Arrangement require the Company or any of its Subsidiaries to pay fees to such Newco or its Subsidiaries. The Acquirers and their respective Affiliates (including any directors nominated by the Acquirers) shall not take any action, or fail to take any action (including failing to approve any Board Reserved Matter or Shareholder Reserved Matter), which action or failure to act would prevent the Company from entering into such Servicing Arrangement.
(d)    Neither SHUSA nor any of its Affiliates shall acquire the Target, whether through a Newco or otherwise, or enter into a Servicing Arrangement, if such acquisition or entry into such Servicing Arrangement would cause the Company or New Acquirer to be required to

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register or become subject to regulation as a bank holding company under the Bank Holding Company Act, or a savings and loan holding company under the Home Owners’ Loan Act.
6.12.    Contingent Adjustments.
(a)    If the Company’s actual Two Year Net Income is greater than $1,665,000,000.00, then the Company shall pay to SHUSA in cash an amount equal to the lesser of (a) 12.5% of the product of (i) the excess of (A) the Company’s actual Two Year Net Income over (B) $1,665,000,000.00 and (ii) 5.0 and (b) $595,000,000.00 (the amount payable to SHUSA, the “SHUSA Contingent Payment”). The parties hereto agree to treat the SHUSA Contingent Payment for Tax purposes as (i) a return of any capital contribution made by SHUSA to the Company after the date of this Agreement, then (ii) a return of the capital contribution made by SHUSA to the Company on or prior to the date of this Agreement and then (iii) as a dividend to SHUSA with respect to which all other shareholders of the Company have waived their proportionate share. The SHUSA Contingent Payment, if any, shall be paid no more than 30 days following the final determination of the amount of the SHUSA Contingent Payment (such date, the “SHUSA Contingent Payment Date”). To the extent that the SHUSA Contingent Payment, if any, is not paid in full on or before the SHUSA Contingent Payment Date, the Company will pay interest on the unpaid amount of the SHUSA Contingent Payment to the New Acquirer at a rate of 8.00% per annum. Any such interest will be computed on the basis of a 360-day year of twelve 30-day months. Notwithstanding the foregoing, no SHUSA Contingent Payment shall be paid if the difference between (i) the Company’s actual Two Year Net Income and (ii) $1,665,000,000.00 is less than $83,250,000.00.
(b)    If the Company’s actual Two Year Net Income is less than $1,665,000,000.00, then the Company shall refund a portion of the Acquisition Price to the New Acquirer in cash in an amount equal to the lesser of (a) 12.5% of the excess, if any, of (i) the product of (A) the excess of (x) $1,665,000,000.00 over (y) the Company’s actual Two Year Net Income and (B) 5.0 over (ii) the Run-Off Portfolio NPV and (b) $595,000,000.00 (the “New Acquirer Acquisition Price Adjustment” and, together with the SHUSA Contingent Payment, the “Contingent Adjustments”). The parties hereto agree to treat the New Acquirer Acquisition Price Adjustment as a return of a portion of the Acquisition Price for Tax purposes. The New Acquirer Acquisition Price Adjustment, if any, shall be paid no more than 30 days following the final determination of the amount of the New Acquirer Acquisition Price Adjustment (such date, the “New Acquirer Acquisition Price Adjustment Payment Date”). To the extent that the New Acquirer Acquisition Price Adjustment, if any, is not paid in full on or before the New Acquirer Acquisition Price Adjustment Payment Date, the Company will pay interest on the unpaid amount of the New Acquirer Acquisition Price Adjustment to the New Acquirer at a rate of 8.00% per annum. Any such interest will be computed on the basis of a 360-day year of twelve 30-day months. Notwithstanding the foregoing, no New Acquirer Acquisition Price Adjustment shall be paid if the difference between (i) the Company’s actual Two Year Net Income and (ii) $1,665,000,000.00 is less than $83,250,000.00.
(c)    “Run-Off Portfolio NPV” means the net present value of the expected future net income from Acquired Portfolios acquired by the Company or its consolidated

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Subsidiaries after the date of this Agreement (calculated in a manner consistent with the Company’s historical practices and procedures as in effect on the date of this Agreement, but net of expected credit costs, Allocated Interest Costs, servicing costs, and tax costs allocated by the Company to such portfolios in a manner consistent with the Company’s historical practices and procedures as in effect on the date of this Agreement and consistent with the practices used to allocate costs to the Acquired Portfolios excluded from Recurring Net Income) for periods following December 31, 2015. If an Acquired Portfolio included in the Run-Off Portfolio NPV is accounted for under a method other than ASC 310–30, then credit costs used in calculating the Run-Off Portfolio NPV shall be determined based upon net charge-offs which are expected to occur over the period following December 31, 2015 as opposed to when a provision for expected future losses would be recognized in the financial statements. The net present value of such expected future net income shall be calculated as of December 31, 2015, using an annualized discount rate of 20%. The projections used for estimating such expected future net income (the “Projections”) shall be prepared by the CFO in good faith and based on assumptions that are reasonable as of the date such projections are made. Such Projections, which must be mutually agreed upon by the Company, SHUSA and the New Acquirer, shall take into account historical collections and performance, current and expected economic conditions and the performance of comparable portfolios.
(d)    The Company shall not declare or make any dividends or other distributions (other than making dividends or other distributions declared prior to the date on which any Contingent Adjustment has become payable) on its equity Securities, other than any Contingent Adjustment, unless and until the amount of any Contingent Adjustment (including any accrued interest thereon) that has become payable is paid in full and the Contingent Adjustment (including any interest thereon) shall rank pari passu with unsecured and unsubordinated obligations of the Company.
(e)    Concurrent with the consummation of an IPO, any existing or potential future obligation of the Company to pay a SHUSA Contingent Payment shall be fully and irrevocably terminated and, to the extent that the Company, but for such termination, would have been obligated to pay a SHUSA Contingent Payment, the New Acquirer shall pay to SHUSA an amount equal to the product of (i) the SHUSA Contingent Payment and (ii) 0.25 (the “Post-IPO SHUSA Contingent Adjustment”) on the SHUSA Contingent Payment Date. To the extent that the Post-IPO SHUSA Contingent Adjustment, if any, is not paid in full if and when due, the New Acquirer will pay interest on the unpaid amount of the Post-IPO SHUSA Contingent Adjustment at a rate of 8.00% per annum. Any such interest will be computed on the basis of a 360-day year of twelve 30‑day months. Any Post-IPO SHUSA Contingent Adjustment payments may be made by the New Acquirer in the form of cash or Shares (as long as the Common Stock is listed on a national securities exchange), at the option of the New Acquirer. In the event that the New Acquirer elects to make any Post-IPO SHUSA Contingent Adjustment payment in the form of Shares, such payment shall be made in accordance with the provisions of Section 6.12(h). The obligation to pay any Post-IPO SHUSA Contingent Adjustment shall, except to the extent set forth in the following sentence, be a senior obligation of the New Acquirer ranking pari passu with its unsecured and unsubordinated obligations. SHUSA agrees that all its right, title and interest in, to and under any Post-IPO SHUSA Contingent Adjustment payment shall be

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subordinate, and junior in right of payment, to the rights of the Lender in respect of the obligations of the New Acquirer under the Note Purchase Agreement and the Notes such that no payment in respect of any Post-IPO SHUSA Contingent Adjustment shall be made at any time during which any Note is outstanding or any amount is payable by New Acquirer under the Note Purchase Agreement. The parties hereto agree to treat any Post-IPO SHUSA Contingent Adjustment for Tax purposes as a capital contribution of cash or Shares, as applicable, by the New Acquirers to the Company followed by a distribution by the Company to SHUSA of such cash or Shares, as applicable, that is treated in the same manner as the SHUSA Contingent Payment is treated pursuant to the second sentence of Section 6.12(a).
(f)    Concurrent with the consummation of an IPO, any existing or potential future obligation of the Company to pay a New Acquirer Acquisition Price Adjustment shall be fully and irrevocably terminated and, to the extent that the Company, but for such termination, would have been obligated to pay a New Acquirer Acquisition Price Adjustment, SHUSA shall pay to the New Acquirer an amount equal to the product of (i) the New Acquirer Acquisition Price Adjustment and (ii) 0.75 (the “Post-IPO New Acquirer Contingent Adjustment” and, together with the Post-IPO SHUSA Contingent Adjustment, the “Post-IPO Contingent Adjustments”) on the New Acquirer Acquisition Price Adjustment Payment Date. To the extent that the Post-IPO New Acquirer Contingent Adjustment, if any, is not paid in full on or before the Post-IPO New Acquirer Contingent Adjustment Payment Date, SHUSA will pay interest on the unpaid amount of the Post-IPO New Acquirer Contingent Adjustment at a rate of 8.00% per annum. Any such interest will be computed on the basis of a 360-day year of twelve 30‑day months. Any Post-IPO New Acquirer Contingent Adjustment payments shall be made by SHUSA in the form of cash to the extent of the total amount outstanding under the Notes, including accrued and unpaid interest. To the extent that the amount of the Post-IPO New Acquirer Contingent Adjustment is greater than the total amount outstanding under the Notes, including accrued and unpaid interest (such difference, the “Contingent Adjustment Shortfall”), SHUSA may, to the extent of the Contingent Adjustment Shortfall, also make Post-IPO New Acquirer Contingent Adjustment payments in the form of Shares (as long as the Common Stock is listed on a national securities exchange). In the event that SHUSA elects to make any Post-IPO New Acquirer Contingent Adjustment payment in the form of Shares, such payment shall be made in accordance with the provisions of Section 6.12(h). The obligation to pay any Post-IPO New Acquirer Contingent Adjustment shall be a senior obligation of SHUSA ranking pari passu with its unsecured and unsubordinated obligations. If paid in cash, the parties hereto agree to treat any Post-IPO New Acquirer Contingent Adjustment for Tax purposes as a capital contribution of cash by SHUSA to the Company followed by a distribution by the Company to the New Acquirers of such cash that is treated in the same manner as the New Acquirer Acquisition Price Adjustment is treated pursuant to the second sentence of Section 6.12(b). If paid in Shares, the parties hereto agree to treat any Post-IPO New Acquirer Contingent Adjustment for Tax purposes as a capital contribution of such Shares by SHUSA to the Company, followed by a distribution by the Company to the New Acquirer of such Shares that is treated as an acquisition of additional shares of Common Stock as part of the original purchase pursuant to the New Acquirer Investment Agreement.

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(g)    Banco Santander hereby unconditionally and irrevocably guarantees to the New Acquirer the full and punctual performance by (i) the Company of all obligations of the Company under Section 6.12(b) and (ii) SHUSA of all obligations of SHUSA under Section 6.12(f) (the “Contingent Adjustment Guaranteed Obligations”). The obligations of Banco Santander under this Section 6.12(g) shall not be affected by (A) the failure of the New Acquirer to assert any claim or demand or to enforce any right or remedy against the Company or SHUSA, as applicable, under this Agreement; (B) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement; or (C) any change in the ownership of Banco Santander. Without limiting the generality of the foregoing, Banco Santander agrees that if the Company or SHUSA, as applicable, shall fail in any manner whatsoever to perform or observe any of the Contingent Adjustment Guaranteed Obligations when the same shall be required to be performed or observed, then Banco Santander will itself duly and punctually perform or observe or cause to be performed or observed the Contingent Adjustment Guaranteed Obligations.
(h)    If any Post-IPO Contingent Adjustment payment is made in the form of Shares then the per share value of the Shares used for such payment shall be equal to the Average Stock Price. In addition, if any Post-IPO Contingent Adjustment is made in the form of Shares then certificates representing the number of such Shares shall be delivered by SHUSA or the New Acquirer, as applicable, duly endorsed for Transfer or accompanied by duly executed stock powers, free and clear of all Liens. The Person delivering such Shares as payment of any Post-IPO Contingent Adjustment shall also deliver a certificate which shall contain the following representations and warranties: (i) such Person has full power, right and authority to Transfer the Shares to be Transferred by it, (ii) such Transfer will not conflict with, or result in a violation or breach of, any Law or Judgment applicable to such Person, (iii) no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of any Governmental Authority is necessary on the part of such Person for the consummation of such Transfer, (iv) upon delivery of the Shares, the transferee will acquire all of the rights of the transferor in such Shares and will acquire its interest in such Shares free of any “adverse claim” (as defined in Section 8-102 of the Uniform Commercial Code) and (v) delivery of such Shares to the Transferee will pass title to such Shares free and clear of any Liens.
(i)    Sections 6.12(b) and 6.12(f) shall terminate and be of no further force and effect, Section 6.12(e) shall terminate and be of no further force and effect with respect to the New Acquirer, the Company shall have no further obligation to pay any New Acquirer Acquisition Price Adjustment and neither New Acquirer nor SHUSA shall have any further obligation to pay any Post-IPO Contingent Adjustments upon (i) the closing of the IPO Put Option or Deadlock Put Option with respect to the Shares held by the New Acquirer or (ii) the closing of the Deadlock Call Option with respect to the Shares held by the New Acquirer.
(j)    The CFO shall conduct an appraisal of the Contingent Adjustments and Post-IPO Contingent Adjustments (i) semi-annually in each of fiscal years 2012, 2013 and 2014 and (b) quarterly in each of fiscal years 2015 and 2016, and shall notify each of SHUSA and the New Acquirer of the result of such appraisal. For purposes of determining each of the Contingent Adjustments, the Post-IPO Contingent Adjustments, Bring-Along Contingent

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Acquisition Price Adjustment, IPO Put Option Fair Market Value, IPO Put Option Contingent Adjustment Value, Deadlock Fair Market Value and Deadlock Contingent Adjustment Value, the results of such appraisals shall not be given greater deference than any other appraisals or estimates.
(k)    Within 20 days after the completion of the Company’s audit with respect to fiscal year 2015, the CFO shall deliver a notice certifying the Company’s calculation of its actual Two Year Net Income and the Run-Off Portfolio NPV and providing the underlying support for the calculations and assumptions underlying such calculations (including details regarding the Projections) (the “Contingent Adjustment Notice”). If either SHUSA or the New Acquirer disagrees with the Company’s calculation of Two Year Net Income or Run-Off Portfolio NPV (including the Projections), each of SHUSA and the New Acquirer shall be entitled, within ten days of receipt of the Contingent Adjustment Notice, to give notice to the Company and SHUSA or the New Acquirer, as applicable, of such disagreement which shall set forth SHUSA and/or the New Acquirer’s calculation of the actual Two Year Net Income and the Run-Off Portfolio NPV, the basis for SHUSA and/or the New Acquirer’s dispute or objections and the specific adjustments (including dollar amounts) that SHUSA and/or the New Acquirer believes in good faith should be made (any such written notice, a “Notice of Objection”) and, upon receipt thereof, the Company, the New Acquirer and SHUSA will negotiate reasonably and in good faith for five days in an effort to agree upon the Two Year Net Income and the Run-Off Portfolio NPV. If neither SHUSA nor the New Acquirer provides such notice to the Company within such five day period, then the Company’s determination of the Two Year Net Income and the Run-Off Portfolio NPV shall be final and binding on the Company, SHUSA and the New Acquirer for purposes of the Contingent Adjustment. If either SHUSA or the New Acquirer provides such notice and the Company, SHUSA and the New Acquirer fail to agree in writing upon the Two Year Net Income and/or the Run-Off Portfolio NPV within 25 days from the date of the Contingent Adjustment Notice, then the Contingent Adjustment Valuation Firm shall make a determination of the Two Year Net Income and/or Run-Off Portfolio NPV in accordance with the methodology set forth in Section 6.12(a)-(c) and, in accordance with such determination, shall select either (i) the Company’s proposed Two Year Net Income and Run-Off Portfolio NPV, (ii) SHUSA’s proposed Two Year Net Income and Run-Off Portfolio NPV (if SHUSA delivered a Notice of Objection) or (iii) the New Acquirer’s proposed Two Year Net Income and Run-Off Portfolio NPV (if the New Acquirer delivered a Notice of Objection). The Company, SHUSA and the New Acquirer each agree to sign an engagement letter, in commercially reasonable form, if reasonably required by the Contingent Adjustment Valuation Firm. Each party promptly shall, upon request, make available to each other and the Contingent Adjustment Valuation Firm all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the Two Year Net Income and the Run-Off Portfolio NPV, in each case to the extent within the control of such party, and the Company shall provide access to the Company personnel who prepared such calculations. The Contingent Adjustment Valuation Firm’s determination of the Two Year Net Income and/or Run-Off Portfolio NPV shall be final and binding on the Company, SHUSA and the New Acquirer for purposes of the Contingent Adjustments. In any case where the Contingent Adjustment Valuation Firm is required to render an opinion of the Two Year Net Income and/or Run-Off Portfolio NPV, such opinion shall be rendered within 30 days of being engaged. All fees and

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disbursements of the Contingent Adjustment Valuation Firm shall be borne by (i) the New Acquirer, in the event that the New Acquirer delivered a Notice of Objection, and the Contingent Adjustment Valuation Firm selects the Company’s proposed Two Year Net Income and Run-Off Portfolio NPV or SHUSA’s proposed Two Year Net Income and Run-Off Portfolio NPV, (ii) SHUSA, in the event that SHUSA delivered a Notice of Objection and the New Acquirer did not deliver a Notice of Objection, (iii) the New Acquirer and SHUSA equally, in the event that both the New Acquirer and SHUSA delivered a Notice of Objection, and the Contingent Adjustment Valuation Firm selects the Company’s proposed Two Year Net Income and Run-Off Portfolio and (iv) SHUSA, in the event that the New Acquirer delivered a Notice of Objection, and the Contingent Adjustment Valuation Firm selects the New Acquirer’s proposed Two Year Net Income and Run-Off Portfolio.
(l)    As of December 31, 2013, December 31, 2014 and December 31, 2015 the Company shall provide a schedule to the New Acquirer and SHUSA which summarizes the Company’s Credit Loss Allowance and Loss Coverage as of each respective date, in a form consistent with Exhibit C. Such Credit Loss Allowance shall be determined in accordance with the Company’s historical practices and in accordance with GAAP.
6.13.    Dividends and Distributions.
(a)    Upon the receipt of any cash dividend, distribution or other release of any cash proceeds or other amounts from the Company to Dundon Holdco, Dundon Holdco shall make all payments required to be made to Banco Santander or its Affiliates under the Dundon Loan Agreement. The Company may remit dividends, distributions and other amounts payable in respect of shares of Common Stock held by Dundon Holdco to Banco Santander so that such funds can be applied on behalf of Dundon Holdco to any amounts then payable by Dundon Holdco or Executive to Banco Santander or any of its Affiliates pursuant to the Dundon Loan Agreement.
(b)    SHUSA may set-off, deduct and withhold from any amounts due to Dundon Holdco upon a purchase of Shares pursuant to Article III, IV or V any amounts then payable by Dundon Holdco or Executive to Banco Santander or any of its Affiliates pursuant to the Dundon Loan Agreement. SHUSA may remit such amounts to Banco Santander so that such funds can be applied on behalf of Dundon Holdco to any amounts then payable by Dundon Holdco or Executive to Banco Santander or any of its Affiliates pursuant to the Dundon Loan Agreement.
6.14.    Financing Matters.
(a)    Each of the Company, Executive and the Shareholders acknowledges and agrees that, except as set forth in Section 6.14(b), none of Banco Santander, the Acquirers or their respective Affiliates has any obligation or commitment, under this Agreement or otherwise, to make any loan or loans, or provide any other financing, whether in the form of equity or debt, to the Company or any of its Subsidiaries, but will evaluate each request for a loan or other financing at the time made and will decide in such Person’s absolute and sole discretion whether to make the loan or provide the financing requested.

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(b)    The existing committed funding from Banco Santander and its Affiliates in favor of the Company shall be terminated and replaced with new committed lines of financing substantially in the forms set forth in Exhibit B. SHUSA agrees that, with respect to the Santander Financing, it (and its nominees to the Board of Directors) will act in good faith and will not take any action, or fail to take any action, in its or their capacity as a Shareholder or director for the purpose of causing the Company to breach any provision of, or default on its obligations or cause a failure of any condition under, the Santander Financing. Furthermore, subject to the then current Liquidity Policy, in the event that senior management of the Company, acting in good faith, determines it to be advisable to draw funds under the Santander Financing, then SHUSA and its respective Affiliates (including any directors nominated by SHUSA) shall not take any action, or fail to take any action (including failing to approve any Board Reserved Matter or Shareholder Reserved Matter), which action or failure to act would prevent the Company from borrowing under the Santander Financing; provided that the conditions to such borrowing are otherwise satisfied. In connection with any action to be taken by the Company pursuant to Exhibit H of the Santander Financing, the Company will act, or refrain from acting, at the written direction of the New Acquirer.
(c)    In the event that after the date of this Agreement, the New Acquirer and senior management of the Company reasonably determine in good faith that it is in the best interests of the Company for the Company to incur additional indebtedness for borrowed money and such financing is available from a third-party financing source which is not an Affiliate of the Company or any of the Shareholders (a “Third-Party Financing Source”) to the Company on terms which, in the reasonable, good faith determination of the New Acquirer and senior management of the Company, are commercially reasonable, in the best interests of the Company and are consistent with the Company’s then current business plan and budget (such financing, “Available Financing”), then SHUSA, the Acquirers and their respective Affiliates (including any directors nominated by SHUSA or the Acquirers) shall not take any action, or fail to take any action (including failing to approve any Board Reserved Matter or Shareholder Reserved Matter), which action or failure to act would prevent the Company from obtaining such Available Financing from such Third-Party Financing Source unless SHUSA, the Acquirers or their respective Affiliates, as applicable, are willing to provide equivalent financing on terms that, taken as a whole, are no less favorable to the Company than the terms of the Available Financing. This Section 6.14(c) shall terminate and be of no further force and effect upon the occurrence of an Acquirer Group Termination.
(d)    [The Company, together with the Company Subsidiaries, shall by February 28, 2012, have the Required Financing. The Company shall use commercially reasonable efforts to, as promptly as practicable after increasing the total commitments under the Santander ABS Credit Agreement, enter into one or more Third Party Warehouse Agreements (the “Replacement Facilities”) with margins not in excess of the margins of the Comparable Facility by more than 40 basis points and otherwise on terms that are not materially less favorable to the Company in the aggregate than the terms of the Comparable Facility and, upon entry, into such Third Party Warehouse Agreements, the Company shall, at the request of Banco Santander, reduce the available amount under the Santander ABS Credit Agreement by a corresponding amount; provided, however, the Company shall not reduce the available amount

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under the Santander ABS Credit Agreement if, following such reduction, the Company, together with its Subsidiaries, would no longer have the Required Financing. The New Acquirer and its Affiliates (including any directors nominated by it) shall not take any action, or fail to take any action (including failing to approve any Board Reserved Matter or Shareholder Reserved Matter), which action or failure to act could prevent the Company satisfying the requirements of this Section 6.14(d), including preventing the Company from entering into any Third Party Warehouse Agreements or obtaining any Additional Financing, the entry into which, in the reasonable determination of senior management of the Company, is reasonably necessary for the Company to satisfy the requirements of this Section 6.14(d). In addition, the New Acquirer and its Affiliates (including any directors nominated by it) shall not take any action, or fail to take any action (including failing to approve any Board Reserved Matter or Shareholder Reserved Matter), which action or failure to act would prevent the Company from obtaining any Additional Financing to the extent necessary for the Company to comply with this Section 6.14(d) or entering into Replacement Facilities. In the event that the New Acquirer or its Affiliates (including any directors nominated by it) do not comply with their obligations under this Section 6.14(d), then neither the Company nor Banco Santander shall have any obligations under, or liabilities with respect to, this Section 6.14(d).]
(e)    Banco Santander hereby unconditionally and irrevocably guarantees to SHUSA and each Acquirer the full and punctual performance by the Company of all obligations of the Company under Section 6.14(d) (the “Required Financing Guaranteed Obligations”). The obligations of Banco Santander under this Section 6.14(e) shall not be affected by (1) the failure of SHUSA or any Acquirer to assert any claim or demand or to enforce any right or remedy against the Company under this Agreement; (2) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement; or (3) any change in the ownership of Banco Santander. Without limiting the generality of the foregoing, Banco Santander agrees that if the Company shall fail in any manner whatsoever to perform or observe any of the Required Financing Guaranteed Obligations when the same shall be required to be performed or observed, then Banco Santander will itself duly and punctually perform or observe or cause to be performed or observed the Required Financing Guaranteed Obligations.
(f)    In the event that any Qualifying Payment is paid by any borrower under any of the Santander Three Year Credit Agreement, the Santander Five Year Credit Agreement or the Santander ABS Credit Agreement, upon written notice of such payment by the New Acquirer, Banco Santander shall promptly pay to the New Acquirer an amount equal to the product of (i) the amount of the Qualifying Payment and (ii) the New Acquirer’s Proportionate Percentage.
6.15.    IPO.
(a)    In connection with an IPO, SHUSA and the Acquirers agree to negotiate in good faith, and with the advice of the lead underwriters for an IPO, to attempt to take advantage of “controlled company” or other exceptions to retain the voting rights and corporate governance provisions applicable to the Company as of the date hereof; provided, that such voting rights and corporate governance provisions shall not be required to be retained if following such good faith

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negotiations SHUSA and the Acquirers fail to agree on such provisions, in which case the provisions of Section 6.15(b) shall apply.
(b)    In connection with an IPO in which SHUSA and the Acquirers fail to agree on voting rights and corporate governance provisions pursuant to Section 6.15(a), this Agreement, the articles of incorporation and by-laws of the Company and the organizational documents of each Significant Subsidiary shall be amended upon the recommendation of the lead underwriters for such IPO in order to maximize the per share value of the Shares sold or issued in such IPO to (i) eliminate or adjust the voting rights and corporate governance provisions set forth in this Agreement, the articles of incorporation or by-laws of the Company or the organizational documents of any Significant Subsidiary and (ii) include such other terms as are appropriate for a public company, so long as, following such changes, the Company complies with all applicable corporate governance and other listing requirements of the applicable exchange on which its shares will be listed without reliance on any “controlled company” or similar exception. Notwithstanding the foregoing, the New Acquirer’s voting and corporate governance rights shall not be eliminated or reduced without their consent, unless SHUSA’s voting and corporate governance rights are also adjusted to be no more favorable than those of the New Acquirer. In the event the Board Reserved Matters or Shareholder Reserved Matters are adjusted in an IPO pursuant to this Section 6.15(b), then the Company's actual Two Year Net Income used for the calculation of the Post-IPO Contingent Adjustments shall be adjusted to be an amount equal to the product of (x) the quotient of (A) the Company's actual Two Year Net Income divided by (B) the average number of Shares outstanding during fiscal years 2014 and 2015 (on a fully diluted basis based on the treasury stock method), multiplied by (y) the number of Shares outstanding immediately prior to the IPO (on a fully diluted basis based on the treasury stock method), in each case as adjusted from time to time for any reorganization, reclassification, stock split, stock dividend, reverse stock split, or other like changes in the Company’s capitalization since the date hereof. The Shareholders agree that they will take, and cause their Affiliates (including any directors nominated by such Shareholder) to take, any and all actions necessary to give effect to the foregoing, including voting their Shares and any other Securities of the Company (to the extent such Securities have voting rights) at any regular or special meeting of the shareholders of the Company, or in any written consent in lieu of such a meeting of shareholders, to cause the amendment of this Agreement, the articles of incorporation or by-laws of the Company or the organizational documents of any Significant Subsidiary, which amendments are necessary to give effect to the actions contemplated by the preceding clauses (i) and (ii) or with Section 6.15(a), as applicable. The Shareholders shall take all other actions necessary to ensure the amendment of this Agreement, the articles of incorporation or by-laws of the Company or the organizational documents of any Significant Subsidiary, which amendments are necessary to give effect to the actions contemplated by the preceding clauses (i) and (ii) or with Section 6.15(a), as applicable and shall not take any actions which are inconsistent with the intent and purpose of the foregoing. The Company shall take all actions necessary to cause the amendment of this Agreement, the articles of incorporation or by-laws of the Company or the organizational documents of any Significant Subsidiary, which amendments are necessary to give effect to the actions contemplated by the preceding clauses (i) and (ii) or with Section 6.15(a), as applicable, and shall not take any actions which are inconsistent with the intent and purpose of the foregoing.

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6.16.    Certain Tax Matters.(a)    Subject to Section 6.16(b), SHUSA shall indemnify and hold harmless the Company and its Subsidiaries or the New Acquirer, as applicable under Section 6.16(c), without duplication, from any Loss (which, for purposes of this Section 6.16, shall have the meaning assigned to such term in the New Acquirer Investment Agreement) arising from:
(i)    any and all liability for Taxes of the Company or any of its Subsidiaries (or any predecessors) with respect to any Pre-Determination Date Tax Period,
(ii)    any and all liability for Taxes of the Company or any of its Subsidiaries that arises from a transaction (such as an intercompany transaction under Treasury Regulation § 1.1502-13) before the Determination Date that results in taxable income or gain in the period after the Determination Date and on or before the Closing Date, and that would have arisen in a Pre-Determination Date Tax Period if the Closing had occurred on the Determination Date;
(iii)    any breach of (A) any representation or warranty contained in Section 2.08 of the New Acquirer Investment Agreement (provided that, in the case of any representation or warranty contained in Section 2.08(i) of the New Acquirer Investment Agreement, the term Closing Date shall be replaced with the term Determination Date) or (B) any covenant set forth in Section 4.01(b)(iii) of the New Acquirer Investment Agreement;
(iv)    any payments made by the Company or any of its Subsidiaries after the Determination Date in violation of Section 5.01(c) of the New Acquirer Investment Agreement except as provided in this Agreement; and
(v)    any Group Tax Liabilities.
(b)    SHUSA shall not be responsible for any indemnification under Section 6.16(a) unless and until the aggregate amount of Losses of the Company and its Subsidiaries under clauses (i) through (v) of Section 6.16(a) exceeds the aggregate liability for Taxes (other than deferred taxes) included in the calculation of the Company's Tangible Common Equity (as defined in the New Acquirer Investment Agreement) pursuant to Section 1.04 of the New Acquirer Investment Agreement.
(c)    Losses of the Company subject to indemnification under Section 6.16(a) that exceed the threshold under Section 6.16(b) shall be indemnified as follows:
(i)    if a Loss arises under Section 6.16(a)(i), 6.16(a)(ii), 6.16(a)(iv) or 6.16(a)(v), SHUSA shall pay the amount of such Loss to the Company; and
(ii)    if a Loss arises under Section 6.16(a)(iii), and not under any other clause of Section 6.16(a), SHUSA shall pay the New Acquirer all Losses that the New Acquirer may suffer, incur, or become subject to (including by reason of its indirect share of any Loss of the Company attributable to the New Acquirer’s ownership interest in the Company), as a result of such Loss of the Company.

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(d)    For purposes of Section 6.16(b), (A) any liability of the Company in the calculation of Tangible Common Equity (as of the Determination Date) under the line item of “Payable to Parent-Tax Sharing Agreement” relating to a Pre-Determination Date Tax Period shall be treated as a liability for Taxes for the Pre-Determination Date Tax Period, and (B) any liability of the Company for Taxes payable for a Post-Determination Date Tax Period included in the calculation of Tangible Common Equity (as of the Determination Date), such as those arising from an adjustment under Section 481 of the Internal Revenue Code for a change in accounting method arising before the Determination Date, shall not be taken into account.
(e)    In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Determination Date shall be deemed to be the amount of any such Taxes determined as if such taxable period ended as of the close of business on the Determination Date; provided that, in the case of any Straddle Period governed by the State Tax Sharing Agreement, the amount of Taxes allocable to the portion of such Straddle Period ending on the Determination Date shall be determined under the State Tax Sharing Agreement.
(f)    The parties agree to treat all taxable periods of the Company and its Subsidiaries as ending on the Closing Date for U.S. federal income Tax purposes and, to the extent possible, state and local income Tax purposes.
(g)    For purposes of Sections 6.16(a) and 6.16(b), in the case of an audit adjustment for a Pre-Determination Date Tax Period with respect to a consolidated or combined return that includes both the Company or its Subsidiaries, and SHUSA or its Subsidiaries (other than the Company or its Subsidiaries), the liability of the Company and its Subsidiaries for such Period shall be determined on the basis of intercompany agreements and practices in effect for the taxable year in question.
(h)    Except as otherwise required by law, the Company and its Subsidiaries shall not amend any Tax Returns with respect to any Pre-Determination Date Tax Period without the prior written consent of SHUSA if such amendments would result in an amount of Tax for which SHUSA would have an indemnification obligation pursuant to this Section 6.16.
(i)    In the event that the Company or its Subsidiaries receive notice of the assertion of any claim against it by any taxing authority, which, if successful, might result in an indemnity payment to the Company or the New Acquirer pursuant to this Section 6.16, it shall provide notice to SHUSA promptly after becoming aware of such claim; provided, however, that the failure of the Company or its Subsidiaries to provide such notice shall not affect the indemnification obligations under this Agreement except, and only to the extent that, SHUSA shall have been materially prejudiced as a result of such failure.
(j)    In the case of any liability for Taxes described in Section 6.16(b), including those referred to in Section 6.16(d)(A), the Company and its Subsidiaries shall pay the amount of such Tax liability to the relevant taxing authority, or, if any such Tax is owed by SHUSA or its Subsidiaries, to SHUSA at least 2 business days before such Tax is due.

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(k)    SHUSA shall, solely at its own cost and expense, exclusively control any audit, litigation or other proceeding relating to any Taxes for which an indemnity is provided by SHUSA under Section 6.16; provided, however, that no settlement, compromise or consent to entry of a judgment that fails to provide the Company and its Subsidiaries with a complete release of liability or that would impose material obligations on the Company or its Subsidiaries (including with respect to any Post-Determination Date Tax Period) shall be made without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed).
(l)    The Company and its Subsidiaries shall pay to SHUSA any refunds of Taxes (net of any Taxes thereon) received with respect to any Pre-Determination Date Tax Period within 5 days of receipt of such refund, except for any refund with respect to an item that was taken into account as an asset relating to Taxes in the calculation of the Company's Tangible Common Equity (as defined in the New Acquirer Investment Agreement), which, if received by SHUSA, shall be paid to the Company within 5 days of receipt thereof; provided that any refund arising from a carryback of Tax attributes from a Post-Closing Tax Period shall be for the benefit of the Company, and if such a refund is received by SHUSA, SHUSA shall pay such refund over to the Company within 5 days of receipt thereof.
(m)    Responsibility for Filing Tax Returns. Except to the extent provided in the State Tax Sharing Agreement, the following rules shall apply to any Tax Return for a Tax period that includes any date on or before the Closing Date and that is required to be filed after the Closing Date.
(i)    SHUSA or the Company (in accordance with past practices) shall timely prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) such Tax Return. The preparing party shall provide the other party with the portion(s) of any such Tax Return described in the preceding sentence relating to the other party at least 20 Business Days prior to the filing of such Tax Return and shall permit the other party to review and provide reasonable comments on any such Tax Return within 10 Business Days of receipt thereof. The parties shall cooperate in good faith to resolve any disagreements with respect to any comments provided on any such Tax Return.
(ii)    The party filing any such Tax Return shall pay all Taxes due with respect to such Tax Return. The party making such payment shall be reimbursed by the other party for Taxes (x) in accordance with the indemnity principles in Section 6.16 for Tax periods through the Determination Date, and (y) on the basis of intercompany agreements and past practice for the Federal consolidated tax return and for state combined tax returns for periods between the Determination Date and the Closing Date.
(n)    Without limiting the obligations of SHUSA under this Section 6.16:
(i)    Dundon Holdco shall reimburse SHUSA for 8.5% of any payment made by SHUSA under Section 6.16(c) as soon as reasonably practicable after such payment is made by SHUSA; and

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(ii)    SHUSA shall pay to Dundon Holdco 8.5% of any refunds of Taxes received by SHUSA pursuant to Section 6.16(l) as soon as reasonably practicable after such refund is received by SHUSA or paid by the Company to SHUSA.
(o)    Any payment made pursuant to Section 6.16(c) from SHUSA to the Company shall be treated for Tax purposes as a capital contribution by SHUSA to the Company. Any payment made pursuant to Section 6.16(c) from SHUSA to the New Investors shall be treated for Tax purposes as a capital contribution by SHUSA to the Company followed by a distribution by the Company to the New Acquirers that is treated as a return of a portion of the Acquisition Price. Any payment made by Dundon Holdco to SHUSA pursuant to Section 6.16(n) shall be treated for Tax purposes as a capital contribution by Dundon Holdco to the Company followed by a return of the corresponding amount treated as a capital contribution under this Section 6.16(o).

6.17.    Regulatory and Compliance Matters.
(a)    Neither the Company nor SHUSA shall, and each shall cause its Affiliates to not, take any action that would cause any Acquirer to be required to register as a bank holding company under the Bank Holding Company Act, or a savings and loan holding company under the Home Owners’ Loan Act.
(b)    The Company and the Shareholders agree that (i) the Company will pursue best-in-class standards in the areas of risk-management, human resources, compliance, fair lending and other areas designated by the Board of Directors from time to time and (ii) management of the Company will work to develop and implement procedures and internal controls designed to achieve such standards. Management of the Company shall report to the Board of Directors on a regular basis (but not less frequently than quarterly) as to the specific standards adopted, compliance or deviation from those standards and any remediation programs being implemented to address any failures to meet or comply with those standards. In addition, the Company shall use reasonable best efforts to appoint a risk management officer with appropriate resources and responsibilities consistent with best industry practices.
(c)    With respect to the State License Approvals (as defined in the New Acquirer Investment Agreement), by [●], 2012, (i) the Company, together with the Company Subsidiaries, shall have obtained all authorizations, consents, orders, approvals and declarations and made all filings and (ii) all applicable waiting periods shall have expired.
6.18.    Information and Access.
(a)    At any time during which the Company does not file reports with a securities regulatory authority that are publicly available that contain such information, the Company shall deliver to the New Acquirer and SHUSA (a) the most recent audited annual financial statements of the Company and (b) the most recent unaudited quarterly financial statements of the Company, in each case, as promptly as practicable after each applicable period end, but no later than they otherwise become available. The Company shall, and shall cause each of its Subsidiaries, (i) at any and all reasonable times during normal business hours on reasonable

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notice and in such manner as is not reasonably likely to adversely affect the operations of the Company or any of its Subsidiaries, as the case may be, to permit each of the New Acquirer and SHUSA and their respective authorized representatives to examine, at the New Acquirer’s or SHUSA’s, as applicable, expense, all books of account, records, reports documents, data and papers, and to make copies and take extracts and to discuss its business, affairs, finances and accounts with its senior employees, accountants and other advisors and (ii) to permit the New Acquirer and SHUSA to consult with the officers of the Company and its Subsidiaries periodically and at such times as reasonably requested by the New Acquirer or SHUSA, as applicable, on significant corporate actions involving the Company and its Subsidiaries, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company, in each case, to the extent consistent with applicable Law (and with respect to any information which would require public disclosure pursuant to the foregoing, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise). The Company agrees to consider, in good faith, the recommendations of the New Acquirer and SHUSA or its designated representative in connection with the matters on which it is consulted as set forth in clause (ii) above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company. The provisions of this Section 6.18(a) shall apply for so long as any one or more of the Original Investors seek to qualify as a “venture capital operating company” within the meaning of C.F.R. Section 2510.3-101(d).
(b)    The Company shall, and shall cause each of its Subsidiaries to, deliver to the New Acquirer simultaneously with any delivery to SHUSA or its Affiliates, all information (in the same form as delivered to SHUSA or its Affiliates, as applicable) regarding the Company delivered by the Company to SHUSA or any of its Affiliates (other than the Company). The provisions of this Section 6.18(b) shall apply until the occurrence of an Acquirer Group Termination.
6.19.    Outside Activities.
Subject to applicable Law, Affiliates of the Shareholders (including their respective equityholders and their respective Affiliates, but excluding any member of the Board of Directors who is also an officer of the Company) may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company and its Subsidiaries (collectively, “Outside Activities”), and may provide advice and other assistance to any such investment, business venture or Person engaged in Outside Activities, (b) the Company and the Shareholders shall have no rights in and to such Outside Activities or the income or profits derived therefrom, and (c) the pursuit of any such Outside Activities, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper. Subject to applicable Law, the Shareholders and their respective Affiliates (including their respective equityholders and their respective Affiliates, but excluding any member of the Board of Directors who is also an officer of the Company) (i) shall not be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by

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the Company, and (ii) shall have the right to pursue for their own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity. Notwithstanding the foregoing, nothing in this Section 6.19 shall be deemed or construed to permit any member of the Board of Directors to use any confidential, proprietary or nonpublic information obtained in his or her capacity as a member of the Board of Directors for the personal benefit of such director or of any entity with which such director may be affiliated or to the detriment of the Company, to the extent such use would not have been permitted under applicable Law in the absence of this Section 6.19.

6.20.    SHUSA Swap Adjustment Payment.
(a)    If on [DATE THAT IS ONE YEAR AFTER THE CLOSING DATE] (the “Swap Determination Date”) the Swap Recorded Value, as determined in accordance with Section 6.20(d), as of the Swap Determination Date is a liability then SHUSA shall make a payment to the Company in an amount equal to the lesser of (X) the sum of (1) the absolute value of the Swap Recorded Value, as determined in accordance with Section 6.20(d), as of the Swap Determination Date, plus (2) the amount of Swap Payments, minus (3) the amount of Swap Receipts; and (Y) the absolute value of the Swap Recorded Value used to calculate the Pro Forma Capitalization as of the Determination Date; provided, however, if the calculation results in a zero or negative value, then no such payment shall be made. If on the Swap Determination Date the Swap Recorded Value, as determined in accordance with Section 6.20(d) as of the Swap Determination Date is an asset or is zero, then SHUSA shall make a payment to the Company in an amount equal to the sum of (X) the amount of Swap Payments minus (Y) the amount of Swap Receipts, minus (Z) the amount of the Swap Recorded Value, as determined in accordance with Section 6.20(d), as of the Swap Determination Date; provided, however, if the calculation results in a zero or negative number, then no such payment shall be made.
(b)    If Section 6.20 (a) results in a Swap Adjustment Payment, then the amount of the Swap Adjustment Payment as determined in Section 6.20 (a) shall be reduced by the lesser of (i) the amount of the net unrealized gains on Determination Date Investment Securities recorded in other comprehensive income as of the Determination Date; and (ii) the Cumulative Investment Securities Gains; provided, however, if the calculation results in a zero or negative number, then no such payment shall be made.
(c)    The amount of any payment determined pursuant to Section 6.20(a) or 6.20(b) shall be net of the value of the Tax deduction for amounts payable on the Swap equal to the amount of the Swap Adjustment Payment before applying this sentence (as if the Tax deduction arose on the date that the Swap Adjustment Payment is received). The parties agree to treat any payments pursuant to this Section 6.20 for Tax purposes as a capital contribution by SHUSA to the Company.
(d)    Within 20 days of the Swap Determination Date, the CFO shall deliver a notice certifying the Company’s calculation of its Swap Recorded Value as of the Swap Determination Date and providing the underlying support for the calculations (the “Swap Determination Notice”). If either SHUSA or the New Acquirer disagrees with the Company’s

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calculation of the Swap Recorded Value, each of SHUSA and the New Acquirer shall be entitled, within ten days of receipt of the Swap Determination Notice, to give notice to the Company and SHUSA or the New Acquirer, as applicable, of such disagreement which shall set forth SHUSA and/or the New Acquirer’s calculation of the Swap Recorded Value, the basis for SHUSA and/or the New Acquirer’s dispute or objections and the specific adjustments (including dollar amounts) that SHUSA and/or the New Acquirer believes in good faith should be made (any such written notice, a “Notice of Swap Determination Objection”) and, upon receipt thereof, the Company, the New Acquirer and SHUSA will negotiate reasonably and in good faith in an effort to agree upon the Swap Recorded Value. If neither SHUSA nor the New Acquirer provides such notice to the Company within such five day period, then the Company’s determination of the Swap Recorded Value shall be final and binding on the Company, SHUSA and the New Acquirer for purposes of Section 6.20(a). If either SHUSA or the New Acquirer provides such notice and the Company, SHUSA and the New Acquirer fail to agree in writing upon the Swap Recorded Value within 25 days from the date of the Swap Determination Notice, then the Swap Valuation Firm shall make a determination of the Swap Recorded Value and, in accordance with such determination, shall select either (i) the Company’s proposed Swap Recorded Value, (ii) SHUSA’s proposed Swap Recorded Value (if SHUSA delivered a Notice of Swap Determination Objection) or (iii) the New Acquirer’s proposed Swap Recorded Value (if the New Acquirer delivered a Notice of Swap Determination Objection). The Company, SHUSA and the New Acquirer each agree to sign an engagement letter, in commercially reasonable form, if reasonably required by the Swap Valuation Firm. Each party promptly shall, upon request, make available to each other and the Swap Valuation Firm all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the Swap Recorded Value, in each case to the extent within the control of such party. The Swap Valuation Firm’s determination of the Swap Recorded Value shall be final and binding on the Company, SHUSA and the New Acquirer for purposes of Section 6.20(a). In any case where the Swap Valuation Firm is required to render an opinion of the Swap Recorded Value, such opinion shall be rendered within 30 days of being engaged. All fees and disbursements of the Swap Valuation Firm shall be borne by (i) the New Acquirer, in the event that the New Acquirer delivered a Swap Determination Objection, and the Swap Valuation Firm selects the Company’s proposed Swap Recorded Value or SHUSA’s proposed Swap Recorded Value, (ii) SHUSA, in the event that SHUSA delivered a Swap Determination Objection and the New Acquirer did not deliver a Swap Determination Objection, (iii) the New Acquirer and SHUSA equally, in the event that both the New Acquirer and SHUSA delivered a Swap Determination Objection, and the Swap Valuation Firm selects the Company’s proposed Swap Recorded Value and (iv) SHUSA, in the event that the New Acquirer delivered a Swap Determination Objection, and the Swap Valuation Firm selects the New Acquirer’s proposed Swap Recorded Value.
6.21.    Reincorporation.
The Company and Shareholders shall take, and cause their Affiliates (including any directors nominated by such Shareholder) to begin to take, following the date hereof, any and all actions necessary to cause the Company to be incorporated under the Delaware General Corporation Law (whether through a merger of the Company into a Person incorporated under the Delaware General Corporation Law or otherwise); provided that the Company shall not be

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required to take any actions to the extent taking such actions could, in the reasonable judgment of the Company, interfere with the operation of the business of the Company. Notwithstanding the foregoing, the Company shall be required to be incorporated under the Delaware General Corporation Law upon the consummation of an IPO.

6.22.    Servicer Guarantees.
(a)    At the written request of the CEO or CFO, Banco Santander will guarantee, in form and substance not less favorable to Banco Santander than the form and substance of the servicing guarantees provided by Banco Santander as of the date of this Agreement, the servicing obligations of the Company pursuant to any warehouse financing arrangements which the Company or any Subsidiary of the Company enters into with a third party following the date of this Agreement; provided, however, that Banco Santander will not be required to provide any such guarantee unless providing such guarantee would not be a violation of applicable Law, in which case, Banco Santander shall use all reasonable efforts to restructure the guarantee so that Banco Santander shall be permitted to make such guarantee.
(b)    Prior to the consummation of an IPO, if Banco Santander and its Affiliates’ Proportionate Percentage is less than 50.0% this Section 6.22(a) shall terminate and be of no further force and effect on the first date on which Banco Santander and its Affiliates’ Proportionate Percentage is less than 50.0%. After the consummation of an IPO, this Section 6.22(a) shall terminate and be of no further force and effect upon the earlier of (i) the occurrence of a Change of Control, and (ii) the date that is three years after the consummation of the IPO.
6.23.    New Acquirer Funding Obligation.
Following the consummation of an IPO, the New Acquirer shall not make any dividend or distribution on its equity interests (in cash, Securities or other property) or make any other payment to or for the benefit of its controlling Affiliates, unless immediately after giving effect to such payment the New Acquirer holds a combination of cash, cash equivalents, letters of credit (in form and substance reasonable satisfactory to SHUSA), financing guarantees from the Original Investors (in form and substance reasonable satisfactory to SHUSA) and Shares in an aggregate amount equal to or greater than the sum of (i) $250,000,000.00 and (ii) the aggregate amount of the New Acquirer’s outstanding indebtedness. The per share value of the Shares used for purposes of the preceding determination shall be equal to the Average Stock Price. The covenant set forth in this Section 6.23, and any guarantees or other instruments issued in connection herewith, shall terminate upon the payment in full by the New Acquirer of the Post-IPO Contingent Adjustment on the SHUSA Contingent Payment Date, or the final determination that a Post-IPO New Acquirer Contingent Adjustment will be payable instead.

6.24.    Dundon Holdco Adjustments.
(a)    In the event that any SHUSA Contingent Payment, New Acquirer Acquisition Price Adjustment, Bring-Along Contingent Acquisition Price Adjustment, IPO Put Option Contingent Adjustment Value payment or Deadlock Contingent Adjustment Value payment (each a “Dundon Contingent Payment”) is paid by the Company, at the same time as the

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payment of the Dundon Contingent Payment the Company shall pay to Dundon Holdco an amount equal to (X) in the event that the Dundon Contingent Payment is an Applicable Dundon Contingent Payment, the product of (a) the sum of (i) the amount of the Dundon Contingent Payment and (ii) the amount of the Additional Financing Costs and (b) Dundon Holdco’s Proportionate Percentage or (Y) in the event that the Dundon Contingent Payment is not an Applicable Dundon Contingent Payment, the product of (a) the amount of the Dundon Contingent Payment and (b) Dundon Holdco’s Proportionate Percentage (any such payment, the “Dundon Holdco Adjustment”). If paid in cash, the parties hereto agree to treat the Dundon Holdco Adjustment for Tax purposes as (i) a return of a portion of the Acquisition Price and then (iii) a dividend to Dundon Holdco with respect to which all other shareholders of the Company have waived their proportionate share. If paid in Shares, the parties hereto agree to treat the Dundon Holdco Adjustment for Tax purposes as a capital contribution of such Shares by SHUSA to the Company, followed by a distribution by the Company to Dundon Holdco of such Shares that is treated as an acquisition of additional shares of Common Stock as part of the purchase pursuant to the Dundon Investment Agreement. Any Dundon Holdco Adjustment payments may be made by the Company in the form of cash or Shares, at the option of the Company. If any Dundon Holdco Adjustment payment is made in the form of Shares, then the per share value of the Shares shall be determined pursuant to Section 6.24(b). For the avoidance of doubt, the failure of Dundon Holdco to own shares of Common Stock or of Executive to be the CEO shall not impair Dundon Holdco’s right to receive a Dundon Holdco Adjustment.
(b)    (i) If the Dundon Holdco Adjustment is paid as a result of the payment of an IPO Put Option Contingent Adjustment Value payment, the per share value of the Shares used to pay the Dundon Holdco Adjustment shall be determined by reference to the IPO Put Option Fair Market Value (and the IPO Put Option Fair Market Value, determined in accordance with Section 3.3 shall be final and binding on the Company and Dundon Holdco). (ii) If the Dundon Holdco Adjustment is paid as a result of the payment of a Deadlock Contingent Adjustment Value payment, the per share value of the Shares used to pay the Dundon Holdco Adjustment shall be determined by reference to the Deadlock Fair Market Value (and the Deadlock Fair Market Value, determined in accordance with Section 4.3 shall be final and binding on the Company and Dundon Holdco). (iii) If the Dundon Holdco Adjustment is paid as a result of the payment of a SHUSA Contingent Payment, New Acquirer Acquisition Price Adjustment or Bring-Along Contingent Acquisition Price Adjustment, the per share value of the Shares used to pay the Dundon Holdco Adjustment shall be an amount agreed to by SCUSA and Dundon Holdco. In the event that the Company and Dundon Holdco do not agree on such valuation, the Dundon Holdco Adjustment payment shall only be made in cash.
6.25.    Assignments under the Note Purchase Agreement; Transfers of the Notes.
(a)    The New Acquirer will not consent or agree to any assignment by the Lender of its rights, privileges or obligations under the Note Purchase Agreement or any transfer of the Notes without the prior written consent of each of Banco Santander and SHUSA, other than any assignment by the Lender to the New Acquirer.

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(b)    If the New Acquirer becomes the holder of any Notes, the New Acquirer will not consent or agree to any assignment of its rights, privileges or obligations under the Note Purchase Agreement or any transfer of the Notes without the prior written consent of each of Banco Santander and SHUSA.

ARTICLE VII

PREEMPTIVE RIGHTS
7.1.    Preemptive Rights.
(a)    Each Shareholder (the “Preemptive Holders”), in connection with the issuance by the Company or its Subsidiaries of equity Securities of the Company or its Subsidiaries or Securities convertible into or exercisable for equity Securities of the Company or its Subsidiaries or that include an equity component (such as an “equity kicker”) (including any hybrid security) (a “Preemptive Issue”), shall have the right (a “Preemptive Right”) to purchase, on the same terms and at the price per Preemptive Issue offered to each offeree, its proportionate share (based on its Proportionate Ownership) of each class of Preemptive Issue to be issued other than a Preemptive Issue (i) pursuant to an IPO of the Company, (ii) pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement or (iii) any issuance by a wholly owned, direct or indirect, Subsidiary of the Company to the Company or another wholly owned, direct or indirect, Subsidiary of the Company.
(b)    In the case of a Preemptive Issue for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.
7.2.    Preemptive Notice; Closing of Preemptive Issue.
(a)    The Company shall deliver written notice (the “Preemptive Notice”) to each Preemptive Holder of any proposed Preemptive Issue in respect of which such Preemptive Holder has a Preemptive Right, which notice will include (i) the name of each class of Preemptive Issue to be issued, (ii) the aggregate number of Securities comprising each such class of Preemptive Issue to be issued, (iii) the number of Securities comprising each such class of Preemptive Issue offered to such Preemptive Holder, (iv) the price per Security, (v) the proposed closing date, (vi) the place and time for the issuance thereof and (vii) all other material terms and conditions of the Preemptive Issue. Within 15 days from the date of receipt of the Preemptive Notice, any such Preemptive Holder wishing to exercise its preemptive right concerning any such class of Preemptive Issue to be issued shall deliver written notice to the Company setting forth the portion of each class of Preemptive Issue so offered to such Preemptive Holder that

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such Preemptive Holder commits to purchase (which may be for all or any portion of such class of Preemptive Issue so offered to such Preemptive Holder) and the failure of any Preemptive Holder to respond within such 15 day period shall be deemed a waiver of such Preemptive Holder’s Preemptive Rights under this Article VII. Each Preemptive Holder so exercising its Preemptive Rights under this Article VII shall be entitled and obligated to purchase that portion of the Securities so offered to such Preemptive Holder specified in such Preemptive Holder’s notice on the terms and conditions set forth in the Preemptive Notice.
(b)    The closing of the sales to Preemptive Holders under this Article VII shall be made at the offices of the Company on a mutually satisfactory Business Day within 15 days after the expiration of the time period provided for in Section 7.2(a); provided, however, if the Company and the Preemptive Holder cannot agree on a mutually acceptable date, the closing of shall occur on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th day.
(c)    Any Preemptive Issue proposed to be issued by the Company or any of its Subsidiaries and not purchased by Preemptive Holders pursuant to this Section 7.2 may be sold by the Company or its Subsidiaries, as applicable, within 75 days to any Person at a price not lower and otherwise on terms, taken as a whole, not less favorable to the Company or its Subsidiaries, as applicable, than the proposed price and terms set forth in the Preemptive Notice. If the such sale is not consummated within such 75 days, such Preemptive Issue shall not be offered unless first reoffered to the Preemptive Holders.
(d)    Each of the Shareholders and the Company shall use commercially reasonable efforts to secure any necessary consent from applicable Governmental Authorities and to comply with any applicable Law necessary in connection with the exercise of a Preemptive Issue and Preemptive Right.
ARTICLE VIII

REGISTRATION RIGHTS
8.1.    Demand Registration.
(a)    Subject to Section 8.1(b), at any time and from time to time, the New Acquirer or SHUSA (the “Requesting Demand Shareholder”) may, in a written notice (a “Demand Notice”) to the Company, request that the Company file a registration statement (a “Demand Registration Statement”) under the Securities Act covering the registration of all or a portion of such Requesting Demand Shareholder’s Registrable Securities, as specified in the Demand Notice. Upon the receipt of such Demand Notice, the Company shall use reasonable efforts to file a Demand Registration Statement providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by such Requesting Demand Shareholders, to the extent necessary to permit the disposition of such Registrable Securities in accordance with the intended methods of distribution thereof specified

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in such request, and shall use its reasonable efforts to have such Demand Registration Statement declared effective by the Commission as soon as practicable thereafter and to keep such Demand Registration Statement continuously effective for a period of time necessary following the date on which such Demand Registration Statement is declared effective for 60 days or such shorter period which will terminate when all of the Registrable Securities covered by such Demand Registration Statement have been sold pursuant thereto (including, if necessary, by filing with the Commission a post-effective amendment or a supplement to the Demand Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Demand Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Demand Registration Statement or by the Securities Act, any state securities or “blue sky” laws, or any other rules and regulations thereunder). Within five days after receipt by the Company of a Demand Notice in accordance with this Section 8.1(a), the Company shall give written notice of such Demand Notice to all other holders of Registrable Securities.
(b)    The Company will not be obligated to file any Demand Registration Statement within 180 days after the consummation of an IPO, within 180 days of the effective date of a previous Demand Registration Statement or, in the case of a Demand Notice given by the New Acquirer prior to the consummation of an IPO, prior to [DATE THAT IS THREE YEARS AFTER THE CLOSING DATE]. The maximum number of registrations that the Company is required to effect in response to Demand Notices given by (i) SHUSA is one and (ii) the New Acquirer is (x) before an IPO, one and (y) after an IPO, (A) four, if the Company did not effect a registration in response to a Demand Notice given by the New Acquirer before the consummation of an IPO or (B) three, if the Company effected a registration in response to a Demand Notice given by the New Acquirer before the consummation of an IPO (each, a “Demand Registration Right”). A Demand Registration Statement shall be deemed not to have become effective (and the related registration shall be deemed not to have been effected) unless it has been declared effective by the Commission and remains effective for the period required by Section 8.1(a); provided, however, that if, after it has been declared effective, the offering of any Registrable Securities pursuant to such Demand Registration Statement is interfered with by any stop order, injunction or other order or requirement of the Commission or any other Governmental Authority (other than any such stop order or injunction issued as a result of the inclusion in such Demand Registration Statement of any information supplied to the Company for inclusion therein by a Requesting Demand Shareholder), such Demand Registration Statement will be deemed not to have become effective.
(c)    Notwithstanding anything in this Agreement to the contrary, with respect to any Demand Registration, if (A) (i) the Company is planning to prepare and file a registration statement for a primary offering by the Company of its Securities, or (ii) there is any pending or contemplated material acquisition, corporate reorganization or other material matter involving the Company or there is any pending or contemplated financing by the Company (each, a “Material Transaction”), and (B) the CEO or CFO of the Company notifies in writing each Requesting Demand Shareholder that such officer has reasonably concluded that under such circumstances it would be in the Company’s best interest to postpone the filing of a Demand

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Registration Statement, then the Company may postpone for up 60 days the filing or the effectiveness (but not the preparation) of a Demand Registration Statement (a “Blackout Period”); provided, that the Company may not on any of the foregoing grounds postpone the filing or effectiveness of Demand Registration Statement more than once during any 12-month period (unless the Requesting Demand Shareholders consent in writing to a longer postponement of the filing or effectiveness of such registration statement). Upon notice by the Company to the Requesting Demand Shareholder of any such determination, the Requesting Demand Shareholder covenants that it shall keep the fact of any such notice strictly confidential, and, in the case of a Blackout Period pursuant to clause (i) above, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Demand Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, will deliver to the Company any copies then in the Requesting Demand Shareholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. After the expiration of any Blackout Period and without further request from any Requesting Demand Shareholder, the Company shall effect the filing of the Demand Registration Statement and shall use its reasonable efforts to cause any such Demand Registration Statement to be declared effective as promptly as practicable unless the Requesting Demand Shareholder shall have, prior to the effective date of such Demand Registration Statement, withdrawn in writing its initial request, in which case such withdrawn request shall not constitute a Demand Registration Right for purposes of determining the number of Demand Registration Rights to which the New Acquirer or SHUSA is entitled under this Agreement.
(d)    If at any time or from time to time any Requesting Demand Shareholder desires to sell Registrable Securities in an Underwritten Offering pursuant to a Demand Registration Statement, the managing underwriter and all other underwriters shall be selected by the Company. Notwithstanding the foregoing, (i) if the New Acquirer exercises its Demand Registration Rights, the New Acquirer shall have the right to select one of the joint lead managing underwriters and one of the co-managers and (ii) if SHUSA exercises its Demand Registration Rights, SHUSA, shall have the right to select one of the joint lead managing underwriters and one of the co-managers.
8.2.    Piggyback Registration.
(a)    If at any time following the consummation of an IPO or in connection with an IPO that involves, in whole or in part, a secondary offering of Shares, the Company intends to file a registration statement under the Securities Act covering a primary or secondary offering of any shares of Common Stock, whether in response to a valid Demand Notice or otherwise (other than any registration relating to any employee benefit or similar plan, any dividend reinvestment plan or any acquisition by the Company or pursuant to a registration statement filed in connection with an exchange offer), the Company shall give written notice to

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the New Acquirer, SHUSA and Dundon Holdco at least 15 days prior to the initial filing of a registration statement with the Commission pertaining thereto (an “Incidental Registration Statement”) informing such Person of its intent to file such Incidental Registration Statement and of such Person’s rights under this Section 8.2 to request the registration of the Registrable Securities held by such Person. Upon the written request of the New Acquirer, SHUSA or Dundon Holdco (each, a “Selling Incidental Shareholder”), made within 10 days after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by such Selling Incidental Shareholder and the intended method of distribution thereof), the Company shall use reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Selling Incidental Shareholders, to the extent required to permit the disposition of the Registrable Securities so requested to be registered, including, if necessary, by filing with the Commission a post-effective amendment or a supplement to the Incidental Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Incidental Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Incidental Registration Statement or by the Securities Act or by any other rules and regulations thereunder. The Company may postpone or withdraw the filing or effectiveness of an Incidental Registration Statement at any time in its sole discretion.
8.3.    Underwritten Offering; Priority.
If a registration pursuant to Section 8.1 or 8.2 involves an underwritten offering of the securities being registered (an “Underwritten Offering”), which securities are to be distributed on a firm commitment basis by or through one or more underwriters of recognized standing under underwriting terms appropriate for such transaction, and the underwriter or the managing underwriter, as the case may be, of such Underwritten Offering shall inform the Company and the Requesting Demand Shareholders or Selling Incidental Shareholders, as applicable, that, in its opinion, the amount of securities requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a proposed price range without adversely affecting the distribution of the securities being offered, then the Company will include in such registration only the amount of Registrable Securities and other Securities that the Company is so advised can be sold in (or during the time of) such offering within such price range; provided, however, that, in the case of a Demand Registration Statement, the Company shall be required to include in such registration: first, the amount of Registrable Securities requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated pro rata among the holders of Registrable Securities, on the basis of the number of Registrable Securities requested to be included by all such holders, and second, the amount of other Securities requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated pro rata among the Company and the other Shareholders requesting such registration, on the basis of the number of Securities requested to be included by the Company and all such other Shareholders; provided further, however, that, in the case of an Incidental Registration Statement, the Company shall be required to include in such registration: first, all the Securities proposed to be sold pursuant to such Incidental Registration Statement by the Company, and

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second, the amount of Registrable Securities requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated pro rata among the Selling Incidental Shareholders requesting registration, on the basis of the number of Registrable Securities requested to be included by all such Selling Incidental Shareholders.
8.4.    Shelf Registration Statement.
No later than one year after the consummation of an IPO, the Company will register all of the Registrable Securities held by the New Acquirer, SHUSA and Dundon Holdco by filing with the Commission a Shelf Registration Statement covering such Registrable Securities. The Company shall use its reasonable efforts to have such Shelf Registration Statement declared effective by the Commission as soon as practicable thereafter and to keep such Shelf Registration Statement continuously effective during the period from the date such Shelf Registration Statement is declared effective by the Commission until all Registrable Securities of the New Acquirer, SHUSA and Dundon Holdco have been sold, or can be sold without restriction, including volume and manner of sale restrictions, under the Securities Act. If at any time or from time to time the New Acquirer, SHUSA or Dundon Holdco desires to sell Registrable Securities in an Underwritten Offering pursuant to the Shelf Registration Statement, the underwriters, including the managing underwriter, shall be selected by the New Acquirer, SHUSA, or Dundon Holdco, as applicable, in its sole discretion.
8.5.    Suspension of Resales.
The Company shall be entitled to (a) cause any Registration Statement to be withdrawn and its effectives terminated, (b) postpone amending or supplementing such Registration Statement or (c) suspend the use of the prospectus forming the part of any Registration Statement, including a Shelf Registration Statement, which has theretofore become effective, for up to 60 days (a “Suspension Period”), if, (A) a Material Transaction has occurred and (B) the CEO or CFO of the Company notifies in writing the holders of the Registrable Securities included in such registration statement and not previously sold thereunder that such officer has reasonably concluded that under such circumstances it would be in the Company’s best interest to suspend the use of such prospectus; provided, however, that the Company may not exercise its rights under this Section 8.5 more than once in any 12-month period and the duration of such suspension shall not exceed 60 days (unless the holders of a majority of the unsold Registrable Securities included in such Registration Statement and not previously sold thereunder consent in writing to a longer suspension). Upon notice by the Company to each holder of Registrable Securities included in any such Registration Statement and not previously sold thereunder of any such determination, such holder of Registrable Securities covenants that it shall keep the fact of any such notice strictly confidential, and, in the case of a Suspension Period pursuant to clause (ii) above, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Suspension Period set forth in such notice (or until such Suspension Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of such Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Suspension Period set forth in such

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notice (or until such Suspension Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, will deliver to the Company any copies then in such holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.
8.6.    Registration Expenses.
The Company shall pay all Registration Expenses in connection with each registration pursuant to Sections 8.1, 8.2 and 8.3. Each Seller shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons related to the sale or disposition of such Seller’s Registrable Securities pursuant to any Registration Statement in proportion to the respective value of such Seller’s Registrable Securities included in the Registration Statement.
8.7.    Restrictions on Public Sale.
If requested by the Company, underwriter or managing underwriter in any Underwritten Offering of the Company’s securities, including an IPO, each party to this Agreement shall (i) agree not to, directly or indirectly, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or Transfer any Shares or any securities convertible into or exchangeable or exercisable for Shares, whether then owned or thereafter acquired by such holder or with respect to which the holder has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act, or (B) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of Shares or other securities, in cash or otherwise (other than those securities included by such holder in the offering in question, if any), without the prior written consent of the Company or such underwriters, as the case may be, during customary periods before and after the date of sale of securities in connection with such Underwritten Offering and (ii) enter into and be bound by the same form of agreement for all such holders with respect to the foregoing as the Company or such underwriter or managing underwriter may reasonably request; provided, that any release of the holders of Registrable Securities from a “lock-up” agreement shall be made pro rata among all holders of Registrable Securities on the basis of the number of Registrable Securities owned by each such holder.
8.8.    Registration Procedures.
Subject to the provisions of Sections 8.1, 8.2 and 8.3, in connection with the registration of the sale of Registrable Securities pursuant to this Article VIII the Company shall:
(a)    (i) prepare and file a Demand Registration Statement, Incidental Registration Statement or any other registration statement needed in order to permit the sale of

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Registrable Securities (a “Registration Statement”) with the Commission (within the time period specified in Sections 8.1 or 8.3, as applicable), which Registration Statement (x) shall be on a form selected by the Company for which the Company qualifies, (y) shall be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution, in the case of a Demand Registration Statement or Shelf Registration Statement, and (z) shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, (ii) use its reasonable efforts to cause such Registration Statement to become effective and remain effective in accordance with Sections 8.1 or 8.3, as applicable, in the case of a Demand Registration Statement or Shelf Registration Statement, (iii) use its reasonable efforts to prevent the happening of any event that would cause a Registration Statement to contain a material misstatement or omission or to be not effective and usable for resale of the Registrable Securities registered pursuant thereto (during the period that such Registration Statement is required to be effective and usable), and (iv) cause each Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement (x) to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the Commission and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;
(b)    in the case of a Demand Registration Statement or a Shelf Registration Statement, and subject to Section 8.8(j), prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period; cause each prospectus forming part of such Registration Statement to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by each such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the applicable Sellers, as set forth in such Registration Statement;
(c)    furnish to each Seller holding Registrable Securities covered by a Registration Statement and to each underwriter of an Underwritten Offering of Registrable Securities covered by a Registration Statement, if any, without charge, as many copies of each prospectus forming part of such Registration Statement, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Seller or underwriter may reasonably request in order to facilitate the public sale or other disposition of such Registrable Securities; and the Company hereby consents to the use of such prospectus, including each such preliminary prospectus, by each such holder and underwriter, if any, in connection with the offering and sale of such Registrable Securities;
(d)    (i) use its reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement, no later than the time such Registration Statement is declared effective by the Commission, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Seller shall reasonably request; (ii) keep

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each such registration or qualification effective during the period such Registration Statement is required to be kept effective (in the case of a Demand Registration Statement or a Shelf Registration Statement); and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Seller to consummate the disposition in each such jurisdiction of the Registrable Securities covered by such Registration Statement; provided, however, that the Company shall not be required to register or qualify any Registrable Securities in any jurisdiction if registration or qualification in such jurisdiction would subject the Company to unreasonable burden or expense or, in the case of an Underwritten Offering, would unreasonably delay the commencement of such Underwritten Offering; and provided further, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;
(e)    notify each Seller promptly, and, if requested by such Seller, confirm such advice in writing, (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement or the initiation of any proceeding for that purpose, (iii) if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a Registration Statement is required to be effective as a result of which such Registration Statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;
(f)    furnish counsel for each underwriter, if any, and for the Sellers copies of (i) any request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and prospectus or for additional information, and (ii) any comments from the Commission or any state securities authority with respect to such Registration Statement or prospectus;
(g)    use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible time;
(h)    upon request, furnish to the underwriter or managing underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, at least one signed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; and

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furnish to each Seller, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);
(i)    cooperate with each Seller and the underwriter or managing underwriter of an Underwritten Offering of Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as each Seller or the underwriter or managing underwriter of an Underwritten Offering of Registrable Securities, if any, may reasonably request at least three Business Days prior to any sale of Registrable Securities;
(j)    upon the occurrence of any event contemplated by Section 8.8(e)(iv), during the period in which a Registration Statement is required to be kept in effect, use reasonable efforts to prepare a supplement or post-effective amendment to a Registration Statement or the related prospectus, or any document incorporated therein, as thereafter delivered to the purchasers of the Registrable Securities covered by such Registration Statement, such that such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(k)    enter into customary agreements (including, in the case of an Underwritten Offering, underwriting agreements in customary form) and, in the case of a Registration Statement relating to a secondary offering filed at the request of a Seller, take all other customary and appropriate actions in order to expedite or facilitate the disposition of the Registrable Securities covered by a Registration Statement as shall be requested by the Seller;
(l)    use its commercially reasonable efforts to furnish to the underwriters opinions of counsel to the Company and updates thereof, addressed to each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings;
(m)    obtain a “comfort letter” or “comfort letters” and updates thereof from the Company’s independent certified public accountants addressed to the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “comfort letters” to underwriters in connection with underwritten offerings;
(n)    subject to confidentiality agreements in form and substance acceptable to the Company, make available for inspection by representatives of the Sellers and any underwriters participating in any disposition pursuant to a Registration Statement and any counsel or accountant retained by such Sellers or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a Registration Statement;

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(o)    use reasonable efforts to cause all Registrable Securities covered by a Demand Registration Statement or Shelf Registration Statement to be listed on any securities exchange on which the Shares are then listed if so requested by any Seller;
(p)    provide a CUSIP number for all Registrable Securities covered by a Registration Statement, no later than the effective date of such Registration Statement;
(q)    otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
(r)    use its commercially reasonable efforts to cause all shares of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, as the case may be, prior to the effectiveness of such Registration Statement (or, if such Registration is an IPO, use its reasonable best efforts to cause such Registrable Securities to be so listed within ten Business Days following the effectiveness of such Registration Statement);
(s)    with respect to Demand Registrations, make senior executives of the Company reasonably available to assist the managing underwriter(s) with respect to, and participate, in “road shows” in connection with the marketing efforts for the distribution and sale of Registrable Securities pursuant to a registration statement;
(t)    provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement; and
(u)    cooperate and assist in any filing required to be made with FINRA and in the performance of any due diligence investigation by any underwriter (including any qualified independent underwriter that is required to be retained in accordance with the rules and regulations of FINRA).
8.9.    Obligations of Sellers.
(a)    Each Seller shall furnish to the Company such information regarding such Seller, the ownership of Registrable Securities by such Seller and the proposed distribution by such Seller of such Registrable Securities as the Company may from time to time reasonably request.
(b)    Upon receipt of any notice of the Company of the happening of any event of the kind described in Section 8.8(e)(iv), such Seller shall forthwith discontinue disposition of Registrable Securities pursuant to the affected Registration Statement until such Seller’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 8.8(j).

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8.10.    Free Writing Prospectuses.
No Shareholder shall use any “free writing prospectus” (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of the Company. Notwithstanding the foregoing, the Shareholders may use any free writing prospectus prepared and distributed by the Company.
8.11.    Indemnification and Contribution.
(a)    Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, each Seller and, as applicable, each of its trustees, stockholders, members, directors, managers, partners, officers and employees, and each Person who controls such holder, against all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) (collectively, “Losses”) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto (including, in each case, all documents incorporated therein by reference), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Seller expressly for use therein or by such Seller’s failure to deliver a copy of the prospectus or preliminary prospectus, or any amendments or supplements thereto after the Company has furnished such Seller with a sufficient number of copies of the same. In connection with an Underwritten Offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters to the same extent as provided above with respect to the indemnification of Sellers. The payments required by this Section 8.11 will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred; provided, however, that if a final and non-appealable judicial determination shall be made that such Indemnified Party (as defined below) is not entitled to indemnification for any such Losses, such Indemnified Party shall repay to the Company the amount of such Losses for which the Company shall have paid or reimbursed such Indemnified Party.
(b)    Indemnification by the Sellers. In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information relating to such holder as is reasonably necessary for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company and, as applicable, each of its directors, employees and officers and each Person who controls the Company against any Losses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto (including, in each case, all documents incorporated therein by reference), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in or omitted from any information furnished in writing by such holder for the acknowledged purpose of inclusion in such registration statement, prospectus or preliminary

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prospectus. In connection with any Underwritten Offering in which a holder of Registrable Securities is participating, such holder will indemnify such underwriters, their officers and directors and each Person who controls such underwriters to the same extent as provided above with respect to the indemnification of the Company; provided, however, that any obligation to indemnify under this Section 8.11 will be several, not joint and several, among such holders of Registrable Securities.
(c)    Procedure. Each party entitled to indemnification under this Section 8.11 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, so long as the counsel for the Indemnifying Party who is to conduct the defense of such claim or litigation is reasonably satisfactory to the Indemnified Party (whose approval shall not be unreasonably withheld or delayed). The Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such participation if (i) the Indemnifying Party has agreed in writing to pay such expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party or (iii) in the reasonable judgment of the Indemnified Party, based upon the written advice of such Indemnified Party’s counsel, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest; provided, further, that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (excluding one local counsel per jurisdiction as necessary) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same event, allegations or circumstances. The Indemnified Party shall not enter into any settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 8.11 only to the extent that such failure to give notice shall materially prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement (a) that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such Indemnified Party or (b) that includes an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.
(d)    Contribution. If the indemnification provided for in this Section 8.11 from the Indemnifying Party is unavailable to or unenforceable by the Indemnified Party in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Parties in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and

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Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Section 8.11, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 8.11 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 8.11. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(e)    Survival. The indemnification and contribution provisions in this Section 8.11 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.
8.12.    Transfer of Registration Rights.
Each of the New Acquirer, SHUSA and Dundon Holdco shall have the right to transfer, by written agreement, any or all of its rights and obligations granted under this Article VIII to any direct or indirect Transferee of its Registrable Securities so long as (a) (i) such Transferee is, at the time of such Transfer, a Permitted Transferee or (ii) such Transferee obtained Registrable Securities pursuant to a Transfer permitted by, and made in accordance with, this Agreement, (b) such Transferee agrees, in writing in form and substance reasonably satisfactory to the Company, to be bound by the terms and provisions of this Article VIII, which shall specify the rights under this Article VIII being assigned to such Transferee (provided that no such assignment shall expand the obligations of the Company under this Article VIII) and (c) such Transfer of Registrable Securities shall be effected in compliance with this Agreement. Following any transfer or assignment made pursuant to this Section 8.12 in connection with the Transfer by the New Acquirer, SHUSA or Dundon Holdco of a portion of its Registrable Securities, the New Acquirer, SHUSA or Dundon Holdco, as applicable, shall retain all rights under this Agreement with respect to the remaining portion of its Registrable Securities.
8.13.    Rule 144.
After an IPO and for so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Securities Act, at the request of any holder of Registrable Securities who proposes to sell securities in compliance with Rule 144, the Company will (a)  furnish to such holder a written statement of compliance with the filing requirements of the Commission as set forth in Rule 144, and (ii) make available to the public and such holders such information, and take such action as is reasonably necessary, to enable the holders of Registrable Securities to make sales pursuant to Rule 144.

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8.14.    Termination of Registration Rights.
This Article VIII (other than Sections 8.6, 8.7 and 8.11) will terminate on the date on which all Securities subject to this Agreement cease to be Registrable Securities.
ARTICLE IX

SECURITIES LAW COMPLIANCE; LEGENDS
9.1.    Restrictive Legends.
Each certificate representing the Shares subject to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following terms:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”
9.2.    Removal of Legends, Etc.
Notwithstanding the foregoing provisions of this Article IX, the restrictions imposed by Section 9.1 upon the transferability of the Shares shall cease and terminate when (i) such Shares are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in a registration statement under the Securities Act or (ii) the holder of such Shares has met the requirement of Transfer of such Shares pursuant to subparagraph (b)(1) of Rule 144. Whenever the restrictions imposed by the legend set forth in Section 9.1 shall terminate as to any Shares, as herein provided, the holder of such Shares shall, upon furnishing the Company with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that the restrictions imposed by the legend set forth in Section 9.1 have terminated as to such Shares, be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in Section 9.1 and not containing any other reference to the restrictions imposed by the legend set forth in Section 9.1.
9.3.    Additional Legend.
(a)    Each certificate evidencing Shares and each certificate issued in exchange for or upon the Transfer of any Shares (if such shares remain Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT. THE TERMS OF SUCH

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SHAREHOLDERS AGREEMENT INCLUDES, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFERS.”
(b)    The Company shall imprint such legends on certificates evidencing shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any Shares of any Shareholder when Transfers of Shares by such Shareholder are no longer subject to any restrictions under this Agreement.
ARTICLE X

AMENDMENT AND WAIVERS
10.1.    Amendment.
Except as expressly set forth herein, the provisions of this Agreement may only be amended or waived with the prior written consent of (a) the Company, (b) Banco Santander and (c) each of SHUSA, Dundon Holdco and the New Acquirer, if in the case of this clause (c) such Person is still a Shareholder.
10.2.    Waivers; Extensions.
No course of dealing between the Company, Banco Santander, Executive and the Shareholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
ARTICLE XI

TERMINATION
11.1.    Termination of Existing Shareholders Agreement.
The Company, Banco Santander, SHUSA, Dundon Holdco and Executive agree that the Existing Shareholders Agreement is hereby terminated and of no further force and effect.
11.2.    Termination of this Agreement.
The provisions of this Agreement, except as otherwise expressly provided herein, shall terminate upon the first to occur of (a) the dissolution, liquidation or winding-up of the Company that has been approved, if required, pursuant to Section 6.2, (b) the written approval of such termination by (i) the Company and (ii) each of SHUSA, Dundon Holdco and the New Acquirer, if in the case of this clause (ii) such Person is still a Shareholder and (c) the date on which none of SHUSA, Dundon Holdco and the New Acquirer are shareholders in the Company; provided, however, that Sections 6.12 and 6.24 shall remain in full force and effect following the termination of this Agreement pursuant to this Section 11.2.

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ARTICLE XII

MISCELLANEOUS
12.1.    Severability.
It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
12.2.    Entire Agreement.
This Agreement and the other agreements referred to herein and to be executed and delivered in connection herewith embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, whether written or oral, which may relate to the subject matter hereof or thereof in any way. Other than this Agreement, and the other agreements referred to herein and to be executed and delivered in connection herewith, there are no other agreements continuing in effect relating to the subject matter hereof.
12.3.    Successors and Assigns.
Except as expressly permitted herein, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Shareholders and their Permitted Transferees.
12.4.    Counterparts; Facsimile Signatures.
This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile or other electronic counterpart signatures to this Agreement shall be acceptable and binding.

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12.5.    Remedies.
(a)    Each party to hereto shall have all rights and remedies reserved for such party pursuant to this Agreement and all rights and remedies which such party has been granted at any time under any other agreement or contract and all of the rights which such holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.
(b)    The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings.
(c)    Each party hereto acknowledges that the other parties would be irreparably damaged in the event of a breach or a threatened breach by such party of any of its obligations under this Agreement. As a consequence, each party hereto agrees that, in the event of a breach or a threatened breach by any party of any obligation hereunder, any other party shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting it specific performance by such Shareholder of its obligations under this Agreement.
12.6.    Notices.
(a)    All notices or other communications which are required or otherwise delivered hereunder shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered or sent by telecopier or other electronic delivery, (b) sent by nationally-recognized overnight courier guaranteeing next Business Day delivery or (c) sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)	if to the Company, to: Santander Consumer USA Inc. 8585 N. Stemmons Frwy. Suite 1100-North Dallas, TX 75247

With a copy to Banco Santander and its counsel as set forth below.

(ii)	if to SHUSA or Banco Santander, to: Santander Holdings USA, Inc. 75 State Street Boston, MA 02109

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Attention: Christopher Pfirrman, Esq.
Facsimile: (617) 757-5657
and

Banco Santander, S.A.
Ciudad Grupo Santander
Arrecife, 1 Planta
Boadilla del Norte s/n – 28660
Madrid, Spain
Attention: Pablo Castilla Reparaz, Corporate Legal Counsel
Telephone: +34 91 257 01 15

With a copy (which copy shall not constitute notice) to each of:

Pablo Castilla Reparaz
Ciudad Grupo Santander
Edificio Pereda Planta 0
Avenida Cantabria
Boadilla del Monte s/n —28660
Madrid, Spain

and

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Joel F. Herold, Esq.
Facsimile: (212) 474-3700
(iii)    if to Executive or Dundon Holdco, to:
Dundon DFS LLC
5103 Southbrook Drive
Dallas, Texas 75209
Attention: Thomas G. Dundon
Facsimile: (214) 237-3787
With a copy (which copy shall not constitute notice) to:
Bell Nunnally & Martin LLP
3232 McKinney Avenue, Suite 1400
Dallas, Texas 75204
Attention: James A. Skochdopole

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Facsimile: (214) 740-1499
(iv)    if to the New Acquirer, to:
Sponsor Auto Finance Holdings Series LP

c/o Warburg Pincus LLC
450 Lexington Ave
New York, NY 10017
Attention: Daniel Zilberman
Facsimile: (212) 716-8626

c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th St., Suite 4200
New York, New York 10019
Attention: Tagar Olson
Facsimile: (212) 750-0003

c/o Centerbridge Partners L.P.
375 Park Avenue, 12th Floor
New York, NY 10152-0002
Attention: Matthew Kabaker
Facsimile: (212) 672-6471

            With a copy (which copy shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Lee Meyerson, Esq.
Elizabeth Cooper, Esq.
Facsimile: (212) 455-2502
(v)    if to any other Shareholder, to him, her or it at his, her or its address set forth on the stock transfer books of the Company, or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith.
(b)    Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by telecopier or other electronic delivery, (ii) on the first Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery and (iii) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

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12.7.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
(b)    EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF (A) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 12.7. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (I) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.
12.8.    Further Assurances.
Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents, not inconsistent herewith, as any other party hereto reasonably may

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request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
12.9.    Representations and Warranties of the Shareholders.
Each Shareholder (as to himself or itself only) represents and warrants to the Company and the other Shareholders that, as of the time such Shareholder becomes a party to this Agreement:
(a)    this Agreement (or the separate Joinder Agreement executed by such Shareholder) has been duly and validly executed and delivered by such Shareholder and this Agreement constitutes a legal and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms; and
(b)    the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Shareholder is a party or by which such Shareholder is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect the Shareholder’s ability to perform its obligations hereunder.
12.10.    Brokers.
Each Shareholder (as to himself or itself only) represents and warrants to the Company and the other Shareholders that, as of the time such Shareholder becomes a party to this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Shareholder or its Affiliates that is entitled to any fee or commission from the Company or any Subsidiary of the Company.
12.11.    No Third Party Reliance.
Anything contained herein to the contrary notwithstanding, the covenants of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Shareholders to enter into this Agreement (and the Company acknowledges that the Shareholders have expressly relied thereon) and (b) are solely for the benefit of the Shareholders. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder, except that (i) the provisions of Article VIII shall inure to the benefit of the persons referred to in that Article and (ii) the penultimate sentence of Section 6.12(e) shall inure to the benefit of the Lender.
12.12.    Certain Waivers.
Each Shareholder agrees that it shall not, and shall cause each of its Affiliates not to, and hereby waivers any right to, bring or participate in (either as claimant or counterclaimant) any claim, suit, action, arbitration, complaint, charge, investigation or proceeding (each an

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“Action”) either on its own behalf or by or in the right of the Company, against any person who is or was serving as a director of the Company or a Subsidiary of the Company, for actions taken or omitted to be taken by such director in connection with any Board Reserved Matters or Shareholder Reserved Matters and (b) any Outside Activities (including the income or profits derived from any Outside Activities), including without limitation in each clause (a) and (b) any claims based upon breaches or alleged breaches of fiduciary duties under the Illinois Business Corporation Act of 1983, as amended. The foregoing shall not limit the ability of any Shareholder to bring an Action to enforce its express rights under this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Shareholders Agreement to be executed in counterparts as of the day and year first above written.

SANTANDER HOLDINGS USA, INC.

By:

SANTANDER CONSUMER USA INC.

By:
Name:
Title:

DUNDON DFS LLC

By:
Name:
Title:

THOMAS G. DUNDON

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SPONSOR AUTO FINANCE HOLDINGS SERIES LP

By:
Name:
Title:

SOLELY FOR PURPOSES OF SECTIONS 2.4, 3.2, 3.4, 3.5, 4.2, 5.1, 6.10, 6.12 6.13, 6.14, 6.22, 6.25, 10.1, 10.2, 11.1 and 11.2 and Article XII:

BANCO SANTANDER, S.A.

By:
Name:
Title:

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EXHIBIT A
Form of Joinder Agreement
The undersigned is executing and delivering this Joinder Agreement dated as of [ ], (this “Agreement”), pursuant to the Shareholders Agreement dated as of [●], 2011 (as amended or otherwise modified from time to time, the “Shareholders Agreement”), among Santander Consumer USA Inc., an Illinois corporation (the “Company”), Santander Holdings USA, Inc., a Virginia corporation, Dundon DFS LLC, a Delaware limited liability company, Thomas G. Dundon, an individual, Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership, and, solely for purposes of Sections 2.4, 3.2, 3.4, 3.5, 4.2, 6.10, 6.12, 6.13, 6.14, 6.22, 10.1, 10.2, 11.1 and Article XII of the Shareholders Agreement, Banco Santander, S.A., a Spanish sociedad anonima. Capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the Shareholders Agreement
By executing and delivering this Agreement to the Company, the undersigned hereby agrees as follows:
1.    The undersigned (the “New Shareholder”), is hereby made a party to the Shareholders Agreement, and the New Shareholder hereby agrees to be bound by and obligated to comply with all the terms and provisions of the Shareholders Agreement, as a Shareholder thereunder.
2.    The New Shareholder represents and warrants to the Company and the other Shareholders that:

a.
this Agreement has been duly and validly executed and delivered by such New Shareholder and this Agreement and the Shareholders Agreement constitute legal and binding obligations of such New Shareholder, enforceable against such New Shareholder in accordance with its terms;

b.
the execution delivery by such New Shareholder of this Agreement and performance by such New Shareholder of this Agreement and the Shareholders Agreement and the consummation by such New Shareholder of the transactions contemplated hereby and thereby will not, with or without the giving of notice or lapse of time, or both (A) violate any Law applicable to it, or (B) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which the New Shareholder is a party or by which the New Shareholder is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect the New Shareholder’s ability to perform its obligations hereunder and thereunder; and

c.
there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such New Shareholder or its Affiliates that is entitled to any fee or commission from the Company or any Subsidiary of the Company

3.    All references in the Shareholders Agreement to “Shareholder” shall be deemed to include the New Shareholder.
4.    The New Shareholder acknowledges and agrees that, in the event that it acquired its Shares from an existing Shareholder, unless it is a Permitted Transferee, except as expressly set forth in the Shareholders Agreement, it shall not have any of the rights or privileges of the applicable Transferor under this Agreement but will be bound by and obligated to comply with the terms and provisions of this Agreement as if were the Transferor.
5.    All of the terms and conditions of the Shareholders Agreement are unmodified and shall continue in full force and effect and shall be binding upon the New Shareholder and its assigns in accordance with the terms thereof.
IN WITNESS WHEREOF, the New Shareholder has executed this Agreement as of the date first above written.

[NEW SHAREHOLDER]

By:

EXHIBIT B
Form of Banco Santander Financing Documents

[See Exhibit D to the Sponsor Investment Agreement]

Error! Unknown document property name.

EXHIBIT C

Exhibit C - Credit Loss Allowance
$’000		July 31 2011[1]	December 31 2013	December 31 2014	December 31 2015
Organic Pool Allowance ("Allowance")	a

Loss Coverage (number of months) under Stress Case		15.1

Stress factors applied under Stress Case
Excess over expected losses		35%
Auction recovery rate		35%

Impairment on Acquired Portfolio accounted for under ASC 310-30[2]	b

Credit Loss Allowance	a + b

Notes
[1] Presented for illustrative purposes only
2 As it relates to Acquired Por;tfolios acquired prior to the Determination Date only

APPENDIX A
SECTION 4.01.    General. The officers of the corporation shall be elected by the board of directors and shall include a chairman of the board (who must be a director), a chief executive officer, a chief financial officer, a secretary and or other officers as may be from time to time required by the IBCA. The board of directors, in its discretion, may also elect or appoint a president, a treasurer, and one or more vice-presidents, assistant secretaries, assistant treasurers and other offices. Any number of offices may be held by the same person (except the offices of president and secretary), unless otherwise prohibited by law or by the certificate of incorporation. Vice-presidents may be given distinctive designations such as executive vice-president or senior vice president. The officers of the corporation need not be shareholders of the corporation nor, except in the case of the chairman of the board, need such officers be directors of the corporation. No officer of the corporation is permitted to approve any Board Reserved Matter.
SECTION 4.02.    Other Officers and Agents. The board of directors may also elect and appoint such other officers and agents as it shall deem necessary, who shall be elected and appointed for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the board of directors.
SECTION 4.03.    Resignation/Removal. Any officer may resign at any time by giving written notice of such resignation to the corporation. Unless otherwise specified in such written notice, such resignation shall take effect when the notice is delivered unless the notice specifies a later effective date, and the acceptance of such resignation shall not be necessary to make it effective. Subject to Section 3.11(b)(xii) herein, any officer elected by the board of directors may be removed at any time by the affirmative vote of the whole board of directors. Subject to Section 3.11(b)(xii) herein, any vacancy occurring in any office of the corporation may be filled by the term board of directors.
SECTION 4.04.    Securities Owned by the Corporation. Powers of attorney, proxies, consents and other instruments relating to securities owned by the corporation may be executed in the name of and on behalf of the corporation by the chief executive officer, if any, the president, if any, any vice-presidents, the secretary, or any other officer authorized to do so by the board of directors and any such officer may, in the name of and on behalf of the corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the corporation might have exercised and possessed if present.
SECTION 4.05.    The Chairman of the Board. The chairman of the board shall, if present, preside at all meetings of the shareholders and of the board of directors and shall have such other powers and perform such other duties as may from time to time be assigned to the chairman by the board of directors. Except where by the law the signature of the chief executive officer or president is required, the chairman shall possess the same power as the chief executive officer and the president to sign all contracts, certificates and other instruments of the corporation that may be authorized by the board of directors.
SECTION 4.06.    The Chief Executive Officer. The chief executive officer shall have, subject to the board of directors, general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect, and shall perform such duties as are conferred upon the chief executive officer by these bylaws or as may from time to time be assigned to the chief executive officer by the chairman of the board or the board of directors. The chief executive officer may sign, execute and deliver in the name of the corporation all deeds, mortgages, bonds, leases, contracts or other instruments either when specially authorized by the board of directors or when required or deemed necessary or advisable by the chief executive officer in the ordinary conduct of the corporation’s normal business, except in cases where the signing and execution thereof is expressly delegated by these bylaws solely to some other officer(s) or agent(s) of the corporation or is required by law or otherwise to be signed or executed by some other officer or agent. The chief executive officer may cause the seal of the corporation, if any, to be affixed to any instrument requiring the same. In the absence or disability of the chairman of the board, the chief executive officer shall preside at all meetings of the shareholders and the board of directors. The chief executive officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned by the IBCA or the board of directors.
SECTION 4.07.    The Chief Financial Officer. The chief financial officer shall have such duties as are customarily associated with such office.
SECTION 4.08    The President. The president, if any, shall perform such other duties as are conferred upon the president by these bylaws or as may from time to time be assigned to the president by the chairman of the board, if any, the chief executive officer, if any, or the board of directors. The president may sign, execute and deliver in the name of the corporation all deeds, mortgages, bonds, leases, contracts or other instruments either when specially authorized by the board of directors or when required or deemed necessary or advisable by the president in the ordinary conduct of the corporation’s normal business, except in cases where the signing and execution thereof shall be expressly delegated by these bylaws to some other officer or agent of the corporation or shall be required by law or otherwise to be signed or executed by some other officer or agent. In the absence or disability of the chairman of the board and the chief executive officer, the president shall preside at all meetings of the shareholders and the board of directors.
SECTION 4.09.    Vice‑Presidents. The vice‑presidents, if any, shall perform such duties as are conferred upon them by these bylaws or as may from time to time be assigned to them by the board of directors, the chairman of the board, the chief executive officer or the president, if any.
SECTION 4.10.    The Secretary. The secretary shall attend all meetings of the board of directors and shareholders and shall record and keep the minutes of all such meetings. The secretary shall be the custodian of, and shall make or cause to be made the proper entries in, the minutes of the corporation and such other books and records as the board of directors may direct. The secretary shall be the custodian of the seal of the corporation, if any, and shall have authority to affix the same to any instrument requiring it and shall affix such seal to such contracts, instruments and other documents as the board of directors or any committee thereof may direct. The secretary shall have such other powers and shall perform such other duties as may from time to time be assigned to the secretary by the board of directors or the chairman of the board.
SECTION 4.11.    The Treasurer. The treasurer, if any, shall be the custodian of all funds and securities of the corporation. Whenever so directed by the board of directors, the treasurer shall render a statement of the cash and other accounts of the corporation, and the treasurer shall cause to be entered regularly in the books and records of the corporation, and to be kept for such purpose, full and accurate accounts of the corporation’s receipts and disbursements. The treasurer shall have such other powers and shall perform such other duties as may from time to time be assigned to the treasurer by the board of directors or the chairman of the board.
SECTION 4.12.    Assistant Secretaries. Assistant secretaries, if any, shall perform such duties and have such powers as from time to time may be assigned to them by the board of directors, the chairman of the board, the chief executive officer, if any, the president, if any, any vice-president, if any, or the secretary, and in the absence of the secretary or in the event of the secretary’s disability or refusal to act, shall perform the duties of the secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the secretary.
SECTION 4.13.    Assistant Treasurers. Assistant treasurers, if any, shall perform such duties and have such powers as from time to time may be assigned to them by the board of directors, the chairman of the board, the chief executive officer, if any, the president, if any, any vice-president, if any, or the treasurer, if any, and in the absence of the treasurer or in the event of the treasurer’s disability or refusal to act, shall perform the duties of the treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the treasurer.
SECTION 4.14.    Other Officers. Such other officers as the board of directors may choose, if any, shall perform such duties and have such powers as from time to time may be assigned to them by the board of directors. The board of directors may delegate to any officer of the corporation the power to choose such other officers and to prescribe their respective duties and powers.
SECTION 4.15.    Power to Delegate. Unless otherwise restricted by the board of directors, the chairman of the board or the chief executive officer shall have the authority to implement such policies as he or she deems advisable with respect to the delegation of his or her respective signature or voting authority, and is authorized to delegate such authority under policies or other writing; however, none of the authority granted in this sentence will constitute a delegation of, or change in, the limits of authority otherwise imposed on the specified officers or delegates or in any manner be permitted to operate in derogation of such limits of authority.

EXHIBIT M

Terms of State Tax Sharing Agreement

F-1

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EXHIBIT M
STATE TAX SHARING AGREEMENT (this “Agreement”), dated as of [ ], 2011, among SANTANDER HOLDINGS USA, INC., a Virginia corporation (“SHUSA”), SANTANDER CONSUMER USA INC., an Illinois corporation (“SCUSA”), and the other parties hereto.
WHEREAS, as of the date of this Agreement, SHUSA Entities, SCUSA Entities and Santander Entities, file certain Combined State Tax Returns;
WHEREAS, the parties desire to set forth their agreement with respect to the preparation and filing of Combined State Tax Returns, payment of any Taxes due with respect to such Tax Returns and certain other matters with respect to such Tax Returns;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:
ARTICLE I

Definitions
SECTION 1.01. Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All Section and Article references are to this Agreement unless otherwise stated.
“Adjustment” has the meaning set forth in Section 4.03(a).
“Combined State Tax Return” means any Tax Return for a taxable period beginning on or after the date hereof that includes both one or more SCUSA Entities and one or more SHUSA Entities or Santander Entities.
“Entity” means a SHUSA Entity, SCUSA Entity or Santander Entity.
“Filing Entity” means the Entity required by a state to file a Combined State Tax Return in that state or, where more than one Entity would be permitted to file such a Tax Return, the Entity that has historically filed such Tax Return prior to the date of this Agreement (or, if no such Tax Return had been filed, the Entity designated by SHUSA).
“Final Determination” means the final resolution of liability for any Tax or refund of any Tax for any taxable period by or as a result of a final and non-appealable decision, judgment, decree or other order by any court of competent jurisdiction or a final settlement, compromise or other agreement with the relevant Taxing Authority.

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“Hypothetical Separate Company Tax Liability” means the Tax shown as due on a Hypothetical Separate Company Tax Return.
“Hypothetical Separate Company Tax Return” means a pro forma Tax Return showing an Entity’s hypothetical Tax liability in the applicable state on a standalone basis assuming that such Entity was newly organized or incorporated on January 1, 2011, does not have any Tax history or Tax attributes relating to taxable periods prior to such date, and, subject to the following sentence, always filed a separate Tax Return with the applicable state for all taxable periods beginning on such date. Net operating losses of the Entity for a tax period on or after such date may be carried forward and back under applicable principles of state law to any other such period, except that a net operating loss in a state shall be eliminated to the extent that the Entity receives compensation for the use of that loss in such state by another Entity pursuant to Section 3.02(c).
“Indemnified Entity” has the meaning set forth in Section 3.03.
“Indemnifying Entity” has the meaning set forth in Section 3.03.
“Records” has the meaning set forth in Section 4.04.
“Santander” means Banco Santander, S.A.
“Santander Entity” means Banco Santander, S.A. or a Subsidiary (other than a SHUSA Entity or SCUSA Entity).
“SCUSA” has the meaning set forth in the preamble.
“SCUSA Entity” means SCUSA or its Subsidiaries.
“SHUSA” has the meaning set forth in the preamble.
“SHUSA Entity” means SHUSA or its Subsidiaries (other than a SCUSA Entity).
“State” or “state” when used herein includes a subdivision of a state.
“Subsidiary” means, at any time, with respect to any Entity, (i) any Entity of which either (i) more than 50% of the shares of stock or other interests entitled to vote in the election of directors or comparable persons performing similar functions or (ii) more than a 50% interest in the profits or capital of such Entity, are at the time owned or controlled directly or indirectly by the Entity or through one or more Subsidiaries of the Entity or by such Entity and one or more Subsidiaries of such Entity.
“Tax Return” means all returns, declarations, statements, reports, forms, estimates and information returns relating to Taxes, including any amendments thereto and any related or supporting information.

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“Taxes” means all U.S. state income or franchise taxes, together with any related interest, penalties or other additional amounts.
“Taxing Authority” shall mean any governmental authority responsible for the collection and imposition of Taxes.
ARTICLE II

Combined State Returns
SECTION 2.01. Filing of Tax Returns. (a) For each taxable period for which a Combined State Tax Return is required to be filed, the Filing Entity shall prepare and timely file (or cause to be prepared and timely filed) such Tax Return.
(b) Schedule A sets forth a list of states in which a Combined State Tax Return is currently required to be filed, and the Entity expected to be the Filing Entity for each such Tax Return.
SECTION 2.02. Consents and Elections. Each Entity shall prepare, sign and timely file (or cause to be prepared, signed and timely filed) any consents, elections and other documents and take any other actions necessary or appropriate to effect the filing of the Combined State Tax Returns.
SECTION 2.03. Payment of Taxes. The Filing Entity shall pay to the relevant Taxing Authority any Taxes shown as due on a Combined State Tax Return. The obligation to make these payments shall not affect the Filing Entity’s right, if any, to receive payments under Article III of this Agreement or otherwise be indemnified with respect to that liability.
ARTICLE III

Reimbursement and Indemnification
SECTION 3.01. Hypothetical Separate Company State Tax Returns. For each taxable period for which a Combined State Tax Return is to be filed, each Entity included in the Combined State Tax Return shall deliver a Hypothetical Separate Company State Tax Return to the Filing Entity no later than 15 days prior to the due date of such Tax Return.
SECTION 3.02. Payment of Hypothetical Separate Company Tax Liability. (a) No later than 2 days prior to the due date of any Combined State Tax Return, each Entity included in such Tax Return, including the Filing Entity itself on a notional basis, shall pay its Hypothetical Separate Company Tax Liability to the Filing Entity.

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(b) In the event that any Combined State Tax Return requires payment to any Taxing Authority that exceeds the payments received by the Filing Entity pursuant to Section 3.02(a), such shortfall shall be paid to the Filing Entity on an equitable basis by the Entities whose allocation to, or apportionment factor in, such state results in an increased percentage of the income of other Entities being subject to Tax in such state. In the event that any Combined State Tax Return requires payment to any Taxing Authority that is less than the payments received by the Filing Entity, pursuant to Section 3.02(a), such excess shall be paid by the Filing Entity on an equitable basis to the Entities whose allocation to, or apportionment factor in, such state results in a lower percentage of the income of other Entities being subject to Tax in such state.
(c) To the extent that the Hypothetical Separate Company Tax Return of any Entity shows a net operating loss for a taxable period and such net operating loss reduces the Tax liability on the corresponding Combined State Tax Return compared to the Tax liability that would have existed without such net operating loss, the Filing Entity shall pay the amount of such Tax savings to the Entity with such net operating loss within 5 days of the filing of the Combined State Return. If more than one Entity has such losses and not all such losses can be utilized on the Combined State Tax Return, the use of such losses shall be determined on an equitable basis.
SECTION 3.03. Indemnification. Each Entity that is included in a Combined State Tax Return (the “Indemnifying Entity”) shall indemnify and hold harmless each other Entity included in such Return (the “Indemnified Entity”) from any and all Tax liabilities imposed on, or assessed against, the Indemnified Entity as a result of being included in a Combined State Tax Return with the Indemnifying Entity that are in excess of the Indemnified Entity’s share of the Tax liability due with respect to such Combined State Tax Return as determined under this Agreement.
SECTION 3.04. Estimated Taxes. In any state in which estimated Tax payments are required to be made, such estimated Tax payments (and a final settlement among the relevant Entities when the Combined State Tax Return is filed) shall be made in accordance with the principles of this Article III.
ARTICLE IV

Procedural Matters
SECTION 4.01. Returns. The Filing Entity shall have exclusive and sole responsibility for the preparation and filing of the Combined State Tax Return and other documents or statements required to be filed in connection with such Tax Return. However, the Filing Entity shall provide all other Entities included in such Tax Return a reasonable opportunity to comment on any such Tax Return before it is filed, and shall negotiate in good faith to resolve any disagreements.
SECTION 4.02. Audits; Refund Claims. The Filing Entity shall have exclusive and sole responsibility and control with respect to the conduct and settlement of

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audits, examinations and refund claims with respect to Combined State Tax Returns; provided, however, that another Entity may elect to share joint responsibility and control of such actions if such Entity might have a payment obligation or a right to a refund under this Agreement as a result of such actions. No settlement relating to any matter that would cause a payment obligation for any Entity this Agreement shall be entered into without the consent of such Entity (which consent shall not unreasonably be withheld or delayed). Each Entity shall assist and cooperate during the course of any audit, examination or refund claim to the extent such matter relates to it.
SECTION 4.03. Recalculation of Payments to Reflect Adjustments.
(a) To the extent that there is a Final Determination or a refund of Taxes with respect to a Combined State Tax Return, all determinations under Articles II and III of this Agreement shall be recomputed (the “Adjustment”) on the basis of such Final Determination or refund.
(b) Within 10 business days after any Adjustment, the relevant Entities shall make payments to each other to reflect the Adjustment. In addition, the relevant Entities shall pay the Filing Entity the amount of any interest, penalties or additions to Tax owed to a Taxing Authority in connection with an Adjustment, and shall receive from the Filing Entity any interest received from a Taxing Authority on a tax refund.
SECTION 4.04. Record Retention, Access and Use of Personnel. Until the expiration of the relevant statute of limitations (including extensions), each Entity shall (i) retain records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of any Entity under this Agreement and (ii) give each other Entity reasonable access to such Records and to its personnel (insuring their cooperation) and premises to the extent relevant to an obligation, right or liability of such Entity under this Agreement.
SECTION 4.05. Cooperation. Each Entity shall cooperate fully with all reasonable requests from any other Entity in connection with the preparation and filing of any Combined State Tax Returns, any audit or refund claim with respect to any such Tax Return, any request for a ruling from a Taxing Authority relating to any such future Tax Return, and any other matter contemplated by this Agreement.
ARTICLE V

Miscellaneous Provisions
SECTION 5.01. Notice. Any payments, notices, requests, claims, demands and other communications under this Agreement shall sent to the address set forth below:

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If to SHUSA Entities:
Santander Holdings USA, Inc.
75 State Street
Boston, MA 02109
Attention:
Facsimile:
If to SCUSA Entities:
Santander Consumer USA Inc.
8585 N. Stemmons Freeway
Dallas, TX 75247
Attention:
Facsimile:
If to Santander Entities:
[●]
Notification of a change of address shall be given by any of SHUSA, SCUSA or Santander to both of the others as provided in this Section 5.01. All such notices and communications shall be effective when received.
SECTION 5.02. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, as long as the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.
SECTION 5.03. Integration; Amendments. Except as explicitly stated herein, this Agreement embodies the entire understanding of the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by (1) Santander on behalf of the Santander Entities, (2) SHUSA on behalf of the SHUSA Entities, and (3) SCUSA on behalf of the SCUSA Entities, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound; provided, however, that this Agreement may be amended without the consent of SCUSA (including, without limitation, to the extent necessary to comply with any rule or regulation applicable to Sovereign Bank) as long as any such amendment does not have an adverse effect on the SCUSA Entities as a whole.
SECTION 5.04. Construction. The language of this Agreement shall be construed according to its fair meaning and shall not be strictly construed for or against

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any party. Headings of Sections in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be construed and administered as to Sovereign Bank in all respects to be consistent with and to comply with Interagency Policy Statement on Income Tax Allocation in a Holding Company Structure, Office of Thrift Supervision Docket No. 98-93, 63 Federal Register 64757, November 23, 1998, or any amended or successor guidance, provided, however, that if any such construction or administration of this Agreement cannot be accomplished by an amendment to this Agreement that would not have an adverse effect on SCUSA, then Santander or SHUSA will indemnify SCUSA for any such adverse effect.
SECTION 5.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties.
SECTION 5.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.
SECTION 5.07. Confidentiality. The parties agree that any information furnished pursuant to this Agreement is confidential, and, except as and to the extent required by law or otherwise during the course of an audit or litigation or other administrative or legal proceeding, shall not be disclosed to other persons. In addition, the parties shall cause their respective employees, agents and advisors to comply with the terms of this Section 5.07.
SECTION 5.08. Successors and Assigns. (a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of Santander, SHUSA, and SCUSA. Subject to the preceding sentence, this Agreement shall be binding on, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
(b) Notwithstanding the foregoing, in the event that any party or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or other assets to any person, then, in each such case, such party shall cause proper provision to be made so that its successors and assigns pursuant to such transaction shall expressly assume the obligations of such party hereunder; provided, however, that such assumption shall not relieve such party from any of its obligations hereunder.

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SECTION 5.09. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver or extensions thereof).
SECTION 5.10. Termination. This Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any Taxes contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

SANTANDER HOLDINGS USA, INC.,
by

Name:
Title:

SANTANDER CONSUMER USA INC.,
by

Name:
Title:

[INSERT OTHER PARTIES]

by
Name:
Title:

EXHIBIT N

Form of Trademark License Agreement

EXHIBIT N
USE OF TRADEMARK LICENSE AGREEMENT
USE OF TRADEMARK LICENSE AGREEMENT dated as of October 20, 2011 (the “Effective Date” and this “Agreement”), between Banco Santander, S.A., a Spanish sociedad anonima (“SANTANDER”), Santander Consumer Finance, S.A., a Spanish sociedad anonima (“SCF” and, together with SANTANDER, the “Licensors”) and Santander Consumer USA Inc., an Illinois corporation (“SCUSA”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Investment Agreement between SANTANDER and SCUSA, dated as of October 20, 2011 (the “Investment Agreement”).
RECITALS
WHEREAS, SCUSA is the owner of the domain name identified in Clause 1 below (the “Domain Name”) and SCUSA wishes to transfer the Domain Name to SANTANDER;
WHEREAS, following the transfer of the Domain Name by SCUSA to SANTANDER, the Licensors will be the owners of the trademarks and domain name set forth on Appendix I hereto (collectively, the “Trademarks”);
WHEREAS, SCUSA is interested in using the Trademarks; and
WHEREAS, the Licensors agree to grant the licence for the use of the Trademarks, as licensors, and SCUSA agrees to accept it, as licensee, for the purposes and in the manner described below.
NOW, THEREFORE, in consideration of the above premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
CLAUSES
1.    (a) SCUSA hereby sells, assigns, transfers, conveys and delivers to SANTANDER all of its right, title, and interest in, to and under the domain name “santanderconsumerusa.com” (the “Domain Name”) and all goodwill associated herewith.
(b) Each Licensor hereby grants to SCUSA and its Subsidiaries a non-exclusive, royalty-free and non-transferable (except as set forth in Clause 20) license to use (also including use within the scope of the Internet) in all current and future media, the Trademarks owned by it (including, for the avoidance of doubt, the Domain Name, which such license shall be exclusive as against each Licensor) solely in connection with the current and future advertising, marketing, promotion and operation of the business of providing consumer financing to individuals in the United States of America who have on average, at origination, FICO scores of less than 660 (the

“Business”), provided that, in each case, (i) such use does not impair the distinguishing features of the Trademarks, (ii) SCUSA shall not use the Trademarks in conjunction with or in proximity to the words “bank”, “banco” or any derivative words thereof, in any language and however capitalized, (iii) SCUSA shall only use the Trademarks (including the FLAME trademark figure) as part of, in conjunction with or in close proximity to the words “Santander Auto Finance”, “Santander Consumer”, “Santander Consumer USA” or “Santander Consumer USA INC.”, and (iv) SCUSA shall in no event use the trademark SANTANDER or the FLAME trademark figure, individually or together, on a standalone basis. SCUSA may sublicense this license only to dealer partners, financial institutions or other third parties to the extent necessary to support SCUSA’s and its Subsidiaries’ operation of the Business, but not for their independent use or benefit; provided that (x) each such dealer partner, financial institution or other third party shall agree, pursuant to a written agreement for the benefit of the applicable Licensor (and in form and substance acceptable to such Licensor), to be bound by the restrictions on the use of the Trademarks set forth in this Agreement and the other terms and conditions hereof and (y) no such dealer partner, financial institution or other third party shall have any right to assign, sub-license or transfer the Trademarks to any other person.
2.    Notwithstanding the foregoing, each Licensor reserves for itself all rights, actions and interests not granted herein with respect to the Trademarks. SCUSA acknowledges and agrees that the Licensors continue to be the exclusive owners of the Trademarks and of all industrial and intellectual property rights relating thereto. SCUSA may, at all times, use the term “Santander” in a non-trademark manner to describe the history of the Business or as required or permitted by applicable law.
3.    The license granted pursuant to this Agreement is for use of the Trademarks and the Domain Name (i) in the United States of America as well as for use on the Internet, social media and new media, which may be accessible to users worldwide, and (ii) as or as part of a trademark, service mark, corporate name, trade name, d/b/a name, brand name, domain name, logo, trade dress or other source indicator. Upon SCUSA’s request, the Licensors may (in their reasonable discretion) permit SCUSA and its Subsidiaries to use the trademark “Santander” in connection with other words that clearly connote the services offered by the Business. Notwithstanding anything to the contrary in this Agreement, in no event shall SCUSA or any of its Subsidiaries have the right to apply for or register any trademark or domain name, or acquire any other trademark rights, in any combination of words and/or figures containing the word “Santander”. In the event that SCUSA or its Subsidiaries shall at any time acquire any trademark rights or register any domain name in any such combination, SCUSA and its Subsidiaries agree to assign and transfer and hereby assign and transfer any and all such rights to the Licensors.
4.    Under no circumstances shall SCUSA (i) sell, transfer or otherwise dispose of any of the Trademarks or (ii) pledge, charge, mortgage or otherwise encumber in any way any of the Trademarks.
5.    SCUSA agrees to use the Trademarks solely for the purposes permitted by, and subject to the terms and conditions of, this Agreement. SCUSA shall maintain the quality of the services offered under the Trademarks consistent in all material respects with their levels of quality maintained prior to the Effective Date.
6.    SCUSA acknowledges the right of the Licensors to use the Trademarks and to distinguish any product or service included or otherwise referenced in the classes in which the Trademarks are registered.
7.    Notwithstanding anything to the contrary set forth in this Agreement, the FLAME trademark figure shall never be depicted by SCUSA or its Subsidiaries or any of its sub-licensees pursuant to Clause 1 above in a split format or overlaid by graphics or letters and shall always appear in complete form.
8.    SCUSA shall be entitled to use the Trademarks and the Domain Name from and after the date of this Agreement until the termination hereof in accordance with Clause 9 of this Agreement. Upon and after the termination of this Agreement, SCUSA shall cease the use of the Trademarks and the Domain Name as promptly as practicable and in any event within ninety (90) days, except as necessary for SCUSA to accomplish all name changes, filings and actions required by law, and all rights granted to SCUSA hereunder in the Trademarks shall revert to the Licensors, and except as expressly permitted herein, SCUSA shall refrain from any further use of the Trademarks or any further reference thereto, direct or indirect, except that the parties shall establish a reasonable redirection of the Domain Name to SCUSA’s designated websites.
9.    The term of this license shall commence on the Effective Date and continue in perpetuity unless terminated pursuant to this Clause 9 (the “Term”).

(a)
This Agreement may be terminated, and the license granted hereby may be revoked, by each Licensor with respect to the Trademark(s) owned by it upon ninety (90) days prior written notice to SCUSA, if at any time SANTANDER (or its successor or assignee) shall cease to own, directly or indirectly, shares of common stock of SCUSA representing at least fifty percent (50%) of the total number of issued and outstanding shares of common stock of SCUSA.

(b)
This Agreement shall terminate and the license granted hereby will be automatically revoked in the event that a court of competent jurisdiction consistent with Clause 17 issues a final, non-appealable judgment that SCUSA has willfully used any Trademark in contravention of this Agreement in a manner that has materially compromised the goodwill, public image or reputation of any Licensor.

(c)
This Agreement may be terminated, and the license granted hereby may be revoked, by the mutual written agreement of the parties hereto, or by SCUSA (in SCUSA’s sole discretion) upon ninety (90) days prior written notice to the Licensors.

(d)
The parties agree that, prior to the Effective Date, SCUSA was using the Trademarks pursuant to an oral license from the Licensors, and that this Agreement supersedes that license in its entirety. The terms of this Agreement that are expressly specified to survive the termination of this Agreement shall survive and remain in full force and effect.

10.    SCUSA assumes responsibility for, and shall indemnify and hold harmless each Licensor and its Affiliates, and their respective successors and assigns, officers, directors, partners, members and employees (the “Indemnified Parties”), against any and all loss, liability, damage or injury, including reasonable attorney’s fees (“Losses”) incurred by any of them and arising out of any breach by SCUSA of this Agreement or any representation, warranty or covenant herein. Each Licensor assumes responsibility for, and shall indemnify and hold harmless SCUSA and its Affiliates, and their respective Indemnified Parties, against any and all Losses incurred by any of them and arising out of any breach by such Licensor of this Agreement or any representation, warranty, or covenant herein, or any claim that any use of any Trademark or the Domain Name owned by such Licensor by SCUSA as authorized hereunder infringes any third-party rights. Sections 7.03 and 7.04 of the Investment Agreement shall apply to the indemnification procedures herein as applicable, mutatis mutandis.
11.    If, at any time during the term of this Agreement, SCUSA shall become aware of any infringement of the Trademarks or the Domain Name by any third party in the field of the Business, SCUSA shall promptly, and in any event within seven calendar days, give written notice thereof to the Licensors setting forth in reasonable detail the facts of such infringement, and the Licensors shall have the exclusive initial right to decide whether to commence proceedings against such third party at its expense. If the Licensors do not prosecute the infringement within a reasonable time, SCUSA may in its discretion commence proceedings in its own name. Except as permitted herein, SCUSA shall not commence any action, proceedings or claim with respect to any such infringement and in all cases shall promptly notify the Licensors when it becomes aware of any alleged infraction by any third party. The prosecuting party shall control the action, bear all expenses and keep all recoveries associated therewith, and the other parties may participate with their own counsel at their own expense. No party shall settle any such action in a manner that would adversely affect any other party without such party’s prior written consent.
12.    Each party agrees to co-operate in good faith and to assist the other parties (at the prosecuting party’s expense) to the extent possible in the defence or commencement of any action, proceedings or claim with respect to the infringement or misuse of the Trademarks.
13.    The Licensors shall maintain and renew all Trademark and Domain Name applications and registrations at their sole expense. SCUSA has the right to be the registrant for any corporate names, trade names, d/b/a names, domain names or social media registrations (or any future equivalent) for the Trademarks, including the Domain Name.
14.    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or other electronic delivery or sent, postage prepaid, by registered, certified or express mail or overnight courier service, as follows, and deemed given on the date received:
if to SANTANDER,

Banco Santander, S.A.
Ciudad Grupo Santander
Edificio Pinar pl 0
28660 Boadilla del Monte
Madrid, Spain
Attention: Pablo Castilla Reparaz, Corporate Legal Counsel
Facsimile: +34 91 257 01 15

with a copy to:

Banco Santander, S.A.
Intellectual Property Unit
Ciudad Grupo Santander
Edificio Marisma pl 0
28660 Boadilla del Monte
Madrid, Spain
Attention: Carmen de la Hoz Llarandi
Facsimile: +34 91 257 01 23

if to SCF,

Santander Consumer Finance, S.A.
Ciudad Grupo Santander
Edificio Pereda 1ª Planta
28660 Boadilla del Monte
Madrid, Spain
Attention: Beatriz Pellejero Vázquez and Sonia Senosiain Duque
Facsimile: +34 91 257 01 23

and if to SCUSA,

Santander Consumer USA Inc.
8585 N. Stemmons Frwy.
Suite 1100-North
Dallas, TX 75247
Attention: Eldridge Burns
Facsimile: (972) 755-8382

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Lee Meyerson
Elizabeth Cooper
Facsimile: (212) 455-2502

15.    This Agreement may not be amended, waived or otherwise modified except by an instrument in writing signed on behalf of each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
16.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
17.    EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF (A) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS CLAUSE 17. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (I) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
18.    If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.
19.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other parties.
20.    SCUSA may assign this Agreement without the Licensors’ consent to an Affiliate in an internal reorganization. Except as permitted by the foregoing sentence or Clause 1, this Agreement and the rights and obligations hereunder shall not be assignable, sub-licensable or transferable by SCUSA without the prior written consent of each Licensor. Each Licensor may assign this Agreement without SCUSA’s prior written consent only to a purchaser of the Trademarks owned by it, who must assume in writing such Licensor’s obligations hereunder. Any attempted assignment in violation of this Agreement shall be null and void. In the event of a permitted assignment, this Agreement shall bind the parties and their respective permitted assigns. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
21.    EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 21.
22.    Each party agrees to execute such further documents and perform such further actions as may be reasonably requested by the other parties hereto to evidence and effectuate further the purposes and intents set forth in this Agreement.
23.    This Agreement, along with the Appendix hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BANCO SANTANDER, S.A.,
by

Name:
Title:

SANTANDER CONSUMER FINANCE, S.A.,
by

Name:
Title:

SANTANDER CONSUMER USA INC.,
by

Name:
Title:

APPENDIX I

TRADEMARK	REG/APP NO.	OWNER
“Santander”	Registration Number 2864845 (with respect to Class 36)	Banco Santander, S.A.
	Serial Number 85166827	Banco Santander, S.A.
	Registration Number 1700791 Registration Number 2917417 Registration Number 2864069	Banco Santander, S.A.
“Santander Consumer”	Registration Number 3474670 Serial Number 77154146	Jointly owned by Banco Santander, S.A. and Santander Consumer Finance, S.A.
“Santander Consumer USA”		Banco Santander, S.A.
“Santander Auto Finance”	Registration Number 3423933	Jointly owned by Banco Santander, S.A. and Santander Consumer Finance, S.A.
Banco Santander, S.A.
Banco Santander, S.A.
DOMAIN NAME	OWNER
santanderconsumerusa.com	Banco Santander, S.A.

EXHIBIT O

Form of Transfer Side Letter

O-1

EXHIBIT O

KKR 2006 Fund L.P. c/o Kohlberg Kravis Roberts & Co. L.P. 9 West 57th St., Suite 4200 New York, New York 10019	Warburg Pincus (Bermuda) Private Equity X Finance, L.P. c/o Warburg Pincus LLC 450 Lexington Ave New York, NY 10017	CCP II AIV I, L.P. and Centerbridge Capital Partners SBS II, L.P. c/o Centerbridge Capital Partners L.P. 375 Park Avenue 12th Floor New York, NY 10152	[Dundon Entity] 5103 Southbrook Drive Dallas, Texas 75209
[●], 2011
Santander Consumer USA Inc.
8585 N. Stemmons Frwy.
Suite 1100-North
Dallas, TX 75247

Santander Holdings USA, Inc.
75 State Street
Boston, MA 02109

Banco Santander, S.A.
Ciudad Grupo Santander
Arrecife, 1 Planta
Boadilla del Norte s/n – 28660
Madrid, Spain

Dundon DFS LLC and
Thomas G. Dundon
5103 Southbrook Drive
Dallas, Texas 75209

Ladies and Gentlemen:
Reference is made to that certain Shareholders Agreement, dated as of [●], 2011, entered into by and among Santander Consumer USA Inc., Santander Holdings USA, Inc., Dundon DFS LLC, Thomas G. Dundon, Sponsor Auto Finance Holdings Series LP (the “New Acquirer”) and, solely for purposes of Sections 2.4, 3.2, 3.4, 3.5, 4.2, 6.10, 6.12, 6.13, 6.14, 6.22, 10.1, 10.2, 11.1 and 11.2 and Article XII, Banco Santander, S.A. (the “Shareholders Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Shareholders Agreement. KKR 2006 Fund L.P., Warburg Pincus (Bermuda) Private Equity X Finance, L.P., Centerbridge Capital Partners II, L.P., CCP II AIV I, L.P., Centerbridge Capital Partners SBS II, L.P. and [Dundon Entity] (each, an “Investor”) are each equityholders in the New Acquirer.

1.
Ownership of the New Acquirer. The Investors represent and warrant to the addressees hereto that, as of the date hereof, the Investors own and control all of the outstanding Securities (other than the Notes) of the New Acquirer. The Investors shall ensure that, at all times prior to the consummation of an IPO, all Securities

2

(other than the Notes) of the New Acquirer are owned by the Investors or other investment funds Affiliated with the Investors.

2.
Liens. Prior to the consummation of an IPO, the Investors shall not, directly or indirectly, create, incur, issue, assume, suffer to exist or permit to become effective any Lien upon any of the Securities of the New Acquirer, now owned or hereafter acquired.

3.
Counterparts; Facsimile Signatures. This letter agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile or other electronic counterpart signatures to this letter agreement shall be acceptable and binding.

4.
Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

[Signature pages follows]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing and returning the enclosed copy of this letter agreement.
KKR 2006 FUND L.P.

By:	KKR Associates 2006 L.P., its general partner

By:	KKR 2006 GP LLC, its general partner

By:	Name: Title:

WARBURG PINCUS (BERMUDA)
PRIVATE EQUITY X, L.P., a Delaware
limited partnership

By:	Warburg Pincus (Bermuda) Private Equity X, L.P., its general partner

By:	Warburg Pincus (Bermuda) X, L.P., its general partner

By:	Warburg Pincus (Bermuda) X, Ltd., its general partner

By:	Authorized Signatory

[Signature Page to Investor Side Letter]

CCP II AIV I, L.P.

By:	Centerbridge Associates II, L.P., its general partner

By:	Centerbridge GP Investors II, LLC, its general partner

By:	Name: Title:

CENTERBRIDGE CAPITAL PARTNERS SBS II, L.P.

By:	Centerbridge Associates II, L.P., its general partner

By:	Centerbridge GP Investors II, LLC, its general partner

By:	Name: Title:

[DUNDON ENTITY]

By:	Name: Title:

[Signature Page to Investor Side Letter]

Agreed to and Acknowledged as of this
[●] day of [●], 2011:

SANTANDER CONSUMER USA INC.

By:    _______________________________
Name:
Title:

SANTANDER HOLDINGS USA INC.

By:    _______________________________
Name:
Title:

BANCO SANTANDER, S.A.

By:    _______________________________
Name:
Title:

DUNDON DFS LLC

By:    _______________________________
Name:
Title:

THOMAS G. DUNDON

_______________________________

[Signature Page to Investor Side Letter]

SCHEDULE A

Accounting Principles

1.	The Company’s methods of estimating the Credit Loss Allowance, including the Base Case and Stress Case shall be consistent with the Company’s historical methods.

2.	Tangible Common Equity will be determined without giving effect to any of the following which may occur between July 31, 2011 and the Determination Date:

(i)
any after-tax income or expense resulting from an increase or decrease in the level of the Loss Coverage (expressed as a number of months) in the Organic Pool Allowance. For clarification purposes, the Company’s actual Organic Pool Allowance at July 31, 2011 provided for 15.1 months Loss Coverage. Any increase or decrease in the Loss Coverage (expressed as a number of months) provided by the Organic Pool Allowance recorded on the Company’s balance sheet at the Determination Date above or below 15.1 months will be excluded from the calculation of Tangible Common Equity;

(ii)	any after-tax income resulting from a decrease in the remaining $111 million Acquired Loan Impairment balance at July 31, 2011 previously taken against loans accounted for under ASC 310-30;

(iii)	any after-tax income resulting from a reduction in the nonaccretable discount recorded on Acquired Portfolios accounted for under ASC 310-30 acquired by the Company;

(iv)	any after-tax income resulting from the reduction of any other reserve or liability (excluding litigation loss accruals) except as a result of settlement or expungement of such reserve or liability.

S-A-1

3.	Cash and cash equivalents are recorded at face value.

4.
Bonds are recorded at fair value based on the Company’s practice of using three different valuation sources: (a) internal cash flow projections with respect to principal and interest, (b) quotes from Bloomberg and JPMorgan and (c) indicative prices solicited from market participants.

5.	No accrual for liabilities arising out of the Acquisition or the other transactions contemplated by this Agreement.

6.	No change to litigation loss accruals as compared to Balance Sheet other than based on changes since Balance Sheet Date.

7.
The line item “Payable to Parent” shall be divided into two line items: (a) “Payable to Parent – Tax Sharing Agreement”, which will represent an accrual as of the Determination Date of the Company’s net obligations to SHUSA under the Existing Tax Allocation Agreement; and (b) “Payable to Parent – Other”, which will represent all other payables to SHUSA and Banco Santander.

8.	There will be separate line items for total deferred tax assets and total deferred tax liabilities and the two shall not be netted in computing either line item.

9.	The Company may recognize up to, but no more than, $10 million with respect to anticipated Citi Servicing Performance Fees.
“Acquired Loan Impairment” – means any allowance recorded by the Company for future credit losses on Acquired Portfolios over and above the accretable discount or premium and the nonaccretable discount calculated upon acquisition of the Acquired Portfolios in accordance with ASC 310-30.
“Acquired Portfolios” means retail installment contracts or securities representing interest in retail installment contracts acquired by the Company or its consolidated Subsidiaries

S-A-2

from third party lenders or finance companies. For the avoidance of doubt this excludes contracts originated directly by the Company or acquired from auto dealers or third party sellers in the ordinary course of business.
“ASC 310-30” means Accounting Standards Codification 310-30.
“Base Case” means the estimated credit losses for all Organic Loans held by the Company based upon the projected loss curves as determined by the Company’s Decision Science group.
“Credit Loss Allowance” means the sum of the Organic Pool Allowance and Acquired Loan Impairment. For the avoidance of doubt this is consistent with the credit loss allowance balance presented in Note 3 of the Company’s 2010 audited financial statements.
“Loss Coverage” means the number of months of estimated net charge-offs that the Organic Pool Allowance will cover as calculated by the Company under the Stress Case scenario.
“Organic Loans” means retail installment contracts or securities representing interests in retail installment contracts originated by the Company or acquired by the Company from auto dealers or third party sellers in the ordinary course of business.
“Organic Pool Allowance” means the allowance recorded by the Company for future credit losses on Organic Loans. The Organic Pool Allowance excludes any purchase discounts or capitalized costs or fees associated with the acquisition or origination of Organic Loans.
“Stress Case” means the estimated credit losses for all Organic Loans held by the Company as determined by the application of a stress factor to the expected loss frequency and an adjusted expected auction recovery rate on expected repossessed assets against the Base Case, consistent with the Company’s methodology and application of these factors at July 31, 2011. At July 31, 2011 the Stress Case applied a stress factor of 135% on the base case loss frequency and a 35% auction recovery rate on expected repossessed assets.
“Tangible Common Equity” means the total common stockholders’ equity of the Company as of the specified date, less goodwill, less intangible assets and omitting other comprehensive income.

S-A-3

SCHEDULE B

Credit Loss Allowance Schedule

S-B-1

S-B-2

S-B-3

SCHEDULE C

Loss Coverage Schedule

S-C-1

S-C-2

S-C-3